UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Material
☐	Soliciting Material under §240.14a-12
TAUBMAN CENTERS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)
Title of each class of securities to which transaction applies: Taubman Centers, Inc. Common Stock, par value $0.01 (“Taubman common stock”) and Series B Non-Participating Convertible Preferred Stock, par value $0.001 per share (“Taubman Series B preferred stock”).

	(2)	Aggregate number of securities to which the transaction applies:
61,608,379 shares of Taubman common stock
598,189 shares of Taubman common stock subject to issuance upon the settlement of outstanding equity awards pursuant to the Taubman Stock Plans (as defined below).

27,012,863.8 shares of Taubman common stock issuable upon conversion of 27,012,863.8 outstanding units of partnership interest in The Taubman Realty Group Limited Partnership, including 44,844 Taubman Incentive Units (as defined below) and 871,261.76 Option Deferred units (as defined below).

26,079,159 shares of Taubman Series B preferred stock.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (i) 89,219,431.8 shares of Taubman common stock (including 598,189 shares of Taubman common stock subject to issuance upon the settlement of outstanding equity awards pursuant to the Taubman Stock Plans and 27,012,863.8 shares of Taubman common stock issuable upon conversion of 27,012,863.8 outstanding units of partnership interest in The Taubman Realty Group Limited Partnership, including 44,844 Taubman Incentive Units and 871,261.76 Option Deferred units) and (ii) the common stock merger consideration of $52.50 and (b) the product of (A) 26,079,159 shares of Taubman Series B preferred stock and (B) the Series B preferred stock merger consideration of $52.50 divided by 14,000 (collectively, the “Total Consideration”). The filing fee equals the product of 0.0001298 multiplied by the Total Consideration.

	(4)	Proposed maximum aggregate value of transaction: $4,684,117,966.35

	(5)	Total fee paid: $607,998.51

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

MERGER AGREEMENT PROPOSAL — YOUR VOTE IS VERY IMPORTANT
[•], 2020
Dear Shareholder:
You are cordially invited to attend a special meeting of the shareholders of Taubman Centers, Inc. (“Taubman” or the “Company”), which will be held at [•], Eastern Time, on [•], 2020, at [•]. Formal notice of the special meeting, a proxy statement and a proxy card accompany this letter. As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, www.taubman.com. We will also file the press release with the Securities and Exchange Commission (the “SEC”) as definitive additional solicitation material. We encourage you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.
At the special meeting, holders of our common stock, par value $0.01 per share (“Taubman common stock”), and our Series B Non-Participating Convertible Preferred Stock, par value $0.001 per share (“Taubman Series B preferred stock” and, together with the Taubman common stock, the “Taubman voting stock”), will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time, the “merger agreement”), by and among Simon Property Group, Inc. (“Simon”), Simon Property Group, L.P. (the “Simon operating partnership”), Silver Merger Sub 1, LLC (“Merger Sub 1”), Silver Merger Sub 2, LLC (“Merger Sub 2” and together with Simon, the Simon operating partnership and Merger Sub 1, the “Simon parties”), the Company and The Taubman Realty Group Limited Partnership (the “Taubman operating partnership”), and the transactions contemplated by the merger agreement (the “Transactions”) (such proposal, the “Merger Agreement Proposal”).
Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into the Taubman operating partnership (the “Partnership Merger”) and the Company will be merged with and into Merger Sub 1 (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, the Taubman operating partnership will survive (the “Surviving Taubman operating partnership”) and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive (“Surviving TCO”) and the separate existence of the Company will cease. Immediately following the Partnership Merger, the Surviving Taubman operating partnership will be converted (the “LLC Conversion”) into a Delaware limited liability company (the “Joint Venture”). The Mergers, the LLC Conversion and the other Transactions are described further in the accompanying proxy statement.
If the REIT Merger is completed, holders of Taubman common stock will be entitled to receive $52.50 in cash for each share of Taubman common stock held (the “common stock merger consideration”) and holders of Taubman Series B preferred stock will be entitled to receive, for each share of Taubman Series B preferred stock held, an amount in cash equal to the common stock merger consideration, divided by 14,000 (the “Series B preferred stock merger consideration”). If the Partnership Merger is completed, holders of units of partnership interest in the Taubman operating partnership (each, a “Taubman OP unit”) who are not one of the Taubman family members (as defined below) will be entitled to receive, for each Taubman OP unit held, at their election, the common stock merger consideration or 0.3814 limited partnership units in the Simon operating partnership (each, a “Simon OP unit”), certain Taubman OP units held by the Taubman family members will remain outstanding as units of partnership interest in the Surviving Taubman operating partnership, and all other Taubman OP units held by the Taubman family members will be converted into the right to receive the common stock merger consideration. Following the Mergers and the LLC Conversion, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement are outstanding interests of the Joint Venture).

The proposed Transactions constitute a “going-private transaction” under the rules of the SEC. As of April 22, 2020, Robert S. Taubman (“R. Taubman”), the Company’s Chairman, President and Chief Executive Officer, William S. Taubman (“W. Taubman”), the Company’s Chief Operating Officer, and certain entities and trusts affiliated with R. Taubman, with W. Taubman, or with other members of their immediate family (collectively, the “Taubman family members”) in the aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock.
The board of directors of the Company (the “Taubman Board”) formed a special committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company to, among other things, review, evaluate and negotiate the Transactions, including the Mergers, and other alternatives available to the Company. The Special Committee unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders, and unanimously recommended that the Taubman Board, among other things: (i) determine that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders; (ii) adopt and approve the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolve to recommend that the Taubman common shareholders adopt and approve the merger agreement; and (iv) direct that the merger agreement be submitted to the Taubman common shareholders and the holders of Taubman Series B preferred stock for their adoption and approval. The Taubman Board, acting upon the unanimous recommendation of the Special Committee: (i) determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders; (ii) adopted and approved the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolved to recommend that the Taubman common shareholders adopt and approve the merger agreement; and (iv) directed that the merger agreement be submitted to the Taubman common shareholders and the holders of Taubman Series B preferred stock for their adoption and approval. The Taubman Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.
The Taubman family members and Simon entered into a voting agreement in connection with the execution of the merger agreement. Under the voting agreement, subject to certain exceptions, the Taubman family members have covenanted to, among other things, vote any shares of Taubman voting stock owned by them in favor of the Merger Agreement Proposal and the Adjournment Proposal (as defined in the accompanying proxy statement) at the special meeting.
Pursuant to rules of the SEC, you also will be asked to vote at the special meeting on a non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the REIT Merger and the other Transactions (the “Advisory Compensation Proposal”), as described in the accompanying proxy statement. However, approval of the Advisory Compensation Proposal is not required to complete the REIT Merger or the other Transactions. The Taubman Board also unanimously recommends that you vote “FOR” the Advisory Compensation Proposal.
The accompanying proxy statement describes the merger agreement, the Transactions and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the SEC. We urge you to read the entire proxy statement, including the annexes, carefully, as they set forth the details of the merger agreement and other important information related to the Transactions.
In considering the recommendation of the Taubman Board, you should be aware that certain of the Company’s directors and executive officers may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders, as further described in the accompanying proxy statement.
Your vote is very important, regardless of the number of shares of Taubman common stock or Taubman Series B preferred stock you own. The consummation of the Transactions is subject to the approval of the Merger Agreement Proposal by (i) the holders of at least two-thirds of the outstanding shares of Taubman common stock and Taubman Series B preferred stock entitled to vote thereon (voting together as a single class), (ii) the holders of at least a majority of Taubman Series B preferred stock entitled to vote thereon and (iii) the holders of at least a majority of the outstanding shares of Taubman common stock and Taubman Series B preferred stock entitled to vote thereon (voting together as a single class), but excluding the outstanding shares of Taubman common stock and Taubman Series B preferred stock owned of record or beneficially by the Taubman family members. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the Merger Agreement Proposal.

If you own shares of record, you will find enclosed one or more proxy cards with instructions about how to vote over the Internet or by telephone. Whether or not you plan to attend the special meeting, we encourage you to vote over the Internet, or by telephone, as soon as possible so that your shares can be voted at the special meeting in accordance with your instructions. If you do not have access to the Internet or a touch-tone telephone, you may also sign, date and return your enclosed proxy card(s) in the envelope provided. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. The accompanying proxy statement describes the procedures to follow if you wish to revoke your proxy.
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” you should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement Proposal.
If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, which is acting as Taubman’s proxy solicitation agent and information agent in connection with the Transactions:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free at (877) 456-3427
Banks and brokers may call collect at (212) 750-5833
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” you should also call your bank, broker or other nominee for additional information.
Sincerely yours,

Chris Heaphy Secretary
Neither the SEC nor any state securities commission has: approved or disapproved of the Mergers or the other Transactions; passed upon the merits or fairness of the Mergers or the other Transactions; or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The obligations of parties to the merger agreement to complete the Mergers and the other Transactions are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying proxy statement.
The accompanying proxy statement is dated [•], 2020 and, together with the enclosed form of proxy, is first being mailed to the Company’s shareholders on or about [•], 2020.

PRELIMINARY COPY – SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On: [•], 2020
NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Taubman Centers, Inc. (the “Company”) will be held at [•] A.M., Eastern Time, at [•], to consider and vote on the following proposals:
(1)
a proposal to adopt and approve an Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time, which we refer to as the “merger agreement”), by and among Simon Property Group, Inc. (“Simon”), Simon Property Group, L.P. (the “Simon operating partnership”), Silver Merger Sub 1, LLC (“Merger Sub 1”), Silver Merger Sub 2, LLC (“Merger Sub 2” and together with Simon, the Simon operating partnership and Merger Sub 1, the “Simon parties”), the Company and The Taubman Realty Group Limited Partnership (the “Taubman operating partnership”), and the transactions contemplated thereby (the “Transactions”), including the merger of the Company with and into Merger Sub 1 (the “REIT Merger”) (such proposal, the “Merger Agreement Proposal”);

(2)
a non-binding, advisory proposal to approve compensation that may become payable to the named executive officers of the Company in connection with the REIT Merger and the other Transactions (the “Advisory Compensation Proposal”); and

(3)
a proposal to approve an adjournment of the special meeting, even if a quorum is present, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, www.taubman.com. We will also file the press release with the Securities and Exchange Commission (the “SEC”) as definitive additional solicitation material. We encourage you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.
The holders of record of Taubman common stock and Taubman Series B preferred stock at the close of business on [•], 2020 are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. All shareholders of record are invited to attend the special meeting in person.
The Taubman Board unanimously recommends that the common shareholders of the Company and the holders of Taubman Series B preferred stock vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
The proposed Transactions constitute a “going-private transaction” under the rules of the SEC. As of April 22, 2020, Robert S. Taubman (“R. Taubman”), the Company’s Chairman, President and Chief Executive Officer, William S. Taubman (“W. Taubman”), the Company’s Chief Operating Officer, and certain entities and trusts affiliated with R. Taubman, with W. Taubman, or with other members of their immediate family (collectively, the “Taubman family members”) in the aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock.
Your vote is very important, regardless of the number of shares of Taubman common stock or Taubman Series B preferred stock you own. The consummation of the Transactions is subject to the approval of the Merger Agreement Proposal by (i) the holders of at least two-thirds of the outstanding shares of Taubman common stock and Taubman Series B preferred stock entitled to vote thereon (voting together as a single class), (ii) the holders of at least a majority of Taubman Series B preferred stock entitled to vote thereon and (iii) the holders of at least a majority of the outstanding shares of Taubman common stock and Taubman Series B preferred stock entitled to vote thereon

(voting together as a single class), but excluding the outstanding shares of Taubman common stock and Taubman Series B preferred stock owned of record or beneficially by the Taubman family members. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the Merger Agreement Proposal.
Approval, on a non-binding, advisory basis, of the Advisory Compensation Proposal requires the affirmative vote of two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting as a single class). The Adjournment Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal by the holders of shares of Taubman voting stock entitled to vote thereon. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Mergers.
Whether or not you plan to attend the special meeting in person, please submit your proxy electronically over the Internet or by telephone as promptly as possible. If you do not have access to the Internet or a touch-tone telephone, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope. If you attend the special meeting you may revoke any prior proxy by voting by ballot in person or, in the event that the special meeting is held by means of remote communication, virtually.
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” you should instruct your bank, broker or other nominee regarding how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.
The Transactions, including the REIT Merger, are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.
By Order of the Board of Directors of Taubman Centers, Inc.
Chris B. Heaphy
Secretary
Dated: [•], 2020
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE.

i

DEFINED TERMS
The following terms are used throughout this proxy statement. Unless stated otherwise, the terms set forth below, whenever used in this proxy statement, have the following meanings:
•
“Acceptable Confidentiality Agreement” means an agreement with Taubman that is either (i) in effect as of the execution and delivery of the merger agreement; or (ii) executed, delivered and effective after the execution and delivery of the merger agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive material non-public information of, or with respect to, Taubman to keep such information confidential that, in each case, contains confidentiality and use provisions that are no less restrictive to such counterparty (and any of its affiliates and representatives as provided therein) than the terms of the Mutual Non-Disclosure Agreement, dated as of November 8, 2019, between Taubman and Simon (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal); provided, that in no event will any agreement that permits the counterparty thereto to enter into exclusive arrangements (other than customary “tree” arrangements) with potential financing sources be considered an “Acceptable Confidentiality Agreement.”

•	“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Simon, the Simon operating partnership, Merger Sub 1 or Merger Sub 2) to engage in an Acquisition Transaction.
•	“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) providing for:
○	any direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 15% of the voting power of Taubman or the Taubman operating partnership by any person or group;
○
any consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other similar transaction involving Taubman or the Taubman operating partnership that would result in any person or group, directly or indirectly, acquiring assets (including capital stock of or interests in any subsidiary or affiliate of Taubman) representing, directly or indirectly, more than 15% of the consolidated assets of Taubman and its subsidiaries, taken as a whole (as determined on a book value basis (including indebtedness secured solely by such assets));

○
any tender offer or exchange offer or any other direct or indirect purchase or other acquisition of securities, that, if consummated, would result in any person or group, whether from Taubman or any other person(s), beneficially owning more than 15% of the outstanding shares of Taubman common stock or more than 15% of the outstanding Taubman OP units;

○
any other transaction or series of related transactions pursuant to which any person or group proposes to acquire, directly or indirectly, control of assets of Taubman or any of its subsidiaries having a fair market value greater than 15% of the fair market value of all of the assets of Taubman and its subsidiaries, taken as a whole, immediately prior to such transaction; or

○	any combination of the foregoing.
•
“Advisory Compensation Proposal” means the non-binding, advisory proposal to approve compensation that may become payable to the named executive officers of the Company in connection with the REIT Merger and the other Transactions.

•
“Adjournment Proposal” means the proposal to approve an adjournment of the special meeting, even if a quorum is present, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal.

•
“Cash Tender Agreement” means the Amended and Restated Cash Tender Agreement, dated as of May 16, 2000, by and among Taubman, the Taubman operating partnership, and A. Alfred Taubman, A. Alfred Taubman, acting not individually but as Trustee of the A. Alfred Taubman Restated Revocable Trust (the “Revocable Trust”), and TRA Partners.

•	“closing” means the closing of the Transactions.
•	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

•	“common stock merger consideration” means $52.50 in cash for each share of Taubman common stock.
•	“Compensation Committee” means the compensation committee of the Taubman Board.
•	“Continuing Offer” means the Second Amended and Restated Continuing Offer, dated as of May 16, 2000, by Taubman to certain holders of Taubman OP units and Taubman Incentive Units.
•	“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
•
“excess threshold” means $10 million annually, determined in aggregate (and based on absolute value) with respect to all instances where such term is used in the JV agreement (except that any action, project or expenditure that is approved or ratified by the board of the Joint Venture will not reduce or count against such figure).

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
•	“family transferee” means certain immediate family members or related entities of the Taubman family.
•	“FFO” means funds from operations.
•	“GAAP” means generally accepted accounting principles as applied in the United States.
•
“go-shop period” means the period beginning on February 9, 2020 (the date of the merger agreement) and continuing until 11:59 p.m., New York City time, on March 25, 2020 (the 45th day after the date of the merger agreement).

•	“G. Taubman Kalisman” means Gayle Taubman Kalisman.
•	“IRS” means the U.S. Internal Revenue Service.
•	“Joint Venture” means the Surviving Taubman operating partnership after it is converted into a limited liability company in the LLC Conversion.
•	“Joint Venture unit” means one unit of limited liability company interests in the Joint Venture.
•	“JV agreement” means the operating agreement of the Joint Venture.
•	“LLC Conversion” means the conversion of the Surviving Taubman operating partnership into a Delaware limited liability company.
•	“Manager” means The Taubman Company LLC.
•	“MBCA” means the Michigan Business Corporation Act.
•
“merger agreement” means the Agreement and Plan of Merger, dated as of February 9, 2020, as it may be amended from time to time, by and among Simon, the Simon operating partnership, Merger Sub 1, Merger Sub 2, the Company and the Taubman operating partnership.

•	“Merger Agreement Proposal” means the proposal to adopt and approve the merger agreement and the Transactions, including the REIT Merger.
•	“Mergers” means the REIT Merger and the Partnership Merger.
•	“Merger Sub 1” means Silver Merger Sub 1, LLC.
•	“Merger Sub 2” means Silver Merger Sub 2, LLC.
•	“Michigan LARA” means the Corporations, Securities & Commercial Licensing Bureau of the State of Michigan Department of Licensing and Regulatory Affairs.
•	“minority partners” means the holders of Taubman OP units (other than Taubman) who are not the Taubman family members.
•	“NAV” means net asset value.
•	“NOI” means net operating income.
•	“NYSE” means the New York Stock Exchange.
v

•
“Option Deferral Agreement” means that certain Amended and Restated Option Deferral Agreement, dated as of January 27, 2011, by and among R. Taubman, the Taubman operating partnership and the Manager, together with that certain Subsequent Deferral Election under the Taubman operating partnership and The Taubman Company LLC Election and Option Deferral Agreement, dated as of October 7, 2016.

•	“Option Deferred unit” means a right to receive a Taubman OP unit that has been deferred by R. Taubman pursuant to the Option Deferral Agreement.
•	“Partnership Merger” means the merger of Merger Sub 2 with and into the Taubman operating partnership, with the Taubman operating partnership surviving such merger.
•
“Projections” means certain non-public financial projections as to the potential future performance of Taubman for the years 2020 through 2024 prepared by Taubman’s management at the direction of the Special Committee in connection with the Transactions.

•	“Redemption” means the redemption of the Taubman Series J Preferred Stock and Taubman Series K Preferred Stock.
•	“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.
•	“REIT Merger” means the merger of the Company with and into Merger Sub 1, with Merger Sub 1 surviving such merger.
•	“R. Taubman” means Robert S. Taubman.
•	“SEC” means the Securities and Exchange Commission.
•
“Series B preferred stock merger consideration” means an amount in cash equal to the common stock merger consideration (i.e., $52.50 in cash), divided by 14,000 for each share of Taubman Series B preferred stock.

•
“Severance Plan” means the Severance Plan for Senior Level Management of the Company, approved by the Compensation Committee on December 11, 2017, as reinstated by the Compensation Committee on February 9, 2020.

•	“shareholders of the Company” or “Company shareholders” or “Taubman shareholders” means, holders of the Taubman common stock and the Taubman Series B preferred stock, as the context may require.
•	“Simon” means Simon Property Group, Inc.
•	“Simon operating partnership” means Simon Property Group, L.P.
•
“Simon operating partnership preferred contribution” means the contribution, immediately following the effective time of the LLC Conversion, by the Simon operating partnership to the capital of the Joint Venture of an amount equal to the aggregate Taubman Series J and Series K Preferred Stock liquidation preference in exchange for a certain number of Series A Preferred Units (as defined in the JV agreement).

•	“Simon OP unit” means limited partnership units in the Simon operating partnership.
•	“Simon parties” means Simon, the Simon operating partnership, Merger Sub 1 and Merger Sub 2.
•	“Simon Period” means the period following the Taubman Period.
•	“Special Committee” means the special committee of the Taubman Board.
•
“Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction on terms that the Taubman Board (or the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial and regulatory aspects of such Acquisition Proposal, would be more favorable, from a financial point of view, to the shareholders of Taubman (in their capacity as such) than the Transactions. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%.”

•	“Surviving Taubman operating partnership” means the Taubman operating partnership after the effective time of the Partnership Merger.

•	“Surviving TCO” means Merger Sub 1 after the effective time of the REIT Merger.
•	“Taubman” or the “Company” or “TCO” means Taubman Centers, Inc.
•	“Taubman Board” means the board of directors of the Company.
•	“Taubman common stock” means the common stock, par value $0.01 per share, of Taubman.
•	“Taubman Equity Awards” means, collectively, TCO RSUs, TCO PSUs, TCO DSUs, TCO DERs, Taubman Incentive Units, and Option Deferred units.
•	“Taubman family” means, collectively, the Taubman family members.
•	“Taubman family members” means R. Taubman, W. Taubman, and certain entities and trusts affiliated with R. Taubman, with W. Taubman, or with other members of their immediate family.
•	“Taubman family representative” means R. Taubman, in his capacity as the Taubman family representative (or another duly appointed representative of the Taubman family members).
•	“Taubman filing persons” means R. Taubman, W. Taubman and TVG.
•
“Taubman Incentive Unit” means an incentive partnership unit granted pursuant to any Taubman Stock Plan that is intended to constitute a “profits interest” within the meaning of the Code and the regulations promulgated thereunder, and IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43, and that has been granted pursuant to a “Profits Units Designation” as defined in the Taubman OP Agreement.

•	“Taubman non-voting preferred stock” means, collectively, the Taubman Series J Preferred Stock and the Taubman Series K Preferred Stock.
•
“Taubman OP agreement” means the Third Amendment and Restatement of Agreement of Limited Partnership of the Taubman operating partnership, dated as of December 12, 2012, as amended by that First Amendment dated as of June 1, 2016, by that Second Amendment dated as of December 18, 2018 and as may be subsequently amended from time to time.

•
“Taubman OP payment” means the payment, immediately after the Simon operating partnership preferred contribution, by the Joint Venture to Taubman in an amount equal to the aggregate Taubman Series J and Series K Preferred Stock liquidation preference.

•	“Taubman operating partnership” or “TRG” means The Taubman Realty Group Limited Partnership.
•	“Taubman OP unit” means a unit of partnership interest in the Taubman operating partnership.
•
“Taubman Period” means the period beginning on the effective date of the JV agreement and upon the occurrence of specified events set forth in the JV agreement (including the Taubman family members’ ownership of the Joint Venture falling below a specified threshold).

•	“Taubman Series B preferred stock” means the Series B Non-Participating Convertible Preferred Stock, par value $0.001 per share, of Taubman.
•	“Taubman Series J Preferred Stock” means the Series J Cumulative Redeemable Preferred Stock, no par value, of Taubman.
•
“Taubman Series J and Series K Preferred Stock Redemption Amount” means cash in immediately available funds in the amount of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date set forth in the notice of redemption, per share of Taubman Series J Preferred Stock and Taubman Series K Preferred Stock, respectively.

•	“Taubman Series K Preferred Stock” means the Series K Cumulative Redeemable Preferred Stock, no par value, of Taubman.
•
“Taubman shareholder approval” means, collectively, the approval of the Merger Agreement Proposal by: (i) the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class); (ii) the holders of at least a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote thereon; and (iii) the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members.
•	“Taubman Stock Plans” means collectively, the Taubman 2008 Omnibus Long-Term Incentive Plan and the Taubman 2018 Omnibus Long-Term Incentive Plan.
•	“Taubman voting stock” means the Taubman common stock and the Taubman Series B preferred stock.
•	“TCO DER” means a dividend equivalent right granted in tandem with any TCO RSU or TCO PSU.
•	“TCO DSU” means a right to receive a share of Taubman common stock that has been deferred pursuant to any Taubman Stock Plan (excluding under the Option Deferral Agreement).
•	“TCO PSU” means an outstanding performance-based stock unit award of TCO granted under the TCO Stock Plans that vests in whole or in part on the basis of the achievement of performance targets.
•	“TCO RSU” means a restricted stock unit award of TCO granted under the TCO Stock Plans that vests solely on the basis of a recipient’s service to TCO or its affiliates.
•	“Transactions” means the transactions contemplated by the merger agreement, including the Mergers.
•	“TVG” means Taubman Ventures Group LLC.
•	“unaffiliated security holders” means unaffiliated security holders as defined under Rule 13e-3 of the Exchange Act.
•	“voting agreement” refers to the voting agreement, dated as of February 9, 2020, by and among Simon and the Taubman family members that own Taubman voting stock or Taubman OP units.
•	“W. Taubman” means William S. Taubman.

SUMMARY TERM SHEET
This summary highlights selected information from this proxy statement related to the merger agreement and the Transactions, and may not contain all of the information that is important to you. To understand the Transactions more fully and for a more complete description of the legal terms of the merger agreement, Mergers and the other Transactions, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain any additional information referred to in this proxy statement without charge as described under the caption “Where You Can Find Additional Information.”
Because the Transactions constitute a “going private” transaction under SEC rules, the Company, the Taubman filing persons and certain of the Simon parties and their affiliates have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Transactions. You may obtain any additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”
The Parties to the Mergers (Page 74)
Taubman Centers, Inc. and The Taubman Realty Group Limited Partnership
Taubman is a Michigan corporation (incorporated in 1973) that operates as a self-administered and self-managed REIT. Taubman’s sole asset is an approximate 70% general partnership interest in the Taubman operating partnership, which owns direct or indirect interests in all of Taubman’s real estate properties. In this proxy statement, the terms “we,” “us,” and “our” refer to Taubman, the Taubman operating partnership and/or the Taubman operating partnership’s subsidiaries as the context may require.
We own, manage, lease, acquire, dispose of, develop, and expand retail shopping centers and interests therein. Our owned portfolio of operating centers as of December 31, 2019 included 24 urban and suburban shopping centers operating in 11 U.S. states, Puerto Rico, South Korea, and China. The Taubman Company LLC (the “Manager”) provides certain management and administrative services for us and for our U.S. properties.
Simon Property Group, Inc.
Simon, a Delaware corporation, operates as a self-administered and self-managed REIT. Simon is structured as an umbrella partnership REIT under which substantially all of its business is conducted through the Simon operating partnership, Simon’s majority-owned partnership subsidiary, for which Simon is the general partner. Simon’s primary business is owning, developing and managing premier shopping, dining, entertainment and mixed-use destinations, which consist primarily of malls, Premium Outlets®, and The Mills®. Simon’s properties, as of December 31, 2019, comprised 191 million square feet in North America, Asia and Europe. As of December 31, 2019, Simon owned or held an interest in 204 income-producing properties in the United States, which consisted of 106 malls, 69 Premium Outlets, 14 Mills, four lifestyle centers, and 11 other retail properties in 37 states and Puerto Rico. Internationally, as of December 31, 2019, Simon had ownership interests in 29 Premium Outlets and Designer Outlet properties primarily located in Asia, Europe and Canada. As of December 31, 2019, Simon also owned a 22.2% equity stake in Klépierre SA, or Klépierre, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 15 countries in Europe.
Simon Property Group, L.P.
The Simon operating partnership is a Delaware limited partnership that is a majority-owned subsidiary of Simon, owning all of Simon’s real estate properties and other assets. As of December 31, 2019, Simon owned an approximate 86.8% ownership interest in the Simon operating partnership, with the remaining 13.2% ownership interest owned by limited partners. As the sole general partner of the Simon operating partnership, Simon has exclusive control of the Simon operating partnership’s day-to-day management.
Silver Merger Sub 1, LLC
Merger Sub 1, LLC is a newly formed Delaware limited liability company. Merger Sub 1, LLC is a wholly owned subsidiary of the Simon operating partnership and was formed solely for the purpose of engaging in the Transactions. As of the date hereof, Merger Sub 1, LLC has not engaged in any business other than in connection with the Transactions.

Silver Merger Sub 2, LLC.
Merger Sub 2, LLC is a newly formed Delaware limited liability company. Merger Sub 2, LLC is a wholly owned subsidiary of Merger Sub 1, LLC and was formed solely for the purpose of engaging in the Transactions. As of the date hereof, Merger Sub 2, LLC has not engaged in any business other than in connection with the Transactions.
For more information, see “The Parties to the Mergers.”
The Merger Agreement Proposal (Page 79)
You are being asked to consider and vote on a proposal to adopt and approve the merger agreement and the Transactions, including the REIT Merger. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into the Taubman operating partnership. Following completion of the Partnership Merger, the Taubman operating partnership will survive and the separate existence of Merger Sub 2 will cease. Immediately following the Partnership Merger, the Taubman operating partnership will be converted into a Delaware limited liability company pursuant to the LLC Conversion. Following the LLC Conversion, Taubman will be merged with and into Merger Sub 1 in the REIT Merger. Following the REIT Merger, Merger Sub 1 will survive and the separate existence of Taubman will cease. On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the REIT Merger, each share of the Taubman common stock then issued and outstanding, other than certain shares of excluded Taubman common stock (as set forth in the merger agreement), will be converted into the right to receive the common stock merger consideration (i.e., $52.50 in cash) and each share of Taubman Series B preferred stock then issued and outstanding will be converted into the right to receive an amount in cash equal to the common stock merger consideration (i.e., $52.50 in cash), divided by 14,000.
For more information, see “The Merger Agreement Proposal.”
Conditions to the Completion of the Transactions (Page 83)
The obligations of Taubman, the Taubman operating partnership and the Simon parties to effect the Transactions are subject to the satisfaction or waiver (except for the conditions to obtain the Taubman shareholder approval and the Taubman operating partnership approval, which cannot be waived), at or prior to the closing date, of the following conditions:
•
receipt of Taubman shareholder approval from (i) the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class); (ii) the holders of at least a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote thereon; and (iii) the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members;

•	receipt of Taubman operating partnership approval, and such approval must not have been rescinded, modified or withdrawn;
•
no law, judgment, legal restraint, prohibition or binding order shall be in effect, or imminently threatened by any governmental entity of competent jurisdiction, which prohibits, makes illegal, enjoins, or otherwise prevents the consummation of the Transactions; and

•
the shares of Simon common stock to be reserved for issuance upon exchange or redemption of Simon OP units issued or issuable to holders of Taubman OP units in the Transactions have been approved for listing on the NYSE.

In addition, the Simon parties’ obligations to effect the closing are further subject to the following conditions:
•
the accuracy of the representations and warranties of Taubman and the Taubman operating partnership, subject to certain materiality standards as described under the section entitled “The Merger Agreement—Conditions to the Completion of the Transactions;”

•	the performance by Taubman and the Taubman operating partnership in all material respects of their covenants under the merger agreement;
•	the absence of a material adverse effect with respect to Taubman;
•	the receipt of an officer’s certificate certifying that the foregoing conditions have been satisfied; and

•
the receipt of a tax opinion of Honigman LLP, tax counsel to Taubman (or, if Honigman LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to Simon) with respect to Taubman’s qualification and taxation as a REIT under the Code.

In addition, Taubman’s and the Taubman operating partnership’s obligations to effect the closing are further subject to the following conditions:
•
the accuracy of the representations and warranties of the Simon parties, subject to certain materiality standards as described under the section entitled “The Merger Agreement—Conditions to the Completion of the Transactions;”

•	the performance by the Simon parties in all material respects of their covenants under the merger agreement; and
•	the receipt of an officer’s certificate certifying that the foregoing conditions have been satisfied.
These conditions to the Transactions are described in more detail in the section entitled “The Merger Agreement—Conditions to the Completion of the Transactions.”
When the Transactions Become Effective (Page 82)
We anticipate completing the Transactions in the second or third quarter of 2020, subject to the approval of the Merger Agreement Proposal and the satisfaction of the other closing conditions described in this proxy statement.
However, the Simon parties will not be required to effect the closing (unless they otherwise consent):
•
prior to November 9, 2020, if, on the date that closing would otherwise have occurred, any investigation or legal action by any governmental entity is then-pending that, in Simon’s reasonable judgment, following consultation with Taubman and the Taubman family representative, is seeking or would reasonably be expected to lead to or result in a Simon Burdensome Condition (as further described under “The Merger Agreement—Regulatory Matters”), or

•
prior to July 9, 2020, if, on the date that the closing would otherwise have occurred, consents and waivers with respect to the Transactions (as described under “The Merger Agreement—Certain Consents; Treatment of Existing Debt”) have not been obtained from certain third parties or, with respect to any such consent under a loan document that has not been obtained, the underlying loan has not been prepaid or defeased.

Reasons for the Transactions and the Recommendation of the Special Committee and of the Taubman Board; Fairness of the REIT Merger (Page 34)
After careful consideration, and with the assistance of its legal and financial advisors, the Special Committee evaluated the merger agreement and the Transactions and, on February 9, 2020, the Special Committee unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders, and unanimously recommended that the Taubman Board, among other things: (i) determine that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders; (ii) adopt and approve the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolve to recommend that the Taubman common shareholders adopt and approve the merger agreement; and (iv) direct that the merger agreement be submitted to the Taubman common shareholders and the holders of Taubman Series B preferred stock for their adoption and approval.
On February 9, 2020, the Taubman Board, acting upon the unanimous recommendation of the Special Committee: (i) determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders; (ii) adopted and approved the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolved to recommend that the Taubman common shareholders adopt and approve the merger agreement; and (iv) directed that the merger agreement be submitted to the Taubman common shareholders and the holders of Taubman Series B preferred stock for their adoption and approval. Accordingly, the Taubman Board recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Opinion of Financial Advisor to the Special Committee (Page 41 and Annex B)
On February 9, 2020, Lazard Frères & Co. LLC (“Lazard”) rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Special Committee that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement was fair, from a financial point of view, to such holders of Taubman common stock.
The full text of Lazard’s written opinion, dated February 9, 2020, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Special Committee (in its capacity as such) and Taubman’s other independent directors (in their capacities as such), and Lazard’s opinion was rendered to the Special Committee in connection with its evaluation of the REIT Merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to the holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) of the common stock merger consideration to be paid to such holders pursuant to the merger agreement. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.
Purposes and Reasons of the Simon Parties for the Transactions (Page 48)
Under the SEC rules governing “going private” transactions, each of the Simon parties may be deemed an affiliate of the Company and, therefore, is required to express its purposes and reasons for the Transactions to the Company’s unaffiliated security holders. For a description of the Simon parties’ purposes and reasons for the Transactions to the Company’s unaffiliated security holders, see “Special Factors—The Simon Parties’ Purposes and Reasons for the Transactions.”
Purposes and Reasons of the Taubman Filing Persons for the Transactions (Page 48)
Under the SEC rules governing “going private” transactions, each of the Taubman filing persons may be deemed an affiliate of the Company and, therefore, is required to express its purposes and reasons for the Transactions to the Company’s unaffiliated security holders. For a description of the Taubman filing persons’ purposes and reasons for the Transactions to the Company’s unaffiliated security holders, see “Special Factors—The Taubman Filing Persons’ Purposes and Reasons for the Transactions.”
Position of the Simon Parties as to Fairness of the Transactions (Page 49)
Under the SEC rules governing “going private” transactions, each of the Simon parties may be deemed an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the REIT Merger to the Company’s unaffiliated security holders. For a description of the Simon parties’ beliefs as to the fairness of the REIT Merger to the Company’s unaffiliated security holders, see “Special Factors—Position of the Simon Parties as to the Fairness of the REIT Merger.”
Position of the Taubman Filing Persons as to the Fairness of the Transactions (Page 51)
Under the SEC rules governing “going private” transactions, each of the Taubman filing persons may be deemed an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the REIT Merger to the Company’s unaffiliated security holders. For a description of the Taubman filing persons’ beliefs as to the fairness of the REIT Merger to the Company’s unaffiliated security holders, see “Special Factors—Position of the Taubman Filing Persons as to the Fairness of the REIT Merger.”

Certain Effects of the Transactions (Page 54)
If the Taubman shareholder approval is obtained and the other conditions to closing of the Mergers are either satisfied or waived, the following will occur:
•
at the effective time of the Partnership Merger, (i) each Taubman OP unit issued and outstanding immediately prior to the effective time of the Partnership Merger held by a minority partner will be converted into the right to receive, at the election of such minority partner, the common stock merger consideration or 0.3814 new Simon OP units; (ii) certain Taubman OP units issued and outstanding immediately prior to the effective time of the Partnership Merger held by the Taubman family members will remain outstanding as units of partnership interest in the Surviving Taubman operating partnership; and (iii) all other Taubman OP units issued and outstanding immediately prior to the effective time of the Partnership Merger held by the Taubman family members will be converted into the right to receive the common stock merger consideration;

•
immediately following the effective time of the Partnership Merger, at the effective time of the LLC Conversion, the Surviving Taubman operating partnership will be converted into a Delaware limited liability company pursuant to the LLC Conversion, in which each unit of partnership interest in the Surviving Taubman operating partnership that is owned by the Taubman family members, Merger Sub 1 or by Taubman immediately prior to the effective time of the LLC Conversion will be converted into one Joint Venture unit;

•
immediately prior to the effective time of the REIT Merger, Taubman will issue a redemption notice and cause funds to be set aside to pay the redemption price for each share of Taubman Series J Preferred Stock and Taubman Series K Preferred Stock, at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share (the “Redemption”); and

•
at the effective time of the REIT Merger, (i) each share of Taubman common stock issued and outstanding immediately prior to the effective time of the REIT Merger (other than certain excluded shares) will be converted into the right to receive the common stock merger consideration; and (ii) each share of Taubman Series B preferred stock will be converted into the right to receive the Series B preferred stock merger consideration.

Following the Mergers and the LLC Conversion, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own directly or indirectly 80% of the limited liability company interests of the Joint Venture, and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement become outstanding limited liability company interests of the Joint Venture). Surviving TCO and the Taubman family members will enter into the JV agreement with respect to the Joint Venture at the time of the LLC Conversion. See “The JV Agreement.”
For a further discussion of the effects of the Transactions, see “Special Factors—Certain Effects of the Transactions.”
Treatment of Company Equity Awards (Page 60)
Company Restricted Stock Units, Performance Stock Units, Deferred Stock Units and Dividend Equivalent Rights
Upon the effective time of the REIT Merger: (1) each outstanding TCO RSU and each outstanding TCO PSU that vests in accordance with its terms in connection with the closing of the REIT Merger will automatically convert into the right to receive the common stock merger consideration (with such TCO PSUs vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance); (2) each outstanding TCO RSU and TCO PSU that is not eligible to vest in accordance with its terms in connection with the closing of the REIT Merger will be converted into a cash substitute award to be paid (A) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award and (B) with respect to any such award granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original TCO RSU or TCO PSU award; (3) each outstanding TCO DSU will be converted into the right to receive the common stock merger consideration; and (4) each TCO DER granted in tandem with any TCO RSU or TCO PSU will be treated in the same manner as the outstanding TCO RSU or TCO PSU to which such TCO DER relates.
Also, upon the effective time of the Partnership Merger, each outstanding time-vesting and performance-vesting Taubman Incentive Unit will vest and be converted into a Taubman OP unit (with such Taubman Incentive Units vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance), which shall then be treated in the same manner (and having the right to the same election) as the Taubman OP units held by the minority partners.
Finally, at the effective time of the LLC Conversion, the Option Deferral Agreement will be deemed to be amended so that each Option Deferred unit will represent the right to receive, following the LLC Conversion, one Joint Venture unit, and will remain subject to all other terms and conditions of the Option Deferral Agreement.
Interests of Taubman’s Directors and Executive Officers in the Transactions (Page 59)
In considering the recommendations of the Special Committee and of the Taubman Board with respect to the merger agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders. In particular, several of Taubman’s directors and executive officers are members of the Taubman family and own interests in TRG. Following the Transactions, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement become outstanding limited liability company interests of the Joint Venture). Surviving TCO and the Taubman family members will enter into the JV agreement with respect to the Joint Venture at the time of the LLC Conversion in the form attached as Exhibit B to the merger agreement and described further in this proxy statement under the caption “The JV Agreement.” Other interests of the Company’s directors and executive officers that may be different from, or in addition to, the interests of the Company’s shareholders include:
•
The vesting of certain outstanding and unvested TCO RSUs and TCO PSUs, as applicable, held by executive officers of the Company will be accelerated pursuant to their terms (except that TCO PSUs granted prior to 2020 will become vested based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance), and the executive officers will receive the common stock merger consideration in respect of such awards pursuant to the merger agreement in connection with the completion of the Transactions.

•
TCO RSUs and TCO PSUs held by executive officers of the Company, the vesting of which will not be accelerated pursuant to their terms (including awards that were granted in March of 2020 in the ordinary course of business consistent with past practice), will be converted into cash substitute awards, on a per share basis, in an amount equal to the common stock merger consideration, which will become vested and paid in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award (and for TCO PSUs that were granted in March of 2020, in accordance with performance-vesting conditions, which will, after the closing, vest based solely on achievement of pre-established NOI growth targets), and paid if and to the extent they become vested in accordance with their terms after the Transactions. These cash substitute awards are also generally subject to vesting upon a qualifying termination of employment occurring within two years after the completion of the Transactions.

•
TCO DSUs held by directors, to the extent unvested as of the closing of the Transactions, will become fully vested and the directors will receive the common stock merger consideration in respect of such awards pursuant to the merger agreement in connection with the completion of the Transactions.

•
TCO DERs that relate to any TCO RSUs or TCO PSUs will be treated in the same manner as the TCO RSUs or TCO PSUs, as applicable, to which the TCO DER relates, with TCO DERs that relate to TCO RSUs or TCO PSUs that become cash substitute awards continuing to accrue, at the rate set forth in the merger agreement (a “cash substitute DER”), and will be paid if and to the same extent the cash substitute awards to which the TCO DERs relate become vested and payable in accordance with their terms after the completion of the Transactions.

•
Time-vesting and performance-vesting Taubman Incentive Units that vest in accordance with their terms in connection with the closing of the Transactions will vest and will automatically convert into a Taubman OP unit (with such performance-vesting Taubman Incentive Units vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance), which shall then be treated in the same manner (and have the right to the same election) as all other Taubman OP units held by the minority partners.

•
At the effective time of the LLC Conversion, the Option Deferral Agreement will be deemed to be amended so that each Option Deferred unit will represent the right to receive, following the LLC Conversion, one Joint Venture unit, and will remain subject to all other terms and conditions of the Option Deferral Agreement.

•	The Company’s executive officers as of the effective time of the Transactions are expected to remain the executive officers of the Joint Venture.
•
Executive officers (other than R. Taubman and W. Taubman) are entitled to severance benefits if they experience a qualifying termination of employment within a specified period following the closing of the Transactions, which benefits include cash payments in respect of lost base salary and bonus amounts and accelerated vesting of cash substitute awards (described below), among other benefits.

•
The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, the Company’s articles of incorporation and Surviving TCO’s limited liability company agreement.

These interests are discussed in more detail in the section entitled “Special Factors—Interests of Taubman’s Directors and Executive Officers in the Transactions.” The Special Committee and the Taubman Board were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the merger agreement and the Transactions, including the REIT Merger.
Interests of Certain Other Shareholders in the Transactions (Pages 48, 51, 104)
In considering the recommendation of the Taubman Board, you should be aware that the Taubman family members, including our CEO, R. Taubman, and COO, W. Taubman, may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders. The Taubman family members will have equity interests in Surviving Taubman operating partnership after the consummation of the Transactions. These interests may have created or will create potential conflicts of interest. The Special Committee and the Taubman Board were aware of these interests during their respective deliberations on the merits of the Transactions and in making their decisions to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement. These interests are discussed under the captions “Special Factors—The Taubman Filing Persons’ Purposes and Reasons for the Transactions,” “Special Factors—Position of the Taubman Filing Persons as to the Fairness of the REIT Merger,” “Special Factors—Interests of Taubman’s Directors and Executive Officers in the Transactions” and “The JV Agreement.”
Intent to Vote in Favor of the Mergers (Page 67)
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Taubman voting stock owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. As of [•], 2020, the record date for the special meeting, our directors and executive officers directly owned, in the aggregate, [•] shares of Taubman common stock and [•] shares of Taubman Series B preferred stock entitled to vote at the special meeting, or collectively approximately [•]% of the outstanding shares of Taubman voting stock entitled to vote at the special meeting. See also “The Voting Agreement.”

The Taubman Family Members’ Obligation to Simon to Vote in Favor of the Merger Agreement Proposal (Page 68)
Under the voting agreement, the Taubman family members party thereto have covenanted to Simon to, among other things, vote any shares of Taubman voting stock owned by them in favor of the Merger Agreement Proposal and the Adjournment Proposal at the special meeting. As of April 22, 2020, the Taubman family members party to the voting agreement, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. For more information regarding the voting agreement, see “The Voting Agreement.”
Alternative Acquisition Proposals (Pages 86, 87)
The “Go-Shop” Period
Under the merger agreement, from the date of the merger agreement until 11:59 p.m., New York City time, on March 25, 2020 (the “No-Shop Period Start Date”), Taubman and the Taubman operating partnership and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”), had the right to, among other things: (1) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—The ‘Go-Shop’ Period”) and (2) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, as further described under the section entitled “The Merger Agreement—The ‘Go-Shop’ Period.”
The “No-Shop” Period
Under the merger agreement, except as it may relate to any Excluded Party (as defined in the section entitled “The Merger Agreement—The ‘No-Shop’ Period”), from the No-Shop Period Start Date until the effective time of the REIT Merger, Taubman and the Taubman operating partnership have agreed not to, and to instruct each of their respective Representatives not to, directly or indirectly, among other things and subject to certain exceptions: (1) solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or solicitation of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (2) furnish to any person any non-public information relating to Taubman or its subsidiaries with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (3) participate in, knowingly facilitate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal; (4) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (as defined under the section entitled “The Merger Agreement—The ‘No-Shop’ Period”); or (5) reimburse or agree to reimburse the expenses of any other person (other than the Representatives of Taubman or the Taubman operating partnership) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.
Notwithstanding the foregoing restrictions, under certain specified circumstances, from the No-Shop Period Start Date and continuing until Taubman’s receipt of the Taubman shareholder approval, Taubman and the Taubman operating partnership and their respective Representatives may, among other things, after giving Parent reasonably prompt notice of its intent to do so, participate or engage in discussions or negotiations with, furnish non-public information relating to Taubman or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of, Taubman or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person that has made, renewed or delivered to Taubman an Acquisition Proposal after the date of the merger agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), if the Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. For more information, please see “The Merger Agreement—The ‘No-Shop’ Period.”
The “Go-Shop” and “No-Shop” provisions are described in more detail in the sections entitled “The Merger Agreement—The ‘Go-Shop’ Period” and “The Merger Agreement—The ‘No-Shop’ Period.”

Termination (Page 102)
Taubman or Simon may terminate the merger agreement at any time before the effective time of the REIT Merger under the following circumstances (and subject to certain conditions):
•	by mutual written consent of Taubman and Simon;
•	if the Transactions have not been completed on or before February 9, 2021 (the “end date”);
•
if any governmental entity of competent authority issues a final, non-appealable order or enacts an applicable law that prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Transactions; or

•	if the Taubman shareholder approval has not been obtained at a duly convened meeting of Taubman shareholders.
In addition, Taubman may terminate the merger agreement under the following circumstances (and subject to certain conditions):
•
at any time before the effective time of the REIT Merger, if the Simon parties have breached any representation, warranty or covenant contained in the merger agreement, or if any representation or warranty of such party has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the closing date, the conditions to closing relating to the accuracy of such party’s representations and warranties or the performance by such party of its covenants under the merger agreement would not be satisfied as of the closing date (subject, as applicable, to a 45-day cure period); or

•
prior to Taubman’s receipt of the Taubman shareholder approval, in order to enter into a definitive written agreement providing for a Superior Proposal in compliance with the “No-Shop” provisions of the merger agreement.

In addition, Simon has certain rights to terminate the merger agreement under the following circumstances (and subject to certain conditions):
•
at any time before the effective time of the REIT Merger, if Taubman or the Taubman operating partnership has breached any representation, warranty or covenant contained in the merger agreement (other than the “No-Shop” provisions), or if any representation or warranty of such party has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the closing date, the conditions to closing relating to the accuracy of such party’s representations and warranties or the performance by such party of its covenants under the merger agreement would not be satisfied as of the closing date (subject, as applicable, to a 45-day cure period); or

•
prior to Taubman’s receipt of the Taubman shareholder approval, if a Taubman Board recommendation change has occurred or if Taubman has willfully breached the “No-Shop” provisions of the merger agreement.

In some cases, termination of the merger agreement may require the Taubman operating partnership to pay a termination fee to Simon as described below.
Termination Fees (Page 94)
Upon a termination of the merger agreement under certain circumstances, the Taubman operating partnership will be required to pay a termination fee to Simon of $111,851,783. If such termination had occurred prior to the No-Shop Period Start Date under certain circumstances (and for a limited period beyond the No-Shop Period Start Date in certain cases), the Taubman operating partnership would have been be required to pay a termination fee to Simon of $46,604,909.
For more information, see “The Merger Agreement—Termination Fees.”

Specific Performance (Page 100)
The parties will be entitled to an injunction to prevent a breach or threatened breach of the merger agreement and to enforce specifically the performance of the terms and provisions of the merger agreement, including the right of a party to cause the other parties to consummate the Transactions, in addition to any other remedy to which they are entitled at law or in equity.
Financing (Page 72)
It is expected that the funds necessary to complete the Transactions will come from the working capital of Simon and the existing credit facilities of the Simon operating partnership. Simon has no alternative financing arrangements.
Material U.S. Federal Income Tax Consequences of the REIT Merger (Page 68)
The exchange of Taubman common stock for cash in the REIT Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined in the discussion under the heading “Special Factors—Material U.S. Federal Income Tax Consequences of the REIT Merger”) of Taubman common stock who receives cash in the REIT Merger is generally expected to recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. holder’s adjusted tax basis in the Taubman common stock exchanged therefor. Subject to the exceptions discussed under the heading “Special Factors—Material U.S. Federal Income Tax Consequences of the REIT Merger—Non-U.S. Holders,” non-U.S. holders are generally not expected to be subject to U.S. federal income tax on the gain or loss recognized on cash received with respect to their Taubman common stock pursuant to the REIT Merger.
Holders of shares of Taubman common stock should read “Special Factors—Material U.S. Federal Income Tax Consequences of the REIT Merger” beginning on page 68 for a more detailed discussion of the U.S. federal income tax consequences of the receipt the common stock merger consideration in exchange for Taubman common stock pursuant to the REIT Merger. Such holders should also consult their tax advisors for a complete analysis of the effect of the REIT Merger on their U.S. federal, state, local and/or foreign taxes in light of their particular circumstances.
The Special Meeting (Page 75)
The special meeting of Taubman shareholders will be held on [•], 2020, starting at [•] A.M., Eastern Time, at [•]. At the special meeting, holders of Taubman voting stock will be asked to consider and vote upon:
•	The Merger Agreement Proposal;
•	The Advisory Compensation Proposal; and
•	The Adjournment Proposal.
As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, www.taubman.com. We will also file the press release with the SEC as definitive additional solicitation material. We encourage you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.
Record Date and Quorum (Page 75)
The record holders of Taubman voting stock at the close of business on [•], 2020 (the “record date”) are entitled to receive notice of the special meeting and to vote the shares of Taubman voting stock that they held on the record date at the special meeting. Each outstanding share of Taubman voting stock is entitled to one vote on each matter to be voted upon at the special meeting. As of the record date, [•] shares of Taubman voting stock were outstanding, consisting of [•] shares of Taubman common stock and [•] shares of Taubman Series B preferred stock.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Taubman voting stock outstanding on the record date will constitute a quorum for all purposes, permitting Taubman to conduct its business at the special meeting.
For more information, see “The Special Meeting—Record Date and Quorum.”
Required Votes (Pages 79, 121, 122)
The Merger Agreement Proposal
The Merger Agreement Proposal requires the approval of (i) the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class); (ii) the holders of at least a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote thereon; and (iii) the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the Merger Agreement Proposal. The Taubman family members have covenanted to Simon in the voting agreement to vote all of the shares of Taubman voting stock that they hold in favor of the approval of the Merger Agreement Proposal.
The Advisory Compensation Proposal
The Advisory Compensation Proposal requires the approval of two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon, voting together as a single class.
The Adjournment Proposal
The Adjournment Proposal will be approved if the shares of Taubman voting stock cast in favor of such proposal exceed the shares of Taubman voting stock cast against such proposal.
The Voting Agreement (Page 101)
In connection with the execution of the merger agreement, on February 9, 2020, Simon and certain Taubman family members entered into the voting agreement whereby each of those Taubman family members, has covenanted to Simon to, among other things, vote any of its shares of Taubman voting stock in favor of the Merger Agreement Proposal and the Adjournment Proposal at the special meeting. As of April 22, 2020, the Taubman family members party to the voting agreement, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. For more information about the voting agreement, see “The Voting Agreement.”
The JV Agreement (Page 104)
Under the merger agreement, immediately following the LLC Conversion, Surviving TCO and the Taubman family members will enter into the JV agreement with respect to the Joint Venture that will define the rights, duties and responsibilities of Surviving TCO and the Taubman family members as members of the Joint Venture. At the time of the LLC Conversion, Surviving TCO will hold 80% of the common units of the Joint Venture and the Taubman family members will hold the remaining 20% (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement are outstanding interests of the Joint Venture). For more information on the JV agreement, see “The JV Agreement.”

QUESTIONS AND ANSWERS
The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the Transactions, including the Mergers. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	When and where is the special meeting?
A:
[•] A.M., Eastern Time, on [•], 2020, at [•]. As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, www.taubman.com. We will also file the press release with the SEC as definitive additional solicitation material. We encourage you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.

Q:	Who can attend and vote at the special meeting?
A:
All holders of Taubman common stock and Taubman Series B preferred stock as of the close of business on [•], 2020, the record date for voting at the special meeting, including shareholders of record and beneficial owners of Taubman common stock and Taubman Series B preferred stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Q:	What is a quorum?
A:
The presence at the special meeting, in person or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of the holders of a majority of the shares of Taubman voting stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, [•] shares of Taubman voting stock were outstanding, consisting of [•] shares of Taubman common stock and [•] shares of Taubman Series B preferred stock. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting. If your shares are held in “street name” by your bank, broker or other nominee and you do not tell the bank, broker or other nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How many votes do I have?
A:	At the special meeting, holders of Taubman common stock and Taubman Series B preferred stock will each have one vote per share that our records show are owned by such holder as of the record date.
Q:	What are the proposed Transactions?
A:
Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, in the Partnership Merger, Merger Sub 2 will be merged with and into the Taubman operating partnership and, in the REIT Merger, the Company will be merged with and into Merger Sub 1. Upon completion of the Partnership Merger, the Taubman operating partnership will survive, as the Surviving Taubman operating partnership, and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive, as Surviving TCO, and the separate existence of the Company will cease. Immediately following the Partnership Merger, in the LLC Conversion, the Surviving Taubman operating partnership will be converted into the Joint Venture, a Delaware limited liability company.

If the REIT Merger is completed, holders of Taubman common stock will be entitled to receive the common stock merger consideration of $52.50 in cash for each share of Taubman common stock held and holders of

Taubman Series B preferred stock will be entitled to receive, for each share of Taubman Series B preferred stock held, the Series B preferred stock merger consideration of an amount in cash equal to the common stock merger consideration, divided by 14,000. Immediately prior to the effective time of the REIT Merger, Taubman will issue a redemption notice and cause funds to be set aside to pay the redemption price for each share of Taubman Series J Preferred Stock and each share of Taubman Series K Preferred Stock, at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share. If the Partnership Merger is completed, holders of Taubman OP units who are not Taubman family members will be entitled to receive, at their election, the common stock merger consideration or 0.3814 Simon OP units, certain Taubman OP units held by the Taubman family members will remain outstanding as units of partnership interest in the surviving Taubman operating partnership and all other Taubman OP units held by the Taubman family members will be converted into the right to receive the common stock merger consideration. Following the Mergers and the LLC Conversion, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture.
For a discussion of the merger agreement and the Transactions, see “The Merger Agreement.”
Q:	What will holders of Taubman common stock receive in the REIT Merger?
A:
If the REIT Merger is completed, holders of shares of Taubman common stock (other than shares of Taubman common stock owned by the Company as treasury stock, by any direct or indirect wholly owned subsidiary of the Company, by any of the Simon parties or by any direct or indirect wholly owned subsidiary of the Simon parties) will be entitled to receive $52.50 in cash for each share of Taubman common stock issued and outstanding immediately prior to the effective time of the REIT Merger, without interest and less applicable withholding taxes.

Q:	What will holders of Taubman Series B preferred stock receive in the REIT Merger?
A:
If the REIT Merger is completed, holders of Taubman Series B preferred stock will be entitled to receive, for each share of Taubman Series B preferred stock held, an amount in cash equal to the common stock merger consideration, divided by 14,000.

Q:	What will holders of Taubman Equity Awards granted under the Taubman Stock Plans receive in the REIT Merger?
A:
Upon the effective time of the REIT Merger: (1) each outstanding TCO RSU and each outstanding TCO PSU that vests in accordance with its terms in connection with the closing of the REIT Merger will automatically convert into the right to receive the common stock merger consideration (with such TCO PSUs vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance); (2) each outstanding TCO RSU and TCO PSU that is not eligible to vest in accordance with its terms in connection with the closing of the REIT Merger will be converted into a cash substitute award to be paid (A) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award and (B) with respect to any such award granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original TCO RSU or TCO PSU award; (3) each outstanding time-vesting and performance-vesting Taubman Incentive Unit will vest and be converted into a Taubman OP unit (with such Taubman Incentive Units vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance), which shall then be treated in the same manner (and having the right to the same election) as all other Taubman OP units held by the minority partners; (4) each TCO DER granted in tandem with any TCO RSU or TCO PSU will be treated in the same manner as the outstanding TCO RSU or TCO PSU to which such TCO DER relates; and (5) each outstanding TCO DSU will be converted into the right to receive the common stock merger consideration. Finally, at the effective time of the LLC Conversion, the Option Deferral Agreement will be deemed to be amended so that each Option Deferred unit will represent the right to receive, following the LLC Conversion, one Joint Venture unit and will remain subject to all other terms and conditions of the Option Deferral Agreement.

Q:	How does the common stock merger consideration compare to the market price of the Taubman common stock prior to the announcement of the REIT Merger?
A:
The $52.50 per share to be paid in respect of each share of Taubman common stock represents: an implied premium of 98.7% to the closing price for Taubman common stock of $26.42 on January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman, and a 51% premium to the closing price for the Taubman common stock on February 7, 2020 (the last trading day before the announcement of the merger agreement on February 10, 2020).

Q:	What matters will be voted on at the special meeting?
A:	You will be asked to vote on the following proposals:
•	the Merger Agreement Proposal;
•	the Advisory Compensation Proposal; and
•	the Adjournment Proposal.
For more information, see “The Merger Agreement Proposal,” “The Advisory Compensation Proposal,” and “Adjournment Proposal.”
Q:	How does the Taubman Board recommend that I vote?
A:	Based in part on the unanimous recommendation of the Special Committee, the Taubman Board unanimously recommends that our shareholders vote:
•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Advisory Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
You should read “Special Factors—Reasons for the Transactions and Recommendation of the Special Committee and the Taubman Board.” for a discussion of the factors that the Special Committee and the Taubman Board considered in deciding to recommend and/or approve, as applicable, the merger agreement and the Transactions.
Q:	What vote is required to approve the Merger Agreement Proposal?
A:
The Merger Agreement Proposal requires the approval of (1) the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), (2) the holders of at least a majority of the shares of the Taubman Series B preferred stock entitled to vote thereon, and (3) the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), but excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the Merger Agreement Proposal.

Q:	If my shares are held by my bank, broker or other nominee on my behalf in “street name,” will my bank, broker or other nominee vote my shares for me?
A:
No. In accordance with the rules of NYSE, banks, brokers and other nominees who hold Taubman voting stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Agreement Proposal, the Advisory Compensation Proposal, or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special meeting. As a result, if you hold your Taubman voting stock in “street name” and you do not provide voting instructions for any of the proposals, your Taubman voting stock will (1) not be counted for purposes of determining whether a quorum is present at the special meeting, (2) have the same effect as a vote “AGAINST” the Merger Agreement Proposal and Advisory Compensation Proposal and (3) assuming a quorum is present, have no effect on the Adjournment Proposal.

Q:	May I vote in person?
A:
Yes. Shareholders of record will be able to attend the special meeting in person and complete a written ballot or, in the event that the special meeting is held by means of remote communication, attend the special meeting virtually and complete a virtual ballot, whether or not you sign and return your proxy card. If you are not a shareholder of record, but instead your shares are held by a bank, broker or other nominee on your behalf in “street name,” you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting or virtually in the event that the special meeting is held by means of remote communication. If you hold your shares through The Taubman Company and Related Entities Employee Retirement Savings Plan (the 401(k) plan), only Vanguard Fiduciary Trust Company, the trustee for the plan, may vote on your behalf. Accordingly, 401(k) plan participants may not vote their shares in person at the special meeting or virtually in the event that the special meeting is held by means of remote communication. We encourage you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.

Q:	Will the Taubman family members vote their voting shares in favor of the merger agreement at the special meeting?
A:
Yes. The Taubman family members and Simon entered into a voting agreement in connection with the execution of the merger agreement. Under the voting agreement, subject to certain exceptions, the Taubman family members have covenanted to Simon to, among other things, vote any shares of Taubman voting stock owned by them in favor of the Merger Agreement Proposal at the special meeting. As of April 22, 2020, the Taubman family members, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. For a discussion of the Taubman family members’ obligation to Simon to vote in favor of the Merger Agreement Proposal, see “Special Factors—The Taubman Family Members’ Obligation to Simon to Vote in Favor of the Merger Agreement Proposal.”

Q:	What effects will the REIT Merger have on shares of Taubman common stock and Taubman Series B preferred stock?
A:
The shares of Taubman common stock are currently registered under the Exchange Act and are listed on NYSE under the symbol “TCO.” The shares of the Taubman Series B preferred stock are not registered under the Exchange Act and are not listed on a national securities exchange. As a result of the REIT Merger, the Company will become privately held and there will be no public market for shares of Taubman common stock or shares of Taubman Series B preferred stock. After the REIT Merger, the shares of Taubman common stock will cease to be listed on NYSE. In addition, registration of the Taubman common stock under the Exchange Act will be terminated.

For more information see “Special Factors—Certain Effects of the Transactions.”
Q:	Who will own the Company and the Taubman operating partnership after the Transactions?
A:
Upon completion of the REIT Merger, Merger Sub 1, a wholly owned subsidiary of the Simon operating partnership, will survive, as Surviving TCO, and the separate existence of the Company will cease. Upon completion of the Partnership Merger, the Taubman operating partnership will survive, as the Surviving Taubman operating partnership, and the separate existence of Merger Sub 2 will cease. Immediately following the Partnership Merger, the Surviving Taubman operating partnership will be converted in the LLC Conversion into the Joint Venture, a Delaware limited liability company. Following the Mergers and the LLC Conversion, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture.

Q:	What will happen if the Mergers are not consummated?
A:
If the Mergers are not consummated for any reason, the Company’s shareholders will not receive any payment for their shares in connection with the REIT Merger. Instead, the Company will remain a public company. The Taubman common stock will continue to be listed and traded on NYSE. Upon a termination of the merger agreement, under certain circumstances, the Taubman operating partnership will be required to pay a termination fee to Simon of $46,604,909 if such termination had occurred during the go-shop period (and for a limited period beyond the go-shop period in certain cases) and $111,851,783 if such termination occurs after the conclusion of the go-shop period. For more information on the fees that may be payable upon termination of the merger agreement, see “The Merger Agreement—Termination Fees.”
Q:	What vote is required to approve the Advisory Compensation Proposal?
A:
Approval, on a non-binding, advisory basis, of the Advisory Compensation Proposal requires the affirmative vote of two-thirds of the shares of Taubman voting stock entitled to vote thereon, voting as a single class.

Q:	What will happen if shareholders do not approve the Advisory Compensation Proposal?
A:
The approval of the Advisory Compensation Proposal is not a condition to the completion of the Mergers or the other Transactions. SEC rules require the Company to seek approval on a non-binding, advisory basis of compensation payable to the Company’s named executive officers in connection with the Transactions. The vote on this proposal is an advisory vote and will not be binding on the Company or Simon. If the Merger Agreement Proposal is approved by Taubman shareholders and the Transactions are completed, the Transactions-related compensation may be paid to the Company’s named executive officers (to the extent such compensation becomes payable pursuant to its terms), even if shareholders fail to approve the Advisory Compensation Proposal.

Q:	What do I need to do now?
A:
We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Mergers and the Transactions affect you. See “Where You Can Find Additional Information.”

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:
•	the Internet, at the address provided on your proxy card;
•	telephone, using the toll-free number listed on your proxy card; or
•	mail, if you do not have access to the Internet or a touch-tone telephone. Please complete, sign, date and return your proxy card in the envelope provided.
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” you should follow the directions provided by your bank, broker or other nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement Proposal.
Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the Mergers are completed, you will receive a letter of transmittal with detailed written instructions for exchanging your shares of Taubman voting stock for the common stock merger consideration or the Series B preferred stock merger consideration, as applicable. If your shares of Taubman voting stock are held by a bank, broker or other nominee on your behalf in “street name,” you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the common stock merger consideration or the Series B preferred stock merger consideration, as applicable. Do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?
A:
Yes. Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by giving written notice of revocation to the Secretary of the Company, Chris Heaphy, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324, by giving written notice of revocation in person at the special meeting, by submitting a new proxy by Internet, using the telephone or by completing, signing, dating and returning a new proxy card by mail to the Company (at the address set forth above), or by attending the special meeting and voting in person or, in the event that the special meeting is held by means of remote communication, virtually (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if your shares are held by a bank, broker or other nominee on your behalf in “street name” and you have instructed a bank, broker or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your bank, broker or other nominee to revoke your voting instructions.
Q:	What happens if I sell my shares of Taubman common stock or Taubman Series B preferred stock before completion of the REIT Merger?
A:
If you transfer your shares of Taubman common stock or Taubman Series B preferred stock, you will have transferred your right to receive the common stock merger consideration or the Series B preferred stock merger consideration, as applicable, in the REIT Merger. In order to receive the common stock merger consideration or the Series B preferred stock merger consideration, as applicable, you must hold your shares of Taubman common stock or Taubman Series B preferred stock, as applicable, through completion of the REIT Merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the date on which the REIT Merger will be consummated. So, if you transfer your shares of Taubman common stock or Taubman Series B preferred stock after the record date but before the special meeting, you will have transferred your right to receive the common stock merger consideration or the Series B preferred stock merger consideration, as applicable, but retained the right to vote at the special meeting.
Q:	Will I have to pay U.S. federal income taxes on the common stock merger consideration I receive in the REIT Merger?
A:
The exchange of Taubman common stock for cash in the REIT Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined in the discussion under the heading “Special Factors—Material U.S. Federal Income Tax Consequences of the REIT Merger”) of Taubman common stock who receives cash in the REIT Merger is generally expected to recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. holder’s adjusted tax basis in the Taubman common stock exchanged therefor. Subject to the exceptions discussed under the heading “Special Factors—Material U.S. Federal Income Tax Consequences of the REIT Merger—Non-U.S. Holders,” non-U.S. holders are generally not expected to be subject to U.S. federal income tax on the gain or loss recognized on cash received with respect to their Taubman common stock pursuant to the REIT Merger.

Holders of shares of Taubman common stock should read “Special Factors—Material U.S. Federal Income Tax Consequences of the REIT Merger” beginning on page 68 for a more detailed discussion of the U.S. federal income tax consequences of the receipt the common stock merger consideration in exchange for Taubman common stock pursuant to the REIT Merger. Such holders should also consult their tax advisors for a complete analysis of the effect of the REIT Merger on their U.S. federal, state, local and/or foreign taxes in light of their particular circumstances.
Q:	If I do not favor the approval and adoption of the merger agreement, what are my appraisal rights under Michigan law?
A:
If you are a holder of Taubman common stock or Taubman Series B preferred stock as of the record date, you can vote against the Merger Agreement Proposal. You do not have, however, any dissenters’ or appraisal rights with respect to the REIT Merger or the other Transactions, including any right to receive notice with respect to dissenters’ rights under Section 703a of the MBCA, any right or remedy under Sections 762 et seq. of the MBCA, any dissenters’ or appraisal rights under the DRULPA or any dissenters’ or appraisal rights under the Taubman OP agreement.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Innisfree M&A Incorporated a fee not to exceed $[•], plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify Innisfree M&A Incorporated against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Q:	What is householding?
A:
We have elected to send a single copy of this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. A separate proxy card is included in the proxy materials for each of these shareholders. This “householding” practice reduces our printing and postage costs. If you would like to request additional copies of this proxy statement, you can request householding by contacting Innisfree M&A Incorporated as described under “Who can help answer my other questions?” below.

Q:	Who can help answer my other questions?
A:
If you have more questions about the special meeting, the Mergers or the other Transactions, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card(s), please contact Innisfree M&A Incorporated, which is acting as the proxy solicitation agent and information agent in connection with the Transactions:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free at (877) 456-3427
Banks and brokers may call collect at (212) 750-5833
If your shares are held by your bank, broker or other nominee on your behalf in “street name,” you can also call your bank, broker or other nominee for additional information.

SPECIAL FACTORS
The following, together with the summary of the merger agreement set forth under “The Merger Agreement,” is a description of the material aspects of the REIT Merger. While we believe that the following description covers the material aspects of the REIT Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the REIT Merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. You may obtain additional information without charge as described in the section “Where You Can Find Additional Information.”
Background of the Transactions
The Taubman Board, with the assistance of Taubman’s management and Taubman’s advisors, regularly evaluates Taubman’s strategic direction, potential operational changes and ongoing business plans and opportunities, including in light of Taubman’s performance, competitive dynamics, macroeconomic developments and industry trends, all with a view toward maximizing shareholder value. As part of these evaluations, the Taubman Board has considered a variety of strategic alternatives for Taubman, including the continuation of Taubman as an independent public company, the sale of Taubman, a combination of Taubman with other companies, joint ventures and partnerships, the sale of selected assets, a spin-off of a subset of its portfolio, private placements and various other alternatives to enhance shareholder value. These evaluations also included an assessment of Taubman’s shareholder base, the rights and ownership percentage of members of the Taubman family, Taubman’s share price performance and the challenges facing the mall industry, including as a result of the growth of online retail, continued competition from shopping through alternative means and channels, weakening department store sales and mall tenant bankruptcies (including the bankruptcy of Forever 21 in September 2019).
Among the broad strategic initiatives considered by the Taubman Board in 2019 was a potential joint venture with respect to certain assets of Taubman and Simon, which the Taubman Board believed could help reduce leverage, strengthen Taubman’s balance sheet and reduce Taubman’s overall risk in a challenging retail environment. Accordingly, at the direction of the Taubman Board, on October 24, 2019, Robert S. Taubman (“Mr. R. Taubman”), Chairman of the Taubman Board and President and Chief Executive Officer of Taubman, met for dinner with David Simon, Chairman of the Simon Board and President and Chief Executive Officer of Simon, to explore the possibility of such a joint venture. During this meeting, Mr. Simon indicated that he would be interested in assisting Taubman go private. Mr. R. Taubman responded that he would need to consider such a transaction with the Taubman Board. After the meeting, Mr. R. Taubman consulted with Mr. Myron E. Ullman, III, Taubman’s independent Lead Director, over the course of several days, regarding a potential acquisition of Taubman and the numerous issues that would need to be considered by the Taubman Board, as well as by members of the Taubman family, in any such transaction, if the Taubman Board were to authorize exploring such a transaction. Following discussions between Mr. R. Taubman and Mr. Ullman over the course of several days, Mr. Ullman advised Mr. R. Taubman that he was supportive of exploring such a potential transaction with Simon, and that he understood the various complicated issues for all parties that would need to be evaluated and negotiated, including that both the members of the Taubman family and the unaffiliated shareholders of Taubman would have to approve the transaction, and recommended that Mr. R. Taubman speak with Mr. Simon again to determine Mr. Simon’s willingness to proceed in the framework of a transaction that would address these many complicated issues in a satisfactory manner before bringing this possibility to the full Taubman Board for consideration.
On October 28, 2019, Mr. R. Taubman and Mr. Simon spoke by telephone. Mr. R. Taubman noted various elements of a potential transaction that he expected would be required for him and members of the Taubman family to support such a transaction, as well as emphasizing that any such transaction, and moving forward to consider any such transaction, would also be entirely subject to discussion and approval by the Taubman Board and the independent members of the Taubman Board. Among the terms that Mr. R. Taubman noted were that members of the Taubman family would need to retain a substantial position in the Taubman operating partnership (potentially around two-thirds of their current position), that members of the Taubman family would need to be protected on minimum distributions and the annual budget approval process, that the transaction would not be a deferred sale and therefore Simon would not have any call right with respect to the interests retained by the members of the Taubman family, and that the members of the Taubman family would need an ability to voluntarily exit the Taubman operating partnership at some future point. Messrs. R. Taubman and Simon also discussed the industrial logic of a transaction, and Mr. R. Taubman asked whether the consideration for the unaffiliated public shareholders would consist of all cash or a combination of cash and shares. Mr. Simon stated that he would need to consider that issue, but that his initial reaction was that the consideration would be paid 75% in cash and 25% in Simon shares. Mr. R. Taubman noted his expectation that the Taubman family members must not receive any differential consideration in respect of shares or units being sold, as compared to unaffiliated shareholders and unitholders, and that any transaction would be subject to review, recommendation and approval not only of independent directors of Taubman, but of a majority of the voting power not held by members of the Taubman family. Mr. R. Taubman also indicated that he would expect that the Taubman Board would require a “go-shop” as part of any transaction. Following these discussions, Mr. Simon confirmed that he was interested in pursuing a potential transaction and that it would be helpful for Simon to have certain limited, nonpublic information about Taubman in order to further evaluate Simon’s interest. Mr. R. Taubman stated that before Taubman could provide nonpublic information he would need to discuss the matter with the independent members of the Taubman Board, and, if the independent members of the Taubman Board were to approve further engagement, that Taubman and Simon would need to enter into a customary confidentiality and standstill agreement.
On November 1, 2019, the Taubman Board held a meeting, which was attended by members of Taubman senior management. Mr. R. Taubman updated the other members of the Taubman Board on his October 24, 2019 and October 28, 2019 conversations with Mr. Simon, his discussions with Mr. Ullman and the preliminary transaction parameters that Messrs. Simon and R. Taubman had discussed to date. Mr. R. Taubman explained his preliminary views regarding a transaction with Mr. Simon, including the industrial logic of such a transaction and his initial thoughts on the potential post-closing governance and liquidity framework. Mr. R. Taubman further stated that he believed it would be productive for Taubman to provide to Simon, subject to signing an appropriate confidentiality and standstill agreement, certain limited nonpublic information about Taubman to allow the parties to determine whether a transaction acceptable to the Taubman Board might be achievable. Following an executive session of the Taubman Board (with Mr. R. Taubman and members of Taubman senior management recused), the members of the Taubman Board discussed the industrial logic of a potential transaction with Simon, the potential benefits to Taubman shareholders of a potential transaction and the appropriate process for evaluating such a transaction. Following discussion, it was the consensus of such members of the Taubman Board that further consideration of a potential transaction with Simon would be in the best interests of Taubman and its shareholders, and the Taubman Board authorized Mr. R. Taubman and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and Honigman LLP (“Honigman”), each counsel to Taubman, to negotiate and execute a confidentiality and standstill agreement with Simon and to provide nonpublic information to Simon in order to facilitate the making of an acquisition proposal by Simon.
On November 3, 2019, the Taubman Board held a meeting, which was attended by representatives of Kirkland & Ellis LLP (“Kirkland”), at the invitation of the independent directors, to discuss the potential transaction with Simon. Mr. R. Taubman recused himself from this meeting. The members of the Taubman Board discussed the appropriate process for evaluating such a transaction, including the formation of a properly empowered committee of the Taubman Board consisting solely of independent and disinterested directors for the purpose of reviewing, evaluating and negotiating any potential transaction with Simon and other alternatives that may be available to Taubman. At the meeting, a representative of Kirkland discussed the formation of such a committee. The Taubman Board formed the Special Committee, with Mayree C. Clark, Michael J. Embler, Cia Buckley Marakovits and Myron Ullman III as its members, and appointed Mr. Ullman as its chairman. The Special Committee was delegated the full power and authority of the Taubman Board to review, evaluate and negotiate a potential sale of Taubman and any alternatives that may be available to Taubman, including remaining an independent company, to engage its own advisors and to make a recommendation to the Taubman Board regarding any such transaction. The Taubman Board’s delegation also provided that the Taubman Board would not recommend a potential sale of Taubman to Simon without a prior favorable recommendation by the Special Committee. The Taubman Board also approved the selection of Kirkland as counsel to the Special Committee and Taubman’s other independent directors. The representative of Kirkland reviewed the fiduciary duties of the directors.
Between November 3, 2019 and November 8, 2019, Taubman and Simon negotiated the terms of a confidentiality and standstill agreement, with Wachtell Lipton and Kirkland participating in such negotiations. On November 8, 2019, Taubman and Simon executed the agreement, which included mutual confidentiality terms, as well as reciprocal standstill provisions. Simon thereafter conducted due diligence on Taubman subject to the confidentiality and standstill agreement.

On November 4, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland, to discuss the process for selecting a financial advisor to the Special Committee as well as other organizational matters to facilitate the Special Committee’s process.
Between November 4, 2019 and November 11, 2019, the Special Committee evaluated and discussed the potential engagement of multiple potential financial advisors, including Lazard. In connection with the potential engagement of Lazard, Lazard provided to the Special Committee information regarding its relationships with the Taubman family members, Taubman and Simon. On November 11, 2019, the Special Committee selected Lazard to act as its financial advisor. The Special Committee selected Lazard in light of Lazard’s extensive experience in M&A transactions in the REIT industry, its experience representing special committees in acquisitions and its lack of material relationships with the Taubman family members, Taubman and Simon.
On November 15, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland, to discuss structural aspects of a potential transaction with Simon and the respective roles and responsibilities of advisors in the Special Committee’s process for evaluating a potential transaction.
Also on November 15, 2019, Mr. Simon contacted Mr. R. Taubman and submitted an oral indication of interest (the “November 15 Proposal”) on behalf of Simon to acquire Taubman at a price of $53.00 per Taubman common share, comprised of a to-be-determined mix of cash and shares of Simon common stock. This proposal represented a 51.3% premium over the $35.03 closing price of Taubman’s common shares on November 14, 2019, the day prior to their conversation. Mr. R. Taubman and Mr. Simon discussed a proposed transaction that would provide for Simon’s acquisition of an 80% interest in the Taubman operating partnership, by way of the acquisition of Taubman itself, with members of the Taubman family (i) retaining two-thirds of their interest in the Taubman operating partnership (thus maintaining ownership of a 20% interest in the Taubman operating partnership) and selling one-third of their interest in the Taubman operating partnership to Simon in exchange for the same consideration as the unaffiliated holders of Taubman operating partnership units would receive in the transaction and (ii) selling their shares of Taubman common stock in exchange for the same consideration as the unaffiliated Taubman shareholders would receive in the transaction. Mr. R. Taubman informed Mr. Simon that although he was disappointed with the price proposed by Mr. Simon, the Special Committee would need to review the November 15 Proposal and that Mr. R. Taubman would respond to Mr. Simon following such review.
Later on November 15, 2019, the Special Committee held a meeting, which was attended by Mr. R. Taubman. Mr. R. Taubman provided the Special Committee with an overview of discussions with Mr. Simon to date regarding a potential transaction with Simon, including his November 15, 2019 conversation with Mr. Simon and the November 15 Proposal.
On November 17, 2019, the Taubman Board held a meeting, which was attended by representatives of Taubman’s senior management and Kirkland, Lazard, Wachtell Lipton, Honigman and Goldman, Sachs & Co. (“Goldman”), Taubman’s financial advisor. Mr. R. Taubman provided the Taubman Board with an overview of discussions with Mr. Simon to date regarding a potential transaction with Simon, including his November 15, 2019 conversation with Mr. Simon and the November 15 Proposal. The Taubman Board discussed various aspects of the November 15 Proposal and instructed Mr. R. Taubman to continue discussions with Mr. Simon in order to first negotiate to maximize price for the unaffiliated Taubman shareholders, with further discussions of potential post-closing governance terms to follow.
Following the November 17, 2019 meeting of the Taubman Board, the Special Committee held a meeting, which was attended by all of Taubman’s other independent directors as well as representatives of Kirkland and Lazard. The Special Committee discussed the November 15 Proposal, including structural, financial and governance aspects. The independent directors (other than members of the Special Committee) then left the meeting and the Special Committee discussed potential next steps for the Special Committee’s evaluation process as well as the role of the Special Committee in future interactions between Mr. R. Taubman and Mr. Simon. It was the consensus of the Special Committee that Mr. R. Taubman should continue to discuss the potential transaction with Mr. Simon directly in order to maintain a productive negotiating dynamic, but that Mr. R. Taubman’s next discussion with Mr. Simon should be conducted under the oversight of, and in accordance with appropriate guidelines from, the Special Committee (the “Initial Process Guidelines”), and that the framework for engagement would be revisited on an ongoing basis. The Special Committee instructed the representatives of Kirkland to prepare a draft of the Initial Process Guidelines for the Special Committee’s review, which would be conveyed to Mr. R. Taubman in advance of his next discussion with Mr. Simon.

On November 18, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland and Lazard, to further discuss the November 15 Proposal and the process for evaluating and negotiating a potential transaction with Simon. At the meeting, the members of the Special Committee provided input on the Initial Process Guidelines, to be reflected by Kirkland in a written draft of the Initial Process Guidelines.
On November 19, 2019, Kirkland provided a draft of the Initial Process Guidelines to the Special Committee. Later that day, the Special Committee held a meeting to discuss the Initial Process Guidelines. Following the meeting, on November 19, 2019, the Special Committee provided comments on the written draft of the Initial Process Guidelines to Kirkland.
On November 20, 2019, the Special Committee held a meeting, which was attended by several of Taubman’s other independent directors as well as representatives of Kirkland. At the meeting, the representatives of Kirkland reviewed the corporate and governance structure of Taubman and the Taubman operating partnership. The directors discussed the impact of the corporate and governance structure on a potential transaction, including with respect to the treatment of Taubman’s common stock, Taubman’s preferred stock, the Taubman operating partnership’s partnership units and the contractual relationships between Taubman and its subsidiaries and the Taubman family members. The directors also discussed that certain Taubman family members had consent rights over the sale of a number of properties owned by the Taubman operating partnership. The representatives of Kirkland also discussed options for conducting a “market check,” as well as evaluating other strategic and financial alternatives to the potential transaction with Simon, including Taubman continuing to operate as a standalone public company. The Special Committee also discussed the circumstances in which Mr. R. Taubman could be obligated to vote in favor of an alternative proposal and, following discussion, it was the consensus of the Special Committee that they would further discuss this matter and make a proposal to Mr. R. Taubman at the appropriate time. The independent directors (other than members of the Special Committee) then left the meeting and the representatives of Kirkland discussed the draft Initial Process Guidelines as revised after November 19, 2019 to reflect the comments provided by the Special Committee. The revised draft Initial Process Guidelines emphasized, among other things, that the Special Committee must be centrally involved in the evaluation and negotiation processes for any transaction with Simon and provided parameters for discussions with Mr. Simon.
Later on November 20, 2019, members of the Special Committee spoke with Mr. R. Taubman and conveyed the Initial Process Guidelines to Mr. R. Taubman that would govern Mr. R. Taubman’s next discussion with Mr. Simon, which had been scheduled for November 21.
On November 21, 2019, the Special Committee held a meeting, with representatives of Kirkland and Lazard present. The members of the Special Committee discussed the November 20, 2019 conversation with Mr. R. Taubman, noting that Messrs. R. Taubman and Simon intended to have dinner together that evening. Representatives of Lazard then reviewed with the Special Committee preliminary financial analyses relating to the November 15 Proposal, Taubman’s share price performance and past communications from Taubman’s shareholders (including from Land & Buildings Investment Management, LLC, which had communicated from time to time that there were actions the Taubman Board could potentially take to increase shareholder value, including a sale or spin-off of certain Taubman assets, none of which specifically referenced a transaction with Simon). The Special Committee concluded that it should reconvene after Mr. R. Taubman and Mr. Simon spoke that evening.
Later on November 21, 2019, Messrs. R. Taubman and Simon had dinner to discuss the potential transaction. At the dinner, in accordance with the Initial Process Guidelines, Mr. R. Taubman noted that, while he and the Special Committee believed that the November 15 Proposal undervalued Taubman, the Special Committee was prepared to continue engaging to explore a transaction with Simon.
On November 22, 2019, Ms. Marakovits and Ms. Clark spoke telephonically with Mr. R. Taubman, who provided them with an update regarding his November 21 dinner with Mr. Simon.
On November 23, 2019, the Special Committee held a meeting, which was attended by Mr. R. Taubman. At the meeting Mr. R. Taubman provided an update to the Special Committee regarding his November 21 dinner with Mr. Simon, and the Special Committee discussed potential next steps.
On November 25, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland and Lazard, as well as Mr. R. Taubman. At the meeting Mr. R. Taubman again discussed with the members of the Special Committee his November 21 dinner with Mr. Simon, and they discussed potential next steps.

On December 1, 2019, the Special Committee held a meeting, with representatives of Kirkland and Lazard present, to discuss drafts of the term sheet for the merger agreement and voting agreement that would require, among other things, the Taubman family members to vote in favor of the contemplated transaction with Simon (the “Transaction Term Sheet”) and the JV agreement (the “JV Term Sheet”), the sequencing of Mr. R. Taubman’s further interactions with Mr. Simon regarding price, transaction terms and post-closing governance, including whether and when to send the Transaction Term Sheet and/or the JV Term Sheet to Simon, and the role of the Special Committee in interactions between Messrs. R. Taubman and Simon. During the meeting, the Special Committee discussed with the representatives of Kirkland and Lazard the potential sequencing of sending the term sheets to Simon and the merits and potential risks of the Special Committee having direct participation in negotiations with Mr. Simon at that time. At the conclusion of the meeting, the Special Committee determined that it would further discuss these matters with Mr. R. Taubman.
On December 2, 2019, the Special Committee held a meeting, which was attended by Mr. R. Taubman and representatives of Kirkland, Lazard, Wachtell Lipton and Goldman. The Special Committee discussed the November 15 Proposal and potential next steps for responding to Simon. Following discussion, the Special Committee instructed Mr. R. Taubman that, before any term sheets were sent to Simon, Mr. R. Taubman should meet with Mr. Simon again to seek to improve Simon’s proposed purchase price. In particular, the Special Committee instructed Mr. R. Taubman that he should not commit to a purchase price less than $63.00 per share, and indicated that the Special Committee could be flexible regarding the mix of cash and shares of Simon common stock in order to achieve the highest possible price (including potentially accepting all cash). The Special Committee concluded that, subject to Mr. R. Taubman’s adherence to these negotiating instructions, in order to avoid disrupting the negotiating dynamic at that time, Mr. R. Taubman would next meet with Mr. Simon without representatives of the Special Committee or Lazard present.
Later on December 2, 2019, Messrs. R. Taubman and Simon had dinner to further discuss the terms of a potential transaction. During the course of these discussions, Mr. Simon made an oral proposal for Simon to acquire Taubman at a price of $58.00 per common share in cash. This proposal represented an 81.3% premium over the $31.99 closing price of Taubman’s common shares on December 2, 2019. Mr. R. Taubman conveyed to Mr. Simon that, based on direction from the Special Committee, he did not believe that the Special Committee would accept Simon’s revised proposal, but that a purchase price of $63.00 per share might be viewed by the Special Committee as acceptable and the committee could be flexible regarding the mix of cash and shares of Simon common stock in order to achieve the highest possible price (including potentially accepting all cash).
On December 3, 2019, the Special Committee held a meeting, which was attended by Mr. R. Taubman and representatives of Kirkland and Lazard. At the meeting, Mr. R. Taubman updated the Special Committee on his discussions with Mr. Simon during their December 2, 2019 dinner and noted that he expected to speak with Mr. Simon again later that week. After discussion, the Special Committee determined that it would meet with Mr. R. Taubman again before his next discussion with Mr. Simon in order to discuss guidelines and the appropriate participants for such discussion.
On December 4, 2019, the Taubman Board held a meeting, which was attended by representatives of Honigman. During the meeting, Mr. R. Taubman provided an update on discussions with Simon to date. Mr. R. Taubman discussed with the Taubman Board the Green Street Advisors (“Green Street”) report that was issued on December 3, 2019 regarding regional mall REITs. Mr. R. Taubman described that while Green Street’s NAV analysis did not change in the report, Green Street had reduced Taubman’s intrinsic value and increased Simon’s intrinsic value, primarily related to Simon’s balance sheet strength. Members of the Taubman Board thereafter discussed the recent discussions with Simon and the Green Street report.
On December 5, 2019, the Special Committee held a meeting, with representatives of Kirkland and Lazard in attendance. At the meeting, the members of the Special Committee considered the merits and potential risks of the Special Committee having direct participation in the upcoming discussion between Mr. R. Taubman and Mr. Simon. Following discussion, it was the consensus of the Special Committee that in light of the risk that adding participants to the discussions between Mr. R. Taubman and Mr. Simon could disrupt the negotiating dynamic and potentially impair the outcome for the unaffiliated Taubman common shareholders in a transaction with Simon, Mr. R. Taubman would attend the upcoming discussion with Mr. Simon without representatives of the Special Committee or Lazard attending, subject to Mr. R. Taubman’s adherence to guidelines from the Special Committee regarding the matters to be discussed (the “Additional Process Guidelines”). Representatives of Lazard then reviewed with the Special Committee preliminary financial analyses relating to a potential transaction with Simon, and the members of Special Committee discussed with Lazard the Special Committee’s views on price and Simon’s ability to pay, including the impact of leverage, accretion and consideration mix.
On December 6, 2019, members of the Special Committee spoke with Mr. R. Taubman by telephone to convey the Additional Process Guidelines. The Additional Process Guidelines emphasized, among other things, that Mr. R. Taubman should not commit to a purchase price less than $60.00 per share and should not agree to any final post-closing governance or other non-price terms with potential implications on the value to be received by unaffiliated Taubman common shareholders in a transaction with Simon prior to an initial agreement on price.
Also on December 6, 2019, Messrs. R. Taubman and Simon met for lunch and discussed the potential transaction. During the meeting, Mr. Simon made a revised oral proposal to Mr. R. Taubman for Simon to acquire Taubman for $57.00 per share, in a mix of cash and shares of Simon common stock (which Mr. Simon indicated may likely be 75% in cash and 25% in shares). Mr. R. Taubman conveyed to Mr. Simon that, based on prior feedback from the Special Committee, he did not believe that the Special Committee would accept the proposal. Mr. Simon then made a further revised oral proposal to Mr. R. Taubman for Simon to acquire Taubman for $60.00 per share, again in a mix of cash and shares of Simon common stock (the “Updated December 6 Proposal”). Mr. Simon again indicated that, while he was not yet sure of the cash and stock mix, Simon was leaning toward paying 75% in cash and 25% in Simon shares. This proposal represented a 92.7% premium over the $31.13 closing price of Taubman’s common shares on December 5, 2019, the most recent completed trading day before their discussion. Mr. Simon also asked that Simon receive term sheets outlining the key terms of the merger agreement and the JV agreement. Mr. R. Taubman stated that he would communicate the revised proposal and request for term sheets to the Special Committee.
Later on December 6, 2019, members of the Special Committee spoke with Mr. R. Taubman by telephone. During the discussion, Mr. R. Taubman provided members of the Special Committee with an update regarding his lunch with Mr. Simon and the Updated December 6 Proposal. The members of the Special Committee indicated that the Special Committee would discuss the Updated December 6 Proposal later on December 6, 2019.
Later on December 6, 2019, the Special Committee held a meeting to discuss the Updated December 6 Proposal, with representatives of Kirkland and Lazard in attendance. The members of the Special Committee discussed the telephone call with Mr. R. Taubman earlier that day, the Updated December 6 Proposal and potential responses, including possible outreach to other parties that may potentially be interested in a transaction involving Taubman. Following discussion, the Special Committee determined that Mr. R. Taubman should continue discussions with Simon regarding a potential transaction on the basis of the Updated December 6 Proposal and that the Special Committee should further consider whether to solicit potential interest from additional parties, taking into account the potential benefits and risks of doing so, as well as the likelihood of another party having the scale and strategic focus, the liquidity, balance sheet, and leverage (in particular, during the present challenging environment), the potential synergies, the knowledge of the business, and the understanding of Taubman’s assets and their value, to enable it to present a proposal that could be competitive with the Updated December 6 Proposal. The Special Committee also discussed the potential impact of Taubman’s corporate and governance structure on any potential transaction involving Taubman, including in light of certain Taubman family members having a consent right over the sale of a number of properties of the Taubman operating partnership. At the meeting, representatives of Kirkland also reviewed with the Special Committee drafts of the Transaction Term Sheet and the JV Term Sheet, with the members of the Special Committee providing direction on provisions of the term sheets. The Special Committee then authorized the submission of the term sheets to Simon following the implementation of the feedback provided by the Special Committee at the meeting.
Later on December 6, 2019, Taubman sent drafts of the JV Term Sheet and the Transaction Term Sheet to Simon. The draft of the Transaction Term Sheet contemplated, among other things: (i) a 45-day “open” go-shop period that would permit Taubman to pay a lower termination fee in connection with any alternative proposal that was initially received during the go-shop period, even if the merger agreement was terminated after the go-shop period; (ii) a “fiduciary out” provision that would allow Taubman to terminate the merger agreement to accept a superior proposal during and following the go-shop period; and (iii) a requirement that holders of a majority of the outstanding Taubman common shares and Series B preferred shares, other than the Taubman family members, approve the transaction. The draft of the JV Term Sheet, among other things: (i) contemplated that Mr. R. Taubman would be the chief executive officer of the Joint Venture, with general authority to operate the Joint Venture’s business, subject to various consent rights that Simon would have on material transactions and decisions, and the mechanisms for resolving any deadlocks, (ii) provided that starting two years from the closing, subject to certain limitations and procedures, the Taubman family members would be entitled to exchange their equity interests in the Joint Venture for, at the option of the Taubman family members, units in the Simon operating partnership or cash, based on the greater of three alternative valuation mechanisms and (iii) set forth a process for establishing an annual budget, operating plan and distribution policy and provided rules on what would happen if an annual budget, operating plan or distribution policy were not approved.
On December 7, 2019, the Special Committee held a meeting, which was attended by Mr. R. Taubman, members of Taubman senior management and representatives of Kirkland, Lazard, Wachtell Lipton, Honigman and Goldman. At the meeting, the Taubman Board discussed with Mr. R. Taubman, among other things, certain aspects of the term sheets, including termination fees and antitrust efforts and structure matters, as well as potential timing for negotiating a transaction with Simon. During the discussion, the members of the Special Committee provided their views on various transaction terms, with representatives of Kirkland providing perspectives on these topics, and the members of the Special Committee provided direction to Mr. R. Taubman regarding such terms. Mr. R. Taubman noted that he planned to speak with Mr. Simon regarding the term sheets the following day and would reflect the feedback of the Special Committee in his discussions and provide an update to the Special Committee following such discussion.
On December 8, 2019, Messrs. R. Taubman and Simon met to discuss, among other things, the JV Term Sheet and the Transaction Term Sheet, focusing in particular on the JV Term Sheet. At the conclusion of the meeting, Messrs. R. Taubman and Simon agreed that it would be beneficial to hold a meeting on December 9, 2019 to further discuss these matters.
Later on December 8, 2019, the Taubman Board held a meeting, with members of Taubman senior management and representatives of Honigman in attendance. During the meeting, members of the Special Committee and Mr. R. Taubman provided the other members of the Taubman Board with an update on discussions with Simon, including the Updated December 6 Proposal and the distribution of the JV Term Sheet and Transaction Term Sheet to Simon. Mr. R. Taubman also provided an overview of his meeting with Mr. Simon earlier in the day on December 8, 2019. Following discussion, the Taubman Board indicated its support for the Updated December 6 Proposal and Taubman’s continued exploration of a potential transaction with Simon.
On December 9, 2019, Taubman and Simon held a meeting at the offices of Wachtell Lipton in which representatives of Taubman senior management, Simon senior management, Wachtell Lipton, Kirkland, Honigman, Latham & Watkins, LLP, counsel to Simon (“Latham”), and Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Simon (“Paul Weiss”), participated. The parties discussed, among other things, the JV Term Sheet and the Transaction Term Sheet.
Later on December 9, 2019, Simon sent revised drafts of the Transaction Term Sheet and the JV Term Sheet to Taubman. The draft of the Transaction Term Sheet contemplated, among other things: (i) a “force the vote” provision that would prevent Taubman from terminating the merger agreement to accept a superior proposal following the go-shop period unless and until the Taubman shareholders voted against the Simon transaction at a meeting of Taubman shareholders; (ii) a 45-day “closed” go-shop period that would not permit Taubman to pay a lower termination fee if the merger agreement was terminated after the expiration of the go-shop period in connection with any alternative proposal that was initially received during the go-shop period; (iii) recurring matching rights for Simon with respect to any alternative proposal received by Taubman; (iv) a termination fee payable by Taubman to Simon of 4% of the aggregate equity value of Taubman in the event that Taubman terminates the merger agreement to enter into a superior proposal following the go-shop period; (v) a termination fee of 2% of the aggregate equity value of Taubman in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period; (vi) a “naked no vote” expense reimbursement amount payable by Taubman to Simon of up to 1% of the aggregate equity value of Taubman if the merger agreement is terminated because Taubman’s shareholders do not approve the merger agreement; and (vii) a “tail” provision in the voting agreement that would require the Taubman family members to vote against any alternative proposal submitted to Taubman’s shareholders during the 12-month period following any termination of the merger agreement (other than a superior proposal accepted by Taubman during the go-shop period). The draft of the JV Term Sheet, among other things: (i) provided that the period during which Mr. R. Taubman would have operational control over the Joint Venture would be time limited and added certain other events that would shift operational control to Simon, (ii) deleted the proposed valuation mechanisms if the Taubman family members exercised their sale rights and indicated that the valuation mechanisms would be discussed at a later stage, (iii) added additional consent rights for Simon during the period in which Mr. R. Taubman would have operational control of the Joint Venture and modified the deadlock dispute procedures and items that could be capable of being resolved through arbitration, (iv) indicated that the Taubman family members would be subject to a non-compete, (v) added various parameters and limitations on annual distributions and the annual budget process and (vi) provided that the Joint Venture would be responsible for any preferred equity or debt of Taubman that is repaid by Simon and for any transaction expenses incurred by Taubman in connection with the transaction.
On December 10, 2019, Mr. R. Taubman and Mr. Simon met to discuss, among other things, the timing for the potential transaction and various issues in the revised JV Term Sheet.
On December 12, 2019, the Taubman Board held a regularly scheduled meeting, with members of Taubman senior management in attendance. At the meeting, Mr. R. Taubman provided the other members of the Taubman Board with an update on the potential transaction with Simon, including Mr. R. Taubman’s discussions with Mr. Simon to date.
On December 13, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland and Lazard. The representatives of Kirkland reviewed with the Special Committee the December 9 draft of the Transaction Term Sheet, including the fiduciary and termination provisions and the ability of the Special Committee to solicit and negotiate alternative proposals, as well as the December 9 draft of the JV Term Sheet. The Special Committee provided the representatives of Kirkland with its views and direction on such matters, and authorized the submission of a draft merger agreement to Simon reflecting the Special Committee’s feedback. The Special Committee also discussed the circumstances in which Mr. R. Taubman and other Taubman family members could be obligated to vote in favor of an alternative proposal and, following discussion, it was the consensus of the Special Committee that the Special Committee would further discuss this matter and make a proposal to Mr. R. Taubman at the appropriate time.
Between December 13, 2019 and December 16, 2019, Wachtell Lipton and Paul Weiss exchanged several drafts of the JV Term Sheet, negotiating, among other items, the liquidity mechanics and valuation mechanisms, consent rights for each party when the other party would have operational control of the Joint Venture, the dispute resolution mechanism, the time period during which Mr. R. Taubman would have operational control of the Joint Venture, the minimum distribution requirements and annual budget matters.
On December 16, 2019, representatives of Kirkland, Wachtell Lipton and Latham discussed by telephone the various issues that were unresolved in the Transaction Term Sheet, including the “force the vote” provision, the “closed” go-shop provision, the “tail” provision of the voting agreement, the size of the termination fees and the inclusion of the “naked no vote” expense reimbursement provision.
On December 17, 2019, representatives of Kirkland sent an initial draft of the merger agreement to Latham. The draft merger agreement contemplated, among other things: (i) a “fiduciary out” termination provision that would allow Taubman to terminate the merger agreement to accept a superior proposal before and after the go-shop period; (ii) a 45-day “open” go-shop provision; (iii) a termination fee payable by Taubman to Simon of 1% of the value of Taubman’s equity to be acquired by Simon in the proposed transaction in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period or with any party that has submitted an acquisition proposal during the go-shop period that the Special Committee has determined in good faith constitutes or could reasonably be expected to lead to a superior proposal; (iv) a termination fee payable by Taubman to Simon of 2% of the equity value of Taubman to be acquired by Simon in the proposed transaction in the event that Taubman terminates the merger agreement to enter into a superior proposal in other circumstances following the go-shop period; (v) a regulatory efforts provision that required Simon to do all things necessary, proper and advisable to obtain regulatory approvals, except as would have a material adverse effect on the combined business of Simon and Taubman; and (vi) no closing conditions related to the receipt of contractual consents from third parties and no mandated delay period to complete the proposed transaction if any third-party consents have not been obtained when all other closing conditions have been satisfied. Thereafter, until execution of the merger agreement on February 9, 2020, Taubman and Simon and their representatives exchanged multiple drafts of the merger agreement and engaged in related negotiations.
On December 20, 2019, the Special Committee held a meeting, which was attended by representatives of Taubman’s senior management, Kirkland, Lazard and Goldman. At the meeting, Taubman’s senior management reviewed with the Special Committee a set of preliminary financial projections that the Special Committee had instructed management to prepare in the context of evaluating a transaction with Simon, with management noting that such projections remained incomplete pending additional details that management was still preparing. The Special Committee reviewed with management the key drivers and rationale behind the preliminary financial projections, including the shifting retail landscape, and views on the achievability of such projections. During an executive session of the Special Committee, the Special Committee concluded that it should receive and review the additional portions of such projections prior to making any final determination with respect to such projections.
On December 23, 2019, the Special Committee held a meeting, with representatives of Kirkland and Lazard in attendance. At the meeting, the representatives of Kirkland reviewed with the Special Committee the directors’ fiduciary duties, both generally and in the context of the potential transaction with Simon, and various other legal matters, including process considerations. The representatives of Lazard discussed with the Special Committee the potential merits and risks of conducting a pre-signing market check, and they identified certain third parties that could potentially be interested in a transaction involving Taubman. After discussion and consideration of various factors, including the fact that any merger agreement with Simon would contain a “go-shop” provision, the risk that Simon would terminate negotiations with Taubman should Taubman explore strategic options with other parties, the view of the Special Committee that it would be unlikely that another counterparty would be in a position to make a proposal that would be superior to the proposed transaction with Simon, the fact that the Taubman family members had a consent right over the sale of a number of properties of the Taubman operating partnership and the risk of a leak and the resulting management distraction that could occur if the Special Committee engaged in outreach efforts at that time, the Special Committee determined that it would not be in the best interests of Taubman and its shareholders to engage in a market check before signing an agreement with Simon, but that Taubman should conduct a post-signing market check if it were to proceed with a transaction with Simon.
On December 24, 2019, Taubman sent an initial draft of the JV agreement and a revised draft of the JV Term Sheet to Simon, with terms generally consistent with prior versions of the JV Term Sheet that had been circulated to Simon. Thereafter, until execution of the merger agreement and finalization of the form of the JV agreement on February 9, 2020, Taubman and Simon and their representatives exchanged multiple drafts of the JV agreement and engaged in related negotiations, including negotiating various provisions regarding governance and consent rights, deadlock and dispute resolution procedures, liquidity options (both for Simon and for the Taubman family members) and related valuation mechanisms, annual budgets and minimum distribution requirements.
On January 5, 2020, Messrs. R. Taubman and Simon discussed the timing of the contemplated transaction and potential next steps.
On January 6, 2020, Simon sent revised drafts of the merger agreement and the JV agreement to Taubman. The draft merger agreement contemplated, among other things: (i) a “force the vote” provision that would prevent Taubman from terminating the merger agreement to accept a superior proposal following the go-shop period; (ii) a 45-day “closed” go-shop provision that would not permit Taubman to pay a lower termination fee if the merger agreement was terminated after the expiration of the go-shop period in connection with any alternative proposal that was initially received during the go-shop period; (iii) a termination fee payable by Taubman to Simon of 2% of the value of Taubman’s equity to be acquired by Simon in the Transactions in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period; (iv) a termination fee payable by Taubman to Simon of 4% of the equity value of Taubman to be acquired by Simon in the Transactions in the event that Taubman terminates the merger agreement to enter into a superior proposal following the go-shop period; (v) a regulatory efforts provision that required Simon to do all things necessary, proper and advisable to obtain regulatory approvals, except that Simon would not be required to commit to or make any regulatory concession with respect to properties of Taubman or Simon that satisfied certain materiality criteria; and (vi) a closing condition related to the receipt of certain required contractual consents from third parties. The draft JV agreement continued to include the open issues that the parties had been discussing, including the liquidity mechanics and valuation mechanisms, consent rights for each party when the other party would have operational control of the Joint Venture, the dispute resolution mechanism, the time period during which Mr. R. Taubman would have operational control of the Joint Venture, and distribution policy and annual budget matters.
Later on January 6, 2020, the Special Committee held a meeting, with representatives of Taubman’s senior management, Wachtell Lipton, Kirkland, Lazard and Goldman in attendance. At the meeting, members of Taubman’s senior management reviewed with the Special Committee the Projections (as described in “–Certain Unaudited Prospective Financial Information”), which reflected updates to the preliminary financial projections presented to the Special Committee on December 20, 2019. The Projections reflected the inclusion of the portions of the projections that had not been included in the projections reviewed by the Special Committee on December 20, 2019 and took into account, among other things, continuing developments in Taubman’s business, including the continuing uncertainty and headwinds in the retail environment, the rise of e-commerce and slower than expected rent growth. The Special Committee approved the Projections and authorized Lazard to use the Projections for purposes of Lazard’s valuation analyses in connection with a potential transaction involving Simon.
On January 8, 2020, Taubman and Simon held a meeting at the offices of Paul Weiss in which representatives of Taubman senior management, Simon senior management, Kirkland, Wachtell Lipton, Honigman and Paul Weiss participated. At the meeting, the parties continued to discuss various open issues in the JV agreement.
On January 9, 2020, Taubman and Simon held a meeting at the offices of Kirkland in which representatives of Taubman senior management, Simon senior management, Kirkland, Latham and Wachtell Lipton participated. At the meeting, the parties discussed open issues in the merger agreement, including, among other things, provisions regarding termination rights, termination fees, the go-shop period and third-party consents.
Also on January 9, 2020, Mr. Simon and Mr. R. Taubman met to continue discussing the proposed transaction and the current market environment. During this discussion, Mr. Simon communicated that, in light of, among other things, the uncertain and deteriorating retail environment, the critical situation with Forever 21, and the recent performance of Simon’s stock, Simon was no longer willing to pursue a transaction on the terms of the Updated December 6 Proposal, and Simon instead submitted a revised verbal proposal for Simon to acquire Taubman for $57.00 per share in cash (as opposed to cash and stock, as previously proposed). Further, Mr. Simon indicated that Simon wanted the Taubman family members to retain their full ownership stake in the Taubman operating partnership rather than selling one-third of their interest as part of the transaction as previously proposed (the “January 9 Proposal”). This proposal represented a 78.2% premium over the $31.99 closing price of Taubman’s common shares on January 8, 2019, the most recent completed trading day before their discussion. In response, Mr. R. Taubman informed Mr. Simon that the Special Committee would need to review the January 9 Proposal. Mr. R. Taubman also noted to Mr. Simon that he expected that the Taubman family members would be willing to retain their full ownership interest in the Taubman operating partnership if Simon would agree to certain liquidity terms (which ultimately were not agreed). Mr. R. Taubman also expressed his disappointment with the reduced price reflected in the January 9 Proposal, but Mr. Simon did not change his position following extensive further discussion. After their meeting and as previously scheduled, Mr. R. Taubman and Mr. Simon proceeded to meet with other representatives of Taubman senior management, Simon senior management, Wachtell Lipton and Paul Weiss to continue discussing the open issues in the JV agreement, including the liquidity mechanics and valuation mechanisms, consent rights for each party when the other party would have operational control of the Joint Venture, the dispute resolution mechanism, the minimum distribution requirements and annual budget matters.
On January 10, 2020, the Special Committee held a meeting, with representatives of Kirkland and Lazard present. During the meeting, and in advance of a meeting of the Special Committee scheduled for later that day at which Mr. R. Taubman would be providing an update on recent interactions with Simon (including an overview of the January 9 Proposal), the representatives of Kirkland provided the Special Committee with an update on recent negotiations between the parties on the merger agreement and the JV agreement. The Special Committee also discussed with the representatives of Kirkland certain open issues in the merger agreement, including, among other things, provisions regarding termination rights, termination fees, the go-shop period and third party consents. Following discussion, the Special Committee determined that it would reconvene after the scheduled call with Mr. R. Taubman to discuss the January 9 Proposal.
Later on January 10, 2020, the Special Committee held a meeting, with Mr. R. Taubman and representatives of Kirkland, Lazard and Wachtell Lipton present. The Special Committee discussed with Mr. R. Taubman the January 8, 2020 and January 9, 2020 meetings between the parties described above, and Mr. R. Taubman provided the Special Committee with an overview of his January 9, 2020 conversation with Mr. Simon and the January 9 Proposal. Mr. R. Taubman indicated that, in light of, among other things, the uncertain and deteriorating retail environment, he was supportive of continuing to explore a transaction with Simon on the terms set forth in the January 9 Proposal, but noted that the Special Committee had been delegated the full power and authority of the Taubman Board to review, evaluate and negotiate a potential transaction with Simon. Following discussion, the members of the Special Committee concluded that the Special Committee would hold an additional meeting with the representatives of Kirkland and Lazard later that day to further consider these matters and the January 9 Proposal.

Later on January 10, 2020, the Special Committee held a meeting, with representatives of Kirkland and Lazard present. At the meeting, the Special Committee discussed the January 9 Proposal, including with respect to price, consideration mix and post-closing governance as it related to these matters, and potential next steps. Following deliberation, the Special Committee concluded that Ms. Marakovits, on behalf of the Special Committee, should directly participate in the next meeting between Mr. R. Taubman and Mr. Simon, which had been scheduled for January 12, 2020.
Later on January 10, 2020, Ms. Marakovits and Mr. Embler held a telephone conversation with Mr. R. Taubman to discuss potential next steps, indicating, among other things, the Special Committee’s determination that Ms. Marakovits should participate in the January 12, 2020 discussion between Mr. R. Taubman and Mr. Simon. Ms. Marakovits and Mr. Embler asked Mr. R. Taubman whether the Taubman family would be interested in potentially selling all of their interests in the Taubman operating partnership to Simon in the proposed transaction, and Mr. R. Taubman said that the Taubman family would not be interested in doing so.
Later on January 10, 2020, the Special Committee held a meeting, with representatives of Kirkland and Lazard present. Ms. Marakovits provided an update on the conversation that she and Mr. Embler had earlier that day with Mr. R. Taubman. The Special Committee discussed with the representatives of Kirkland open issues in the merger agreement and the JV agreement. The representatives of Lazard reviewed with the Special Committee Lazard’s preliminary analysis of the January 9 Proposal, including relative to the Updated December 6 Proposal. The Special Committee then discussed next steps for responding to the January 9 Proposal, including views on the best way to increase Simon’s proposed price and the appropriate sequencing of discussions regarding price and governance terms to obtain the best outcome for the unaffiliated Taubman common shareholders. The Special Committee also discussed a framework for obligating the Taubman family members to facilitate the making of a superior proposal (the “Taubman Family Commitments”) and instructed Kirkland to propose to Mr. R. Taubman a draft of the Taubman Family Commitments that would require the Taubman family members to vote all of their ownership interests in favor of a superior proposal that provided for (i) (x) aggregate sale proceeds to the Taubman family members that are at least equal to the proceeds to be received in a transaction with Simon and (y) other terms with respect to the Taubman family members’ investment that are at least as favorable as a whole to those provided in a transaction with Simon or (ii) the sale of all of the Taubman family members’ ownership interests at a price that would provide per share net sale proceeds to the Taubman family members that are at least equal to the proceeds they would receive in a transaction with Simon. The draft Taubman Family Commitments also required the Taubman family members to negotiate in good faith with the Special Committee any superior proposal that did not initially satisfy these criteria.
On January 11, 2020, the Special Committee held a meeting, with representatives of Kirkland and Lazard present. At the meeting, the Special Committee and its advisors further discussed next steps for responding to the January 9 Proposal, including views on the best way to increase Simon’s proposed price and the appropriate sequencing of discussions regarding price and governance terms to obtain the best outcome for the unaffiliated Taubman shareholders. Following discussion, it was the consensus of the Special Committee that the parties should agree on price prior to further negotiating governance terms.
Later on January 11, 2020, Ms. Marakovits contacted Mr. R. Taubman and informed him that the Special Committee had concluded that at the upcoming January 12 meeting with Mr. Simon, the parties should agree on price prior to further negotiating governance terms.
On January 12, 2020, Lazard provided Ms. Marakovits with preliminary financial analyses relating to the January 9 Proposal, to assist Ms. Marakovits in her discussion with Mr. R. Taubman and Mr. Simon scheduled for later that day.
On January 12, 2020, Ms. Marakovits, Mr. R. Taubman and Mr. Simon met to discuss the January 9 Proposal. The parties discussed the financial aspects of the January 9 Proposal, including in light of Taubman’s prospects, potential accretion to Simon in light of the shift in consideration mix to all-cash and Simon’s ability to pay, among other aspects. During this conversation, Mr. Simon communicated to Ms. Marakovits and Mr. R. Taubman that, in light of a variety of factors, including the deteriorating retail environment, the pending bankruptcy of Forever 21 and Simon’s recent stock performance, the per share price of $57.00 represented Simon’s best and final price and that, should the parties fail to agree on price and move forward with the transaction at that time, Simon would need to put the transaction on hold, for a period of four to six weeks, while it focused on a potential transaction involving Forever 21. At the meeting, Ms. Marakovits agreed on behalf of the Special Committee to proceed with the potential transaction on the basis of a per share price of $57.00 in cash and, on behalf of the Special Committee, she then authorized Mr. R. Taubman to further discuss governance terms with Mr. Simon. Mr. R. Taubman also indicated that he was in favor of proceeding with the potential transaction on the basis of a per share price of $57.00 in cash. Mr. R. Taubman and Mr. Simon then discussed, among other terms, that the Taubman family members would sell approximately one-third of their interests in the Taubman operating partnership for cash at the same price to be received by the unaffiliated holders of Taubman operating partnership units, the terms of a one-time put right for the Taubman family members to sell all of their interests in the Taubman operating partnership to Simon during the third year following the closing of the transaction, and certain other aspects of the draft JV agreement, including minimum distribution requirements, consent rights and the valuation mechanisms in the case of sales by the Taubman family members of their interests in the Joint Venture.
Later on January 12, 2020, and again on January 13, 2020, representatives of Taubman senior management, Simon senior management, Wachtell Lipton and Paul Weiss met to discuss the open issues in the JV agreement, including the Taubman family members’ desire to have the right to sell to Simon, following the closing of the acquisition of Taubman, all of their interests in the Taubman operating partnership at a fixed price equal to the price paid to the unaffiliated holders of Taubman operating partnership units in the acquisition of Taubman. In the course of these discussions, Mr. R. Taubman ultimately agreed, among other things, that the Taubman family members would not have the right under the JV agreement to sell to Simon, following the closing of the acquisition of Taubman, all of their remaining interests in the Taubman operating partnership at a fixed price equal to the price paid to the unaffiliated Taubman shareholders in the acquisition of Taubman.
On January 14, 2020, members of Simon senior management and Taubman senior management met for a due diligence session to discuss, among other things, Taubman’s 2020 budget.
Also on January 14, 2020, a draft of the voting agreement was sent to Simon. The draft of the voting agreement did not include a “tail” provision requiring the Taubman family members to vote against any alternative proposal submitted to Taubman’s shareholders during the 12-month period following any termination of the merger agreement. Between January 14, 2020 and February 9, 2020, the parties negotiated the provisions of the voting agreement, including the circumstances under which the voting agreement would terminate.
Also on January 14, 2020, Kirkland sent the draft Taubman Family Commitments to Wachtell Lipton for review by Mr. R. Taubman.
On January 15, 2020, the Special Committee held a meeting, with Mr. R. Taubman and representatives of Kirkland and Lazard present. At the meeting, Mr. R. Taubman provided the members of the Special Committee with an update on his discussions with Mr. Simon regarding the JV agreement to date, including the January 12 meeting with Mr. Simon and subsequent discussions. The Special Committee discussed these matters and potential next steps, and it was the consensus of the Special Committee that the parties should proceed to execute a transaction subject to finalizing all open issues in the agreements in a satisfactory manner.
On January 16, 2020, representatives of Kirkland and Wachtell Lipton sent revised drafts of the merger agreement and JV agreement to Simon. The draft merger agreement contemplated, among other things: (i) a “fiduciary out” termination provision that would allow Taubman to terminate the merger agreement to accept a superior proposal before and after the go-shop period; (ii) a 45-day “open” go-shop provision; (iii) a termination fee payable by Taubman to Simon of 1.25% of the value of Taubman’s equity to be acquired by Simon in the Transactions in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period or with any party that has submitted an acquisition proposal during the go-shop period that the Special Committee has determined in good faith constitutes or could reasonably be expected to lead to a superior proposal; (iv) a termination fee payable by Taubman to Simon of 2.5% of the equity value of Taubman to be acquired by Simon in the Transactions in the event that Taubman terminates the merger agreement to enter into a superior proposal in other circumstances following the go-shop period; (v) a regulatory efforts provision that required Simon to do all things necessary, proper and advisable to obtain regulatory approvals, except that Simon would not be required to commit to or make any regulatory concession with respect to specified properties of Taubman; and (vi) no closing conditions related to the receipt of contractual consents from third parties and no mandated delay period to complete the proposed transaction if any third-party consents have not been obtained when all other closing conditions have been satisfied. The revised draft of the JV agreement continued to have open points regarding, among other items, minimum distribution requirements, the process to approve the annual budget and consequences if an annual budget was not approved, consent rights regarding the operation of the Joint Venture following the closing, the dispute resolution process if a consent from the other party on operational matters was not obtained, the right of the Taubman family members to exchange all of their interests in the Joint Venture between the second and third anniversaries of the closing and other liquidity mechanics and valuation mechanisms.
Later on January 16, 2020, Wachtell Lipton sent a revised draft of the Taubman Family Commitments to Kirkland reflecting the positions of the Taubman family members. The draft provided, among other things, that the Taubman family members would reasonably cooperate with the go-shop process, but only with respect to transactions that provide a structure similar to that of the transaction with Simon, including an ongoing partnership arrangement with respect to the Taubman operating partnership.
On January 19, 2020, representatives of Taubman and Simon met to discuss the merger agreement, with representatives of Kirkland, Wachtell Lipton and Latham present. At the meeting, the parties discussed open issues in the merger agreement, including, among other things, provisions regarding termination rights, termination fees, the go-shop period and third-party consents.
On January 20, 2020, Simon sent a revised draft of the merger agreement to Taubman. The draft merger agreement contemplated, among other things: (i) a 45-day “closed” go-shop provision that would not permit Taubman to pay a lower termination fee if the merger agreement was terminated after the expiration of the go-shop period in connection with any alternative proposal that was initially received during the go-shop period; (ii) a termination fee payable by Taubman to Simon of 1.9% of the value of Taubman’s equity to be acquired by Simon in the proposed transaction in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period; (iii) a termination fee payable by Taubman to Simon of 3.8% of the equity value of Taubman to be acquired by Simon in the proposed transaction in the event that Taubman terminates the merger agreement to enter into a superior proposal following the go-shop period; and (iv) closing conditions related to the receipt of certain contractual consents from third parties. The revised draft of the merger agreement did not change the regulatory efforts covenant that was in Taubman’s previous draft, but noted that the regulatory efforts provision was subject to review and comment by Simon’s counsel.
On January 21, 2020, Messrs. R. Taubman and Simon and representatives of Wachtell Lipton and Paul Weiss met to discuss the open issues in the JV agreement, including required minimum distributions and the liquidity provisions. After the meeting, Taubman sent a draft of the JV agreement to Simon reflecting these discussions. Thereafter, the parties continued to exchange and negotiate drafts of the JV agreement.
Later on January 21, 2020, representatives of Taubman and Simon met to discuss the merger agreement, with representatives of Kirkland, Wachtell Lipton and Latham present. At the meeting, the parties discussed open issues in the merger agreement, including, among other things, the provisions regarding termination fees, the go-shop period and third party consents.
On January 22, 2020, Kirkland sent a revised draft of the Taubman Family Commitments to Wachtell Lipton. The draft provided, among other things, that (i) any Taubman family member that is a director or officer of Taubman will cooperate with the Special Committee and its advisors to facilitate the go-shop process, (ii) Mr. R. Taubman will negotiate in good faith (on behalf of the Taubman family members) with a competing bidder that has made a proposal which the Special Committee determines is a superior proposal, or is reasonably likely to lead to a superior proposal, and that has a structure similar to the transactions with Simon and (iii) Mr. R. Taubman will discuss in good faith with the Special Committee terms on which the Taubman family members might be willing to agree to an alternative transaction that does not have a structure similar to the transaction with Simon.
Later on January 22, 2020, the Special Committee held a meeting, which was attended by certain of the Company’s other independent directors and representatives of Kirkland and Lazard. During the meeting, the representatives of Kirkland again reviewed the fiduciary duties of the directors, and the representatives of Lazard reviewed with the Special Committee Lazard’s financial analyses relating to a potential transaction with Simon. The representatives of Lazard also reviewed with the Special Committee various strategic alternatives that could potentially be available to Taubman, including executing on its strategic plan, engaging in joint ventures with respect to various assets, spinning-off a portfolio of various assets and selling Taubman to an alternative strategic or financial buyer. In connection with this discussion, the representatives of Kirkland provided the Special Committee with an update on the status of the Taubman Family Commitments and the other draft transaction documents, including the merger agreement and the JV agreement. Between January 22, 2020 and January 25, 2020, representatives of Kirkland and Wachtell Lipton finalized the terms of the Taubman Family Commitments.

On January 23, 2020, representatives of Kirkland sent a revised draft of the merger agreement to Simon. The draft merger agreement contemplated, among other things: (i) a termination fee payable by Taubman to Simon of 1.25% of the value of Taubman’s equity to be acquired by Simon in the Transactions in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period or within two full “match” right periods following the expiration of the go-shop period with any third party that has submitted an acquisition proposal during the go-shop period that the Special Committee has determined in good faith constitutes or could reasonably be expected to lead to a superior proposal; (ii) a termination fee payable by Taubman to Simon of 3.0% of the equity value of Taubman to be acquired by Simon in the Transactions in the event that Taubman terminates the merger agreement to enter into a superior proposal in other circumstances following the go-shop period; (iii) a regulatory efforts provision that required Simon to do all things necessary, proper and advisable to obtain regulatory approvals, except that Simon would not be required to commit to or make any regulatory concession with respect to specified properties of Simon; and (iv) no closing conditions related to the receipt of contractual consents from third parties and no mandated delay period to complete the proposed transaction if any third party consents have not been obtained when all other closing conditions have been satisfied.
Later on January 23, 2020, representatives of Taubman and Simon held a telephone conversation to discuss the merger agreement, with representatives of Kirkland, Wachtell Lipton and Latham present. The parties discussed, among other things, the regulatory commitments applicable to Taubman and Simon and the provisions regarding termination fees, the go-shop period and third party consents.
On January 24, 2020, Simon sent a revised draft of the merger agreement to Taubman. The draft merger agreement contemplated, among other things: (i) a termination fee payable by Taubman to Simon of 1.25% of the value of Taubman’s equity to be acquired by Simon in the Transactions (which amount was bracketed in the draft merger agreement, and subsequently accepted by Simon) in the event that Taubman terminates the merger agreement to enter into a superior proposal during the go-shop period or within 10 business days following the expiration of any “match” period beginning prior to the expiration of the go-shop period with any party that has submitted an acquisition proposal during the go-shop period that the Special Committee has determined in good faith constitutes or could reasonably be expected to lead to a superior proposal; (ii) a regulatory efforts provision that required Simon to do all things necessary, proper and advisable to obtain regulatory approvals, except that Simon would not be required to commit to or make any regulatory concession with respect to specified properties of Taubman or Simon; (iii) no closing condition related to the receipt of contractual consents from third parties; and (iv) a provision allowing Simon to delay the closing of the Transactions until six months after the date of the merger agreement if certain contractual consents from third parties have not been obtained.
From January 24, 2020 through January 26, 2020, the parties continued to exchange drafts of, and negotiate the provisions of, the merger agreement and the JV agreement and related transaction documents and schedules.
On January 26, 2020, Mr. Simon contacted Mr. R. Taubman and communicated that while Simon was still interested in pursuing a transaction with Taubman, it would need to assess market conditions further and would not continue to engage in negotiations of the transaction agreements until Simon had made such an assessment.
Later on January 26, 2020, the Taubman Board held a meeting, which was attended by members of senior management and representatives of Wachtell Lipton, Honigman and Kirkland. During the meeting, Mr. R. Taubman updated the Taubman Board regarding the latest discussions with Mr. Simon and Mr. Simon’s position on transaction timing and the open issues in the transaction documents.
Later on January 26, 2020, the Special Committee held a meeting, which was attended by representatives of Kirkland and Lazard. During the meeting, the representatives of Kirkland provided an update on the status of the transaction documents and the representatives of Lazard reviewed with the Special Committee Lazard’s financial analyses of the potential transaction with Simon.
Following January 26, 2020 and until February 5, 2020, Mr. Simon and Mr. R. Taubman remained in contact and discussed market developments and whether to reengage in discussions regarding a potential transaction. Mr. R. Taubman regularly informed members of the Special Committee regarding such discussions.
On January 28, 2020, the Special Committee held a meeting, which was attended by representatives of Kirkland and Lazard. During the meeting, the Special Committee discussed the status of discussions with Simon regarding a potential transaction.

Between the close of trading on January 23, 2020 and January 31, 2020, Taubman’s stock price declined by 16.4% (from $31.59 to $26.42) and Simon’s stock price declined by 9.6% (from $147.25 to $133.15).
On January 31, 2020, the Taubman Board held a meeting, which was attended by members of senior management and representatives of Wachtell Lipton and Honigman. During the meeting, Mr. R. Taubman informed members of the Taubman Board regarding the latest discussions with Mr. Simon and the status of the proposed transaction.
On February 3, 2020, market rumors emerged that Simon was engaging in discussions to acquire Taubman. On February 4, 2020, Bloomberg published an article reporting that Taubman and Simon had been engaged in discussions regarding a potential transaction.
On February 5, 2020, Mr. Simon contacted Mr. R. Taubman and communicated that Simon was prepared to reengage in transaction discussions, but that Simon would not pay more than $52.00 per share. Following Mr. R. Taubman’s objection to the revised proposal, Mr. Simon offered to increase the purchase price to $52.50 per share in cash (the “February 5 Proposal”), but stated that this was Simon’s best and final offer, and that the February 5 Proposal was conditioned on the agreement of the Taubman family members to certain points that had not previously been requested, namely to (i) further explore the ability of Simon to obtain potential synergies in the context of the Taubman operating partnership post-closing ownership structure, (ii) provide Simon with the ability to delay payment for one year on its acquisition of one-half of the Taubman family members’ equity interests in the Joint Venture if the Taubman family members exercise their one-time exchange right to sell 100% of their equity in the Joint Venture in the third year following the closing of the transactions as permitted by the JV agreement and (iii) provide Simon with a right to call all of the Taubman family members’ equity interests in the Joint Venture in certain circumstances. Mr. R. Taubman indicated to Mr. Simon that while the Special Committee would need to determine the acceptability of the price being proposed, Mr. R. Taubman would be willing to consider the proposed changes to the governance provisions in the context of the overall transaction.
On February 5, 2020, the Taubman Board held a meeting, which was attended by members of senior management and representatives of Wachtell Lipton and Honigman. At the meeting, Mr. R. Taubman provided an update on his recent discussions with Mr. Simon and the February 5 Proposal. The Taubman Board discussed the February 5 Proposal and potential responses to Simon.
Later on February 5, 2020, the Special Committee held a meeting, which was attended by Mr. R. Taubman and representatives of Kirkland and Lazard. During the meeting, Mr. R. Taubman further discussed the February 5 Proposal and his perspectives on the terms proposed by Simon, noting his willingness to agree to post-closing governance provisions proposed by Simon in the context of a transaction that provided significant value to the unaffiliated Taubman common shareholders, subject to negotiating the specific terms and conditions of such provisions. Mr. R. Taubman further noted that since the publication of the February 4 Bloomberg article regarding a potential acquisition of Taubman, Taubman had received many calls from investors and other parties, but that no party had called to inquire about acquiring Taubman. After Mr. R. Taubman left the meeting, the Special Committee discussed the possibility of again requesting that the Taubman family members sell all of their interests to Simon or concede additional post-closing governance rights if doing so could lead Simon to pay additional consideration to the unaffiliated Taubman common shareholders. Following discussion, the Special Committee concluded that pursuing such an approach was unlikely to generate additional value for the unaffiliated Taubman common shareholders from Simon and would likely instead jeopardize a transaction that the members of the Special Committee viewed as compelling, particularly in light of the significant market risk and Simon’s concerns about the market and retail environment. Following discussion, it was the consensus of the Special Committee that the parties should work expeditiously to finalize and execute the transaction agreements.
That same day, on February 5, 2020, Mr. Embler contacted Mr. R. Taubman to convey the Special Committee’s views.
Later on February 5, 2020, Simon sent revised drafts of the merger agreement, the JV agreement, the voting agreement and other various transaction documents and schedules to Taubman. From February 5, 2020 through the execution of the merger agreement on February 9, 2020, the parties negotiated the provisions of the merger agreement, the JV agreement, the voting agreement and other various transaction documents and schedules.

On February 6, 2020, the Special Committee held a meeting, which was attended by representatives of Kirkland and Lazard. At the meeting, the representatives of Kirkland provided an update on the status of the transaction agreements and the representatives of Lazard reviewed with the Special Committee Lazard’s financial analyses of the February 5 Proposal.
Between the close of trading on January 31, 2020 and February 7, 2020, Taubman’s stock price increased by 31.2% (from $26.42 to $34.67).
On February 9, 2020, the Special Committee held a meeting, which was attended by Taubman’s other independent directors and representatives of Kirkland and Lazard. At the meeting, the representatives of Kirkland again reviewed the fiduciary duties of the directors and provided a summary of the final terms of the transaction agreements. The representatives of Lazard reviewed Lazard’s financial analysis of the Transactions and rendered its oral opinion, confirmed by delivery of a written opinion dated February 9, 2020, to the Special Committee to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the consideration to be paid by Simon to the holders of Taubman common stock (other than the Taubman family members) in the REIT Merger was fair, from a financial point of view, to such holders. The representatives of Lazard also reviewed with the Special Committee the proposed go-shop process. The Special Committee unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman shareholders, and the Special Committee unanimously recommended that the Taubman Board: (i) determine that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman shareholders; (ii) adopt and approve the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolve to recommend that the Taubman shareholders adopt and approve the merger agreement; and (iv) direct that the merger agreement be submitted to the Taubman shareholders and the holders of Taubman Series B Preferred Stock for their adoption and approval.
Immediately following the meeting of the Special Committee on February 9, 2020, the Taubman Board held a meeting, which was attended by Taubman senior management and representatives of Wachtell Lipton, Honigman, Kirkland and Lazard. At the meeting, the Taubman Board, acting upon the unanimous recommendation of the Special Committee: (i) unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman shareholders; (ii) adopted and approved the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolved to recommend that the Taubman shareholders adopt and approve the merger agreement; and (iv) directed that the merger agreement be submitted to the Taubman shareholders and the holders of Taubman Series B preferred stock for their adoption and approval.
Later in the evening on February 9, 2020, the parties executed and delivered the merger agreement and the voting agreement.
On the morning of February 10, 2020, Taubman and Simon issued a joint press release announcing the proposed transaction and the go-shop period commenced. Later that same day, in connection with the go-shop period, at the direction of the Special Committee, representatives of Lazard began contacting potential counterparties to actively solicit their interest in making an acquisition proposal with respect to Taubman.
During the go-shop period, Lazard contacted 18 potential counterparties, consisting of 4 strategic parties and 14 financial sponsor parties. None of these parties entered into a confidentiality agreement with Taubman or received non-public due diligence information about Taubman. In addition, none of these parties made an acquisition proposal with respect to Taubman. During the go-shop period, the Special Committee regularly held meetings with representatives of Lazard and Kirkland to discuss updates regarding the go-shop process.
The go-shop period expired at 11:59 p.m., New York City time, on March 25, 2020.
Reasons for the Transactions and Recommendation of the Special Committee and the Taubman Board
As described above under the section entitled “—Background of the Transactions,” the Taubman Board established the Special Committee and delegated to it the Taubman Board’s power and authority to, among other things: (i) review and evaluate the possible sale of Taubman; (ii) identify, review and evaluate alternatives to the possible sale of Taubman that may be available to Taubman, including remaining an independent company; (iii) if the Special Committee considers it advisable or appropriate, negotiate the price, structure, form, terms and conditions of a sale of Taubman or any alternative thereto and the form, terms and conditions of any definitive agreements in connection therewith; (iv) determine whether a sale of Taubman or any alternative thereto is fair to, advisable and in the best interests of Taubman and its shareholders; (v) engage, and obtain any necessary or desirable advice, assistance and opinions from, financial advisors or other advisors, consultants and agents; and (vi) recommend to the full Taubman Board what action, if any, should be taken by Taubman with respect to a sale of Taubman or any alternative thereto.
With the assistance of its legal and financial advisors, the Special Committee evaluated the merger agreement and the Transactions and, on February 9, 2020, the Special Committee unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders, and unanimously recommended that the Taubman Board, among other things: (i) determine that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders; (ii) adopt and approve the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolve to recommend that the Taubman common shareholders adopt and approve the merger agreement; and (iv) direct that the merger agreement be submitted to the Taubman common shareholders and the holders of Taubman Series B preferred stock for their adoption and approval.
On February 9, 2020, the Taubman Board, acting upon the unanimous recommendation of the Special Committee: (i) determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders; (ii) adopted and approved the merger agreement and the Transactions; (iii) subject to the terms of the merger agreement, resolved to recommend that the Taubman common shareholders adopt and approve the merger agreement; and (iv) directed that the merger agreement be submitted to the Taubman common shareholders and the holders of Taubman Series B preferred stock for their adoption and approval. Accordingly, the Taubman Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
When you consider the Special Committee and the Taubman Board’s recommendation, you should be aware that certain Taubman directors and executive officers may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders. The Special Committee, consisting entirely of independent directors, was aware of and considered these interests, among other matters, in evaluating the merger agreement and the Transactions and in making its decision to recommend that the Taubman Board adopt and approve the merger agreement and the Transactions. For more information about these interests, refer to the section entitled “—Interests of Taubman’s Directors and Executive Officers in the Transactions.” The Special Committee and the Taubman Board believe that the Transactions, including the REIT Merger, are fair to Taubman’s unaffiliated security holders.
The Special Committee engaged its own legal and financial advisors and received advice throughout the negotiations from such advisors. Since the members of the Special Committee are disinterested with respect to the Transactions, independent of and not affiliated with Simon, the Taubman family members or any of their respective affiliates, the Special Committee believed that it could effectively represent the interests of the unaffiliated Taubman shareholders in negotiating the terms of the Transactions. In evaluating the merger agreement and the Transactions, including the REIT Merger, and in the course of reaching their determinations and decisions described above, and making the recommendations described above, the Special Committee and the Taubman Board considered, among other things, the following factors and potential benefits of the Transactions (not necessarily in order of relative importance), each of which they believed supported their respective decisions:
•
the Special Committee’s belief and the Taubman Board’s belief that the consideration to unaffiliated Taubman shareholders per share of Taubman common stock, as further described under the section entitled “The Merger Agreement—REIT Merger—Treatment of Taubman Common Stock and Taubman Series B Preferred Stock,” was more favorable to such holders than the potential value that might result from other alternatives reasonably available to Taubman, including the alternative of remaining an independent company and pursuing Taubman’s current strategic plan, and other strategic or financial alternatives that might be undertaken as an independent company, in light of a number of factors, including the risks and uncertainties associated with those alternatives;

•	the current and historical market prices of Taubman common stock, including the fact that the consideration of $52.50 per share of Taubman common stock represents:
○
an implied premium of 98.7% to the closing share price for Taubman common stock of $26.42 on January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman;

○	an implied premium of 51.4% to the closing share price for Taubman common stock of $34.67 on February 7, 2020, the last completed trading day before the announcement of the Transactions; and
○
an implied premium of 32.6% to the volume-weighted average price of $39.60 for the shares of Taubman common stock over the 52-week period ended January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman;

•
the Special Committee’s and the Taubman Board’s respective reviews of Taubman’s business, operations, financial condition, strategy, prospects and the risk in achieving such prospects, as well as industry conditions and trends, and the Special Committee’s and the Taubman Board’s view that the consideration to be paid in connection with the Transactions was fair in light of Taubman’s business, operations, financial condition, strategy, prospects and the risk in achieving such prospects, as well as Taubman’s historical and projected financial performance, taking into account, among other things, the projections prepared by Taubman management with respect to Taubman’s prospects as an independent company, as further described below in the section entitled “—Certain Unaudited Prospective Financial Information”;

•
the Special Committee’s and the Taubman Board’s respective understandings of Taubman’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature and challenges of the retail property industry;

•
that the transaction consideration provides Taubman shareholders with immediate certainty of greater value and liquidity at an attractive per share equity value without the market or execution risks associated with continued independence;

•
the financial presentation of Lazard dated February 9, 2020, and the oral opinion of Lazard, subsequently confirmed by delivery of a written opinion dated February 9, 2020, rendered to the Special Committee, to the effect that, as of February 9, 2020, and based on and subject to the factors and assumptions set forth in the written opinion, the consideration to be paid to the Taubman common shareholders (other than Simon, the Taubman family members and any of their respective affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as further described under “—Opinion of Financial Advisor to the Special Committee”;

•
that the merger agreement allows all unaffiliated holders of Taubman OP units to elect to receive (i) the same cash consideration to be received by Taubman shareholders or (ii) a number of Simon OP units equal to a fixed exchange ratio, as further described under “—Certain Effects of the Transactions—The Partnership Merger and LLC Conversion”;

•
that the exchange ratio with respect to the exchange of Taubman OP units for Simon OP units is fixed and will not be adjusted for fluctuations in the market price of Simon common stock and, because Simon OP units are convertible into shares of Simon common stock, the holders of Taubman OP units receiving Simon OP units in the Transactions will benefit from any increase in the trading price of Simon OP units between the announcement and the closing of the Transactions;

•
the Special Committee’s and the Taubman Board’s respective views that the consideration to be paid in the Transactions represented the highest per share consideration that could be reasonably obtained;

•	the fact that, during the period since discussions regarding the Transactions began until the signing of the merger agreement, share prices for both Taubman and Simon had declined;
•
that the Special Committee and the Taubman Board, with the assistance of their respective financial and legal advisors, had considered alternatives, including continuing to operate Taubman on a standalone basis, a sale of selected assets, a spin-off of selected assets or a sale to an alternative buyer, and considered the risks and uncertainties associated with such alternatives, and the Special Committee’s and the Taubman Board’s view that no other alternatives were reasonably likely to create greater value for Taubman common shareholders than the Transactions, taking into account the risk of execution as well as business, competitive, industry and market risk;

•
the fact that market rumors that Simon was engaging in discussions to acquire Taubman became public, which provided any third party wishing to engage in discussions with Taubman with an opportunity to make its interest known, and the fact that, although the Special Committee had not granted Simon exclusivity and was free to consider indications from any other party, no potential acquiror other than

Simon made a proposal to acquire Taubman before the merger agreement was publicly announced on February 10, 2020, and the Special Committee’s view that, if potential acquirors were interested in exploring a transaction with Taubman, such potential acquirors could have engaged with the Special Committee or its representatives after such public announcement;
•	the Special Committee’s and the Taubman Board’s review of the merger agreement, the structure of the Transactions and the financial and other terms and conditions of the Transactions;
•
the efforts made by the Special Committee, with the assistance of its legal and financial advisors, to be fully informed and to negotiate and execute transaction agreements as favorable to Taubman and the unaffiliated Taubman shareholders as possible, and the fact that extensive negotiations regarding the merger agreement were held between the Special Committee and its advisors and Simon and its advisors;

•
that the Taubman family members have agreed to negotiate in good faith with a competing bidder that has made a proposal which the Special Committee determines is a Superior Proposal, or is reasonably likely to lead to a Superior Proposal, and that has a structure similar to the Transactions, and that the Taubman family members have agreed to discuss in good faith with the Special Committee terms on which the Taubman family members might be willing to agree to an alternative transaction that does not have a structure similar to the Transactions;

•
the fact that during the go-shop period, the Special Committee and its advisors were permitted to solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an acquisition proposal from a person other than Simon, and were permitted to terminate the merger agreement to accept a Superior Proposal from such person as long as Taubman paid the applicable termination fee to Simon and complied with certain other procedures in the merger agreement, as more fully described under “The Merger Agreement—The ‘Go-Shop’ Period”;

•	that the merger agreement permits the Special Committee to evaluate, negotiate and recommend that the Taubman Board approve a competing transaction, including that:
○
the Special Committee (or the Taubman Board acting on the Special Committee’s recommendation) may make a Taubman Board recommendation change prior to the approval and adoption of the merger agreement by the Taubman shareholders, subject to compliance with the merger agreement, if it determines in good faith (after consultation with its legal counsel and financial advisor) that, with respect to a Superior Proposal, the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

○
the merger agreement provides for the payment of a termination fee of either $46,604,909 (if the merger agreement had been terminated during the go-shop period or in certain circumstances for a limited time period thereafter) or $111,851,783 (if the merger agreement is terminated following the conclusion of such periods) to Simon if (i) Taubman terminates the merger agreement in connection with a Superior Proposal, (ii) Simon terminates the merger agreement in connection with a Taubman Board recommendation change or (iii) under specified circumstances, Taubman enters into a competing proposal within twelve months following a termination of the merger agreement. The Special Committee and the Taubman Board both believed that these fees are reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers. For additional information, see the section entitled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fees”;

•	the other terms of the merger agreement, including the conditions to the closing of the Transactions, and that:
○	the merger agreement does not contain a financing condition with respect to any financing by Simon;
○
the merger agreement requires Simon to use its reasonable best efforts to obtain any necessary regulatory approvals, subject to certain limitations described in the section entitled “The Merger Agreement—Regulatory Matters”;

○
the outside date under the merger agreement on which either party, subject to specified exceptions, can terminate the merger agreement, should provide sufficient time to consummate the Transactions; and

○	the merger agreement permits Taubman to enforce specifically the terms of the merger agreement, and to seek damages in the event of a breach by Simon;
•
that Taubman would be permitted to continue to declare and pay its regular quarterly cash dividends to holders of Taubman common stock and accrue quarterly dividends to holders of eligible Taubman Equity Awards in each fiscal quarter through the closing of the Transactions (as well as any prorated dividends for the portion of any quarter in which the closing of the Transactions occurs, which may be declared prior to the closing of the Transactions and have a record and/or payment date immediately prior to closing of the Transactions), in each case, subject to the limits set forth in the merger agreement;

•
that the merger agreement is subject to the adoption by (i) the affirmative vote of the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), (ii) the affirmative vote of the holders of a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote thereon and (iii) the affirmative vote of the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting as a single class), excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members;

•	that the merger agreement does not provide for a termination fee in the event that the Taubman shareholders do not approve the Transactions in the absence of a competing proposal; and
•
that the Taubman family members covenanted to Simon in the voting agreement to vote their shares of Taubman voting stock and their Taubman OP units in favor of the Transactions and that the voting agreement terminates automatically if the merger agreement is validly terminated and could be terminated by the Taubman family members if the Taubman Board changes its recommendation of the Transactions.

In the course of reaching its determinations and decisions described above and making the recommendation described above, the Special Committee and the Taubman Board also considered a number of factors relating to the procedural safeguards that the Special Committee and the Taubman Board both believe were and are present to ensure the fairness of the Transactions and to permit the Special Committee to effectively represent the interests of the unaffiliated Taubman shareholders, which procedural safeguards the Taubman Board and the Special Committee each believed supported the Special Committee’s decision and provided assurance of the fairness of the Transactions to such holders. These procedural safeguards, which are not intended to be exhaustive and are not necessarily listed in any relative order of importance, are discussed below:
•	that the Special Committee was formed at the outset of the Transactions;
•	that the Special Committee consists of four directors who are independent of, and not affiliated with, Simon, the Taubman family members or any of their respective affiliates;
•	that the members of the Special Committee are disinterested with respect to the Transactions;
•
that the Special Committee had exclusive authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the Taubman Board’s approval of the Transactions as required by Michigan law;

•	that the Special Committee retained and was advised by its own legal and financial advisors;
•
that the Special Committee was empowered to, among other things: (i) review and evaluate the possible sale of Taubman; (ii) identify, review and evaluate alternatives to the possible sale of Taubman that may be available to Taubman, including remaining an independent company; (iii) if the Special Committee considers it advisable or appropriate, negotiate the price, structure, form, terms and conditions of a sale of Taubman or any alternative thereto and the form, terms and conditions of any definitive agreements in connection therewith; (iv) determine whether a sale of Taubman or any alternative thereto is fair to, advisable and in the best interests of Taubman and its shareholders; (v) engage, and obtain any necessary or desirable advice, assistance and opinions from, financial advisors or other advisors, consultants and agents; and (vi) recommend to the full Taubman Board what action, if any, should be taken by Taubman with respect to a sale of Taubman or any alternative thereto;

•
that the Special Committee had no obligation to recommend any transaction, including a transaction with Simon, and that the Special Committee had the authority to reject any proposals made by Simon or any other person;

•
that the Special Committee was involved in frequent and extensive deliberations over a period of more than three months regarding Simon’s proposal to acquire Taubman and the other transactions contemplated by the merger agreement, including 32 Special Committee meetings, and was provided with full access to Taubman management and its advisors in connection with its evaluation process;

•
that the merger agreement is subject to a “majority-of-the-minority” voting requirement, pursuant to which the consummation of the Transactions is subject to a condition that the merger agreement be approved and adopted by the affirmative vote of holders of a majority of the outstanding shares of Taubman voting stock not beneficially owned by the Taubman family members;

•
that the merger agreement provides for a “go-shop” period, during which the Special Committee and its advisors were permitted to solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an acquisition proposal from a person other than Simon, and were permitted to ultimately terminate the merger agreement to accept a Superior Proposal from such person as long as Taubman complies with certain procedures in the merger agreement, as more fully described under “The Merger Agreement—The ‘Go-Shop’ Period”;

•
that the merger agreement permits the Special Committee, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation and permits Taubman under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee of either $46,604,909 (if the merger agreement had been terminated during the go-shop period or in certain circumstances for a limited time period thereafter) or $111,851,783 (if the merger agreement is terminated following such periods) to Simon, to terminate the merger agreement to accept a Superior Proposal (as such term is defined in the merger agreement), as described under the section entitled “The Merger Agreement—The ‘No-Shop’ Period” and “The Merger Agreement—Termination Fees”;

•
that the Taubman family members are receiving the same consideration as the unaffiliated Taubman shareholders with respect to (i) all shares of Taubman common stock held by the Taubman family members (all of which are being sold in the Transactions), (ii) all shares of Taubman Series B preferred stock held by the Taubman family members (all of which are being sold in the Transactions) and (iii) the Taubman OP units that are being sold by the Taubman family members in connection with the closing of the Transactions; and

•
that the Special Committee made its evaluation of the Transactions independent of the Taubman family members and their affiliates, and with knowledge of the interests of the Taubman family members and their affiliates in the Transactions.

The Special Committee and the Taubman Board also considered and balanced against the potential benefits of the Transactions a number of uncertainties and risks concerning the Transactions, including the following (not necessarily in the order of relative importance):
•
the participation in the Transactions by the Taubman family members and their affiliates, and the fact that their interests in the Transactions differ from the other Taubman common shareholders (for more information about these interests, refer to the section entitled “—Interests of Taubman’s Directors and Executive Officers in the Transactions”);

•	the fact that the consideration to be paid in connection with the Transactions of $52.50 per share of Taubman common stock represents:
○
an implied discount of 3.3% to the highest trading price for the shares of Taubman common stock of $54.30 over the 52-week period ended February 7, 2020, the last completed trading day before the date of the announcement of the Transactions; and

○
a reduction of $0.50 per share compared to Simon’s initial proposal on November 15, 2019, and a reduction of $7.50 per share compared to the highest price proposed by Simon during the course of negotiations with Taubman, and that such changes were accompanied by a shift from a consideration mix of 25% stock consideration and 75% cash consideration to 100% cash consideration;

•	the potential impact of the Taubman family members’ existing ownership in Taubman and the Taubman operating partnership on other potential bidders;
•	the fact that the Special Committee did not conduct a formal pre-signing market check prior to signing the merger agreement;
•	the risk of Taubman incurring substantial expenses related to the Transactions, including in connection with any litigation that may result;
•
the merger agreement’s restrictions on the conduct of Taubman’s and its subsidiaries’ business prior to the completion of the Transactions, generally requiring Taubman and its subsidiaries to conduct their business only in the ordinary course, subject to specific limitations, which may delay or prevent Taubman and its subsidiaries from undertaking business opportunities that may arise pending completion of the Transactions;

•
the risk that the announcement and pendency of the Transactions may cause substantial harm to Taubman’s business or its relationships with employees or tenants or other business relationships and may divert management and employee attention away from the day-to-day operation of Taubman’s business;

•	the fact that the unaffiliated Taubman shareholders will not have the opportunity to continue participating in Taubman’s potential upside as a standalone company but that the Taubman family will;
•
that the exchange ratio with respect to the exchange of Taubman OP units for Simon OP units in the Transactions is fixed and will not be adjusted for fluctuations in the market price of Simon common stock and, because Simon OP units are convertible into shares of Simon common stock, the holders of Taubman OP units receiving Simon OP units in the Transactions will be impacted by any decrease in the trading price of Simon common stock between the announcement and the closing of the Transactions;

•
that the receipt of cash in respect of shares of Taubman common stock in the Transactions will be taxable to Taubman common shareholders for U.S. federal income tax purposes (for more information about these tax matters, refer to the section entitled “—Material U.S. Federal Income Tax Consequences of the REIT Merger”);

•
that, under specified circumstances, the Taubman operating partnership may be required to pay a termination fee in the event the merger agreement is terminated and the effect this could have on Taubman and its subsidiaries, including:

○
the possibility that the termination fee could discourage other potential parties from making a competing offer, although the Special Committee and the Taubman Board both believed that the sizes of the termination fees, representing approximately 1.0% of the total equity value of Taubman (or 1.25% of the total equity value of Taubman and its subsidiaries to be acquired by Simon in the Transactions) based on the consideration of $52.50 per share of Taubman common stock if the merger agreement is terminated during the go-shop period or in certain circumstances for a limited time period thereafter or approximately 2.4% of the total equity value of Taubman (or 3% of the total equity value of Taubman and its subsidiaries to be acquired by Simon in the Transactions) based on the consideration of $52.50 per share of Taubman common stock if the merger agreement is terminated following the conclusion of such periods, were reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal; and

○	if the merger is not consummated, Taubman may be required to pay its own expenses associated with the Transactions;
•
the fact that there can be no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied and that, as a result, it is possible that the Transactions may not be completed even if the merger agreement is adopted and the requisite shareholder approval is obtained;

•
the risks and costs to Taubman if the Transactions do not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and tenant relationships;

•
that certain Taubman directors and officers may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders (for more information about these interests, refer to the section entitled “—Interests of Taubman’s Directors and Executive Officers in the Transactions”);

•	the risks and costs to Taubman in connection with potential litigation relating to the Transactions; and
•	risks of the type and nature described under the sections titled “Cautionary Statement Concerning Forward-Looking Information.”
In reaching their determinations and making their recommendations, the Special Committee and the Taubman Board did not consider estimates of NAV of Taubman to be a reliable valuation method because, among other things: (i) they considered the impracticability of determining a liquidation value given the significant execution risk involved in any breakup of Taubman and lack of relevant comparable A-rated mall and lifestyle center assets and/or portfolios that have traded in the marketplace, (ii) a liquidation process would likely involve additional and potentially significant legal fees, taxes, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation, (iii) NAV does not account for overhead and other similar costs and (iv) the Taubman family members have a consent right over the sale of a number of Taubman properties.
While the Special Committee and the Taubman Board considered potentially positive and potentially negative factors, the Special Committee and the Taubman Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Special Committee and the Taubman Board both unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders.
The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Special Committee and the Taubman Board in their consideration of the Transactions, but includes the material positive factors and material negative factors considered by the Special Committee and the Taubman Board in that regard. In view of the number and variety of factors and the amount of information considered, the Special Committee and the Taubman Board did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Special Committee and the Taubman Board may have given different weights to different factors. Based on the totality of the information presented, the Special Committee collectively reached the unanimous decision to recommend that the Taubman Board submit the merger agreement to the Taubman shareholders and the holders of Taubman Series B preferred stock for their adoption and approval, and the Taubman Board did so, in each case, in light of the factors described above and other factors that the members of the Special Committee and the Taubman Board felt were appropriate.
The Special Committee unanimously recommends and the Taubman Board also unanimously recommends (after having received the unanimous recommendation of the Special Committee) that the Company’s shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.
Opinion of Financial Advisor to the Special Committee
The Special Committee retained Lazard as financial advisor in connection with the Transactions. On February 9, 2020, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Special Committee that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement was fair, from a financial point of view, to such holders of Taubman common stock.
The full text of Lazard’s written opinion, dated February 9, 2020, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Special Committee (in its capacity as such) and Taubman’s other independent directors (in their capacities as such), and Lazard’s opinion was rendered to the Special

Committee in connection with its evaluation of the REIT Merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to the holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) of the common stock merger consideration to be paid to such holders pursuant to the merger agreement. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transactions or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard, as of the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of Taubman common stock may trade at any time subsequent to the announcement of the Transactions. In addition, Lazard’s opinion did not address the relative merits of the REIT Merger as compared to any other transaction or business strategy in which Taubman might have engaged or the merits of the underlying decision by Taubman to engage in the REIT Merger.
In connection with its opinion, Lazard:
•	Reviewed the financial terms and conditions of the merger agreement;
•	Reviewed certain publicly available historical business and financial information relating to Taubman;
•	Reviewed various financial forecasts and other data provided to Lazard by Taubman relating to the business of Taubman (including the Projections);
•	Held discussions with members of the senior management of Taubman with respect to the business and prospects of Taubman;
•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Taubman;
•	Reviewed historical stock prices and trading volumes of Taubman common stock; and
•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Taubman or concerning the solvency or fair value of Taubman, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts (including the Projections) utilized in Lazard’s analyses, Lazard assumed, with the consent of the Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Taubman. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based. While Lazard noted that the merger agreement contains a “go-shop” provision pursuant to which potential third parties would be contacted following the announcement of the Transactions, prior to the issuance of Lazard’s opinion, Lazard was not directed to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Taubman.
In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the REIT Merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the REIT Merger would not have an adverse effect on Taubman or the REIT Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the REIT Merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Taubman had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the common stock merger consideration to the extent expressly specified in the opinion) of the Transactions, including, without limitation, the form or structure of the REIT Merger, the Series B preferred stock merger consideration, the voting agreement, the Partnership Merger (including the option of the minority partners to elect to receive the common stock merger consideration or Simon OP units), the LLC Conversion, or any other agreements or arrangements entered into in connection with, or contemplated by, the REIT Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the REIT Merger, or class of such persons, relative to the common stock merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below. The summary of the analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary set forth below without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.
For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Taubman. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to Taubman, its business or the REIT Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.
Summary of Lazard Financial Analyses
The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 7, 2020, the last trading day before the announcement of the Transactions, and is not necessarily indicative of current market conditions. Lazard has been instructed by the Special Committee to use the Projections as a basis for its analyses.
Discounted Cash Flow Analysis
Lazard performed a discounted cash flow analysis of Taubman. A discounted cash flow analysis is a valuation methodology used to derive an intrinsic valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of a company (calculated by beginning with EBITDA and adjusting for certain other income and expenses, and subtracting capital expenditures). “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting the future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value for Taubman as the sum of the net present value, as of February 9, 2020, of each of:
•	the estimated future cash flows that Taubman is expected to generate for each of fiscal years 2020 through 2023; and
•	the estimated value of Taubman at the end of fiscal year 2023 or the terminal value.
The estimated future cash flows of Taubman were calculated by Lazard based on the Projections. Lazard additionally deducted projected annual share-based compensation expenses of $10.6 million as provided in the Projections from the estimated future cash flows in its analysis of the Projections.

Lazard then calculated the implied capitalization rates of the select comparable companies, using the same methodology for calculating the average of the financial multiples and ratios described under “Comparable Companies Public Trading Analysis” below. The following table summarizes the results of this review for the select comparable companies:
	Taubman	Select Comparable Companies
As of February 7, 2020*	7.1%	7.2%
As of January 31, 2020**	7.7%	7.4%
1-Year Average	6.6%	6.6%
3-Year Average	5.9%	6.2%
5-Year Average	5.5%	5.7%
*	The last trading day before the announcement of the Transactions.
**	The last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman.
Lazard then selected and applied a range of capitalization rates of 5.50% to 6.50% to estimated share of 2024 property net operating income of $660 million as set forth in the Projections, to calculate the terminal value of Taubman. Lazard selected the range of capitalization rates applied to the terminal year property net operating income based on Lazard’s analysis of the implied historical capitalization rates of the select comparable companies (as defined below), as adjusted based on its professional judgment and experience, and further informed by Taubman’s observed historical implied capitalization rates as compared to those of the select comparable companies.
For its discounted cash flow calculations, Lazard applied discount rates ranging from 5.50% to 6.75% to the estimated share of future cash flows. Such discount rates were based on Lazard’s estimated range of Taubman’s weighted average cost of capital, derived from a number of factors using the Capital Asset Pricing Model, taking into account certain metrics, including, among others, the applicable risk free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of Taubman and the select comparable companies.
Lazard then calculated an enterprise value range for a valuation date of December 31, 2019 by taking the sum of the estimated discounted cash flows (including the net present value of the implied terminal value) adjusted for an amount in respect of net tangible other assets and liabilities and plus the value of peripheral land, with such adjustment based on values as of September 30, 2019 (being the last date for which such information was available), in each case as provided by Taubman management.
Lazard then calculated an equity value range for Taubman by taking the implied enterprise value range and subtracting (i) the outstanding principal amount of Taubman’s share of consolidated secured debt, subtracting (ii) the outstanding principal amount of Taubman’s share of unconsolidated secured debt, subtracting (iii) the outstanding principal amount of Taubman’s other credit facilities and term loans, subtracting (iv) the outstanding principal amount due to the holders of Taubman Series J Preferred Stock and Taubman Series K Preferred Stock, and adding (v) Taubman’s cash and cash equivalents, in each case as provided by Taubman management as of December 31, 2019. Lazard divided the resulting equity value range by 61.5 million, the fully diluted shares of Taubman common stock outstanding as of February 6, 2020 as provided by Taubman management, to estimate an implied range per share of Taubman common stock, and compared it to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement:
Implied Price Per Share Range
$43.84 – $65.28
Comparable Companies Public Trading Analysis
Lazard applied comparable company multiples to perform a valuation analysis of Taubman to determine an implied per share value for the Taubman common stock.
Lazard reviewed various financial multiples and ratios of selected publicly traded companies that Lazard believed, based on its experience with companies operating in the high quality mall REIT industry and its professional judgment, to be relevant for purposes of this analysis, considered such companies’ operations, lines of business, markets, sizes and geographies, and applied such multiples to the applicable estimated Adjusted FFO for 2020 for Taubman as set forth in the Projections.

The selected group of companies Lazard reviewed, referred to as the “select comparable companies,” were (i) Simon and (ii) The Macerich Company.
Lazard selected the companies reviewed in this analysis because, among other things, the select comparable companies operate businesses similar to the business of Taubman. However, no selected company is identical to Taubman and certain of these companies may have characteristics that are materially different from those of Taubman. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the REIT Merger and that qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of Taubman and the select comparable companies are also relevant.
For each of the select comparable companies, Lazard calculated the ratio of such company’s closing trading price, as of (i) for reference only, February 7, 2020 (the last trading day before the announcement of the Transactions) and (ii) January 31, 2020 (the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman) to each company’s estimated funds from operations, or “FFO,” for the next 12-month period, or the “2020 FFO.” The 2020 FFO estimates for the select comparable companies used by Lazard in its analysis were based on publicly available Wall Street equity research estimates. Lazard also calculated the same ratio on an average basis as observed over the historical one-year, three-year and, for reference only, five-year basis.
Lazard then observed the average of these ratios for the select comparable companies. The following table summarizes the results of this review for the select comparable companies:
	Taubman	Select Comparable Companies
As of February 7, 2020*	9.4x	8.9x
As of January 31, 2020**	7.2x	8.4x
1-Year Average	11.1x	11.0x
3-Year Average	13.8x	13.0x
5-Year Average	16.2x	15.2x
*	The last trading day before the announcement of the Transactions.
**	The last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman.
Lazard then selected and applied a range of FFO multiples of (i) 6.4x to 10.4x for the 2020 FFO as of January 31, 2020, (ii) 9.0x to 13.0x for the 1-year average and (iii) 11.0x to 15.0x for the 3-year average, to Taubman’s estimated 2020 Adjusted FFO as set forth in the Projections. Lazard selected the range of FFO multiples applied to Taubman based on Lazard’s analysis of the average FFO multiple of the select comparable companies as of January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman, as adjusted based on its professional judgment and experience, and further informed by Taubman’s observed FFO multiple trading premium to the average of the select comparable companies over the last five years.
From this analysis, Lazard estimated an implied range per share of Taubman common stock and compared it to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement:
Implied Price Per Share Range
Current 2020 FFO*	$23.34-$37.94
2020 FFO 1-Year Average	$32.88-$47.47
2020 FFO 3-Year Average	$40.21-$54.81
*	As of January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman.
Precedent Transaction Valuation Analysis
Lazard reviewed and analyzed, to the extent publicly available, financial information for selected precedent transactions in the high quality mall REIT industry that Lazard believed, based on its professional judgement and experience, to be relevant for purposes of this analysis, which are collectively referred to as the Lazard precedent transactions. Although none of the Lazard precedent transactions or the companies party to such transactions is directly comparable to the REIT Merger or to Taubman, the Lazard precedent transactions were chosen because certain aspects of the Lazard precedent transactions, for purposes of this analysis and based on the professional judgment and experience of Lazard, may be considered similar to the REIT Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the Lazard precedent transactions differently than they would affect the REIT Merger. The Lazard precedent transactions reviewed, and the implied capitalization rate of each, as of the time of the announcement of the applicable Lazard precedent transaction, were:
Announcement Date	Target / Acquiror	Capitalization Rate
03/26/18	General Growth Properties / Brookfield Property Partners L.P.	5.7%
09/16/14	Glimcher Realty Trust / Washington Prime Group, Inc.	5.8%
	Mean	5.8%
	Median	5.8%
Based on its professional judgment and experience, and taking into consideration the observed implied capitalization rates for the Lazard precedent transactions, Lazard then applied a selected a range of capitalization rates of 5.8% ± 50 basis points, based on Lazard’s professional judgment and experience, to Taubman’s estimated share of 2020 property net operating income of $583 million to derive an implied enterprise value range for Taubman. Lazard then calculated an equity value range using the same methodology for calculating the equity value based on enterprise value described under “Discounted Cash Flow Analysis” above. Financial data of the Lazard precedent transactions were based on public filings and other public information.
This precedent transactions valuation analysis indicated the following implied range per share of Taubman common stock equity value reference range for Taubman, as compared to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement:
Implied Per Share Equity Value Reference Range
$47.41 – $67.17
Other Analyses
The analyses and data described below were presented to the Special Committee for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.
52-Week High/Low Trading Prices
Lazard reviewed the range of trading prices of shares of Taubman common stock for the 52 weeks ended on February 7, 2020, the last trading day before the announcement of the Transactions. Lazard observed that, during such period, the closing share price of Taubman common stock ranged from $26.42 per share to $54.30 per share, as compared to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement.
Analyst Price Targets Analysis
Lazard reviewed publicly available share price targets of ten Wall Street research analysts for Taubman common stock as of February 7, 2020, the last trading day before the announcement of the Transactions. The range of these target prices was $29.50 to $55.00, with a mean of $35.05 and a median of $33.00, as compared to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement.
Comparable Company Trading Premium/Discount to Net Asset Value Analysis
Lazard reviewed the discount to net asset value per share of Taubman common stock based on published, publicly available Wall Street equity research reports, which indicated a discount range of 24% for Simon and 50% for The Macerich Company for the selected comparable companies, as of January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman. Lazard applied this discount range to the Wall Street consensus estimate of Net Asset Value for Taubman, as of January 31, 2020, of $61.34.

This analysis implied a price per share range for shares of Taubman common stock of $30.73 per share to $46.83 per share, as compared to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement.
Premiums Paid Analysis
Lazard performed an illustrative premiums paid analysis based on the premiums paid, where applicable, in selected transactions involving a U.S. acquirer and a U.S. REIT target with a transaction value greater than $1.0 billion and at least 50% of the total consideration consisted of common stock merger consideration announced in the five years prior to February 7, 2020, the last trading day before the announcement of the Transactions. Lazard calculated the 25th percentile, median and 75th percentile premia by comparing, to the extent publicly available, the per share acquisition price to the relevant target company’s closing share price on the date prior to the announcement of the transaction, or other relevant date as referenced in public filings for the respective transaction, referred to as the “undisturbed date.”
Premia to Share Price on Undisturbed Date
75th Percentile	22.4%
25th Percentile	13.1%
Using a 13.1% to 22.4% premia range based on the 25th percentile and 75th percentile one-day premia paid in the transactions referenced above and Taubman closing price per share as of January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman, Lazard estimated an implied price per share range for shares of Taubman common stock of $29.88 to $32.35, as compared to the common stock merger consideration to be paid to holders of Taubman common stock (other than holders of shares of excluded Taubman common stock and the Taubman family members) pursuant to the merger agreement.
Miscellaneous
In connection with Lazard’s services as financial advisor to the Special Committee with respect to the Transactions, Taubman agreed to pay Lazard the following fees: (i) $3 million, which was paid following the rendering of Lazard’s opinion, and (ii) $13.5 million, to be paid upon the completion of the REIT Merger, which may be increased by $1.5 million if (and only if), following the announcement of the Transactions, a shareholder engages in an activist campaign in connection with the REIT Merger or a potential alternative purchaser makes or delivers a bona fide written offer or proposal for a potential alternative transaction that could lead to greater consideration for Taubman’s shareholders and, in either case, Lazard or another financial advisor or investment bank has rendered material assistance in connection therewith. Taubman also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.
Lazard has not received any other fees for providing financial advisory services to Simon or Taubman or an entity known by Lazard to be an affiliate of Simon or Taubman during the last two years.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Taubman, Simon and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Taubman, Simon and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to the Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the real estate industry specifically, as well as its familiarity with the business of Taubman.

Lazard Materials
In addition to the presentation made to the Special Committee on February 9, 2020, which has been filed with the SEC as an exhibit to the Schedule 13E-3 of which this proxy statement forms a part and as described in “Special Factors—Opinion and Materials of Financial Advisor to the Special Committee (Lazard),” copies of preliminary illustrative presentations presented or delivered by Lazard to the Special Committee on November 21, 2019, December 5, 2019, January 10, 2020, January 12, 2020, January 22, 2020, February 6, 2020 and February 9, 2020 containing preliminary illustrative financial analyses also are attached as exhibits to such Schedule 13E-3. None of these other preliminary illustrative presentations by Lazard, alone or together, constitute, or form the basis of, an opinion of Lazard with respect to the common stock merger consideration, and the preliminary illustrative financial analyses therein were based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the dates of the respective presentations.
The Simon Parties’ Purposes and Reasons for the Transactions
Under the SEC rules governing “going private” transactions, each of the Simon parties may be deemed an affiliate of Taubman and, therefore, is required to express its purposes and reasons for the Transactions to Taubman’s unaffiliated security holders. Each of the Simon parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of each of the Simon parties should not be construed as a recommendation to any Taubman shareholder as to how that shareholder should vote on the Merger Agreement Proposal.
For the Simon parties, the purpose of the Transactions is to enable the Simon parties to form the Joint Venture and enter into the JV agreement in transactions in which the holders of Taubman common stock will be cashed out, such that the Simon parties will bear the rewards and risks of such ownership after the Transactions are completed and the Taubman common stock ceases to be publicly traded.
At the time they decided to execute the merger agreement, the Simon parties considered what then appeared to be potential benefits of the Transactions, including the following:
•	if Taubman can successfully execute its business strategy, the value of Simon’s equity investment could increase;
•	the Transactions could provide Taubman with greater operational flexibility than it would have had as an independent public company; and
•	ceasing to be a public entity would free Taubman from reporting and other substantial burdens placed on public entities.
In the course of considering the going-private transaction, the Simon parties did not consider alternative structures because the Simon parties believed the Transactions were the most direct and effective way to enable the Simon parties to form the Joint Venture and enter into the JV agreement.
The Taubman Filing Persons’ Purposes and Reasons for the Transactions
Under the SEC rules governing “going private” transactions, each of the Taubman filing persons may be deemed an affiliate of the Company and, therefore, is required to express its purposes and reasons for the Transactions to the Company’s unaffiliated security holders. Each Taubman filing person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Taubman filing person should not be construed as a recommendation to any Taubman shareholder as to how that shareholder should vote on the Merger Agreement Proposal.
If the Transactions are completed, Taubman will become an indirect, wholly owned subsidiary of Simon, and the Taubman common stock will cease to be publicly traded. Additionally, following the consummation of the Transactions, the Simon parties will own 80% of the limited liability company interests in the Joint Venture and the Taubman family members will own the remaining 20% of the limited liability company interests in the Joint Venture (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement are outstanding interests of the Joint Venture). For the Taubman filing persons, the purpose of the Transactions is to allow the Simon parties and the Taubman family members to form the Joint Venture and enter into the JV agreement. Through their ownership interest in the Joint Venture, the Taubman filing persons will bear the rewards and risks of such ownership after the Transactions are completed and the Taubman common stock ceases to be publicly traded.

Additionally, pursuant to the terms of the merger agreement and the JV agreement, the Transactions will allow the Taubman filing persons to realize value for a portion of their investment in Taubman and the Taubman operating partnership while providing an opportunity to form a partnership with an experienced market participant. The Taubman filing persons believe that a partnership between the Taubman family members and the Simon parties in the Joint Venture presents an outstanding fit in terms of corporate culture and maintains the Taubman operating partnership’s unique brand, while also providing the Taubman filing persons access to future liquidity for their holdings in the Joint Venture pursuant to the terms of the JV agreement. Additionally, the Taubman filing persons believe that the Joint Venture will provide beneficial opportunities to Taubman’s employees, and allow, in a more efficient and flexible manner, the Joint Venture to invest in innovative retail environments that create exciting shopping and entertainment experiences for consumers, immersive opportunities for retailers, and substantial new job prospects for the local communities served by the Joint Venture.
Each of the Taubman filing persons believes that it is in the best interests of Taubman and the Taubman operating partnership for Taubman and the Joint Venture to operate with no publicly traded equity. The Taubman filing persons believe that without publicly traded equity, Taubman and the Joint Venture could have greater operational flexibility than it would have had as an independent public company.
An additional purpose of the Transactions is to enable Taubman shareholders to immediately realize the value of their investment in Taubman through their receipt of the common stock merger consideration of $52.50 in cash.
Additionally, the Transactions will allow all unaffiliated holders of Taubman OP units to elect to receive, at their election, (i) the same common stock merger consideration of $52.50 to be received by Taubman shareholders, or (ii) 0.3814 Simon OP units per Taubman OP unit, and all unaffiliated holders of Taubman Series B preferred stock to receive the Series B preferred stock merger consideration.
Accordingly, the Taubman filing persons have decided to undertake the going-private transaction at this time for the reasons described above.
The Taubman filing persons did not consider any form of transaction other than the Transactions because the Taubman filing persons believe that the Transactions are the most direct, efficient and effective way for Simon to acquire all of the outstanding shares of Taubman and indirectly, an 80% ownership interest in the Joint Venture, while allowing the Taubman family members to own a 20% interest in the Joint Venture (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement are outstanding interests of the Joint Venture). The Taubman filing persons did not consider any other alternative transaction structure based on their determination that no other alternatives available would (i) provide the Taubman operating partnership both with the perspective of an experienced sector participant that would bring resources to the Taubman operating partnership with a party willing to pay a fair price for an investment in an entity in which the Taubman family members maintained meaningful governance rights and R. Taubman and W. Taubman remained executive officers, (ii) not result in the cessation of the Taubman operating partnership’s existence as an autonomous entity, (iii) provide Taubman shareholders the opportunity to realize value at a significant premium to the trading price of the Taubman common stock, (iv) provide the Taubman family members with an opportunity to realize immediate value for their shares of Taubman common stock and for approximately one-third of their Taubman OP units, and (v) provide the Taubman family members with access to future liquidity pursuant to the terms of the JV agreement.
Position of the Simon Parties as to the Fairness of the REIT Merger
Under the SEC rules governing “going private” transactions, each of the Simon parties may be deemed an affiliate of Taubman and, therefore, is required to express its beliefs as to the fairness of the REIT Merger to Taubman’s unaffiliated security holders. Each of the Simon parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of each of the Simon parties should not be construed as a recommendation to any Taubman shareholder as to how that shareholder should vote on the merger proposal.
Simon negotiated with the Special Committee and Taubman with the intent to achieve the terms of a transaction that would be most favorable to Simon, and not necessarily to Taubman’s unaffiliated security holders, and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to the Taubman’s unaffiliated security holders. The Special Committee is comprised entirely of non-management independent directors who are not affiliated with Taubman, and the members of the Special Committee have no financial interest in the Transactions different from, or in addition to, the interests of Taubman’s unaffiliated security holders other than their interests described under “—Interests of Taubman’s Directors and Executive Officers in the Transactions.”

None of the Simon parties participated in the deliberations of the Special Committee or the Taubman Board regarding, or received advice from Taubman’s or the Special Committee’s legal advisors or financial advisors as to, the substantive or procedural fairness of the Transactions to Taubman’s unaffiliated security holders. None of the Simon parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Transactions to unaffiliated Taubman shareholders.
At the time the merger agreement was executed, each of the Simon parties believed that the Transactions are substantively and procedurally fair to Taubman’s unaffiliated security holders based on its understanding that:
•
the Special Committee, composed of non-management independent directors who are not affiliated with Taubman, determined, by unanimous vote of all of the members of the Special Committee, and the Taubman Board determined, by the unanimous vote of all members of the Taubman Board that the Transactions are fair to, and in the best interests of, Taubman’s unaffiliated security holders;

•	the Special Committee retained independent, nationally recognized legal and financial advisors, each of which has extensive experience in transactions similar to the REIT Merger;
•
the common stock merger consideration of $52.50 per share in cash represents an implied premium of 51.4% to the closing share price for Taubman common stock of $34.67 on February 7, 2020, the last completed trading day before the announcement of the Transactions;

•
the $52.50 per share common stock merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the Special Committee and its advisors and the Simon parties and their advisors;

•
the Special Committee received an opinion, dated February 9, 2020, from its financial advisor as to the fairness, from a financial point of view and as of such date, of the common stock merger consideration to be received by holders of Taubman’s unaffiliated security holders pursuant to the merger agreement, which opinion was based upon and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken;

•
the merger agreement allows the Taubman Board, acting upon the recommendation of the Special Committee, to withdraw its recommendation of the merger agreement in favor of the Mergers in response to a Superior Proposal or intervening event, subject to Taubman paying Simon a termination fee of $46,604,909 (if the merger agreement had been terminated during the go-shop period or in certain circumstances for a limited time period thereafter) or $111,851,783 (if the merger agreement is terminated following the conclusion of such periods) to Simon if (i) Taubman terminates the merger agreement in connection with a Superior Proposal, (ii) Simon terminates the merger agreement in connection with a Taubman Board recommendation change or (iii) under specified circumstances, Taubman enters into a competing proposal within twelve months following a termination of the merger agreement; and

•
the merger agreement is subject to the approval and adoption by (i) the affirmative vote of the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), (ii) the affirmative vote of the holders of a majority of the outstanding shares of Taubman Series B preferred stock and (iii) the affirmative vote of the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class) excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members.

At the time the merger agreement was executed, the Simon parties also considered a variety of risks and other countervailing factors related to the merger agreement and REIT Merger, including the following:
•	the risk that the REIT Merger might not be completed in a timely manner or at all; and
•
the fact that the merger agreement provides that, during the period from the date 45 days following the execution of the merger agreement until the effective time of the REIT Merger, Taubman is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to third parties and to engage in negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions.

The Simon parties did not conduct a going-concern valuation of Taubman common stock or consider the prices paid by Taubman or certain of the Taubman family for past purchases of Taubman common stock for the purposes of determining the fairness of the common stock merger consideration to Taubman’s unaffiliated security holders.
The foregoing discussion of the information and factors considered and given weight by the Simon parties in connection with the fairness of the REIT Merger is not intended to be exhaustive but includes all material factors considered by the Simon parties. The Simon parties did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the REIT Merger.
Position of the Taubman Filing Persons as to the Fairness of the REIT Merger
Under the SEC rules governing “going private” transactions, each of the Taubman filing persons may be deemed an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the REIT Merger to the Company’s unaffiliated security holders. Each Taubman filing person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Taubman filing persons should not be construed as a recommendation to any Taubman shareholder as to how that shareholder should vote on the Merger Agreement Proposal.
The Taubman filing persons may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders. These interests are described under “—Interests of Taubman’s Directors and Executive Officers in the Transactions,” “—The Taubman Filing Persons’ Purposes and Reasons for the Transactions,” and “The JV Agreement.” In light of these different interests, the Taubman Board established the Special Committee, which consists solely of individuals (i) not directly or indirectly affiliated with Taubman or the Taubman family members, or their respective affiliates (other than an affiliation with Taubman by virtue of serving as a director of Taubman), (ii) not members of Taubman’s management, and (iii) who are independent and disinterested (other than their interests described under “—Interests of Taubman’s Directors and Executive Officers in the Transactions”) and delegated to it the Taubman Board’s power and authority to, among other things: (a) review and evaluate the possible sale of Taubman, (b) identify, review and evaluate alternatives to the possible sale of Taubman that may be available to Taubman, including remaining an independent company, (c) if the Special Committee considers it advisable or appropriate, negotiate the price, structure, form, terms and conditions of a sale of Taubman or any alternative thereto and the form, terms and conditions of any definitive agreements in connection therewith, (d) determine whether a sale of Taubman or any alternative thereto is fair to, advisable and in the best interests of Taubman and its shareholders, (e) engage, and obtain any necessary or desirable advice, assistance and opinions from, financial advisors or other advisors, consultants and agents, and (f) recommend to the full Taubman Board what action, if any, should be taken by Taubman with respect to a sale of Taubman or any alternative thereto.
The Transactions were approved unanimously by (i) members of the Taubman Board, including all of independent directors, and (ii) all of the members of the Special Committee.
None of the Taubman filing persons or the other Taubman family members participated in the deliberations of the Special Committee as to the substantive or procedural fairness of the REIT Merger to the Taubman shareholders. For these reasons, the Taubman filing persons do not believe that their interests in the Transactions influenced the decision of the Special Committee with respect to the merger agreement or the Transactions.
Based on the knowledge and analysis of each of the Taubman filing persons of available information regarding Taubman, as well as discussions with Taubman’s senior management regarding Taubman and its business and factors considered by, and the analysis and resulting conclusions of, the Taubman Board and the Special Committee discussed under “—Reasons for the Transactions and Recommendation of the Special Committee and the Taubman Board” (which analysis and resulting conclusions each of the Taubman filing persons adopt as their own), each of the Taubman filing persons believe that the REIT Merger is substantively and procedurally fair to the Taubman unaffiliated shareholders based on the following factors, among others:
•	the Special Committee unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders;
•
the Taubman Board, based on the recommendation of the Special Committee, unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, Taubman and the Taubman common shareholders;

•
the common stock merger consideration of $52.50 per share in cash represents an implied premium of 98.7% to the closing share price for Taubman common stock of $26.42 on January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman, and an implied premium of 51.4% to the closing share price for Taubman common stock of $34.67 on February 7, 2020, the last completed trading day before the announcement of the Transactions;

•
the common stock merger consideration payable to the Taubman shareholders, and the other terms and conditions of the merger agreement, resulted from negotiations between and among Taubman, the Special Committee, the Taubman family members, the Simon parties and each of their respective advisors;

•
notwithstanding that the opinion of Lazard was provided for the information and assistance of the Special Committee and that none of the Taubman filing persons and the Simon parties are entitled to rely on (or relied on) such opinion, the fact that the Special Committee received the opinion of Lazard, dated February 9, 2020, to the effect that, as of February 9, 2020, and based on and subject to the factors and assumptions set forth in the written opinion of Lazard, the consideration to be paid to the Taubman shareholders (other than the Simon parties, the Taubman family members and any of their respective affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as further described under “—Opinion of Financial Advisor to the Special Committee”;

•	the Special Committee retained and was advised by its own legal and financial advisors, each of which has extensive experience in transactions similar to the Transactions;
•
the Special Committee was involved in frequent and extensive deliberations over a period of more than three months regarding Simon’s proposal to acquire Taubman and the other transactions contemplated by the merger agreement, including 32 Special Committee meetings, and was provided with full access to Taubman management and its advisors in connection with its evaluation process;

•	the belief that the value to Taubman shareholders of Taubman continuing as an independent public company would not be as great as the common stock merger consideration;
•
the common stock merger consideration provides Taubman shareholders with immediate certainty of greater value and liquidity at an attractive per share equity value without the market or execution risks associated with continued independence as a public company;

•	the Special Committee’s belief that the common stock merger consideration to be paid in the Transactions represented the highest per share consideration that could be obtained;
•
the approval and adoption of the merger agreement is subject to a “majority-of-the-minority” voting requirement, pursuant to which the consummation of the Transactions is subject to a condition that the merger agreement be adopted by the affirmative vote of holders of a majority of the outstanding shares of Taubman voting not beneficially owned by the Taubman family members;

•	the Taubman Board agreed not to approve a transaction or any alternative thereto without a prior favorable recommendation with respect to such transaction or alternative by the Special Committee;
•
the Taubman family members are receiving the same consideration as the unaffiliated Taubman shareholders with respect to all shares of the Taubman common stock held by the Taubman family members (all of which are being sold in the Transactions);

•
the merger agreement provides for a “go-shop” period, during which the Special Committee and its advisors may solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an acquisition proposal from a person other than the Simon parties, and may ultimately terminate the merger agreement to accept a Superior Proposal from such person as long as Taubman complies with certain procedures in the merger agreement, as more fully described under “The Merger Agreement—The ‘Go-Shop’ Period”;

•
the merger agreement permits the Special Committee, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation and permits Taubman under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee to Simon of either $46,604,909 (if the merger agreement had been terminated during the go-shop period or in certain circumstances for a limited time period thereafter) or $111,851,783 (if the merger agreement is terminated following such periods), to terminate the merger agreement to accept a Superior Proposal (as such term is defined in the merger agreement), as described under the section entitled “The Merger Agreement—The ‘No-Shop’ Period” and “The Merger Agreement—Termination Fees”;
•
the Taubman family members have agreed to negotiate in good faith with a competing bidder that has made a proposal that the Special Committee determines is a Superior Proposal, or is reasonably likely to lead to a Superior Proposal, and that has a structure similar to the Transactions, and the Taubman family members have agreed to discuss in good faith with the Special Committee terms on which the Taubman family members might be willing to agree to an alternative transaction that does not have a structure similar to the Transactions; and

•
the Special Committee had considered alternatives, including continuing to operate Taubman on a standalone basis, a sale of selected assets, a spin-off of selected assets or a sale to an alternative buyer, and considered the risks and uncertainties associated with such alternatives, and the Special Committee concluded that no other alternatives were reasonably likely to create greater value for the unaffiliated holders of Taubman common stock than the Transactions.

None of the Taubman filing persons has performed, or engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the mergers to the Taubman shareholders.
In their consideration of the fairness of the REIT Merger, the Taubman filing persons did not find it practicable to, and did not, appraise Taubman’s assets to determine the liquidation value for Taubman’s shareholders (i) because of their belief that liquidation sales generally result in proceeds that are substantially less than the proceeds of a sale of a going concern, (ii) because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, and (iii) because a liquidation-based valuation does not appropriately take into account overhead and other potentially significant costs of a liquidation. None of the Taubman filing persons considered net book value, which is an accounting concept, for purposes of determining the fairness of the common stock merger consideration to the Taubman shareholders because, in their view, net book value is not indicative of Taubman’s market value but rather an indicator of historical costs. Each of the Taubman filing persons note, however, that the common stock merger consideration of $52.50 in cash per share is higher than the net book value of Taubman per share of $(2.90) as of December 31, 2019. As of December 31, 2019, Taubman’s net book value was approximately $(177,406,000). None of the Taubman filing persons sought to establish a pre-Transactions going concern value for the Taubman common stock to determine the fairness of the common stock merger consideration to the Taubman shareholders because following the Transactions Taubman and the Taubman operating partnership will have a significantly different capital structure. However, to the extent the pre-Transactions going concern value was reflected in the share price of the Taubman common stock on February 7, 2020, the last completed trading day before the public announcement of the Transactions, the common stock merger consideration of $52.50 per share represented an implied premium of 51.4% to the closing share price for Taubman common stock of $34.67 on February 7, 2020.
The foregoing discussion of the information and factors considered and given weight by the Taubman filing persons in connection with the fairness of the REIT Merger is not intended to be exhaustive but includes the material factors considered by the Taubman filing persons. The Taubman filing persons did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the REIT Merger. Rather, the fairness determinations were made after consideration of the foregoing factors as a whole.
Plans for the Company After the Mergers
Following completion of the Transactions, Taubman will have been merged with and into Merger Sub 1 and Taubman will cease to exist as a separate corporate entity. The shares of Taubman common stock, Taubman Series J Preferred Stock and Taubman Series K Preferred Stock are currently registered under the Exchange Act. Following the consummation of the Transactions, it is expected that all stock of Taubman will be delisted from the NYSE.
Pursuant to the terms of the JV agreement it is expected that Taubman’s operations will be conducted after the Mergers through the Joint Venture. Prior to the occurrence of certain specified termination events (including, but not limited to, the ownership of the Taubman family members falling below a specified threshold) (the “Taubman Period”), the operations of the Joint Venture and its subsidiaries will be managed by the Chief Executive Officer and President, R. Taubman (or, if R. Taubman ceases to be Chief Executive Officer and President, W. Taubman or another appointee of the Taubman family members reasonably acceptable to Surviving TCO), subject to approval rights held by Surviving TCO over certain matters, including, but not limited to, equity issuances, debt incurrences beyond certain agreed-upon exceptions, the annual budget (subject to certain procedures and exceptions), certain litigation, affiliate transactions and certain contracts.
Following the end of the Taubman Period, the operations of the Joint Venture and its subsidiaries will be managed by a board of directors appointed by Surviving TCO, subject to a more limited set of approval rights held by the Taubman family members and the Taubman family members maintaining certain minimum ownership thresholds.
As of the date of this proxy statement, other than the Mergers, the Simon parties have no current plans, proposals or negotiations which would relate to or result in an extraordinary transaction involving Taubman’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness (other than the debt financing described herein).
Certain Effects of the Transactions
If the merger agreement is approved by the Taubman shareholder approval and the other conditions to closing of the Mergers are either satisfied or waived, the following will occur.
The Partnership Merger and LLC Conversion
At the effective time of the Partnership Merger, (i) each Taubman OP unit issued and outstanding immediately prior to the effective time of the Partnership Merger held by a minority partner will be converted into the right to receive, at the election of such minority partner, the common stock merger consideration or 0.3814 Simon OP units; (ii) certain Taubman OP units issued and outstanding immediately prior to the effective time of the Partnership Merger held by the Taubman family members will remain outstanding as units of partnership interest in the Surviving Taubman operating partnership; and (iii) all other Taubman OP units issued and outstanding immediately prior to the effective time of the Partnership Merger held by the Taubman family members will be converted into the right to receive the common stock merger consideration. In addition, at the effective time of the Partnership Merger, each Taubman Incentive Unit will vest and be converted into a Taubman OP unit, to be treated in the Partnership Merger in the same manner as the Taubman OP units held by the minority partners. The membership interests of Merger Sub 2 issued and outstanding immediately prior to the effective time of the Partnership Merger will automatically be converted into a number of units of partnership interest in Surviving Taubman operating partnership such that following the Partnership Merger, Merger Sub 1 and Taubman will collectively own 80% (assuming, for purposes of this calculation, that the Taubman OP units issuable under the Option Deferral Agreement are outstanding interests of Surviving Taubman operating partnership) of the outstanding interests of Surviving Taubman operating partnership.
Immediately following the effective time of the Partnership Merger, at the effective time of the LLC Conversion, the Surviving Taubman operating partnership will be converted into a Delaware limited liability company pursuant to the LLC Conversion, in which each unit of partnership interest in the Surviving Taubman operating partnership that is owned by the Taubman family members, Merger Sub 1 or by Taubman immediately prior to the effective time of the LLC Conversion will be converted into one Joint Venture unit, and each Option Deferred unit will be converted into the right to receive one Joint Venture unit.
The Preferred Stock Redemption
On the closing date and prior to the effective time of the Partnership Merger, the Taubman operating partnership will redeem any “preferred equity” of the Taubman operating partnership held by Taubman for an amount equal to the sum of the Taubman Series J and Series K Preferred Stock Redemption Amount, which will be paid by the Taubman operating partnership to Taubman on the closing date. Immediately following the effective time of the LLC Conversion, the Simon operating partnership will contribute to the capital of the Joint Venture an amount equal to the aggregate Taubman Series J and Series K Preferred Stock liquidation preference in exchange for a certain number of Series A Preferred Units (as defined in the JV agreement). Immediately after the Simon operating partnership preferred contribution, the Joint Venture will pay to Taubman an amount equal to the aggregate Taubman Series J and Series K Preferred Stock liquidation preference. Immediately after the Taubman OP payment and prior to the effective time of the REIT Merger, Taubman will issue a redemption notice and cause funds to be set aside to pay the redemption price for each share of the Taubman Series J Preferred Stock and each share of the Taubman Series K Preferred Stock, at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share.
The REIT Merger
Immediately following the Redemption, at the effective time of the REIT Merger, (i) each share of Taubman common stock (other than excluded Taubman common stock, as set forth in the merger agreement) issued and outstanding immediately prior to the REIT Merger Effective Time will be converted into the right to receive the common stock merger consideration; and (ii) each share of Taubman Series B preferred stock will be converted into the right to receive an amount in cash equal to the common stock merger consideration, divided by 14,000.
Equity Awards
Upon the effective time of the REIT Merger: (1) each outstanding TCO RSU and each outstanding TCO PSU that vests in accordance with its terms in connection with the closing of the REIT Merger will automatically convert into the right to receive the common stock merger consideration (with such TCO PSUs vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance); (2) each outstanding TCO RSU and TCO PSU that is not eligible to vest in accordance with its terms in connection with the closing of the REIT Merger will be converted into a cash substitute award to be paid (A) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award and (B) with respect to any such award granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original TCO RSU or TCO PSU award; (3) each outstanding time-vesting and performance-vesting Taubman Incentive Unit will vest and be converted into a Taubman OP unit (with such Taubman Incentive Units vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance), which shall then be treated in the same manner (and having the right to the same election) as all other Taubman OP units held by the minority partners; (4) each TCO DER granted in tandem with any TCO RSU or TCO PSU will be treated in the same manner as the outstanding TCO RSU or TCO PSU to which such TCO DER relates; and (5) each outstanding TCO DSU will be converted into the right to receive the common stock merger consideration. Finally, at the effective time of the LLC Conversion, the Option Deferral Agreement will be deemed to be amended so that each Option Deferred unit will represent the right to receive, following the LLC Conversion, one Joint Venture unit, and will remain subject to all other terms and conditions of the Option Deferral Agreement.
Final Structure
Following the Mergers and the LLC Conversion, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will directly or indirectly own 80% of the limited liability company interests of the Joint Venture, and the Taubman family members will collectively own the remaining 20% of the limited liability company interests of the Joint Venture. Surviving TCO and the Taubman family members will enter into the JV agreement with respect to the Joint Venture at the time of the LLC Conversion in the form attached as Exhibit B to the merger agreement, which is attached to this proxy statement as Annex A.
Other Effects
The Taubman common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “TCO.” As a result of the Transactions, Taubman will become privately held and there will be no public market for the Taubman common stock. After the Transactions, the Taubman common stock will cease to be quoted on the NYSE and price quotations with respect to sales of Taubman common stock in the public market will no longer be available. In addition, the registration of the Taubman common stock under the Exchange Act will be terminated and Taubman will no longer file periodic reports with the SEC with respect to the Taubman common stock. Termination of registration of the Taubman common stock under the Exchange Act will reduce the information required to be furnished by Taubman to its shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Taubman.
The directors of Merger Sub 1 immediately prior to the effective time of the REIT Merger will be the directors of Surviving TCO and the officers of Merger Sub 1 immediately prior to the effective time of the REIT Merger will be the officers of Surviving TCO. The limited liability company agreement of Surviving TCO will be in the form of the limited liability company agreement attached as Exhibit A to the merger agreement.
Simon does not currently own any interest in Taubman. Following the Transactions, the Simon operating partnership will own 100% of the equity interests in Surviving TCO and will have a corresponding interest in Taubman’s net book value and net earnings. Each partner of the Simon operating partnership will have an indirect interest in our net book value and net earnings in proportion to such partner’s ownership interest in the Simon operating partnership. Taubman’s net income attributable to the holders of the Taubman common stock for the fiscal year ended December 31, 2019 was $203,925,000 and Taubman’s net book value as of December 31, 2019 was approximately $(177,406,000).
Benefits of the Transactions for Taubman’s Unaffiliated Shareholders
The primary benefit of the Transactions to the Taubman unaffiliated shareholders will be their right to receive the common stock merger consideration of $52.50 per share, which represents an implied premium of 51.4% to the closing share price for Taubman common stock of $34.67 on February 7, 2020, the last completed trading day before the announcement of the Transactions. Additionally, the Taubman unaffiliated shareholders will avoid the risk after the Transactions of any possible decrease in Taubman’s future earnings, potential growth or value.
Detriments of the Transactions for Taubman’s Unaffiliated Shareholders
The primary detriment of the Transactions to Taubman’s unaffiliated shareholders is the lack of an interest of such shareholders in the potential future earnings, growth or value realized by Taubman or the Joint Venture after the REIT Merger.
Benefits of the Transactions for the Taubman Filing Persons
In connection with the Transactions, the Taubman filing persons will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Taubman shareholders generally. The primary benefits of the Transactions to the Taubman filing persons will be to retain a 20% ownership interest in, and certain management and governance rights in, the Joint Venture (subject to certain ownership requirements; see “The JV Agreement”), continuing to receive cash distributions from the Joint Venture and having the option of obtaining liquidity for their Joint Venture units as described under “The JV Agreement.”
Detriments of the Transactions for the Taubman Filing Persons
The primary detriments of the Transactions to the Taubman filing persons include the fact that the Taubman filing persons will only be able to obtain liquidity for their Joint Venture units after a certain period of time and subject to certain limitations, with such liquidity calculated through a mechanism that may result in a purchase price per Joint Venture unit that is lower than the price that would have been received had such Taubman filing persons received the common stock merger consideration in return for such Joint Venture unit. The liquidity rights pursuant to the JV agreement are described in more detail under the section entitled “The JV Agreement.” Additionally, the Taubman filing persons will bear the risk of any potential decrease in the Joint Venture’s earnings, potential growth or value.
Certain Unaudited Prospective Financial Information
While Taubman has from time to time provided limited financial guidance to investors, Taubman has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the upcoming annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Transactions, at the direction of the Special Committee, Taubman’s management prepared certain non-public financial projections as to the potential future performance of Taubman for the years ended December 31, 2020 through December 31, 2024 (referred to as the “Projections”), which were provided to the Special Committee in connection with its evaluation of the Transactions. At the direction of the Special Committee, the Projections were provided to Lazard in connection with its financial analyses, including Lazard’s financial analyses described under “—Opinion of Financial Advisor to the Special Committee.” Portions of the Projections with respect to 2020 were also provided to Simon for its use in connection with its evaluation of the Transactions. For more information, see “—Background of the Transactions.”

The following summary of the Projections is included for the purpose of providing Taubman shareholders access to certain non-public information that was furnished to certain parties in connection with the Transactions. This information may not be appropriate for other purposes and is not included to influence the voting decision of any shareholder. The inclusion of this summary should not be regarded as an indication that Taubman’s management or anyone who received the Projections then considered, or now considers, them to be a reliable prediction of future events, and the Projections should not be relied upon as such.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or GAAP, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Taubman’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Beneficial interest in Property NOI, Beneficial interest in EBITDA, Adjusted FFO, Adjusted FFO per Diluted Share and Unlevered Free Cash Flow contained in the summary set forth below are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Projections) in connection with a proposed transaction like the Transactions when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Lazard for purposes of its opinion or by the Special Committee or the Taubman Board in connection with their consideration of the Transactions. Accordingly, Taubman has not provided a reconciliation of the non-GAAP financial measures included in the Projections to the relevant GAAP financial measures.
Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by Taubman’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Taubman’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Taubman’s control. The Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, general economic conditions, changes in market rental rates, unscheduled closings or bankruptcies of tenants, relationships with tenants, trends in the retail industry, changes in consumer shopping behavior, the impact of the COVID-19 pandemic and other factors discussed in this proxy statement and in other reports filed with or furnished to the SEC by Taubman. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than those forecasted. The Projections cover several years and such information by its nature becomes less reliable with each successive year.
The Projections were developed by Taubman’s management without giving effect to the Transactions, including, but not limited to, any costs incurred in connection with the Transactions. In addition, the Projections will be affected by Taubman’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections do not take into account the impact of the COVID-19 pandemic. The Projections reflect assumptions as to certain business decisions that are subject to change. The Projections cannot, therefore, be considered a guarantee of future operating results, and should not be relied on as such.
In addition, the Projections have not been updated or revised to reflect information, circumstances, events or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Taubman does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
The inclusion of the following summary of the Projections should not be deemed an admission or representation by Taubman or any other person that Taubman or any other person views such Projections as material information, particularly in light of the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by Taubman or any other person regarding the Projections or Taubman’s ultimate performance compared to such information. In light of the foregoing factors, and the uncertainties inherent in the Projections, shareholders are cautioned not to place undue, if any, reliance on the Projections or the following summary. The Projections and the following summary should be evaluated, if at all, in conjunction with the historical consolidated financial statements and other information contained in Taubman’s public filings with the SEC.
The following is a summary of the Projections, which are presented for the Taubman operating partnership, and reflect its beneficial interest in the underlying properties, primarily in respect of NOI, capital expenditures and interest expense. These Projections are applicable to Taubman at its pro rata interest in the Taubman operating partnership. The Projections were based on numerous variables and assumptions, including the following key assumptions:
•
NOI growth is based on, where applicable, specific redevelopment plans for each property, and it is otherwise based on assumed same property growth rates ranging from -2.0% to 4.0% per annum, based on the assessed growth potential of the properties. The growth potential of each property is evaluated based on various factors including, but not limited to, the location of the property, foot traffic, competitive positioning, upcoming supply and tenant demand. Property revenues and expenses are estimated based on a stabilized occupancy rate, forward lease expirations, tenant sales projections (which are based on historical and expected tenant performance), releasing and renewal rental rates (which are based on recently signed rents, tenant feedback and historical and expected occupancy cost ratios) and historical and projected expense margins and cost reimbursement from tenants. The properties are categorized into four distinct groups, each with a different assumed same property growth rate, based on their assessed potential and projected performance.

•
Straight-line adjustments to rental revenues for 2021 through 2024 at each property are based on the average of the actual straight-line adjustments recognized in 2018 and 2019 and the estimated straight-line adjustments in 2020.

•	Beneficial interest in total lease cancellation income across all properties will normalize from approximately $10 million in 2020 to approximately $5 million in 2024.
•	Straight-line of ground rent expense for 2020 through 2024 will remain flat, based on 2019 actual amount of $1.5 million per annum.
•	Non-real estate depreciation will remain flat, based on 2020 estimate of $4.5 million per annum.
•	Stamford Town Center is sold in 2020.
•	Proceeds from the sale of 50% of Taubman’s interest in CityOn.Xi’an to Blackstone are received in 2020.
•
General and administrative expenses relating to corporate overhead in the U.S., and other operating expenses related to corporate overhead in Asia will grow at a rate of 2.0% per annum, based on the 2020 estimated amount.

•	Pre-construction development costs, fees associated with management, leasing and development services, and other corporate income and expenses will remain constant after 2020 estimated amount.
•
Share-based compensation expense will remain at approximately $11 million per year, in line with historical averages of the actual share-based compensation expenses for the years ended December 31, 2016, 2017 and 2018.

•
Mortgages will be refinanced at their respective maturities in-line with existing debt yields and cost of debt. Interest expense from term loans and credit facilities are projected based on existing swap arrangements and contractual spreads to monthly one-month forward LIBOR, and includes a 25 bps cushion.

•	Available free cash flow in excess of an assumed minimum cash balance outside of Asia at the end of each year will be used to repay existing indebtedness.
•	The Taubman Series J Preferred Stock and Taubman Series K Preferred Stock will remain in place.

•
Common area maintenance capital expenses, leasing capital expenses and development and renovation capital expenditures for each property for 2020 to 2024 are estimated based on historical and expected capital spending and take into account specific redevelopment plans for each property.

•	No equity issuances will occur other than in connection with share-based compensation.
•	No dividend growth through the period.
	For the Year Ending December 31,
($ in millions, except for per share amounts)	2020	2021	2022	2023	2024
Beneficial interest in Property NOI(1)	$582.7	$607.2	$627.6	$643.9	$660.3
Beneficial interest in EBITDA(2)	$552.2	$572.7	$590.9	$605.1	$619.5
Interest Expense	$(197.0)	$(209.9)	$(217.0)	$(227.4)	$(224.9)
Adjusted FFO(3)	$324.0	$331.7	$342.6	$346.2	$363.0
Adjusted FFO Per Diluted Share(4)	$3.65	$3.73	$3.85	$3.88	$4.06
Unlevered Free Cash Flow(5)	$277.2	$412.1	$458.8	$498.9	$560.1
Certain amounts in the above table may reflect rounding adjustments.
(1)
Beneficial interest in Property NOI is defined as property-level operating revenue (excluding straight-line adjustments to rental revenue), less maintenance, property taxes, utilities, promotion, ground rent, other property operating expenses, and lease cancellation income.

(2)
Beneficial interest in EBITDA represents the Taubman operating partnership’s share of earnings before interest, income taxes, and depreciation and amortization of the consolidated and unconsolidated businesses.

(3)
Adjusted FFO is defined as FFO as defined by the National Association of Real Estate Investments Trusts (NAREIT FFO) excluding certain non-recurring items including, but not limited to, restructuring charges, deferred income tax expense, costs associated with shareholder activism, charges recognized in connection with the write-off of deferred financings costs, promote fees, and fluctuation in the fair value of equity securities.

(4)
Adjusted FFO Per Diluted Share is calculated as Adjusted FFO divided by the projected number of weighted average shares outstanding, as adjusted for the dilutive impact of share-based compensation ((i) 88,778,702 shares outstanding as of 2020, (ii) 88,851,190 shares outstanding as of 2021, (iii) 89,058,463 shares outstanding as of 2022, (iv) 89,284,430 shares outstanding as of 2023 and (v) 89,502,217 shares outstanding as of 2024).

(5)
Unlevered Free Cash Flow is defined as Beneficial interest in EBITDA, plus straight-line rent adjustments, plus straight-line of ground leases, plus share-based compensation, plus net proceeds from dispositions, less taxes, less capital expenditures.

Interests of Taubman’s Directors and Executive Officers in the Transactions
In considering the recommendation of the Special Committee and of the Taubman Board that you vote to approve the Merger Agreement Proposal, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers may have interests in the Transactions that may be different from, or in addition to, those of the other Taubman shareholders. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Transactions, and in making recommendations to the Taubman Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of the Company that the Merger Agreement Proposal be approved. See “—Background of the Transactions,” and “—Reasons for the Transactions and Recommendation of the Special Committee and the Taubman Board,” “—Opinion of Financial Advisor to the Special Committee” and “The JV Agreement.”
The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the Merger Agreement Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
R. Taubman and W. Taubman
The Option Deferral Agreement pursuant to which R. Taubman has the right to receive Taubman OP units at certain specified dates in the future, shall be deemed to be amended so that each of these units shall represent the right to receive, following the LLC Conversion effective time, one Joint Venture unit, with such deferred Joint Venture units remaining subject to all other terms and conditions of the Option Deferral Agreement (including the continued right to receive distributions in the same manner and in the same amount as received by any other Joint Venture unit).
Following the Transactions, the Simon operating partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the

Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture (assuming, for purposes of this calculation, that Taubman OP units issuable under the Option Deferral Agreement become outstanding limited liability company interests of the Joint Venture). Surviving TCO and the Taubman family members will enter into a JV agreement with respect to the Joint Venture at the time of the LLC Conversion in the form attached as Exhibit B to the merger agreement and described further below. For a description of the treatment of the Taubman common stock and other Taubman OP units beneficially owned by R. Taubman, W. Taubman and the other Taubman family members in the Transactions and a discussion of their continuing interest in the Joint Venture, see “—Certain Effects of the Transactions” and the “The JV Agreement.”
As indicated below, neither R. Taubman nor W. Taubman has any employment or change in control agreements or other severance protections, and does not hold any long-term incentive awards. However, Messrs. R. Taubman and W. Taubman will continue to be eligible to receive, in the ordinary course consistent with past practice, annual bonus amounts based on achievement of pre-established performance metrics, above the level that is required to fund the annual bonus pool for other executive officers. R. Taubman and W. Taubman will also continue to be entitled to use the company plane for personal use, subject to reimbursement for such use, in accordance with past practice.
Treatment of Taubman Equity Awards
At the effective time of the Transactions, each then outstanding equity award held by our directors and executive officers will be treated as described below.
Each TCO RSU, other than a TCO RSU granted in 2020, which by its terms vests in full in connection with the closing of the Transactions, and each TCO DSU, shall, without any action by the holder thereof, vest in full, and in each case shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Taubman common stock subject to such TCO RSU or TCO DSU, as applicable, and (ii) the common stock merger consideration. Any common stock merger consideration payable with respect such TCO RSUs and TCO DSUs shall be paid as soon as practicable, and in any event within five (5) business days, following the effective time of the Transactions and subject to any required withholding taxes.
Each TCO PSU, other than a TCO PSU granted in 2020, which by its terms is eligible to become vested in connection with the closing of the Transactions shall, without any action by the holder thereof, become vested (determined based on the greater of (x) the average of actual performance achievement of the two performance metrics applicable to such grants, as of the closing, and (y) target performance) and shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Taubman common stock subject to the vested portion of such TCO PSU and (ii) the common stock merger consideration. Any common stock merger consideration payable with respect to such TCO PSUs shall be paid as soon as practicable, and in any event within five (5) business days, following the effective time of the Transactions and subject to any required withholding taxes. The portion of any TCO PSU described above that does not become vested following the determination of performance as described above shall be cancelled and forfeited immediately prior to the effective time of the Transactions without consideration therefor.
Each TCO RSU and any TCO PSU, other than a TCO RSU or TCO PSU granted in 2020, which is not, by its terms, eligible to become vested upon the effective time of the Transactions, shall, immediately prior to the effective time of the Transactions, without any action by the holder thereof, be cancelled and converted into a substitute award in respect thereof (assuming, for any applicable TCO PSU, achievement of performance conditions at the greater of (x) the average of actual performance achievement of the two performance metrics applicable to such grants, as of the closing, and (y) target performance), which substitute award shall constitute a right to receive, on a per share basis with respect to the portion of such substitute award that vests, a cash payment equal to the common stock merger consideration (a “cash substitute award amount”). Each such cash substitute award shall continue to be subject to the same service-vesting schedule that applied to the original TCO RSU or TCO PSU to which it relates, with any cash substitute award granted in respect of a TCO PSU vesting solely subject to service conditions being satisfied through the end of the originally scheduled performance period, and the cash substitute award amounts that vest and becomes payable shall be paid at such time.
Each TCO RSU and any TCO PSU, in each case that is granted in 2020 shall, immediately prior to the effective time of the Transactions, without any action by the holder thereof, be cancelled and converted into a substitute award in respect thereof, which substitute award shall constitute a right to receive, on a per share basis with respect to the portion of such substitute award that vests, a cash payment equal to the cash substitute award amount. Each 2020 cash substitute award shall continue to be subject to the same service-based and performance-based vesting schedule

(as applicable) that applied to the original TCO RSU or TCO PSU to which it relates, and the applicable cash substitute award amount that vests and becomes payable shall be paid at such time.
Each TCO DER that relates to an outstanding TCO RSU, TCO PSU or TCO DSU which by its terms is, as of immediately prior to the effective time of the Transactions, already vested, or is eligible to become vested in connection with the effective time of the Transactions, shall, without any action by the holder thereof, become vested (to the extent not previously vested) to the same extent as the TCO RSU, TCO PSU or TCO DSU to which such TCO DER relates as described above, and shall become immediately due and payable in accordance with its terms and, upon payment in full thereof in accordance with its terms, shall be cancelled as of the effective time of the Transactions.
Each TCO DER that relates to an outstanding TCO RSU or TCO PSU which is not, by its terms, eligible to become vested upon the effective time of the Transactions shall, immediately prior to the effective time of the Transactions, without any action by the holder thereof, be cancelled and shall be converted into a cash substitute DER that continues to accrue, at the rate set forth in the merger agreement and will be paid on the same terms that applied to the original related TCO RSU or TCO PSU.
Notwithstanding anything to the contrary, any payment in respect of any TCO RSUs, TCO PSUs, TCO DERs or TCO DSUs (including any cash substitute awards and cash substitute DERs) which immediately prior to the cancellation thereof was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such TCO RSUs, TCO PSUs, TCO DERs or TCO DSUs if required in order to comply with Section 409A of the Code.
Each outstanding time-vesting and performance-vesting Taubman Incentive Unit that vests in accordance with its terms in connection with the closing of the Transactions will vest and will automatically convert into a Taubman OP unit (with such Taubman Incentive Units vesting based on the greater of (x) the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and (y) target performance), which shall then be treated in the same manner (and having the right to the same election) as all other Taubman OP units held by the minority partners. See the section entitled “—Quantification of Potential Payments” beginning on page 65 of this proxy statement for an estimate of the amounts that would become payable to each of Taubman’s named executive officers in respect of their unvested equity awards.
The following table provides information for each of the Company’s executive officers regarding the aggregate number of TCO RSUs, TCO PSUs and Taubman Incentive Units that would be outstanding, and the aggregate amount of TCO DERs that would be accrued, in each case immediately prior to the closing of the Transactions, assuming that the Transactions closed on April 1, 2020.
Name	TCO RSUs (#)	TCO PSUs (#)(a)	Time-Vesting Taubman Incentive Units (#)	Performance- Vesting Taubman Incentive Units (#)(a)	TCO DERs ($)
Robert S. Taubman Chief Executive Officer	—	—	—	—	—
Simon J. Leopold EVP, Chief Financial Officer & Treasurer	18,399	22,460	8,154	36,690	68,536.13
William S. Taubman Chief Operating Officer	—	—	—	—	—
Paul A. Wright President, Taubman Asia	18,772	18,592	—	—	113,510.08
Peter J. Sharp President, Taubman Asia	—	—	—	—	—
(a)
TCO PSUs and performance-vesting Taubman Incentive Units are granted (and therefore outstanding) assuming the maximum number of shares or units, as applicable, that are eligible to become vested. If performance achievement does not result in the maximum number of shares or units being vested, any then unvested portion of the shares or units are forfeited.

For additional information regarding the amount of payments that would be payable to each of the Company’s executive officers in respect of these TCO RSUs, TCO PSUs and TCO DERs in connection with the closing of the Transactions, assuming, among other facts, that the Transactions closed on April 1, 2020, see “—Golden Parachute Compensation.”
Finally, at the effective time of the LLC Conversion, the Option Deferral Agreement will be deemed to be amended so that each Option Deferred unit will represent the right to receive, following the LLC Conversion, one Joint Venture unit, and will remain subject to all other terms and conditions of the Option Deferral Agreement. See the section entitled “—R. Taubman and W. Taubman” beginning on page 59 of this proxy statement for more details.
Non-Employee Directors Deferred Stock Units
Non-employee directors of the Company have been granted TCO DSUs pursuant to the Taubman Stock Plans in the ordinary course of business consistent with the Company’s non-employee director compensation program effective January 1, 2020. As described below under “The Merger Agreement—REIT Merger—Treatment of Outstanding Equity Awards,” at the effective time of the Transactions, all then outstanding TCO DSUs will receive the common stock merger consideration for each share of Taubman common stock subject to each such TCO DSU.
The following table provides information for each of the Company’s non-employee directors regarding the aggregate number of TCO DSUs that would be outstanding and exchanged for common stock merger consideration assuming that the Transactions closed on April 1, 2020.
Name	Number of TCO DSUs (#)	Amount Payable at Closing(1) ($)
Mayree Clark	—	—
Michael J. Embler	7,036	369,390
Janice L. Fields	7,352	385,980
Michelle J. Goldberg	5,245	275,363
Nancy Killefer	4,818	252,945
Cia Buckley Marakovits	15,544	816,060
Ronald W. Tysoe	29,767	1,562,768
Myron E. Ullman, III	20,759	1,089,846
(1)
Amounts are calculated by multiplying (a) the common stock merger consideration price of $52.50 per share, times (b) the number of shares of Taubman common stock subject to the TCO DSUs held by each of the non-employee directors as of April 1, 2020, the assumed closing date of the Transactions.

For additional information about beneficial ownership of Taubman common stock by the Company’s directors and executive officers, see “Important Information Regarding Taubman Centers, Inc.—Security Ownership of Management and Certain Beneficial Owners.”
Termination Protections
If the Transactions are completed, the Company’s executive officers, as of the effective time of the Transactions, are expected to remain the executive officers of the Joint Venture.
Messrs. R. Taubman and W. Taubman have not entered into any employment or change in control agreements and are not eligible to participate in the Severance Plan.
Simon J. Leopold, Executive Vice President, Chief Financial Officer and Treasurer of Taubman, is party to a change of control employment agreement with us. Mr. Leopold and Paul A. Wright, President of Taubman Asia, are also party to the Severance Plan, described below. Mr. Leopold will continue to be eligible to receive severance benefits under his change in control employment agreement if they are more favorable than the severance benefits provided through the Severance Plan, and any benefits payable under the change-in-control agreement will be offset by any benefit provided under the Severance Plan.
Change in Control Employment Agreement – Simon Leopold
Mr. Leopold’s agreement has a three-year term that automatically extends for an additional year on each anniversary of the first day of its terms unless a notice not to extend is given by us at least 60 days prior to the renewal date. If a change of control of Taubman occurs during the term of the agreement, then the agreement becomes operative for a fixed three-year period commencing on the date of the change of control and supersedes any other employment agreement between us and any of our affiliates, on the one hand, and the executive, on the other.

The agreement provides generally that Mr. Leopold’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control of Taubman. In addition, the agreement also provides that upon a change of control of Taubman or a termination of employment in anticipation of a change of control of Taubman, generally all of the executive’s share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become exercisable or payable. After a change of control of Taubman, if the executive’s employment is terminated (1) by reason of the executive’s death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive accrued but unpaid base salary and an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination; or (2) by us other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:
•	the amounts noted above for termination by reason of death or disability;
•	two and a half times the executive’s annual base salary and an annual cash bonus amount;
•	continued welfare benefits and perquisites for at least thirty months; and
•	outplacement services for one year.
The annual cash bonus portion of this severance amount will be based on the higher of (x) the highest bonus earned by the executive during the three full fiscal years prior to the change of control of Taubman or (y) the most recent bonus earned by the executive prior to the date of termination of employment.
For purposes of the change in control employment agreement, (a) “cause” is defined as the willful and continued failure of Mr. Leopold to substantially perform his duties after a written demand for substantial performance (other than any such failure resulting from incapacity due to physical or mental illness or following Mr. Leopold’s delivery of a notice of termination for good reason) or the willful engaging of Mr. Leopold in illegal conduct, or gross misconduct, that is materially and demonstrably injurious to the Company; and (b) “good reason” is defined as (i) the assignment to Mr. Leopold of any duties inconsistent in any respect with his position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by the agreement, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), excluding an isolated, insubstantial and inadvertent action not taken in bad faith that the Company promptly cures, (ii) any failure of the Company to comply with any of the provisions of the agreement pertaining to the Company’s obligations to provide Mr. Leopold with his compensation (base salary, annual bonus, incentive, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and support staff, and vacation), excluding an isolated, insubstantial and inadvertent action not taken in bad faith that the Company promptly cures, (iii) the Company requiring Mr. Leopold to be based at any office or location that is 35 miles or more away from his current office or to travel on business to a substantially greater extent than required immediately prior to the date of the change in control; and (iv) the Company’s failure to require any successor to the Company or TRG to assume expressly and agree to honor the agreement.
The change in control employment agreement provides that if any payments and benefits to be paid or provided to Mr. Leopold, whether pursuant to the terms of the agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee (a so called “best-net reduction”).
Further, as a condition to receiving the foregoing and subject to limited specified exceptions, Mr. Leopold must sign a release of claims agreement against Taubman and its agents, and is also subject to customary confidentiality provisions after the termination of employment with Taubman.
Severance Plan for Senior Level Management (Severance Plan)
The Severance Plan provides Messrs. Leopold, Wright and certain other members of senior management (each, a “Participant”) with various benefits in the event of an “Involuntary Termination,” which is defined as a termination of employment (1) by us other than for cause or because of such employee’s death or disability or (2) by the employee for good reason. Messrs. R. Taubman and W. Taubman are not eligible to participate in the Severance Plan. The Severance Plan expired in accordance with its terms on December 11, 2019, but effective February 9, 2020, the Severance Plan was renewed, and will remain in effect unless and until the Joint Venture determines to amend or terminate the plan (provided, that no such amendment or termination can adversely affect a Participant’s rights under the plan without the Participant’s consent). For purposes of the Severance Plan, (a) “cause” is defined as the willful and continued failure of a Participant to substantially perform such Participant’s duties after a written demand for performance (other than any such failure resulting from incapacity due to physical or mental illness or following the Participant’s delivery to the Company of a valid notice of termination for good reason) or the willful engaging of a Participant in illegal conduct, or gross misconduct, that is materially and demonstrably injurious to the Company; and (b) “good reason” is defined as, without the Participant’s consent, a material diminution in a Participant’s authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity and excluding an insubstantial action not taken in bad faith that the Company promptly cures), a material diminution in a Participant’s then current base salary, a material diminution in a Participant’s total target annual bonus and annual incentive award opportunity (provided that such diminution is not offset by a related increase in base salary or other incentive compensation arrangement), a material relocation of 35 miles or more from a Participant’s primary place of work, or a material breach by the Company of any employment agreement with a Participant.
The Severance Plan includes coverage for an Involuntary Termination within one year after a change in control of Taubman (a “Severance Plan CIC Termination”). In the event of a Severance Plan CIC Termination, a Participant will be entitled to the following:
(i)	payment of annual salary and (if any) unused paid time off or unused vacation earned and accrued prior to such termination (paid no more than 30 days after termination);
(ii)
a cash lump sum payment (payable within 65 days after termination) equal to the sum of: (A) 250% of the sum of (x) 12 times the highest monthly base salary in the 12-month period preceding the month in which termination occurs (“Annual Base Salary”) and (y) the greater of the Participant’s target bonus in the year of termination or the highest bonus earned in the last three full fiscal years (or for such lesser number of full fiscal years prior to termination), including annualization for a bonus earned in a partial fiscal year plus (B) 18 times the applicable monthly COBRA premium;

(iii)	full and immediate vesting of the Participant’s unvested equity awards (other than performance equity awards) granted under the applicable Taubman Stock Plan prior to 2019; and
(iv)
the vesting of the Participant’s unvested performance equity awards granted under the applicable Taubman Stock Plan prior to 2019, with the determination of performance and other factors as provided under the terms of such plan and related award agreements.

Except as specifically set forth above, the foregoing amounts and rights will not be reduced or canceled pursuant to any provision regarding the same in any employment agreement (including any change in control employment agreement) a Participant otherwise has. Any benefits payable under either a change-in-control employment agreement or employment agreement will be offset by any benefit provided under the Severance Plan. The Severance Plan provides for a best-net reduction in the event that Sections 280G and Section 4999 of the Code would otherwise impose “golden parachute” excise taxes.
Receipt of the payments and benefits (other than the annual salary and (if any) unused paid time off or unused vacation earned and accrued prior to such termination) under the Severance Plan is subject to execution by the Participant of a general waiver and release of claims with us that becomes effective. Further, any rights to payment under the Severance Plan will terminate immediately if the Participant violates any proprietary information or confidentiality obligation to us.
In addition to those benefits provided by the Severance Plan, if Mr. Wright is terminated following the transaction – which is not currently contemplated – he would be entitled, in accordance with local practice in Hong Kong, where he is employed, to 90 days’ notice of any such termination (or payment of base salary in lieu thereof) from Taubman, and, in lieu of any payments that may be otherwise due in respect of the monthly COBRA premium under the Severance Plan, to three months of continued medical coverage under the Taubman Asia medical plan.
Treatment of 2019 and 2020 Company Equity Awards upon Certain Terminations of Employment on or following the Transactions
Pursuant to the terms of the Taubman Stock Plans and the award agreements pursuant to which the grant of the TCO RSUs, TCO PSUs and TCO DERs held by certain Taubman’s executive officers were made in 2019 and 2020, if the employment of an executive officer (other than Mr. Leopold, with respect to those awards granted to him in 2020) is terminated by Taubman without “cause” or due to the executive officer’s resignation for “good reason,” in each case, on or within two years following a change in control of Taubman, which is referred to in this proxy statement as an “ Equity Plan CIC Termination,” all such equity awards then held by such executive officer would fully vest upon such termination of employment. These “double trigger” vesting provisions are applicable in lieu of any “single trigger” vesting provisions contained in any employment agreement or severance plan to Taubman equity awards held by the applicable executive officers, and will continue to apply to such awards after such awards are converted into cash substitute awards at the effective time of the Transactions. For purposes of the Taubman Stock Plans and award agreements thereunder governing such awards, “cause” is defined as (a) an executive’s engaging in willful misconduct that is injurious to Taubman, the willful failure to substantially perform an executive’s duties to a satisfactory degree (other than any such failure resulting from incapacity due to physical or mental illness or following the executive’s delivery to the Company of a valid notice of termination for good reason), an executive’s material violation of the employment or operation procedures of Taubman or an executive’s embezzlement or misappropriation of funds or property from Taubman; and (b) “good reason” is defined as, without the executive’s consent, a material diminution in authority, duties or responsibilities of an executive (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity and excluding an insubstantial action not taken in bad faith that the Company promptly cures), a material diminution in an executive’s then current base salary, a material diminution in an executive’s total target annual bonus and annual incentive award opportunity (provided that such diminution is not offset by a related increase in base salary or other incentive compensation arrangement), a material relocation of 35 miles or more from an executive’s primary place of work, or a material breach by the Company of any employment agreement with an executive.
Information for each of the Company’s executive officers regarding the amounts payable in respect of the aggregate number of TCO RSUs, TCO PSUs, TCO DSUs, TCO DERs and Taubman Incentive Units that will vest, and the amount thereof that would become payable, in each case as a result of the Transactions assuming, among other things, that the Transactions closed on April 1, 2020 are described below under “—Golden Parachute Compensation.”
For additional information about beneficial ownership of Taubman common stock by the Company’s directors and executive officers, see “Important Information Regarding Taubman Centers, Inc.—Security Ownership of Management and Certain Beneficial Owners.”
Indemnification / Insurance
The Company’s articles of incorporation provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies for at least six years following the Transactions. The indemnification and insurance provisions in the merger agreement are further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”
Compensation of the Special Committee
The Special Committee consists of four independent members of the Taubman Board, Mayree C. Clark, Michael J. Embler, Cia Buckley Marakovits and Myron Ullman III. At a meeting of the Taubman Board held on February 9, 2020, the Taubman Board unanimously adopted resolutions providing that each member of the Special Committee would receive compensation of $60,000 for such member’s service on the Special Committee. These fees are not dependent on the closing of the Transactions or on the Special Committee’s or the Taubman Board’s approval of, or recommendations with respect to, the Transactions.
Quantification of Potential Payments
For an estimate of the value of the payments and benefits described above that would be payable to the Company’s executive officers, all of whom serve as the Company’s named executive officers, in connection with the Transactions, see the section entitled “—Golden Parachute Compensation” below.
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the Transactions.

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant price per share of Taubman common stock is $52.50 (see “Background of the Transactions” for more information as to how this price per share was determined);
•	The effective time of the Transactions is April 1, 2020, which is the assumed date of the closing of the Transactions solely for purposes of the disclosure in this section;
•	For purposes of determining the amount payable in respect of TCO PSUs, the target performance was used;
•
The employment of each executive officer of Taubman was terminated by Taubman without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case, immediately following the assumed effective time of April 1, 2020;

•
The number of outstanding Taubman Equity Awards and the compensation and benefits levels used in the calculations below reflect levels in effect on April 1, 2020, which may change based on when the effective time of the Transactions occurs; and

•	Although this disclosure provides information for each of our named executive officers, all references to “TCO NEOs” used below refer solely to Messrs. Leopold and Wright.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions or events that may occur before completion of the merger.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Total ($)
R. Taubman Chief Executive Officer	—	—	—	—	—
Simon Leopold EVP, Chief Financial Officer & Treasurer	3,136,875	2,190,372	116,916	—
W. Taubman Chief Operating Officer	—	—	—	—	—
Paul A. Wright President, Taubman Asia	2,026,417	2,075,120	10,101	—
Peter J. Sharp President, Taubman Asia(4)	—	—	—	—	—
(1)
Cash. On a Severance Plan CIC Termination, Mr. Leopold is entitled to a lump sum cash payment equal to (a) 250% of the sum of (x) his annual base salary ($525,000) and (y) the annual cash bonus amount determined as provided in his change of control employment agreement (which for purposes of the table above, is assumed to be equal to Mr. Leopold’s annual cash bonus earned in respect of 2018, equal to 129% of his base salary ($677,250)), which is equal to $3,005,625 and (b) a prorated portion of his annual bonus for the year of termination, which for purposes of the table above, is calculated assuming achievement of target performance, and equal to $131,250 (i.e., 3/12 of 100% of his $525,000 annual base salary). On a Severance Plan CIC Termination, Mr. Wright is entitled to severance benefits equal to the following: (1) a lump sum cash payment equal to 250% of the sum of (x) his Annual Base Salary ($502,577) and (y) the annual cash bonus amount determined as provided in the Severance Plan (which for purposes of the table above, is assumed to be equal to Mr. Wright’s target annual cash bonus opportunity, equal to $257,732) which is equal to $1,900,773, and (2) three months base salary ($125,644) per his employment terms. Note that for Mr. Wright, all amounts have been converted from Hong Kong dollars to U.S. dollars based on the exchange rate of HKD:USD of 7.76:1.

The cash severance payable to each of these two TCO NEOs is a “double-trigger” benefit contingent upon a termination without cause or resignation with good reason during the three years (for Mr. Leopold) or one year (for Mr. Wright) following the Severance Plan CIC Termination date.
For further details regarding the cash payments, please see “Termination Protections” above.

(2)
Equity Awards. On the Stock Plan CIC Termination date, each TCO NEO becomes fully vested in unvested TCO RSUs and TCO PSUs (and related TCO DERs) that “single trigger” vest on the closing of the Transactions, and also in those unvested cash substitute awards into which TCO RSUs and TCO PSUs were converted on the closing of the Transactions, and related TCO DERs, which “double trigger” vest on the Stock Plan CIC Termination. The amounts in the table below reflect the value of the TCO RSUs, TCO PSUs and TCO DERs that become vested, in accordance with their terms, on the Stock Plan CIC Termination Date. Note that for Mr. Leopold, the amounts in the table below also reflect those time-vesting and performance-vesting Taubman Incentive Units which “single trigger” vest on the closing of the Transactions and “double trigger” vest on the Stock Plan CIC Termination.

	Single Trigger Vesting ($)			Double Trigger Vesting ($)
Cash Substitute Awards
Named Executive Officer	TCO RSUs(a)	TCO PSUs(a)	TCO DERs(a)	TCO RSUs(b)	TCO PSUs(b)	TCO DERs(b)
R. Taubman	—	—	—	—	—	—
Mr. Leopold	423,098	634,620	—	426,458	639,660	68,536
W. Taubman	—	—	—	—	—	—
Mr. Wright	306,285	301,875	69,446	679,245	674,205	44,064
Mr. Sharp			—			—
(a)
Of these “single trigger” vesting TCO RSUs, TCO PSUs and Taubman Incentive Units, as applicable, this number reflects: (i) for Mr. Wright, 5,834 of TCO RSUs having a value of $306,285 and for Mr. Leopold, 8,059 of Taubman Incentive Units having a value of $423,098, in each case that would otherwise have vested subject to continued service; and (ii) for Mr. Wright, 5,750 of TCO PSUs having a value of $301,875 and for Mr. Leopold, 12,088 of Taubman Incentive Units having a value of $634,620, in each case that otherwise vested subject to performance-vesting (which are becoming vested based on the greater of the average of actual performance achievement of the two performance metrics applicable to such grants, as of the closing, and target performance). In each case, the value of the TCO RSUs, TCO PSUs and Taubman Incentive Units has been determined by multiplying the number of awards by the common stock merger consideration price of $52.50 per share. Of these “single trigger” TCO DERs, this number reflects for Mr. Wright, $34,975 accrued in respect of the “single trigger” TCO RSUs, and $34,471 accrued in respect of the “single trigger” TCO PSUs, in each case to which his TCO DERs relate, as applicable.

(b)
Of these “double trigger” vesting TCO RSUs, TCO PSUs and Taubman Incentive Units, as applicable, this number reflects: (i) for Mr. Wright, 12,938 of TCO RSUs having a value of $679,245 and for Mr. Leopold, 8,123 of TCO RSUs having a value of $426,458 in each case that, once converted into cash substitute awards, would otherwise have continued to vest subject to continued service; (ii) for Mr. Wright, 12,842 of TCO PSUs having a value of $674,205 and for Mr. Leopold, 12,184 of Taubman Incentive Units having a value of $639,660, in each case that, once converted into cash substitute awards, would otherwise vest subject to performance-vesting (which are becoming vested based on the greater of the average of actual performance achievement of the two performance metrics applicable to such grants, as of the closing, and target performance). In each case, the value has been determined by multiplying the number of awards by the common stock merger consideration price of $52.50 per share. Of these “double trigger” TCO DERs, this number reflects: (x) for Mr. Wright, $22,194 accrued in respect of the “double trigger” TCO RSUs, and $21,870 accrued in respect of the “double trigger” TCO PSUs, in each case to which his TCO DERs relate, as applicable; and (y) for Mr. Leopold, $27,415 accrued in respect of the “double trigger” TCO RSUs, and $41,121 accrued in respect of the “double trigger” TCO PSUs, in each case to which his TCO DERs relate, as applicable.

For further details regarding the “single trigger” vesting of the TCO RSUs, TCO PSUs, TCO DERs referenced above, and the “double trigger” cash substitute awards and referenced above, please see “The Merger Agreement—REIT Merger—Treatment of Outstanding Equity Awards” and “Special Factors—Interests of Taubman’s Directors and Officers in the Transactions— Treatment of 2019 and 2020 Company Equity Awards upon Certain Terminations of Employment on or following the Transactions.”
(3)
Perquisites/Benefits. Messrs. Leopold and Wright are entitled to the following “double trigger” severance benefits upon a termination without cause or resignation with good reason during the three years (for Mr. Leopold) or one year (for Mr. Wright) following the change in control of Taubman: (a) for Mr. Leopold, continued provision of welfare benefits (inclusive of medical, prescription, dental, short-term and long-term disability, employee life, group life, accidental death and travel accident insurance) for 30 months having a value (using 2020 COBRA rates) equal to $107,916 and one year of outplacement services having a value of $9,000, and (b) for Mr. Wright, three months of continued health care, having a value of $10,100.

(4)	Mr. Sharp ceased to be employed with Taubman on October 9, 2019. Consequently, he is not entitled to any golden parachute compensation.
Items Not Reflected in Table. The following items are not reflected in the table set forth above, because these are payments that are not based on or otherwise related to the change in control of Taubman: (1) accrued salary, cash bonus and paid time off; (2) costs of any mandated governmental assistance program to former employees; (3) amounts outstanding under the Company’s 401(k) plan or (4) the value of the 871,261.76 Taubman OP units held by R. Taubman under the Option Deferral Agreement, which Taubman OP units are already vested and scheduled to be distributed in five annual installments beginning in December 2022, but which will become due and payable in a single distribution if his employment is terminated within six months of a change of control of Taubman. The value of this single distribution, based on the common stock merger consideration price of $52.50 per share, is equal to $45,741,242.40.
Intent to Vote in Favor of the Mergers
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Taubman common stock and Taubman Series B preferred stock owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement.

As of [•], 2020, the record date for the special meeting, our directors and executive officers directly owned, in the aggregate, [•] shares of Taubman common stock and [•] shares of Taubman Series B preferred stock entitled to vote at the special meeting, or collectively approximately [•]% of the outstanding shares of Taubman voting stock entitled to vote at the special meeting. See also “Important Information Regarding Taubman Centers, Inc.—Security Ownership of Management and Certain Beneficial Owners.”
The Taubman Family Members’ Obligation to Simon to Vote in Favor of the Merger Agreement Proposal
Under the voting agreement, each of the Taubman family members that owns Taubman common stock, Taubman Series B preferred stock or Taubman OP units has covenanted to Simon, among other things, vote any shares of Taubman common stock and Taubman Series B preferred stock owned by them in favor of the Merger Agreement Proposal at the special meeting. As of April 22, 2020, the Taubman family members, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. See also “—The Taubman Family Members’ Obligation to Simon to Vote in Favor of the Merger Agreement Proposal” and “The Voting Agreement.”
Material U.S. Federal Income Tax Consequences of the REIT Merger
The following is a general discussion of the material U.S. federal income tax consequences of the REIT Merger to holders of Taubman common stock. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the REIT Merger will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the REIT Merger and, in particular, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations with respect to FATCA (which for this purpose means Sections 1471 through 1474 of the Code) or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following discussion applies only to holders of Taubman common stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, controlled foreign corporations, passive foreign investment companies, REITs, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the REIT Merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, “qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund, “qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein, non-U.S. holders (as defined below) who hold, or have held at any time, directly, indirectly, or constructively, more than 10% of the common stock outstanding (except to the extent specifically set forth below), holders who acquired Taubman common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who hold Taubman common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or U.S. expatriates).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Taubman common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. As used herein, the term “non-U.S. holder” means a beneficial owner of Taubman common stock that is not a U.S. holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Taubman common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Taubman common stock and any partners in such partnership are urged to consult their own independent tax advisors regarding the tax consequences of the REIT Merger to their specific circumstances.
This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER OF TAUBMAN COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO SUCH HOLDER’S PARTICULAR SITUATIONS AS WELL AS WITH RESPECT TO ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TAUBMAN COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For U.S. federal income tax purposes, the parties will treat the REIT Merger as a taxable sale by the Company of all of the Company’s assets to Merger Sub 1 in exchange for the merger consideration and the assumption of all of the Company’s liabilities, followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562 of the Code. Because, as a REIT, the Company is entitled to receive a deduction for liquidating distributions, and the Company anticipates that its deemed liquidating distribution will exceed its taxable income recognized as a result of the REIT Merger, the Company anticipates that it will not be subject to U.S. federal income tax on any gain recognized in connection with the REIT Merger and the other transactions contemplated by the merger agreement.
U.S. Holders
The exchange of Taubman common stock for cash in the REIT Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Taubman common stock are exchanged for cash in the REIT Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such stock (determined before the deduction of any applicable withholding taxes, as described below under “—Information Reporting and Backup Withholding”) and the U.S. holder’s adjusted tax basis in such stock. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for its stock, increased by net capital gains deemed distributed by the Company, if any, to the U.S. holder and reduced (but not below zero) by any distributions to the U.S. holder that were treated as returns of capital. If a U.S. holder acquired different blocks of Taubman common stock at different times and at different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of Taubman common stock. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Taubman common stock is more than one year as of the date of the REIT Merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

A U.S. holder who has held Taubman common stock for less than six months at the time of the REIT Merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such stock in the REIT Merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from the Company, or such holder’s share of any designated retained capital gains, with respect to such stock.
The cash merger consideration received by a U.S. holder in exchange for Taubman common stock pursuant to the REIT Merger will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any passive losses against that income or gain.
Non-U.S. Holders
A non-U.S. holder’s gain or loss from the REIT Merger will be determined in the same manner as that of a U.S. holder. Subject to the discussion of backup withholding below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally should not be subject to U.S. federal income tax on the gain or loss from the receipt of cash in exchange for Taubman common stock pursuant to the REIT Merger, except as described below.
A non-U.S. holder may be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), with respect to gain realized upon a disposition of Taubman common stock if the Company is a “United State real property holding corporation” (“USRPHC”) (generally, a corporation at least 50% of whose assets consist of interests in real property located within the United States) during a specified testing period. However, even if the Company is a USRPHC during the specified testing period, gain recognized by a non-U.S. holder upon the exchange of Taubman common stock generally will not be taxed under FIRPTA if the Company is a “domestically controlled qualified investment entity,” defined to include a REIT, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is generally presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). The Company believes that it is a “domestically controlled qualified investment entity,” and, therefore, assuming that the Company is a “domestically controlled qualified investment entity” at the effective time of the REIT Merger, taxation under FIRPTA will not apply to the receipt of cash in exchange for Taubman common stock pursuant to the REIT Merger.

If the Company does not qualify as a “domestically controlled qualified investment entity,” the tax consequences to a non-U.S. holder of an exchange of Taubman common stock for cash pursuant to the REIT Merger will depend upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. holder. The Company believes that its common stock is regularly traded on an established security market in the United States within the meaning of FIRPTA and the applicable U.S. Treasury regulations. Therefore, a non-U.S. holder will generally be subject to U.S. federal income tax under FIRPTA only if the holder owns more than 10% of Taubman common stock at any time during the shorter of the period that the non-U.S. holder owned such stock or the five-year period ending on the date of the REIT Merger. Non-U.S. holders are urged to consult their tax advisors regarding the particular tax consequences of FIRPTA to the REIT Merger. In particular, a non-U.S. holder who has held more than 10% of Taubman common stock at any time during the one-year period ending on the date of the REIT Merger or a non-U.S. holder who is a “qualified shareholder” (within the meaning of Section 897(k)(3) of the Code) is urged to consult its tax advisors concerning the tax consequences of the receipt of the merger consideration.
However, even if not subject to FIRPTA, gain will be taxable to a non-U.S. holder if such gain is treated as effectively connected with the non-U.S. holder’s U.S. trade or business or, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. holder maintains in the United States. In this case, the same treatment that applies to U.S. holders with respect to the gain will apply to the non-U.S. holder (and, if the non-U.S. holder is a corporation, such holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain). In addition, gain will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In such cases, unless reduced by an applicable income tax treaty, a 30% U.S. federal income tax will apply to the nonresident alien individual’s capital gains, which may be offset by U.S. source capital losses.
Non-U.S. holders are urged to consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax.
Information Reporting and Backup Withholding
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 24%) with respect to the cash merger consideration received pursuant to the REIT Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.
Fees and Expenses
Except as described under “The Merger Agreement—Termination Fees,” if the Transactions are not completed, all fees and expenses incurred in connection with the Transactions will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the Transactions are estimated at this time to be as follows:
Description	Amount (in thousands)
Financial advisors fee and expenses	$[•]
Legal fees and expenses	$[•]
Accounting fees and expenses	$[•]
SEC filing fee	$[•]
Printing, proxy solicitation, filing fees and mailing costs	$[•]
Miscellaneous	$[•]
Total fees and expenses	$[•]

Financing
It is expected that the funds necessary to complete the Transactions will come from the working capital of Simon and the existing credit facilities of the Simon operating partnership. Simon has made no alternative financing arrangements. The obligations of the Simon parties to consummate the Transactions are not subject to a financing condition.
Anticipated Accounting Treatment of the REIT Merger
The REIT Merger will be accounted for in accordance with GAAP. Taubman is currently researching whether the REIT Merger constitutes a change of control under GAAP, which will impact whether the purchase method of accounting or historical book values will be used to account for the Transactions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our expectations as to the completion and timing of the Transactions, including the Mergers, other information relating to the Mergers and the other Transactions, projected financial information and other forward-looking information. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding Taubman Centers, Inc.,” and often in statements identified by the words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate,” “guidance,” and similar expressions in this proxy statement that predict or indicate future events and trends that do not report historical matters. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by Taubman’s shareholders; the risk that a condition to closing of the Transactions may not be satisfied; Simon’s and Taubman’s ability to consummate the Transactions; the possibility that the anticipated benefits from the Transactions will not be fully realized; the ability of Taubman to retain key personnel and maintain relationships with business partners pending the consummation of the Transactions; the impact of legislative, regulatory, competitive and public health changes and other risk factors relating to the industries in which Simon and Taubman operate, as detailed from time to time in each of Simon’s and Taubman’s reports filed with the SEC; and the recent outbreak of the novel coronavirus (COVID-19) pandemic, including the effect of COVID-19 upon Taubman’s business and tenants, and the U.S. shopping center and retail industries generally, and the impact of the pandemic upon global financial, business, travel and tourism, political, public health and other conditions, circumstances, requirements and practices. There can be no assurance that the Transactions will in fact be consummated. Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Taubman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Taubman cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Transactions, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the Transactions or other matters attributable to Taubman or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date that such forward-looking statement was prepared or made (in the case of projected financial information) or as the date of this proxy statement or the date of any document incorporated by reference in this document, as applicable. Taubman does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE PARTIES TO THE MERGERS
Taubman Centers, Inc. and The Taubman Realty Group Limited Partnership
Taubman is a Michigan corporation (incorporated in 1973) that operates as a self-administered and self-managed REIT. Taubman’s sole asset is an approximate 70% general partnership interest in the Taubman operating partnership, which owns direct or indirect interests in all of Taubman’s real estate properties.
Through the Taubman operating partnership, Taubman owns, manages, leases, acquires, disposes of, develops, and expands shopping centers and interests therein. Taubman’s owned portfolio of operating centers as of December 31, 2019 consisted of 24 urban and suburban shopping centers operating in 11 U.S. states, Puerto Rico, South Korea, and China.
For information about Taubman and the Taubman operating partnership, see “Important Information Regarding Taubman Centers, Inc—Company Background” and “Where You Can Find Additional Information.”
The Simon Parties
Simon Property Group, Inc.
Simon, a Delaware corporation, operates as a self-administered and self-managed REIT. Simon is structured as an umbrella partnership REIT under which substantially all of its business is conducted through the Simon operating partnership, Simon’s majority-owned partnership subsidiary, for which Simon is the general partner. Simon’s primary business is owning, developing and managing premier shopping, dining, entertainment and mixed-use destinations, which consist primarily of malls, Premium Outlets®, and The Mills®. Simon’s properties, as of December 31, 2019, comprised 191 million square feet in North America, Asia and Europe. As of December 31, 2019, Simon owned or held an interest in 204 income-producing properties in the United States, which consisted of 106 malls, 69 Premium Outlets, 14 Mills, four lifestyle centers, and 11 other retail properties in 37 states and Puerto Rico. Internationally, as of December 31, 2019, Simon had ownership interests in 29 Premium Outlets and Designer Outlet properties primarily located in Asia, Europe and Canada. As of December 31, 2019, Simon also owned a 22.2% equity stake in Klépierre SA, or Klépierre, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 15 countries in Europe.
Simon common stock and preferred stock are traded on the NYSE under the trading symbols “SPG,” “SPGJ” and “SPG/20.”
The principal business address and phone number of Simon are:
Simon Property Group, Inc.
225 West Washington Street
Indianapolis, IN 46204
(317) 636-1600
Simon Property Group, L.P.
The Simon operating partnership is a Delaware limited partnership that is a majority-owned subsidiary of Simon, owning all of Simon’s real estate properties and other assets. As of December 31, 2019, Simon owned an approximate 86.8% ownership interest in the Simon operating partnership, with the remaining 13.2% ownership interest owned by limited partners. As the sole general partner of the Simon operating partnership, Simon has exclusive control of the Simon operating partnership’s day-to-day management.
Silver Merger Sub 1, LLC
Merger Sub 1 is a newly formed Delaware limited liability company. It is a wholly owned subsidiary of the Simon operating partnership and was formed solely for the purpose of engaging in the Transactions. As of the date hereof, Merger Sub 1 has not engaged in any business other than in connection with the Transactions.
Silver Merger Sub 2, LLC
Merger Sub 2 is a newly formed Delaware limited liability company. It is a wholly owned subsidiary of Merger Sub 1 and was formed solely for the purpose of engaging in the Transactions. As of the date hereof, Merger Sub 2 has not engaged in any business other than in connection with the Transactions.

THE SPECIAL MEETING
Date, Time and Place
This proxy statement is being furnished to Taubman shareholders as part of the solicitation of proxies by the Taubman Board for use at the special meeting to be held on [•], 2020, starting at [•] A.M., Eastern Time, at [•], or at any adjournment or postponement thereof. As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, www.taubman.com. We will also file the press release with the SEC as definitive additional solicitation material. We encourage you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.
This proxy statement and the enclosed form of proxy are first being mailed to Taubman shareholders on or about [•], 2020.
Purpose of the Special Meeting
At the special meeting, holders of the Taubman voting stock will be asked to consider and vote upon:
•	the Merger Agreement Proposal;
•	the Advisory Compensation Proposal; and
•	the Adjournment Proposal.
Taubman shareholder approval of the Merger Agreement Proposal is a condition to the completion of the Transactions. If the Taubman shareholder approval of the Merger Agreement Proposal is not obtained, the Transactions will not occur. However, approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Transactions.
Recommendation of the Taubman Board
The Taubman Board unanimously recommends that the Taubman shareholders vote:
•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Advisory Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
See “Special Factors—Reasons for the Transactions and Recommendation of the Special Committee and the Taubman Board.”
Record Date and Quorum
The record holders of Taubman voting stock at the close of business on [•], 2020 (the record date for the special meeting) are entitled to receive notice of the special meeting and to vote the shares of Taubman voting stock that they held on the record date at the special meeting. Each outstanding share of Taubman voting stock is entitled to one vote on each matter to be voted upon at the special meeting.
The Taubman common stock and Taubman Series B preferred stock constitute the voting stock of the Company. The Taubman non-voting preferred stock does not entitle their holders to receive notice of or to vote at the special meeting. No other shares of our capital stock other than the Taubman voting stock and the Taubman non-voting preferred stock are outstanding. There are no other securities of the Company outstanding that are entitled to vote at the special meeting.
The presence at the special meeting, in person or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of the holders of a majority of the shares of Taubman voting stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, [•] shares of Taubman voting stock were outstanding, consisting of [•] shares of Taubman common stock and [•] shares of Taubman Series B preferred stock. Proxies received but marked as abstentions and properly executed broker non-votes (if any) will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes are described in “—Voting; Proxies; Revocation—‘Street Name’ Shares.”
Required Vote
For the Company to complete the Transactions, the Merger Agreement Proposal requires the approval by: (i) the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class); (ii) the holders of at least a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote thereon; and (iii) the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), excluding the outstanding shares of Taubman voting stock owned of record or beneficially by the Taubman family members.
Approval, on a non-binding, advisory basis, of the Advisory Compensation Proposal requires the affirmative vote of two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon, voting together as a single class.
The Adjournment Proposal will be approved if the shares of voting stock cast in favor of such proposal exceed the shares of voting stock cast against such proposal by the holders of Taubman voting stock entitled to vote thereon. However, such approval is not required for, and does not have any impact on, the completion of Transactions.
At the special meeting, holders of shares of Taubman common stock will have one vote per share and holders of shares of Taubman Series B preferred stock will have one vote per share, in each case, that our records show are owned as of the record date.
Voting by Company’s Directors and Executive Officers
As of the close of business on [•], 2020 (the record date for the special meeting), the Company’s directors and executive officers, as a group, owned and were entitled to vote [•] shares of Taubman voting stock (consisting of [•] shares of Taubman common stock and [•] shares of Taubman Series B preferred stock), representing [•]% of the aggregate Taubman voting stock entitled to vote at the special meeting.
The Company currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Pursuant to and subject to the terms of the voting agreement, the Taubman family members that own Taubman voting stock have covenanted to Simon to vote all shares of Taubman voting stock of which they are the beneficial owner or record holder in favor of the Merger Agreement Proposal and the Adjournment Proposal. As of April 22, 2020, the Taubman family members, in aggregate, are the beneficial owners or record holders of approximately 92.8% of the outstanding shares of Taubman Series B preferred stock and 2.8% of the outstanding shares of Taubman common stock. As of April 22, 2020, the Taubman family members, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. See “The Voting Agreement.”
Voting; Proxies; Revocation
Attendance
All holders of Taubman voting stock as of the record date for the special meeting, including shareholders of record and beneficial owners of Taubman voting stock whose shares are held in “street name” through a bank, broker or other nominee, are invited to attend the special meeting or attend virtually in the event that the special meeting is held by means of remote communication. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If your shares are held by a bank, broker or other nominee on your behalf in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.
Voting in Person
Shareholders of record will be able to vote in person at the special meeting or virtually in the event that the special meeting is held by means of remote communication. If you are not a shareholder of record, but instead your shares are held by a bank, broker or other nominee on your behalf in “street name,” you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy
To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy (over the Internet, by telephone or by mail, as described below), even if you plan to attend the special meeting in person or virtually, in the event that the special meeting is held by means of remote communication.
Record Holders
If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or over the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or over the Internet by accessing the Internet address as specified on the enclosed proxy card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the Merger Agreement Proposal and the Advisory Compensation Proposal. Assuming a quorum is present, failure to return your proxy card will have no effect on the Adjournment Proposal.
“Street Name” Shares
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions over the Internet or by phone, in addition to providing voting instructions by voting instruction card.
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by voting instruction card. In accordance with the rules of the NYSE, if a beneficial owner of shares does not provide specific voting instructions to a bank, broker or other nominee that holds shares in “street name” for such beneficial owner, such bank, broker or other nominee has the authority to exercise its voting discretion on any matter the NYSE determines to be a “routine” proposal. Because all three proposals described in this proxy statement are considered “non-routine” proposals, we do not expect any shares that are held by a bank, broker or nominee for which such bank, broker or nominee has not received voting instructions to be present in person or represented by proxy at the special meeting. Any shares not voted, in person or by proxy, at the special meeting will have the same effect as a vote against the Merger Agreement Proposal and against the Advisory Compensation Proposal. Assuming a quorum is present, failure to provide voting instructions will have no effect on the Adjournment Proposal.
401(k) Participants
If you hold your shares through The Taubman Company and Related Entities Employee Retirement Savings Plan (the 401(k) plan), only Vanguard Fiduciary Trust Company, the trustee for the plan, may vote on your behalf. Accordingly, 401(k) plan participants may not vote their shares in person at the special meeting.
Your voting instruction form will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. The trustee’s duties with respect to voting the common stock in the 401(k) Plan are governed by the fiduciary provisions of ERISA, which may require, in certain limited circumstances, that the trustee override the votes of participants with respect to the shares held by the trustee and to determine, in the trustee’s best judgment, how to vote the shares.

Revocation of Proxies
Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:
•
submitting a new proxy with a later date, including as described above by Internet proxy submission, using the telephone or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or
•
giving written notice of revocation to the Secretary of the Company, Chris Heaphy, Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-2324, or by giving written notice of revocation in person at the special meeting.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you are a shareholder of record and want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” you will need to follow the instructions provided to you by it in order to revoke your voting instruction card or submit new voting instructions.
Abstentions
Proxies received but marked as abstentions will be included in the calculation of the number of shares of Taubman voting stock represented at the special meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote against the Merger Agreement Proposal and against the Advisory Compensation Proposal. Assuming a quorum is present, failure to provide your proxy card or voting instructions will have no effect on the Adjournment Proposal.
Adjournments and Postponements
The special meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to obtain the Taubman shareholder approval, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to obtain the Taubman shareholder approval, the Company does not anticipate that it will adjourn or postpone the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if the proposal is introduced. For more information, see “The Adjournment Proposal.”
Solicitation of Proxies
We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Taubman voting stock. We may solicit proxies over the Internet, or by mail, personal interview, email or telephone. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Innisfree a fee not to exceed $[•], plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify Innisfree against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT PROPOSAL
General
The Company is asking shareholders to consider and vote on a proposal to adopt and approve the merger agreement. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into the Taubman operating partnership, and the Company will be merged with and into Merger Sub 1. On completion of the Partnership Merger, the Taubman operating partnership will survive and the separate existence of Merger Sub 2 will cease. On completion of the REIT Merger, Merger Sub 1 will survive and the separate existence of the Company will cease. Immediately following the Partnership Merger, the Taubman operating partnership will be converted into a Delaware limited liability company. On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the REIT Merger each share of our Taubman common stock then issued and outstanding, other than certain shares of excluded Taubman common stock (as set forth in the merger agreement), will be converted into the right to receive $52.50 in cash. For a detailed discussion of the Transactions, see “The Merger Agreement” below.
As discussed in the section entitled “Special Factors—Reasons for the Transactions and Recommendation of the Special Committee and the Taubman Board,” the Taubman Board, acting upon the unanimous recommendation of the Special Committee, has unanimously determined that the merger agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and the Company’s common shareholders and in the best interests of the Taubman operating partnership and the limited partners of the Taubman operating partnership.
The Taubman shareholder approval of the Merger Agreement Proposal is a condition to the completion of the Transactions. If the Taubman shareholder approval of the Merger Agreement Proposal is not obtained, the Transactions will not occur.
Required Vote
Approval of the Merger Agreement Proposal requires the approval by: (i) the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), (ii) the holders of at least a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote thereon, and (iii) the holders of at least a majority of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class), excluding the outstanding Taubman voting stock owned of record or beneficially by the Taubman family members. Abstentions will have the same effect as a vote against this proposal.
Vote Recommendation
The Taubman Board unanimously recommends a vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT
The following describes certain provisions of the merger agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference herein. The descriptions in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You should carefully read the merger agreement in its entirety before making any decisions regarding the Transactions because it is the principal document governing the Transactions.
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Simon, the Simon operating partnership, Taubman, the Taubman operating partnership, Merger Sub 1 or Merger Sub 2 or to modify or supplement any factual disclosures about Simon or Taubman contained in this proxy statement or in Simon’s or Taubman’s public reports filed with the SEC. In particular, the merger agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Simon or Taubman. The merger agreement contains representations and warranties by and covenants of Simon, the Simon operating partnership, Taubman, the Taubman operating partnership, Merger Sub 1 or Merger Sub 2 that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, were qualified and subject to important limitations in connection with negotiating the terms of the merger agreement (including by being qualified by confidential disclosure schedules exchanged between the parties to the merger agreement) and may be subject to a contractual standard of materiality which may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the Transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.
Transaction Structure
The merger agreement provides that, subject to the satisfaction or waiver of specified conditions, Merger Sub 2 will be merged with and into the Taubman operating partnership and, promptly following the effective time of the Partnership Merger, Taubman will be merged with and into Merger Sub 1. Upon completion of the Partnership Merger, the Taubman operating partnership will survive and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive and the separate corporate existence of Taubman will cease. Immediately following the Partnership Merger, the Surviving Taubman operating partnership will be converted into a Delaware limited liability company. The Partnership Merger, the REIT Merger, the LLC Conversion and the other transactions contemplated by the merger agreement are referred to as the “Transactions.”
Following the Partnership Merger, the REIT Merger and the LLC Conversion, the Simon operating partnership will directly or indirectly own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the outstanding limited liability company interests of the Joint Venture, and the Taubman family members will own the remaining 20% of the outstanding limited liability company interests of the Joint Venture.
Surviving TCO and the Taubman family members will enter into the JV agreement at the time of the LLC Conversion in the form attached as Exhibit B to the merger agreement and described further below under “The JV Agreement.”
Partnership Merger
At the effective time of the Partnership Merger:
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each Taubman OP unit issued and outstanding immediately prior to the effective time of the Partnership Merger held by a minority partner will be converted into the right to receive, at the election of such minority partner, the common stock merger consideration or 0.3814 new Simon OP units;

•
certain Taubman OP units issued and outstanding immediately prior to the effective time of the Partnership Merger held by a Taubman family member will remain outstanding as units of partnership interest in the Surviving Taubman operating partnership; and

•
all other Taubman OP units issued and outstanding immediately prior to the effective time of the Partnership Merger held by a Taubman family member will be converted into the right to receive the common stock merger consideration.

In addition, at the effective time of the Partnership Merger, each Taubman Incentive Unit vests in accordance with its terms in connection with the effective time of the Partnership Merger and will automatically convert into a Taubman OP unit (with such Taubman Incentive Units vesting based on the greater of the average of actual performance achievement, as of the closing, of the two performance metrics applicable to such grants, and target performance), which shall be treated in the same manner (and having the right to the same election) as the Taubman OP units held by the minority partners.
The membership interests of Merger Sub 2 issued and outstanding immediately prior to the effective time of the Partnership Merger will automatically be converted into a number of units of partnership interest in the Surviving Taubman operating partnership such that following the Partnership Merger, Merger Sub 1 and Taubman will collectively own 80% of the outstanding interests of the Surviving Taubman operating partnership (assuming, for purposes of this calculation, that the Taubman OP units issuable under the Option Deferral Agreement (as described below) are outstanding interests of the Surviving Taubman operating partnership), and the Taubman family members will collectively own the remaining 20%.
REIT Merger
Treatment of Taubman Common Stock and Taubman Series B Preferred Stock
Pursuant to the terms and conditions in the merger agreement, at the effective time of the REIT Merger:
•
each share of Taubman common stock issued and outstanding immediately prior to the effective time of the REIT Merger will be converted into the right to receive the common stock merger consideration; and

•	each share of Taubman Series B preferred stock will be converted into the right to receive an amount in cash equal to the common stock merger consideration divided by 14,000.
Treatment of Taubman Series J Preferred Stock and Taubman Series K Preferred Stock
Immediately prior to the effective time of the REIT Merger, Taubman will issue a redemption notice and cause funds to be set aside to pay the redemption price for each outstanding share of Taubman Series J Preferred Stock and each outstanding share of Taubman Series K Preferred Stock, at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share.
Treatment of Outstanding Equity Awards
At the effective time of the REIT Merger, outstanding Taubman equity awards will be treated as described below:
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each outstanding Taubman RSU and each outstanding Taubman PSU granted under the Taubman Stock Plans that vests in accordance with its terms in connection with the effective time of the REIT Merger will automatically convert into the right to receive the common stock merger consideration (with the number of shares of Taubman common stock subject to any such Taubman PSU that will become vested to be based on assumed achievement of performance metrics at the greater of (x) the average of actual performance achievement of the two performance metrics applicable to such grants, as of the closing, and (y) target performance);

•
each outstanding Taubman RSU and Taubman PSU that is not eligible to vest in accordance with its terms in connection with the effective time of the REIT Merger will be converted into a cash substitute award to be paid (i) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original Taubman RSU or Taubman PSU award (with the number of shares of Taubman common stock subject to any such Taubman PSU granted prior to 2020 to be based on assumed achievement of performance metrics at the greater of (x) the average of actual performance achievement of the two performance metrics applicable to such grants, as of the closing, and

(y) target performance), and (ii) with respect to any such awards granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original Taubman RSU or Taubman PSU award (except that the cash substitute awards in respect of such 2020 Taubman PSU awards will vest subject to achievement of only one performance metric);
•	each outstanding Taubman DSU granted under the Taubman Stock Plans will be converted into the right to receive the common stock merger consideration; and
•
each Taubman DER will be treated in the same manner as the outstanding Taubman RSU or Taubman PSU to which such Taubman DER relates. Any such Taubman DER related to a Taubman RSU or Taubman PSU which by its terms does not vest at the effective time of the REIT Merger will convert to a cash substitute award that continues to accrue, at a rate of $0.675 per share, on a quarterly basis over the remaining vesting schedule of the related substitute award and will be paid on the same terms that applied to the original related Taubman RSU or Taubman PSU.

In addition, at the effective time of the LLC Conversion, the Option Deferral Agreement (as defined in the merger agreement) among Taubman, the Taubman operating partnership and R. Taubman, pursuant to which R. Taubman has the right to receive Taubman OP units at certain specified dates in the future, will be deemed to be amended so that each Option Deferred unit (as defined in the merger agreement) will represent the right to receive, following the LLC Conversion, one limited liability company interest in the Joint Venture (a “Joint Venture unit”), and will remain subject to all other terms and conditions of the Option Deferral Agreement, including the continued right to receive distributions in the same manner and in the same amount as received by any other Joint Venture unit.
Effective Time; Closing
The effective time of the REIT Merger will occur at the time the parties file certificates of merger with respect to the REIT Merger with the Michigan LARA and the Secretary of State of the State of Delaware on the closing date or such later time as agreed to by Simon and Taubman and specified in the certificates of merger. Taubman and Simon have agreed to cause the effective time of the REIT Merger to occur promptly following the effective time of the Partnership Merger.
The effective time of the Partnership Merger will occur at the time the parties file a certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware on the closing date or such later time as agreed to by Simon and Taubman and specified in the partnership certificate of merger.
The effective time of the LLC Conversion will occur at the time the parties file a certificate of conversion with respect to the LLC Conversion and a certificate of formation with respect to the Joint Venture with the Secretary of State of the State of Delaware on the closing date or such later time as agreed to by Simon and Taubman and specified in the certificate of conversion. Taubman and Simon have agreed to cause the effective time of the LLC Conversion to occur immediately following the effective time of the Partnership Merger.
Unless Simon and Taubman agree otherwise, the closing of the Transactions will occur on the third business day after the conditions to the transactions set forth in the merger agreement have been satisfied or waived. However, the Simon parties will not be required to effect the closing (i) prior to November 9, 2020, if, on the date that closing would otherwise have occurred, any investigation or legal action by any governmental entity is then-pending, that, in Simon’s reasonable judgment, following consultation with Taubman and the Taubman family representative, is seeking or would reasonably be expected to lead to or result in a Simon Burdensome Condition (as described under “—Regulatory Matters” below) (individually or in the aggregate with all other Regulatory Concessions (as described under “—Regulatory Matters” below) in respect of any governmental entity, that Simon, following consultation with Taubman and the Taubman family representative, reasonably expects to be required or imposed), or (ii) prior to July 9, 2020, if, on the date that the closing would otherwise have occurred, certain consents and waivers with respect to the Transactions (as described under “—Certain Consents; Treatment of Existing Debt” below) have not been obtained or, with respect to any such consent under a loan document that has not been obtained, the loan underlying such loan consent has not been prepaid or defeased. Notwithstanding the foregoing, the Simon parties may elect to effect the closing at any time prior to the dates set forth in the prior sentence if at such time the closing would otherwise be required to occur pursuant to the merger agreement.

Exchange Agent; Delivery of Consideration
Simon will appoint an exchange agent before the effective time of the Partnership Merger. As soon as reasonably practicable after the effective time of the REIT Merger (and in any event within three business days after the effective time of the REIT Merger), the exchange agent will send a letter of transmittal to record holders of Taubman common stock (other than shares owned by Taubman as treasury stock, by any direct or indirect wholly owned subsidiary of Taubman, by any of the Simon parties or by any of their direct or indirect wholly owned subsidiaries immediately prior to the effective time of the REIT Merger), Taubman Series B preferred stock, Taubman OP units held by the Taubman family members (other than those Taubman OP units that will remain outstanding as units of partnership interest in the Surviving Taubman operating partnership), Taubman OP units held by minority partners and Taubman OP incentive units (as applicable), together with instructions on how to surrender such Taubman common stock, Taubman Series B preferred stock, Taubman OP units or Taubman OP incentive units (as applicable) in exchange for the applicable merger consideration. Upon surrender to the exchange agent of the applicable certificate or book entry shares, each holder will be entitled to receive in exchange therefor the applicable merger consideration to which such shares or units have been converted. Please do not send in your certificates now.
Withholding
Simon and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. Amounts withheld and timely paid over to the appropriate taxing authority will be treated for purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Conditions to the Completion of the Transactions
The obligations of each party to effect the closing is subject to the satisfaction or waiver (except for the conditions to obtain the approval of Taubman shareholders and the Taubman operating partnership unitholders, which shall not be waivable) of the following conditions:
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the merger agreement and the Transactions must have been approved and adopted by (i) the affirmative vote of the holders of at least two-thirds of the outstanding shares of Taubman common stock and Taubman Series B preferred stock (voting together as a single class) entitled to vote at the Taubman shareholders meeting, (ii) the affirmative vote of the holders of at least a majority of the outstanding shares of Taubman Series B preferred stock entitled to vote at the Taubman shareholders meeting and (iii) the affirmative vote of the holders of at least a majority of the outstanding shares of Taubman common stock and Taubman Series B preferred stock (voting together as a single class) entitled to vote at the Taubman shareholders meeting (excluding the outstanding shares of Taubman common stock and Taubman Series B preferred stock owned of record or beneficially by the Taubman family members);

•
the Partnership Merger must have been approved by the written consent of partners (other than Taubman and other than any “Parity Preferred Partner” (as defined in the Taubman OP agreement)) holding at least fifty percent (50%) of the aggregate percentage interests in the Taubman operating partnership held by such partners (the “Taubman operating partnership approval”), and such approval must not have been rescinded, modified or withdrawn;

•
no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order may be in effect, or imminently threatened by any governmental entity of competent jurisdiction, which prohibits, makes illegal, enjoins, or otherwise prevents the consummation of the Transactions; and

•
the shares of Simon common stock to be reserved for issuance upon exchange or redemption of Simon OP units issued or issuable to holders of Taubman OP units in the Transactions must have been approved for listing on the NYSE, subject to official notice of issuance.

In addition, the Simon parties’ obligations to effect the closing are further subject to the following conditions:
•
the representations and warranties of Taubman and the Taubman operating partnership relating to qualification, organization and subsidiaries; authority, execution and delivery, and enforceability of the merger agreement; capital structure; and brokers’ fees and expenses must be true and correct in all material respects at and as of the closing date;

•
the representations and warranties of Taubman and the Taubman operating partnership relating to absence of a material adverse effect (as described below) with respect to Taubman from September 30, 2019 to the date of the merger agreement must be true and correct in all respects at and as of the closing date;

•
the representations and warranties of Taubman and the Taubman operating partnership relating to capitalization must be true and correct in all respects, except for de minimis inaccuracies, at and as of the closing date;

•
all other representations and warranties of Taubman and the Taubman operating partnership must be true and correct at and as of the closing date, except where the failure to be true and correct (ignoring for such purposes any reference to materiality or material adverse effect contained in such representations and warranties) would not reasonably be expected to have a material adverse effect (as described below) with respect to Taubman;

•
Taubman and the Taubman operating partnership must have performed in all material respects all covenants set forth in the merger agreement required to be performed by them under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, there must not have occurred and be continuing any material adverse effect with respect to Taubman;
•	Taubman must have delivered to Simon an officer’s certificate confirming that the preceding conditions have been satisfied; and
•
Simon must have received a tax opinion of Honigman LLP, tax counsel to Taubman (or, if Honigman LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to Simon), dated as of the closing date, to the effect that, subject to customary exceptions, assumptions and qualifications, at all times since its taxable year ended December 31, 2012 and through and including its taxable year that ends at the effective time of the REIT Merger, Taubman has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Taubman to meet, through the effective time of the REIT Merger, the requirements for qualification and taxation as REIT under the Code.

In addition, Taubman’s and the Taubman operating partnership’s obligations to effect the closing are further subject to the following conditions:
•
the representations and warranties of the Simon parties relating to qualification, organization and subsidiaries; and authority, execution and delivery, and enforceability of the merger agreement; the Simon operating partnership’s capitalization; and brokers’ fees and expenses must be true and correct in all material respects at and as of the closing date;

•
all other representations and warranties of the Simon parties must be true and correct at and as of the closing date, except where the failure to be true and correct (ignoring for such purposes any reference to materiality or material adverse effect contained in such representations and warranties) would not reasonably be expected to have a material adverse effect with respect to Simon;

•
the Simon parties must have performed in all material respects all covenants set forth in the merger agreement required to be performed by them under the merger agreement at or prior to the closing date; and

•	Simon must have delivered to Taubman an officer’s certificate confirming that the preceding conditions have been satisfied.
For purposes of this proxy statement and the merger agreement, “material adverse effect” means, with respect to Taubman, any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Taubman and its subsidiaries (and its unconsolidated joint ventures), taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which Taubman and its subsidiaries operate; (iii) changes or prospective changes in applicable law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (iv) changes caused by the announcement or performance of the merger agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or governmental entities, or any litigation arising from allegations of breach of fiduciary duty or violation of applicable law relating to the merger agreement or the Transactions (provided that this clause (iv) shall not apply to the use of material adverse effect with respect to Taubman in any representation or warranty explicitly addressing the execution, delivery, announcement or performance of the merger agreement or the consummation of the Transactions or non-contravention with contractual or legal obligations or any condition to closing as it relates to such representations and warranties); (v) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (vi) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (vii) any action taken by Taubman or its subsidiaries that is required by the merger agreement or with the prior written consent or at the written direction of another person in accordance with the merger agreement, or the failure to take any action by Taubman or its subsidiaries if that action is prohibited by the merger agreement; (viii) changes resulting or arising from the identity of, or any facts or circumstances specific to, the Simon parties; (ix) changes or prospective changes in Taubman’s or its subsidiaries’ credit ratings; (x) changes in the price or trading volume of Taubman’s common stock; (xi) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (ix), (x) and (xi) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xi) hereof) is, may be, contributed to or may contribute to, a material adverse effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (i), (ii), (iii), (v) and (vi) may be taken into account in determining whether or not there has been or may be a material adverse effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Taubman and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Taubman and its subsidiaries operate.
For purposes of this proxy statement and the merger agreement, “material adverse effect” means, with respect to Simon, any effect, change, event or occurrence that, individually or in the aggregate, would have a material adverse effect on Simon’s ability to consummate the Transactions and perform its material covenants and obligations under the merger agreement.
Taubman Special Meeting
Taubman has agreed to call a meeting of its stockholders for the purpose of adopting and approving the merger agreement, as soon as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement; provided, that Taubman will not be obligated to call such meeting prior to the No-Shop Period Start Date. Taubman must use its reasonable best efforts to seek to obtain the Taubman shareholder approval, unless a Taubman Board recommendation change (as described in “—The Taubman Board of Directors’ Recommendation; Taubman Board Recommendation Changes” below) has been effected. Taubman may, in its sole discretion, adjourn, recess or postpone the Taubman special meeting to the extent necessary to ensure that any required information is provided to the shareholders of Taubman within a reasonable amount of time in advance of the Taubman special meeting. Taubman may also adjourn, recess or postpone the Taubman special meeting if as of the time for which the Taubman special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of Taubman common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Taubman special meeting or to allow reasonable additional time to solicit additional proxies to the extent Taubman reasonably believes necessary in order to obtain the Taubman shareholder approval; provided, that in no event shall the Taubman special meeting be adjourned, recessed or postponed on more than two occasions, and in each such instance by more than 15 business days from the previously scheduled date of such meeting, unless required by applicable law or with the consent of Simon.

The “Go-Shop” Period
Under the merger agreement, from the date of the merger agreement until the No-Shop Period Start Date, Taubman and the Taubman operating partnership and their respective Representatives had the right to: (i) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal, including by providing information (including non-public information) relating to Taubman or any of its subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Taubman or any of its subsidiaries to any person (and its Representatives, including potential financing sources of such person) pursuant to an Acceptable Confidentiality Agreement; provided, that any material information concerning Taubman or its subsidiaries to be provided or made available to any third party will, to the extent not previously provided or made available to Simon, be provided or made available to Simon promptly (and, in any event, within 12 hours) following the time it is provided or made available to such third party; and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person (and their respective Representatives, including potential financing sources of such person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could lead to any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to Taubman or the Taubman Board (or the Special Committee). Notwithstanding anything to the contrary, the Simon parties and their affiliates may not enter into exclusive arrangements with potential financing sources that would, by their terms or otherwise, materially impair, delay or prevent any person from financing any Acquisition Proposal.
For purposes of this proxy statement and the merger agreement:
“Acceptable Confidentiality Agreement” means an agreement with Taubman that is either (i) in effect as of the execution and delivery of the merger agreement; or (ii) executed, delivered and effective after the execution and delivery of the merger agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive material non-public information of, or with respect to, Taubman to keep such information confidential that, in each case, contains confidentiality and use provisions that are no less restrictive to such counterparty (and any of its affiliates and representatives as provided therein) than the terms of the Mutual Non-Disclosure Agreement, dated as of November 8, 2019, between Taubman and Simon (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal); provided, that in no event will any agreement that permits the counterparty thereto to enter into exclusive arrangements (other than customary “tree” arrangements) with potential financing sources be considered an “Acceptable Confidentiality Agreement.”
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Simon parties) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) providing for:
•	any direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 15% of the voting power of Taubman or the Taubman operating partnership by any person or group;
•
any consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other similar transaction involving Taubman or the Taubman operating partnership that would result in any person or group, directly or indirectly, acquiring assets (including capital stock of or interests in any subsidiary or affiliate of Taubman) representing, directly or indirectly, more than 15% of the consolidated assets of Taubman and its subsidiaries, taken as a whole (as determined on a book value basis (including indebtedness secured solely by such assets));

•
any tender offer or exchange offer or any other direct or indirect purchase or other acquisition of securities, that, if consummated, would result in any person or group, whether from Taubman or any other person(s), beneficially owning more than 15% of the outstanding shares of Taubman common stock or more than 15% of the outstanding Taubman OP units;

•
any other transaction or series of related transactions pursuant to which any person or group proposes to acquire, directly or indirectly, control of assets of Taubman or any of its subsidiaries having a fair market value greater than 15% of the fair market value of all of the assets of Taubman and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any combination of the foregoing.
“Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction on terms that the Taubman Board (acting on the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial and regulatory aspects of such Acquisition Proposal, would be more favorable, from a financial point of view, to the shareholders of Taubman (in their capacity as such) than the Transactions. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%.”
The “No-Shop” Period
Subject to the procedures and terms associated with the receipt of a Superior Proposal set forth in the merger agreement, except as it may relate to any Excluded Party, from the No-Shop Period Start Date until the earlier to occur of the valid termination of the merger agreement and the effective time of the REIT Merger, Taubman and the Taubman operating partnership have agreed not to, and to instruct each of their respective Representatives not to, directly or indirectly:
•
solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
furnish to any person (other than the Simon parties or any of their designees) any non-public information relating to Taubman or any of its subsidiaries or afford to any person (other than the Simon parties or any of their designees) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Taubman or any of its subsidiaries, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist an Acquisition Proposal;

•
participate in, knowingly facilitate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (subject to certain exceptions);

•
enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract providing for an Acquisition Transaction, an “Alternative Acquisition Agreement”); or

•
reimburse or agree to reimburse the expenses of any other person (other than Taubman’s or the Taubman operating partnership’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

Notwithstanding the foregoing restrictions, from and after the No-Shop Period Start Date, Taubman, the Taubman operating partnership and their respective Representatives may continue to engage in such activities with respect to any Excluded Party (and its Representatives), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.
In addition, except as it may relate to any Excluded Party, or any of the Simon parties, from the No-Shop Period Start Date until the earlier to occur of the valid termination of the merger agreement and the effective time of the REIT Merger, Taubman has agreed to cease and cause to be terminated any discussions or negotiations with any person and its affiliates and Representatives that would be prohibited by the merger agreement.
“Excluded Party” means any person or group of persons that includes any person or group of persons from whom Taubman or any of its Representatives has received a written Acquisition Proposal prior to the No-Shop Period Start Date that the Taubman Board (or the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal.

Additionally, under certain circumstances, from the No-Shop Period Start Date and continuing until Taubman’s receipt of the Taubman shareholder approval, Taubman and the Taubman operating partnership may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish non-public information relating to Taubman or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Taubman or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person that has made, renewed or delivered to Taubman an Acquisition Proposal after the date of the merger agreement or to such person’s Representatives (including potential financing sources of such person), and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), in each case with respect to an Acquisition Proposal that was not the result of a material breach of the “No-Shop” restrictions set forth in the merger agreement; provided, that the Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that failure to take such actions would be inconsistent with the Special Committee’s fiduciary duties pursuant to applicable law; provided, further, that, subject to applicable law, any non-public information concerning Taubman and the Taubman operating partnership that is provided to any such person or its Representatives pursuant to the foregoing that was not previously made available to Simon will be provided or made available to Simon promptly (and, in any event, within 12 hours) following such time as it is provided or made available to such person or to such person’s Representative.
The Taubman Board of Directors’ Recommendation; Taubman Board Recommendation Changes
Except as specifically permitted in the merger agreement, at no time after the date of the merger agreement may the Taubman Board (or the Special Committee) take any of the following actions (any such action, a “Board recommendation change”):
•
withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Taubman Board recommendation (defined as the “Titanium Board Recommendation” in the merger agreement) (in the case of amendments or modifications, in any manner adverse to Simon);

•	adopt, approve or recommend to the shareholders of Taubman, or publicly propose to adopt, approve or recommend to the shareholders of Taubman, an Acquisition Proposal;
•	fail to include the Taubman Board recommendation in this proxy statement; or
•
make any recommendation in connection with a tender offer or exchange offer for the equity securities of Taubman other than a recommendation against such offer, or make any other public statement in connection with such offer that does not expressly reaffirm the Taubman Board recommendation;

provided, that, for the avoidance of doubt, none of (i) the determination by the Taubman Board (or the Special Committee) that an Acquisition Proposal constitutes a Superior Proposal; (ii) the taking of any action contemplated and permitted by the “No-Shop” provisions of the merger agreement; (iii) the delivery by Taubman of any notice contemplated by the “No-Shop” provisions of the merger agreement; or (iv) any “stop, look and listen” communication by Taubman, the Taubman Board or the Special Committee pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication) will constitute a Taubman Board recommendation change.
In addition, except as specifically permitted in the merger agreement, at no time after the date of the merger agreement may the Taubman Board (or the Special Committee) cause or permit Taubman or any of its subsidiaries to enter into an Alternative Acquisition Agreement.
Notwithstanding the restrictions described above, and subject to the procedures described in the subsequent paragraph, prior to obtaining the Taubman shareholder approval, the Taubman Board (acting upon the recommendation of the Special Committee) may effect a Taubman Board recommendation change if (i) Taubman has received a written Acquisition Proposal that the Taubman Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; or (ii) in response to an Intervening Event (as defined below), as further described below.

The Taubman Board (acting upon the recommendation of the Special Committee) may (x) effect a Taubman Board recommendation change with respect to an Acquisition Proposal or (y) authorize Taubman to terminate the merger agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, in each case, if:
•
the Taubman Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•
(i) Taubman has provided prior written notice to Simon at least four business days in advance (the “Notice Period”) to the effect that the Taubman Board (or the Special Committee) has (A) received a Superior Proposal and (B) intends to (x) effect a Taubman Board recommendation change with respect to such Acquisition Proposal or (y) authorize Taubman to terminate the merger agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal absent any revision to the terms and conditions of the merger agreement, which notice will specify the basis for such actions, including a summary of the material terms and conditions of such Acquisition Proposal and a copy of the definitive proposed transaction agreement and all ancillary agreements and, to the extent containing terms material to such Acquisition Proposal, related schedules (other than any confidential disclosure schedules solely of the person or persons making such Acquisition Proposal), in each case to be entered into in respect of such Acquisition Proposal; and (ii) prior to (x) effecting a Taubman Board recommendation change with respect to such Acquisition Proposal or (y) authorizing Taubman to terminate the merger agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, Taubman and its Representatives, during the Notice Period, must have negotiated with Simon and its Representatives in good faith (to the extent that Simon desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the Taubman Board (or the Special Committee) would no longer determine that the failure to make a Taubman Board recommendation change in response to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to applicable law; provided, however, that in the event of any material revisions to such Acquisition Proposal (including any change in price), Taubman will be required to deliver a new written notice to Simon and to comply with the requirements of the merger agreement with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three business days); and

•
in the event of any termination of the merger agreement in order to cause or permit Taubman or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, Taubman has paid (or caused to be paid) the applicable termination fee.

The Taubman Board (acting upon the recommendation of the Special Committee) may effect a Taubman Board recommendation change in response to an Intervening Event if:
•
the Taubman Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•
Taubman has provided prior written notice to Simon at least four business days in advance to the effect that the Taubman Board (acting upon the recommendation of the Special Committee) has (A) so determined and (B) resolved to effect a Taubman Board recommendation change pursuant to the applicable terms of the merger agreement, which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Taubman Board’s determination that such events or circumstances constitute an Intervening Event; and

•
prior to effecting such Taubman Board recommendation change, Taubman and its Representatives, during such four business day period, must have negotiated with Simon and its Representatives in good faith (to the extent that Simon desires to so negotiate) to allow Simon to make such adjustments to the terms and conditions of the merger agreement to obviate the need to effect a Taubman Board recommendation change in response to such Intervening Event, and following such four business day period, the Taubman Board (or the Special Committee) will have determined (after consultation with its financial advisor and outside legal counsel and taking into account Simon’s proposed revisions to the terms and conditions of the merger agreement) in good faith that the failure to make a Taubman Board recommendation change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; provided, however, that each time material modifications to the Intervening Event occur, Taubman will notify Simon of such modifications and the four business day period set forth above will recommence (provided that such time period shall instead be three business days from the day of such notification).
An “Intervening Event” means any material effect, change, event or occurrence arising after the date of the merger agreement that (i) was not known or reasonably foreseeable to the Taubman Board or the Special Committee as of the date of the merger agreement (or, if known, the consequences of which were not reasonably foreseeable) and (ii) does not relate to any Acquisition Proposal; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that Taubman meets or exceeds any internal or published forecasts or projections for any period, (B) changes in the market price or trading volume of Taubman common stock, in and of itself, after the date of the merger agreement or (C) changes in conditions in the industries in which Taubman and its subsidiaries conduct business, except to the extent such changes had a materially disproportionate effect on Taubman relative to other companies of a similar size operating in industries in which Taubman and its subsidiaries conduct business.
Financing Covenant; Taubman Cooperation
The obtaining of any financing is not a condition to the closing. However, Taubman has agreed that, prior to the closing, it will, and will cause its subsidiaries to, use its reasonable best efforts to provide, at Simon’s sole expense, the following cooperation as Simon may reasonably request to assist Simon in the arrangement of any third party financing transaction related to the Transactions (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Taubman or its subsidiaries):
•
participate in a reasonable number of meetings, drafting sessions, rating agency presentations and due diligence sessions and assist in preparation of rating agency and other presentations (provided that Taubman and its subsidiaries and their respective Representatives will not be required to participate in more than one road show or similar meeting in respect of marketing third party financing);

•
furnish Simon and its financing sources with such financial statements, financial data and other information regarding Taubman and its subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), for a public offering of securities of Simon if Simon were filing a new registration statement, including updates to any such information as may be reasonably requested by Simon;

•
cause Taubman’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by Simon (with appropriate bring-down comfort letters delivered on each closing date of any such offering, including in connection with the exercise of an option to purchase additional securities of Simon), subject to and in compliance with professional standards;

•	provide customary representation letters to Taubman’s independent accountants in connection with delivery of any such “comfort letters;”
•
cause Taubman’s independent accountants to provide consent to use of their audit reports in materials relating to such financing in respect of the Transactions, including SEC filings and offering memoranda that include or incorporate Simon’s consolidated financial information and their reports thereon in accordance with normal customary practice; and

•
provide customary documentation and other information that financing sources reasonably determine is necessary under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least ten business days prior to the closing;

provided, that (i) neither Taubman nor the Taubman operating partnership or any of their respective subsidiaries will be required to pay any fees prior to the closing (other than reasonable out of pocket expenses promptly reimbursed by Simon on demand) or incur any other liability in connection with any financing until the occurrence of the closing; (ii) neither Taubman nor the Taubman operating partnership nor any of their respective subsidiaries will be required to execute or deliver any documents or take any action relating to any financing that is not contingent upon the closing; (iii) no Representative of Taubman or the Taubman operating partnership or any of their respective subsidiaries will be required to take any action that would reasonably be expected to result in or cause any personal liability in their personal capacity on the part of any Representative that is an individual or, to the extent not subject to reimbursement or indemnification by Simon under the merger agreement, any other liability on the part of any Representative; (iv) no action will be required to the extent such action could reasonably be expected to cause any representation or warranty or covenant contained in the merger agreement to be breached; (v) no action will be required to the extent that it could reasonably be expected to conflict with the organizational documents of Taubman or the Taubman operating partnership or any of their respective subsidiaries or any applicable law or could reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which Taubman or the Taubman operating partnership or any of their respective subsidiaries is a party or is bound by; (vi) would require Taubman or the Taubman operating partnership or any of their respective subsidiaries or any of their Representatives to provide access to or disclose information that Taubman determines would jeopardize any attorney-client or other legal privilege of Taubman or the Taubman operating partnership or any of their respective subsidiaries; and (vii) no action will be required to the extent such action could reasonably be expected to cause any condition to the closing to fail to be satisfied or otherwise cause any breach of the merger agreement.
Simon has agreed that it will, and will cause its affiliates to, promptly, upon request by Taubman, reimburse Taubman and its subsidiaries for all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the financing cooperation provisions of the merger agreement. Simon has agreed that neither Taubman, the Taubman operating partnership, nor any of their respective Representatives will have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of any financing that Simon may obtain or seek in connection with the Transactions (including any equity financing), and Simon has agreed to indemnify and hold harmless Taubman, its subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of any financing that Simon may obtain or seek to obtain in connection with the Transactions (including any equity financing), any cooperation contemplated by the financing cooperation provision of the merger agreement, and any information utilized in connection therewith; provided, however, that the foregoing indemnity will not apply to any liabilities to the extent resulting from (i) a willful and material breach of any representation, warranty or covenant or agreement of Taubman under the merger agreement, (ii) gross negligence or (iii) fraud, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgement.
Certain Consents; Treatment of Existing Debt
The merger agreement provides that, promptly after the date of the merger agreement, except as may otherwise be agreed to between Simon and Taubman, Taubman will, and will cause its subsidiaries to, use reasonable best efforts to obtain certain consents and waivers with respect to the Transactions that may be required from certain lenders under loan documents of Taubman or any of its subsidiaries and from certain lessors under ground leases of Taubman or its subsidiaries or joint venture partners under joint venture or partnership documents of Taubman or any of its subsidiaries. Simon will cooperate and assist Taubman in connection with soliciting and obtaining any such consents. All out-of-pocket consent/assumption fees and expenses, including out-of-pocket legal fees for joint venture partners, lessors, lenders and/or servicers (to the extent such fees and expenses are payable pursuant to the applicable joint venture, ground lease or loan document), incurred in connection with seeking such consents, shall be borne by the Taubman operating partnership or its subsidiaries. Taubman is authorized for itself and on behalf of its subsidiaries to enter into amendments or modifications of the applicable loan, ground lease or joint venture documents as Taubman deems necessary to obtain such consents, subject to certain limitations and restrictions set forth in the merger agreement.
In the event any such consent under a loan document is not obtained prior to May 19, 2020, Taubman and the Taubman operating partnership will, and will cause their subsidiaries to, use reasonable best efforts to attempt to secure a binding commitment or other similar documentation reasonably acceptable to Simon that would allow Taubman or its subsidiaries to, at the closing, prepay, or defease the applicable financing and replace such financing on commercially reasonable, market terms, which will be reasonably acceptable to Simon. In the event that any such loan consent is not obtained and Taubman or its subsidiaries have not prepaid or defeased the applicable financing for which such loan consent was required to be obtained (or obtained a binding commitment or other similar documentation reasonably acceptable to Simon from a lender to effect such prepayment or defeasance on the closing date) by June 18, 2020 or by the Taubman special meeting (whichever is earlier), Simon will have the right, but not the obligation, to provide replacement financing to the applicable subsidiary of Taubman on commercially reasonable market economic terms with respect to the loan for which the consent has not been obtained and which has not otherwise been refinanced by Taubman or its subsidiaries (or for which such a binding commitment or other documentation has not been obtained). Any replacement financing provided by Simon shall be in an amount sufficient for the subsidiary of Taubman to prepay or defease such original loan and shall be on substantially similar loan documents as were executed in connection with the borrowing of the original loan (including mortgages, indemnities, guaranties, pledges, other collateral agreements, opinions and other customary loan deliverables and diligence materials); provided, however, that any replacement financing made by Simon or its subsidiaries with respect to an unsecured loan may be made on a secured basis, subject to the next sentence. Taubman and the Taubman operating partnership will, and will cause their subsidiaries to, reasonably cooperate with Simon to enable Simon to provide any such applicable replacement financing on a secured basis, including by facilitating the creation and perfection of liens (including mortgages and equity pledges) required by Simon; provided, however, that notwithstanding anything herein to the contrary, Taubman and its subsidiaries will not be required to agree to any secured loan or facilitate any liens that would violate the terms of any indebtedness (other than indebtedness that is being repaid) or joint venture agreement to which Taubman or its subsidiaries are a party.
Regulatory Matters
Subject to the next paragraph, Simon and Taubman have generally agreed to use reasonable best efforts to take all actions, and to do all things necessary, proper or advisable, to cause the conditions to the closing of the Transactions to be satisfied and to consummate the Transactions prior to the end date, including obtaining all approvals and consents from any governmental entity or third party necessary, proper or advisable to consummate the Transactions (however, neither party will be required to make or commit to make any concession or payment to, or incur any liability to, any non-governmental entity to obtain any such consent).
Each of Simon and Taubman has agreed to defend any legal action commenced by any governmental entity in connection with the Transactions. Simon has agreed to take, commit to, agree to and effect (i) the sale, divestiture, lease or other disposition of any assets, businesses or properties of Simon or Taubman or any of their respective subsidiaries, (ii) any other action, commitment, condition, contingency, contribution, obligation, restriction, requirement or term that after the closing would limit either of Simon’s or Taubman’s freedom of action with respect to, or its ability to retain, any of Simon’s or Taubman’s or their respective subsidiaries’ assets, businesses or properties or their interests therein, in each case to the extent necessary to resolve objections, if any, that a governmental entity asserts (or threatens to assert) under any applicable law with respect to the Transactions, and to avoid or eliminate each and every impediment under any applicable law asserted by any such governmental entity with respect to the Transactions, in each case so as to enable the closing to occur prior to the end date and (iii) any hold separate orders as are necessary in order to avoid, or effect the dissolution of, any temporary restraining order or preliminary injunction preventing the closing of the Transactions (such actions described in clauses (i), (ii) and (iii), collectively, “Regulatory Concessions”). However, notwithstanding the foregoing, none of the Simon parties will be permitted to, and neither Taubman nor the Taubman operating partnership will be required to (and neither Taubman nor the Taubman operating partnership shall), in each case without the prior written consent of the Taubman family representative, commit to, agree to or make any Regulatory Concessions that would result in a Taubman Burdensome Condition (defined below). Further, notwithstanding the foregoing, (x) Simon and its subsidiaries will not be required to commit to or make any Regulatory Concessions that would result in a Simon Burdensome Condition (defined below) or that is not conditioned on the consummation of the Transactions, (y) neither Taubman nor the Taubman operating partnership will be permitted to (and neither Taubman nor the Taubman operating partnership shall) offer to a governmental entity any Regulatory Concession without the prior written consent of Simon and (z) in connection with any Regulatory Concession, Simon will act in good faith and take into account the best interests of Taubman and its subsidiaries and of Simon and its subsidiaries. “Taubman Burdensome Condition” means the sale, divestiture, lease or other disposition of, or hold separate order with respect to, specified properties (or interests therein) of Taubman, and “Simon Burdensome Condition” means the sale, divestiture, lease or other disposition of, or hold separate order with respect to, specified properties (or interests therein) of Simon or Taubman.
Notwithstanding anything to the contrary herein (but subject to the previous paragraph), Simon shall, following consultation with Taubman and the Taubman family representative and acting in good faith (and taking into account the best interests of Taubman and its subsidiaries and of Simon and its subsidiaries), (x) direct, devise and implement the strategy for obtaining any necessary approval of, or for responding to any request from, or inquiry or investigation by (including directing the timing, nature and substance of all such responses), any governmental entity that has authority to enforce any regulatory law, (y) have the right to lead all meetings and communications (including any negotiations) with, any governmental entity that has authority to enforce any regulatory law and (z) control the defense and settlement of any inquiry, investigation or action brought by or before any governmental entity that has authority to enforce any regulatory law.

Termination
Taubman and Simon may terminate the merger agreement at any time before the effective time of the REIT Merger under the following circumstances:
•	by mutual written consent of Taubman and Simon;
•
if the Transactions have not been completed on or before the end date (however, the right to terminate the merger agreement under this provision will not be available to any party whose failure to fulfill any obligation under the merger agreement (which failure constitutes a breach by such party of the merger agreement) has been the primary cause of, or primarily resulted in, the failure of the Transactions to be consummated on or before such date);

•
if any governmental entity of competent authority issues a final, non-appealable order or enacts an applicable law that prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Transactions (however, the right to terminate the merger agreement under this provision will not be available to any party whose failure to fulfill any obligation under the merger agreement (which failure constitutes a breach by such party of the merger agreement) has been the primary cause of, or primarily resulted in, the failure of the Transactions to be consummated on or before such date); or

•	if the Taubman shareholders have not approved and adopted the merger agreement at a duly convened meeting of Taubman shareholders.
In addition, Taubman may terminate the merger agreement under the following circumstances:
•
at any time before the effective time of the REIT Merger, if the Simon parties have breached any representation, warranty or covenant contained in the merger agreement, or if any representation or warranty of the Simon parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the closing date, the conditions to closing relating to the accuracy of the Simon parties’ representations and warranties or the performance by the Simon parties of their covenants under the merger agreement would not be satisfied as of the closing date; however, Taubman may not terminate the merger agreement under this provision unless any such breach or failure to be true (x) is not capable of being cured in a manner sufficient to allow satisfaction of such conditions to closing prior to the end date, or (y) has not been cured prior to the earlier of 45 days after written notice by Taubman to Simon and the end date (however, Taubman may not terminate the merger agreement if Taubman or the Taubman operating partnership is then in breach of any representation, warranty or covenant contained in the merger agreement, or if any representation or warranty of Taubman or the Taubman operating partnership has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the closing date, the conditions to closing relating to the accuracy of Taubman’s or the Taubman operating partnership’s representations and warranties or the performance by Taubman or the Taubman operating partnership of their covenants under the merger agreement would not be satisfied as of the closing date); or

•
prior to approval and adoption of the merger agreement by the Taubman shareholders, in order to enter into a definitive written agreement providing for a Superior Proposal in compliance with the “No-Shop” provisions of the merger agreement.

In addition, Simon may terminate the merger agreement under the following circumstances:
•
at any time before the effective time of the REIT Merger, if Taubman or the Taubman operating partnership has breached any representation, warranty or covenant contained in the merger agreement (other than the “No-Shop” provisions), or if any representation or warranty of Taubman or the Taubman operating partnership has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the closing date, the conditions to closing relating to the accuracy of Taubman’s or the Taubman operating partnership’s representations and warranties or the performance by Taubman or the Taubman operating partnership of their covenants under the merger agreement would not be satisfied as of the closing date; however, Simon may not terminate the merger agreement under this provision unless any such breach or failure to be true (x) is not capable of being cured in a manner sufficient to allow satisfaction of such conditions to closing prior to the end date, or (y) has not been cured prior to the earlier of 45 days after written notice by Simon to Taubman and the end date (however, Simon may not terminate the merger agreement if the Simon parties are then in breach of any representation, warranty or covenant contained in the merger agreement, or if any representation or warranty of the Simon parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the closing date, the conditions to closing relating to the accuracy of the Simon parties’ representations and warranties or the performance by the Simon parties of their covenants under the merger agreement would not be satisfied as of the closing date); or
•
prior to approval and adoption of the merger agreement by the Taubman shareholders, if a Taubman Board recommendation change has occurred or if Taubman has willfully and materially breached the “No-Shop” provisions of the merger agreement.

Termination of the merger agreement prior to the effective time of the REIT Merger shall not require the approval of the shareholders of either Simon or Taubman. In some cases, termination of the merger agreement may require the Taubman operating partnership to pay a termination fee to Simon as described below under “—Termination Fees.”
Termination Fees
The merger agreement requires the Taubman operating partnership to pay a termination fee to Simon in each of the following circumstances:
•	if the merger agreement is terminated by Taubman in order to enter into a definitive written agreement providing for a Superior Proposal;
•
if the merger agreement is terminated by Simon because a Taubman Board recommendation change has occurred or Taubman has willfully and materially breached the “No-Shop” provisions of the merger agreement; or

•
if (i) an Acquisition Proposal has been made to Taubman and not withdrawn or has been made directly to the shareholders of Taubman generally and not withdrawn, (ii) thereafter the merger agreement is terminated by (x) either Taubman or Simon because the REIT Merger has not been consummated on or before the end date, (y) either Taubman or Simon because the Taubman shareholders have not approved and adopted the merger agreement at a duly convened meeting of Taubman shareholders or (z) Simon because Taubman has breached certain covenants, agreements or other obligations contained in the merger agreement, and (iii) within twelve months of termination such Acquisition Transaction is consummated by Taubman or Taubman enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is thereafter consummated by Taubman. For purposes of this termination right, references to the “15%” in the definition of the term “Acquisition Transaction” will be deemed to be references to “50%.”

The termination fee will be an amount equal to $111,851,783; except in the event the termination fee becomes payable solely in connection with (i) a termination by Taubman prior to the Reduced Termination Fee End Date (defined below) to enter into a definitive written agreement with an Excluded Party (as described in “—The “No-Shop” Period” above) providing for a Superior Proposal or (ii) a termination by Simon in the event of a Taubman Board recommendation change occurring prior to the Reduced Termination Fee End Date that is expressly related solely to an Acquisition Proposal made by an Excluded Party, then in either case the termination fee will be an amount equal to $46,604,909.
For purposes of this proxy statement and the merger agreement, “Reduced Termination Fee End Date” means the later of (i) the No-Shop Period Start Date and (ii) in the event that any notice period properly commenced pursuant to the “No-Shop” provisions of the merger agreement begins on or prior to the No-Shop Period Start Date, solely with respect to a termination related to the Excluded Party who submitted a Superior Proposal that initiated such notice period, 11:59 p.m., New York City time, on the 10th business day following the expiration of such notice period.
If Taubman fails to pay the termination fee when due, Taubman will also be required to pay any costs and expenses (including attorneys’ fees) incurred by Simon in connection with any legal action taken in order to obtain such payment, together with interest on the amount due.

Conduct of Business Pending the Transactions
Conduct of Business of Taubman
Under the merger agreement, Taubman has undertaken certain covenants that place restrictions on it and its subsidiaries from the date of the merger agreement until the earlier of the valid termination of the merger agreement and the effective time of the REIT Merger, unless Simon gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), as set forth on the disclosure letter delivered by Taubman in connection with the merger agreement, as otherwise expressly required or contemplated by the merger agreement, or as prohibited or required by applicable law. In general, Taubman has agreed to, and has agreed to cause its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget delivered to Simon prior to the execution of the merger agreement (other than immaterial deviations therefrom) and (ii) preserve intact its goodwill, its business organization and material business relationships and keep available the services of its current officers and key employees.
In addition, without limiting the requirements described above, subject to certain exceptions set forth in the merger agreement and the disclosure letter delivered by Taubman in connection with the merger agreement, unless Simon consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), Taubman has agreed to certain restrictions limiting its and its subsidiaries’ ability to, among other things:
•
amend its certificate of incorporation or by-laws, or amend in any manner adverse to Simon or the Simon operating partnership the Taubman OP agreement or the comparable organizational documents of any subsidiary of Taubman;

•	issue any shares of its capital stock or other equity or voting interests, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests;
•
declare or pay any dividend on or make any other distribution with respect to its capital stock or other equity securities, except for (i) the declaration and payment by Taubman of quarterly dividends, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.675 per share of Taubman common stock (as well as any prorated dividends for the portion of any quarter in which the closing occurs, which may be declared prior to the closing and have a record and/or payment date immediately prior to closing), (ii) the declaration and payment by Taubman of dividends pursuant to the terms of Taubman’s Series J and Series K Preferred Stock, (iii) the declaration and payment by the Taubman operating partnership of monthly distributions pursuant to the terms of the Taubman OP agreement, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a monthly rate of $0.225 per Taubman OP unit (as well as any prorated distributions for the portion of any month in which the closing occurs, which may be paid immediately prior to closing), and (iv) the declaration and payment of dividends or other distributions to Taubman or the Taubman operating partnership by any direct or indirect subsidiary of Taubman;

•	prepay, incur or materially amend the terms of any indebtedness, or make loans to, material capital contributions to, or material investments in other persons;
•
sell, pledge, lease, license, mortgage, guarantee, sell and leaseback, subject to any lien (other than certain permitted liens) or otherwise dispose of any of Taubman’s real properties or interests therein, or any other material properties or material assets;

•	make or authorize capital expenditures in any calendar year that exceed the amounts budgeted in Taubman’s current capital expenditures plan by more than 5%;
•	make any material change in its methods or principles of accounting;
•	assign, transfer, lease, cancel, fail to renew or fail to extend material permits;
•	settle or compromise any claim or action in excess of specified amounts;
•	dispose of any material intellectual property owned by or exclusively licensed to Taubman or any of its subsidiaries;
•	enter into or amend certain contracts;

•	adopt a plan of merger, liquidation, dissolution, restructuring or other reorganization of Taubman or its non-wholly owned subsidiaries;
•	cease to maintain its qualification as a REIT;
•
enter into any tax protection agreement (excluding an amended tax protection agreement); make, change, rescind or revoke any material tax election; change a material method of tax accounting; amend any material tax return; or settle or compromise any material tax liability, audit, claim or assessment; or enter into any closing agreement related to taxes, except in each case to the extent such action is required by applicable law or necessary (A) to preserve the status of Taubman as a REIT or (B) to qualify or preserve the status of any subsidiary of Taubman as a partnership or disregarded entity for federal income tax purposes or as a REIT, a QRS or a TRS under the applicable provisions of Section 856 of the Code;

•
increase the amount, rate or terms of compensation of any member of Taubman’s operating committee or any executive officer; grant any new equity awards; terminate, promote or hire any member of Taubman’s operating committee; accelerate the vesting or time or payment under any Taubman compensation or benefit plan; or terminate, materially amend or materially increase the benefits provided under any Taubman compensation or benefit plan or enter into or adopt any Taubman compensation or benefit plan;

•	enter into a collective bargaining agreement;
•	adopt or implement any stockholder right plan or similar arrangement applicable to the merger agreement or the Transactions;
•	enter into, amend or terminate any contracts with related parties;
•
take any action under the Taubman or the Taubman operating partnership organizational documents or otherwise that would give rise to dissenters’, appraisal or similar rights to the holders of Taubman securities with respect to the Transactions;

•	acquire any corporation or other entity, real property, personal property or material assets in excess of certain limitations; or
•	authorize or agree to take any of the foregoing actions.
Conduct of Business of Simon
In addition, under the merger agreement, Simon has agreed that, from the date of the merger agreement until the earlier of the valid termination of the merger agreement and the effective time of the REIT Merger, unless Taubman gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), as otherwise expressly required or contemplated by the merger agreement, or as prohibited or required by applicable law, it will not, and will not permit the Simon operating partnership to:
•
amend the Simon OP agreement solely to the extent such amendment would disproportionately and materially adversely impact the minority partners who elect to receive new Simon OP units in the Partnership Merger as compared to other limited partners of the Simon operating partnership; or

•	cease to maintain its qualification as a REIT.
Litigation Related to the Transactions
The merger agreement requires each party to promptly notify the other party and keep such party reasonably informed with respect to the status of any litigation involving or affecting the merger agreement, the Transactions or any other transaction contemplated by the merger agreement that is commenced or threatened against such party or any of its subsidiaries or affiliates (or any of their respective directors or executive officers).
Simon will keep Taubman informed on a reasonably prompt basis regarding any such litigation against Simon or any of its subsidiaries or affiliates (or any of their respective directors or executive officers). Simon will control the defense, settlement or prosecution of any such litigation, and will consult with Taubman with respect to the defense, settlement and prosecution of any such litigation and will consider in good faith Taubman’s advice with respect to such litigation.
Taubman will give Simon the opportunity to participate in the defense, settlement or prosecution of any such litigation against Taubman or any of its subsidiaries or affiliates (or any of their respective directors or executive officers), and will consult Simon with respect to the defense, settlement and prosecution of any such litigation. Taubman may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation without Simon’s written consent, which may not be unreasonably withheld, conditioned or delayed; provided that, prior to approval of the Transactions by Taubman shareholders, Simon’s consent will not be required for any settlement of such litigation that relates to an Acquisition Proposal or Acquisition Transaction to the extent such settlement does not provide for the payment of funds by Taubman or purport to modify the merger agreement or the rights of the Simon parties thereunder.
Public Announcements
Subject to certain exceptions, Simon and Taubman have agreed to consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, submission or announcement, or other public statements with respect to the Transactions, and each of Simon and Taubman has agreed not to issue any press release, submission or announcement, or make any such public statement prior to such consultation.
Additional Covenants
The merger agreement also contains additional agreements relating to, among other things, access to information, Section 16 matters, stock exchange listing, redemption of the Taubman operating partnership preferred interests and Taubman Series J and Series K Preferred Stock, tax matters, the Taubman operating partnership approval and anti-takeover laws.
Indemnification; Directors’ and Officers’ Insurance
The merger agreement provides that Surviving TCO and the Joint Venture and its subsidiaries will (and Simon will cause such entities to) honor and fulfill the obligations of Taubman and its subsidiaries pursuant to any indemnification or other similar agreements of Taubman, the Taubman operating partnership or any of their respective subsidiaries, in each case as in effect on the date of the merger agreement. The merger agreement also provides that, from and after the effective time of the REIT Merger and ending on the sixth anniversary of the effective time of the REIT Merger, to the fullest extent permitted by applicable law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MBCA, DGCL, DLLCA or DRULPA adopted after the date of the merger agreement that increase the amount to which a corporation, limited liability company or limited partnership may indemnify its officers and directors) each of Simon and the Joint Venture agrees that the Joint Venture will (and Simon will cause such entity to) indemnify and hold harmless each individual who was or is as of the date of the merger agreement, or who becomes prior to the effective time of the REIT Merger, a director, officer or employee of Taubman, the Taubman operating partnership or any of their respective subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time of the REIT Merger, serving at the request of Taubman, the Taubman operating partnership or any of their respective subsidiaries as a director, officer or employee of another entity, against all losses incurred in connection with any actual or threatened legal action arising out of or pertaining to the fact that such person is or was an officer, director or employee of Taubman, the Taubman operating partnership or any of their respective subsidiaries or is or was serving at the request of Taubman, the Taubman operating partnership or any of their respective subsidiaries as a director, officer or employee of another entity, whether asserted or claimed prior to, at or after the effective time of the REIT Merger. The merger agreement provides that, in the event of any such legal action, each such person will be entitled to advancement of expenses incurred in the defense of any such legal action from the Joint Venture within ten business days of receipt by the Joint Venture from such person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification. The merger agreement also provides that Simon, the Simon operating partnership, Surviving TCO, the Surviving Taubman operating partnership, the Joint Venture and their respective subsidiaries shall cooperate in the defense of any such matter.
The merger agreement also provides that, for six years following the effective time of the REIT Merger, Surviving TCO and the Joint Venture will maintain in effect the provisions in the limited liability company agreement of Surviving TCO and the JV agreement and in their subsidiaries’ respective organizational documents, to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each indemnified party described above, with respect to facts or circumstances occurring at or prior to the effective time of the REIT Merger, on the same (or more favorable to such indemnified parties) basis as set forth in Taubman’s certificate of incorporation or by-laws, the Taubman OP agreement or their respective subsidiaries’ organizational documents in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law, which provisions may not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnified parties’ indemnification rights thereunder.
At or prior to the closing date, Taubman and/or the Taubman operating partnership will purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Taubman, the Taubman operating partnership and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Taubman and/or the Taubman operating partnership, such tail to provide coverage for a period of six years from and after the effective time of the REIT Merger in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Taubman or the Taubman operating partnership with respect to claims arising from facts or events that occurred on or before the effective time of the REIT Merger, so long as the aggregate cost for each year of such “tail” policy does not exceed 300% of the aggregate annual premium most recently paid by Taubman or the Taubman operating partnership prior to the date of the merger agreement. To the extent such a “tail” policy is not obtained, for a period of six years from and after the effective time of the REIT Merger, Surviving TCO, the Surviving Taubman operating partnership and the Joint Venture each will (and Simon will cause such entities to) either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Taubman, the Taubman operating partnership or their respective subsidiaries or provide substitute policies for Taubman, the Taubman operating partnership and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Taubman or the Taubman operating partnership in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons in the aggregate than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Taubman or the Taubman operating partnership with respect to claims arising from facts or events that occurred on or before the effective time of the REIT Merger, except that in no event shall Surviving TCO, the Surviving Taubman operating partnership or the Joint Venture be required to pay with respect to such insurance policies in respect of any one policy year more than such maximum amount, and if Surviving TCO, the Surviving Taubman operating partnership and the Joint Venture are unable to (and Simon is unable to cause such entities to) obtain such insurance it will obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to such maximum amount, in respect of each policy year within such period.
Representations and Warranties
The merger agreement contains representations and warranties by Taubman, the Taubman operating partnership and the Simon parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letters delivered by Simon and Taubman in connection with the merger agreement.
These representations and warranties relate to, among other things:
•	corporate organization and similar corporate matters;
•	approval and authorization of the merger agreement and the Transactions;
•	capital structure;
•	required consents and approvals of governmental entities in connection with the Transactions and non-contravention;
•	information supplied in connection with this proxy statement;
•	taxes; and
•	brokers fees and expenses.
Additional representations and warranties made only by Taubman and the Taubman operating partnership relate to, among other things:
•	documents filed with the SEC and financial statements included in those documents;
•	absence of certain changes since September 30, 2019;

•	absence of undisclosed liabilities;
•	litigation;
•	compliance with applicable laws and permits;
•	material contracts;
•	labor matters;
•	benefits matters and ERISA compliance;
•	real and personal properties;
•	intellectual property;
•	environmental matters;
•	opinion of the Special Committee’s financial advisor;
•	investment company status;
•	insurance matters;
•	related party agreements; and
•	mortgages.
Additional representations and warranties made only by the Simon parties relate to, among other things, ownership of Merger Sub 1 and Merger Sub 2, financing for the Transactions and ownership of Taubman common stock, and the absence of shareholder or management arrangements.
The representations and warranties in the merger agreement of each of Taubman, the Taubman operating partnership and the Simon parties will not survive the consummation of the Transactions or the termination of the merger agreement pursuant to its terms.
Waiver; Amendment
At any time prior to the effective time of the REIT Merger, the parties may (i) extend the time for the performance of any obligations of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement, (iii) waive compliance with any of the covenants or conditions contained in the merger agreement or (iv) waive the satisfaction of any condition contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.
The merger agreement may be amended by the parties at any time before or after the Transactions are approved by Taubman stockholders or the Taubman operating partnership unitholders; provided, however, that (i) after the Transactions have been approved by Taubman shareholders, there may be made no amendment that requires further approval by the Taubman stockholders without the further approval of the Taubman shareholders, and (ii) after the receipt of the approval of the Taubman operating partnership unitholders, there may be no amendment that requires further approval by the Taubman operating partnership unitholders without further approval of such unitholders. The merger agreement may not be amended except in a writing signed on behalf of each of the parties.
Any termination, amendment, extension or waiver of the merger agreement will, in order to be effective, require, in the case of Taubman or Simon, action by its board of directors (in the case of Taubman, acting on the recommendation of the Special Committee) or a duly authorized committee thereof (including, in the case of Taubman, the Special Committee)
Any (i) amendment or modification of the merger agreement, (ii) extension or waiver of any provision of the merger agreement by Taubman or the Taubman operating partnership and (iii) any consent or approval to be given or made by Taubman or the Taubman operating partnership under or relating to the merger agreement will, in each case, require the written consent of the Taubman family representative (provided, for the avoidance of doubt, that the Taubman family representative will have no right to consent to any termination of the merger agreement).
Governing Law; Jurisdiction; Waiver of Jury Trial
The parties have agreed that the merger agreement and all claims, actions and proceedings arising out of or relating to the merger agreement, the Transactions or the actions of Taubman, the Taubman operating partnership,

Simon, the Simon operating partnership, Merger Sub 1 or Merger Sub 2 in the negotiation, administration, performance and enforcement thereof will be governed by Michigan law. Each party has irrevocably submitted to the exclusive jurisdiction of the state and federal courts in the State of Michigan in any dispute, claim or cause of action arising out of or relating to the merger agreement or the Transactions. Each party has further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to the merger agreement or the Transactions.
Specific Performance
The merger agreement provides that the parties will be entitled to an injunction to prevent a breach or threatened breach of the merger agreement and to enforce specifically the performance of the terms and provisions thereof, including the right of a party to cause the other parties to consummate the Transactions, in addition to any other remedy to which they are entitled at law or in equity. The parties also agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Fees and Expenses
Except in specified circumstances (including as will be provided in the JV agreement), all fees and expenses incurred in connection with the Transactions will be paid by the party incurring such fees or expenses, regardless of whether or not such Transactions are consummated.
Governance of Surviving TCO, the Surviving Taubman operating partnership and the Joint Venture
Surviving TCO
The merger agreement provides that from and after the effective time of the REIT Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the sole managing member of Merger Sub 1 immediately prior to the effective time of the REIT Merger will be the sole managing member of Surviving TCO and (ii) the officers of Merger Sub 1 immediately prior to the effective time of the REIT Merger will be the officers of Surviving TCO. At the effective time of the REIT Merger, the limited liability company agreement of the surviving company shall be in the form attached to the merger agreement, until thereafter amended. At the effective time of the REIT Merger, the limited liability company agreement of Surviving TCO will be in the form attached as Exhibit A to the merger agreement, with such changes as may be agreed in writing between Simon and Taubman prior to the effective time of the REIT Merger, until thereafter amended.
The Surviving Taubman Operating Partnership
From and after the effective time of the Partnership Merger, until the earlier of such time as successors are duly elected or appointed and qualified in accordance with applicable law or the effective time of the LLC Conversion, (i) the general partner of the Taubman operating partnership immediately prior to the effective time of the Partnership Merger will be the general partner of the Surviving Taubman operating partnership and (ii) the officers and authorized signatories of the Taubman operating partnership immediately prior to the effective time of the Partnership Merger will be the officers and authorized signatories of the Surviving Taubman operating partnership. At the effective time of the Partnership Merger, the Taubman OP agreement as in effect immediately prior to the effective time of the Partnership Merger will be the limited partnership agreement of the Surviving Taubman operating partnership, with such changes as may be agreed in writing between Simon and Taubman prior to the effective time of the REIT Merger, until thereafter amended.
Joint Venture
From and after the effective time of the LLC Conversion, until successors are duly elected or appointed and qualified in accordance with applicable law and the JV agreement, the directors, officers and authorized signatories of the Joint Venture shall be those set forth in or selected pursuant to the JV agreement. At the effective time of the LLC Conversion, the JV agreement shall be in the form attached as Exhibit B to the merger agreement, with such changes as may be agreed in writing between Simon, Taubman and the other persons that will be parties thereto prior to the effective time of the REIT Merger, until thereafter amended.

THE VOTING AGREEMENT
The following section summarizes material provisions of the voting agreement, dated as of February 9, 2020, by and between Simon and certain Taubman family members. The voting agreement is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Simon and of the Taubman family members that are parties to the voting agreement are governed by the voting agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement. Taubman shareholders are urged to read the voting agreement carefully and in its entirety, as well as this proxy statement and the information incorporated by reference into this proxy statement, before making any decisions regarding the proposals.
The following summary of the voting agreement is included in this proxy statement to provide you with information regarding the terms of the voting agreement and is not intended to provide any factual information about Simon or the Taubman family members. Such information can be found elsewhere in this proxy statement and in the other public filings Taubman and Simon has made and will make with the SEC. See “Other Information Regarding the Simon Parties and the Taubman Filing Persons.”
As of April 22, 2020, the Taubman family members, in aggregate, are the beneficial owners and/or record holders of 1,748,477 shares of Taubman common stock, 24,191,177 shares of Taubman Series B preferred stock (collectively, the “Subject Shares”) and 24,191,177 Taubman OP units (the “Subject OP Units,” and, together with the Subject Shares, the “Subject Interests”). At the close of business on April 22, 2020, there were 61,608,379 shares of Taubman common stock and 26,079,159 shares of Taubman Series B preferred stock outstanding. Accordingly, as of the close of business on April 22, 2020, the Taubman family members, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. At the close of business on April 22, 2020, there were 87,705,137 Taubman OP units outstanding, 61,608,379 of which were owned by Taubman, and 26,096,758 of which were owned by partners other than Taubman. Accordingly, as of April 22, 2020, the Taubman family members who are party to the voting agreement hold, in aggregate, approximately 92.7% of the Taubman OP units outstanding held by partners other than Taubman.
Voting of Subject Shares
The Taubman family members who are party to the voting agreement have agreed to:
•
appear at any meeting of the Taubman shareholders (in person or by proxy), and at every adjournment or postponement thereof, and cause all of the Subject Shares to be counted as present for purposes of calculating a quorum;

•
vote (or cause to be voted) all the Subject Shares in favor of or, if any action is to be taken by written consent in lieu of a meeting of Taubman’s shareholders, deliver to Taubman a duly executed affirmative written consent in favor of (to the extent applicable), (i) the approval and adoption of the merger agreement and the Transactions and (ii) any other proposal in respect of which the vote or written consent of the Taubman shareholders is requested that could reasonably be expected to facilitate the Transactions; and

•
vote (or cause to be voted) against, and not provide any written consent for, (i) the adoption or approval of any Acquisition Proposal (as defined in the merger agreement) and (ii) any other proposal in respect of which the vote or written consent or other approval of the Taubman shareholders is requested that could reasonably be expected to impede, materially interfere with, materially delay or prevent the consummation of the Transactions.

Voting of Subject OP Units
In addition, the Taubman family members who are party to the voting agreement have agreed to, at any meeting of the partners of the Taubman operating partnership, and at every adjournment or postponement thereof, or in any action by written consent of the partners of the Taubman operating partnership, vote (or cause to be voted) all of the Subject OP Units:
•
in favor of (i) the approval and adoption of the merger agreement and the Transactions and (ii) any other proposal or action in respect of which the vote or written consent of holders of the Taubman OP units is requested that could reasonably be expected to facilitate the consummation of the Transactions; and

•
against (i) any Acquisition Proposal and (ii) any other proposal or action in respect of which the vote, consent or other approval of the partners of the Taubman operating partnership is requested that could reasonably be expected to impede, materially interfere with, materially delay or prevent the consummation of the Transactions.

The Taubman family members who are party to the voting agreement may vote in their sole discretion on all issues other than those specified in therein.
Restrictions on Transfer
In addition, the Taubman family members who are party to the voting agreement have agreed to certain restrictions on the transfer of Subject Interests, including agreeing not to:
•
(i) directly or indirectly sell, assign, transfer (including by merger or by operation of law), encumber, pledge, grant a participation in, participate in any tender or exchange offer, assign or otherwise dispose of, whether by liquidation, dissolution, dividend, distribution or otherwise any Subject Interests or the beneficial ownership thereof, (ii) deposit any Subject Interests into a voting trust or enter into a voting agreement or arrangement with respect to any Subject Interests or the beneficial ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect transfer of any Subject Interests or the beneficial ownership thereof; provided that the Taubman family members may transfer Subject Interests to (a) certain affiliates, including other Taubman family members and certain other affiliates provided that such transferee, to the extent not already a party to the voting agreement, agrees in writing to be bound as a party under the voting agreement, or to (b) certain other permitted transferees, including through transfers (1) made in connection with estate planning purposes, (2) to a charitable institution for philanthropic purposes, (3) pursuant to any trust or will of a Taubman family member, or by the laws of intestate succession, (4) pursuant to a qualified domestic relations order or as required by a divorce settlement, or (5) in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the vesting of any restricted shares or other equity awards or the conversion of any convertible securities, provided that in the case of clauses (1) and (2) such transferee, to the extent not already a party to the voting agreement, agrees in writing to be bound as a party under the voting agreement.

In addition to the exceptions described above, the Taubman family members may enter into agreements to pledge and encumber the Subject Interests in connection with any bona fide lending or hedging transaction or arrangement, provided that the pledging party retains the right to vote or consent to, or cause to be voted or consented to, all Subject Interests in accordance with the terms of the voting agreement, or the pledgee in such a transaction assumes all of the obligations of the pledging party under the voting agreement.
Joint Venture
The Taubman family members that will retain an interest in the Taubman operating partnership in connection with the Transactions have agreed to deliver to Simon in connection with the closing of the Transactions a signature page to the JV agreement.
Termination
The voting agreement will terminate automatically upon the earliest to occur of:
•	the termination of the merger agreement;
•	the effective time of the REIT Merger; or
•
the Taubman family representative providing written notice to Simon that it is terminating the voting agreement following (i) a Taubman Board recommendation change, or (ii) any amendment, waiver, modification or other change to any provision of the merger agreement that (a) decreases the amount or changes the form of the Merger Consideration (as defined in the merger agreement) or (b) is otherwise adverse in any material respect to the Taubman family members who are party to the voting agreement or to the Taubman shareholders.

Amendment and Waiver
The voting agreement may only be amended with the written consent of Simon and the Taubman family representative (acting on behalf of each of the Taubman family members who are party to the voting agreement).
However, Taubman, following approval by the Special Committee, must consent in writing to any of the following actions in relation to any provision of the voting agreement: (i) the amendment or modification of the voting agreement, (ii) the extension or waiver of any provision by any party under the voting agreement, or (iii) any consent or approval to be given or made by any of the parties under the voting agreement, except for those expressly contemplated by the voting agreement.
Taubman Family Representative
The Taubman family members appointed R. Taubman as the Taubman family representative. As the Taubman family representative, R. Taubman has the power and authority on behalf of each of the Taubman family members who are party to the voting agreement to:
•	interpret the terms and provisions of the merger agreement, the voting agreement and certain other agreements to be executed by the Taubman family members in connection with the Transactions;
•
execute and deliver and receive deliveries of such other agreements and all other certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions;

•	terminate the voting agreement on behalf of the Taubman family members in accordance with the terms of the voting agreement;
•	act as the Taubman family representative for the purposes of the merger agreement;
•
receive service of process on behalf of the Taubman family members in connection with any claims under the merger agreement, the voting agreement or the other agreements entered into in connection with the Transactions, and agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and comply with orders of courts with respect to such claims;

•	give and receive notices and communications; and
•
take all actions necessary or appropriate in his judgment on behalf of the Taubman family members in connection with the merger agreement, the voting agreement and certain other agreements to be entered into in connection with the Transactions.

Robert S. Taubman Cooperation Commitment
R. Taubman agreed with Taubman to cooperate with the Special Committee in his capacity as a director and officer to facilitate the go-shop process. R. Taubman has agreed to negotiate in good faith (on behalf of the Taubman family) with a competing bidder that has made a proposal that the Special Committee determines is a Superior Proposal, or is reasonably likely to lead to a Superior Proposal, and that has a structure similar to the Transactions. R. Taubman has also agreed to discuss in good faith with the Special Committee terms on which the Taubman family might be willing to agree to an alternative transaction that does not have a structure similar to the Transactions.

THE JV AGREEMENT
The following is a summary of the material terms of the JV agreement, which is anticipated to become effective at the effective time of the LLC Conversion and provides for, among other things, certain governance and liquidity rights for Surviving TCO and the Taubman family members following the closing. At the effective time of the LLC Conversion, Surviving TCO will hold 80% of the common units of the Joint Venture and the Taubman family members will hold the remaining 20%. Affiliates of Simon will also hold certain preferred units of the Joint Venture as consideration for providing the funds for the redemption of the Taubman non-voting preferred stock, which preferred units will be on substantially the same terms as the Taubman non-voting preferred stock. The JV agreement is attached as Exhibit B to the merger agreement and is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety.
Governance
Board of Directors
The JV agreement will include certain governance provisions that will be applicable prior to the occurrence of specified events (including, but not limited to, the Taubman family’s ownership falling below a specified threshold) (the “Taubman Period”) and other provisions that will be applicable thereafter (the “Simon Period”). A summary of these provisions is set forth below.
During the Taubman Period, the Joint Venture board will be comprised of six individuals (unless otherwise agreed by Surviving TCO and a representative of the Taubman family), with three appointed by a representative of the Taubman family members and three appointed by Surviving TCO.
During the Simon Period, the number of directors will be determined from time to time by Surviving TCO and Surviving TCO will appoint all directors. During the Simon Period, and as long as the Taubman family members (together with any Family Transferees) continues to own, collectively, at least 2% of the Joint Venture’s outstanding common units, the Taubman family members will have the right to appoint, remove and replace one non-voting observer to the Joint Venture board.
Voting
During the Taubman Period, all actions by the Joint Venture’s board must be by unanimous vote of the directors, and during the Simon Period, all actions by the Joint Venture’s board must be by majority vote of the directors present at a meeting where a quorum is present.
Chairman and CEO; Management of the Joint Venture; Annual Budgets and Distribution Policy
During the Taubman Period, R. Taubman will be Chief Executive Officer and President of the Joint Venture and, as long as he is a member of the Joint Venture board, Chairman of the Joint Venture board (or, if R. Taubman ceases to be Chief Executive Officer and President and/or the Chairman of the board, W. Taubman or another appointee of the Taubman family members reasonably acceptable to Surviving TCO will be Chief Executive Officer and President and/or the Chairman of the board, as applicable).
During the Taubman Period, the operations of the Joint Venture and its subsidiaries will be managed by the Chief Executive Officer, subject to consent rights held by Surviving TCO over certain matters, including, but not limited to, equity issuances, debt incurrences beyond certain agreed-upon exceptions, the annual budget (subject to certain procedures and exceptions), certain litigation, affiliate transactions and certain contracts. During the Simon Period, the Chief Executive Officer and President of the Joint Venture will be appointed by the Joint Venture board and the Chairman will be elected by the board annually. During the Simon Period, the operations of the Joint Venture will be managed by the board, subject to a more limited set of approval rights held by the Taubman family members for as long as it maintains certain minimum ownership levels.
Each year, the Joint Venture’s annual capital budget and annual operating budget will be submitted by the Chief Executive Officer to the board for approval. In the event that a proposed annual budget is not unanimously approved, the Chief Executive Officer will consider in good faith any feedback he or she receives from the board and subsequently may (but is not required to) resubmit a revised annual budget for the board’s approval. If any annual budget or revised annual budget is not approved by the board, then the applicable annual budget for the preceding year will be deemed adopted and approved as an annual budget for the upcoming fiscal year, subject to certain limitations.

The Joint Venture will be required to distribute to its members, on a monthly basis, in addition to certain other minimum requirements agreed to in the Operating Agreement or approved as part of the annual distribution policy procedure described in the JV agreement, the greater of (i) 95% of the portion of the Joint Venture’s REIT taxable income attributable (directly or indirectly) to Surviving TCO, grossed up for all the members of the Joint Venture and (ii) certain minimum distribution levels agreed to by Surviving TCO and the Taubman family.
Officers
The JV agreement will provide that the Chief Executive Officer (during the Taubman Period) or the Joint Venture board (during the Simon Period) has the power to appoint officers of the Joint Venture. Following the closing, it is anticipated that the current officers of Taubman will continue to serve in such capacity.
REIT Requirements
At any time that Simon intends to qualify as a REIT, the Joint Venture must be operated as if it were a REIT.
Business Opportunities
For so long as the Taubman family members (together with any Family Transferee) continue to own, collectively, at least 50% of the membership interests in the Joint Venture that they owned immediately after the closing, subject to certain exceptions, business opportunities first identified by the Joint Venture will belong to the Joint Venture and Surviving TCO will agree not to pursue such business opportunities outside of the Joint Venture without the consent of the Taubman family.
Non-Compete
For so long as the Taubman family members (together with any Family Transferee) continue to own, collectively, at least 2% of the Joint Venture’s outstanding common units, and for a one-year period thereafter, subject to certain exceptions, certain of the Taubman family members involved in the management of the Joint Venture will be subject to customary non-competition obligations.
Transfer Restrictions
Subject to certain customary exceptions (including for transfers to certain immediate family members or related entities of the Taubman family members (a “Family Transferee”)), the JV agreement will restrict the Taubman family members from transferring their equity in the Joint Venture to third parties without the written consent of Surviving TCO. Subject to certain customary exceptions, Surviving TCO will be restricted from transferring its equity in the Joint Venture to third parties without the written consent of a representative of the Taubman family until the earlier of the seventh anniversary of the LLC Conversion and the end of the Taubman Period.
Exchange Rights
The Taubman family members will have the right, beginning two years after the closing, to exchange their equity interests in the Joint Venture for Simon OP units or cash or a combination of such units and cash (at the election of the Taubman family members). Equity interests in the Joint Venture will be valued for such purposes at the greater of (i) a multiple of the Joint Venture’s trailing twelve-month FFO and (ii) the fair market value of the Joint Venture’s net assets, in each case subject to certain adjustments and procedures.
The Taubman family members will have the right to exchange their equity interests at the following times and in the following amounts:
•
Up to 20% of the Taubman family’s initial equity in the Joint Venture may be exchanged following the second anniversary of the closing; up to 40% following the third anniversary of the closing; up to 60% following the fourth anniversary of the closing; up to 80% following the fifth anniversary of the closing; and up to 100% following the sixth anniversary of the closing (in each case, inclusive of any prior exchanges).

•	In addition, between the second and third anniversaries of the closing (i.e., between 24 to 36 months thereafter), the Taubman family members may exchange 100% of their equity in the Joint Venture.

Surviving TCO will have the option to modify the consideration for such exchange to be 50% in Simon OP units and 50% in cash. Surviving TCO will also have the option to cause the exchange of half of the equity interests subject to such exchange to close on a delayed basis, within one year of the initial closing, for the same value and consideration mix.
In each case, an exchange must be for no less than a number of equity interests equal to 10% of the common units of the Joint Venture owned by the Taubman family members as of immediately after the closing or the Taubman family’s entire remaining equity stake, if smaller.
Voting of Limited Partnership Units in the Simon Operating Partnership
The Taubman family members will agree to vote any Simon OP units they acquire pursuant to any such exchanges as directed by the Simon family designee under the limited partnership agreement of the Simon operating partnership, subject to certain exceptions.
Registration Rights
The Taubman family members will have customary registration rights with respect to any common shares of Simon they may receive upon redemption or exchange of any Simon OP units received pursuant to such exchanges.
Simon Call Right
Under certain circumstances involving the initiation of dispute resolution procedures regarding deadlocks under the JV agreement in which Simon is the predominantly prevailing party on two occasions within a specified period of time (so long as the Taubman family members initiated one of the qualifying dispute resolution procedures), Surviving TCO will have the right to cause the Taubman family members to exchange 100% of their equity interests in the Joint Venture for Simon OP units or cash or a combination of such units and cash (at Surviving TCO’s election), based on the same valuation methodologies as the Taubman family’s elective exchanges described above. The Taubman family members will have the option to modify the consideration for such exchange to be 50% in Simon OP units and 50% in cash.

AGREEMENTS INVOLVING TAUBMAN COMMON STOCK
The Voting Agreement
In connection with the execution of the merger agreement, on February 9, 2020, Simon and the Taubman family members entered into the voting agreement whereby each Taubman family member has covenanted to Simon to, among other things, vote any shares of Taubman voting stock owned by them in favor of the Merger Agreement Proposal at the special meeting. As of April 22, 2020, the Taubman family members, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. For more information about the voting agreement, see “The Voting Agreement.”
A copy of the voting agreement is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. The summary of the voting agreement in the preceding paragraph or in “The Voting Agreement” does not purport to be complete, may not contain all the information about the voting agreement that may be important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read the voting agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement.
Robert S. Taubman Cooperation Commitment
R. Taubman agreed with Taubman to cooperate with the Special Committee in his capacity as a director and officer to facilitate the go-shop process. R. Taubman has agreed to negotiate in good faith (on behalf of the Taubman family) with a competing bidder that has made a proposal that the Special Committee determines is a Superior Proposal, or is reasonably likely to lead to a Superior Proposal, and that has a structure similar to the Transactions. R. Taubman has also agreed to discuss in good faith with the Special Committee terms on which the Taubman family might be willing to agree to an alternative transaction that does not have a structure similar to the Transactions.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS
No provision has been made (a) to grant the Company’s unaffiliated stockholders access to the corporate files of (i) the Company, (ii) any other party to the merger, or (iii) any of their respective affiliates, or (b) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING TAUBMAN CENTERS, INC.
Company Background
Taubman is a Michigan corporation (incorporated in 1973) that operates as a self-administered and self-managed REIT. Taubman’s sole asset is an approximate 70% general partnership interest in the Taubman operating partnership, a Delaware limited partnership which owns direct or indirect interests in all of our real estate properties. Taubman is the sole managing general partner of the Taubman operating partnership. Through the Taubman operating partnership, Taubman owns, manages, leases, acquires, disposes of, develops, and expands shopping centers and interests therein. Taubman’s owned portfolio of operating centers as of April 24, 2020 consisted of 24 urban and suburban shopping centers operating in 11 U.S. states, Puerto Rico, South Korea, and China.
For more information about Taubman, see “Where You Can Find Additional Information.”
Taubman’s principal executive offices are located at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan, and its telephone number is (248) 258-6800.
During the past five years, neither Taubman nor the Taubman operating partnership nor any of Taubman’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, neither Taubman nor the Taubman operating partnership nor any of the Taubman directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as noted below, each of the individuals listed below is a citizen of the United States.
Directors and Executive Officers
The names and material occupations, positions, offices or employment during the past five years of the Company’s directors and executive officers are set forth below. Each of the Company’s directors and executive officers is a citizen of the United States.
Name	Age	Position With the Company
Mayree C. Clark	64	Director
Michael J. Embler	57	Director
Janice L. Fields	64	Director
Michelle J. Goldberg	52	Director
Nancy Killefer	67	Director
Cia Buckley Marakovits	55	Director
Ronald W. Tysoe	66	Director
Myron E. Ullman, III	73	Director
Robert S. Taubman	66	Chairman of the Taubman Board, President and Chief Executive Officer
Simon J. Leopold	52	Executive Vice President, Chief Financial Officer and Treasurer
William S. Taubman	61	Chief Operating Officer
Paul A. Wright	49	President, Taubman Asia
Directors
Mayree C. Clark has served as a director since January 2018. She is the founding partner of Eachwin Capital, an investment management organization, which she has led since 2010 for the benefit of third party investors and now oversees her family’s investments. Previously, Ms. Clark served as an independent director of Regulatory Data Corp. (RDC), owned by Vista Equity Partners, until 2020. Ms. Clark was also a Partner and Member of the executive committee of AEA Holdings, a Senior Advisor to its real estate affiliate, Aetos Capital Asia (2006-2010). She has held a variety of executive positions at Morgan Stanley over a span of 24 years (1981-2005), serving as Head of Real Estate Capital Markets, Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of MSCI. Ms. Clark has served on the board of directors of Ally Financial Inc. (since 2009) (including past service as Chair of the Risk Committee and current service as a member of the Risk Committee and Audit Committee) and the Supervisory Board of Deutsche

Bank since May 2018 (including service as Chair of the Risk Committee and member of the Strategy Committee and Nomination Committee). Ms. Clark was appointed by the Council of Institutional Investors to serve on the 2019 Corporate Governance Advisory Council, and previously served on the board of directors of the Stanford Management Company, which is responsible for Stanford University’s endowment (2007-2015) and Commonfund (1992-2004). Ms. Clark brings significant investor stewardship and extensive business leadership experience as CEO of an investment management firm and as an executive of a major public financial services company. Ms. Clark also possesses experience in real estate, investment banking and capital markets, asset management, strategic planning, governance, and risk management, as well as extensive global exposure through her prior professional positions and service on other boards and professional organizations.
Michael J. Embler has served as a director since January 2018. Mr. Embler currently is a private investor. Mr. Embler was the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. from 2005 to 2009, and Head of its Distressed Investment Group from 2001 to 2005. From 1992 until 2001, he worked at Nomura Holdings America in positions of increasing responsibility culminating in the position of Managing Director co-heading Nomura’s Proprietary Distressed Debt/Special Situations Group. Mr. Embler has served on the board of directors of NMI Holdings, Inc. (since 2012) (including service as Chair of the Audit Committee and member of the Compensation Committee) and American Airlines Group, Inc. since 2013 (including service as Chair of the Finance Committee and member of the Audit Committee). Previously, Mr. Embler served on the board of directors of CIT Group Inc. (2009-2016), Abovenet, Inc. (2003-2012), Dynegy Inc. (2011-2012) and Kindred Healthcare (2001-2008). He also now serves as a director of Mohonk Preserve, a non-profit land trust in New York State, where he serves as Treasurer and Chair of the Finance Committee. Mr. Embler brings investor perspective and experience in finance, asset management and restructurings, capital markets and capital management. He possesses experience as a senior executive, perspective as an institutional investor and service as a public company director. As a result of the foregoing expertise and experience, Mr. Embler qualifies as a financial expert under SEC rules. He also has earned a Certificate in Cybersecurity Oversight from the National Association of Corporate Directors.
Janice L. Fields has served as a director since January 2019. She is a professional director of public company boards, currently serving on the board of directors of Chico’s FAS, Inc. (since 2013) (including service as Chair of the Corporate Governance and Nominating Committee and member of the Executive Committee) and Welbilt, Inc. (since April 2018) (including service as member of the Compensation and Corporate Governance Committees). Ms. Fields is the former President, McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, from 2010 to 2012; U.S. Division President for the Central Division from 2003 to 2006; Executive Vice President and Chief Operating Officer from 2006 to 2010; served in numerous other roles in her 35 years at McDonald’s. Previously, Ms. Fields served on the board of directors of Buffalo Wild Wings (March 2017-February 2018) (most recently served as Chair of the Board) and on the board of directors of Monsanto Company (2008-2018) (most recently served as Chair of the Sustainability and Corporate Responsibility Committee). Additionally, Ms. Fields has served on the Global Board of Trustees for the Ronald McDonald House Charities Global Brand since 2012. Ms. Fields is a seasoned retail- and consumer-oriented executive with strong operational and corporate governance experience. Ms. Fields possesses a diversity of experience, including brand marketing, finance, supply chain, human relations, real estate, sustainability, communications, investor relations, risk management, strategic planning and global experience. She also has extensive public company board and board committee experience.
Michelle J. Goldberg has served as a director since May 2019. Ms. Goldberg serves as a Partner at Ignition Partners, an early stage, technology venture capital firm, since 2000, and a Venture Partner at SoGal Ventures, investing in how the next generation lives, works and stays healthy, since May 2017. Previously, Ms. Goldberg served as a Consultant in Microsoft’s Developer Division (1999-2000), an Investment Banker working in middle market mergers and acquisitions at Olympic Capital Partners (1997-2000), an Associate, Management Consulting in the financial institutions group at A.T. Kearney, Inc. (1994-1997) and the Project Coordinator for the China External Trade Development Council in Taiwan (1991-1992). Currently, she serves on the board of directors of Legg Mason, Inc. (since November 2017) (including service as Chair of the Risk Committee and a member of the Special M&A and Audit Committees). Previously, Ms. Fields served on the board of directors of Plum Creek Timber Company, Inc. (August 2015-February 2016). As a venture capital investor and advisor to firms, Ms. Goldberg specializes in eCommerce and digital media, Internet analytics, mobile and enterprise software. Ms. Goldberg provides a deep understanding of enterprise technology, including cloud computing, big data, scalability and SaaS. She also possesses substantial public company board and corporate governance experience.

Nancy Killefer has served as a director since December 2019. She is a professional director of public company boards, currently serving on the board of directors of Facebook, Inc. (since 2020), Natura & Co. (since 2020) and Cardinal Health Inc. (since 2015) (including service as member of the Human Resources and Compensation Committee). Previously, Ms. Killefer was a Senior Partner of McKinsey & Company, Inc.’s Public Sector practice (which she founded) from 2007 to 2013, Managing Partner of McKinsey’s Washington D.C. office, from 2000 to 2007, and she served in various other leadership positions at McKinsey, including director, from 1979 to 1997. Ms. Killefer also served in various roles at the U.S. Department of the Treasury, including as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer, from 1997 to 2000. Ms. Killefer previously served on the board of directors of Avon Products, Inc., a public company, from 2013-2020 (including service as Chair of the Nominating and Corporate Governance Committee and member of the Compensation and Management Development Committee), CSRA Inc., a public company, from 2015-2018 (including service as Chair of the board and Chair of the Executive Committee), Computer Sciences Corporation, a public company, from 2013-2015 (including service as Chair of the Compensation Committee), and The Advisory Board Company, a private company, from 2013-2017 (including service as a member of the Audit Committee). She also has extensive experience serving on U.S. government and other boards. From 2000 to 2005, she served on the IRS Oversight Board (Chair of the Board from 2002 to 2005). From 2014 to 2018, she served on the Defense Business Board, an advisory board to the U.S. Secretary of Defense (Vice Chair). Ms. Killefer is an experienced senior executive and director, having held a variety of roles at McKinsey & Company, Inc. for 31 years in a variety of leadership roles where she served a multitude of consumer, retail, restaurant, technology and other companies. She possesses a diversity of experience across a number of sectors combined with significant leadership experience, strategic depth and global experience, and she provides significant governance, compensation and human resources expertise resulting from her board experience. Ms. Killefer brings substantial experience in the areas of strategic planning and finance. She holds significant public company board and board committee experience. As a result of the foregoing expertise and experience, Ms. Killefer qualifies as a financial expert under SEC rules.
Cia Buckley Marakovits has been a director since 2016. Ms. Buckley Marakovits serves as the President (since 2020), Chief Investment Officer (since 2012), Partner, Managing Director and Member of the Investment Committee (since 2007) of Dune Real Estate Partners LP (which evolved from Dune Capital Management LP). From 1997 to 2007, Ms. Buckley Marakovits held a variety of positions at JER Partners (an affiliate of the J.E. Robert Companies), including Chief Financial Officer, Head of Asset Management, Head of Acquisitions and, most recently, President of the U.S. Fund Business. She also served on various investment committees of JER Partners and spent nine years in the Real Estate Investment Banking Group of Bankers Trust managing investments in a variety of asset classes. Ms. Buckley Marakovits is a Full Member of the Urban Land Institute, a Member and former Chair of the Investment Committee for ULI and ULIF, a Trustee of ULI, active in the Women’s Leadership Initiative, a Member of the Pension Real Estate Association, a Member of Columbia Business School’s MBA Real Estate Program Advisory Board, a Member of the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of Business, a Member of WX, Women Executives in Real Estate, the Treasurer and a Member of the Board of Trustees and Chair of the Finance Committee, Collegiate School and a Trustee of Phillips Exeter Academy. Ms. Buckley Marakovits has in-depth expertise and knowledge of real estate (domestic and globally), private investing, fiduciary responsibility with institutional investors, capital markets, finance, risk assessment, compliance and executive management throughout her professional experiences and service with real estate industry associations and in academia. She also has extensive experience with real estate investing in diverse asset classes on behalf of numerous, varied institutional investors, which provides her with significant and valuable insight into the Company’s strategic planning and valuation analysis and, especially, our investors’ views regarding those items. Ms. Buckley Marakovits possesses an in-depth knowledge of accounting and finance from her executive and private director positions, which included serving as President and Chief Financial Officer.
Robert S. Taubman serves as the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. He has been Chairman since December 2001, a director since 1992 and President and CEO since 1990. Currently, Mr. Taubman is a member and former Trustee of the Urban Land Institute, serves on the Advisory Board of Governors, National Association of Real Estate Investment Trusts, is a member and past trustee of the International Council of Shopping Centers and is a member of the University of Michigan Investment Advisory Committee for its endowment and is involved in a number of other community and philanthropic organizations. Previously, Mr. Taubman was the Chairman of the Board and a director of the Real Estate Roundtable. Mr. Taubman has served on the board of directors of Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee). Mr. Taubman also served on the board of directors of Sotheby’s Holdings, Inc. (2000-May 2016) (served as Chair of the Finance Committee and as Chair of the Compensation Committee). Mr. Taubman has led the Company as a principal executive officer for over 36 years, as a director for 28 years and as Chairman of the Board for 19 years. He is a recognized leader in the REIT and regional mall industries. Mr. Taubman holds a unique perspective and understanding of our business, culture and history, having led us through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into our operations, strategy and competition, and allows him to facilitate the Taubman Board’s ability to perform its critical oversight function. Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants. Mr. Taubman also has extensive board and board committee experience at other public companies, which provides him significant insight as to governance and compliance-related matters of public companies.
Ronald W. Tysoe has served as a director since 2007. He is a professional director of public company boards, currently serving on the board of directors of Cintas Corporation (since January 2008) and as Chairman of the board of directors, Chair of the Corporate Governance Committee and member of the Human Resources and Compensation Committee of J. C. Penney Company, Inc. (since 2013). Mr. Tysoe also has served as the Director of Hauser Private Equity since 2008. Previously, Mr. Tysoe was the Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York (2006-2007) and Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy’s, Inc., 1990-2006). Mr. Tysoe also previously served on the board of directors of Canadian Imperial Bank of Commerce (2004-April 2019) (including service as a member of the Risk Management Committee) and Scripps Networks Interactive, Inc. (2008-May 2018) (most recently served as Chair of the Audit Committee and a member of the Compensation Committee and Pricing Committee). Mr. Tysoe’s long-standing service as a senior executive and a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters. Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally. He also possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer. He further has extensive board and board committee experience at other public companies across many industries, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters. As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules.
Myron Ullman, III has served as a director and Lead Director since December 2016, and previously served as a director from 2003 to 2004. Mr. Ullman previously served as Executive Chairman of J.C. Penney Company, Inc., from August 2015 to August 2016, and previously from November 2011 to January 2012. From April 2013 to August 2015, served as Chief Executive Officer and a member of the board of directors of J.C. Penney Company, Inc., and previously served as the Chairman of the board of directors and Chief Executive Officer from December 2004 to November 2011. Mr. Ullman served as Directeur General, Group Managing Director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as Chairman and Chief Executive Officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, he served as Chairman and Chief Executive Officer of R.H. Macy & Co., Inc. Mr. Ullman also served as the Chairman of the National Retail Federation from 2006 to 2008, and he served as the Chairman of the Federal Reserve Bank of Dallas from 2008 to December 2014. Mr. Ullman currently serves as the Lead Independent Director and Chairman of the board of directors of Starbucks Corporation (including service as a member of the Nominating and Corporate Governance Committee). In aggregate, Mr. Ullman has served on the board of directors for 11 U.S. and international public companies, including Starbucks, J.C. Penney Company, Inc., Ralph Lauren Corporation (most recently served as a member of the Audit Committee and Nominating and Corporate Governance Committee), Taubman, Saks, Inc., R.H. Macy Corporation (most recently served as Chairman of the board of directors), LVMH Möet Hennessy Louis Vuitton and Federated Department Stores, Inc. (most recently served as Deputy Chairman of the board of directors). Through his senior leadership and public company board experience with U.S. and international retailers, Mr. Ullman brings to the Taubman Board extensive knowledge in critical areas, including leadership of global businesses, finance, executive compensation, governance, risk assessment and compliance. He also possesses brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as constructive insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Further, Mr. Ullman’s experiences as chairman and chief executive officer of various entities during his career provide the Taubman Board with insight into the challenges inherent in managing a complex organization.
Executive Officers
Simon J. Leopold is the Executive Vice President, Chief Financial Officer and Treasurer of the Company and of the Manager. Mr. Leopold has been Executive Vice President and Chief Financial Officer since January 2016 and Treasurer since September 2012. Mr. Leopold joined the Company in September 2012 as Senior Vice President, Capital Markets and Treasurer, and he became Executive Vice President, Capital Markets and Treasurer in March 2015. Previously, Mr. Leopold spent approximately 13 years as an investment banker, where he served as a managing director in the real estate banking groups at Deutsche Bank (1999 to 2011), KBW (2011 to 2012) and UBS in 2012. Earlier in his career, Mr. Leopold worked in New York City government in a variety of urban planning and economic development positions in the Office of the Mayor, Department of City Planning and the city’s Economic Development Corporation. He is a member of the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers and the Urban Land Institute. He has also served as a director of Agree Realty Corporation since July 2019.
William S. Taubman is the Chief Operating Officer of the Company, a position he has held since 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman served as Executive Vice President of the Company from 1994 to 2005 and held various other positions with the Manager prior to 1994. Mr. Taubman served as a director of the Company from 2000 to May 2018. He joined the Company in 1986 from Oppenheimer & Co., Inc. in New York, where he was a financial analyst specializing in mergers and acquisitions. His responsibilities include the overall management of the development, leasing and center operations functions. Mr. Taubman also is a member of the International Council of Shopping Centers, where he previously served as Chairman of the Board. He is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts and is involved in a number of other community and philanthropic organizations. He is also the brother of R. Taubman.
Paul A. Wright is the President, Taubman Asia, a position he has held since January 1, 2020. Mr. Wright previously served as Executive Vice President, Global Head of Leasing of the Manager, a position he held from April 2017 to December 2019. He previously served in various other senior leasing roles for Taubman Asia Management Limited from mid-2006 to March 2017, most recently as Group Vice President of Leasing. Prior to the Company, Mr. Wright held senior-level positions with Citta Management Limited and Lendlease. Mr. Wright is not a U.S. citizen.
Prior Public Offerings
During the past three years, the Company has not made any underwritten public offering of Taubman common stock for cash that was registered under the Securities Act or exempt from registration under Regulation A.

Historical Selected Financial Information
Set forth below is certain historical selected financial information relating to the Company. The historical selected financial data as of and for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015 have been derived from the Company’s historical audited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. More comprehensive financial information is included in those reports, including in the management’s discussion and analysis of financial condition and results of operations section. For additional information, see “Where You Can Find Additional Information.” Historical results are not necessarily indicative of results to be expected in any future period.
	Year Ended December 31
	2019	2018	2017	2016	2015
	(in thousands, except per share amounts, per square foot amounts, and shares outstanding)
OPERATING DATA:
Total revenues	$661,054	$640,870	$629,165	$612,557	$557,172
Total expenses	$720,068	$609,477	$607,505	$514,822	$424,286
Gains on partial dispositions and remeasurements of ownership interests in UJVs	$319,105
Net income	$330,374	$115,742	$112,757	$188,151	$192,557
Net income attributable to Taubman common shareholders	$203,925	$57,952	$55,267	$107,358	$109,020
Net income per share attributable to Taubman common shareholders – basic	$3.33	$0.95	$0.91	$1.78	$1.78
Net income per share attributable to Taubman common shareholders – diluted	$3.32	$0.95	$0.91	$1.77	$1.76
Weighted average number of common shares outstanding – basic	61,181,983	60,994,444	60,675,129	60,363,416	61,389,113
Weighted average number of common shares outstanding – diluted	62,238,439	61,277,715	61,040,495	60,829,555	62,161,334
Funds from Operations (FFO) attributable to Taubman common shareholders(1)	$216,813	$229,046	$215,786	$239,963	$207,084
Adjusted FFO attributable to Taubman common shareholders	$229,460	$236,513	$227,619	$219,390	$213,969
FFO per share attributable to Taubman common shareholders – diluted	$3.50	$3.71	$3.51	$3.91	$3.31
Adjusted FFO per share attributable to Taubman common shareholders – diluted(2)	$3.71	$3.83	$3.70	$3.58	$3.42
Taubman ownership percentage of TRG at end of period	70%	71%	71%	71%	71%

BALANCE SHEET DATA:
Real estate before accumulated depreciation	$4,731,061	$4,717,569	$4,461,045	$4,173,954	$3,713,215
Investments in UJVs	$831,995	$673,616	$605,629	$604,808	$433,911
Total assets	$4,515,465	$4,344,106	$4,214,592	$4,010,912	$3,546,510
Total debt, net	$3,710,327	$3,830,195	$3,555,228	$3,255,512	$2,627,088
Total liabilities	$4,692,871	$4,644,203	$4,357,120	$4,072,911	$3,425,699
Noncontrolling interests	$(167,183)	$(215,024)	$(172,268)	$(142,783)	$8,004
Total shareowners’ equity (deficit)	$(177,406)	$(307,897)	$(150,028)	$(70,703)	$120,811
(1)
The National Association of Real Estate Investment Trusts defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

(2)
The Company presents adjusted versions of FFO when used by management to evaluate operating performance when certain significant items have impacted results that affect comparability with prior or future periods due to the nature or amounts of these items. The Company believes the disclosure of the adjusted items is similarly useful to investors and others to understand management’s view on comparability of such measures between periods.

Book Value Per Share
Our net book value per share as of December 31, 2019 was approximately $(2.90) (calculated based on 61,228,579 shares outstanding as of such date). As of December 31, 2019, Taubman’s net book value was approximately $(177,406,000).
Market Price of the Company Common Stock and Dividend Information
The Company’s common stock is traded on the NYSE under the symbol “TCO.” As of the close of business on April 24, 2020, the latest practicable trading day prior to the date of this proxy statement, there were 61,608,379 shares of the Company’s common stock outstanding and entitled to vote, held by approximately 341 holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources and the dividend declared per share during such period.
	TCO
	High	Low	Dividends Declared
Fiscal 2018
First Quarter	$66.61	$54.88	$0.655
Second Quarter	61.02	50.65	0.655
Third Quarter	65.50	57.48	0.655
Fourth Quarter	60.10	43.44	0.655

Fiscal 2019
First Quarter	$54.07	$44.28	$0.675
Second Quarter	54.50	40.09	0.675
Third Quarter	44.05	37.70	0.675
Fourth Quarter	40.85	29.52	0.675

Fiscal 2020
First Quarter	$53.40	$26.24	$0.675
Second Quarter (through April 24, 2020)	$47.51	$34.51	$—
The closing price of the shares of the Company’s common stock on February 7, 2020, the last trading day before the public announcement of the Transactions, was $34.67 per share of the Company’s common stock. On January 31, 2020, the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman, the closing price for shares of the Taubman common stock on the NYSE was $26.42 per share.
On April 24, 2020, the most recent practicable date before this proxy statement was distributed to our shareholders, the closing price for shares of the Company’s common stock on the NYSE was $37.43 per share.
You are encouraged to obtain current market quotations for the shares of the Company’s common stock in connection with voting your shares of the Company’s common stock.
If the Transactions are completed, there will be no further market for shares of the Company’s common stock and the shares of the Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Security Ownership of Management and Certain Beneficial Owners
As of April 22, 2020, 61,608,379 shares of Taubman common stock and 26,079,159 shares of Taubman Series B preferred stock were issued and outstanding. At the close of business on April 22, 2020, our directors, the named executive officers and the directors and executive officers as a group and other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our Taubman common stock and our Taubman Series B preferred stock as set forth in the following table:
Directors, Named Executive Officers and More Than 5% Shareholders(1)	Number of Shares Owned Directly or Indirectly	Number of Shares Which Can Be Acquired Within 60 Days of Record Date Held in Deferral Plans(3)	Number of Shares Beneficially Owned	Percent of Shares
Robert S. Taubman	25,667,759	—	25,667,759(4)(9)	29.3
Simon J. Leopold	43,919	—	43,919(5)	*
William S. Taubman	25,297,685	—	25,297,685(6)(9)	28.8
Mayree C. Clark	9,690	—	9,690	*
Michael J. Embler	5,000	7,036	12,036	*
Janice L. Fields	—	7,352	7,352	*
Michelle J. Goldberg	—	5,425	5,425	*
Nancy Killefer	1,682	4,818	6,500	*
Paul A. Wright	14,397	—	14,397	*
Cia Buckley Marakovits	4,000	15,544	19,544	*
Ronald W. Tysoe	—	29,767	29,767	*
Myron E. Ullman, III	15,025	20,758	35,783	*
Peter J. Sharp(2)	8,744	—	8,744	*
The Estate of A. Alfred Taubman	22,503,279	—	22,503,279(7)(9)	25.7
Gayle Taubman Kalisman 200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304	22,976,268	—	22,976,268(8)(9)	26.2
Taubman Ventures Group LLC 200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304	22,498,279	—	22,498,279(9)	25.7
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,843,584	—	8,843,584(10)	10.1
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,889,162	—	6,889,162(11)	7.9
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	5,718,034	—	5,718,034(12)	6.5
FMR LLC 245 Summer Street Boston, MA 02210	3,422,496	—	3,422,496(13)	3.9
Directors and Executive Officers as a group (12 persons)	26,041,872	90,700	26,132,572(14)	29.8
*	less than 1%
(1)
We have relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Share figures shown assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (which TRG units may be exchanged at a ratio of one share of Taubman common stock for every TRG unit) and that outstanding shares of Taubman Series B preferred stock are not converted into Taubman common stock (which is permitted, under specified circumstances, at the ratio of one share of Taubman common stock for every 14,000 shares of Taubman Series B preferred stock, with any resulting fractional shares redeemed for cash). As of April 22, 2020, there were 87,687,538 beneficially owned shares of Taubman voting stock outstanding, consisting of 61,608,379 shares of Taubman common stock and 26,079,159 shares of Taubman Series B preferred stock.
(2)	Mr. Sharp ceased to be employed with Taubman on October 9, 2019.
(3)
Under Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, the TCO RSUs granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(4)
Consists of (A) 38,314 shares of Taubman Series B preferred stock owned by R. Taubman, 1,338,496 shares of Taubman Series B preferred stock owned by R & W-TRG LLC (R&W), a company owned by R. Taubman and his brother, W. Taubman (shared voting and dispositive power), 22,311,442 shares of Taubman Series B preferred stock owned by TVG (shared voting and dispositive power), 5,000 shares of Taubman Series B preferred stock owned by TG Partners (shared voting and dispositive power), and 472,650 shares of Taubman Series B preferred stock owned by TF Associates, LLC (“TFA”) (shared voting and dispositive power) (in aggregate, 92.7% of the Taubman Series B preferred stock) and (B) 267,395 shares of Taubman common stock that R. Taubman owns, 265,246 shares of Taubman common stock that RSTCO, LLC owns, 42,880 shares of Taubman common stock owned by an irrevocable trust for which R. Taubman is the sole trustee for the benefit of R. Taubman and his children, 27,895 shares of Taubman common stock owned in UTMA accounts for the benefit of his children, 711,504 shares of Taubman common stock owned by R&W (shared voting and dispositive power), 186,837 shares of Taubman common stock owned by TVG (shared voting and dispositive power), and 100 shares of Taubman common stock owned by the Revocable Trust (shared voting and dispositive power).

R. Taubman disclaims any beneficial interest in the voting stock owned by R&W, TVG, TG Partners, TFA and the Revocable Trust beyond his pecuniary interest in such entities. See note 9.
R&W has pledged 1,338,496 shares of Taubman Series B preferred stock, 1,338,496 TRG units, and 711,504 shares of Taubman common stock, to Citibank, N.A. as collateral for various loans. RSTCO, LLC has pledged 265,246 shares of Taubman common stock to Bank of America, N.A.
(5)
Consists of (A) 21,967 shares of Series B preferred stock, and (B) 21,932 shares of Taubman common stock and 20 shares of Taubman common stock on an as-converted basis held through a stock fund of the 401(k) plan, all owned by Simon Leopold.

(6)
Consists of (A) 25,036 shares of Taubman Series B preferred stock owned by W. Taubman, 1,338,496 shares of Taubman Series B preferred stock owned by R&W (shared voting and dispositive power), 22,311,442 shares of Taubman Series B preferred stock owned by TVG (shared voting and dispositive power), 5,000 shares of Taubman Series B preferred stock owned by TG Partners (shared voting and dispositive power) and 472,650 shares of Taubman Series B preferred stock owned by TFA (shared voting and dispositive power) (in aggregate, 92.6% of the Taubman Series B preferred stock), and (B) 43,032 shares of Taubman common stock that W. Taubman owns, 203,588 shares of Taubman common stock that WSTCO, LLC owns, 711,504 shares of Taubman common stock owned by R&W (shared voting and dispositive power), 186,837 shares of Taubman common stock owned by TVG (shared voting and dispositive power), and 100 shares of Taubman common stock owned by the Revocable Trust (shared voting and dispositive power).

W. Taubman disclaims any beneficial interest in the Taubman voting stock owned by R&W, TVG, TG Partners, TFA and the Revocable Trust beyond his pecuniary interest in such entities. See note 8.
R&W has pledged 1,338,496 shares of Taubman Series B preferred stock, 1,338,496 TRG units, and 711,504 shares of Taubman common stock, to Citibank, N.A. as collateral for various loans. WSTCO, LLC has pledged 203,588 shares of Taubman common stock to Bank of America, N.A.
(7)
Consists of (A) 22,311,442 shares of Taubman Series B preferred stock owned by TVG (shared voting and dispositive power) and 5,000 shares of Taubman Series B preferred stock owned by TG Partners (in aggregate, 85.6% of the Taubman Series B preferred stock), and (B) 186,837 shares of Taubman common stock owned by TVG (shared voting and dispositive power). The Estate of A. Alfred Taubman disclaims beneficial ownership in the Taubman voting stock owned by TVG and TG Partners beyond its pecuniary interest in those entities.

(8)
Consists of (A) 239 shares of Taubman Series B preferred stock owned by G. Taubman Kalisman, 22,311,442 shares of Taubman Series B preferred stock owned by TVG (shared voting and dispositive power), 5,000 shares of Taubman Series B preferred stock owned by TG Partners (shared voting and dispositive power) and 472,650 shares of Taubman Series B preferred stock owned by TFA (shared voting and dispositive power) (in aggregate, 87.4% of the Taubman Series B preferred stock), and (B) 186,837 shares of Taubman common stock owned by TVG (shared voting and dispositive power) and 100 shares of Taubman common stock owned by the Revocable Trust (shared voting and dispositive power).

G. Taubman Kalisman disclaims any beneficial interest in the voting stock owned by TVG, TG Partners, TFA and the Revocable Trust beyond her pecuniary interest in such entities. See note 9.
(9)
R. Taubman, W. Taubman and G. Taubman Kalisman are co-trustees of the Revocable Trust, and share voting and dispositive power over 100 shares of Taubman common stock owned by such estate. The Estate of A. Alfred Taubman, R. Taubman, W. Taubman and G. Taubman Kalisman may be deemed to beneficially own 186,837 shares of Taubman common stock owned by TVG, 5,000 shares of Taubman Series B preferred stock owned by TG Partners and 22,311,442 shares of Taubman Series B preferred stock owned by TVG. R. Taubman, W. Taubman and G. Taubman Kalisman may be deemed to beneficially own 472,650 shares of Taubman Series B preferred stock owned by TFA. Such amounts are disclosed in notes 4, 6, 7 and 8. Each person disclaims beneficial ownership in the Taubman voting stock owned by TVG, TFA, TG Partners and the Revocable Trust beyond such person’s pecuniary interest in such entities.

(10)
Pursuant to Schedule 13G/A filed with the SEC on February 11, 2020. Represents 14.4% of the Taubman common stock. The Vanguard Group, Inc. has sole power to vote 90,170 shares, shared power to vote 73,527 shares, sole power to dispose 8,747,324 shares, and shared power to dispose 96,260 shares.

(11)
Pursuant to Schedule 13G/A filed with the SEC on February 4, 2020. Represents 11.2% of the Taubman common stock. This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 6,628,526 shares and sole power to dispose 6,889,162 shares.

(12)
Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2020. Represents 9.3% of the Taubman common stock. This report includes holdings of various subsidiaries of the holding company. Cohen & Steers, Inc. has sole power to vote 5,188,824 shares and sole power to dispose 5,718,034 shares.

(13)
Pursuant to a Schedule 13G filed with the SEC on February 7, 2020. Represents 5.6% of the Taubman common stock. This report includes holdings of various subsidiaries of the holding company. FMR LLC has sole power to vote 302,133 shares and sole power to dispose 3,422,496 shares.

(14)
Consists of an aggregate of (A) 24,212,905 shares of Taubman Series B preferred stock beneficially owned (in aggregate, 92.8% of the Taubman Series B preferred stock), and (B) 1,828,967 shares of Taubman common stock beneficially owned and 90,700 shares of Taubman common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in aggregate, 3.1% of the Taubman common stock). See notes 4 and 6 for shares and units pledged as collateral.

Certain Transactions in the Shares
Transactions in Taubman Voting Stock During the Past 60 Days
Neither the Taubman filing persons nor the Simon parties have made any transactions with respect to the Taubman voting stock during the past 60 days.
Agreements Involving Taubman Securities
Other than the merger agreement and agreements entered into in connection therewith, including the voting agreement discussed under “Agreements Involving Taubman Common Stock—The Voting Agreement,” Taubman, the Taubman filing persons, and the Simon parties and their respective affiliates have not made any transactions with respect to the Taubman voting stock during the past 60 days, other than as set forth below:
R&W-TRG LLC, a company owned by R. Taubman and his brother, W. Taubman, has pledged 1,338,496 shares of Series B preferred stock, 1,338,496 TRG units and 711,504 shares of Taubman common stock to Citibank, N.A. as collateral for various loans. RSTCO, LLC, which is owned by R. Taubman, has pledged 265,246 shares of common stock to Bank of America, N.A., and WSTCO, LLC, which is owned by W. Taubman, has pledged 203,588 shares of Taubman common stock to Bank of America, N.A.
Certain Taubman filing persons are party to the Continuing Offer and Cash Tender Agreement, each of which is described under “Significant Past Transactions and Contracts—Transactions Between the Company and its Affiliates and the Taubman Filing Persons and their Affiliates.”

NO APPRAISAL OR DISSENTERS’ RIGHTS
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Taubman shareholders do not have dissenters’ or appraisal rights with respect to the Transactions, including any right to receive notice with respect to dissenters’ rights under Section 703a of the MBCA, any right or remedy under Sections 762 et seq. of the MBCA, any dissenters’ or appraisal rights under the DRULPA or any dissenters’ or appraisal rights under the Taubman OP agreement.

DELISTING AND DEREGISTRATION OF TAUBMAN COMMON STOCK AND OF TAUBMAN SERIES J AND SERIES K PREFERRED STOCK
If the Transactions are completed, the Taubman common stock, the Taubman Series J Preferred Stock and the Taubman Series K Preferred Stock will cease to be listed on the NYSE and price quotations with respect to sales of shares of the Taubman common stock, the Taubman Series J Preferred Stock and the Taubman Series K Preferred Stock in the public market will no longer be available. In addition, registration of the Taubman common stock, the Taubman Series J Preferred Stock and the Taubman Series K Preferred Stock under the Exchange Act will be terminated. As a result, we would no longer file reports with the SEC on account of the Taubman common stock or the Taubman Series J Preferred Stock or the Taubman Series K Preferred Stock.

THE ADVISORY COMPENSATION PROPOSAL
General
In accordance with Section 14A of the Exchange Act, Taubman is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be paid or become payable to its named executive officers in connection with the Transactions, which has been quantified and discussed in more detail in “Special Factors—Interests of Taubman’s Directors and Executive Officers in the Transactions—Golden Parachute Compensation.”
Advisory Vote
As required by Section 14A of the Exchange Act, Taubman is asking its shareholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Taubman’s named executive officers in connection with the Transactions, as disclosed in the sections of the Proxy Statement entitled ‘Special Factors—Interests of Taubman’s Directors and Executive Officers in the Transactions—Golden Parachute Compensation,’ is hereby APPROVED.”
The vote on executive compensation that may become payable in connection with the REIT Merger is a vote separate and apart from the vote to adopt and approve the merger agreement. Accordingly, you may vote for or against the Advisory Compensation Proposal, and that vote will have no impact on the approval of the Merger Agreement Proposal, and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Simon. Accordingly, approval of the Advisory Compensation Proposal is not a condition to the completion of the Transactions. In addition, because Taubman and its affiliates are contractually obligated to pay the compensation disclosed in the sections of the Proxy Statement entitled “Special Factors—Interests of Taubman’s Directors and Officers in the Transactions—Golden Parachute Compensation,” the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved and the REIT Merger is consummated and regardless of the outcome of the advisory vote.
Required Vote
The Advisory Compensation Proposal will be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Taubman voting stock entitled to vote thereon (voting together as a single class). Abstentions will have the same effect as a vote against this proposal.
Vote Recommendation
The Board recommends a vote “FOR” the Advisory Compensation Proposal.

THE ADJOURNMENT PROPOSAL
General
Company shareholders are also being asked to consider and vote on the Adjournment Proposal. We are seeking shareholder approval to adjourn the special meeting even if a quorum is present, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Taubman shareholder approval. The special meeting will not be adjourned, recessed or postponed on more than two occasions, and in each such instance by more than 15 business days from the previously scheduled special meeting date, unless required by law or with the consent of Simon. Even with Simon’s consent, the special meeting may not be adjourned for more than 30 days in any one case. If the special meeting is adjourned, no notice of the time or place of the reconvened meeting will be given to Taubman shareholders other than an announcement made at the special meeting. At the adjourned meeting, any business may be transacted that might have been transacted at the original meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the Taubman Board shall fix a new record date for notice of such adjourned meeting in accordance with the MBCA, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. If a quorum is not present at the special meeting, however, a majority of the votes cast by the holders of shares of Taubman voting stock entitled to vote on the action may adjourn the special meeting.
The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.
The approval by the shareholders of the Adjournment Proposal is not a condition to the completion of the Transactions.
Required Vote
The Adjournment Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal by the holders of shares of Taubman voting stock entitled to vote thereon. Assuming a quorum is present, failure to provide your proxy card or voting instructions will have no effect on the Adjournment Proposal.
Vote Recommendation
The Board recommends a vote “FOR” the Adjournment Proposal.

PRESENTATION OF SHAREHOLDER PROPOSALS AND NOMINATIONS AT THE 2020 ANNUAL MEETING
The 2019 annual meeting of shareholders was held on May 30, 2019. Depending on the timing of the consummation of the Transactions, and whether they are consummated at all, we may or may not have an annual meeting of shareholders in 2020 while we are a publicly listed company on the NYSE. If we do have annual meetings in the future as a publicly listed company on the NYSE, our holders of Taubman voting stock as of the applicable record date will continue to be entitled to attend, vote and participate in our annual meetings of shareholders, including the 2020 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2020 annual meeting will be held. Any shareholder nominations or proposals for other business intended to be presented at our next annual meeting, if any, must be submitted to us as set forth below.
If the Company holds a 2020 annual meeting, shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2020 may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, shareholder proposals must have been received by us no later than January 7, 2020, unless the date of our 2020 Annual Meeting is changed by more than 30 days from May 30, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
Under the bylaws, no business may be conducted before an annual meeting of shareholders unless it is properly brought before the meeting by or at the direction of the Taubman Board or by a shareholder of record entitled to vote who has delivered written notice to our Secretary, Chris Heaphy, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 (containing certain information specified in the bylaws about the shareholder and the proposed action). Notice must have been received by our Secretary by January 7, 2020, and must otherwise be in compliance with the requirements of the SEC’s proxy rules. However, if the 2020 annual meeting occurs more than 60 days after May 30, 2020, any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2020 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us (A) not later than the close of business on the later of the 90th day prior to the date of the 2020 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2020 annual meeting, and (B) not earlier than the 120th day prior to the 2020 annual meeting.

OTHER INFORMATION REGARDING THE SIMON PARTIES AND THE TAUBMAN FILING PERSONS
The Simon Parties
Simon Property Group, Inc.
Simon, a Delaware corporation, operates as a self-administered and self-managed REIT. Simon is structured as an umbrella partnership REIT under which substantially all of its business is conducted through the Simon operating partnership, Simon’s majority-owned partnership subsidiary, for which Simon is the general partner. Simon’s primary business is owning, developing and managing premier shopping, dining, entertainment and mixed-use destinations, which consist primarily of malls, Premium Outlets®, and The Mills®. Simon’s properties, as of December 31, 2019, comprised 191 million square feet in North America, Asia and Europe. As of December 31, 2019, Simon owned or held an interest in 204 income-producing properties in the United States, which consisted of 106 malls, 69 Premium Outlets, 14 Mills, four lifestyle centers, and 11 other retail properties in 37 states and Puerto Rico. Internationally, as of December 31, 2019, Simon had ownership interests in 29 Premium Outlets and Designer Outlet properties primarily located in Asia, Europe and Canada. As of December 31, 2019, Simon also owned a 22.2% equity stake in Klépierre SA, or Klépierre, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 15 countries in Europe.
Simon common stock and preferred stock are traded on the NYSE under the trading symbols “SPG,” “SPGJ” and “SPG/20.”
The principal business address and phone number of Simon are:
Simon Property Group, Inc.
225 West Washington Street
Indianapolis, IN 46204
(317) 636-1600
Simon Property Group, L.P.
The Simon operating partnership is a Delaware limited partnership that is a majority-owned subsidiary of Simon, owning all of Simon’s real estate properties and other assets. As of December 31, 2019, Simon owned an approximate 86.8% ownership interest in the Simon operating partnership, with the remaining 13.2% ownership interest owned by limited partners. As the sole general partner of the Simon operating partnership, Simon has exclusive control of the Simon operating partnership’s day-to-day management.
Silver Merger Sub 1, LLC
Merger Sub 1 is a newly formed Delaware limited liability company. It is a wholly owned subsidiary of the Simon operating partnership and was formed solely for the purpose of engaging in the Transactions. As of the date hereof, Merger Sub 1 has not engaged in any business other than in connection with the Transactions.
Silver Merger Sub 2, LLC
Merger Sub 2 is a newly formed Delaware limited liability company. It is a wholly owned subsidiary of Merger Sub 1 and was formed solely for the purpose of engaging in the Transactions. As of the date hereof, Merger Sub 2 has not engaged in any business other than in connection with the Transactions.
During the past five years, none of the Simon parties nor Simon’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, none of the Simon parties nor Simon’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as noted below, each of the individuals listed below is a citizen of the United States.

Directors and Executive Officers
The names and material occupations, positions, offices or employment during the past five years of Simon’s directors and executive officers are set forth below. Each of Simon’s directors and executive officers is a citizen of the United States.
Name	Age	Position With the Company
Glyn F. Aeppel	61	Director
Larry C. Glasscock	71	Director
Karen N. Horn, Ph.D.	76	Director
Allan Hubbard	72	Director
Reuben S. Leibowitz	72	Director
Gary M. Rodkin	67	Director
Stefan M. Selig	57	Director
Daniel C. Smith, Ph.D.	62	Director
J. Albert Smith, Jr.	79	Director
Marta R. Stewart	62	Director
David Simon	58	Chairman of the Board, Chief Executive Officer and President
Richard S. Sokolov	70	Director, Vice Chairman
Herbert Simon	85	Director, Chairman Emeritus of the Board
Steven E. Fivel	59	General Counsel and Secretary
Brian J. McDade	40	Executive Vice President, Chief Financial Officer and Treasurer
John Rulli	63	President of Malls and Chief Administrative Officer
Alexander L.W. Snyder	50	Assistant General Counsel and Assistant Secretary
Directors
Glyn F. Aeppel has served as a director since 2016. Ms. Aeppel serves as President and Chief Executive Officer of Glencove Capital, a lifestyle hospitality investment and advisory company that she founded in 2010. From October 2008 to May 2010, Ms. Aeppel served as Chief Investment Officer of Andre Balazs Properties, an owner, developer and operator of lifestyle luxury hotels. From April 2006 to October 2008, she served as Executive Vice President of Acquisitions and Development for Loews Hotels and was a member of its executive committee. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. Prior to April 2004, Ms. Aeppel held executive positions with Le Meridien Hotels, Interstate Hotels & Resorts, Inc., FFC Hospitality, LLC, Holiday Inn Worldwide and Marriott Corporation. Ms. Aeppel currently serves on the board of directors of AvalonBay Communities, Inc., where she is a member of the nominating and governance committee and of the investment and finance committee. She also serves on the boards of Exclusive Resorts, LLC, Gilbane Inc., and Concord Hospitality Enterprises, all privately held companies. Ms. Aeppel previously served on the boards of Key Hospitality Acquisition Corporation, Loews Hotels Corporation and Sunrise Senior Living, Inc.
Larry C. Glasscock has served as director since 2010. Mr. Glasscock served as Chairman and CEO of Anthem, Inc., a healthcare insurance company, from November 2005 to March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from 2004 to 2007. Mr. Glasscock previously served as Chairman, President and Chief Executive Officer of Anthem, Inc. from 2003 to 2004 and served as President and Chief Executive Officer of Anthem, Inc. from 2001 to 2003. Mr. Glasscock also previously served as a director of Anthem, Inc., and as a director for Sprint Nextel Corporation until 2013. Mr. Glasscock is currently the non-executive Chairman of the Board for Zimmer Biomet Holdings, Inc. where he is a member of the audit committee and the corporate governance committee. He is also a director of Sysco Corporation where he is the chairman of the corporate governance and nominating committee, a member of the executive committee, and a member of the compensation and leadership development committee.
Karen N. Horn, Ph.D. has served as director since 2004. Dr. Horn has served as Senior Managing Director of Brock Capital Group, a corporate advisory and investment banking firm, since 2003. Retired President, Global Private Client Services and Managing Director of Marsh, Inc., a subsidiary of Marsh & McLennan Companies, having served in these positions from 1999 to 2003. Prior to joining Marsh, she was Senior Managing Director and Head of International Private Banking at Bankers Trust Company; Chairman and Chief Executive Officer, Bank One,

Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell of Pennsylvania; and Vice President of First National Bank of Boston. She is also a member of the board of the National Association of Corporate Directors and previously served as its chairperson, Vice Chairman of the U.S. Russia Foundation, and the Chairman and a member of the board of the National Bureau of Economic Research. She previously served as a director of Georgia-Pacific Corporation, Fannie Mae and Eli Lilly and Company, and in the past five years she served as a director of Norfolk Southern Corporation and T. Rowe Price Mutual Funds.
Allan Hubbard has served as director since 2009. Mr. Hubbard has served as Co-Founder and Chairman and Partner of E&A Companies, a privately-held holding company that acquires and operates established companies, since 1977. Mr. Hubbard served as Assistant to the President for Economic Policy and director of the National Economic Council for the George W. Bush administration. He also served as Executive Director of the President’s Council on Competitiveness for the George H.W. Bush administration. Mr. Hubbard previously served as a director of Acadia Healthcare, Anthem, Inc., PIMCO Equity Series, and PIMCO Equity Series VIT.
Reuben S. Leibowitz has served as director since 2005. Mr. Leibowitz has served as Managing Member of JEN Partners, a private equity firm, since 2005. Mr. Leibowitz was a Managing Director of Warburg Pincus from 1984 to 2005. He was a director of Chelsea Property Group, Inc. from 1993 until it was acquired by Simon in 2004 and previously served as a director of four other public companies.
Gary M. Rodkin has served as director since 2015. Mr. Rodkin served as Chief Executive Officer and member of the board of ConAgra Foods, Inc. from 2005 until his retirement in May 2015. Mr. Rodkin was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America from February 2003 to June 2005. Mr. Rodkin joined PepsiCo in 1998, after it acquired Tropicana, where Mr. Rodkin had served as President since 1995. From 1979 to 1995, Mr. Rodkin held marketing and general management positions of increasing responsibility at General Mills, with his last three years at the company as President, Yoplait-Colombo. Mr. Rodkin currently serves on the board of directors of McCormick & Company, Incorporated, where he is a member of their Nominating/Corporate Governance committee. In the past five years, he has served as a director of ConAgra Foods, Inc. and Avon Products, Inc.
Stefan M. Selig has served as director since 2017. Mr. Selig is Founder of BridgePark Advisors LLC, a strategic advisory firm. Prior to that Mr. Selig served as the Undersecretary of the Commerce for International Trade for the U.S. Department of Commerce from 2014 - 2016. Mr. Selig previously was with Bank of America Merrill Lynch from 1999 - 2014, ultimately serving as Executive Vice Chairman of Global Corporate and Investment Banking. Mr. Selig currently serves on the board of directors of Entercom Communications Corp., Tuscan Holdings Corp., and Safehold Inc. where he is the lead independent director and serves on each of the audit, compensation and nominating and governance committees.
Daniel C. Smith, Ph.D. has served as director since 2009. Dr. Smith serves as President and Chief Executive Officer of the Indiana University Foundation and Clare W. Barker Professor of Marketing at Indiana University, Kelley School of Business (the “Kelley School”). Served as Dean of the Kelley School from 2005 - 2012 and as Chief Executive Officer of the Indiana University Foundation since 2012. Dr. Smith joined the faculty of the Kelley School in 1996 and has served as Chair of the Marketing Department, Chair of the MBA Program, and Associate Dean of Academic Affairs.
J. Albert Smith, Jr. has served as director since 1993. Mr. Smith has served as Chairman, Chase Bank, a national financial institution, in Central Indiana since 2014 and Managing Director of J.P. Morgan Private Bank since 2005. Mr. Smith was President of Bank One Central Indiana from 2001 to 2005; Managing Director of Banc One Corporation from 1998 to 2001; President of Bank One, Indiana, NA from 1994 to 1998; and President of Banc One Mortgage Corporation from 1974 to 1994.
Marta R. Stewart has served as director since 2018. Mrs. Stewart served as Executive Vice President and Chief Financial Officer of Norfolk Southern Corporation, one of the nation’s premier transportation companies, from 2013 until her retirement in August 2017. Mrs. Stewart joined Norfolk Southern Corporation in 1983 and served in several finance positions before being named Vice President and Controller in 2003 and then Vice President and Treasurer in 2009. Mrs. Stewart currently serves on the board of directors of The Raytheon Company where she is a member of the audit committee and of the public policy and corporate responsibility committee.

David Simon has served as Chairman of Simon since 2007, CEO of Simon or its predecessor since 1995 and President of Simon since February 2019; a director of Simon or its predecessor since its incorporation in 1993; and President of Simon’s predecessor from 1993 to 1996. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company. From 1985 to 1988, he was an Associate at First Boston Corp. In the past five years, he previously served as a director of Washington Prime Group. He is the son of the late Mr. Melvin Simon and the nephew of Mr. Herbert Simon.
Richard S. Sokolov has served as Vice Chairman of Simon since February 2019 and a director of Simon or its predecessor since 1996; President and Chief Operating Officer of Simon or its predecessor from 1996 to February 2019; and President and Chief Executive Officer of DeBartolo Realty Corporation from its incorporation in 1994 until it merged with Simon’s predecessors in 1996. Mr. Sokolov joined its predecessor, The Edward J. DeBartolo Corporation, in 1982 as Vice President and General Counsel and was named Senior Vice President, Development and General Counsel in 1986. In the past five years, he previously served as a director of Washington Prime Group.
Herbert Simon has served as Chairman Emeritus of the Board of Simon since 2007. Co-Chairman of the Board of Simon or its predecessor from 1995 to 2007. Mr. Herbert Simon was Chief Executive Officer and a director of Simon’s predecessor from its incorporation in 1993 to 1995. He also serves on the Board of Governors for the National Basketball Association (“NBA”) and as Chairman of the Board of Melvin Simon and Associates, Inc. (“MSA”). He is the uncle of Mr. David Simon.
Executive Officers
Steven E. Fivel serves as Simon’s General Counsel and Secretary. Prior to rejoining Simon in 2011 as Assistant General Counsel and Assistant Secretary, Mr. Fivel served as Executive Vice President, General Counsel and Secretary of Brightpoint, Inc. Mr. Fivel was previously employed by MSA from 1988 until 1993 and then by Simon from 1993 to 1996. Mr. Fivel was promoted to General Counsel and Secretary in 2017.
Brian J. McDade serves as Simon’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. McDade joined Simon in 2007 as the Director of Capital Markets and was promoted to Senior Vice President of Capital Markets in 2013. Mr. McDade became Treasurer in 2014 and was promoted to Executive Vice President and Chief Financial Officer in 2018.
John Rulli serves as Simon’s President of Malls and Chief Administrative Officer. Mr. Rulli joined MSA in 1988 and held various positions with MSA and Simon thereafter. Mr. Rulli became Chief Administrative Officer in 2007 and was promoted to Senior Executive Vice President in 2011. Mr. Rulli was promoted to President of Malls in 2017.
Alexander L.W. Snyder serves as Simon’s Assistant General Counsel and Assistant Secretary. Mr. Snyder joined Simon in 2016 as Senior Deputy General Counsel. Immediately prior to joining Simon, Mr. Snyder was Managing Partner of the Crimson Fulcrum Strategic Institute. Mr. Snyder previously served as Executive Vice President, General Counsel and Corporate Secretary for Beechcraft Corporation as well as Chief Counsel Mergers & Acquisitions for Koch Industries, Inc. Mr. Snyder was promoted to Assistant General Counsel and Assistant Secretary in 2017.
The Taubman Filing Persons
During the past five years, none of the Taubman family members or any of their respective directors or executive officers has been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the Taubman family members or any of their respective directors or executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
Robert S. Taubman
R. Taubman serves as the Chairman of the Board, and President and Chief Executive Officer of Taubman and the Manager, which is a subsidiary of the Taubman operating partnership. He has been Chairman since December 2001, a director since 1992 and President and CEO since 1990. Currently, R. Taubman is a member and former Trustee of the Urban Land Institute, serves on the Advisory Board of Governors, National Association of Real Estate Investment Trusts, is a member and past trustee of the International Council of Shopping Centers, is a member of the

University of Michigan Investment Advisory Committee for its endowment and is involved in a number of other community and philanthropic organizations. Previously, R. Taubman was the Chairman of the Board and a director of the Real Estate Roundtable. R. Taubman has served on the board of directors of Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee). Mr. Taubman also served on the board of directors of Sotheby’s Holdings, Inc. (2000-2016) (served as Chair of the Finance Committee and as Chair of the Compensation Committee). Mr. Taubman has led the Company as a principal executive officer for over 36 years, as a director for 28 years and as Chairman of the Taubman Board for 19 years. He is also the brother of W. Taubman and G. Taubman Kalisman.
The business address of R. Taubman is 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304, telephone number 248-258-6800.
R. Taubman is a United States citizen.
William S. Taubman
W. Taubman is the Chief Operating Officer of the Company, a position he has held since 2005. W. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. W. Taubman served as Executive Vice President of the Company from 1994 to 2005 and held various other positions with the Manager prior to 1994. W. Taubman served as a director of the Company from 2000 to 2018. He joined the Company in 1986 from Oppenheimer & Co., Inc. in New York, where he was a financial analyst specializing in mergers and acquisitions. W. Taubman is also a member of the International Council of Shopping Centers, where he previously served as Chairman of the Board. He is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts and is involved in a number of other community and philanthropic organizations. He is also the brother of R. Taubman and G. Taubman Kalisman.
The business address of W. Taubman is 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304, telephone number 248-258-6800.
W. Taubman is a United States citizen.
Taubman Ventures Group LLC
TVG is a Michigan limited liability company. TVG is managed by a majority in interest of the voting common members. The voting common members are the AAT Trust and entities created and managed by R. Taubman, W. Taubman and G. Taubman Kalisman. The principal business of TVG is to hold, administer and invest certain investment assets, including Taubman, the Taubman operating partnership, and interests in various private equity, hedge fund and venture capital investments. As of the date of this proxy statement, TVG owns 186,837 shares of the Taubman common stock, 22,311,442 shares of the Taubman Series B preferred stock and 22,311,442 Taubman OP units. TVG is a party to the voting agreement.
The business address of TVG is c/o Taubman Ventures Management, 200 East Long Lake Road, Suite 180, Bloomfield Hills, Michigan 48304, telephone number 248-258-7303.
Significant Past Transactions and Contracts
Transactions Between the Company and its Affiliates and the Taubman Filing Persons and their Affiliates
As described below, over the past two years, the Company or its affiliates have entered into certain transactions with certain members of the Taubman family members or their affiliates.
The Manager is the manager of the Sunvalley shopping center (“Sunvalley”) in Concord, California, and has been the manager since its original development (opened in 1967). TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by The Estate of A. Alfred Taubman (R. Taubman, W. Taubman and G. Taubman Kalisman are co-personal representatives of such estate). A. Alfred Taubman was the former Chairman of the Taubman Board and the father of R. Taubman and W. Taubman. The Sunvalley partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent. Sunvalley is subject to a ground lease on the land, which is owned by Taubman Land Associates LLC (“Taubman Land”). Taubman Land is owned 50% by an affiliate of TRG and 50% by an entity that R. Taubman, W. Taubman and G. Taubman Kalisman have ownership interests in and control. Rent was $1.7 million for each of 2019 and 2018.

The Taubman family members and certain of their affiliates receive various management services from the Manager. For such services, the Taubman family members and their affiliates paid the Manager approximately $2.4 million and $2.6 million in 2019 and 2018, respectively.
Taubman Ventures Management, an operating division of TVG that manages the personal assets of, and provides administrative services to the Taubman family members, utilizes a portion of the Manager’s Bloomfield Hills, Michigan offices. For the use of the office space, Taubman Ventures Management paid the Manager approximately $168,973 and $185,500 in 2019 and 2018, respectively, representing its pro rata share of the total occupancy costs. Although historically employees of Taubman Ventures Management and other affiliated companies of the Taubman family members were enrolled in Manager’s benefit program and made payments to the Manager to fully reimburse the costs associated with such participation plus an administrative fee; in 2018 and 2019, such employees participated in their own benefit program and therefore did not make any payments to the Manager.
The Manager owns a corporate plane for business use and pursuant to aircraft time sharing agreements with R. Taubman and W. Taubman, the Taubman family members reimbursed the Manager approximately $544,323 and $535,169 in 2019 and 2018, respectively, for personal use of the corporate plane, representing reimbursement of all pilot and crew expenses, fuel costs and landing fees.
At the time of our initial public offering and acquisition of our partnership interest in TRG in 1992, we entered into the Cash Tender Agreement with The Estate of A. Alfred Taubman and TRA Partners (now TVG), each of whom owned an interest in TRG, whereby each of the Revocable Trust and TVG (and/or any assignee of the Revocable Trust or TVG, which now include other specified entities that are affiliated with the children of A. Alfred Taubman (R. Taubman, W. Taubman, and G. Taubman Kalisman)) has the right to tender to us Taubman OP units (provided that if the tendering party is tendering less than all of its Taubman OP units, the aggregate value is at least $50 million) and cause us to purchase the tendered interests at a purchase price based on a market valuation of Taubman on the trading date immediately preceding the date of the tender (except as otherwise provided below). TVG is controlled by a majority-in-interest among the Revocable Trust and entities affiliated with the children of A. Alfred Taubman (R. Taubman, W. Taubman and G. Taubman Kalisman). At the election of the tendering party, Taubman OP units held by members of A. Alfred Taubman’s family and Taubman OP units held by entities in which his family members hold interests may be included in such a tender.
We will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of Taubman common stock. Generally, we expect to finance these purchases through the sale of new shares of Taubman common stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for our sole benefit. We account for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of our stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2019 of $31.09 per share for Taubman common stock, the aggregate value of TRG units that may be tendered under the Cash Tender Agreement was $752.1 million.
The purchase of these interests at December 31, 2019 would have resulted in us owning an additional 28% interest in TRG.
Taubman has made a continuing, irrevocable offer to exchange shares of Taubman common stock for Taubman OP units pursuant to the Continuing Offer to all present holders of Taubman OP units, including certain of the Taubman filing persons and their affiliates (other than certain excluded holders of Taubman OP units, currently TVG and certain other entities), permitted assignees of all present holders of Taubman OP units, those future holders of Taubman OP units as Taubman may, in its sole discretion, agree to include in the Continuing Offer, and all future optionees under The Taubman 2018 Omnibus Long-Term Incentive Plan. Pursuant to the Continuing Offer, one Taubman OP unit is exchangeable for one share of Taubman common stock. Upon a tender of Taubman OP units, the corresponding shares of Taubman Series B preferred stock, if any, will automatically be converted into Taubman common stock at a ratio of 14,000 shares of Series B preferred stock for one share of Taubman common stock.
Transactions Between Directors and Executive Officers of the Company and the Taubman Filing Persons or their Affiliates
During the past two years, there have been no transactions between our directors or executive officers (excluding R. Taubman and W. Taubman) and the Taubman family members or their affiliates in which the amount involved exceeds $60,000.

Transactions Between the Company and its Affiliates and the Taubman Filing Persons and their Affiliates Regarding the Election of Directors
As of April 22, 2020, the Taubman family members, in aggregate, have the power to vote approximately 30% of the outstanding shares of Taubman voting stock. The Taubman family members’ aggregate ownership of Taubman Series B preferred stock (representing an approximate 28% voting interest in the Company in aggregate) corresponds with the Taubman family members’ economic ownership in TRG. Shares of Taubman common stock and our Taubman Series B preferred stock vote together as a single class on all matters submitted to a vote of Taubman shareholders.
Based on their current ownership of the Taubman Series B preferred stock, the holders of the outstanding shares of the Taubman Series B preferred stock (approximately 92.8% of which are held by the Taubman family members, in aggregate) have the right to nominate up to four individuals for election to the Taubman Board and certain other class voting rights. Like all director nominees, the Taubman Series B nominees are voted on by shareholders at the Company’s annual meeting. For so long as the holders of Taubman Series B preferred stock are entitled to nominate individuals for election to the Taubman Board, the Taubman Board is required to consist of nine directors (other than as a result of any vacancy caused by death, resignation or removal of a director), and a majority of our directors must be independent. Of our current nine directors, only one, R. Taubman, was initially nominated by the holders of the Taubman Series B preferred stock. He was subsequently nominated, and recommended for election, by our Board. None of our eight other directors was nominated by the holders of the Taubman Series B preferred stock.
Negotiations Regarding the Election of Directors
Jonathan Litt, a former director of the Company, is the founder and Chief Investment Officer of Land & Buildings Investment Management, LLC, the investment manager of Land & Buildings Capital Growth Fund, LP (L&B Growth Fund). Mr. Litt was elected to the Taubman Board at the 2018 annual meeting of shareholders after being nominated by L&B Growth Fund and had previously been nominated by L&B Growth Fund as a director at the 2017 annual meeting of shareholders. In 2019, we reimbursed Land & Buildings in the amount of $5 million for a portion of the billed fees and expenses incurred by the Land & Buildings’ funds in connection with Land & Buildings’ involvement at the Company and Mr. Litt’s service on the Taubman Board. We received a written certification from Land & Buildings that actual billed fees and expenses exceeded $5 million. Land & Buildings agreed to neither contest nor to encourage others to contest our recommendations at the 2019 annual meeting of shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Taubman files annual, quarterly and current reports, information statements and other information with the SEC pursuant to the Exchange Act. The Company’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Information about the Company, including its filings, is also available on its website at www.taubman.com under investor relations. The information contained on or accessible through that website is not part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.
Because the Transactions are a “going private” transaction, Taubman, the Simon parties and the Taubman family members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Transactions. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
The SEC allows Taubman to “incorporate by reference” into this proxy statement documents it files with the SEC. This means that Taubman can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Taubman files with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. Taubman incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by Taubman pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:
•	Taubman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020;
•
The portions of our Definitive Proxy Statement under Regulation 14A in connection with Taubman’s 2019 Annual Meeting of Shareholders, filed with the SEC on April 30, 2019, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

•	Taubman’s Current Reports on Form 8-K, filed on February 10, 2020, February 10, 2020, February 11, 2020 and March 20, 2020.
Taubman will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill its obligations under the Exchange Act.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

Dated as of February 9, 2020

by and among

SIMON PROPERTY GROUP, INC.,

SIMON PROPERTY GROUP, L.P.,

SILVER MERGER SUB 1, LLC,

SILVER MERGER SUB 2, LLC,

TAUBMAN CENTERS, INC.

and

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

A-i

A-ii

Defined Terms
Acceptable Confidentiality Agreement	A-55
Acquisition Proposal	A-55
Acquisition Transaction	A-55
Action	A-55
Affiliate	A-56
Agreement	A-1
Alternative Acquisition Agreement	A-35
Anti-Corruption Laws	A-56
Applicable Base Amount	A-52
Applicable Law(s)	A-56
Business Day	A-56
Capitalization Date	A-14
Cash Partnership Merger Consideration	A-6
Cash Tender Agreement	A-56
Certificate of Conversion	A-4
Certificate of Formation	A-4
Certificates	A-8
Certificates of Merger	A-3
Closing	A-3
Closing Date	A-3
Code	A-56
Collective Bargaining Agreement	A-56
Confidentiality Agreement	A-41
Consents	A-39
Continuing Offer	A-56
Contract	A-56
Delaware Certificate of Merger	A-3
DGCL	A-56
DLLCA	A-3
DRULPA	A-2
Effective Time	A-3
End Date	A-50
Enforceability Exceptions	A-14
Environmental Laws	A-56
EPCRA	A-57
ERISA	A-57
ERISA Affiliate	A-57
Exchange Act	A-57
Exchange Agent	A-8
Exchange Fund	A-8
Excluded Party	A-57
Excluded Titanium Common Stock	A-5
Excluded Titanium OP Units	A-6
Filings	A-38
Foreign Plan	A-22
Fraud	A-57
GAAP	A-57
General Partner Units	A-6
Governmental Entity	A-57
Ground Lease Consents	A-47
A-iii

Group	A-57
Hazardous Materials	A-57
HMTA	A-57
HSR Act	A-57
Incentive Unit Merger Consideration	A-7
Indebtedness	A-57
Intellectual Property	A-57
Intervening Event	A-57
IRS	A-21
IT Assets	A-26
JV Consents	A-47
Knowledge	A-58
Letter of Transmittal	A-8
Lien	A-58
LLC Conversion	A-3
LLC Conversion Effective Time	A-4
Loan Consents	A-47
Material Adverse Effect	A-58
Material Contract	A-23
Maximum Amount	A-42
MBCA	A-3
Merger	A-3
Merger Consideration	A-58
Michigan Certificate of Merger	A-3
Michigan Courts	A-64
Michigan LARA	A-58
Minority OP Partners Partnership Merger Consideration	A-6
New Silver OP Units	A-6
No-Shop Period Start Date	A-34
Notice Period	A-37
NYSE	A-58
OP Exchange Ratio	A-59
OP Unit Partnership Merger Consideration	A-6
Option Deferral Agreement	A-59
Option Deferred Unit	A-59
Order	A-59
Organizational Documents	A-59
Other Filings	A-16
Parties	A-1
Partnership Certificate of Merger	A-4
Partnership Merger	A-2
Partnership Merger Consideration	A-7
Partnership Merger Effective Time	A-4
Party	A-1
Permits	A-59
Permitted Liens	A-59
Person	A-59
Proxy Statement	A-40
QRS	A-19
Qualifying Income	A-52
RCRA	A-56
A-iv

Redemption	A-1
Reduced Termination Fee End Date	A-60
Regulatory Concessions	A-39
Regulatory Laws	A-60
REIT	A-60
REIT Requirements	A-52
Reorganized Titanium OP Deferred Unit	A-12
Reorganized Titanium OP Unit	A-1
Reorganized Titanium Operating Company	A-2
Reorganized Titanium Operating Company Operating Agreement	A-4
Representatives	A-34
SEC	A-60
Section 782 Exemption Resolution	A-14
Securities Act	A-60
Silver	A-1
Silver Board	A-2
Silver By-laws	A-60
Silver Charter	A-60
Silver Material Adverse Effect	A-60
Silver Merger Sub 1	A-1
Silver Merger Sub 2	A-1
Silver OP	A-1
Silver OP Agreement	A-60
Silver OP Preferred Contribution	A-1
Silver OP Unit	A-60
Silver Parties	A-60
Silver Transaction Litigation	A-60
Subsidiary	A-60
Substitute Award	A-11
Substitute DER	A-60
Superior Proposal	A-60
Surviving Titanium	A-3
Surviving Titanium Limited Liability Company Agreement	A-4
Surviving Titanium OP	A-2
Surviving Titanium OP Unit	A-6
Takeover Laws	A-14
Tax Guidance	A-52
Tax Returns	A-61
Taxes	A-61
Termination Fee	A-61
Titanium	A-1
Titanium Benefit Plans	A-21
Titanium Board	A-1
Titanium Board Recommendation	A-14
Titanium Board Recommendation Change	A-36
Titanium By-laws	A-61
Titanium Capital Stock	A-14
Titanium Charter	A-61
Titanium Common Stock	A-61
Titanium Common Stock Merger Consideration	A-5
Titanium Disclosure Letter	A-13
A-v

Titanium DSU	A-61
Titanium Equity Award Consideration	A-61
Titanium Equity Awards	A-61
Titanium Family	A-61
Titanium Family Converting Units	A-7
Titanium Family Partnership Merger Consideration	A-7
Titanium Family Remaining Units	A-6
Titanium Family Representative	A-53
Titanium Indemnified Parties	A-42
Titanium Leased Real Property	A-61
Titanium Material Adverse Effect	A-61
Titanium OP	A-1
Titanium OP Agreement	A-61
Titanium OP Approval	A-62
Titanium OP Incentive Unit	A-62
Titanium OP Minority Partner	A-6
Titanium OP Payment	A-1
Titanium OP Preferred Redemption	A-1
Titanium OP Unit	A-62
Titanium Owned Real Property	A-62
Titanium Parties	A-62
Titanium PSU Award	A-62
Titanium Real Property	A-62
Titanium Related Party Agreement	A-27
Titanium RSU Award	A-62
Titanium RSU/PSU Cash Amount	A-11
Titanium SEC Documents	A-17
Titanium Securities	A-15
Titanium Series B Merger Consideration	A-5
Titanium Series B Preferred Stock	A-14
Titanium Series J and Series K Preferred Stock Liquidation Preference	A-45
Titanium Series J and Series K Preferred Stock Redemption Amount	A-45
Titanium Series J Preferred Stock	A-14
Titanium Series K Preferred Stock	A-14
Titanium Shareholder Approval	A-62
Titanium Shareholders	A-62
Titanium Shareholders Meeting	A-14
Titanium Special Committee	A-1
Titanium Stock Plans	A-62
Titanium Subsidiary Partnership	A-20
Titanium Tax Protection Agreements	A-19
Titanium Transaction Litigation	A-62
Transaction Litigation	A-62
Transactions	A-3
Transfer Taxes	A-46
TRS	A-19
TSCA	A-56
Voting Agreement	A-2
Willful Breach	A-62
A-vi

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 9, 2020, by and among Simon Property Group, Inc., a Delaware corporation (“Silver”), Simon Property Group, L.P., a Delaware limited partnership (“Silver OP”), Silver Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Silver OP (“Silver Merger Sub 1”), Silver Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Silver Merger Sub 1 (“Silver Merger Sub 2”), Taubman Centers, Inc., a Michigan corporation (“Titanium”), and The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“Titanium OP”). Each of Silver, Silver OP, Silver Merger Sub 1, Silver Merger Sub 2, Titanium and Titanium OP is sometimes referred to as a “Party” and, collectively, the “Parties.”
WHEREAS, the Parties intend that, subject to the terms and conditions set forth herein: (a) on the Closing Date and prior to the Partnership Merger Effective Time, Titanium OP shall redeem (the “Titanium OP Preferred Redemption”) any Preferred Equity (as defined in the Titanium OP Agreement) held by Titanium for an amount equal to the sum of the Titanium Series J and Series K Preferred Stock Redemption Amount, which amount shall be paid by Titanium OP to Titanium on the Closing Date; (b) immediately following the Titanium OP Preferred Redemption, at the Partnership Merger Effective Time, Silver Merger Sub 2 will be merged with and into Titanium OP pursuant to the Partnership Merger, in which (i) each Titanium OP Unit that is owned by Titanium immediately prior to the Partnership Merger Effective Time will remain outstanding as one Surviving Titanium OP Unit, (ii) each Titanium OP Unit that is owned by a Titanium OP Minority Partner immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Minority OP Partners Partnership Merger Consideration and (iii) certain Titanium OP Units that are owned by the Titanium Family immediately prior to the Partnership Merger Effective Time will remain outstanding as Surviving Titanium OP Units and all other Titanium OP Units that are owned by the Titanium Family immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Titanium Family Partnership Merger Consideration; (c) immediately following the Partnership Merger Effective Time, at the LLC Conversion Effective Time, Surviving Titanium OP will be converted into a Delaware limited liability company pursuant to the LLC Conversion, in which each Surviving Titanium OP Unit that is owned by the Titanium Family, Merger Sub 1 or by Titanium immediately prior to the LLC Conversion Effective Time will be converted into one unit of limited liability company interests in the Reorganized Titanium Operating Company (a “Reorganized Titanium OP Unit”), and each Option Deferred Unit will be converted into the right to receive one Reorganized Titanium OP Unit; (d) immediately following the LLC Conversion Effective Time, Silver OP shall contribute (the “Silver OP Preferred Contribution”) to the capital of Reorganized Titanium Operating Company an amount equal to the aggregate Titanium Series J and Series K Preferred Stock Liquidation Preference in exchange for a certain number of Series A Preferred Units (as such term is defined in the Surviving Titanium Limited Liability Company Agreement); (e) immediately after the Silver OP Preferred Contribution, Reorganized Titanium Operating Company shall pay to Titanium the amounts described in the foregoing clause (a) (the “Titanium OP Payment”); (f) immediately after the Titanium OP Payment and prior to the Effective Time, Titanium shall (i) issue a notice of redemption of each of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock and (ii) deposit, or cause to be deposited, with an escrow agent for the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock, cash in the amounts described in the foregoing clause (a) (steps (i) and (ii) of this clause (f), the “Redemption”); and (g) immediately following the Redemption, at the Effective Time, Titanium will be merged with and into Silver Merger Sub 1 pursuant to the Merger, in which (i) each share of Titanium Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Titanium Common Stock) will be cancelled and will cease to exist and will be converted into the right to receive the Titanium Common Stock Merger Consideration, and (ii) each share of Titanium Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and will cease to exist and will be converted into the right to receive the Titanium Series B Merger Consideration;
WHEREAS, the board of directors of Titanium (the “Titanium Board”), acting upon the unanimous recommendation of a special committee of the Titanium Board (the “Titanium Special Committee”), has (a) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, Titanium and the Titanium Shareholders; (b) adopted and approved this Agreement and the Transactions; (c) subject to Section 5.02, resolved to recommend that the Titanium Shareholders adopt and approve this Agreement; and (d) directed that this Agreement be submitted to the Titanium Shareholders and holders of Titanium Series B Preferred Stock for their adoption and approval;
WHEREAS, Titanium, in its capacity as the general partner of Titanium OP, has taken all actions required for the execution of this Agreement by Titanium OP and to approve the consummation by Titanium OP of the Transactions;

WHEREAS, the board of directors of Silver (the “Silver Board”) has unanimously (a) determined that this Agreement and the Transactions, are fair to, advisable and in the best interests of, Silver and its stockholders; and (b) approved and adopted this Agreement and the Transactions;
WHEREAS, (a) Silver, in its capacity as the general partner of Silver OP, has taken all actions required for the execution of this Agreement by Silver OP and to approve the consummation by Silver OP of the Transactions; (b) Silver OP, in its capacity as the sole member of Silver Merger Sub 1, has taken all actions required for the execution of this Agreement by Silver Merger Sub 1 and to approve the consummation by Silver Merger Sub 1 of the Transactions; and (c) Silver Merger Sub 1, in its capacity as the sole member of Silver Merger Sub 2, has taken all actions required for the execution of this Agreement by Silver Merger Sub 2 and to approve the consummation by Silver Merger Sub 2 of the Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Silver Parties’ willingness to enter into this Agreement, certain holders of Titanium Common Stock, Titanium Series B Preferred Stock and Titanium OP Units are entering into a Voting Agreement with Silver (the “Voting Agreement”), pursuant to which such holders will agree, among other things, to take specified actions in connection with the Transactions, in each case upon the terms and subject to the conditions set forth therein;
WHEREAS, in connection with the execution and delivery of this Agreement, in order to facilitate the transactions contemplated hereby and as a condition to the Silver Parties’ willingness to enter into this Agreement, Titanium OP and certain of its partners, including Titanium, are delivering to Silver the Titanium OP Approval; and
WHEREAS, the Parties intend that for U.S. federal income tax purposes (a) the Merger will be treated as a taxable sale by Titanium of all of Titanium’s assets to Silver Merger Sub 1 in exchange for the Titanium Common Stock Merger Consideration, the Titanium Series B Merger Consideration, the Titanium Series J and Series K Preferred Stock Redemption Amount and the assumption of all of Titanium’s other liabilities (including Titanium’s share of the Titanium OP liabilities, as determined under the applicable U.S. federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in Titanium in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement will constitute a “plan of liquidation” of Titanium for U.S. federal income tax purposes; (b) the Partnership Merger will be treated as (i) with respect to Titanium OP Units that are converted into the right to receive the Cash Partnership Merger Consideration or Titanium Family Partnership Merger Consideration, a taxable purchase of Titanium OP Units in exchange for the Cash Partnership Merger Consideration and (ii) with respect to Titanium OP Units that are converted into the right to receive the OP Unit Partnership Merger Consideration, a contribution of Titanium OP Units to Silver OP pursuant to Section 721 of the Code; and (c) the LLC Conversion will be treated in accordance with Revenue Ruling 95-37, 1995-1 C.B. 130 and Revenue Ruling 84-52, 1984-1 C.B. 157.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I.

THE TRANSACTIONS
Section 1.01 The Transactions.
(a) Titanium OP Preferred Redemption. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and prior to the Partnership Merger Effective Time, Titanium OP and Titanium shall effect the Titanium OP Preferred Redemption for an amount equal to the Titanium Series J and Series K Preferred Stock Redemption Amount, which amount shall be paid by Titanium OP to Titanium on the Closing Date.
(b) Partnership Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the DLLCA, at the Partnership Merger Effective Time, Silver Merger Sub 2 shall be merged with and into Titanium OP (the “Partnership Merger”), the separate existence of Silver Merger Sub 2 shall cease, and Titanium OP shall continue as the surviving company in the Partnership Merger (“Surviving Titanium OP”).
(c) LLC Conversion. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the LLC Conversion Effective Time, Surviving Titanium OP shall be converted into a Delaware limited liability company (the “Reorganized Titanium Operating Company”)

and the members thereof shall adopt the Reorganized Titanium Operating Company Operating Agreement (the “LLC Conversion” and, together with the Merger, the Partnership Merger, and the other transactions contemplated herein, the “Transactions”).
(d) Silver OP Preferred Contribution and Titanium OP Payment. On the terms and subject to the conditions set forth in this Agreement, immediately following the LLC Conversion Effective Time, Silver OP and the Reorganized Titanium Operating Company shall effect the Silver OP Preferred Contribution pursuant to which Silver OP hereby agrees to, and Silver shall cause Silver OP to, contribute to the capital of Reorganized Titanium Operating Company an amount equal to the aggregate Titanium Series J and Series K Preferred Stock Liquidation Preference in exchange for a number of Series A Preferred Units (as such term is defined in the Surviving Titanium Limited Liability Company Agreement) equal to the quotient of (i) the aggregate Titanium Series J and Series K Preferred Stock Liquidation Preference divided by (ii) $25 (i.e., the Series A Preferred Unit liquidation preference of a Series A Preferred Unit). On the Closing Date, Silver OP and the Reorganized Titanium Operating Company shall enter into a customary subscription agreement to effect the Silver OP Preferred Contribution. Following the consummation of the Silver OP Preferred Contribution, the Reorganized Titanium Operating Company shall pay to Titanium the amount required by Section 1.01(a).
(e) Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the “MBCA”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Titanium shall be merged with and into Silver Merger Sub 1 (the “Merger”), the separate corporate existence of Titanium shall cease, and Silver Merger Sub 1 shall continue as the surviving company in the Merger (“Surviving Titanium”).
Section 1.02 Closing. The closing (the “Closing”) of the Transactions shall take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between Titanium and Silver; provided, that Silver, Silver OP, Silver Merger Sub 1 and Silver Merger Sub 2 shall in no event be required to effect the Closing (a) prior to November 9, 2020, if, on the date that the Closing would otherwise have occurred, any investigation or Action by any Governmental Entity is then-pending that, in Silver’s reasonable judgment, following consultation with Titanium and the Titanium Family Representative, is seeking or would reasonably be expected to lead to or result in a Silver Burdensome Condition (individually or in the aggregate with all other Regulatory Concessions in respect of any Governmental Entity, that Silver, following consultation with Titanium and the Titanium Family Representative, reasonably expects to be required or imposed), or (b) prior to July 9, 2020, if, on the date that the Closing would otherwise have occurred, any Specified Consent has not been obtained or, with respect to a Loan Consent that has not been obtained, the loan underlying such Loan Consent has not been prepaid or defeased. For the avoidance of doubt, the foregoing proviso is solely for the benefit of the Silver Parties, and the Silver Parties may elect to effect the Closing at any time prior to the dates set forth in such proviso if at such time the Closing would otherwise be required to occur pursuant to this Section 1.02. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03 Effective Times.
(a) Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable Parties shall cause to be filed (i) a certificate of merger with respect to the Merger (the “Michigan Certificate of Merger”) with the Michigan LARA in such form as required by, and executed in accordance with, the applicable provisions of the MBCA, (ii) a certificate of merger with respect to the Merger (the “Delaware Certificate of Merger” and, together with the Michigan Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (iii) any other filings, recordings or publications required, if any, under the MBCA and the DLLCA in connection with the Merger. The Merger shall become effective at the time that the Certificates of Merger have been accepted for filing by the Michigan LARA and the Delaware Secretary of State, or at such other time as Titanium and Silver shall agree in writing and specify in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur promptly following the Partnership Merger Effective Time and immediately following the completion of the steps set forth in the first sentence of Section 6.08.

(b) Partnership Merger Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable Parties shall cause to be filed (i) a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and the DLLCA and (ii) any other filings, recordings or publications required, if any, under the DRULPA and the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time that the Partnership Certificate of Merger has been accepted for filing by the Delaware Secretary of State, or at such other time as Titanium and Silver shall agree in writing and specify in the Partnership Certificate of Merger (the time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).
(c) LLC Conversion Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable Parties shall cause to be filed (i) a certificate of conversion with respect to the LLC Conversion (the “Certificate of Conversion”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and the DLLCA, (ii) a certificate of formation with respect to the Reorganized Titanium Operating Company (the “Certificate of Formation”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (iii) any other filings, recordings or publications required, if any, under the DRULPA and the DLLCA in connection with the LLC Conversion. The LLC Conversion shall become effective at the time that the Certificate of Conversion and Certificate of Formation have been accepted for filing by the Delaware Secretary of State, or at such other time as Titanium and Silver shall agree in writing and specify in the Certificate of Conversion (the time the LLC Conversion becomes effective being the “LLC Conversion Effective Time”), it being understood and agreed that the Parties shall cause the LLC Conversion Effective Time to occur immediately following the Partnership Merger Effective Time.
Section 1.04 Organizational Documents.
(a) At the Effective Time, the limited liability company agreement of Surviving Titanium shall be in the form attached as Exhibit A (the “Surviving Titanium Limited Liability Company Agreement”), with such changes as may be agreed in writing between Silver and Titanium prior to the Effective Time, until thereafter amended in accordance with Applicable Law and the applicable provisions of such limited liability company agreement.
(b) At the Partnership Merger Effective Time, the limited partnership agreement of Titanium OP as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of Surviving Titanium OP, with such changes as may be agreed in writing between Silver and Titanium prior to the Effective Time, until thereafter amended in accordance with Applicable Law and the applicable provisions of such limited partnership agreement.
(c) At the LLC Conversion Effective Time, the operating agreement of Reorganized Titanium Operating Company shall be in the form attached as Exhibit B (the “Reorganized Titanium Operating Company Operating Agreement”), with such changes as may be agreed in writing between Silver, Titanium and the other Persons that will be parties thereto prior to the Effective Time, until thereafter amended in accordance with Applicable Law and the applicable provisions of such operating agreement.
Section 1.05 Managers and Officers.
(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the sole managing member of Silver Merger Sub 1 immediately prior to the Effective Time shall be the sole managing member of Surviving Titanium and (ii) the officers of Merger Sub 1 immediately prior to the Effective Time shall be the officers of Surviving Titanium.
(b) From and after the Partnership Merger Effective Time, until the earlier of such time as successors are duly elected or appointed and qualified in accordance with Applicable Law or the LLC Conversion Effective Time, (i) the general partner of Titanium OP immediately prior to the Partnership Merger Effective Time shall be the general partner of Surviving Titanium OP and (ii) the officers and authorized signatories of Titanium OP immediately prior to the Partnership Merger Effective Time shall be the officers and authorized signatories of Surviving Titanium OP.

(c) From and after the LLC Conversion Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law and the Reorganized Titanium Operating Company Operating Agreement, the directors, officers and authorized signatories of the Reorganized Titanium Operating Company shall be those set forth in or selected pursuant to the Reorganized Titanium Operating Company Operating Agreement.
ARTICLE II.

EFFECT OF THE TRANSACTIONS
Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:
(a) Limited Liability Company Interests of Silver Merger Sub 1. Each limited liability company interest of Silver Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding limited liability company interest of Surviving Titanium and shall constitute the only outstanding limited liability company interests of Surviving Titanium.
(b) Excluded Shares of Titanium Common Stock. Each share of Titanium Common Stock that is owned by Titanium as treasury stock, by any direct or indirect wholly owned Subsidiary of Titanium, by any of the Silver Parties or by any direct or indirect wholly owned Subsidiary of any of the Silver Parties immediately prior to the Effective Time (collectively, the “Excluded Titanium Common Stock”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Titanium Common Stock. Subject to Section 2.04, each share of Titanium Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Titanium Common Stock) shall be cancelled and shall cease to exist and shall be converted into the right to receive $52.50 in cash (the “Titanium Common Stock Merger Consideration”) payable to the holder thereof, without interest. All such shares of Titanium Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Titanium Common Stock shall cease to have any rights with respect thereto, except the right to receive the Titanium Common Stock Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such certificate (or evidence of shares in book-entry form) in accordance with Section 2.04, without interest. For the avoidance of doubt, any Titanium DSUs, Titanium RSU Awards or Titanium PSU Awards that have vested and have been settled in shares of Titanium Common Stock prior to Closing (that is, other than those that are outstanding and unvested immediately prior to Closing and vest pursuant to Section 2.05, which shall be governed by Section 2.05) will constitute Titanium Common Stock converted pursuant to this provision.
(d) Titanium Series B Preferred Stock. Subject to Section 2.04, each share of Titanium Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and shall be converted into the right to receive an amount of cash equal to the Titanium Common Stock Merger Consideration divided by 14,000 (collectively, the “Titanium Series B Merger Consideration”) payable to the holder thereof, without interest. All such shares of Titanium Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Titanium Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Titanium Series B Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such certificate (or evidence of shares in book-entry form) in accordance with Section 2.04, without interest.
(e) Adjustments. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time the outstanding shares of Titanium Common Stock or Titanium Series B Preferred Stock, or securities convertible or exchangeable into shares of Titanium Common Stock or Titanium Series B Preferred Stock, in each case shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Titanium Common Stock Merger Consideration and/or the Titanium Series B Merger Consideration, as applicable, will be appropriately adjusted to reflect that change; provided that nothing in this Section 2.01(e) shall be construed to permit any Party or its Subsidiaries to take any action that is otherwise prohibited by this Agreement.
Section 2.02 Effect on Partnership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:
(a) Limited Liability Company Interests in Silver Merger Sub 2. All of the limited liability company interests of Silver Merger Sub 2 issued and outstanding immediately prior to the Partnership Merger Effective Time shall, collectively, be converted into and become a number of units of partnership interest in Surviving Titanium OP (each, a “Surviving Titanium OP Unit”) equal to the sum of (i) the sum of (A) the number of Titanium OP Units owned by the Titanium OP Minority Partners plus (B) the number of Titanium Family Converting Units, in each case issued and outstanding immediately prior to the Partnership Merger Effective Time and that become cancelled in the Partnership Merger as provided in Section 2.02(c) and Section 2.02(d), plus (ii) the number of Acquired Equity Awards, plus (iii) the quotient of the number of shares of Titanium Series B Preferred Stock to be cancelled pursuant to Section 2.01(d) divided by 14,000.
(b) Titanium OP Units Held by Titanium. Each Titanium OP Unit that is owned by Titanium immediately prior to the Partnership Merger Effective Time (the “General Partner Units”) shall remain outstanding as one Surviving Titanium OP Unit, and no payment shall be made with respect thereto. For the avoidance of doubt, the Surviving Titanium OP Units owned by Titanium following the Partnership Merger Effective Time shall equal the number of shares of Titanium Common Stock to be cancelled pursuant to Section 2.01(c).
(c) Titanium OP Units Held by Titanium OP Minority Partners. Subject to Section 2.04, each Titanium OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a holder of Titanium OP Units other than Surviving Titanium and the Titanium Family (each such holder, a “Titanium OP Minority Partner”) shall be converted into, at the election of the holder thereof (which election must be made no later than ten (10) Business Days following the delivery of the procedures for such election by Silver OP to such holders, which procedures shall be subject to Titanium’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall be provided to such holders no later than twenty (20) Business Days prior to the Partnership Merger Effective Time), either (i) the Titanium Common Stock Merger Consideration (the “Cash Partnership Merger Consideration”) or (ii) a number of Silver OP Units newly and validly issued for such purpose (the “New Silver OP Units”) equal to the OP Exchange Ratio (the “OP Unit Partnership Merger Consideration” and, together with the Cash Partnership Merger Consideration, as applicable, the “Minority OP Partners Partnership Merger Consideration”), in each case, without interest; provided, that if a Titanium OP Minority Partner does not qualify as an accredited investor as defined in Rule 501 of the Securities Act or does not make a valid and timely election as provided above or does not deliver the applicable executed joinder to the Silver OP Agreement as provided below, such Titanium OP Minority Partner shall be deemed to have elected to receive the Cash Partnership Merger Consideration pursuant to clause (i) above. Each Titanium OP Minority Partner who receives New Silver OP Units shall be admitted as a limited partner of Silver OP in accordance with the terms of the Silver OP Agreement upon delivery of an executed joinder agreement substantially in the form attached hereto as Exhibit C. For the avoidance of doubt, any Titanium OP Incentive Units that have vested and have been settled in Titanium OP Units prior to Closing (that is, other than those that are outstanding immediately prior to Closing and vest pursuant to Section 2.02(e), which shall be governed by Section 2.02(e)) will constitute Titanium OP Units held by Titanium OP Minority Partners converted pursuant to this provision.
(d) Titanium OP Units Held by the Titanium Family. A number of Titanium OP Units owned by the Titanium Family (with the allocation of such Titanium OP Units among certain or all members of the Titanium Family to be determined by the Titanium Family Representative prior to the Effective Time) immediately prior to the Partnership Merger Effective Time that results in the Titanium Family owning 20% of the outstanding Surviving Titanium OP Units (assuming, for purposes of this calculation, that Titanium OP Units issuable under the Option Deferral Agreement are outstanding Surviving Titanium OP Units) immediately following the Partnership Merger Effective Time (such Titanium OP Units, the “Titanium Family Remaining Units,” and together with the General Partner Units, the “Excluded Titanium OP Units”) shall remain outstanding as Surviving Titanium OP Units, no payment shall be made with respect thereto, and the holders of such Surviving

Titanium OP Units (which holders shall be determined by the Titanium Family Representative prior to the Effective Time) shall remain as general or limited partners (as applicable) of Surviving Titanium OP. Subject to Section 2.04, all Titanium OP Units owned by the Titanium Family immediately prior to the Partnership Merger Effective Time other than the Titanium Family Remaining Units (such Titanium OP Units, the “Titanium Family Converting Units”) shall be converted into the Cash Partnership Merger Consideration (the “Titanium Family Partnership Merger Consideration” and, together with the Minority OP Partners Partnership Merger Consideration, the “Partnership Merger Consideration”), without interest. Schedule I sets forth an illustration of the calculation described in the first sentence of this Section 2.02(d) and the effect of the LLC Conversion described in Section 2.03 and the other related transactions contemplated by this Article II based on information available as of the date hereof.
(e) Titanium OP Incentive Units. Subject to Section 2.04, each Titanium OP Incentive Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time which by its terms as in effect on the date hereof vests or is eligible to become vested in connection with the Effective Time shall (i) to the extent not already vested, become vested (treating for this purpose any performance-based vesting condition to which such Titanium OP Incentive Unit remains subject as having been attained based on the level of Actual Performance through the Effective Time or Target Performance, whichever is greater) and (ii) be converted, immediately prior to the Partnership Merger Effective Time, into an outstanding Titanium OP Unit in accordance with the Titanium Stock Plan pursuant to which such Titanium OP Incentive Unit was granted, which shall then be treated in the same manner (and having the right to the same election) as all other Titanium OP Units in accordance with Section 2.02(c) above (the Cash Partnership Merger Consideration and/or the OP Unit Partnership Merger Consideration, as applicable, payable with respect thereto, the “Incentive Unit Merger Consideration”). Any Incentive Unit Merger Consideration payable with respect to Titanium OP Incentive Units shall be paid out of the Exchange Fund in accordance with Section 2.04. The portion of any such Titanium OP Incentive Unit that does not become vested following the determination of performance as set forth in this Section 2.02(e) shall be cancelled and forfeited immediately prior to the Effective Time without consideration therefor.
(f) Treatment of Units. All Titanium OP Units converted into the applicable Partnership Merger Consideration, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form) that immediately prior to the Partnership Merger Effective Time represented any such Titanium OP Units shall cease to have any rights with respect thereto, except the right to receive the applicable Partnership Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such certificate (or evidence of shares in book-entry form) as provided herein, without interest.
(g) Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Partnership Merger Effective Time the outstanding Silver Common Stock, Silver OP Units, Titanium OP Units or Titanium OP Incentive Units shall have been changed into a different number of units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of units, or any similar event shall have occurred, then the Minority OP Partners Partnership Merger Consideration, and/or the Titanium Family Partnership Merger Consideration, and/or the Incentive Unit Merger Consideration, as applicable, will be appropriately adjusted to provide to the holders of Silver OP Units, Titanium OP Units and/or Titanium OP Incentive Units the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.02(g) shall be construed to permit any Party or its Subsidiaries to take any action that is otherwise prohibited by the terms of this Agreement.
Section 2.03 Effect of LLC Conversion. At the LLC Conversion Effective Time, by virtue of the LLC Conversion and without any action on the part of any of the Parties or the holder of any securities of the Parties:
(a) Interests of the Titanium Family. Each Surviving Titanium OP Unit held by the Titanium Family immediately prior to the LLC Conversion Effective Time shall be automatically converted into one Reorganized Titanium OP Unit, such that the Titanium Family will hold 20% of the Reorganized Titanium OP Units (assuming, for purposes of this calculation, that Reorganized Titanium OP Units issuable under the Option Deferral Agreement are outstanding Reorganized Titanium OP Units), and each applicable member of the Titanium Family shall become a member of the Reorganized Titanium Operating Company.

(b) Interests of Titanium. Each Surviving Titanium OP Unit held by Titanium immediately prior to the LLC Conversion Effective Time shall be automatically converted into one Reorganized Titanium OP Unit, such that Titanium and Silver Merger Sub 1 will collectively hold 80% of Reorganized Titanium OP Units (assuming, for purposes of this calculation, that Reorganized Titanium OP Units issuable under the Option Deferral Agreement are outstanding Reorganized Titanium OP Units), and Surviving Titanium shall become a member of the Reorganized Titanium Operating Company.
Section 2.04 Exchange of Certificates.
(a) Exchange Agent. Prior to the Partnership Merger Effective Time, Silver shall appoint a bank or trust company reasonably acceptable to Titanium to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Silver shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates (or evidence of shares or units in book-entry form) (collectively, “Certificates”) which immediately prior to the Effective Time represented shares of Titanium Common Stock (other than any shares of Excluded Titanium Common Stock) or shares of Titanium Series B Preferred Stock, or which immediately prior to the Partnership Merger Effective Time represented Titanium OP Units (other than the Excluded Titanium OP Units) and Titanium OP Incentive Units, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates (or, at Silver OP’s option, evidence of units in book-entry form) representing the New Silver OP Units issuable pursuant to Section 2.02(c) to be issued as OP Unit Partnership Merger Consideration and (ii) by wire transfer of immediately available funds, an amount in cash sufficient to pay the aggregate cash portion of the Titanium Common Stock Merger Consideration, Titanium Series B Merger Consideration, Minority OP Partners Partnership Merger Consideration, Titanium Family Partnership Merger Consideration and Incentive Unit Merger Consideration, and any cash in respect of any dividends or other distributions pursuant to Section 2.04(d) (all such New Silver OP Units and cash deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”).
(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Silver shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time or the Partnership Merger Effective Time, as applicable, of Titanium Common Stock (other than any share of Excluded Titanium Common Stock), Titanium Series B Preferred Stock, Titanium Family Converting Units, Titanium OP Units held by Titanium OP Minority Partners and Titanium OP Incentive Units, a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares or units held in book-entry form) as Silver may specify, subject to Titanium’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto (it being understood that if the Exchange Agent does not customarily require a Letter of Transmittal with respect to book-entry shares, no Letter of Transmittal shall be required to be mailed to such holders pursuant to this Section 2.04(b)).
(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Titanium Common Stock, shares of Titanium Series B Preferred Stock, Titanium OP Units and Titanium OP Incentive Units represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent or (ii) in the case of shares of Titanium Common Stock, shares of Titanium Series B Preferred Stock, Titanium OP Units and Titanium OP Incentive Units held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto (unless a Letter of Transmittal is not customarily required by the Exchange Agent with respect to book-entry shares), and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares or units shall be entitled to receive in exchange therefor (x) (A) the Titanium Common Stock Merger Consideration into which such shares of Titanium Common Stock have been converted pursuant to Section 2.01(c), (B) the Titanium Series B Merger Consideration into which such shares of Titanium Series B Preferred Stock have been converted pursuant to Section 2.01(d), (C) the Minority OP Partners Partnership Merger Consideration into which such Titanium OP Units held by Titanium OP Minority Partners have been converted pursuant to Section 2.02(c) and/or Section 2.02(e), as applicable, (D) the Titanium Family Partnership Merger Consideration into which such Titanium Family Converting Units have been converted pursuant to Section 2.02(d), or (E) the Cash Partnership Merger Consideration into which such Titanium OP Incentive Units have been converted pursuant to

Section 2.02(e) and (y) any cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.04(d). In the event of a transfer of ownership of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units that is not registered in the transfer records of Titanium or Titanium OP, as applicable, the applicable Merger Consideration (and cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.04(d)) may be issued to a transferee if the Certificate representing such Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units (including, if such Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock or other transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.04(c), each share of Titanium Common Stock and share of Titanium Series B Preferred Stock, from and after the Effective Time, and each Titanium OP Unit and Titanium OP Incentive Unit, from and after the Partnership Merger Effective Time, and any Certificate with respect thereto, in each case shall be deemed to represent only the right to receive upon such surrender the applicable Merger Consideration that the holders of shares of Titanium Common Stock, shares of Titanium Series B Preferred Stock, Titanium OP Units and Titanium OP Incentive Units are entitled to receive in respect of such shares or units pursuant to Section 2.01(c), Section 2.01(d), Section 2.02(c), Section 2.02(d) and Section 2.02(e), as applicable (and cash in respect of any dividends or other distributions pursuant to Section 2.04(d)).
(d) Treatment of Unexchanged Units. No dividends or other distributions declared or made with respect to New Silver OP Units with a record date after the Partnership Merger Effective Time, as applicable, shall be paid to the holder of any unsurrendered Certificate with respect to the New Silver OP Units issuable upon surrender thereof, and no cash payment with respect to the Merger Consideration shall be paid to any such holder, until the surrender of such Certificate in accordance with this Article II. Subject to Tax or other Applicable Law, following surrender of such Certificate, there shall be paid to the holder of the certificate (or evidence of shares in book-entry form) representing whole New Silver OP Units issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions declared on the New Silver OP Units with a record date after the Partnership Merger Effective Time, as applicable, and a payment date prior to such surrender that is payable with respect to such whole New Silver OP Units, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Partnership Merger Effective Time, as applicable, and a payment date subsequent to such surrender payable with respect to such whole New Silver OP Units.
(e) Transfers of Shares. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Surviving Titanium of shares of Titanium Common Stock or shares of Titanium Series B Preferred Stock that were outstanding immediately prior to the Effective Time, and from and after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of Surviving Titanium OP of Titanium OP Units (other than Excluded Titanium OP Units and General Partner Units deemed transferred pursuant to the Merger) that were outstanding immediately prior to the Partnership Merger Effective Time.
(f) No Fractional Units. No certificates or scrip representing fractional New Silver OP Units shall be issued upon the conversion of Titanium OP Units or Titanium OP Incentive Units pursuant to Section 2.02. Notwithstanding any other provision of this Agreement, each fraction of a New Silver OP Unit that would otherwise be issued to any holder of Titanium OP Units or Titanium OP Incentive Units converted in the Partnership Merger pursuant to Section 2.02(c), Section 2.02(d) and Section 2.02(e), as applicable (after taking into account all Titanium OP Units or Titanium OP Incentive Units exchanged by such holder) shall be rounded up to a whole New Silver OP Unit.
(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units, or Titanium OP Incentive Units for twelve (12) months after the Effective Time or the Partnership Merger Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), as applicable, shall be delivered to Silver or its designee, and any holder of Titanium Common Stock, Titanium Series B Preferred

Stock, Titanium OP Units or Titanium OP Incentive Units who has not theretofore complied with this Article II shall thereafter look only to Silver for payment of its claim for Merger Consideration and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund if and as directed by Silver; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Silver. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any shareholder of Titanium or unitholder of Titanium OP to receive the applicable Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Silver shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Silver, the posting by such Person of a bond, in such reasonable and customary amount as Silver may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the applicable Merger Consideration and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.
(j) Dividends and Distributions. In the event that (i) a dividend or distribution with respect to the shares of Titanium Common Stock permitted under the terms of this Agreement has (A) a record date prior to the Effective Time and (B) has not been paid as of the Effective Time, or (ii) a dividend or distribution with respect to the Titanium OP Units permitted under the terms of this Agreement has (A) a record date prior to the Partnership Merger Effective Time and (B) has not been paid as of the Partnership Merger Effective Time, then, in each case, the holders of shares of Titanium Common Stock or the holders of Titanium OP Units, as applicable, shall be entitled to receive such dividend or distribution from Titanium or Titanium OP, as applicable, as of immediately prior to the time such shares or units are exchanged pursuant to this Article II.
(k) No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights will be available with respect to the Transactions, including any right to receive notice with respect to dissenters’ rights under Section 703a of the MBCA, any right or remedy under Sections 762 et seq. of the MBCA, any dissenters’ or appraisal rights under the DRULPA or any dissenters’ or appraisal rights under the Titanium OP Agreement.
Section 2.05 Treatment of Titanium Equity Awards. Prior to the Effective Time, the Titanium Board (or, if appropriate, any duly authorized committee administering any Titanium Stock Plan) will take all actions as it deems necessary or appropriate to give effect to this Section 2.05 to provide that, other than as agreed to in writing between Titanium and a holder of each Titanium Equity Award:
(a) Titanium RSU Awards and Titanium DSUs. Except as otherwise provided in Section 2.05(c), immediately prior to, and conditioned upon the occurrence of, the Effective Time, each Titanium RSU Award, other than a Titanium 2020 Equity Award, that is then outstanding and which by its terms as in effect on the date hereof vests in full in connection with the Effective Time, and each Titanium DSU, shall, without any action by the holder thereof, become vested in full (as applicable) and shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Titanium Common Stock subject to such Titanium RSU Award or Titanium DSU, as applicable, and (ii) the Titanium Common Stock Merger Consideration. Any Titanium Common Stock Merger Consideration payable with respect such Titanium RSU Awards and Titanium DSUs shall be paid as soon as practicable, and in any event within five (5) Business Days, following the Effective Time and subject to any required withholding taxes. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Titanium

RSU Awards or Titanium DSUs which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Titanium RSU Awards or Titanium DSUs if required in order to comply with Section 409A of the Code.
(b) Titanium PSU Awards. Immediately prior to, and conditioned upon the occurrence of, the Effective Time, each Titanium PSU Award, other than a Titanium 2020 Equity Award, that is then outstanding which by its terms as in effect on the date hereof is eligible to become vested in connection with the Effective Time shall, without any action by the holder thereof, become vested (determined based on the level of Actual Performance or Target Performance, whichever is greater) and shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Titanium Common Stock subject to the vested portion of such Titanium PSU Award and (ii) the Titanium Common Stock Merger Consideration. Any Titanium Common Stock Merger Consideration payable with respect to such Titanium PSU Awards shall be paid as soon as practicable, and in any event within five (5) Business Days, following the Effective Time and subject to any required withholding taxes. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Titanium PSU Awards which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Titanium PSU Awards if required in order to comply with Section 409A of the Code. The portion of such Titanium PSU Award described in this Section 2.05(b) that does not become vested following the determination of performance as set forth in this Section 2.05(b) shall be cancelled and forfeited immediately prior to the Effective Time without consideration therefor.
(c) Substitute Titanium RSU and PSU Awards.
(i) Notwithstanding anything to the contrary contained in this Agreement, in the case of any Titanium RSU Award and any Titanium PSU Award, in each case other than a Titanium 2020 Equity Award, that is outstanding immediately prior to the Effective Time which is not, by its terms, eligible to become vested upon the Effective Time, such Titanium RSU Award or Titanium PSU Award shall, immediately prior to the Effective Time, without any action by the holder thereof, be cancelled and shall be converted into a substitute award in respect thereof, in accordance with the terms of the applicable Titanium Stock Plan (assuming, for any applicable Titanium PSU Award, achievement of performance conditions at the greater of Target Performance or Actual Performance) (a “Substitute Award”), which Substitute Award shall constitute a right to receive, on a per share basis with respect to the portion of such Substitute Award that vests, a cash payment payable by Reorganized Titanium Operating Company equal to the Titanium Common Stock Merger Consideration (the “Titanium RSU/PSU Cash Amount”). Each Substitute Award shall continue to be subject to the same service-vesting schedule that applied to the original Titanium RSU Award or Titanium PSU Award to which it relates (with any Substitute Award granted in respect of a Titanium PSU Award vesting solely subject to service conditions being satisfied through the end of the originally scheduled performance period (or as otherwise provided in accordance with the terms of the applicable Titanium Stock Plan and applicable Titanium PSU Award agreement)), and the applicable Titanium RSU/PSU Cash Amount that vests and becomes payable shall be paid at such time as the previously corresponding share of Titanium Common Stock would otherwise have become vested and deliverable under the applicable Titanium RSU Award or Titanium PSU Award in accordance with its original service vesting schedule.
(ii) Notwithstanding anything to the contrary contained in this Agreement, in the case of any Titanium RSU Award and any Titanium PSU Award, in each case that is a Titanium 2020 Equity Award and that is outstanding immediately prior to the Effective Time, such Titanium RSU Award or Titanium PSU Award shall, immediately prior to the Effective Time, without any action by the holder thereof, be cancelled and shall be converted into a substitute award in respect thereof, in accordance with the terms of the applicable Titanium Stock Plan (a “2020 Substitute Award”), which 2020 Substitute Award shall constitute a right to receive, on a per share basis with respect to the portion of such Substitute Award that vests, a cash payment payable by Reorganized Titanium Operating Company equal to the Titanium RSU/PSU Cash Amount. Each 2020 Substitute Award shall continue to be subject to the same vesting schedule that applied to the original Titanium RSU Award or Titanium PSU Award to which it relates, and the applicable

Titanium RSU/PSU Cash Amount that vests and becomes payable shall be paid at such time as the previously corresponding share of Titanium Common Stock would otherwise have become vested and deliverable under the applicable Titanium RSU Award or Titanium PSU Award in accordance with its original vesting schedule.
(d) Treatment of Titanium DERs. Conditioned upon the occurrence of the Effective Time, upon the Effective Time: (i) each Titanium DER that relates to a then outstanding Titanium RSU Award or Titanium PSU Award, in each case other than a Titanium 2020 Equity Award, and which by its terms (A) is, as of immediately prior to the Effective Time, already vested, or (B) is eligible to become vested in connection with the Effective Time, shall, without any action by the holder thereof, become vested (to the extent not previously vested) to the same extent as the Titanium RSU Award or Titanium PSU Award to which such Titanium DER relates in accordance with Section 2.05(a) or Section 2.05(b) above, as applicable, and in each case of (A) and (B) shall, to the extent not theretofore paid, become immediately due and payable in accordance with its terms and, upon payment in full thereof in accordance with its terms, shall be cancelled as of the Effective Time; and (ii) in the case of any Titanium DER that relates to a then outstanding Titanium RSU Award or Titanium PSU Award, in each case including any Titanium 2020 Equity Award, which is not, by its terms, eligible to become vested upon the Effective Time, such Titanium DER shall, immediately prior to the Effective Time, without any action by the holder thereof, be cancelled and shall be converted into a Substitute DER. For the avoidance of doubt, any payment in respect of any Titanium DER which immediately prior to the cancellation thereof was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Titanium DER (or Substitute DER, as applicable) if required in order to comply with Section 409A of the Code.
(e) Necessary Actions. Titanium shall use reasonable best efforts to, prior to the Effective Time, take or cause to be taken all actions as are necessary to give effect to the transactions contemplated by this Section 2.05. Titanium shall provide Silver the opportunity to review and provide comments with respect to any written materials with respect thereto in advance of their adoption or distribution to holders of Titanium Equity Awards, which comments shall be considered and taken into account by the Titanium in good faith.
(f) Option Deferral Agreement. At the LLC Conversion Effective Time, the Option Deferral Agreement shall be deemed to be amended so that each Option Deferred Unit shall represent the right to receive, following the LLC Conversion Effective Time, one Reorganized Titanium OP Unit (“Reorganized Titanium OP Deferred Unit”), with such Reorganized Titanium OP Deferred Unit remaining subject to all other terms and conditions of the Option Deferral Agreement (including the continued right to receive distributions in the same manner and in the same amount as received by any other Reorganized Titanium OP Unit). Notwithstanding anything herein to the contrary, the parties to the Option Deferral Agreement shall be permitted to amend the Option Deferral Agreement to give effect to this Section 2.05(f).
(g) Funding of Closing Payments. At or prior to the Effective Time, Silver shall deposit, or cause to be deposited, with Titanium OP or a Subsidiary thereof, for the benefit of the holders of the applicable Titanium RSU Awards, Titanium PSU Awards and Titanium DSUs, by wire transfer of immediately available funds, an amount in cash equal to the sum of (i) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium RSU Awards and Titanium DSUs pursuant to Section 2.05(a), plus (ii) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium PSU Awards pursuant to Section 2.05(b), plus (iii) the aggregate amount payable with respect to Titanium DERs pursuant to Section 2.05(d)(i).
Section 2.06 Treatment of Titanium Series J and Series K Preferred Stock. On the Closing Date, each share of Titanium Series J Preferred Stock and each share of Titanium Series K Preferred Stock issued and outstanding immediately prior to the Effective Time shall be redeemed in accordance with the terms of Section 6.08, and from and after the Effective Time, shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except the right to receive the redemption price therefor plus all accumulated and unpaid dividends thereon, without interest.
Section 2.07 Withholding Rights. Each of Silver and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards, Titanium OP Units, or Titanium OP Incentive Units pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Amounts so withheld and timely paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards, Titanium OP Units, or Titanium OP Incentive Units in respect of which such deduction or withholding was made. In the event that Silver or the Exchange Agent determines that withholding is required, Silver or the Exchange Agent shall use commercially reasonable efforts to notify Titanium in advance and the Parties shall cooperate in good faith to reduce or minimize such withholding to the maximum extent permitted by Applicable Law.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE TITANIUM PARTIES
The Titanium Parties jointly and severally represent and warrant to the Silver Parties that, except (a) as disclosed in the Titanium SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (other than (i) with respect to Titanium SEC Documents filed with or furnished to the SEC by Titanium prior to January 1, 2019, any exhibits or schedules thereto, or any documents incorporated by reference therein, and (ii) any risk factor disclosures contained in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other section to the extent there are forward looking, cautionary or predictive statements therein; it being understood that any historical factual information contained within such headings, disclosure or statements shall not be excluded) or (b) in the disclosure letter delivered by Titanium to Silver contemporaneously with the execution and delivery by the Titanium Parties of this Agreement (the “Titanium Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Titanium Disclosure Letter with respect to this Article III shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):
Section 3.01 Qualification, Organization, Subsidiaries, etc. Titanium is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have a Titanium Material Adverse Effect. Titanium OP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Each of Titanium’s Subsidiaries (other than Titanium OP) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Each of Titanium, Titanium OP and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Titanium and Titanium OP have made available to Silver true, correct and complete copies of their respective Organizational Documents, each as amended as of the date hereof, and are not in violation of any of the provisions of such Organizational Documents.
Section 3.02 Authority; Execution and Delivery; Enforceability; Ownership Restrictions.
(a) Titanium has all requisite corporate power and authority, and Titanium OP has all requisite limited partnership power and authority, to execute and deliver this Agreement, to perform and comply with its covenants and obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the receipt of Titanium Shareholder Approval, and in the case of the Partnership Merger and the LLC Conversion, to the receipt of Titanium OP Approval.

(b) The Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, Titanium and the Titanium Shareholders; (ii) adopted and approved this Agreement and the Transactions; (iii) subject to Section 5.02, resolved to recommend that the Titanium Shareholders adopt and approve this Agreement; and (iv) directed that this Agreement be submitted to the Titanium Shareholders and holders of Titanium Series B Preferred Stock for their adoption and approval (the “Titanium Board Recommendation”). Titanium, in its capacity as the general partner of Titanium OP, has taken all actions required for the execution of this Agreement by Titanium OP and to approve the consummation by Titanium OP of the Transactions. The Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has directed that Titanium submit the adoption and approval of this Agreement to a vote at a special meeting of the shareholders of Titanium in accordance with the terms of this Agreement (the “Titanium Shareholders Meeting”). Except for Titanium Shareholder Approval and the Titanium OP Approval, no other corporate or other similar proceedings on the part of the Titanium Parties are necessary to authorize or adopt or approve this Agreement or to consummate the Transactions (except for the filing of (A) the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the Partnership Certificate of Merger with the Delaware Secretary of State, and (C) the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State). Each of the Titanium Parties has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Silver Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).
(c) Assuming the representation and warranty set forth in Section 4.09 is true and correct in all respects, (i) the Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has adopted a resolution pursuant to Section 782(1) of the MBCA to exempt the Silver Parties and their existing or future Affiliates from the requirements of Section 780 of the MBCA related to “interested shareholders” (as defined in Section 778 of the MBCA) with respect to the Transactions (the “Section 782 Exemption Resolution”) and (ii) no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation (collectively, “Takeover Laws”) applies with respect to this Agreement and the Transactions. The Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has adopted a resolution determining that none of the execution and delivery of this Agreement or the Voting Agreement or the performance of any of the obligations or agreements contemplated hereby and thereby, including the consummation of the Transactions (including the Merger), assuming no breach or default of such agreements by the Titanium Family, will result in any Person in the Titanium Family having Beneficial Ownership or Constructive Ownership (as such terms are defined in the Titanium Charter) of more than 8.23% of the value of the outstanding Titanium Common Stock and Titanium Series B Preferred Stock, in aggregate, or otherwise result in any Capital Stock (as defined in the Titanium Charter) held by the Titanium Family being deemed Excess Stock (as defined in the Titanium Charter) (the “Ownership Resolution”). No action has been taken, whether pursuant to Section 782(2) of the MBCA or otherwise, by the Titanium Board to amend, alter or repeal the Section 782 Exemption Resolution or the Ownership Resolution.
Section 3.03 Capital Structure.
(a) The authorized capital stock of Titanium consists of (i) 250,000,000 shares of Titanium Common Stock and (ii) 250,000,000 shares of preferred stock, of which 40,000,000 shares are designated as Series B Non-Participating Convertible Preferred Stock, 0.001 par value per share (the “Titanium Series B Preferred Stock”), 7,700,000 shares are designated as Series J Cumulative Redeemable Preferred Stock, no par value (the “Titanium Series J Preferred Stock”), and 6,800,000 shares are designated as Series K Cumulative Redeemable Preferred Stock, no par value (the “Titanium Series K Preferred Stock” and, together with the Titanium Common Stock, the Titanium Series B Preferred Stock and the Titanium Series J Preferred Stock, the “Titanium Capital Stock”). At the close of business on February 6, 2020 (the “Capitalization Date”), (1) 61,237,420 shares of Titanium Common Stock were issued and outstanding, (2) 26,398,473 shares of Titanium Series B Preferred Stock were issued and outstanding, (3) 7,700,000 shares of Titanium Series J Preferred Stock were issued and outstanding, (4) 6,800,000 shares of Titanium Series K Preferred Stock were issued and outstanding and (5) 2,609,728 shares of Titanium Common Stock were reserved and available for issuance pursuant to Titanium Stock Plans, of which (A) 84,466 shares were subject to issuance upon the settlement of outstanding Titanium DSUs, (B) 178,552 shares were subject to issuance upon the settlement of outstanding Titanium RSU Awards, and (C) 176,250 shares were subject to issuance upon the settlement of outstanding Titanium PSU Awards (assuming achievement of any applicable performance conditions at maximum levels). Except as set forth in this Section 3.03(a), Section 3.03(b) or Section 3.03(c), as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Titanium or Titanium OP, (ii) no outstanding securities of Titanium or Titanium OP convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Titanium or Titanium OP, as applicable, (iii) no outstanding options, warrants, calls, subscriptions, rights or other commitments or agreements to acquire from Titanium or any Subsidiary of Titanium, or that obligate Titanium or any Subsidiary of Titanium to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Titanium or Titanium OP, (iv) no obligations of Titanium or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Titanium or Titanium OP, and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Titanium Securities”).
(b) Except as set forth in the Titanium Charter, the Titanium By-laws, the Titanium OP Agreement, the Continuing Offer or the Cash Tender Agreement, there are no outstanding agreements of any kind that obligate Titanium or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Titanium Securities (except pursuant to the acquisition by Titanium of shares of Titanium Common Stock for purposes of satisfying Tax withholding obligations with respect to holders of Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards or other equity awards), or that obligate Titanium or any Subsidiary of Titanium to grant, extend or enter into any such agreements relating to any Titanium Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Titanium Securities. Except for the Voting Agreement, the Continuing Offer or the Cash Tender Agreement, neither Titanium nor any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Titanium Securities or any other agreement relating to the disposition, voting or dividends with respect to any Titanium Securities. All outstanding shares of Titanium Capital Stock, Titanium OP Units and Titanium OP Incentive Units have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights. Since the Capitalization Date until the date hereof, neither Titanium nor any of its Subsidiaries has issued any Titanium Securities or incurred any obligation to make any payments based on the price or value of Titanium Securities, other than pursuant to Titanium OP Incentive Units, Titanium DSU, Titanium RSU Awards and Titanium PSU Awards that were outstanding as of the Capitalization Date. Section 3.03(b) of the Titanium Disclosure Letter sets forth the complete and accurate schedule of all outstanding equity, ownership or voting interests of Titanium OP as of the Capitalization Date, including the name of each general partner and limited partner thereof, the number of Titanium OP Units owned by such partner, and the percentage partnership interest represented by such Titanium OP Units.
(c) At the close of business on the Capitalization Date, (i) 87,653,492 Titanium OP Units were issued and outstanding, of which 61,237,420 Titanium OP Units were owned by Titanium and 26,416,072 Titanium OP Units were owned by Persons other than Titanium, including 24,191,177 Titanium OP Units beneficially owned by the Titanium Family and 2,224,895 Titanium OP Units owned by Persons other than the Titanium Family or Titanium, (ii) 123,251 Titanium OP Incentive Units were issued and outstanding, (iii) preferred equity interests in Titanium OP with a capital account balance of $362,500,000 were issued and outstanding and owned by Titanium and (iv) 871,261.76 Option Deferred Units were issued and outstanding.
(d) Section 3.03(d) of the Titanium Disclosure Letter sets forth the following information with respect to each Titanium DSU, Titanium RSU Award, Titanium PSU Award, and Titanium OP Incentive Units outstanding as of the date hereof (including under the Option Deferral Agreement): (i) the name of the holder of such Titanium DSU, Titanium RSU Award, Titanium PSU Award and Titanium OP Incentive Units; (ii) the number of shares of Titanium Common Stock subject to such Titanium DSU, Titanium RSU Award and Titanium PSU Award; (iii) the number of Titanium OP Incentive Units held by such holder and the number of shares of

Titanium Common Stock with respect to which such Titanium OP Incentive Units would be convertible or exchanged as of the date hereof; (iv) the date on which such Titanium DSU, Titanium RSU Award, Titanium PSU Award and Titanium OP Incentive Units was granted; and (v) the extent to which such Titanium DSU, Titanium RSU Award, Titanium PSU Award and Titanium OP Incentive Units is vested and/or non-forfeitable, as of the date hereof and the times and extent to which such Titanium DSU, Titanium RSU Award and Titanium PSU Award (assuming target level and maximum performance) or Titanium OP Incentive Units is scheduled to become vested and/or non-forfeitable thereafter. All shares of Titanium Common Stock to be issued pursuant to any Titanium DSU, Titanium RSU Award and Titanium PSU Award or upon the redemption of any Titanium OP Incentive Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.
(e) Section 3.03(e) of the Titanium Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of Titanium OP that are not, directly or indirectly, wholly-owned by Titanium and all other joint ventures in which Titanium or any of its Subsidiaries owns capital stock, debt securities, or equity securities, and the percentage of such Subsidiary or other joint venture owned, directly or indirectly, by Titanium OP. Except as set forth in Section 3.03(e) of the Titanium Disclosure Letter: (i) none of Titanium or any of its Subsidiaries holds any capital stock, debt securities or equity securities (including any securities convertible into shares or equity interests of) or other capital interests of any Person other than any of the Subsidiaries of Titanium, (ii) each outstanding share of capital stock of or other equity interest in each Subsidiary of Titanium is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Titanium or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens, (iii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of Titanium is a party or by which any Subsidiary of Titanium is bound relating to the issued or unissued capital stock or other equity, ownership or voting interests in such Subsidiary, or securities convertible into or exchangeable for such capital stock or other equity, ownership or voting interests of such Subsidiary, or obligating any Subsidiary of Titanium to issue or sell any shares of its capital stock or other equity, ownership or voting interests, or securities convertible into or exchangeable for such capital stock of, or other equity, ownership or voting interests in, such Subsidiary, (iv) except as would not be material to Titanium and its Subsidiaries, taken as a whole, there are no outstanding contractual obligations of Titanium or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Titanium, other than guarantees by Titanium OP of any indebtedness or other obligations of any Subsidiary of Titanium, (v) none of Titanium’s Subsidiaries owns any Titanium Capital Stock, and (vi) none of Titanium’s Subsidiaries are in material violation of any of their respective Organizational Documents.
Section 3.04 Governmental Authorization; Non-Contravention.
(a) The execution, delivery and performance by the Titanium Parties of this Agreement and the consummation by the Titanium Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of (A) the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the Partnership Certificate of Merger with the Delaware Secretary of State, (C) the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State, and (D) filings with or notices to, in each case with respect to qualifications to do business or with respect to potential transfer taxes, the relevant authorities of other states in which any Titanium Party is qualified to do business or where a Subsidiary of Titanium does business, (ii) compliance with any applicable requirements of any applicable Regulatory Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws (including the filing with the SEC of the Proxy Statement and any other filings required under applicable U.S. state or federal securities laws in connection with the Transactions (“Other Filings”)), and (iv) consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or have a Titanium Material Adverse Effect.
(b) The execution, delivery and performance by the Titanium Parties of this Agreement and the consummation of the Transactions, do not and will not (i) assuming the receipt of Titanium Shareholder Approval and Titanium OP Approval, contravene, conflict with, or result in any violation or breach of any provision of Titanium Charter, Titanium By-laws or the Titanium OP Agreement, (ii) assuming compliance with the matters referred to in Section 3.04(a) and the receipt of Titanium Shareholder Approval and Titanium OP Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of Titanium Shareholder Approval and Titanium OP Approval, require any consent or other action by any Person under, constitute a default or other event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Titanium or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Titanium or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents, approvals, variances, exemptions or orders affecting, or relating in any way to, the assets or business of the Titanium Parties or (iv) result in the creation or imposition of any Lien on any asset of Titanium or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or have a Titanium Material Adverse Effect.
Section 3.05 Titanium SEC Documents.
(a) Titanium has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by Titanium since January 1, 2017, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Titanium SEC Documents”). As of their respective effective dates (in the case of the Titanium SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Titanium SEC Documents), the Titanium SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Titanium SEC Documents, and none of the Titanium SEC Documents as of such respective dates (or, if amended prior to the date hereof, as of the date of the filing of such amendment) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Titanium SEC Documents, and to the Knowledge of Titanium, none of the Titanium SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation or other governmental investigation regarding the accounting practices of Titanium.
(b) The consolidated financial statements of Titanium (including the related notes) included or incorporated by reference in the Titanium SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended prior to the date hereof, as of the date of the filing of such amendment), in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of Titanium and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown therein (subject, in the case of unaudited statements, to normal year-end adjustments that were not, or are not expected to be, material in amount).
(c) Titanium has designed and maintains a system of internal control over financial reporting and accounting intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Titanium has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) intended to provide reasonable assurance that material information that is required to be disclosed by Titanium in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Titanium has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Titanium SEC Documents. Titanium has disclosed, based on its evaluation of Titanium’s internal control over financial reporting as of September 30, 2019, to Titanium’s auditors and the audit committee of the

Titanium Board (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Titanium’s internal control over financial reporting.
Section 3.06 Absence of Certain Changes or Events. From September 30, 2019 to the date of this Agreement (a) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Titanium Material Adverse Effect, (b) the business of the Titanium Parties has been conducted in all material respects in the ordinary course of business, except for any action taken in connection with the negotiation, execution and consummation of this Agreement and the Transactions and (c) neither Titanium nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Silver’s consent pursuant to Sections 5.01(a)(ii)(B), (iii) (but only with respect to dividends or other distributions by Titanium OP that are outside the ordinary course of business), (iv)(B), (vii), (viii), (ix), (xii), or (xix) had the covenants therein applied since September 30, 2019.
Section 3.07 No Undisclosed Liabilities. Neither Titanium nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, known, unknown, direct, indirect or otherwise), except liabilities (a) reflected or reserved against in the most recent audited or unaudited balance sheet (including the notes thereto) of Titanium and its Subsidiaries included in the Titanium SEC Documents filed prior to the date hereof, (b) incurred after September 30, 2019, in the ordinary course of business consistent with past practice, (c) contemplated by or incurred in connection with this Agreement or the Transactions, or (d) that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Titanium Material Adverse Effect.
Section 3.08 Taxes.
(a) Each of Titanium, Titanium OP and their respective Subsidiaries has timely filed all U.S. federal income Tax Returns and all other material Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf), taking into account any extensions of time within which to file such Tax Returns, and such Tax Returns are accurate and complete in all material respects. True and complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by Titanium, Titanium OP and their respective Subsidiaries that are TRSs with respect to the taxable years ending on or after December 31, 2016 have been provided or made available to Silver.
(b) Each of Titanium, Titanium OP and their respective Subsidiaries has paid all material amounts of Taxes required to have been paid by it other than Taxes that are not yet due (or in the case of real estate Taxes, that are not yet delinquent) or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP, whether or not shown on any Tax Return.
(c) There are no current disputes, audits, examinations, investigations or other similar proceedings pending with regard to any material amounts of Taxes or material Tax Returns of Titanium, Titanium OP or any of their respective Subsidiaries (other than any dispute, audit, examination, investigation or other similar proceeding pending with regard to real estate or other similar property Taxes that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP), and none of Titanium, Titanium OP or any of their respective Subsidiaries has received a written notice of any such audits, examinations, investigation or other similar proceedings that has not been resolved or is currently pending. No deficiency for any material Tax has been threatened, asserted or assessed in writing by a taxing authority against Titanium, Titanium OP or any of their respective Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP. None of Titanium, Titanium OP or any of their respective Subsidiaries has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to material taxation by that jurisdiction.
(d) As of the date hereof, none of Titanium, Titanium OP or any of their respective Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired, in each case, other than as a result of any extension of time within which to file any material Tax Return that remains unfiled.
(e) None of Titanium, Titanium OP or any of their respective Subsidiaries has failed to withhold, collect, or timely remit all material amounts required to have been withheld, collected and remitted in respect of Taxes under any Applicable Laws relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign laws) with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person.
(f) Within the past two years, neither Titanium nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(g) None of Titanium, Titanium OP or any of their respective Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of Applicable Law).
(h) None of Titanium, Titanium OP or any of their respective Subsidiaries has (i) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) or (ii) requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes, in each case, that (A) requires it to take any action or refrain from taking any action or (B) would be terminated or adversely affected as a result of the Transactions.
(i) Titanium (A) for all taxable years commencing with its taxable year ended December 31, 1992 through and including its taxable year ended December 31, 2019, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for U.S. federal income tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal income tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Titanium, threatened.
(j) Each Subsidiary of Titanium (including Titanium OP) has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code (a “QRS”), (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “TRS”) or (D) a REIT. Section 3.08(j) of the Titanium Disclosure Letter sets forth a true and complete list of (i) the classification for United States federal income tax purposes of each Subsidiary of Titanium and (ii) the type of and percentage of interest held, directly or indirectly, by Titanium or any Subsidiary in each entity treated as a partnership for income tax purposes.
(k) None of Titanium, Titanium OP or any of their respective Subsidiaries holds directly or indirectly any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, and none of Titanium, Titanium OP or any of their respective Subsidiaries (other than TRSs) has or has had any undistributed earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.
(l) Section 3.08(l) of the Titanium Disclosure Letter sets forth each Titanium Tax Protection Agreement (as hereinafter defined) in force at the date hereof. As of the date hereof, no Person has raised in writing, or to the knowledge of Titanium threatened in writing to raise, a claim against Titanium, Titanium OP or any of their respective Subsidiaries for any breach of any Titanium Tax Protection Agreements. As used herein, “Titanium Tax Protection Agreements” means any written agreement to which Titanium, Titanium OP or any Titanium Subsidiary Partnership is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Titanium Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Titanium Subsidiary Partnership or Titanium OP have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) retain or not dispose of assets, or engage in transactions of comparable tax effect, for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (E) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code. As used herein, “Titanium Subsidiary Partnership” means a Subsidiary of Titanium that is a partnership for U.S. federal income tax purposes.
(m) There are no Liens for Taxes upon any property or assets of Titanium, Titanium OP or any of their respective Subsidiaries except for Permitted Liens.
(n) There are no written Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving Titanium, Titanium OP or any of their respective Subsidiaries for any material amount of Tax, except for any (A) contract exclusively between and among Titanium, Titanium OP or any of their respective Subsidiaries, (B) Titanium Tax Protection Agreement and (C) customary indemnification or similar provision contained in any agreement the primary purposes of which do not relate to Taxes. After the Closing Date none of Titanium, Titanium OP or any of their respective Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any material liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case, except for any (A) contract exclusively between and among Titanium, Titanium OP or any of their respective Subsidiaries, (B) Titanium Tax Protection Agreement and (C) customary indemnification or similar provision contained in any agreement the primary purposes of which do not relate to Taxes).
(o) Since January 1, 2012, neither Titanium nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 856(c), 856(g), 857(b), 857(f), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code which have not been previously paid.
(p) None of Titanium, Titanium OP or any of their respective Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Titanium, Titanium OP or any of their respective Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding any (A) contract exclusively between and among Titanium, Titanium OP or any of their respective Subsidiaries, (B) Titanium Tax Protection Agreement and (C) customary indemnification or similar provision contained in any agreement the primary purposes of which do not relate to Taxes).
(q) None of Titanium, Titanium OP or any of their Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of Titanium, Titanium OP or any of their respective Subsidiaries for a taxable period ending on or prior to the Closing Date made prior to Closing, (ii) installment sale by Titanium, Titanium OP or any of their respective Subsidiaries made prior to Closing or (iii) election by Titanium, Titanium OP or any of their respective Subsidiaries under Section 108(i) of the Code.
(r) No written power of attorney that has been granted by Titanium, Titanium OP or any of their respective Subsidiaries (other than to Titanium, Titanium OP or any of their respective Subsidiaries) currently is in force with respect to any matter relating to Taxes.
Section 3.09 Labor Matters.
(a) Titanium and its Subsidiaries are in compliance with all Applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours, and immigration, except as would not reasonably be expected to have a Titanium Material Adverse Effect.
(b) Neither Titanium nor any of its Subsidiaries is (i) the subject of any pending or, to the Knowledge of Titanium, threatened investigations, audits, complaints, or proceedings by or before any Governmental Entity involving any applicant for employment, any current or former employee, or any class of the foregoing; or (ii) the subject of any pending or, to the Knowledge of Titanium, threatened litigation asserting an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or other violation of state or federal labor law, or seeking to compel Titanium or any of its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment, in each case, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Neither Titanium nor any of its Subsidiaries is party to any Collective Bargaining Agreement or subject to any Order relating to Titanium’s relationship or dealings with its employees, any labor organization or any other employee representative. As of the date hereof, there is no pending or, to the Knowledge of Titanium, threatened, strike, slowdown, lockout or other material job Action or labor dispute involving Titanium or any of its Subsidiaries, nor has such event occurred within the past three years. None of Titanium’s or any of its Subsidiaries’ personnel are represented by a labor organization and, to the Knowledge of Titanium, as of the date hereof, in the past three years, there have not been any attempt by employees of Titanium or any of its Subsidiaries or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Titanium or any of its Subsidiaries.
(c) To the Knowledge of Titanium, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other Applicable Laws related to United States immigration and Applicable Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
(d) During the three (3) years prior to the date of this Agreement, neither Titanium nor any of its Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Titanium or any of its Subsidiaries.
Section 3.10 Benefits Matters; ERISA Compliance.
(a) Section 3.10(a) of the Titanium Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying the material Titanium Benefit Plans. With respect to such Titanium Benefit Plans, Titanium has made available to Silver copies, to the extent applicable, of (i) the most recent plan document (and amendments thereto), or benefits reference guide, (ii) the most recent annual report on Internal Revenue Service (the “IRS”) Form 5500 and all schedules thereto filed with the Department of Labor, (iii) the most recent summary plan description, (iv) the trust agreement or other material funding mechanism, (v) the most recent financial statements and actuarial reports, (vi) the most recent IRS determination letter or opinion letter and any pending request for such a letter, and (vii) all material, non-routine filings and correspondence with any Governmental Entity. For purposes of this Agreement, “Titanium Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, separation, retention, change in control, disability, vacation, death benefit, hospitalization, medical, dental, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite or other material employee benefit plans, programs or arrangements that are sponsored, maintained, contributed to, or required to be contributed to by Titanium or any of its Subsidiaries for the benefit of any current or former directors, officers or employees of Titanium or any of its Subsidiaries, or with respect to which Titanium or any of its Subsidiaries has an obligation or liability (whether actual or contingent), and (B) all employment, severance, retention, change of control or termination agreements between Titanium or any of its Subsidiaries and any current directors and officers of Titanium or any of its Subsidiaries.
(b) All Titanium Benefit Plans which are intended to be qualified under Section 401(a) of the Code are the subject of or have timely applied for, as of the date of this Agreement, determination, opinion or advisory letters from the IRS to the effect that such Titanium Benefit Plans are so qualified, and, to the Knowledge of Titanium, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Titanium Benefit Plan.
(c) No Titanium Benefit Plan is, and neither Titanium nor any of its Subsidiaries sponsors, maintains, participates in, or contributes to, or has, within the past six (6) years, sponsored, maintained, participated in or contributed to, any “employee pension plan”, as defined in Section 3(2) of ERISA, subject Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, or any “multiple employer welfare arrangement”, within the meaning of Section 3(40) of ERISA, and neither Titanium nor any of its Subsidiaries has any liability (whether actual or contingent, including on account of an ERISA Affiliate) in respect of any of the foregoing plans.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, each Titanium Benefit Plan (including for the avoidance of doubt each Foreign Plan) has been administered in accordance with its terms and is in compliance with ERISA (if applicable), the Code and all other Applicable Laws, and Titanium and its Subsidiaries is in material compliance with ERISA, the Code and all other Applicable Laws with respect to Titanium Benefit Plans. There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Titanium Benefit Plan that would reasonably be expected to result in any material liability to Titanium or any of its Subsidiaries.
(e) There is no pending or, to the Knowledge of Titanium, threatened legal actions, audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, suits, or claims (other than routine claims for benefits) by or on behalf of any participant in any of Titanium Benefit Plans, or otherwise involving any such Titanium Benefit Plan, the sponsor, administrator, or fiduciary of any such Titanium Benefit Plan, or the assets of any Titanium Benefit Plan, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect.
(f) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other Applicable Laws), neither Titanium nor any of its Subsidiaries has any obligation to provide for post-retirement or post-termination medical, group health or life insurance to any present or former employee, officer, individual consultant or director of Titanium or any of its Subsidiaries.
(g) None of the execution and delivery of this Agreement, the obtaining of Titanium Shareholder Approval or Titanium OP Approval or the consummation of the Transactions or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) accelerate or trigger the time of payment, vesting or funding, of any compensation or benefits payable by Titanium or any of its Subsidiaries; (ii) increase the amount of compensation or benefits due to any employee, officer, individual consultant or director of Titanium or any of its Subsidiaries, or entitle any such person to any payment; or (iii) give rise to the payment of any “parachute payment” under Section 280G of the Code.
(h) No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of Titanium or any of its Subsidiaries as a result of the operation of Section 409A of the Code.
(i) There is no contract, agreement, plan or arrangement to which Titanium or any of its Subsidiaries is a party which requires Titanium or any of its Subsidiaries to pay a Tax gross-up or reimbursement payment to any Person, including, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.
(j) Each Titanium Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of Titanium or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each, a “Foreign Plan”) is marked by an asterisk (*) on Section 3.10(a) of the Titanium Disclosure Letter. With respect to each Foreign Plan, such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Applicable Law and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.
Section 3.11 Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Titanium, threatened in writing or, to the Knowledge of Titanium, any pending investigations, against Titanium, any of its Subsidiaries, the Titanium Real Property or any present or former director or officer of Titanium or any of its Subsidiaries in such individual’s capacity as such, or any Orders to which Titanium, any of its Subsidiaries or the Titanium Real Property is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect.
Section 3.12 Compliance with Applicable Laws; Permits.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, Titanium, its Subsidiaries and the Titanium Real Property (a) are, and have been since January 1, 2018, in compliance with all Applicable Laws and Permits applicable to Titanium or its Subsidiaries and (b) to the Knowledge of Titanium, are not under investigation by any Governmental Entity with respect to, and have not been threatened in writing to be charged with or given notice by any Governmental Entity of, any violation or potential violation of any such Applicable Law. Titanium and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and ownership and operation of the Titanium Real Property, as presently conducted and used, and each of the Permits is in valid, subsisting and in full force and effect, except where the failure to hold or maintain a Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Titanium Material Adverse Effect. There are no Actions pending or, to the Knowledge of Titanium, threatened in writing, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Titanium Material Adverse Effect.
(b) Except as has not resulted in, and would not reasonably be expected to result in, material liability to Titanium and any of its Subsidiaries, taken as a whole, none of Titanium, its Subsidiaries or their respective Affiliates, nor, to the Knowledge of Titanium, has any of Titanium OP’s unconsolidated joint ventures and each of the officers and directors of the foregoing, have in the past five (5) years (i) violated any Anti-Corruption Laws; or (ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any unlawful and improper advantage.
(c) Except as has not resulted in, and would not reasonably be expected to result in, material liability to Titanium and any of its Subsidiaries, taken as a whole, at no time during the prior five (5) years has Titanium, its Subsidiaries or their respective Affiliates, nor, to the Knowledge of Titanium, has any of Titanium OP’s unconsolidated joint ventures and each of the officers and directors of the foregoing, (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law; or (ii) been the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of an Anti-Corruption Law or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law.
Section 3.13 Material Contracts.
(a) Section 3.13(a) of the Titanium Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which Titanium or any of its Subsidiaries is a party or by which Titanium or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement and other than Titanium Benefit Plans set forth on Section 3.10(a) of the Titanium Disclosure Letter) that:
(i) is or would be required to be filed by Titanium as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;
(ii) relates to the formation of any material partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;
(iii) contains any non-compete, exclusivity or radius provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Titanium or any of its Subsidiaries (or would so restrict or limit Surviving Titanium or any of its Subsidiaries or Affiliates following the Closing), or which restricts the conduct of any line of business that is material to Titanium and its Subsidiaries, taken as a whole, in each case other than any ground lease or any tenant lease entered into in the ordinary course of business;
(iv) involves any merger, consolidation or similar business combination transaction or involves any disposition or acquisition of assets or properties (A) with a fair market value or potential purchase or sale price in excess of $25 million or (B) pursuant to which Titanium or any of its Subsidiaries has continuing material obligations outstanding thereunder, other than an Acceptable Confidentiality Agreement;

(v) relates to development, construction, capital expenditures, the provision of services or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) and has continuing material obligations thereunder, in each case including requiring aggregate payments by Titanium or any of its Subsidiaries in excess of $50 million during their remaining term;
(vi) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $25 million, other than any Contract in respect of a ground lease or office leases or obligations thereunder;
(vii) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Titanium Real Property that, individually, is material to Titanium and its Subsidiaries, taken as a whole;
(viii) constitutes a loan to any Person (other than wholly owned Subsidiaries of Titanium) by Titanium or any of its Subsidiaries in an amount in excess of $10 million;
(ix) pursuant to which Titanium or any of its Subsidiaries grants or receives a license to any Intellectual Property that is material to its business as currently conducted, except shrink-wrap, click-through or off-the-shelf software licenses and any other licenses of software that are commercially available to the public generally;
(x) constitutes an organizational document of, or otherwise sets forth the operational terms of, a joint venture, partnership or similar arrangement with respect to any entity (other than a wholly owned Subsidiary of Titanium) in which Titanium owns an equity, partnership or voting interest;
(xi) settlement, conciliation or similar agreements (A) which would require Titanium or its Subsidiaries, taken as a whole, to pay consideration of more than $10 million after the date of this Agreement or (B) which subjects Titanium or any of its affiliates to any material ongoing obligations or restrictions;
(xii) is an agreement with, or Contract for the employment of, any employee of Titanium or any of its Subsidiaries that provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement (other than those set forth in Sections 2.02(e) or 2.05 hereof) in excess of $100,000;
(xiii) is a voting agreement or other agreement pursuant to which Titanium or Titanium OP agree to vote in any manner any voting interests in another Person;
(xiv) is a Titanium Tax Protection Agreement; or
(xv) prohibits the pledging of capital stock of Titanium or prohibits the issuance of guarantees by Titanium.
(b) All of the Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. To the Knowledge of Titanium, as of the date hereof, no Person is challenging the validity or enforceability of any Material Contract, except such challenges which would not reasonably be expected to have a Titanium Material Adverse Effect. As of the date hereof, neither Titanium nor any of its Subsidiaries, nor to the Knowledge of Titanium, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a breach or default under any provision of, and neither Titanium nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, any Material Contract, in each case except for those breaches, violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Titanium has made available to Silver true and complete copies of each Material Contract in existence as of the date hereof, other than those Material Contract filed as exhibits to Titanium SEC Documents filed with or furnished to the SEC by Titanium prior to January 1, 2019, true and complete copies of which are filed with the SEC.

Section 3.14 Real and Personal Properties.
(a) Section 3.14(a) of the Titanium Disclosure Letter sets forth a true, correct and complete list of each mall that is a material Titanium Real Property and all material agreements pursuant to which such relevant malls are ground leased by a Subsidiary of Titanium. Except as would not, individually or in the aggregate, reasonably be expected to be material to Titanium and its Subsidiaries, taken as a whole, Titanium or one of its Subsidiaries has good and valid fee simple title to the Titanium Owned Real Property and has a valid leasehold interest in each of the Titanium Leased Real Properties, free and clear of Liens, in each case, except for Permitted Liens. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect, neither Titanium nor any of its Subsidiaries has received written notice of any uncured violation of any Applicable Law (including zoning, building or similar laws) affecting any portion of any of the Titanium Real Properties issued by any Governmental Entity.
(b) Titanium or one of its Subsidiaries has good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect, neither Titanium’s nor its Subsidiaries’ ownership of any such material personal property is subject to any Liens, other than Permitted Liens.
(c) Except as would not reasonably be expected to be material to Titanium and its Subsidiaries, taken as a whole, as of the date hereof, Titanium or its Subsidiaries, as applicable, have performed all obligations required to be performed by them and are not in any default under or in breach of nor in receipt of any written notice of breach or termination under any ground lease set forth on Section 3.14(a) of the Titanium Disclosure Letter, and to the Knowledge of Titanium, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Titanium or its Subsidiaries under any such ground lease.
Section 3.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Titanium for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of Titanium, at the time of any amendment thereof or supplement thereto, at the time of the Titanium Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Titanium Parties make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Silver or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.
Section 3.16 Intellectual Property.
(a) Titanium has made available to Silver complete and correct lists of all material registered trademarks and copyrights, applications for trademark and copyright registrations, patents and patent applications owned by Titanium and its Subsidiaries. Each item of Intellectual Property described in the immediately preceding sentence is subsisting, has not been cancelled or abandoned, and is not subject to any Liens other than Permitted Liens, except as would not be material to Titanium and its Subsidiaries, taken as a whole. There is no Action pending, or, to the Knowledge of Titanium, threatened, challenging the validity, enforceability, ownership, registration, use or scope of any such Intellectual Property, except as would not be material to Titanium and its Subsidiaries, taken as a whole. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect: (i) Titanium or one of its Subsidiaries owns or has a valid license or other right to use all trademarks, service marks, trade names, copyrights and other Intellectual Property rights (including any registrations or applications for registration of any of the foregoing) necessary to carry on their business as currently conducted; (ii) neither Titanium nor any of its Subsidiaries has received any written notice of infringement, dilution, misappropriation or other violation of or conflict with the Intellectual Property of others by Titanium or any of its Subsidiaries, and to the Knowledge of Titanium, neither Titanium nor any of its Subsidiaries is infringing, misappropriating, diluting, otherwise violating, or in conflict with the Intellectual Property of any Person; and (iii) to the Knowledge of Titanium, as of the date hereof, no Person is infringing, diluting, misappropriating, otherwise violating, or in conflict with any Intellectual Property owned by Titanium or any of its Subsidiaries.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect: Titanium and each of its Subsidiaries have (i) complied with their published privacy policies, contractual obligations and all Applicable Laws concerning the privacy and/or security of personally identifiable information, and (ii) taken commercially reasonable measures to protect personally identifiable information in their possession against loss, damage, unauthorized access, or other misuse. To the Knowledge of Titanium and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, during the last three (3) years there has been no loss, unauthorized access, or other misuse of any personally identifiable information held by Titanium or any of its Subsidiaries in a manner that would trigger a notification or reporting requirement under any Applicable Laws concerning the privacy and/or security of personally identifiable information.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect: (i) the computers, software, hardware and all other information technology equipment owned, leased or licensed by Titanium and its Subsidiaries and used in their businesses (the “IT Assets”) are reasonably adequate and sufficient for the immediate and reasonably foreseeable needs of Titanium and its Subsidiaries, and have not suffered any material malfunction or disruption within the last three (3) years; (ii) Titanium and its Subsidiaries have implemented commercially reasonable data backup, data security and disaster recovery measures for the IT Assets and the data stored or contained therein; and (iii) to the Knowledge of Titanium, there has been no security breach or unauthorized access to the IT Assets that has resulted in the unauthorized access, use, disclosure, destruction, corruption, modification or encryption of any data or information stored or contained therein.
Section 3.17 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect:
(a) (i) Titanium, each of its Subsidiaries and each of the Titanium Real Properties are in compliance with all applicable Environmental Laws; (ii) as of the date hereof, to the Knowledge of Titanium, there is no litigation, investigation, request for information or other proceeding pending or threatened in writing against Titanium or any of its Subsidiaries under any applicable Environmental Laws; and (iii) Titanium has not received, in the past two (2) years, any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Titanium or any of its Subsidiaries which remains unresolved or outstanding.
(b) To the Knowledge of Titanium, in the past two (2) years, neither Titanium nor any of its Subsidiaries has used, generated, released, stored, treated or handled any Hazardous Materials, including on the Titanium Real Properties, and to the Knowledge of Titanium, there are currently no aboveground or underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Titanium Real Properties in violation of applicable Environmental Laws. To the Knowledge of Titanium, in the past two (2) years, neither Titanium nor any of its Subsidiaries has caused a release of Hazardous Materials in violation of applicable Environmental Laws, including on the Titanium Real Properties or any other real property, and, to the Knowledge of Titanium, no other Person has caused a release or threatened release of Hazardous Materials on the Titanium Real Properties in violation of applicable Environmental Laws (and no such Titanium Real Properties or any properties formerly or currently owned, leased or operated by Titanium or off-site properties used by Titanium in connection with waste disposal, are contaminated by any Hazardous Materials in violation of applicable Environmental Laws).
(c) To the Knowledge of Titanium, all Hazardous Material which has been removed from any Titanium Real Properties and any properties formerly owned, leased or operated by Titanium, or used by Titanium for the disposal of Hazardous Material, was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.
(d) To the Knowledge of Titanium, Titanium and each of its Subsidiaries have obtained and are in material compliance with all authorizations, licenses and permits required under Environmental Laws to operate at each owned or leased real property and to carry on their respective businesses.

Section 3.18 Brokers’ Fees and Expenses. Except for Lazard Frères & Co. and Goldman Sachs & Co., the fees and expenses of which will be paid by Titanium, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, based upon arrangements made by, on behalf or at the expense of Titanium or any of its Subsidiaries.
Section 3.19 Opinion of Financial Advisor. The Titanium Special Committee has received the opinion of Lazard Frères & Co., to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Titanium Common Stock Merger Consideration to be paid to the Titanium Shareholders (other than the Titanium Family and other than shares of Excluded Titanium Common Stock) pursuant to the Transactions is fair, from a financial point of view.
Section 3.20 Investment Company Act. Neither Titanium nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.
Section 3.21 Insurance. Titanium and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are commercially reasonable. Titanium and its Subsidiaries have paid, or have caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, all errors and omissions, property and casualty, general liability and business interruption insurance policies of Titanium and its Subsidiaries and all self-insurance programs and arrangements relating to the business, assets and operations of Titanium and its Subsidiaries are in full force and effect. Neither Titanium nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of Titanium or any of its Subsidiaries, other than as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect.
Section 3.22 Related Party Agreements. Except as set forth in the Titanium SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2018 through the date hereof, there are and have been no agreements, arrangements or understandings between Titanium or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any member of the Titanium Family or any of their respective Affiliates, on the other hand (a “Titanium Related Party Agreement”).
Section 3.23 Mortgages. As of the date hereof, except for mortgages on any Titanium Real Properties, neither Titanium nor any of its Subsidiaries is (a) the owner of or issuer of market mortgage backed securities or (b) the holder of any mortgage loans.
Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by a Silver Party to a Titanium Party in accordance with the terms hereof, each of the Titanium Parties acknowledge that none of the Silver Parties or any of their respective Subsidiaries or Affiliates or any other Person on behalf of any of the Silver Parties has made or makes any other express or implied representation or warranty in connection with the Transactions, and no Titanium Party has relied on any such representation or warranty from any Silver Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Silver Parties in determining to enter into this Agreement. Without limiting the foregoing, each of the Titanium Parties acknowledges that (a) none of the Silver Parties or any of their respective Affiliates or Subsidiaries or any other Person on behalf of the Silver Parties has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and no Titanium Party has relied on any such representation or warranty from any Silver Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Silver Parties in determining to enter into this Agreement and (b) none of the Titanium Parties shall have any claim against any Silver Party resulting from any such information provided or made available to any Titanium Party or any of its Representatives, and any such claim is hereby expressly waived.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SILVER PARTIES
The Silver Parties jointly and severally represent and warrant to the Titanium Parties that, except as disclosed in the reports, schedules, forms, statements, prospectuses and other documents filed with or furnished to the SEC by Silver since January 1, 2018 and publicly available at least two (2) Business Days prior to the date of this Agreement

(other than (i) with respect to any such documents filed with or furnished to the SEC by Silver prior to January 1, 2019, any exhibits or schedules thereto, or any documents incorporated by reference therein, and (ii) any risk factor disclosures contained in the “Risk Factors” or “Forward Looking Statements” sections thereof or other similarly cautionary or predictive statements therein; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded):
Section 4.01 Qualification, Organization, Subsidiaries, etc. Silver is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Silver Material Adverse Effect. Silver OP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Silver Material Adverse Effect. Each of Silver Merger Sub 1 and Silver Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company organizational powers required to carry on its business as now conducted. Each of the Silver Parties and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Silver Material Adverse Effect.
Section 4.02 Authority; Execution and Delivery; Enforceability; Ownership Restrictions.
(a) Each of the Silver Parties has all requisite corporate or other organizational power and authority to execute and deliver this Agreement, to perform and comply with its covenants and obligations hereunder and to consummate the Transactions. The Silver Board and the sole member of each of Silver Merger Sub 1 and Merger Sub 2 have (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of, Silver; and (ii) approved and adopted this Agreement and the Transactions. Silver, in its capacity as the general partner of Silver OP, has taken all actions required for the execution of this Agreement by Silver OP and to approve the consummation by Silver OP of the Transactions, and Silver OP, in its capacity as the sole member of each of Silver Merger Sub 1 and Silver Merger Sub 2, has taken all actions required for the execution of this Agreement by Silver Merger Sub 1 and Silver Merger Sub 2 and to approve the consummation by Silver Merger Sub 1 and Silver Merger Sub 2 of the Transactions. No other corporate or other organizational proceedings on the part of any Silver Party are necessary to authorize or adopt or approve this Agreement or to consummate the Transactions, except for the filing of (A) the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the Partnership Certificate of Merger with the Delaware Secretary of State, and (C) the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State. Each of the Silver Parties has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Titanium Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.
(b) Assuming the representation and warranty set forth in Section 3.02(c) is true and correct in all respects, no Takeover Laws applies with respect to this Agreement and the Transactions. There is no shareholder rights plan, “poison pill”, antitakeover plan or other similar agreement or plan in effect to which Silver is a party or is otherwise bound.
Section 4.03 Silver OP Units.
(a) The New Silver OP Units to be issued as OP Unit Partnership Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRULPA, the Silver OP Agreement or any Contract to which Silver is a party or otherwise bound.
(b) At the close of business on December 31, 2019, (i) 353,609,077 common units of partnership interest in Silver OP (“Silver OP Units”) were issued and outstanding, of which 306,868,960 Silver OP Units were owned by Silver and 46,740,117 Silver OP Units were owned by Persons other than Silver and (ii) 1,052,321 preferred units of partnership interest in Silver OP (“Silver OP Preferred Units”) were issued and outstanding, of which 796,948 Silver OP Preferred Units were owned by Silver and 255,373 Silver OP Preferred Units were owned by Persons other than Silver. All outstanding Silver OP Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date until the date hereof, neither Silver nor any of its Subsidiaries has issued any Silver OP Units or Silver OP Preferred Units or incurred any obligation to make any payments based on the price or value of any securities of Silver or Silver OP, other than pursuant to equity awards that were outstanding as of the Capitalization Date.
Section 4.04 Governmental Authorization; Non-Contravention.
(a) The execution, delivery and performance by the Silver Parties of this Agreement and the consummation by the Silver Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Entity other than (i) (A) the filing of the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the filing of a Partnership Certificate of Merger with the Delaware Secretary of State, (C) the filing of a Certificate of Conversion and a Certificate of Formation with the Delaware Secretary of State, and (D) filings with or notices to, in each case with respect to qualifications to do business, the relevant authorities of other states in which any Silver Party is qualified to do business, (ii) compliance with any applicable requirements of any applicable Regulatory Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws (including the filing with the SEC of the Proxy Statement and any Other Filings), and (iv) consents, approvals, Orders, authorizations, registrations, declarations, and filings the failure of which to be obtained, made or given would not, individually or in the aggregate, reasonably be expected to have a Silver Material Adverse Effect.
(b) The execution, delivery and performance by the Silver Parties of this Agreement and the consummation of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Silver Charter or Silver By-laws, the limited partnership agreement of Silver OP, or the applicable Organizational Documents of Silver Merger Sub 1 or Silver Merger Sub 2, (ii) assuming compliance with the matters referred to in Section 4.04(a) and the receipt of Titanium Shareholder Approval and Titanium OP Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.04(a), require any consent or other action by any Silver Party under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Silver or any of its Subsidiaries is entitled under any provision of any Contract binding upon Silver or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents, approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of Silver and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Silver or any of its Subsidiaries, with such exceptions, in the case of each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Silver Material Adverse Effect.
Section 4.05 Ownership of Silver Merger Sub 1 and Silver Merger Sub 2.
(a) Silver Merger Sub 1 was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
(b) Silver Merger Sub 2 was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, prior to the Partnership Merger Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
Section 4.06 Information Supplied. None of the information supplied or to be supplied by or on behalf of Silver for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of Titanium, at the time of any amendment thereof or supplement thereto and at the time of the Titanium Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Titanium Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Silver Parties make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Titanium or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.
Section 4.07 Financing. Assuming the accuracy of the representations and warranties in Article III, Silver has, or will have prior to the Closing, sufficient cash to enable the Silver Parties and Surviving Titanium to pay the aggregate amounts payable hereunder, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Transactions (including, for the avoidance of doubt, any offers to repurchase outstanding debt upon a change of control or fundamental change), and any other amounts required to be paid in connection with the consummation of the Transactions, and to pay all related fees and expenses of the Silver Parties, and there is no restriction on the use of such cash for such purposes. Silver has the financial resources and capabilities for it and the other Silver Parties to fully perform all of its and their obligations under this Agreement.
Section 4.08 Taxes. Silver (A) for all taxable years commencing with its taxable year ended December 31, 1993 through and including its taxable year ended December 31, 2019, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for U.S. federal income tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal income tax purposes and will continue to operate in such a manner so as to so qualify for the taxable year ending December 31, 2020 and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Silver, threatened.
Section 4.09 No Ownership of Titanium Stock. None of the Silver Parties nor any of their Affiliates has been during the two years prior to the adoption of the Section 782 Exemption Resolution an “interested shareholder” of Titanium as defined in Section 778 of the MBCA. Prior to the adoption of Section 782 Exemption Resolution, none of the Silver Parties nor any of their Affiliates beneficially owned, directly or indirectly, or was the record holder of (or during the two years prior to the adoption of the Section 782 Exemption Resolution had beneficially owned, directly or indirectly, or been the record holder of), or was during the two years prior to the adoption of the Section 782 Exemption Resolution a party to any Contract (other than this Agreement, the Voting Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock or Titanium Series K Preferred Stock, any Titanium OP Units, or any option, warrant or other right to acquire any shares of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock or Titanium Series K Preferred Stock or any Titanium OP Units.
Section 4.10 Brokers’ Fees and Expenses. Except for BofA Securities, Inc., the fees and expenses of which will be paid by Silver, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Silver Parties or any of their respective Affiliates.
Section 4.11 No Shareholder or Management Arrangements. Other than this Agreement (including for the avoidance of doubt the schedules and exhibits hereto and the other agreements and transactions contemplated hereby) or the Voting Agreement, none of the Silver Parties or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of Titanium or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; (ii) Titanium or Titanium OP; or (iii) Surviving Titanium, the Reorganized Titanium Operating Company or any of their respective Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which (i) any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium OP Units, or any other securities of Titanium or Titanium OP would be entitled to receive consideration of a different amount or nature than as described in this Agreement; (ii) any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium OP Units, or any other securities of Titanium or Titanium OP has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person (other than the Silver Parties) has agreed to provide, directly or indirectly, equity investment to any of the Silver Parties to finance any portion of the Transactions.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by a Titanium Party to a Silver Party in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Silver or its Representatives of any documentation, projections, estimates, budgets or other information), each of the Silver Parties acknowledges that none of the Titanium Parties or any of their respective Subsidiaries or any other Person on behalf of the Titanium Parties has made or makes any other express or implied representation or warranty in connection with the Transactions, and no Silver Party has relied on any such representation or warranty from any Titanium Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Titanium Parties in determining to enter into this Agreement. Without limiting the foregoing, each of the Silver Parties acknowledges that (a) none of the Titanium Parties or any of their respective Affiliates or Subsidiaries or any other Person on behalf of the Titanium Parties has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and no Silver Party has relied on any such representation or warranty from any Titanium Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Titanium Parties in determining to enter into this Agreement and (b) none of the Silver Parties shall have any claim against any Titanium Party resulting from any such information provided or made available to any Silver Party or any of its Representatives, and any such claim is hereby expressly waived.
ARTICLE V.

COVENANTS
Section 5.01 Conduct of Business.
(a) Conduct of Business of Titanium. From the date of this Agreement until the earlier of the valid termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in the Titanium Disclosure Letter or (z) as otherwise expressly required or contemplated by this Agreement, unless Silver shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Titanium shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget delivered by Titanium to Silver prior to the execution of this Agreement (other than immaterial deviations therefrom) and (B) preserve intact its goodwill, its business organization and material business relationships and keep available the services of its current officers and key employees; provided, however, that no action or failure to take action by Titanium or its Subsidiaries of the type specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action would constitute a breach of such other provision. From the date of this Agreement until the earlier of valid termination of this Agreement and the Effective Time, except (A) as prohibited or required by Applicable Law, (B) as set forth in the Titanium Disclosure Letter or (C) as otherwise expressly required or contemplated by this Agreement, unless Silver shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Titanium shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i) amend the Titanium Charter or the Titanium By-laws or amend in any material respect or in any manner adverse to Silver or Silver OP the Titanium OP Agreement or the comparable Organizational Documents of any Subsidiary of Titanium;
(ii) (A) issue, sell, dispose of, transfer, encumber or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale, disposition, transfer or grant (1) solely between or among Titanium and its wholly owned Subsidiaries, (2) required pursuant to the exercise or settlement of Titanium Series B Preferred Stock, Titanium RSU Awards, Titanium PSU Awards, Titanium DSUs, Titanium OP Units or other equity or equity-based awards or obligations under the Titanium Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Titanium Stock Plan in effect on the date hereof or granted after the date hereof not in violation of this Agreement or (3) required by the terms of the Continuing Offer, the Cash Tender Agreement, the Titanium Charter, the Titanium By-laws or the Titanium OP Agreement, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to written commitments previously disclosed to Silver and in effect as of the date hereof with directors or employees in connection with the termination of their services to Titanium or any of its Subsidiaries, (y) in connection with the satisfaction of Tax withholding obligations with respect to Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards or other equity or equity-based awards, acquisitions by Titanium in connection with the forfeiture of such equity awards or (z) required by the terms of the Continuing Offer, the Cash Tender Agreement, the Titanium Charter, the Titanium By-laws or the Titanium OP Agreement;
(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Titanium or any of its Subsidiaries or other equity securities or ownership interests in any of its Subsidiaries, except for (A) the declaration and payment by Titanium of quarterly dividends, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.675 per share of Titanium Common Stock (as well as any prorated dividends for the portion of any quarter in which the Closing occurs, which may be declared prior to the Closing and have a record and/or payment date immediately prior to Closing), (B) the declaration and payment by Titanium of dividends pursuant to the terms of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock, (C) the declaration and payment by Titanium OP of monthly distributions pursuant to the terms of the Titanium OP Agreement, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a monthly rate of $0.225 per common unit of Titanium OP (as well as any prorated distributions for the portion of any month in which the Closing occurs, which may be paid immediately prior to Closing); and (D) the declaration and payment of dividends or other distributions to Titanium or the Titanium OP by any direct or indirect Subsidiary of Titanium; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 5.01(a)(iii), Titanium and any of its Subsidiaries shall be permitted to declare, set aside or pay or make dividends or distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Titanium to maintain its qualification as a REIT under the Code or applicable state law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state law;
(iv) (A) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell or otherwise incur, or amend in any material respect the terms of, any Indebtedness, except for (1) Indebtedness solely between or among Titanium OP and any of its wholly owned Subsidiaries, (2) letters of credit issued to Titanium OP or its Subsidiaries in the ordinary course of business, (3) Indebtedness incurred under (x) revolving credit facilities (including in respect of letters of credit) in effect as of the date hereof or (y) bank lines of credit in effect as of the date hereof used to fund short term working capital requirements of Subsidiaries of Titanium organized outside of the United States in the ordinary course of business so long as the aggregate principal amount outstanding under the foregoing clauses (x) and (y) (including in respect of letters of credit) does not exceed the amounts budgeted in Titanium’s current business plan, which amounts are set forth in Section 5.01(a) of the Titanium Disclosure Letter, by more than 5%, (4) trade credit or trade payables in the ordinary course of business consistent with past practice, (5) repayments of Indebtedness in the ordinary course of business and (6) mandatory payments under the terms of any Indebtedness in accordance with its terms, or (B) make any loans to, material capital contributions to, material investments in or advances to any person, except (x) to non-affiliates in the ordinary course of business consistent with past practice, (y) to Titanium or any Subsidiary of Titanium, or (z) as required by any joint venture agreement or as contemplated by Section 5.01(a) of the Titanium Disclosure Letter;
(v) sell, pledge, lease (as lessor), license, mortgage, guarantee, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of, any Titanium Real Properties or any interests therein, or any other material properties or material assets or any material interests therein, other than (A) in the ordinary course of business consistent with past practice for fair market value in an amount (excluding such leasing and licensing) not to exceed $25 million in the aggregate, or (B) pursuant to Contracts in existence on the date of this Agreement and previously disclosed to Silver;

(vi) make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceed the amounts budgeted in Titanium’s current capital expenditures plan, which amounts are set forth in Section 5.01(a)(vi) of the Titanium Disclosure Letter, by more than 5%, other than any capital expenditures made with respect to any Non-Controllable Items (as defined in the Reorganized Titanium Operating Company Operating Agreement);
(vii) make any material change in financial accounting methods, principles or practices, except as required by GAAP or Applicable Law;
(viii) assign, transfer, lease, cancel, fail to renew, fail to maintain or fail to extend any material Permit if such action or inaction would be material and adverse to Titanium and its Subsidiaries, taken as a whole;
(ix) settle or compromise, or agree or propose to settle or compromise, any claim or Action involving or against Titanium or any of its Subsidiaries, other than settlements or compromises involving monetary payment by or to Titanium or any of its Subsidiaries in an amount not to exceed $10 million individually or in the aggregate, in any case without the imposition of equitable relief (other than equitable relief that is incidental to payment of monetary damages) on, or the admission of wrongdoing by, Titanium or any of its Subsidiaries, and which do not impose any material restrictions on the operations or business of Titanium or its Subsidiaries, taken as a whole;
(x) abandon, encumber, convey title (in whole or in part), sell, transfer, assign, dedicate to the public, permit to lapse, license to or otherwise dispose of any material Intellectual Property owned by or exclusively licensed to Titanium or any of its Subsidiaries, or enter into licenses or agreements that impose restrictions or obligations upon Titanium or any of its Affiliates with respect to material Intellectual Property owned by any third party that would impair the operation of the business of Titanium or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;
(xi) (A) except for (x) renewals in the ordinary course of business consistent with past practice or (y) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Titanium or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions (provided that any such modification, amendment, waiver or consent is in accordance with Section 6.13, does not increase the principal amount thereunder or otherwise adversely affect in any material respect Titanium or any of its Subsidiaries or Silver or any of its Subsidiaries), amend in any material respect, waive any material provision under or terminate (other than for cause or expiration thereof in accordance with the terms thereof) or cancel any Material Contract, or (B) except with respect to renewals of any Material Contract in the ordinary course of business consistent with past practice, enter into a Contract that would be a Material Contract if entered into prior to the date hereof;
(xii) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Titanium or Titanium OP or any of their Subsidiaries (other than wholly-owned Subsidiaries) or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Merger, the Partnership Merger and the LLC Conversion);
(xiii) cease to maintain its qualification as a REIT or take any action that would, or fail to take any action the failure of which would, reasonably be expected to (A) cause Titanium to fail to qualify for taxation as a REIT, or (B) cause any Subsidiary of Titanium to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a REIT, a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;
(xiv) enter into any Titanium Tax Protection Agreement (excluding an Amended Tax Protection Agreement); make, change, rescind or revoke any material Tax election; change a material method of Tax accounting; amend any material Tax Return; settle or compromise any material Tax liability, audit, claim or assessment; or enter into any closing agreement related to Taxes, except in each case to the extent such action is required by Applicable Law or necessary (A) to preserve the status of Titanium as a REIT under the Code or (B) to qualify or preserve the status of any Subsidiary of Titanium as a partnership for U.S. federal income tax purposes or disregarded entity for federal income tax purposes or as a REIT, a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

(xv) (A) increase the amount, rate or terms of compensation of any member of Titanium’s operating committee or any executive officer, (B) grant any new Titanium Equity Award, (C) terminate, promote or hire any member of Titanium’s operating committee (other than a termination due to the individual’s death or disability), (D) take any action to accelerate the vesting or time of payment of any compensation or benefit under any agreement or Titanium Benefit Plan, (E) terminate or materially amend any Titanium Benefit Plan or enter into or adopt any Titanium Benefit Plan or (F) materially increase the benefits provided under any Titanium Benefit Plan, except, in each case, as required by Applicable Law (including to avoid the imposition of any penalty taxes under Section 409A of the Code) or, in the case of (D) above, as required by any Titanium Benefit Plan as in effect on the date hereof (or as modified after the date hereof in a manner permitted by this Agreement);
(xvi) enter into a Collective Bargaining Agreement;
(xvii) adopt or implement any stockholder rights plan or similar arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the Partnership Merger or the other transactions contemplated hereby;
(xviii) (A) enter into any Contract that, if in effect on the date hereof, would be deemed to be a Titanium Related Party Agreement, or (B) amend, modify or terminate, or grant any waiver under, any Titanium Related Party Agreement;
(xix) take any action under the Titanium or Titanium OP Organizational Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Titanium Securities with respect to the Transactions;
(xx) acquire (including by merger, consolidation, or acquisition of stock or assets or other similar transaction) any Person, division, real property, personal property or material assets, other than (A) acquisitions of personal property in the ordinary course of business consistent with past practice or (B) other acquisitions with a purchase price of less than $25 million in the aggregate; or
(xxi) authorize, or enter into any contract, agreement, commitment or arrangement to take, any of the foregoing actions.
(b) Conduct of Business of Silver. From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law, or (ii) as otherwise expressly required or contemplated by this Agreement, unless Titanium shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Silver shall not, and shall not permit Silver OP to, (A) amend the Silver OP Agreement solely to the extent such amendment would disproportionately and materially adversely impact the Titanium OP Minority Partners who elect to receive New Silver OP Units in the Partnership Merger as compared to the other limited partners of Silver OP or (B) cease to maintain its qualification as a REIT or take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause it to fail to qualify for taxation as a REIT.
(c) No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Silver Parties, on the one hand, or the Titanium Parties, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Silver Parties, on the one hand, and the Titanium Parties, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
Section 5.02 Treatment of Acquisition Proposals.
(a) Go-Shop. Notwithstanding anything to the contrary in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on the 45th day after the date of this Agreement (the “No-Shop Period Start Date”), the Titanium Parties and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) shall have the right to (i) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal, including by providing information (including non-public information) relating to Titanium or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Titanium or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources of such Person) pursuant to an Acceptable Confidentiality Agreement; provided, however, that any material information concerning Titanium or its Subsidiaries to be provided or made available to any third party shall, to the extent not previously provided or made available to Silver, be provided or made available to Silver promptly (and, in any event, within 12 hours) following such time as it is provided or made available to such third party; and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could lead to any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to Titanium or the Titanium Board (or the Titanium Special Committee). Notwithstanding anything herein to the contrary, the Silver Parties and their Affiliates shall not enter into exclusive arrangements with potential financing sources that would by their terms or otherwise materially impair, delay or prevent any Person from financing any Acquisition Proposal contemplated by this Section 5.02(a).
(b) No Solicitation. Except as it may relate to any Excluded Party or Silver Party and subject to the terms of Section 5.02(c), from the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium shall cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.02(b). Except as it may relate to any Excluded Party and subject to the terms of Section 5.02(c), from the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Titanium Parties will not, and will instruct each of their respective Representatives not to, directly or indirectly, (i) solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any Person (other than the Silver Parties or any designees of the Silver Parties) any non-public information relating to Titanium or any of its Subsidiaries or afford to any Person (other than the Silver Parties or any designees of the Silver Parties) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Titanium or any of its Subsidiaries, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate in, knowingly facilitate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than informing such Persons of the existence of the provisions contained in this Section 5.02(b) or contacting such Person or its Representatives solely to clarify the terms and conditions of any Acquisition Proposal); (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal; other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract providing for an Acquisition Transaction an “Alternative Acquisition Agreement”) or (v) reimburse or agree to reimburse the expenses of any other Person (other than the Titanium Parties’ Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal. From the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium will be required to enforce, and will not be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to Titanium or the Titanium Board (or the Titanium Special Committee), unless the Titanium Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Titanium Board or Titanium Special Committee in compliance with this Section 5.02 and (II) would be inconsistent with its fiduciary duties pursuant to Applicable Law. Notwithstanding anything herein to the contrary, including the occurrence of the No-Shop Period Start Date, from and after the No-Shop Period Start Date, the Titanium Parties and their respective Representatives may continue to engage in the activities described in Section 5.02(a) with respect to any Excluded Party (and its Representatives), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 5.02(b) shall not apply with respect thereto.
(c) Superior Proposals and Other Exceptions. Notwithstanding anything to the contrary in this Agreement, from the No-Shop Period Start Date and continuing until Titanium’s receipt of the Titanium Shareholder Approval, the Titanium Parties may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to Titanium or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Titanium or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any Person that has made, renewed or delivered to Titanium an Acquisition Proposal after the date of this Agreement or to such Person’s Representatives (including potential financing sources of such Person), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not the result of a material breach of Section 5.02(a) or Section 5.02(b); provided, however, that the Titanium Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that failure to take such actions would be inconsistent with the Titanium Special Committee’s fiduciary duties pursuant to Applicable Law; provided, further, that, subject to Applicable Law, any non-public information concerning the Titanium Parties that is provided to any such Person or its Representatives pursuant to this Section 5.02(c) that was not previously made available to Silver shall be provided or made available to Silver promptly (and, in any event, within 12 hours) following such time as it is provided or made available to such third party.
(d) No Change in Titanium Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.02(e), at no time after the date of this Agreement may the Titanium Board (or the Titanium Special Committee):
(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Titanium Board Recommendation (in the case of amendments or modifications, in any manner adverse to Silver); (B) adopt, approve or recommend to the Titanium Shareholders, or publicly propose to adopt, approve or recommend to the Titanium Shareholders, an Acquisition Proposal; (C) fail to include the Titanium Board Recommendation in the Proxy Statement or (D) make any recommendation in connection with a tender offer or exchange offer for the equity securities of Titanium other than a recommendation against such offer, or make any other public statement in connection with such offer that does not expressly reaffirm the Titanium Board Recommendation (any action described in clauses (A), (B), (C) and (D), a “Titanium Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Titanium Board (or the Titanium Special Committee) that an Acquisition Proposal constitutes a Superior Proposal; (2) the taking of any action contemplated by Section 5.02(c) as and to the extent permitted by Section 5.02(e)(i); or (3) the delivery by Titanium of any notice contemplated by Section 5.02(e); or (4) any “stop, look and listen” communication by Titanium, the Titanium Board or the Titanium Special Committee pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication) will constitute a Titanium Board Recommendation Change; or
(ii) cause or permit Titanium or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(e) Titanium Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Titanium Shareholder Approval:
(i) if Titanium has received a written Acquisition Proposal that the Titanium Board (acting upon the recommendation of the Titanium Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Titanium Board (acting on the recommendation of the Titanium Special Committee) may (x) effect a Titanium Board Recommendation Change with respect to such Acquisition Proposal or (y) authorize Titanium to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that the Titanium Board (or the Titanium Special Committee) shall not take any action described in the foregoing clauses (x) and (y) unless:
(A) the Titanium Board (acting upon the recommendation of the Titanium Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law;
(B) (i) Titanium has provided prior written notice to Silver at least four Business Days in advance (the “Notice Period”) to the effect that the Titanium Board (or the Titanium Special Committee) has (A) received a Superior Proposal and (B) intends to take the actions described in clauses (A) or (B) of this Section 5.02(e)(i) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including a summary of the material terms and conditions of such Acquisition Proposal and a copy of the definitive proposed transaction agreement and all ancillary agreements and, to the extent containing terms material to such Acquisition Proposal, related schedules (other than any confidential disclosure schedules solely of the Person or Persons making such Acquisition Proposal), in each case to be entered into in respect of such Acquisition Proposal; and (ii) prior to taking such actions described in clauses (A) or (B) of this Section 5.02(e)(i), Titanium and its Representatives, during the Notice Period, must have negotiated with Silver and its Representatives in good faith (to the extent that Silver desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Titanium Board (or the Titanium Special Committee) would no longer determine that the failure to make a Titanium Board Recommendation Change in response to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that in the event of any material revisions to such Acquisition Proposal (including any change in price), Titanium shall be required to deliver a new written notice to Silver and to comply with the requirements of this Section 5.02(e)(i)(B) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and
(C) in the event of any termination of this Agreement in order to cause or permit Titanium or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, Titanium shall have validly terminated this Agreement in accordance with Section 8.01(d), including paying (or causing to be paid) the Termination Fee in accordance with Section 8.03(b);
(ii) other than in connection with an Acquisition Proposal, the Titanium Board (acting on the recommendation of the Titanium Special Committee) may effect a Titanium Board Recommendation Change in response to an Intervening Event if the Titanium Board (acting on the recommendation of the Titanium Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that the Titanium Board (or the Titanium Special Committee) shall not effect such a Titanium Board Recommendation Change unless:
(A) Titanium has provided prior written notice to Silver at least four Business Days in advance to the effect that the Titanium Board (acting on the recommendation of the Titanium Special Committee) has (A) so determined and (B) resolved to effect a Titanium Board Recommendation Change pursuant to this Section 5.02(e)(ii), which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Titanium Board’s determination that such events or circumstances constitute an Intervening Event; and
(B) prior to effecting such Titanium Board Recommendation Change, Titanium and its Representatives, during such four Business Day period, must have negotiated with Silver and its Representatives in good faith (to the extent that Silver desires to so negotiate) to allow Silver to make such adjustments to the terms and conditions of this Agreement to obviate the need to effect a Titanium Board Recommendation Change in response to such Intervening Event, and following such four Business Day period, the Titanium Board (or the Titanium Special Committee) shall have determined (after consultation with its financial advisor and outside legal counsel and taking into account Silver’s proposed revisions to the terms and conditions of this Agreement) in good faith that the failure to make a Titanium Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that each time material modifications to the Intervening Event occur, Titanium shall notify Silver of such modifications and the four Business Day period set forth above shall recommence provided that such time period shall instead be three Business Days from the day of such notification.
(f) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium shall promptly (and, in any event, within 24 hours) notify Silver if any Acquisition Proposal is received by the Titanium Board of Directors or the Titanium Special Committee. Such notice must include a summary of the material terms and conditions of such Acquisition Proposal (but, prior to the No-Shop Period Start Date, need not include the name of the Person or Persons making such Acquisition Proposal). After the No-Shop Period Start Date, such notice shall include an unredacted copy of any written Acquisition Proposal received and any other written terms or proposal provided (including financing commitments) and any material modifications thereto. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium must keep Silver reasonably informed, on a prompt basis, of the status and material terms and conditions of any such Acquisition Proposal (including any material amendments thereto and any additional written materials (including financing commitments)) (but, prior to the No-Shop Period Start Date, need not include the name of the Person or Persons making such Acquisition Proposal). No later than twenty-four hours following the No-Shop Period Start Date, Titanium shall notify Silver in writing of the identity of each Person from whom Silver received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, and deliver (i) an unredacted copy of the most recent Acquisition Proposal made in writing and any material modifications thereto and any other written terms or proposal provided (including financing commitments) and any material modifications thereto and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing and any material modifications thereto.
(g) Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit Titanium or the Titanium Board (or the Titanium Special Committee) from (i) taking and disclosing to Titanium Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication to Titanium Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.02; (iv) including a factually accurate description with regard to an Acquisition Proposal in the “Background of the Merger” section of the Proxy Statement or in any other documents required to be filed or furnished to the SEC by Titanium in which such description of an Acquisition Proposal is required, in each case, solely in the event that such Proxy Statement or such other document also includes the Titanium Board Recommendation; or (v) making any disclosure to the Titanium Shareholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of Titanium and its Subsidiaries) that the Titanium Board (or the Titanium Special Committee) has determined to make in good faith, it being understood that any such statement or disclosure made by the Titanium Board (or the Titanium Special Committee) must be subject to the terms and conditions of this Agreement; provided, that any such disclosure or communication that constitutes a Titanium Board Recommendation Change shall only be made in accordance with Section 5.02(e). In addition, notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, for purposes of this Agreement, the making of a “stop, look and listen” communication to Titanium Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not be deemed to be a Titanium Board Recommendation Change or otherwise a violation of this Section 5.02.
Section 5.03 Efforts.
(a) Subject to Section 5.03(b), each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by Applicable Law, to cause the conditions in Article VII to be satisfied and to consummate the Transactions prior to the End Date, including making, as soon as reasonably practicable after the date hereof, all registrations, declarations, notices, reports, submissions, applications or other filings (collectively, “Filings”) to or with, and using reasonable best efforts to obtain all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders (collectively, “Consents”) of, Governmental Entities that are necessary, proper or advisable to consummate the Transactions. In addition, each of Titanium and Silver shall use reasonable best efforts to obtain all Consents of Persons other than Governmental Entities that are necessary, proper or advisable to consummate the Transactions; provided, however, that none of Titanium, Silver nor any of their respective Subsidiaries shall be required to make, or commit or agree to make, any concession or payment to, or incur any liability to, any such non-Governmental Entity to obtain any such Consent. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by any Governmental Entities, including in connection with any of the foregoing Filings or to determine whether any such Filings are necessary, proper or advisable to consummate the Transactions.
(b) In furtherance of Section 5.03(a), (i) each of Silver and Titanium shall defend any Action commenced by any Governmental Entity in connection with the Transactions and (ii) Silver shall take or cause to be taken, do or cause to be done, propose, negotiate, commit to, agree to and effect (A) the sale, divestiture, lease or other disposition of any assets, businesses or properties of Silver or Titanium or any of their respective Subsidiaries, (B) any other action, commitment, condition, contingency, contribution, obligation, restriction, requirement or term that after the Closing would limit either of Silver’s or Titanium’s freedom of action with respect to, or its ability to retain, any of Silver’s or Titanium’s or their respective Subsidiaries’ assets, businesses or properties or their interests therein, in each case to the extent necessary to resolve objections, if any, that a Governmental Entity asserts (or threatens to assert) under any Applicable Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Applicable Law asserted by any such Governmental Entity with respect to the Transactions, in each case so as to enable the Closing to occur prior to the End Date and (C) any hold separate orders as are necessary in order to avoid, or effect the dissolution of, any temporary restraining order or preliminary injunction preventing the closing of the Transactions (such actions described in this clause (ii), collectively, “Regulatory Concessions”); provided, however, that notwithstanding anything in this Agreement to the contrary, no Silver Party shall be permitted to, and no Titanium Party shall be required to (and no Titanium Party shall), in each case without the prior written consent of the Titanium Family Representative, commit to, agree to or make any Regulatory Concessions that would result in a Titanium Burdensome Condition; and provided, further, that, notwithstanding anything in this Agreement to the contrary, (x) Silver and its Subsidiaries shall not be required to commit to or make any Regulatory Concessions that would result in a Silver Burdensome Condition or that is not conditioned on the consummation of the Transactions, (y) no Titanium Party shall be permitted to (and no Titanium Party shall) offer to a Governmental Entity any Regulatory Concession without the prior written consent of Silver and (z) in connection with any Regulatory Concession, Silver shall act in good faith and take into account the best interests of Titanium and its Subsidiaries and of Silver and its Subsidiaries. As used herein, (1) “Titanium Burdensome Condition” means any sale, divestiture, lease or other disposition of, or hold separate order with respect to, the properties (or interests therein) of Titanium or any of its Subsidiaries set forth on Schedule 5.03(b)(i); and (2) “Silver Burdensome Condition” means any sale, divestiture, lease or other disposition of, or hold separate order with respect to, the properties (or interests therein) of Silver or any of its Subsidiaries set forth on Schedule 5.03(b)(ii) or the properties (or interests therein) of Titanium or any of its Subsidiaries set forth on Schedule 5.03(b)(iii).
(c) Each Party shall (i) consult and cooperate with the other Parties in connection with (1) any Filing contemplated by this Section 5.03 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions or information or document requests from any Governmental Entity, opinion or proposal made or submitted in connection with any such Filing and (2) any Action relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Entity in connection with the Transactions or if such Party acquires knowledge, or otherwise becomes aware of any Governmental Entity’s inquiry, investigation or Action related to the Transactions. Except as may be prohibited by any Governmental Entity or by Applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each meeting, conference or telephone call with a representative of a Governmental Entity relating to any such Filing or Action, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Filing or Action and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Entity submitted as required by this Section 5.03. Notwithstanding anything to the contrary herein (but subject to Section 5.03(b)), Silver shall, following consultation with Titanium and the Titanium Family Representative and acting in good faith (and taking into account the best interests of Titanium and its Subsidiaries and of Silver and its Subsidiaries), (x) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), (y) have the right to lead all meetings and communications (including any negotiations) with, any Governmental Entity that has authority to enforce any Regulatory Law and (z) control the defense and settlement of any inquiry, investigation or Action brought by or before any Governmental Entity that has authority to enforce any Regulatory Law.
ARTICLE VI.

ADDITIONAL AGREEMENTS
Section 6.01 Preparation and Mailing of the Proxy Statement.
(a) As promptly as reasonably practicable after the execution of this Agreement, Titanium shall prepare and cause to be filed with the SEC a proxy statement relating to the matters to be submitted to the shareholders of Titanium at the Titanium Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Subject to Section 5.02, the Titanium Board shall make the Titanium Board Recommendation to Titanium’s shareholders and shall include such recommendation in the Proxy Statement. Each of Titanium and Silver shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise assist and cooperate with the other in the preparation of the Proxy Statement and the resolution of any comments to the Proxy Statement received from the SEC. Titanium and Silver shall promptly notify the other Parties and correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect, whether by misstatement or omission. Titanium and Silver shall notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Titanium and Silver shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and Titanium shall cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments; provided, that Titanium shall not be obligated to publicly file a definitive version of, disseminate, or cause the dissemination of, the Proxy Statement to its shareholders prior to the No-Shop Period Start Date. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination of the Proxy Statement to the shareholders of Titanium, or responding to any comments from the SEC with respect thereto, each of Titanium and Silver shall provide the other with a reasonable opportunity to review and to propose comments on such document or response, which the party receiving such comments shall consider in good faith.
(b) Subject to Section 6.01(a), and notwithstanding any Titanium Board Recommendation Change, Titanium shall take all necessary actions in accordance with Applicable Law, the Titanium Charter, the Titanium By-laws and the rules of NYSE to duly call, give notice of, convene and hold the Titanium Shareholders Meeting for the purpose of obtaining the Titanium Shareholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement; provided, that Titanium shall not be obligated to call the Titanium Shareholders Meeting prior to the No-Shop Period Start Date. Subject to Section 5.02, Titanium shall use its reasonable best efforts to seek to obtain the Titanium Shareholder Approval, unless a Titanium Board Recommendation Change has been effected. Notwithstanding any provision of this Agreement to the contrary, Titanium may, in its sole discretion, adjourn, recess or postpone the Titanium Shareholders Meeting (i) to the extent necessary to ensure that any required information is provided to the shareholders of Titanium within a reasonable amount of time in advance of the Titanium Shareholders Meeting or (ii) if as of the time for which the Titanium Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Titanium Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Titanium Shareholders Meeting or to allow reasonable additional time to solicit additional proxies to the extent Titanium reasonably believes necessary in order to obtain the Titanium Shareholder Approval; provided that in no event shall the Titanium Shareholders Meeting be adjourned, recessed or postponed on more than two occasions, and in each such instance by more than 15 Business Days from the previously scheduled date of such meeting, unless required by Applicable Law or with the consent of Silver.
(c) If prior to the Effective Time any event occurs with respect to Silver or any of its Subsidiaries, or any change occurs with respect to other information supplied by Silver for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Silver shall promptly notify Titanium of such event, and Silver and Titanium shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Titanium’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any Party under Section 6.01(a).
(d) If prior to the Effective Time any event occurs with respect to Titanium or any of its Subsidiaries, or any change occurs with respect to other information supplied by Titanium for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Titanium shall promptly notify Silver of such event, and Titanium and Silver shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Titanium’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).
Section 6.02 Access to Information; Confidentiality. Subject to Applicable Law, Titanium agrees that it shall, and shall cause each of its Subsidiaries to, afford Silver and Silver’s Representatives reasonable access, upon reasonable advance written notice and during normal business hours, during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, commitments, personnel and records and, during such period, Titanium shall, and shall cause each of its Subsidiaries to, furnish promptly to Silver all other information (other than information regarding any Acquisition Proposal) concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of Titanium or its Subsidiaries); provided, however, that all such access shall be coordinated through Titanium or its Representatives in accordance with such procedures as they may reasonably establish; and provided, further, that Titanium shall not be required to permit such access or make such disclosure, if such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or any other Contract with a third party, (ii) result in the loss of any attorney-client privilege, (iii) violate or materially impair the contractual rights of its customers and tenants or (iv) violate any Applicable Law, it being agreed that, with respect to subclauses (i), (ii) and (iii), Titanium shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in such loss, violation or impairment, including by seeking a waiver from the relevant third party. Notwithstanding anything contained in this Agreement to the contrary, Titanium shall not be required to provide any access or make any disclosure to the other pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where Titanium or any of its Affiliates, on the one hand, and Silver or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. Titanium may reasonably designate any competitively sensitive material to be provided to Silver under this Section 6.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of Silver and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of Silver unless express permission is obtained in advance from Titanium or its legal counsel. All information exchanged pursuant to this Section 6.02 shall be subject to the Mutual Non-Disclosure Agreement, dated as of November 8, 2019, between Titanium and Silver (the “Confidentiality Agreement”).
Section 6.03 Indemnification, Exculpation and Insurance.
(a) Surviving Titanium and the Reorganized Titanium Operating Company and its Subsidiaries shall (and Silver shall cause such entities to) honor and fulfill the obligations of Titanium and its Subsidiaries pursuant to any indemnification or other similar agreements of Titanium, Titanium OP or any of their respective Subsidiaries, in each case as in effect on the date of this Agreement, which agreements shall continue in full force and effect in accordance with their terms. From and after the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by Applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MBCA, DGCL, DLLCA or DRULPA adopted after the date of this Agreement that increase the amount to which a corporation, limited liability company or limited partnership may indemnify its officers and directors) each of Silver and Reorganized Titanium Operating Company agrees that Reorganized Titanium Operating Company will (and Silver will cause such entity to) indemnify and hold harmless each individual who was or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Titanium, Titanium OP or any of their respective Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Titanium, Titanium OP or any of their respective Subsidiaries as a director, officer or employee of another Person (the “Titanium Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened Action, whether civil, criminal, administrative, regulatory or investigative, to the extent related to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby, including the Transactions), arising out of or pertaining to the fact that Titanium Indemnified Party is or was an officer, director or employee of Titanium, Titanium OP or any of their respective Subsidiaries or is or was serving at the request of Titanium, Titanium OP or any of their respective Subsidiaries as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, (x) each Titanium Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from Reorganized Titanium Operating Company within ten Business Days of receipt by Reorganized Titanium Operating Company from such Titanium Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) Silver, Silver OP, Surviving Titanium, Surviving Titanium OP, the Reorganized Titanium Operating Company and their respective Subsidiaries shall cooperate in the defense of any such matter. Without limiting the foregoing, to the extent the Titanium Charter, Titanium By-laws, Titanium OP Agreement, the Organizational Documents of their respective Subsidiaries, and any indemnification or other similar agreements of Titanium, Titanium OP or any of their respective Subsidiaries, in each case as in effect on the date of this Agreement, provide more favorable terms regarding indemnification, advancement of expenses and exculpation to current or former directors, officers or employees of Titanium, Titanium OP and their respective Subsidiaries, each of Surviving Titanium and Reorganized Titanium Operating Company hereby agrees to (and Silver agrees to cause such entity to) effectuate any such favorable provisions in accordance with their terms.
(b) For six (6) years following the Effective Time, Surviving Titanium and the Reorganized Titanium Operating Company shall maintain in effect the provisions in the Surviving Titanium Limited Liability Company Agreement and the Reorganized Titanium Operating Company Operating Agreement and in their Subsidiaries’ respective Organizational Documents to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each Titanium Indemnified Party, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same (or more favorable to the Titanium Indemnified Parties) basis as set forth in Titanium Charter, Titanium By-laws, Titanium OP Agreement or their respective Subsidiaries’ respective Organizational Documents in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of Titanium Indemnified Parties’ indemnification rights thereunder.
(c) At or prior to the Closing Date, Titanium and/or Titanium OP shall purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Titanium, Titanium OP and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Titanium and/or Titanium OP, such tail to provide coverage for a period of six (6) years from and after the Effective Time in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Titanium or Titanium OP with respect to claims arising from facts or events that occurred on or before the Effective Time, so long as the aggregate cost for each year of such “tail” policy does not exceed 300% of the aggregate annual premium most recently paid by Titanium or Titanium OP prior to the date of this Agreement (the “Maximum Amount”). To the extent such a “tail” policy is not obtained, for a period of six (6) years from and after the Effective Time, Surviving Titanium, Surviving Titanium OP and the Reorganized Titanium Operating Company each shall (and Silver shall cause such entities to) either cause to be maintained in effect the current policies of directors’

and officers’ liability insurance and fiduciary liability insurance maintained by Titanium, Titanium OP or their respective Subsidiaries or provide substitute policies for Titanium, Titanium OP and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Titanium or Titanium OP in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons in the aggregate than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Titanium or Titanium OP with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Surviving Titanium, Surviving Titanium OP or the Reorganized Titanium Operating Company be required to pay with respect to such insurance policies in respect of any one policy year more than the Maximum Amount, and if Surviving Titanium, Surviving Titanium OP and the Reorganized Titanium Operating Company are unable to (and Silver is unable to cause such entities to) obtain the insurance required by this Section 6.03 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. Surviving Titanium, Surviving Titanium OP and the Reorganized Titanium Operating Company each shall (and Silver shall cause such entities to) maintain such policies in full force and effect, and continue to honor the obligations thereunder. To the extent premiums for any such insurance under this Section 6.03 are paid for by Silver, Silver OP or Surviving Titanium, such payor shall be reimbursed as incurred by Reorganized Titanium Operating Company.
(d) In the event that Silver, Silver OP, Surviving Titanium, Surviving Titanium OP, the Reorganized Titanium Operating Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Silver, Silver OP, Surviving Titanium, Surviving Titanium OP or the Reorganized Titanium Operating Company, as applicable, shall (and Silver shall cause such entities to) cause proper provision to be made so that the successors and assigns of Silver, Silver OP, Surviving Titanium, Surviving Titanium OP or the Reorganized Titanium Operating Company, as applicable, assume the obligations set forth in this Section 6.03.
(e) The provisions of this Section 6.03 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured Persons (including Titanium Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 6.04 Section 16 Matters. Prior to the Effective Time, each of Silver and Titanium shall take all necessary and appropriate actions that may be required (to the extent permitted under Applicable Law) to cause any dispositions of Titanium equity securities (including derivative securities) and acquisition of Silver equity securities (including derivative securities) pursuant to or resulting from the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.05 Financing.
(a) Prior to the Closing, Titanium shall, and shall cause its Subsidiaries to, use its reasonable best efforts to provide, at Silver’s sole expense, the following cooperation as Silver may reasonably request to assist Silver in the arrangement of any third party financing transaction related to the Transactions (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Titanium or its Subsidiaries): (i) participate in a reasonable number of meetings, drafting sessions, rating agency presentations and due diligence sessions and assist in preparation of rating agency and other presentations (provided that Titanium and its Subsidiaries and their respective Representatives shall not be required to participate in more than one road show or similar meeting in respect of marketing third party financing); (ii) furnish Silver and its financing sources with such financial statements, financial data and other information regarding Titanium and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Silver if Silver were filing a new registration statement (including for use in Silver’s preparation of pro forma financial statements, it being understood that Silver shall be responsible for preparing any pro forma adjustments and financial statements giving effect to the Transactions), including updates to any such information as may be reasonably requested by Silver (including so as to remain current pursuant to Rule 3-12 under Regulation S-X) (provided that to the extent any such financial information is contained in any Titanium SEC Documents, such inclusion shall constitute delivery to Silver and its financing sources hereunder and consent by Titanium and its Subsidiaries to use of such information); (iii) cause Titanium’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by Silver (with appropriate bring-down comfort letters delivered on each closing date of any such offering, including in connection with the exercise of an option to purchase additional securities of Silver), subject to and in compliance with professional standards; (iv) provide customary representation letters to Titanium’s independent accountants in connection with delivery of any such “comfort letters;” (v) cause Titanium’s independent accountants to provide consent to use of their audit reports in materials relating to such financing in respect of the Transactions, including SEC filings and offering memoranda that include or incorporate Silver’s consolidated financial information and their reports thereon in accordance with normal customary practice; and (vi) provide customary documentation and other information that financing sources reasonably determine is necessary under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least ten business days prior to the Closing; provided, that (1) none of the Titanium Parties or any of their respective Subsidiaries shall be required to pay any fees prior to the Closing (other than reasonable out of pocket expenses promptly reimbursed by Silver hereunder on demand) or incur any other liability in connection with any financing until the occurrence of the Closing, (2) none of the Titanium Parties or any of their respective Subsidiaries shall be required to execute or deliver any documents or take any action relating to any financing that is not contingent upon the Closing, (3) no Representative of the Titanium Parties or any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to result in or cause any personal liability in their personal capacity on the part of any Representative that is an individual or, to the extent not subject to reimbursement or indemnification by Silver hereunder, any other liability on the part of any Representative, (4) no action shall be required to the extent such action could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached, (5) no action shall be required to the extent that it could reasonably be expected to conflict with the Organizational Documents of any of the Titanium Parties or any of their respective Subsidiaries or any Applicable Law or could reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which any of the Titanium Parties or any of their respective Subsidiaries is a party or is bound by, (6) would require any of the Titanium Parties or any of their respective Subsidiaries or any of their Representatives to provide access to or disclose information that the Titanium determines would jeopardize any attorney-client or other legal privilege of any Titanium Party or any of their respective Subsidiaries and (7) no action shall be required to the extent such action could reasonably be expected to cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement. Silver hereby acknowledges and agrees that the obtaining of any financing is not a condition to the Closing.
(b) Silver shall, and shall cause its Affiliates to, promptly upon request by Titanium, reimburse Titanium and its Subsidiaries for all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the cooperation contemplated by this Section 6.05. Silver acknowledges and agrees that none of the Titanium Parties or their respective Representatives shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of any financing that Silver may obtain or seek to obtain in connection with the Transactions (including any equity financing), and that Silver shall indemnify and hold harmless Titanium, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of any financing that Silver may obtain or seek to obtain in connection with the Transactions (including any equity financing), any cooperation contemplated by this Section 6.05, and any information utilized in connection therewith; provided, however, that the foregoing indemnity shall not apply to any liabilities to the extent resulting from (i) a Willful Breach of any representation, warranty or covenant or agreement of Titanium under this Agreement, (ii) gross negligence or (iii) fraud, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment.
(c) Titanium will use its reasonable best efforts to provide, and use its reasonable best efforts to cause its Representatives to provide, to Silver and its financing sources such information as may be necessary so that the financing information pertaining to Titanium and its Subsidiaries does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

Section 6.06 Public Announcements. The Parties agree that the initial press release to be issued with respect to the Transactions, following execution of this Agreement, shall be in the form heretofore agreed to by Silver and Titanium. Silver and Titanium shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, submission or announcement, or other public statements with respect to the Transactions, including by any Subsidiary, and shall not issue any such press release, submission or announcement, or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to above or any other release or public statement previously issued or made in accordance with this Section 6.06; provided, further, that Titanium need not consult Silver in connection with any press release or public statement to be issued or made in order to effect a Titanium Board Recommendation Change made pursuant to and in accordance with Section 5.02, or any press release or public statement permitted by Section 5.02(g), and neither Silver nor Titanium needs to consult the other in connection with any public disclosure following a Titanium Board Recommendation Change. Notwithstanding anything to the contrary in this Section 6.06, each of the Parties may make public statements in response to questions by press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Silver and Titanium and otherwise in accordance with this Agreement.
Section 6.07 Stock Exchange Listing. Silver shall use its reasonable best efforts to cause the shares of (a) Silver Common Stock to be reserved for issuance upon exchange or redemption of New Silver OP Units by a holder thereof pursuant to the Silver OP Agreement (calculated on a fully-diluted basis and after giving effect to the Transactions), and (b) Silver Common Stock to be reserved for issuance upon exchange or redemption of Silver OP Units into which membership interests in the Reorganized Titanium Operating Company are first exchanged pursuant to the Reorganized Titanium Operating Company Operating Agreement (calculated on a fully-diluted basis and after giving effect to the Transactions), in each case to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Surviving Titanium shall cause the Titanium Common Stock, the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
Section 6.08 Redemption of Preferred Interests and Titanium Series J and Series K Preferred Stock. On the Closing Date immediately following the Silver OP Preferred Contribution and the Titanium OP Payment and prior to the Effective Time, (a) Titanium shall issue a notice of redemption of each of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock compliant with the Titanium Charter and otherwise in form and substance reasonably satisfactory to Silver and (b) Titanium shall deposit, or cause to be deposited, with an escrow agent (reasonably acceptable to Silver) for the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock, cash in immediately available funds in the amount of $25.00 (the “Titanium Series J and Series K Preferred Stock Liquidation Preference”) plus all accumulated and unpaid dividends to, but not including, the redemption date set forth in such notice of redemption, per share of Titanium Series J Preferred Stock and Titanium Series K Preferred Stock, respectively (collectively, the “Titanium Series J and Series K Preferred Stock Redemption Amount”). Following the Closing, Surviving Titanium shall consummate the redemption of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock in accordance with the Titanium Charter and the notices of redemption issued under clause (a) above.
Section 6.09 Tax Matters.
(a) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Titanium or any of its Subsidiaries from taking any action, at any time or from time to time, (i) that in the reasonable judgment of Titanium Board, upon advice of counsel to Titanium, is reasonably necessary for Titanium to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distributions to shareholders of Titanium in accordance with this Agreement or otherwise, or (ii) as Titanium or Titanium OP determines reasonably and in good faith to be necessary to be in compliance at all times with all of its obligations under any Titanium Tax Protection Agreement and avoid liability for any indemnification or other payment under any Titanium Tax Protection Agreement. If the Titanium

Board determines that it is reasonably necessary to declare a dividend or make a distribution to shareholders of Titanium in order to maintain its qualification as a REIT or avoid incurring entity level income or excise Taxes under the Code, it shall notify Silver as soon as reasonably practicable prior to such declaration.
(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Silver or any of its Subsidiaries from taking any action, at any time or from time to time, (i) that in the reasonable judgment of the Silver Board, upon advice of counsel to Silver, is reasonably necessary for Silver to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distributions to stockholders of Silver in accordance with this Agreement or otherwise, or (ii) as Silver or Silver OP determines reasonably and in good faith to be necessary to be in compliance at all times with all of its obligations under any Silver Tax Protection Agreement and avoid liability for any indemnification or other payment under any Silver Tax Protection Agreement. If the Silver Board determines that it is reasonably necessary to declare a dividend or make a distribution to stockholders of Silver in order to maintain its qualification as a REIT or avoid incurring entity level income or excise Taxes under the Code, it shall notify Titanium as soon as reasonably practicable prior to such declaration.
(c) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Reorganized Titanium Operating Company. Silver and Reorganized Titanium Operating Company shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes, and shall cooperate in attempting to minimize the amount of Transfer Taxes.
(d) Titanium shall (i) use its reasonable best efforts to obtain the opinion of counsel described in Section 7.02(e) and (ii) deliver to Honigman LLP (or such other counsel rendering the opinion referenced in Section 7.02(e)) an officer’s certificate, dated as of the Closing Date, signed by an officer of Titanium and containing representations of Titanium as shall be reasonably necessary or appropriate to enable Honigman LLP (or such other counsel rendering such opinion) to render the opinion described in Section 7.02(e) on the Closing Date.
(e) For U.S. federal income tax purposes the Parties shall treat (i) the Merger as a taxable sale by Titanium of all of Titanium’s assets to Silver Merger Sub 1 in exchange for the Titanium Common Stock Merger Consideration, the Titanium Series B Merger Consideration, the Titanium Series J and Series K Preferred Stock Redemption Amount and the assumption of all of Titanium’s other liabilities (including Titanium’s share of the Titanium OP liabilities, as determined under the applicable U.S. federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in Titanium in liquidation pursuant to Section 331 and Section 562 of the Code, and this Agreement shall constitute a “plan of liquidation” of Titanium for U.S. federal income tax purposes, (ii) the Partnership Merger as (A) with respect to Titanium OP Units that are converted into the right to receive the Cash Partnership Merger Consideration or Titanium Family Partnership Merger Consideration, a taxable purchase of Titanium OP Units in exchange for the Cash Partnership Merger Consideration and (B) with respect to Titanium OP Units that are converted into the right to the OP Unit Partnership Merger Consideration, a contribution of Titanium OP Units to Silver OP pursuant to Section 721 of the Code; and (iii) the LLC Conversion in accordance with Revenue Ruling 95-37, 1995-1 C.B. 130 and Revenue Ruling 84-52, 1984-1 C.B. 157.
Section 6.10 Titanium OP Approval. Titanium, as general partner of Titanium OP, immediately following the execution of this Agreement, shall deliver to Silver the Titanium OP Approval from the holders of Titanium OP Units and shall not take any action to cause the Titanium OP Approval to be modified or revoked prior to the valid termination of this Agreement. Prior to the LLC Conversion Effective Time, each of Titanium, Titanium OP, and Silver OP shall, and shall cause their respective Subsidiaries to, take all actions necessary to approve the LLC Conversion.
Section 6.11 Anti-Takeover Laws. The Titanium Parties, the Titanium Board (or a committee thereof) and the Silver Parties shall (a) take all reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transactions, take all reasonable actions within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.
Section 6.12 Transaction Litigation.
(a) Prior to the Effective Time, each Party shall provide the other Parties with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Silver shall keep Titanium informed on a reasonably prompt basis regarding any Silver Transaction Litigation. Silver shall control the defense, settlement or prosecution of any Silver Transaction Litigation, and Silver shall consult with counsel to Titanium with respect to the defense, settlement and prosecution of any Silver Transaction Litigation and shall consider in good faith Titanium’s advice with respect to the Silver Transaction Litigation.
(b) Titanium shall (i) give the Silver the opportunity to participate in the defense, settlement or prosecution of any Titanium Transaction Litigation and (ii) consult Silver with respect to the defense, settlement and prosecution of any Titanium Transaction Litigation. Titanium may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Titanium Transaction Litigation unless Silver has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything herein to the contrary, prior to receipt of the Titanium Shareholder Approval, no consent of any Silver Party shall be required for any settlement of Transaction Litigation that relates to an Acquisition Proposal or Acquisition Transaction to the extent such settlement does not provide for the payment of funds by Titanium or purport to modify the Agreement or the rights of the Silver Parties hereunder. For purposes of this Section 6.12, “participate” means that Silver (i) will be kept apprised of proposed strategy and other significant decisions with respect to the Titanium Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel and the work product doctrine are not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the settlement or compromise consent set forth above.
Section 6.13 Specified Consents.
(a) Section 6.13 of the Titanium Disclosure Letter sets forth a list of certain consents and waivers with respect to the Transactions that may be required from certain lenders under loan documents of Titanium or any of its Subsidiaries (the “Loan Consents”) and from certain lessors under ground leases of Titanium or its Subsidiaries (the “Ground Lease Consents”) or joint venture partners under joint venture or partnership documents of Titanium or any of its Subsidiaries (the “JV Consents”, and together with the Loan Consents and Ground Lease Consents, the “Specified Consents”). Titanium shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain each of the Specified Consents promptly after the date of this Agreement, except as may otherwise be agreed to between Silver and Titanium. Silver shall cooperate and assist Titanium in connection with soliciting and obtaining any Specified Consents, including the preparation and delivery of any information relating to Silver or any of its Affiliates and all other information required under the applicable loan, ground lease or joint venture documents and as may be reasonably requested by any such joint venture partner, lessor, lender or any loan servicer on behalf of any lender. Titanium shall use reasonable best efforts to keep Silver apprised of the content and status of any communications with, and communications from, any lessor, joint venture partner, lender or any loan servicer with respect to the Specified Consents. Without limiting the foregoing, Titanium shall (i) give Silver a reasonable opportunity (and in any event no less than twenty-four (24) hours) to review and comment on all material materials or documents with respect to the Specified Consents and Titanium shall consider the reasonable comments of Silver thereon in good faith, and (ii) use reasonable best efforts to keep Silver apprised of and, to the extent reasonably practicable, provide Representatives of Silver reasonable opportunity to participate in, any material meeting or scheduled discussion with any lender or any loan servicer with respect to the Loan Consents. All out-of-pocket consent/assumption fees and expenses, including out-of-pocket legal fees for joint venture partners, lessors, lenders and/or servicers (to the extent such fees and expenses are payable pursuant to the applicable joint venture, ground lease or loan document), incurred in connection with seeking the Specified Consents, shall be borne by Titanium OP or its Subsidiaries. Titanium is authorized for itself and on behalf of its Subsidiaries to enter into amendments or modifications of the applicable loan, ground lease or joint venture documents as Titanium deems necessary to obtain such Specified Consents, subject to the terms of Section 6.13(b).
(b) With respect to the Loan Consents, without the prior consent of Silver (which consent shall not be unreasonably withheld, conditioned or delayed): (i) neither Titanium nor its Representatives on its behalf shall agree to amend, modify, supplement or waive the terms and conditions of the outstanding indebtedness or guarantees thereof in order to change any of the parties subject to the obligations of such indebtedness or guarantees of Titanium or its Subsidiaries (other than as a result of the Transactions) or materially increase any recourse obligations of a Subsidiary or the guarantor or replacement guarantor following the Closing, and (ii) neither Titanium nor its Subsidiaries shall make any material financial or other covenant modifications or establish any material reserves, cash sweep requirements or cash traps in connection with obtaining the Loan Consents. With respect to any JV Consents and Ground Lease Consents, without the prior consent of Silver (which consent shall not be unreasonably withheld, conditioned or delayed), (x) neither Titanium nor its Representatives on its behalf shall agree to amend, modify, supplement or waive the terms and conditions of the applicable ground lease or joint venture documents in a manner that is material and adverse to Titanium and its Subsidiaries or Silver and its Subsidiaries, and (y) neither Titanium nor its Subsidiaries shall make any material payments other than those which are regularly scheduled or required or are legal or administrative fees.
(c) In the event any Loan Consent is not obtained prior to the date that is 100 days after the date of this Agreement, Titanium and Titanium OP shall, and shall cause their Subsidiaries to, use reasonable best efforts to attempt to secure a binding commitment or other similar documentation reasonably acceptable to Silver that would allow Titanium or its Subsidiaries to, at the Closing, prepay, or defease the applicable financing and replace such financing on commercially reasonable, market terms, which shall be reasonably acceptable to Silver. In the event that any Loan Consent is not obtained and Titanium or its Subsidiaries have not prepaid or defeased the applicable financing for which such Loan Consent was required to be obtained (or obtained a binding commitment or other similar documentation reasonably acceptable to Silver from a lender to effect such prepayment or defeasance on the Closing Date) within 130 days after the date of this Agreement or by the Titanium Shareholders Meeting (whichever is earlier), Silver shall have the right, but not the obligation, to provide replacement financing to the applicable Subsidiary of Titanium on commercially reasonable market economic terms with respect to the loan for which the consent has not been obtained and which has not otherwise been refinanced by Titanium or its Subsidiaries (or for which such a binding commitment or other documentation has not been obtained). Any replacement financing provided by Silver shall be in an amount sufficient for the Subsidiary of Titanium to prepay or defease such original loan and shall be on substantially similar loan documents as were executed in connection with the borrowing of the original loan (including mortgages, indemnities, guaranties, pledges, other collateral agreements, opinions and other customary loan deliverables and diligence materials); provided, however, that any replacement financing made by Silver or its Subsidiaries with respect to an unsecured loan may be made on a secured basis, subject to the next sentence. Titanium and Titanium OP shall, and shall cause their Subsidiaries to, reasonably cooperate with Silver to enable Silver to provide any such applicable replacement financing on a secured basis, including by facilitating the creation and perfection of Liens (including mortgages and equity pledges) required by Silver; provided, however, that notwithstanding anything herein to the contrary, Titanium and its Subsidiaries will not be required to agree to any secured loan or facilitate any Liens that would violate the terms of any Indebtedness (other than Indebtedness that is being repaid) or joint venture agreement to which Titanium or its Subsidiaries are a party.
Section 6.14 Certain Agreements. Prior to the Closing, Titanium and Titanium OP shall (a) cause the agreements or amendments set forth in Schedule 6.14(a) to be adopted and approved by the parties thereto and (b) cause the agreements set forth in Schedule 6.14(b) to be terminated, in each case effective immediately following the Partnership Merger Effective Time. Titanium and Titanium OP shall deliver to the Silver Parties duly executed copies of such agreements or amendments and evidence of such terminations, in substantially the forms included in the exhibits to such Schedules. At the Closing, the Parties shall cause Reorganized Titanium Operating Company to deliver an executed counterpart to the joinders to the Silver OP Agreement delivered to Silver OP pursuant to Section 2.02(c).

ARTICLE VII.

CONDITIONS PRECEDENT
Section 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to effect the Closing is subject to the satisfaction or waiver (except with respect to Section 7.01(a) and Section 7.01(b), which shall not be waivable) on or prior to the Closing Date of the following conditions:
(a) Titanium Shareholder Approval. The Titanium Shareholder Approval shall have been obtained.
(b) Titanium OP Approval. The Titanium OP Approval shall have been obtained and not rescinded, modified or withdrawn.
(c) Legal Restraints. No Applicable Law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding Order shall be in effect, or imminently threatened by any Governmental Entity of competent jurisdiction, which prohibits, makes illegal, enjoins, or otherwise prevents the consummation of the Transactions.
(d) Listing. The shares of Silver Common Stock to be issued as described in Section 6.07 shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 7.02 Conditions to Obligation of the Silver Parties. The obligations of the Silver Parties to effect the Closing are further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Titanium Parties contained in Section 3.01 [Qualification, Organization, Subsidiaries], Section 3.02 [Authority; Execution and Delivery; Enforceability], Section 3.03(b), (d) and (e) [Capital Structure] and Section 3.18 [Brokers’ Fees and Expenses] shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Titanium Parties contained in Section 3.06(a) [Absence of Certain Changes] shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time, (iii) the representations and warranties of the Titanium Parties contained in Section 3.03(a) and (c) [Capital Structure] shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for de minimis inaccuracies, and (iv) all other representations and warranties of the Titanium Parties contained in Article III shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Titanium Material Adverse Effect” set forth therein) would not reasonably be expected to have a Titanium Material Adverse Effect.
(b) Performance of Obligations of the Titanium Parties. The Titanium Parties shall have performed in all material respects all covenants set forth in this Agreement required to be performed by them under this Agreement at or prior to the Closing Date.
(c) No Titanium Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Titanium Material Adverse Effect.
(d) Titanium Certificate. Titanium shall have delivered to Silver a certificate, dated as of the Closing Date and signed by a senior officer, confirming that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
(e) REIT Opinion. Silver shall have received a tax opinion of Honigman LLP, tax counsel to Titanium (or, if Honigman LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to Silver), dated as of the Closing Date and in form and substance as set forth in Exhibit D, attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to Silver) and with such changes as are mutually agreeable to Silver and Titanium, such agreement not to be unreasonably withheld, to the effect that, subject to customary exceptions, assumptions and qualifications, at all times since its taxable year ended December 31, 2012 and through and including its taxable year that ends at the Effective Time, Titanium has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Titanium to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering such opinion, Honigman LLP (or such other counsel rendering such opinion) may rely upon customary representations contained in an officer’s certificate executed by Titanium and provided pursuant to Section 6.09(d).
Section 7.03 Conditions to Obligations of the Titanium Parties. The obligations of the Titanium Parties to effect the Closing are further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Silver Parties contained in Section 4.01 [Qualification, Organization, Subsidiaries], Section 4.02 [Authority; Execution and Delivery; Enforceability], Section 4.03 [Silver OP Units] and Section 4.10 [Brokers’ Fees and Expenses] shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties of the Silver Parties in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Silver Material Adverse Effect” set forth therein), would not reasonably be expected to have a Silver Material Adverse Effect.
(b) Performance of Obligations of the Silver Parties. The Silver Parties shall have performed in all material respects all covenants set forth in this Agreement required to be performed by them under this Agreement at or prior to the Closing Date.
(c) Silver Certificate. Silver shall have delivered to Titanium a certificate, dated as of the Closing Date and signed by a senior officer, confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Titanium Shareholder Approval and/or the Titanium OP Approval, only as follows:
(a) by mutual written consent of Titanium and Silver;
(b) by either Titanium or Silver:
(i) if the Transactions are not consummated on or before February 9, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement (which failure constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Transactions to be consummated on or before such date (it being understood that the Titanium Parties, collectively, and the Silver Parties, collectively, shall each be deemed a single Party for purposes of the foregoing proviso);
(ii) if any Governmental Entity of competent authority issues a final nonappealable Order or enacts an Applicable Law that prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement (which failure constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the issuance of such Order or the enactment of such Applicable Law (it being understood that the Titanium Parties, collectively, and the Silver Parties, collectively, shall each be deemed a single Party for purposes of the foregoing proviso); or
(iii) if the Titanium Shareholder Approval shall not have been obtained following the completion of a duly convened Titanium Shareholders Meeting or any adjournment or postponement thereof; provided,

however, that any termination of this Agreement pursuant to this Section 8.01(b)(iii) shall be deemed a termination of this Agreement pursuant to Section 8.01(f) for purposes of Section 8.03(b) if, at the time of such termination under this Section 8.01(b)(iii), Silver would have been permitted to terminate this Agreement pursuant to Section 8.01(f);
(c) by Titanium, if any of the Silver Parties has breached any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of any of the Silver Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Titanium may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true (x) is not capable of being cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.03(a) or Section 7.03(b) prior to the End Date or (y) has not been cured prior to the earlier of (i) 45 days after written notice by Titanium to Silver informing Silver of such breach or failure to be true and (ii) the End Date; and provided, further, that Titanium may not terminate this Agreement pursuant to this Section 8.01(c) if any of the Titanium Parties is then in breach of any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of any of the Titanium Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date;
(d) by Titanium prior to receipt of the Titanium Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.02(e);
(e) by Silver, if any of the Titanium Parties has breached any representation, warranty or covenant contained in this Agreement (other than the covenants contained in Section 5.02(b)), or if any representation or warranty of any of the Titanium Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Silver may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true (x) is not capable of being cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.02(a) or Section 7.02(b) prior to the End Date or (y) has not been cured within prior to the earlier of (i) 45 days after written notice by Silver to Titanium informing Titanium of such breach or failure to be true and (ii) the End Date; and provided, further, that Silver may not terminate this Agreement pursuant to this Section 8.01(e) if any of the Silver Parties is then in breach of any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of any of the Silver Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; or
(f) by Silver, prior to receipt of the Titanium Shareholder Approval, (i) in the event that a Titanium Board Recommendation Change shall have occurred, or (ii) upon a Willful Breach of Section 5.02(b) by Titanium.
Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Silver or Titanium as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Titanium Party or any Silver Party, other than the last sentence of Section 6.02, the reimbursement and indemnification obligations of Silver pursuant to Section 6.05(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any Party from any liability or damages arising out of its fraud or Willful Breach of this Agreement.
Section 8.03 Fees and Expenses.
(a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.
(b) Titanium OP shall pay to Silver the Termination Fee if:
(i) Titanium terminates this Agreement pursuant to Section 8.01(d) or Silver terminates this Agreement pursuant to Section 8.01(f); or

(ii) (A) an Acquisition Proposal shall have been made to Titanium and not withdrawn or shall have been made directly to the shareholders of Titanium generally and not withdrawn; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(e) (with respect to a breach of any covenant, agreement or other obligation of the Titanium Parties set forth in Article I, Article II, Article V or Article VI of this Agreement) and (C) within 12 months of such termination such Acquisition Transaction is consummated by Titanium or Titanium enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is thereafter consummated by Titanium, provided, however, that for purposes of this Section 8.03(b)(ii), the references to 15% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.
Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement in the case of termination pursuant to Section 8.01(f) (or prior to or substantially concurrently with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation of the Acquisition Transaction referred to in clause (ii)(C) above.
(c) Titanium acknowledges and agrees that the agreements contained in Section 8.03(b) are an integral part of the Transactions and that, without these agreements, Silver would not enter into this Agreement. Accordingly, if Titanium fails promptly to pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, Silver commences an Action that results in a judgment in its favor for such payment, Titanium shall pay to Silver its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. In no event shall Titanium be obligated to pay the Termination Fee on more than one occasion.
(d) Notwithstanding anything to the contrary in this Agreement, in the event that Titanium OP is obligated to pay Silver the Termination Fee pursuant to Section 8.03(b), Titanium OP shall pay to Silver from the Termination Fee an amount equal to the lesser of (i) the Termination Fee (the “Applicable Base Amount”) and (ii) the maximum amount, if any, that can be paid to Silver without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Silver has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Silver which was not Qualifying Income), in each case as determined by independent accountants to Silver. Notwithstanding the foregoing, in the event Silver receives Tax Guidance providing that Silver’s receipt of the Applicable Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the amount of the Termination Fee payable by Titanium OP to Silver shall be an amount equal to the Applicable Base Amount and Titanium OP shall, upon receiving notice that Silver has received the Tax Guidance, pay to Silver the unpaid Applicable Base Amount within five Business Days. In the event that Silver is not able to receive the full Applicable Base Amount due to the above limitations, Titanium OP shall place the unpaid amount in escrow by wire transfer within three Business Days of termination and shall not release any portion thereof to Silver unless and until Silver receives either one or a combination of the following once or more often: (x) a letter from Silver’s independent accountants indicating the maximum amount that can be paid at that time to Silver without causing Silver to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Titanium OP shall pay to Silver the lesser of the unpaid Applicable Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Titanium OP has been notified thereof. Any portion of the Termination Fee that remains unpaid as of December 31 following the date which is three years from the date of this Agreement shall be released from escrow and revert to Titanium OP. Titanium and Titanium OP shall not bear any cost of or have any liability resulting from any escrow arrangement established pursuant to this Section 8.03(d), and Silver shall fully indemnify Titanium and Titanium OP and hold Titanium and Titanium OP harmless from and against any such cost or liability. For purposes herein, “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code, and “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

Section 8.04 Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Titanium Shareholder Approval or the Titanium OP Approval; provided, however, that (i) after receipt of the Titanium Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the shareholders of Titanium without the further approval of such shareholders, and (ii) after receipt of Titanium OP Approval, there shall be made no amendment that by Applicable Law requires further approval by the unitholders of Titanium OP without the further approval of such unitholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of Titanium or Silver, action by its Board of Directors (in the case of Titanium, acting on the recommendation of the Titanium Special Committee) or a duly authorized committee thereof (including, in the case of Titanium, the Titanium Special Committee). Notwithstanding anything to the contrary contained in this Agreement, (a) any amendment or modification of this Agreement (including any amendment or modification to any exhibit or schedule referred to in this Agreement), (b) any extension or waiver of any provision of this Agreement by any of the Titanium Parties and (c) any consent or approval to be given or made by any of the Titanium Parties under or relating to this Agreement shall, in each such case, require the written consent of the Titanium Family Representative, and no Titanium Party shall take any such action without obtaining such written consent of the Titanium Family Representative (provided, for the avoidance of doubt, that the Titanium Family Representative shall have no right to consent to any termination of this Agreement pursuant to Section 8.01). The Person listed on Section 8.06 of the Titanium Disclosure Letter (the “Titanium Family Representative”) has been designated as a representative of the Titanium Family in connection with the matters contemplated hereby, is an express third party beneficiary of this Agreement and the Parties shall be entitled to rely upon the written consent of the Titanium Family Representative for all purposes hereunder.
ARTICLE IX.

GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt, (b) on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a) if to a Titanium Party, to:
Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304
Phone: 248-258-6800
Attention:	Chris B. Heaphy
E-mail:	cheaphy@taubman.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Phone: 212-446-4800
Attn:	Eric Schiele, P.C..
Michael P. Brueck, P.C
Marshall P. Shaffer
E-mail:	eric.schiele@kirkland.com
michael.brueck@kirkland.com
marshall.shaffer@kirkland.com

and to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: 212-403-1000
Attn:	Adam O. Emmerich
Robin Panovka
Viktor Sapezhnikov
E-mail:	aoemmerich@wlrk.com
rpanovka@wlrk.com
vsapezhnikov@wlrk.com

and to:

Honigman LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, Michigan 48304
Phone: 248-566-8300
Attn:	Joseph Aviv
Michael S. Ben
E-mail:	javiv@honigman.com
mben@honigman.com
(b) if to a Silver Party, to:
Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204
Phone: 317-636-1600
Attn:	Steven E. Fivel
E-mail:	sfivel@simon.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Phone: 312-876-7700
Attn:	Mark D. Gerstein
Julian T. Kleindorfer
Jason Morelli
E-mail:	mark.gerstein@lw.com
julian.kleindorfer@lw.com
jason.morelli@lw.com

and to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Phone: 212-373-3000
Attn:	Robert B. Schumer
Michael Vogel
E-mail:	rschumer@paulweiss.com
mvogel@paulweiss.com
Section 9.03 Definitions. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means an agreement with Titanium that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, Titanium to keep such information confidential that, in each case, contains confidentiality and use provisions that are no less restrictive to such counterparty (and any of its Affiliates and representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal); provided, that in no event shall any agreement that permits the counterparty thereto to enter into exclusive arrangements (other than customary “tree” arrangements) with potential financing sources be considered an “Acceptable Confidentiality Agreement”.
“Acquired Equity Awards” means a number of Titanium OP Units equal to the quotient of (i) the sum of (A) the aggregate amount of Incentive Unit Merger Consideration payable pursuant to Section 2.02(e) (provided, that for purposes of this definition, if any OP Unit Partnership Merger Consideration is paid in respect of any Titanium OP Incentive Unit pursuant to such Section, the amount included in this clause (A) in respect of such OP Unit Partnership Merger Consideration shall be equal to the amount of Cash Partnership Merger Consideration that would have been payable in respect of such Titanium OP Incentive Unit if the holder of such Titanium OP Incentive Unit had instead elected to receive Cash Partnership Merger Consideration), plus (B) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium RSU Awards and Titanium DSUs pursuant to Section 2.05(a), plus (C) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium PSU Awards pursuant to Section 2.05(b), plus (D) the aggregate amount payable with respect to Titanium DERs pursuant to Section 2.05(d)(i), divided by (ii) the Titanium Common Stock Merger Consideration.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by a Silver Party) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) providing for (i) any direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 15% of the voting power of Titanium or Titanium OP by any Person or Group; (ii) any consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other similar transaction involving Titanium or Titanium OP that would result in any Person or Group, directly or indirectly, acquiring assets (including capital stock of or interests in any Subsidiary or Affiliate of Titanium) representing, directly or indirectly, more than 15% of the consolidated assets of Titanium and its Subsidiaries, taken as a whole (as determined on a book value basis (including Indebtedness secured solely by such assets)); (iii) any tender offer or exchange offer or any other direct or indirect purchase or other acquisition of securities, that, if consummated, would result in any Person or Group, whether from Titanium or any other Person(s), beneficially owning more than 15% of the outstanding shares of Titanium Common Stock or more than 15% of the outstanding Titanium OP Units; (iv) any other transaction or series of related transactions pursuant to which any Person or Group proposes to acquire, directly or indirectly, control of assets of Titanium or any of its Subsidiaries having a fair market value greater than 15% of the fair market value of all of the assets of Titanium and its Subsidiaries, taken as a whole, immediately prior to such transaction; or (v) any combination of the foregoing.
“Action” means any action, filing of charges, suits, claims, arbitration or proceedings (whether civil, criminal or administrative) brought by or before any Governmental Entity, arbitrator, mediator or other tribunal, or, for purposes of Section 5.03, any investigation by any Governmental Entity.

“Actual Performance” means, with respect to any unvested Titanium OP Incentive Unit that is subject to performance-based vesting and any unvested Titanium PSU Award, as applicable, the average of the actual performance achievement, determined as of the Effective Time, of the two performance metrics applicable to each such grant, as such actual performance achievement with respect to each individual metric is otherwise determined in accordance with the terms of the applicable Titanium Equity Award agreement.
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control(s)” means possession, directly or indirectly, of the power to designate and direct or cause the designation and direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Person shall be deemed to control another Person if such Person is the sole general partner, sole managing general partner or sole managing member of such other Person. The terms “controlled by” and “under common control with” shall have correlative meanings.
“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of Titanium, each Subsidiary of Titanium, and the unconsolidated joint ventures of Titanium and its Subsidiaries; including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Entity, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, China’s Anti-unfair Competition Law, and all other applicable laws relating to bribery and corruption.
“Applicable Law(s)” means, with respect to any Person, any federal, national, state, county, municipal, provincial, local, foreign or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute, in each case that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Applicable Law to be closed in New York City.
“Cash Tender Agreement” means the Amended and Restated Cash Tender Agreement, dated as of May 16, 2000, by and among Titanium, Titanium OP, and A. Alfred Titanium, A. Alfred Titanium, acting not individually but as Trustee of the A. Alfred Titanium Restated Revocable Trust, and TRA Partners.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreements, labor union contracts, trade union agreements and foreign works council contracts.
“Continuing Offer” means the Second Amended and Restated Continuing Offer, dated May 16, 2000, by Titanium to certain holders of Titanium OP Units and Titanium OP Incentive Units.
“Contract” means any contract, note, bond, mortgage, Lien, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether written or oral, that is, in each case, legally binding.
“DGCL” means the General Corporation Law of the State of Delaware.
“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment, natural resources, and human health and safety (with respect to exposure to Hazardous Materials) including laws relating to (a) releases, discharges, emissions or disposals to air, water, soil (surficial and subsurface), land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, toxic mold, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act,

42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Party” means any Person or group of Persons that includes any Person or group of Persons from whom Titanium or any of its Representatives has received a written Acquisition Proposal prior to the No-Shop Period Start Date that the Titanium Board (or the Titanium Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal.
“Fraud” means an actual, intentional and knowing common law fraud by a Titanium Party with respect to the making of the representations and warranties contained in this Agreement established by the standard of proof applicable under Michigan common law and, to the extent not already an element thereunder, upon which Silver reasonably relied.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
“Group” means a “group” as defined in Section 13(d) of the Exchange Act.
“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or which is regulated under Environmental Laws because of its hazardous or toxic properties or characteristics. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, toxic mold, chlorinated fluorocarbons and radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money or in respect of loans or advances, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit or bankers’ acceptances, sureties, performance bonds or similar obligations, (iv) all liabilities or obligations of others secured by any Lien on the assets of such Person, and (v) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.
“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, logos, trade names, domain names, technology rights and licenses, computer software (including any source or object codes therefor, and documentation and websites relating thereto), trade secrets, proprietary and/or confidential information and data, franchises, know-how, inventions, designs, and all other intellectual property and proprietary rights worldwide, including all related grants, registrations and applications for registration or issuance thereof.
“Intervening Event” means any material effect, change, event or occurrence arising after the date hereof that (i) was not known or reasonably foreseeable to the Titanium Board or the Titanium Special Committee as of the date hereof (or, if known, the consequences of which were not reasonably foreseeable) and (ii) does not relate to any Acquisition Proposal; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that Titanium meets or exceeds any internal or published forecasts or projections for any period, (B) changes in the market price or trading volume of Titanium Common Stock, in and of itself, after the date hereof, or (C) changes in conditions in the industries in which Titanium and its Subsidiaries conduct business, except to the extent such changes had a materially disproportionate effect on Titanium relative to other companies of a similar size operating in industries in which Titanium and its Subsidiaries conduct business.
“Knowledge” means, with respect to the Titanium Parties, the actual knowledge of Robert S. Taubman, William S. Taubman, Simon Leopold, Chris Heaphy, Holly Kinnear and/or Eric Smith.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, claim, hypothecation, option, right of first refusal, right of first offer, right-of-way, easement, servitude, or conditional sale agreement, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
“Material Adverse Effect” with respect to any Person means any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries (and its unconsolidated joint ventures), taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which such Person and its Subsidiaries operate; (iii) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (iv) changes caused by the announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities, or any litigation arising from allegations of breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Transactions (provided that this clause (iv) shall not apply to the use of Titanium Material Adverse Effect in any representation or warranty explicitly addressing the execution, delivery, announcement or performance of this Agreement or the consummation of the Transactions or non-contravention with contractual or legal obligations or any condition to Closing as it relates to such representations and warranties); (v) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (vi) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (vii) any action taken by such Person or its Subsidiaries that is required by this Agreement or with the prior written consent or at the written direction of another Person in accordance with this Agreement, or the failure to take any action by such Person or its Subsidiaries if that action is prohibited by this Agreement; (viii) changes resulting or arising from the identity of, or any facts or circumstances specific to, the Silver Parties; (ix) changes or prospective changes in such Person’s or its Subsidiaries’ credit ratings; (x) changes in the price or trading volume of the such Person’s common stock; (xi) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (ix), (x) and (xi) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xi) hereof) is, may be, contributed to or may contribute to, a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (i), (ii), (iii), (v) and (vi) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate.
“Merger Consideration” means, collectively, the Titanium Common Stock Merger Consideration, the Titanium Series B Merger Consideration, the Partnership Merger Consideration and (without duplication with respect to Partnership Merger Consideration) the Incentive Unit Merger Consideration.
“Michigan LARA” means the State of Michigan Department of Licensing and Regulatory Affairs’ Corporations, Securities & Commercial Licensing Bureau.
“NYSE” means the New York Stock Exchange.

“OP Exchange Ratio” means 0.3814.
“Option Deferral Agreement” means that certain Option Deferral Agreement, dated as of January 27, 2011, by and among Robert S. Taubman, Titanium OP and The Taubman Company LLC, together with that certain Subsequent Deferral Election under the Titanium OP and The Titanium Company LLC Election and Option Deferral Agreement, dated October 7, 2016.
“Option Deferred Unit” means a right to receive a Titanium OP Unit that has been deferred by Robert S. Taubman pursuant to the Option Deferral Agreement.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitral body or tribunal with competent jurisdiction (in each case, whether temporary, preliminary or permanent).
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (f) any joint venture or similar agreement and (g) any amendment to any of the foregoing.
“Permits” means licenses, franchises, permits, certificates, approvals, grants, accreditations, registrations, easements, variances, exceptions, consents, billing and authorizations from Governmental Entities.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts which are not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Titanium or its Subsidiaries for which adequate reserves are being maintained to the extent required by GAAP, (ii) Liens for Taxes, utilities and other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) requirements and restrictions of zoning, building and other Applicable Laws and municipal by-laws, in each case that do not adversely impact in any material respect the current use, occupancy or operation of the Titanium Real Property by Titanium or its Subsidiaries and are not violated by the current use, occupancy or activity conducted thereon by Titanium or its Subsidiaries, as applicable, (iv) licenses or other grants of rights in Intellectual Property made in the ordinary course of business, (v) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business, (vi) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, (vii) Liens resulting from securities laws, (viii) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, (ix) Liens securing payment, or any obligation, of the Titanium Parties with respect to mortgages, revolving credit facilities and term loan facilities in effect as of the date hereof, (x) licenses granted to third parties in the ordinary course of business by the Titanium Parties, (xi) Liens for Indebtedness relating to the real property subject thereto or affected thereby; (xii) real property and other leases and subleases; (xiii) Liens that are disclosed on, or that secure Indebtedness disclosed on, the most recent consolidated balance sheet of Titanium, or the notes thereto, included in the Titanium SEC Documents filed prior to the date hereof; (xiv) easements (including reciprocal easement agreements), rights of way (unrecorded and of record) and other similar restrictions or imperfections of title that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by Titanium or any of its Subsidiaries of such property; and (xv) statutory Liens of landlords for amounts not due and payable or which are being contested by Titanium or its Subsidiaries in good faith by appropriate proceedings for which adequate reserves are being maintained to the extent required by GAAP.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Reduced Termination Fee End Date” means the later of (i) the No-Shop Period Start Date and (ii) in the event that any Notice Period properly commenced pursuant to Section 5.02(e)(i)(B) begins on or prior to the No-Shop Period Start Date, solely with respect to a termination related to the Excluded Party who submitted a Superior Proposal that initiated such Notice Period, 11:59 p.m., New York City time, on the tenth (10th) Business Day following the expiration of such Notice Period.
“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Silver By-laws” means the amended and restated by-laws of Silver as in effect as of the date of this Agreement and as may be amended from time to time.
“Silver Charter” means the restated certificate of incorporation of Silver as in effect as of the date of this Agreement and as may be amended from time to time.
“Silver Common Stock” means common stock of Silver, par value $0.0001 per share.
“Silver Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would have a material adverse effect on Silver’s ability to consummate the Transactions and perform its material covenants and obligations under this Agreement.
“Silver OP Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of Simon OP, dated as of May 8, 2008, as amended, as in effect as of the date of this Agreement and as may be amended from time to time.
“Silver OP Unit” means a limited partnership unit of Silver OP.
“Silver Parties” means, collectively, Silver, Silver OP, Silver Merger Sub 1 and Silver Merger Sub 2.
“Silver Transaction Litigation” means any Transaction Litigation commenced or threatened against Silver or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers).
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or providing the owner thereof with the right to control such entity, are directly or indirectly owned by such Person. For the avoidance of doubt, with respect to Titanium, “Subsidiary” shall include Titanium OP and its Subsidiaries and consolidated joint ventures, and with respect to Silver, “Subsidiary” shall include Silver OP and its Subsidiaries. For the purposes of this Agreement, Subsidiaries that are wholly owned by Titanium OP shall be deemed to be wholly owned Subsidiaries of Titanium.
“Substitute DER” means a right, granted in tandem with a Substitute Award, to receive an amount in cash equal to the sum of (x) the unpaid dividend equivalent amounts that have accrued through the Effective Time under the Titanium DER to which such Substitute DER relates, plus (y) (A) the product of (I) $0.675 and (II) the number of shares of Titanium Common Stock subject to the Titanium RSU Award or Titanium PSU Award, as applicable, in respect of which such Substitute Award was granted under Section 2.05(c) of this Agreement, multiplied by (B) the number of Titanium fiscal quarters ending during the vesting period of the Substitute Award to which the Substitute DER relates, as in effect immediately after the Effective Time, which Substitute DER shall, to the extent that the Substitute Award to which such Substitute DER relates vests, be paid at the same time as such Substitute Award, in accordance with the terms of Section 2.05(c) of this Agreement.
“Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction on terms that the Titanium Board (acting on the recommendation of the Titanium Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial and regulatory aspects of such Acquisition Proposal, would be more favorable, from a financial point of view, to the Titanium Shareholders (in their capacity as such) than the Transactions. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%.”
“Target Performance” means, with respect to any unvested Titanium OP Incentive Unit that is subject to performance-based vesting and any unvested Titanium PSU Award, the target performance metric (i.e., 1x) applicable to each individual performance metric set forth in the applicable Titanium Equity Award agreement.
“Tax Returns” means any returns, declarations, statements, reports, schedules, forms, certificate, claim for refund, election, filing and information returns and any other document filed or required to be filed relating to Taxes, including any attachment thereto.
“Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, stamp, transfer, profits, gains, premiums, property, capital, sales, transfer, use, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, occupation, environmental, customs duties, disability, real property, personal property, withholding, franchise, windfall or other profits, value added, gains tax and license, registration and documentation fees, alternative or add-on minimum, or estimated tax.
“Termination Fee” means (i) solely if payable in connection with (A) a termination by Titanium pursuant to Section 8.01(d) prior to the Reduced Termination Fee End Date to enter into a definitive written agreement with an Excluded Party providing for a Superior Proposal or (B) a termination by Silver in the event of a Titanium Board Recommendation Change occurring prior to the Reduced Termination Fee End Date that is expressly related solely to an Acquisition Proposal made by an Excluded Party, an amount equal to $46,604,909 and (ii) if payable in any other circumstance, an amount equal to $111,851,783.
“Titanium 2020 Equity Awards” means Titanium Equity Awards granted in 2020.
“Titanium By-laws” means the amended and restated by-laws of Titanium as in effect as of the date of this Agreement and as may be amended from time to time.
“Titanium Charter” means the Restated Articles of Incorporation of Titanium as in effect as of the date of this Agreement and as may be amended from time to time.
“Titanium Common Stock” means the common stock, par value $0.01 per share, of Titanium.
“Titanium DER” means any dividend equivalent right granted in tandem with any Titanium RSU Award or Titanium PSU Award.
“Titanium DSU” means a right to receive a share of Titanium Common Stock that has been deferred by any member of the Titanium Board pursuant to any Titanium Stock Plan (excluding under the Option Deferral Agreement).
“Titanium Equity Award Consideration” means the aggregate Titanium Common Stock Merger Consideration payable to holders of Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards in respect of the shares of Titanium Common Stock underlying such awards.
“Titanium Equity Awards” means, collectively, the Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards.
“Titanium Family” means those Persons set forth in Section 9.03(b) of the Titanium Disclosure Letter.
“Titanium Leased Real Property” means all real property leased, ground leased, subleased or licensed by Titanium or any of its Subsidiaries.
“Titanium Material Adverse Effect” means a Material Adverse Effect with respect to Titanium.
“Titanium OP Agreement” means the Third Amendment and Restatement of Agreement of Limited Partnership of Titanium OP, dated December 12, 2012, as amended by that First Amendment dated as of December 12, 2012, by that Second Amendment dated as of December 18, 2018 and as may be subsequently amended from time to time.

“Titanium OP Approval” means the written consent of partners (other than Titanium and other than any “Parity Preferred Partner” (as defined in the Titanium OP Agreement)) holding at least fifty percent (50%) of the aggregate percentage interests in Titanium OP held by such partners approving the Partnership Merger.
“Titanium OP Incentive Unit” means an incentive unit granted pursuant to any Titanium Stock Plan that is intended to constitute a “profits interest” within the meaning of the Code and the regulations promulgated thereunder (including Internal Revenue Service Procedure 93-27) and that constitutes a “Profits Units Designation” as defined in the Titanium OP Agreement.
“Titanium OP Unit” means a unit of partnership interest of Titanium OP.
“Titanium Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, owned or purported to be owned by Titanium or any of its Subsidiaries.
“Titanium Parties” means, collectively, Titanium and the Titanium OP.
“Titanium PSU Award” means a performance-based share unit award granted pursuant to any Titanium Stock Plan that vests in whole or in part on the basis of the achievement of performance targets.
“Titanium Real Property” means the Titanium Owned Real Property and the Titanium Leased Real Property.
“Titanium RSU Award” means a restricted stock unit award granted pursuant to any Titanium Stock Plan that vests solely on the basis of a recipient’s service to Titanium or its Affiliates.
“Titanium Shareholder Approval” means (a) the affirmative vote of the holders of at least two-thirds of the outstanding shares of Titanium Common Stock and Titanium Series B Preferred Stock (voting together as a single class) entitled to vote at the Titanium Shareholders Meeting in favor of the approval and adoption of this Agreement and the Transactions, (b) the affirmative vote of the holders of at least a majority of the outstanding shares of Titanium Series B Preferred Stock entitled to vote at the Titanium Shareholders Meeting in favor of the approval and adoption of this Agreement and the Transactions and (c) the affirmative vote of the holders of at least a majority of the outstanding shares of Titanium Common Stock and Titanium Series B Preferred Stock (voting together as a single class) entitled to vote at the Titanium Shareholders Meeting (excluding the outstanding shares of Titanium Common Stock and Titanium Series B Preferred Stock owned of record or beneficially by the Titanium Family) in favor of the approval and adoption of this Agreement and the Transactions.
“Titanium Shareholders” means the holders of Titanium Common Stock.
“Titanium Stock Plans” means collectively, the Titanium 2008 Omnibus Long-Term Incentive Plan and the Titanium 2018 Omnibus Long-Term Incentive Plan.
“Titanium Transaction Litigation” means any Transaction Litigation commenced or threatened against Titanium or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers).
“Transaction Litigation” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other legal proceeding brought by or pending before any Governmental Entity, arbitrator or other tribunal commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any such legal proceedings solely among the Parties related to this Agreement.
“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, whether or not breaching this Agreement is the conscious object of such act or omission.
Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an exhibit, such reference shall be to an Article, a Section or an exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The words “made available” or “provided” to Silver and words of similar import refer to documents (i) posted to the data room maintained by Titanium or its Representatives in connection with the transactions contemplated by this Agreement, (ii) delivered in person or electronically to the Silver Parties or their Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. The phrase “ordinary course of business” shall be deemed followed by the phrase “consistent with past practice”.
Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions, is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the greatest extent possible.
Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement and any exhibits, annexes or schedules hereto, including the Titanium Disclosure Letter, together with that certain letter agreement regarding operating and capex budgets, dated as of February 9, 2020, by and among Titanium OP, Silver and Robert S. Taubman, and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) if the Closing occurs, (i) the right of the holders of Titanium Common Stock to receive the Titanium Common Stock Merger Consideration, (ii) the right of the holders of Titanium Series B Preferred Stock to receive the Titanium Series B Merger Consideration, (iii) the right of the holders of Titanium Series J Preferred Stock and Titanium Series K Preferred Stock to receive the Titanium Series J and Series K Preferred Stock Redemption Amount, (iv) the right of the Titanium OP Minority Partners to receive the Minority OP Partners Partnership Merger Consideration, (v) the right of the holders of Titanium Family Converting Units to receive the Titanium Family Partnership Merger Consideration, (vi) the right of the holders of Titanium OP Incentive Units to receive the Incentive Unit Merger Consideration, (vii) the right of the holders of Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards to receive Titanium Equity Award Consideration, and (viii) the right of the holders of Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards to receive the Titanium RSU/PSU Cash Amount, (b) the provisions set forth in Section 6.03 of this Agreement and the rights of the Titanium Indemnified Parties set forth therein, (c) in the event of a termination of this Agreement pursuant to Section 8.01(c), the right of Titanium’s and Titanium OP’s equity holders to pursue claims for damages (including damages based on the loss of the premium offered to such equity holders); provided that the rights granted pursuant to clause (c) shall be enforceable on behalf of such equity holders only by Titanium or Titanium OP, in their respective sole and absolute discretion, on behalf of such equity holders, and any amounts received by Titanium or Titanium OP in connection therewith may be retained by such Party, (d) if the Closing occurs, the provisions set forth in Section 2.05(f), and (e) the rights of the Titanium Family Representative provided in Section 8.06 and elsewhere in this Agreement, which, in the case of the foregoing clauses (a), (b), (d) and (e) shall inure to the benefit of the Persons benefiting therefrom (such Persons shall be express third party beneficiaries thereof) and such Persons may enforce the covenants contained therein.

Section 9.08 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the Transactions, or the actions of the Silver Parties or the Titanium Parties in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Michigan (without giving effect to choice of law principles thereof).
(b) Each of the Parties (i) irrevocably consents to submit itself to the exclusive jurisdiction of the state and federal courts in the State of Michigan (such courts, collectively, the “Michigan Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Michigan Court and (iii) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the Transactions in any court other than a Michigan Court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF SILVER OR TITANIUM UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.
Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.
Section 9.10 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause the other Parties to consummate the Transactions. It is agreed that the Parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.
SIMON PROPERTY GROUP, INC., a Delaware corporation

By:	/s/ David Simon
Name:	David Simon
Title:	Chairman of the Board, Chief Executive Officer and President

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By:	SIMON PROPERTY GROUP, INC., a Delaware corporation, its General Partner

By:	/s/ David Simon
Name:	David Simon
Title:	Chairman of the Board, Chief Executive Officer and President

SILVER MERGER SUB 1, LLC, a Delaware limited liability company

By:	/s/ David Simon
Name:	David Simon
Title:	Chief Executive Officer and President

SILVER MERGER SUB 2, LLC, a Delaware limited liability company

By:	/s/ David Simon
Name:	David Simon
Title:	Chief Executive Officer and President
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.
TAUBMAN CENTERS, INC., a Michigan corporation

By:	/s/ Robert S. Taubman
Name:	Robert S. Taubman
Title:	Chairman of the Board, Chief Executive Officer and President

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership

By:	TAUBMAN CENTERS, INC., a Michigan corporation, its Managing General Partner

By:	/s/ Robert S. Taubman
Name:	Robert S. Taubman
Title:	Chairman of the Board, Chief Executive Officer and President
[Signature Page to Agreement and Plan of Merger]

EXHIBIT B
JOINT VENTURE OPERATING AGREEMENT

of

THE TAUBMAN REALTY GROUP LLC

a Delaware limited liability company

[•]

JOINT VENTURE OPERATING AGREEMENT

of

THE TAUBMAN REALTY GROUP LLC

a Delaware limited liability company
Page
I. CONTINUATION; CHANGE OF JURISDICTION; NAME; PRINCIPAL OFFICE; AGENT FOR SERVICE OF PROCESS; FILING OF CERTIFICATE(S); TERM; TITLE TO COMPANY PROPERTY.

Section 1.1	Continuation; Change of Jurisdiction	B-2
Section 1.2	Name	B-2
Section 1.3	Principal Office; Other Offices; Agent for Service of Process	B-2
Section 1.4	Filing of Certificate(s) as Required	B-2
Section 1.5	Term	B-2
Section 1.6	Title to Company Property	B-2
Section 1.7	Continuing Offer	B-3

II. DEFINITIONS.

III. PURPOSES AND POWERS; REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.

Section 3.1	Purposes and Powers of the Company	B-15
Section 3.2	Partnership Only for Tax Purposes	B-16
Section 3.3	Representations and Warranties by the Members; Certain Covenants	B-16

IV. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; MEMBERSHIP INTERESTS; OTHER.

Section 4.1	Capital Contributions; Capital Account Balances	B-16
Section 4.2	Anticipated Financings	B-16
Section 4.3	No Right to Withdraw Capital; No Requirement of Further Contributions	B-17
Section 4.4	No Interest on Capital Contributions or Capital Accounts	B-17
Section 4.5	Capital Accounts	B-17
Section 4.6	Membership Interests; Units of Membership Interest; Percentage Interests	B-19
Section 4.7	Membership Interest Certificates	B-19

V. ALLOCATIONS; DISTRIBUTIONS; BANK ACCOUNTS; BOOKS OF ACCOUNT; TAX RETURNS; ACCOUNTING AND REPORTS; COMPANY FISCAL YEAR.

Section 5.1	Allocations	B-20
Section 5.2	Distributions	B-24
Section 5.3	Bank Accounts and Other Investments	B-26
Section 5.4	Books of Account	B-26
Section 5.5	Tax Returns	B-26
Section 5.6	Accounting and Reports, Etc.	B-26
Section 5.7	Company Fiscal Year	B-27
A-B-i

A-B-ii

Schedule I	Members and Preferred Holders
Schedule II	Designated Properties
Schedule III	Permitted Competing Activities
Schedule IV	Capital Accounts
Schedule V	Certain Agreements
Schedule VI	Section 6.28 Properties
Schedule VII	Initial Mandatory Minimum
Schedule VIII	TTC Restructuring

Exhibit A	Form of Membership Interest Certificate
Exhibit B	Adoption Agreement
Exhibit C	Illustrative FFO Calculations
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Exhibit D	Total Rewards Policy
Exhibit E	Initial Annual Operating Budget
Exhibit F	Initial Annual Capital Expenditure Budget
Exhibit G	Permitted Affiliate Transactions
Exhibit H	Series A Preferred Unit Designation
Exhibit I	REIT Requirements
Exhibit J	Initial Directors
Exhibit K	Treatment of Certain Equity Interests
Exhibit L	Total Equity Value
Exhibit M	Form of Voting Agreement
Exhibit N	OpComm Waiver
A-B-iv

JOINT VENTURE OPERATING AGREEMENT

OF

THE TAUBMAN REALTY GROUP LLC

a Delaware limited liability company
THIS JOINT VENTURE OPERATING AGREEMENT (hereinafter, this “Agreement”) of The Taubman Realty Group LLC, a Delaware limited liability company (the “Company”), dated as of [•] (the “Effective Date”), is made and entered into by and among Silver Merger Sub 1, LLC, a Delaware limited liability company (the “Silver Member”), as successor in interest to Taubman Centers, Inc., a Michigan corporation (“Titanium”), Simon Property Group, L.P., a Delaware limited partnership (“Silver OP”), the Titanium Family Group (as defined below), Simon Property Group, Inc., a Delaware corporation (“Silver Parent”) and the other Persons set forth on the signature page hereto solely in the capacity and for the limited purposes set forth therein.
RECITALS:
A. Prior to the formation of the Company, Titanium was a partner in The Taubman Realty Group Limited Partnership (the “Prior Partnership”), pursuant to the terms of the Third Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated December 12, 2012.
B. Pursuant to the terms of that certain Agreement and Plan of Merger by and among Silver Parent, Silver OP, Silver Member, Silver Merger Sub 2, LLC, a Delaware limited liability company (“Non-Surviving Merger Sub”), Titanium and the Prior Partnership, dated as of February 9, 2020 (the “Merger Agreement”), (i) Non-Surviving Merger Sub, merged with and into the Prior Partnership, with the Prior Partnership surviving (the “Partnership Merger”), (ii) immediately thereafter, Titanium merged with and into the Silver Member, with the Silver Member surviving (the “Merger”), (iii) immediately thereafter, the Prior Partnership was converted into a Delaware limited liability company (the “LLC Conversion”), with the Company being formed as the successor by conversion to the Prior Partnership and (iv) as a result of the foregoing transactions, as of the Effective Date, the Silver Member owns Membership Interests in the Company representing an eighty percent (80%) Percentage Interest and the Titanium Family Group owns Membership Interests in the Company representing a twenty percent (20%) Percentage Interest (including Option Deferred Units as Common Units).
C. For federal income tax purposes, the Company is a continuation of the Prior Partnership.
D. The Company was formed pursuant to the laws of the State of Delaware by the filing of a certificate of conversion and a certificate of formation (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware on the date hereof.
E. The Members desire to adopt and enter into this Agreement to set forth the manner in which the business and affairs of the Company shall be managed and their respective rights, duties and obligations with respect to the Company.
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NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the Members, Silver Parent and the other parties hereto hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I.

CONTINUATION; CHANGE OF JURISDICTION; NAME; PRINCIPAL OFFICE;
AGENT FOR SERVICE OF PROCESS; FILING OF CERTIFICATE(S);
TERM; TITLE TO COMPANY PROPERTY.
Section 1.1 Continuation; Change of Jurisdiction.
The parties hereto do hereby continue the Company as the successor by conversion of the Prior Partnership and as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”), upon the terms and conditions herein set forth. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency or contradiction between them. If the Board of Directors shall cause the Company to change its jurisdiction, by merger, consolidation, or in any other fashion or manner, the Act shall, for all purposes of this Agreement, refer to the applicable laws of the new jurisdiction.
Section 1.2 Name.
The name of the Company is “The Taubman Realty Group LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as either the Chief Executive Officer during the Titanium Period or the Board of Directors (or its designees) during the Silver Period reasonably determines.
Section 1.3 Principal Office; Other Offices; Agent for Service of Process.
The principal office of the Company is located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304. The Company, with the prior written approval of (i) the Chief Executive Officer during the Titanium Period in a manner that is not materially adverse to Silver or (ii) the Board of Directors during the Silver Period, may from time to time change such principal office and place of business, with written notice thereof to the Members. Subject to the terms and conditions of this Agreement and the Annual Budget, during the Titanium Period, the Company shall continue to maintain and keep available for use its office located at 712 Fifth Avenue, New York, New York consistent with past practice. Subject to the terms and conditions of this Agreement and the Annual Budget, the Company may establish such additional offices or places of business as the Chief Executive Officer may deem necessary or appropriate for the operation of the Company’s business in the ordinary course of business. The address of the registered office of, and the registered agent for service of process on, the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The Chief Executive Officer during the Titanium Period, and the Board of Directors during the Silver Period, may designate another registered agent or registered office from time to time as may be desirable for the Company.
Section 1.4 Filing of Certificate(s) as Required.
The Company has caused or shall cause the execution and filing of an appropriate certificate or certificates, or like instrument or instruments, or other filings or applications, at any time and from time to time as required by the Act or the law of any applicable jurisdiction in connection with the existence or activities or business of the Company, a change in the jurisdiction of the Company, or the use of a name (which name may be different than the name of the Company), and all amendments thereto of record. Copies of such certificates, instruments or other filings or applications shall be furnished on a timely basis to all Members.
Section 1.5 Term.
The term of the Company shall continue in perpetuity (provided that the Company may be dissolved in accordance with the provisions of Article X).
Section 1.6 Title to Company Property.
All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member or any other Person, individually, shall have any direct ownership of such property. Subject to the terms and conditions of this Agreement, the Company may hold any of its property in its own name or in the name of one (1) or more nominees that are not Members, Preferred Holders or Permitted Transferees of the foregoing.
A-B-2

Section 1.7 Continuing Offer.
The Titanium Family Group hereby acknowledges and agrees that no member of the Titanium Family Group or any of their respective transferees has any rights under that certain Second Amended and Restated Continuing Offer of Titanium, effective as of May 16, 2000.
II.

DEFINITIONS.
Unless the context in which a term is used clearly indicates otherwise, the following terms have the following respective meanings when used in this Agreement, and the singular shall include the plural and vice versa, unless the context requires otherwise:
“Action” means any action, filing of charges, suits, claims or proceedings (whether civil, criminal or administrative) brought by or before any Governmental Entity, arbitrator, mediator or other tribunal, or, other than for purposes of Section 6.19, any investigation by any Governmental Entity.
“Additional Interest” is defined in Section 8.3.
“Adjusted Capital Account Balance” means a Member’s or a Preferred Holder’s Capital Account balance increased by the sum of (i) any amount of cash or property such Member or Preferred Holder is unconditionally obligated to restore upon liquidation of the Company (including as a result of any election made under Section 10.5(c)) and (ii) such Member’s or Preferred Holder’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.
“Adjustment Liability” is defined in Section 6.26(e).
“Administrative Manager” means that Person who has by written contract with the Company agreed to provide management, administration, leasing and development services for the properties of the Company or any of its Subsidiaries or joint venture investments. On the Effective Date, TTC is the Administrative Manager pursuant to the Master Services Agreement.
“Affiliate” and “Affiliates” means, (i) with respect to any individual, any member of such individual’s Immediate Family, a Family Trust with respect to such individual, and any Person (other than an individual) that such individual Controls; and (ii) with respect to any Person (other than an individual), any Person (other than an individual) which Controls, is Controlled By, or is Under Common Control With, such Person; provided that for purposes of this Agreement, (a) no Member or Preferred Holder shall be deemed to be an Affiliate of any other Member or Preferred Holder solely by virtue of this Agreement and (b) the Company and its Subsidiaries, on the one hand, and each of the Members and Preferred Holders and their respective Affiliates, on the other hand, shall not constitute Affiliates of each other solely by virtue of this Agreement.
“Agreement” is defined in the Preamble to this Agreement.
“Alternative Base Method” is defined in Section 5.1(d)(vii).
“Alternative Procedure” is defined in Section 6.26(e).
“Annual Budget” or “Annual Budgets” is defined in Section 6.16(a).
“Annual Capital Budget” is defined in Section 6.16(a).
“Annual Distribution Policy” is defined in Section 5.2.
“Annual Operating Budget” is defined in Section 6.16(a).
“Applicable Company Property” is defined in Section 6.28(a).
“Authorized Signatories” is defined in Section 6.1(b).
“Bankrupt” or “Bankruptcy” as to any Person means (i) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, liquidator, or the like of itself or of all or a substantial portion of its assets, (ii) making a general assignment for the benefit of its creditors, or (iii) placing itself or consenting to its placement under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization or winding-up (other than in accordance with Article X).
A-B-3

“Board Fundamental Decision” is defined in Section 6.19(a).
“Board of Directors” means the board of directors of the Company.
“Book Value” and “Book Values” are defined in Section 4.5(b).
“Business Day” means any Day that is not a Saturday, Sunday, or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Call Exchange Notice” is defined in Section 8.4(a)(ii).
“Capital Account” is defined in Section 4.5(a).
“Capital Gains Tax Liability” means, for each Company Fiscal Year, the product of (1) the highest individual federal income tax rate applicable to capital gains (taking into account the relevant holding period for the applicable assets disposed of during such Company Fiscal Year) in effect for such period and (2) the largest quotient obtained by dividing (a) each Member’s allocable share of net capital gain (as defined in Section 1222(11) of the Code) of the Company for such Company Fiscal Year, determined by taking into account allocations of gain pursuant to Section 704(c) of the Code and taking into account any basis adjustments available to such Member under Section 734 or Section 743 of the Code, except that a Member’s allocation of gain shall not be taken into account to the extent that (x) the Company has made or is required to make, by way of indemnification or otherwise, a payment to such Member with respect to an allocation of gain, or (y) such Member has otherwise agreed not to include the gain allocable to such Member in the calculation of the Capital Gains Tax Liability, by (b) such Member’s Percentage Interest
“CEO Delegated Authority” is defined in Section 6.1(c).
“CEO Obligations” means the requirement of the Chief Executive Officer during the Titanium Period to manage the business and affairs of the Company and its Subsidiaries in all material respects in compliance with the covenants expressly set forth in this Agreement and, subject to Section 6.16(d), in accordance with the Annual Budget, and to comply with the obligations of the Chief Executive Officer hereunder (including pursuant to Section 7.3); provided, for the avoidance of doubt, that the CEO Obligations only apply to actions that are within the reasonable control of the Chief Executive Officer (such as the expenditure of funds contemplated by the Annual Budget) and in no event shall the CEO Obligations be deemed to impose any obligation or requirement that the Chief Executive Officer, the Company or its Subsidiaries meet or exceed any financial, operational or other performance variables, thresholds, goals or results.
“Certificate of Formation” is defined in the Recitals to this Agreement.
“Chief Executive Officer” means the Chief Executive Officer of the Company.
“Chief Operating Officer” means the Chief Operating Officer of the Company.
“Code” means the Internal Revenue Code of 1986.
“Common Units” is defined in Section 4.6(a).
“Communication” and “Communications” are defined in Section 11.1(a).
“Company” is defined in the Preamble to this Agreement.
“Company Accountants” means a nationally recognized firm of certified public accountants selected by the Chief Executive Officer during the Titanium Period or by the Board of Directors during the Silver Period; provided that, from and after the third (3rd) anniversary of the Effective Date, the Silver Member may request that the Company select as the Company Accountants a different nationally recognized firm of certified public accountants, and the Company Accountants shall thereafter be switched as so requested by the Silver Member as promptly as reasonably practicable.
“Company FFO” has the meaning set forth in, and shall be determined based upon the definition thereof set forth in the National Association of Real Estate Investment Trusts Funds From Operations White Paper – 2018 Restatement (“2018 White Paper”), calculated in a manner that is consistent in all material respects with past financial reporting practices for the Company, and shall be adjusted to exclude (without duplication) the impact of (a) extraordinary, unusual or non-recurring items, such as: (1) prepayment penalties, (2) impairment charges (whether or not meeting the 2018 White Paper criteria for addback), (3) peripheral land sales, and (4) funds from operations
A-B-4

attributable to any assets (including all or substantially all of the interests therein) that have been sold, leased, divested or otherwise disposed of, the net proceeds of which sales, divestitures or disposals have been or prior to the applicable Exchange Date will be distributed to the Members and (b) the amortization of purchase accounting adjustments and other mark-to-market adjustments. In addition, Company FFO will be adjusted to exclude the impact of Excluded Expenses.
“Company Fiscal Year” means the calendar year.
“Company LTM FFO” means Company FFO for the consecutive twelve (12) month period ending on the last day of the fiscal quarter immediately prior to the quarter in which the Exchange Notice Date occurs.
“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Regulation Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a fiscal year or other period shall be determined in accordance with the rules of Regulation Section 1.704-2(d).
“Company Subsidiary” means a direct or indirect Subsidiary of the Company.
“Competing Activity” is defined in Section 7.3(a).
“Control(s)” means possession, directly or indirectly, of the power to designate and direct or cause the designation and direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Person shall be deemed to Control another Person if such Person is the sole general partner, sole managing general partner or sole managing member of such other Person. The terms “Controlled By” and “Under Common Control With” and “Controlling” shall have correlative meanings.
“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for All Items, 1982-84 = 100, published monthly by the United States Department of Labor, Bureau of Labor Statistics. If the CPI becomes unavailable because publication is discontinued or otherwise, there shall be substituted therefor a comparable nationally recognized index, approved by the Board of Directors, based upon changes in the cost of living or the purchasing power of the consumer dollar, published by an agency of the federal government or in the absence thereof, by a nationally recognized financial reporting service.
“Day” or “Days” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action begins or ends is not a Business Day, such period shall begin or end, as applicable, on the next Business Day.
“Depreciation” means for each Company Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Partnership Representative.
“Designated Individual” is defined in Section 6.26(a).
“Director” means a member of the Board of Directors.
“Director Initiated Action” is defined in Section 6.1(b).
“Distribution Date” is defined in Section 5.2(b).
“Distribution Limitation Event” is defined in Section 5.2(a).
“Dollars” or “$” means United States dollars.
“Effective Date” is defined in the Preamble.
“Emergency Situation Response” means, with respect to a property of the Company or any of its Subsidiaries, reasonable actions, in light of the circumstances, taken in response to unanticipated situations at such property in
A-B-5

order to mitigate a reasonably likely threat of property damage, personal injury or death. For the avoidance of doubt, restoration and any other actions that are included in an Emergency Situation Response shall only be such actions that are reasonably necessary or advisable to stabilize such property and any such actions taken after any such situation has been stabilized shall not be included in this definition.
“Equity Shares” means the shares of common stock, par value $0.0001 per share, of Silver Parent.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Minimum Distribution Amount” means, for each Company Fiscal Year, an amount, as determined from time to time based on the results of the Company’s operations, equal to the sum of (i) the greater of (x) the product of (1) an amount equal to the quotient of (A) Silver OP’s (and, without duplication, Silver Member’s) allocable share of the Company’s estimated Real Estate Investment Trust Taxable Income for such Company Fiscal Year (taking into account any adjustments to basis, and any depreciation deductions available as a result of adjustments to basis under Section 734 or Section 743 of the Code) divided by (B) Silver OP’s (and, without duplication Silver Member’s) Percentage Interest and (2) ninety-five (95) percent and (y) the estimated Tax Liability Amount for such Company Fiscal Year, (ii) the Prohibited Transaction Tax Distribution Amount for such Company Fiscal Year, (iii) the Section 857(b)(7) Tax Distribution Amount for such Company Fiscal Year and (iv) the Excise Tax Distribution Amount for such Company Fiscal Year. For the avoidance of doubt, the Estimated Minimum Distribution Amount shall not take into account any allocation to a holder of Preferred Units (in its capacity as such).
“Excess Threshold” means ten million Dollars ($10,000,000) annually, determined in the aggregate (and based on absolute value) with respect to all instances in this Agreement where such term is used; provided that any action, project or expenditure that is approved or ratified by the Board of Directors shall not reduce or count against this ten million Dollar ($10,000,000) figure.
“Exchange” means the exchange by an Exchanging Member of a Common Unit for cash or Silver OP Units or a combination of the foregoing, in accordance with Section 8.4.
“Exchange Act” is defined in Section 7.3(b).
“Exchange Closing” is defined in Section 8.4(f)(ii).
“Exchange Date” is defined in Section 8.4(f)(i).
“Exchange Notice” is defined in Section 8.4(b).
“Exchange Notice Date” means the date of delivery of an Exchange Notice pursuant to Section 8.4(b) or a Call Exchange Notice pursuant to Section 8.4(a)(ii), as applicable.
“Exchange Price” means, as of any Exchange Notice Date, a Dollar amount per Common Unit which shall be equal to the quotient of (i) (x) Total Equity Value less (y) the reasonable, out-of-pocket costs actually incurred by Silver Parent or any of its Subsidiaries to obtain any approvals contemplated by Section 8.4(g) divided by (ii) the total number of Common Units (including Option Deferred Units (as defined in Exhibit K)) issued and outstanding as of the Exchange Notice Date.
“Exchangeable Unit” means a Common Unit held by any member of the Titanium Family Group or any Family Transferee.
“Exchanged Units” is defined in Section 8.4(b).
“Exchanging Member” is defined in Section 8.4(b).
“Excise Tax Distribution Amount” means, for each Company Fiscal Year, an amount equal to the excise tax that would be imposed on the Company pursuant to Section 4981(a) of the Code if the Company were a Real Estate Investment Trust.
“Excluded Expenses” is defined in Exhibit L.
“Excluded Fundamental Decisions” is defined in Section 6.22(c).
“Excluded Titanium Fundamental Decisions” is defined in Section 6.22(c).
“Failure to Comply Remedies” is defined in Section 5.1(d)(vii).
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“Family Transferee” means any of RST, WST, GTK, any Immediate Family of any of the foregoing Persons, any Family Trust with respect to any of the foregoing Persons (so long as such Family Trust remains a Family Trust of the foregoing Persons), or any entity consisting of or owned entirely by one (1) or more of the foregoing Persons (so long as such entity remains owned entirely by such Persons).
“Family Trust” means, with respect to an individual, a trust solely for the benefit of such individual or solely for the benefit of any member or members of such individual’s Immediate Family or solely for the benefit of such individual and any member or members of such individual’s Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one (1) or more of the beneficiaries (but not the primary beneficiary) of the trust includes a Person or Persons, other than a member of such individual’s Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust, which distribution may be made of something other than a Membership Interest or includes an organization or organizations exempt from federal income taxes pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code, shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual’s Immediate Family, a Responsible Financial Institution, an attorney that is a member in good standing of the Bar of any State in the United States, or an individual or individuals approved by the Board of Directors in its reasonable discretion.
“FFO Valuation” is defined in Exhibit L.
“Fractional Unit” means a portion of, or less than the whole of, a Unit of Membership Interest.
“Fraud” means an intentional misrepresentation or intentional omission of material fact that has been relied upon by a Party to the detriment of that Party.
“Fundamental Decision Approval” is defined in Section 6.19(a).
“Further Push-Out Election” is defined in Section 6.26(d).
“GAAP” means generally accepted accounting principles, consistently applied in the United States.
“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
“Gross Income” means the income of the Company determined pursuant to Section 61 of the Code before deduction of items of expense or deduction.
“GTK” means Gayle Taubman Kalisman.
“Immediate Family” means, with respect to a Person, (i) such Person’s spouse (former or then-current), (ii) such Person’s parents and grandparents and (iii) descendants (natural or adoptive, of the whole or half blood) of such first Person.
“Imputed Underpayment” is defined in Section 6.26(b).
“Incapacitated” means, as to any Person, that such Person is (i) determined by a court of competent jurisdiction (which decision is not overturned during the period set forth herein) to be incompetent to manage his person or his property for a continuous period of not less than one hundred eighty (180) Days or an aggregate period of not less than two hundred seventy (270) Days in any twelve (12) month period or (ii) unable to engage in any meaningful gainful activity by reason of any medically determinable physical or mental impairment which can be reasonably expected to result in death or can be reasonably expected to last for a continuous period of not less than one hundred eighty (180) Days or an aggregate period of not less than two hundred seventy (270) Days in any twelve (12) month period. The medical determination referenced in clause (ii) shall be made solely by an independent, licensed medical doctor that is selected as follows: such Person (or if such Person is unable to make such a selection due to a physical or mental impairment, the Person who then holds such Person’s medical power of attorney) selects such a doctor, the Silver Member selects another such doctor and such two doctors shall select a third such doctor who shall make the determination referenced in clause (ii).
“Indemnified Person” means Silver Parent, Silver OP, each Member, each Officer (including the Chief Executive Officer), each Authorized Signatory, each Director, the Partnership Representative, the Designated
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Individual of the Partnership Representative, each employee of the Company, each director, manager, officer or employee of a Company Subsidiary (including an Administrative Manager that is a Company Subsidiary), each Person that serves or served at the request of the Company or any Company Subsidiary as director, manager, officer, employee or agent of any other enterprise and each Affiliate of any of the foregoing persons, in each case in their respective capacities as such.
“Initial Mandatory Minimum” means the amount set forth on Schedule VII.
“Initial Total Titanium Exchange Closing” is defined in Section 8.4(f)(v).
“Interest Rate” means a fluctuating interest rate per annum equal to the interest rate published from time to time in The Wall Street Journal and designated therein as the prime rate, plus 2%.
“Lender” is defined in Section 6.27.
“LLC Conversion” is defined in the Recitals to this Agreement.
“Lockout Period” means the period of time commencing on the Effective Date and expiring on the date that is the second (2nd) anniversary of the Effective Date.
“Losses” is defined in Section 5.1(a).
“Master Services Agreement” means the management, administration, leasing and development services agreement dated as of November 30, 1992, between the Company and TTC, engaging TTC as the Administrative Manager.
“Material Contract” means any contract or arrangement to which the Company or any of its Subsidiaries is a party (or by which it or its assets are bound) that, whether written or oral:
(1) grants to any Person (other than the Company or a Company Subsidiary) a right of first refusal, a right of first offer, an option or other right to purchase, acquire, sell or dispose of any real property that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, it being agreed that, without limiting the generality of the foregoing, any such purchase, acquisition, sale or disposition shall be deemed to be material to the Company and its Subsidiaries, taken as a whole, if the price (or the value of consideration) thereunder is more than ten million Dollars ($10,000,000) (including debt assumed);
(2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries, or that otherwise restricts or limits in any material respect the lines of business conducted by the Company or any of its Subsidiaries or the geographic area in which the Company or any of its Subsidiaries may conduct business, other than restrictions in any ground lease or any tenant lease, license or similar agreement on the use of the shopping center in which the premises are therein demised or radius restrictions;
(3) grants the other party or any Person “most favored nation” status or similar exclusive discount rights that would be material to the Company and its Subsidiaries, taken as a whole;
(4) requires or is reasonably likely to require payment by the Company or any Subsidiary of the Company of more than ten million Dollars ($10,000,000) in the aggregate in any one (1) year (provided that this clause (4) shall exclude any lease, license for space or similar agreement for the use of real property);
(5) provides for the engagement of third party advisors with respect to corporate or strategic matters that would constitute a Board Fundamental Decision;
(6) involves the creation or material alteration (including termination) of the terms of a joint venture or similar strategic alliance that is material to the Company and its Subsidiaries, taken as a whole;
(7) that includes a default, change of control or similar provision that would (i) require payment by the Company or any Subsidiary of the Company of more than ten million Dollars ($10,000,000) in the aggregate to the other party or parties thereto, (ii) give rise to any material rights (including termination, cancellation or acceleration rights) of the other party or parties or (iii) give rise to the loss of any material benefit to which the Company or any of its Subsidiaries are entitled, in each case of clauses (i), (ii) and (iii), solely as a result of (x) the end of the Titanium Period, (y) the removal of the Chief Executive Officer of the Company or (z) any other change of control of the Company or Silver Parent; or
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(8) is a Material Lease.
“Material Lease” means any lease, license or similar agreement to which the Company or any of its Subsidiaries is a party:
(1) in which the Company or a Company Subsidiary is a lessor, licensor or grantor, if such agreement (i) covers more than twenty thousand (20,000) square feet of gross leasable area, or (ii) provides for annual rent in excess of one million Dollars ($1,000,000), such amount subject to adjustment for the CPI, and in each case of clauses (i) and (ii) for a term of two (2) years or more and which cannot be terminated on ninety (90) Days’ or less notice without material penalty; or
(2) in which the Company or a Company Subsidiary is a lessee, licensee or grantee, if such agreement provides for annual rent in excess of one million Dollars ($1,000,000) and cannot be terminated on ninety (90) Days’ or less notice without material penalty.
“Member” and “Members” are (i) those Persons identified as such on the Membership Interest Ledger on the date of this Agreement, in their capacities as members of the Company, (ii) the successors to any portion or all of the Membership Interest of those Persons identified as Members on the Membership Interest Ledger on the date of this Agreement who are admitted to the Company as members pursuant to Section 8.2 and (iii) any Person to whom an Additional Interest as a member is issued pursuant to Section 8.3 and who is admitted to the Company as a member pursuant to Section 8.2. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Preferred Holder, solely in its capacity as such, shall be deemed to be a Member.
“Member Nonrecourse Debt” is defined in Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” is defined in Section 5.1(d)(ii).
“Member Nonrecourse Deduction” is defined in Regulations Section 1.704-2(i).
“Membership Interest” is defined in Section 4.6(a).
“Membership Interest Certificate” and “Membership Interest Certificates” are defined in Section 4.7.
“Membership Interest Ledger for Common Units” means a ledger maintained at the principal office of the Company that shall set forth, among other things, the name and address of each Member and the nature of the Membership Interest of each Member, the number of Units of Membership Interest held by each Member, if any, and the current Percentage Interest of each Member, if any.
“Membership Interest Ledger for Preferred Units” means a ledger maintained at the principal office of the Company that shall set forth, among other things, the name and address of each Preferred Holder and the nature of the Preferred Units of each Preferred Holder, and the number of Preferred Units held by each Preferred Holder.
“Merger” is defined in the Recitals to this Agreement.
“Merger Agreement” is defined in the Recitals to this Agreement.
“Minimum Distribution Amount” means, for each Company Fiscal Year, an amount equal to the sum of (i) the greater of (x) the product of (1) an amount equal to the quotient of (A) Silver OP’s (and, without duplication, Silver Member’s) allocable share of the Company’s Real Estate Investment Trust Taxable Income for such Company Fiscal Year (taking into account any adjustment to basis, and any depreciation deductions available as a result of adjustments to basis, under Section 734 or Section 743 of the Code) divided by (B) Silver OP’s (and, without duplication, Silver Member’s) Percentage Interest and (2) ninety-five (95) percent and (y) the Tax Liability Amount for such Company Fiscal Year, (ii) the Prohibited Transaction Tax Distribution Amount for such Company Fiscal Year, (iii) the Section 857(b)(7) Tax Distribution Amount for such Company Fiscal Year and (iv) the Excise Tax Distribution Amount for such Company Fiscal Year. For the avoidance of doubt, the Minimum Distribution Amount shall not take into account any allocation to a holder of Preferred Units (in its capacity as such).
“Minimum Gain” means an amount determined in accordance with Regulations Section 1.704-2(d) by computing, with respect to each Nonrecourse Liability of the Company, the amount of gain, if any, that the Company would realize if it disposed of the property subject to such liability for no consideration other than full satisfaction thereof, and by then aggregating the amounts so computed.
“Name Transfer Date” is defined in Section 6.30.
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“New China Business” is defined in Section 7.3(c).
“New Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 together with any binding administrative guidance issued thereunder, or successor provisions and any similar provision of state or local Tax laws.
“Non-Compete Subject Persons” is defined in Section 7.3(a).
“Non-Controllable Items” means the minimum amount of funds in excess of amounts reserved for such matters in the Annual Budget needed to (i) pay and perform when due all of the obligations of the Company and its Subsidiaries required to be paid or performed pursuant to any notes, mortgages, loan documents, operating agreements, investment agreements, ground or other leases and reciprocal easement agreements or any other legally binding agreements: (a) to which the Company or any Subsidiary of the Company is a party or by which it or its assets are bound and (b) which have (x) been entered into prior to the date of the Merger Agreement, (y) been entered into subsequent to the date of the Merger Agreement but prior to the Effective Time (as defined in the Merger Agreement) and in accordance with the Merger Agreement or (z) been entered into at or following the Effective Time (as defined in the Merger Agreement) in accordance with the terms hereof; (ii) pay when due real estate and other taxes, utility charges and insurance premiums (and if applicable, self-insured employee benefit claims), in each case for the Company, any Subsidiary of the Company or any assets or properties of the Company or its Subsidiaries or which the Company or any Company Subsidiary is responsible for under any agreement with a joint venture partner; (iii) comply with any legal requirement now or hereafter in force which shall be applicable to all or any part of the Company, any Subsidiary of the Company or any assets or properties of the Company or its Subsidiaries (including assets or properties in which the Company or a Company Subsidiary has an indirect ownership interest) (including the making of capital expenditures to the extent required for such compliance); and (iv) pay the cost of Emergency Situation Responses (including the making of capital expenditures required in connection therewith). For the avoidance of doubt, the Initial Mandatory Minimum is not a Non-Controllable Item.
“Non-Income Producing Assets” means any assets, rights or properties that do not provide any material revenue (including, for the avoidance of doubt, those that provide no revenue) for the owner or licensor thereof.
“Nonrecourse Deductions” is defined in Regulations Section 1.704-2(b)(1).
“Nonrecourse Liabilities” and “Nonrecourse Liability” are defined in Regulations Section 1.704-2(b)(3).
“Non-Surviving Merger Sub” is defined in the Recitals to this Agreement.
“NOPPA” is defined in Section 6.26(e).
“Officers” is defined in Section 6.1(b).
“OpComm Liability” is defined in Section 6.29(c).
“OpComm Waiver” is defined in Section 6.29(c).
“Operating Committee” means a committee of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Center Operations, Executive Vice President, General Counsel & Secretary, Senior Vice President, Human Resources and Chief Human Resources Officer and President of Taubman Asia, or any other person serving a substantially similar function.
“Ordinary Tax Liability” means, for each Company Fiscal Year, an amount equal to the product of (1) the highest individual federal income tax rate applicable to ordinary income in effect for such Company Fiscal Year and (2) the largest quotient obtained by dividing (a) each Member’s allocable share of the taxable income of the Company for such Company Fiscal Year, determined by taking into account allocation of items of income and deduction pursuant to Section 704(c) of the Code, except that a Member’s allocation of taxable income shall not be taken into account to the extent that (x) the Company has made or is required to make a payment to such Member, by way of indemnification or otherwise, with respect to such income, or (y) such Member has agreed not to include such income in the calculation of the Ordinary Tax Liability, and by (i) excluding any items giving rise to a capital gain or a capital loss and (ii) taking into account any adjustment to basis, and any depreciation deductions available to such Member as a result of adjustments to basis, under Section 734 or Section 743 of the Code, by (b) such Member’s Percentage Interest.
“Partnership Merger” is defined in the Recitals to this Agreement.
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“Partnership Representative” is defined in Section 6.26(a).
“Pass-Through Entity Tax” means the entity-level tax imposed by the State of Connecticut on partnerships and certain other pass-through entities pursuant to Section 12-726 of the Connecticut General Statutes, as amended from time to time, and any regulations or other guidance published thereunder.
“Pass-Through Partner” is defined in Section 6.26(e).
“Percentage Interest” is defined in Section 4.6(b).
“Permitted Affiliate Transactions” means agreements, actions or transactions (a) solely between or among the Company or any of its wholly owned Subsidiaries, (b) on an arm’s length basis and on terms no less favorable to the Company or its Subsidiaries than those that would reasonably be obtained by and from an unaffiliated third party and for consideration not in excess of twenty-five thousand Dollars ($25,000) per year individually or one hundred thousand Dollars ($100,000) per year in the aggregate, (c) relating to bona fide employee, Officer or Director compensation (e.g., annual rates of base salaries or annual fees, short-term or long-term incentive arrangements) and set forth in Exhibit D (or another document agreed to in writing by the Silver Member and the Titanium Family Designee), subject to Section 6.15, or (d) set forth in Exhibit G.
“Permitted Affiliate Transfer” is defined in Section 8.1(b).
“Permitted Transferee” is defined in Section 8.1(b).
“Person” or “Persons” means an individual, a partnership (general, limited or limited liability), limited liability company, corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.
“Per Unit Consideration Election” means, for each Common Unit being exchanged on the same Exchange Date:
(i) if the Exchanging Member(s) elect, pursuant to the Exchange Notice, to receive, or the Silver Member elects, pursuant to a Call Exchange Notice, to pay, Silver OP Units as consideration for all of the Exchange, a number of Silver OP Units equal to the quotient of (a) the Exchange Price divided by (b) the sixty (60)-Day aggregate volume-weighted average price per Equity Share (as reported on Bloomberg, or, if Bloomberg no longer reports such closing prices, another nationally recognized reporting service) on the New York Stock Exchange or NASDAQ or any other U.S. national securities exchange on which the Equity Shares are listed for the VWAP Period (the “Silver OP Unit Consideration”); provided that no fractional Silver OP Units shall be delivered as consideration and, in lieu thereof, cash in Dollars shall be paid at the same valuation as the Silver OP Unit Consideration;
(ii) if the Exchanging Member(s) elect, pursuant to the Exchange Notice, to receive, or the Silver Member elects, pursuant to a Call Exchange Notice, to pay, cash as consideration for all of the Exchange, an amount of cash in Dollars equal to the Exchange Price (the “Silver Cash Consideration”); or
(iii) if the Exchanging Member(s) elect, pursuant to the Exchange Notice, to receive, or the Silver Member elects, pursuant to a Call Exchange Notice, to pay, a portion of the consideration for the Exchange in cash (such portion expressed as a percentage, the “Silver Cash Consideration Percentage”) and a portion of the consideration for the Exchange in Silver OP Units (such portion expressed as a percentage, the “Silver OP Unit Consideration Percentage”), (x) a number of Silver OP Units equal to the product of (a) the Silver OP Unit Consideration multiplied by (b) the Silver OP Unit Consideration Percentage and (y) an amount of cash in Dollars equal to the product of (a) the Silver Cash Consideration multiplied by (b) the Silver Cash Consideration Percentage.
For the avoidance of doubt, (A) the Per Unit Consideration Election for each Common Unit being exchanged on the same Exchange Date shall be the same for each such Common Unit and (B) the sum of the Silver Cash Consideration Percentage and the Silver OP Unit Consideration Percentage for a Common Unit being exchanged shall equal one hundred percent (100%).
“Pledge” means a pledge or grant of a mortgage, security interest or lien in respect of a Membership Interest.
A-B-11

“Preferred Holder” means a holder of Preferred Units (in its capacity as such).
“Preferred Rate” means a fixed rate per annum specified in the applicable Preferred Unit Designation.
“Preferred Return” has the meaning, as to each class or series of Preferred Units, set forth in the Preferred Unit Designation of such class or series of Preferred Units.
“Preferred Unit Designation” means those certain Preferred Unit designations to be set forth in an Exhibit attached to, and incorporated by reference in, this Agreement, setting forth the rights, privileges and preferences of any class or series of Preferred Units. As of the Effective Date, the Preferred Unit Designations consist of the Series A Preferred Unit Designation.
“Preferred Units” means those Membership Interests that are designated as “Preferred Units” pursuant to a Preferred Unit Designation in accordance with this Agreement, which may be issued in one (1) or more different classes or series. As of the Effective Date, the Preferred Units consist of the Series A Preferred Units.
“Prior Decision” is defined in Section 8.4(a)(ii).
“Prior Partnership” is defined in the Recitals to this Agreement.
“Profits” is defined in Section 5.1(a).
“Prohibited Transaction Tax Distribution Amount” means, for each Company Fiscal Year, an amount equal to 100% of the net income of the Company derived from prohibited transactions (as defined in Section 857(b)(6)(B)(i) of the Code) for such Company Fiscal Year.
“Protected Gain” shall mean all of the income and gain that would be allocable to and/or recognized by the Titanium Family Group under the Code (for the avoidance of doubt, taking into account any basis adjustments as of the Effective Date under Section 734, 743 and 1014 of the Code and the applicable state and local equivalents of such sections to which the relevant Member is entitled) in the event of the sale of a property listed on Schedule II or a direct or indirect interest therein in a fully taxable transaction on the Effective Date for an amount equal to the fair market value of such property on the Effective Date listed on Schedule II; provided, that the Protected Gain shall be decreased from time to time to take into account any basis adjustments after the Effective Date under Section 734, 743 and 1014 of the Code and the applicable state and local equivalents of such sections to which the relevant Member is entitled.
“Push-Out Election” is defined in Section 6.26(b).
“Qualified Expert” is defined in Section 6.22(b).
“Real Estate Investment Trust” means such term as defined in Section 856 of the Code.
“Real Estate Investment Trust Taxable Income” means such term as defined in Section 857(b)(2) of the Code.
“Registrable Securities” is defined in Section 8.5(b).
“Regulations” (including Temporary Regulations or Proposed Regulations) means Department of Treasury regulations promulgated under the Code.
“Regulatory Concession” has the meaning set forth in the Merger Agreement.
“REIT Requirements” is defined in Section 6.23.
“Required Distribution Amount” means an amount, as reflected in the Annual Distribution Policy, equal to the aggregate cash (or cash per Common Unit) to be distributed to the Members in respect of their Common Units for such Company Fiscal Year, as such amount may be increased or decreased from time in accordance with the Annual Distribution Policy, but shall in no event equal less than the Estimated Minimum Distribution Amount (as determined from time to time). Notwithstanding the foregoing, the Required Distribution Amount shall be equal to at least the Initial Mandatory Minimum per Common Unit in each of 2020, 2021 and 2022 Company Fiscal Years, subject to Section 5.2(a) and pro rata adjustment for partial years. For example and without limiting the foregoing, (i) if the Effective Date occurs in 2020, the Initial Mandatory Minimum per Common Unit shall be reduced pro rata based on the portion of 2020 that occurs prior to the Effective Date and (ii) if a Common Unit is exchanged during the 2022 Company Fiscal Year, the Initial Mandatory Minimum per Common Unit for such Common Unit shall be reduced pro rata based on the portion of 2022 that occurs after the Exchange Date.
A-B-12

“Responsible Financial Institution” means a licensed or regulated bank or trust company that has at least twenty-five billion Dollars ($25,000,000,000) in total assets.
“Restricted Property” is defined in Section 6.28(a).
“Reviewed Year” is defined in Section 6.26(c).
“Reviewed Year Member” is defined in Section 6.26(c).
“RST” means Robert S. Taubman.
“SEC” means the United States Securities and Exchange Commission.
“Second Total Titanium Exchange Closing” is defined in Section 8.4(f)(v).
“Section 6.28(b) Property” is defined in Section 6.28(b).
“Section 857(b)(7) Tax Distribution Amount” means, for each Company Fiscal Year, an amount equal to 100% of redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income of the Company (each as defined in Section 857(b)(7)) for such Company Fiscal Year.
“Securities Act” means the Securities Act of 1933.
“Series A Preferred Unit” means a Preferred Unit designated as a “Series A Preferred Unit” with the rights, limitations, qualifications, privileges and preferences specified in the Series A Preferred Unit Designation, dated as of the Effective Date, set forth on Exhibit H (the “Series A Preferred Unit Designation”).
“Shelf Registration” is defined in Section 8.5(a).
“Shelf Rights Holder” means any member of the Titanium Family Group and any Family Transferee that holds Registrable Securities.
“Silver Call Right” is defined in Section 8.4(a)(ii).
“Silver Member” is defined in the Preamble to this Agreement.
“Silver OP” is defined in the Preamble to this Agreement.
“Silver OP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of Silver OP.
“Silver OP Unit” means a Limited Partnership Unit (as defined in the Silver OP Partnership Agreement).
“Silver OP Unit Consideration Percentage” is defined in Article II.
“Silver Parent” is defined in the Preamble to this Agreement. Any references to Silver Parent herein shall, for the avoidance of doubt, include any successor to Silver Parent.
“Silver Period” means the period from and after the end of the Titanium Period.
“Special Allocation Formula” is defined in Section 5.1(d)(vii).
“State Allocable Share” is defined in Section 5.1(d)(vii).
“Subject Members” means each partner in the Taxable Partnerships that is an individual, trust, estate, or pass-through entity having individuals, trusts, or estates as its direct or indirect members.
“Subsidiary” means, with respect to any Person, as of any date of determination, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or providing the owner thereof with the right to Control such entity, are directly or indirectly owned by such Person. For the avoidance of doubt, TTC shall be deemed to have been a Subsidiary of the Company prior to the Effective Date.
“Subsidiary Partnership” is defined in Section 6.26(d).
“Tax” or “tax” mean any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including all
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federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, stamp, transfer, profits, gains, premiums, property, capital, sales, transfer, use, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, occupation, environmental, customs duties, disability, real property, personal property, escheat, withholding, franchise, windfall or other profits, value added, gains tax and license, registration and documentation fees, alternative or add-on minimum, or estimated tax.
“Tax Actions” is defined in Section 6.26(o).
“Tax Liability Amount” means, for each Company Fiscal Year, the sum of (1) the Ordinary Tax Liability and (2) the Capital Gains Tax Liability.
“Tax Loan” is defined in Section 5.1(d)(vii).
“Taxable Partnerships” means, collectively, West Farms Associates, a Connecticut general partnership, Rich-Taubman Associates, a Connecticut general partnership, TTC, any other Connecticut partnership or other pass-through entity subject to the Pass-Through Entity Tax in which the Company may subsequently invest, and any other pass-through entity in which the Partnership has invested or subsequently invests that is or may become subject to an entity-level tax similar to the Pass-Through Entity Tax.
“Titanium” is defined in the Preamble to this Agreement.
“Titanium Business” means, without regard to geography, the business and strategy of the Company or any of the Company Subsidiaries (including their ownership and operation of, and investments in, properties and assets) conducted by them prior to the Effective Date (including the natural extension thereof), and any other business or strategy of the Company or any of its Subsidiaries after the Effective Date.
“Titanium Family Approval” is defined in Section 6.20(a).
“Titanium Family Designee” is defined in Section 11.18.
“Titanium Family Group” means each Person that is a signatory to this Agreement as of the Effective Date that is listed under the heading “Titanium Family Group” on the signature page hereto.
“Titanium Fundamental Decision” is defined in Section 6.20(a).
“Titanium Other Fundamental Decision” is defined in Section 6.20(b).
“Titanium Period” means the period beginning on the date of the Effective Date and ending on the earliest of (i) the first day on which the Titanium Family Group (together with any Family Transferees) ceases to own, collectively, at least forty percent (40%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), (ii) the date that is one year after the first date on which each of RST and WST is either dead or Incapacitated, (iii) the occurrence of a Bankruptcy or involuntary bankruptcy in a court of competent jurisdiction with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, generate at least one-third (1/3) of the Company’s and its Subsidiaries’ net operating income that is either not contested in good faith by the Company or is not dismissed within one hundred and eighty (180) Days of the applicable filing or (iv) the Initial Total Titanium Exchange Closing. For the avoidance of doubt, in no event does the Titanium Period restart once it ends.
“Total Equity Value” is defined in, and shall be calculated in accordance with, Exhibit L.
“Total Titanium Exchange” is defined in Section 8.4(c).
“Transaction Expenses” means the aggregate amount (but without any duplication) of all fees and expenses (whether or not yet invoiced) (for the avoidance of doubt, other than any payments required to be made by Article II of the Merger Agreement), incurred by, or on behalf of, Titanium or any of its Subsidiaries prior to the Effective Time in connection with the sale process for Titanium or otherwise relating to the negotiation, preparation or execution of the Merger Agreement or any documents or agreement contemplated thereby or the performance or consummation of the transactions contemplated thereby, including: (a) fees and expenses of counsel, advisors, consultants, investment bankers, accountants and auditors and experts engaged by, or on behalf of, Titanium or any of its Subsidiaries at or prior to the Effective Time in connection with the transactions contemplated by the Merger Agreement, (b) all transaction-related or other discretionary bonuses, severance payments, change of control payments, “stay put” and other similar payments payable by Titanium or any of its Subsidiaries to any current or
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former board member, manager or employee of Titanium or any of its Subsidiaries arising in connection with the consummation of the transactions contemplated by the Merger Agreement, (c) the employer portion of any payroll, social security, unemployment or similar Taxes related to any payment made pursuant to the foregoing clauses (a) and (b), (d) any payments made at or prior to the Effective Time by Titanium or any of its Subsidiaries (other than the Company or its Subsidiaries) in connection with obtaining any third party consent, the payoff, prepayment or defeasance of any indebtedness or the redemption of any preferred stock, in each case, in connection with the consummation of the transactions contemplated by the Merger Agreement (but not including the liquidation preference of any preferred stock) and (e) any payments by Titanium or any of its Subsidiaries (other than the Company and its Subsidiaries) in respect of indemnification or advancement of expenses to directors, officers or other persons entitled to such rights.
“Transfer” means any direct, indirect or synthetic assignment, sale, transfer, conveyance, Pledge, grant of an option or proxy, or other disposition or act of alienation, whether voluntary or involuntary, or by operation of law (including through a merger or other business combination).
“Triggering Decision” is defined in Section 8.4(a)(ii).
“TTC” is The Taubman Company LLC, a Delaware limited liability company.
“Unallocated Preferred Return” means, with respect to a class or series of Preferred Units, the excess of the Preferred Return with respect to such class or series over the cumulative amount of allocations pursuant to Section 5.1(b)(i)(A) hereof with respect to such series.
“Unit of Membership Interest” and “Units of Membership Interest” are defined in Section 4.6(a).
“VWAP Period” means the period of the sixty (60) consecutive trading days ending on the trading day immediately prior to the Exchange Notice Date.
“Willfully Breached” is defined in Section 6.1(c).
“Withholding Tax” is defined in Section 9.1.
“WST” means William S. Taubman.
III.

PURPOSES AND POWERS; REPRESENTATIONS AND WARRANTIES;
CERTAIN COVENANTS.
Section 3.1 Purposes and Powers of the Company.
(a) The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Act, (b) acquire, hold and dispose of any properties or assets or interests in any corporation, partnership, joint venture, limited liability company or other entity and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein and (c) conduct any and all activities related or incidental to the foregoing purposes.
(b) The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company, including to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 3.1(a) and for the protection and benefit of the Company.
(c) The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member, each Preferred Holder and any Affiliate of any Member or Preferred Holder, including holding regular meetings of the Board of Directors in accordance with this Agreement and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.
(d) The Company may form one (1) or more Subsidiaries to own one (1) or more of the Company’s properties or to conduct part of the Company’s business.
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Section 3.2 Partnership Only for Tax Purposes.
The Company shall be classified as a partnership for federal, state, and local income tax purposes. This Agreement shall not be deemed to create or constitute a partnership among the Members or the Preferred Holders, except as specified in the immediately preceding sentence. Except as otherwise provided in this Agreement, no Member or Preferred Holder, in its capacity as such, shall have any authority to act for, bind, commit, or assume any obligation or responsibility on behalf of the Company, its properties, or any other Member or Preferred Holder. No Member or Preferred Holder, in its capacity as a Member or Preferred Holder under this Agreement, shall be responsible or liable personally for any indebtedness or obligation of another Member, Preferred Holder, the Company or any of its Subsidiaries, whether arising in contract, tort, or otherwise, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member or Preferred Holder, incurred either before or after the execution and delivery of this Agreement by such Member or Preferred Holder, except as to those responsibilities, liabilities, indebtedness, or obligations which are expressly assumed by such Member, by such Preferred Holder or by the Company under terms of this Agreement, if any, or as required by the Act.
Section 3.3 Representations and Warranties by the Members; Certain Covenants.
(a) Each Member and each Preferred Holder that is an individual represents and warrants to each other Member, that (i) such Member or such Preferred Holder is not a “foreign person” within the meaning of Section 1445(f) of the Code and (ii) this Agreement is binding upon, and enforceable against, such Member or such Preferred Holder in accordance with its terms.
(b) Each Member and each Preferred Holder that is not an individual represents and warrants to each other Member and Preferred Holder, that (i) such Member or such Preferred Holder is neither a “foreign person” within the meaning of Section 1445(f) of the Code nor a “foreign partner” within the meaning of Section 1446(e) of the Code and (ii) this Agreement is binding upon, and enforceable against, such Member or such Preferred Holder in accordance with its terms.
(c) Each Member and each Preferred Holder hereby acknowledges that no representations as to potential profit, cash flows, or yield, if any, in respect of the Company or any one (1) or more or all of the Company Subsidiaries or its or their properties or assets (including investments) have been made by any Member or Preferred Holder or any employee, agent or representative or Affiliate of any Member or Preferred Holder, and that projections and any other information, including financial and descriptive information and documentation, which may have been in any manner submitted to such Member or Preferred Holder shall not constitute any representation or warranty, express or implied.
IV.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
MEMBERSHIP INTERESTS; OTHER.
Section 4.1 Capital Contributions; Capital Account Balances.
(a) The Members and Preferred Holders have contributed to the capital of the Company such assets and amounts as set forth on the books and records of the Company.
(b) The Capital Account balances of the Members and Preferred Holders are as set forth on the books and records of the Company.
Section 4.2 Anticipated Financings.
Subject to the terms and conditions of this Agreement (including Section 6.19 and Section 6.20), the Company may obtain funds which it considers necessary to meet the needs and obligations and requirements of the Company, including the Company’s obligation to lend or contribute funds to, or the Company’s obligations in respect of, a Company Subsidiary or any other entity in which the Company owns, directly or indirectly, any ownership interest, or to maintain adequate working capital or to repay Company indebtedness or spend on capital expenditures, and to carry out the Company’s purposes, from the proceeds of any financing or refinancing obtained by the Company or a Company Subsidiary (including any such financing structured as preferred equity), in each case pursuant to such terms, provisions, and conditions and in such manner (including the engagement of brokers or investment bankers to assist in providing such financing) and amounts (i) during the Titanium Period, as the Chief Executive Officer shall
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determine (subject to otherwise complying with this Agreement, including Section 6.19, and his or her fiduciary duties, to the extent described herein) or (ii) during the Silver Period, as the Board of Directors shall determine (subject to otherwise complying with this Agreement, including Section 6.20, and his or her fiduciary duties, to the extent described herein). Subject to otherwise complying with this Agreement (including Section 6.19 and Section 6.20), any such financing or refinancing may be unsecured, may be secured by a mortgage or mortgages, deed(s) of trust or assignments or security interests on or in respect of all or any portion of the assets of the Company or one (1) or more Company Subsidiaries or any other entity in which the Company or a Company Subsidiary owns any ownership interest, and may include or be obtained through the public or private placement of debt or other instruments, domestic and foreign, and may include the acquisition of or provision for interest rate swaps, credit enhancers, or other transactions or items in respect of such financing or refinancing; provided, however, that in no event may the Company obtain any such financing or refinancing that is recourse to any Member or any Affiliate, partner, shareholder, beneficiary, principal, officer, or director of any Member without the consent of the Person or Persons to whom such recourse may be had.
Section 4.3 No Right to Withdraw Capital; No Requirement of Further Contributions.
Except as specifically provided in this Agreement (including the capital contributions required by Section 8.4 and the distributions contemplated by Section 5.2), no Member and no Preferred Holder (i) shall have the right to withdraw any part of its Capital Account or to demand or receive the return of its capital contributions, or any part thereof, or to receive any distributions from the Company, (ii) shall be entitled to make, or have any obligation to make, any contribution to the capital of, or any loan to, or provide a guaranty with respect to any loan to, the Company, or (iii) except as provided in Section 10.5(c), shall have any liability for the return of any other Member’s or Preferred Holder’s Capital Account or contributions to the capital of the Company. No Member or Preferred Holder shall be liable for the liabilities and obligations of the Company, except as otherwise provided by the Act; provided, however, that any and all obligations and liabilities to a Member or a Preferred Holder or an Affiliate of a Member or Preferred Holder shall be satisfied solely from Company assets and no Member or Preferred Holder shall have any personal liability on account thereof.
Section 4.4 No Interest on Capital Contributions or Capital Accounts.
Except for any amounts to which Preferred Holders may be entitled under the express provisions of the applicable Preferred Unit Designation, no Member or Preferred Holder shall receive any interest or return in the nature of interest on its contributions to the capital of the Company, or on the positive balance, if any, in its Capital Account.
Section 4.5 Capital Accounts.
(a) The Company shall establish and maintain a separate capital account (“Capital Account”) for each Member and Preferred Holder, including each permitted transferee who shall acquire a Membership Interest pursuant to the provisions of Section 8.2. The estimated Capital Accounts for each Member and Preferred Holder as of the date hereof are set forth on Schedule IV (which shall be updated within a reasonable amount time (and no later than forty-five (45) days) following the close of the taxable year of the Company that includes the date hereof). Each Capital Account shall be:
(i) credited with the amount of cash and the initial Book Value (net of liabilities secured by such contributed property that the Company assumes or takes subject to) of any other property contributed by such Member or Preferred Holder to the capital of the Company, such Member’s and Preferred Holder’s distributive share of Profits, and any items in the nature of income or gain that are allocated to such Member or Preferred Holder pursuant to Section 5.1, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i); and
(ii) debited with the amount of cash and the Book Value (net of liabilities secured by such distributed property that such Member or Preferred Holder assumes or takes subject to) of any Company property distributed to such Member or Preferred Holder pursuant to any provision of this Agreement, such Member’s or Preferred Holder’s distributive share of Losses, any items in the nature of expenses or losses that are allocated to such Member or Preferred Holder pursuant to Section 5.1, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i), and such Member’s or Preferred Holder’s share, determined in accordance with its Percentage Interest, of any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i).
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In the event that a Member’s or Preferred Holder’s applicable Membership Interest or portion thereof is transferred within the meaning of Regulations Section 1.704-1(b)(2)(iv)(l), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Membership Interest or portion thereof so transferred.
In the event that the Book Values of Company assets are adjusted as described below in Section 4.5(b), the Capital Accounts of the Members and Preferred Holders shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied as provided in the Regulations. Notwithstanding the other provisions of this Agreement, the Partnership Representative shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Profits and Losses (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement in order to comply with Section 704 of the Code or applicable Regulations. If there are any changes after the date of this Agreement in applicable tax law or regulations, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Members or Preferred Holders not to achieve in any material respect the economic objectives underlying this Agreement, the Partnership Representative may make, in its reasonable discretion, appropriate adjustments to such allocations in order to achieve or approximate such economic objectives; provided, that the Partnership Representative shall provide advanced written notice to all the Members and Preferred Holders, in sufficient detail to enable such Members and Preferred Holders to evaluate the issue and the Partnership Representative’s proposed adjustments, and shall consider in good faith any comments received from the Members and Preferred Holders that would be adversely affected by the Partnership Representative’s proposed adjustment prior to making any adjustments to such allocations. In the event that the Partnership Representative reasonably determines that the manner in which the Capital Accounts, or any debits or credits thereto, are maintained or computed under the Regulations should be further amended, the Partnership Representative shall be authorized to amend this Agreement; provided that such amendment shall not adversely affect any Member or Preferred Holder or the Membership Interest of a Member or Preferred Holder, including the right to receive distributions allocable thereto, without the prior written consent of such Member or Preferred Holder. In determining whether this Agreement should be amended to reflect the foregoing, the Partnership Representative shall be entitled to rely on the advice of the Company Accountants and counsel to the Company.
(b) Except as otherwise provided in this Agreement, the term “Book Value” or “Book Values” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except:
(i) the initial Book Value of any asset contributed by a Member or Preferred Holder to the Company shall be the gross fair market value of such asset;
(ii) the Book Value of all Company assets may be adjusted to equal their respective gross fair market values as of the following times, as determined by the Partnership Representative (unless such adjustment shall be required by Regulations Section 1.704-1(b)(2)(iv)(f)): (i) the acquisition from the Company, in exchange for more than a de minimis capital contribution, of a Membership Interest by an additional member or an additional Membership Interest by an existing Member or Preferred Holder; (ii) the distribution by the Company to a Member or Preferred Holder of more than a de minimis amount of Company property (including money) as consideration for an interest in the Company; (iii) the issuance of any interests in the Company as consideration for the provision of services to or for the benefit of the Company; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
(iii) if the Book Value of an asset has been determined or adjusted as provided in Section 4.5(b)(i) or Section 4.5(b)(ii), the Book Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and
(iv) the Book Value of any Company asset distributed to any Member or Preferred Holder shall be the gross fair market value of such asset on the date of distribution.
(c) In the event that subsequent to the Effective Date any provision of this Article IV requires the determination of the fair market value of any asset, such fair market value shall be as determined by Partnership Representative and the relevant Member or Preferred Holder; provided that (i) such value is reasonably agreed to by such Persons in
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arm’s length negotiations and (ii) such Persons have sufficiently adverse interests, as provided in Regulations Section 1.704-1(b)(2)(iv)(h). In the event that the requirements of clauses (i) and (ii) of this Section 4.5(c) are not met, then the fair market value shall be determined using the procedures set forth in Exhibit L for determining Fair Market Value, applied mutatis mutandis. The cost of any such appraisal shall be an expense of the Company.
Section 4.6 Membership Interests; Units of Membership Interest; Percentage Interests.
(a) For the purpose of this Agreement, the term “Membership Interest” means, with respect to a Member or Preferred Holder, such Member’s or Preferred Holder’s right to the allocations (and each item thereof) specified in Section 5.1 and distributions from the Company, its share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such under Regulations Section 1.704-1(b)(2)(iv)(i)) and its rights of management, consent, approval, or participation, if any, as provided in this Agreement. Membership Interests shall be represented by and divided into units (herein referred to collectively as the “Units of Membership Interest” and individually as a “Unit of Membership Interest”) that are either common Units of Membership Interest (the “Common Units”) or Preferred Units, each having the relative rights, powers, preferences, duties, qualifications, limitations and restrictions set forth in this Agreement. The Membership Interest Ledger for Common Units and the Membership Interest Ledger for Preferred Units as of the date hereof is attached hereto as Schedule I. The Company may issue additional Units of Membership Interest in accordance with and subject to the terms of this Agreement, including Section 8.3. All Membership Interests are securities governed by Article 8 of the Uniform Commercial Code, as provided in Section 8-103(c) of the Uniform Commercial Code, as in effect from time to time in the State of Delaware.
(b) For the purpose of this Agreement, the term “Percentage Interest” means, with respect to each Member, a fraction, the numerator of which is the aggregate number of Common Units held by such Member, and the denominator of which is the aggregate number of all Common Units that are issued and outstanding. Each Member’s Percentage Interest shall be set forth opposite such Member’s name on the Membership Interest Ledger for Common Units, as the Membership Interest Ledger for Common Units may be updated from time to time in accordance with this Agreement. For the avoidance of doubt, for purposes of calculating Percentage Interest, no interest in the Company that is a Preferred Unit shall be taken into account.
(c) The parties hereto agree to the matters set forth on Exhibit K.
Section 4.7 Membership Interest Certificates.
Units of Membership Interest may be evidenced by Membership Interest Certificates (herein referred to collectively as “Membership Interest Certificates” and individually as a “Membership Interest Certificate”), which shall solely be issued, at the written request of any Member or Preferred Holder (as applicable), in accordance with this Section 4.7 and Section 11.17, in the form of Exhibit A. Each Membership Interest Certificate shall be signed by two Officers and shall bear the following legend:
“The Unit(s) of Membership Interest represented by this certificate is(are) subject to and transferable only in compliance with the Joint Venture Operating Agreement of The Taubman Realty Group LLC, as the same may be amended or supplemented from time to time (the “Operating Agreement”), a copy of which is on file at the office of The Taubman Realty Group LLC. Any assignment, sale, transfer, conveyance, mortgage, or other encumbrance, pledge, grant of an option or proxy, or other disposition or act of alienation, whether voluntary or involuntary, or by operation of law, in respect of a Unit of Membership Interest made other than as permitted in the Operating Agreement shall be null and void and have no force or effect whatsoever.”
Transfers of Units of Membership Interest shall be made only as permitted herein and, if a Membership Interest Certificate has been issued with respect to such Membership Interest, then only upon the request of the Person named in the such Membership Interest Certificate, or by its attorney lawfully constituted in writing, and upon surrender and cancellation of such Membership Interest Certificate for a like number of Units of Membership Interest, a duly executed and acknowledged written instrument of assignment and agreement by the transferee to be bound by this Agreement, and with such proof of authenticity of the signatures as the Chief Executive Officer or the Board of Directors, as applicable, may reasonably require. In the event that the Company shall purchase any Units of Membership Interest (including Fractional Units), such Units of Membership Interest (or Fractional Units) shall be extinguished, and the Membership Interest Certificates with respect thereto shall be surrendered and cancelled.
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V.

ALLOCATIONS; DISTRIBUTIONS; BANK ACCOUNTS;
BOOKS OF ACCOUNT; TAX RETURNS; ACCOUNTING AND
REPORTS; COMPANY FISCAL YEAR.
Section 5.1 Allocations.
(a) For the purpose of this Agreement, the terms “Profits” and “Losses” mean, respectively, for each Company Fiscal Year or other period, the Company’s taxable income or loss for such Company Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows:
(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 5.1(a) shall be added to such taxable income or loss;
(ii) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Fiscal Year or other period; and
(iii) any items that are specially allocated pursuant to Section 5.1(d) or Section 5.1(g) shall not be taken into account in computing Profits or Losses.
(b) Except as otherwise provided in Section 5.1(d) or Section 5.1(g), the Profits and Losses of the Company (and each item thereof) for each Company Fiscal Year shall be allocated among the Members and Preferred Holders in accordance with this Section 5.1(b).
(i) Profits shall be allocated:
(A) first, to the Preferred Holders, in an amount equal to the Unallocated Preferred Return with respect to each series (proportionate as to such Unallocated Preferred Return among each series); and then
(B) second, to the Preferred Holders, in an amount equal to the excess, if any, of the cumulative amount of Losses allocated to such Preferred Holders pursuant to Section 5.1(b)(ii)(B) over the cumulative amount of Profits allocated to such Preferred Holders pursuant to this Section 5.1(b)(i)(B) (proportionate as to such excess amounts); and then
(C) third, to the Members in accordance with their respective Percentage Interests.
(ii) Losses shall be allocated:
(A) first, to Members until the Adjusted Capital Account Balances of all such Members are reduced to zero, excluding, for purposes of calculating the Adjusted Capital Account Balance of any Preferred Holder, the Preferred Units (in proportion to such positive Adjusted Capital Account Balances (excluding the Preferred Units)); and then
(B) second, to the Preferred Holders, if any, until the Adjusted Capital Account Balances of the Preferred Holders are reduced to zero (in proportion to such positive Adjusted Capital Account Balances); and then
(C) third, to the Members in accordance with their respective Percentage Interests.
(c) For the purpose of Section 5.1(b), gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for federal income tax purposes differs from its Book Value.
(d) Notwithstanding the foregoing provisions of this Section 5.1, the following provisions shall apply:
(i) Nonrecourse Deductions shall be allocated in accordance with the Members Percentage Interests; provided, however, that a Member shall not receive an allocation of any Company deduction that would result in total loss allocations attributable to Nonrecourse Liabilities in excess of such Member’s share of Minimum Gain (as determined under Regulations Section 1.704-2(g)). If there is a net decrease in Company Minimum
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Gain for a Company Fiscal Year, in accordance with Regulations Section 1.704-2(f) and the exceptions contained therein, the Members shall be allocated items of Company income and gain for such Company Fiscal Year (and, if necessary, for subsequent Company Fiscal Years) equal to the Members’ respective shares of the net decrease in Minimum Gain within the meaning of Regulations Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 5.1(d)(i) shall be determined in accordance with Regulations Sections 1.704-2(f) and (j).
(ii) Any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt shall be allocated to the Member or Members (or Preferred Holder or Preferred Holders) who bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Regulations Section 1.704-2(i)(1). Subject to Section 5.1(d)(i), but notwithstanding any other provision of this Agreement, in the event that there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt (such Minimum Gain being hereinafter referred to as “Member Nonrecourse Debt Minimum Gain”) for a Company Fiscal Year, then after taking into account allocations pursuant to Section 5.1(d)(i), but before any other allocations are made for such taxable year, and subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), each Member or Preferred Holder with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Company Fiscal Year shall be allocated items of income and gain for such Company Fiscal Year (and, if necessary, for subsequent Company Fiscal Years) equal to such Member’s or Preferred Holder’s share of the net decrease in Member Nonrecourse Debt Minimum Gain as determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 5.1(d)(ii) shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and (j).
(iii) For the purpose of determining each Member’s or Preferred Holder’s share of excess Nonrecourse Liabilities of the Company, and solely for such purpose, each Member’s or Preferred Holder’s interest in Company profits shall be reasonably determined by the Partnership Representative in accordance with Internal Revenue Service authority interpreting Regulations Section 1.752-3(a)(3), and to the extent reasonably possible, the Partnership Representative will allocate excess Nonrecourse Liabilities first to each Member and Preferred Holder with negative Capital Accounts up to the amount of such negative Capital Account set forth with respect to each Member and Preferred Holder on Schedule IV as of the Effective Date, as reduced from time to time (i) proportionately to reflect any Transfer of Common Units by any such Member and Preferred Holder and (ii) to reflect the allocation of taxable income to each such Member and Preferred Holder in excess of pro rata distributions to each such Member and Preferred Holder, as applicable; provided, that, for the avoidance of doubt, the allocation of Nonrecourse Liabilities to Silver OP shall not be less than the amount of Nonrecourse Liabilities required to be allocated pursuant to the agreement set forth in Section 2 of Schedule V. Silver OP shall, and Silver Parent shall cause Silver OP to, allocate to any of its members that are a party to the agreement set forth in Section 2 of Schedule V an amount of Nonrecourse Liabilities at least equal to the amount of Nonrecourse Liabilities required to be allocated to such members pursuant to such agreement provided that at least that amount of Nonrecourse Liabilities are allocated to Silver OP by the Partnership Representative and Silver OP is able to make such allocation under applicable law, as reasonably determined by Silver OP; provided, that, for the avoidance of doubt, Silver OP shall not be liable for any failure to make any allocation of Nonrecourse Liabilities to such members as a result of the failure of the Company to allocate such Nonrecourse Liabilities to Silver OP or if Silver OP is not able to make such allocation under applicable law, as reasonably determined by Silver OP, in each case, unless the Partnership Representative, during the Silver Period, has failed to comply with this Section 5.1(d)(iii).
(iv) No Member or Preferred Holder shall be allocated any item of deduction or loss of the Company if such allocation would cause such Member’s or Preferred Holder’s Capital Account to become negative by more than the sum of (i) any amount such Member or Preferred Holder is obligated to restore upon liquidation of the Company, plus (ii) such Member’s or Preferred Holder’s share of the Company’s Minimum Gain and Member Nonrecourse Debt Minimum Gain. For this purpose, in determining the Capital Account balance of such Member or Preferred Holder, the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be taken into account. In the event that (A) any Member or Preferred Holder unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and (B) such adjustment, allocation, or distribution causes or increases a deficit balance (net of amounts which such Member or Preferred Holder is obligated to restore or deemed obligated to restore under Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and determined after taking into account any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that, as of the end of the
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Company Fiscal Year, reasonably are expected to be made to such Member or such Preferred Holder) in such Member’s or Preferred Holder’s Capital Account as of the end of the Company Fiscal Year to which such adjustment, allocation, or distribution relates, then items of Gross Income (consisting of a pro rata portion of each item of Gross Income) for such Company Fiscal Year and each subsequent Company Fiscal Year shall be allocated to such Member or Preferred Holder until such deficit balance or increase in such deficit balance, as the case may be, has been eliminated. In the event that this Section 5.1(d)(iv) and Section 5.1(d)(i) or (ii) apply, Section 5.1(d)(i) or (ii) shall be applied prior to this Section 5.1(d)(iv).
(v) Such portion of the gain allocated pursuant to this Section 5.1 that is treated as ordinary income attributable to the recapture of depreciation shall, to the extent reasonably possible, be allocated among the Members or Preferred Holders in the proportion that (i) the amount of depreciation previously allocated to each Member or Preferred Holder relating to the property that is the subject of the disposition bears to (ii) the total of such depreciation allocated to all of the Members or Preferred Holders. This Section 5.1(d)(v) shall not alter the amount of allocations among the Members or Preferred Holders pursuant to this Section 5.1, but merely the character of gain so allocated.
(vi) To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704-2(i)(6), the Partnership Representative shall endeavor to treat a distribution of the proceeds of Nonrecourse Liabilities (that would otherwise be allocable to an increase in Company Minimum Gain) or Member Nonrecourse Debt (that would otherwise be allocable to an increase in Member Nonrecourse Debt Minimum Gain) as a distribution that is not allocable to an increase in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain to the extent that such distribution does not cause or increase a deficit balance in any Member’s or Preferred Holder’s Capital Account that exceeds the amount such Member or Preferred Holder is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Company’s taxable year in which the distribution occurs.
(vii) The Company is a partner in each of the Taxable Partnerships. Each Taxable Partnership has elected or shall elect the “alternative base method” provided under the Pass-Through Entity Tax for calculating each Subject Member’s Pass-Through Entity Tax liability (the “Alternative Base Method”). The partnership agreement or operating agreement governing each Taxable Partnership specially allocates the federal income tax deduction for the Pass-Through Entity Tax to the Subject Members in such Taxable Partnerships in proportion to each such Subject Member’s allocable share (the “State Allocable Share”) of such tax, determined in accordance with the ratio that each Subject Member’s share of the income of such Taxable Partnership (before deduction of the Pass-Through Entity Tax) subject to the Pass-Through Entity Tax (computed under the Alternative Base Method) bears to the aggregate income of such Taxable Partnership (before deduction of the Pass-Through Entity Tax) subject to the Pass-Through Entity Tax (computed under the Alternative Base Method) of all the Subject Members of such Taxable Partnership (the “Special Allocation Formula”). The Members and Preferred Holders hereby acknowledge and agree that the federal income tax deduction for the payment of the Pass-Through Entity Tax liability shall be allocated to each of the Subject Members of the Company in accordance with their State Allocable Shares determined in accordance with the Special Allocation Formula. The partnership agreement or operating agreement governing each Taxable Partnership allocates the corresponding Connecticut personal income tax credit for payment of the Pass-Through Entity Tax to its Subject Members in accordance with the Special Allocation Formula. The Members and Preferred Holders hereby acknowledge and agree that the Connecticut personal income tax credit shall be allocated to the Subject Members in the Company in accordance with the Special Allocation Formula. To the extent a Member or Preferred Holder (or any direct or indirect member of a Member or Preferred Holder) is not subject to the Pass-Through Entity Tax on its share of the Company’s income subject to such tax, then such Member or Preferred Holder shall provide the Company with written notice thereof within thirty (30) Days prior to the due date for payment by the Company of the Pass-Through Entity Tax. The Company shall give each Subject Member written notice setting forth such Subject Member’s State Allocable Share of the Pass-Through Entity Tax. The Company shall (i) withhold from cash otherwise currently distributable to each Subject Member pursuant to Section 5.2 or Section 10.5(a), as applicable, such Subject Member’s State Allocable Share of the Pass-Through Entity Tax, (ii) decrease each Subject Member’s Capital Account by such Subject Member’s State Allocable Share of the Pass-Through Entity Tax and (iii) to the extent cash is not distributable to such Subject Member for the taxable quarter (or if the tax is not payable quarterly, then for such other taxable period during which the tax must be paid) in which the Pass-Through Entity Tax must be paid by the Company, each Subject Member shall make a payment to the Company in readily available funds within ten (10) Days after written notice from the Company of such Subject
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Member’s amount due. In the event a Subject Member fails to timely remit its State Allocable Share of the Pass-Through Entity Tax, the Partnership Representative may determine, in its sole discretion, either to (x) treat, subject to any required consent under any applicable financing, such Subject Member’s State Allocable Share of the Pass-Through Entity Tax as a loan from the Company (or from an Affiliate of the Company) (hereinafter, together with any loan made pursuant to Section 6.26(f) or Article IX, referred to as a “Tax Loan”) to such Subject Member, which Tax Loan shall have a maturity of one (1) year, shall bear interest at the Interest Rate, and shall be subject to the provisions of Section 6.27, and all cash subsequently distributable to such Subject Member shall, to the extent of the unpaid principal amount of and the accrued interest on such Tax Loan, be retained by the Company and applied against the principal and accrued interest on such Tax Loan, or (y) pursue any and all remedies available to the Company at law or in equity, including instituting a lawsuit against such Subject Member to collect such Subject Member’s State Allocable Share with interest calculated at the Interest Rate (the “Failure to Comply Remedies”). The Members and Preferred Holders acknowledge that in the event the Company is or becomes a partner or a member in any other pass-through entity that is or becomes subject to taxation under a state law providing tax benefits to the direct or indirect members of such entity, then the provisions of this Section 5.1(d)(vii) shall apply with respect to such entity and such tax. For the purpose of determining a Subject Member’s Capital Account in the Company, any amount distributable to a Subject Member that is retained by the Company pursuant to this Section 5.1(d)(vii) shall be treated as if such cash had been actually distributed to such Member pursuant to Section 5.2 or Section 10.4(a), as applicable, and remitted to the Company by the Subject Member. The amount deemed remitted or any amount actually remitted to the Company for payment of the Pass-Through Entity Tax by the Subject Member (not including any payments of principal and interest on a Tax Loan) and the principal amount (at the time loaned) of any Tax Loan made by the Company (or its Affiliate) to the Subject Member pursuant to this Section 5.1(d)(vii) shall constitute a capital contribution and increase such Subject Member’s Capital Account in the Company; and, in any event, all such amounts shall be remitted to the Company by the applicable Subject Member prior to the exercise of such Subject Member’s Exchange rights pursuant to Section 8.4, if applicable. The provisions of this Section 5.1(d)(vii) shall survive a Subject Member’s membership in the Company and the dissolution, liquidation, winding up, and termination of the Company, and for purposes of this Section 5.1(d)(vii), the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against a Subject Member under this Section 5.1(d)(vii), including instituting a lawsuit to collect such reimbursement with interest calculated at the Interest Rate. To the extent permitted by applicable law, the provisions of this Section 5.1(d)(vii) shall be binding on the Company’s successors and assigns. To the extent applicable, this Section 5.1(d)(vii) shall apply mutatis mutandis to any Subsidiaries of the Company.
(e) Notwithstanding anything to the contrary contained in this Section 5.1, the allocation of Profits and Losses for any Company Fiscal Year during which a Person acquires a Membership Interest (other than upon formation of the Company) shall take into account the Members’ and Preferred Holders’ varying interests for such Company Fiscal Year pursuant to any method permissible under Section 706 of the Code that is selected by the Partnership Representative (notwithstanding any agreement between the assignor and assignee of such Membership Interest although the Partnership Representative may recognize any such agreement), which method may take into account the date on which the Transfer or an agreement to Transfer becomes irrevocable pursuant to its terms, as determined by the Partnership Representative.
(f) The Profits, Losses, gains, deductions, and credits of the Company (and all items thereof) for each Company Fiscal Year shall be determined in accordance with the accounting method followed by the Company for federal income tax purposes.
(g) The following allocations shall be made solely for federal income tax purposes:
(i) The Company shall elect pursuant to Section 754 of the Code, in connection with the transactions effected pursuant to the Merger Agreement, to adjust the basis of partnership property. Except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall not be reflected in the Members’ Capital Accounts and shall be effective solely for federal and (if applicable) state and local income tax purposes. Each Member and Preferred Holder hereby agrees to provide the Company with all information necessary to give effect to such election. With respect to such election:
(i) Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for federal income tax purposes, resulting from an adjustment pursuant to Section 743(b) of the Code shall be allocated entirely to the transferee of the Membership Interest or
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portion thereof so transferred. Neither the capital contribution obligations of, nor the Membership Interest of, nor the amount of any cash distributions to, the Members or Preferred Holders shall be affected as a result of such election, and except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the making of such election shall have no effect, except for federal and (if applicable) state and local income tax purposes.
(ii) Solely for federal and (if applicable) state and local income tax purposes and not for the purpose of maintaining the Members’ and Preferred Holders’ Capital Accounts (except as provided in Regulations Section 1.704-1(b)(2)(iv)(m)), the Company shall keep a written record for those assets, the basis of which is adjusted as a result of such election, and the amount at which such assets are carried on such record shall be debited (in the case of an increase in basis) or credited (in the case of a decrease in basis) by the amount of such basis adjustment. Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for federal and (if applicable) state and local income tax purposes, attributable to the basis adjustment made as a result of such election shall be debited or credited, as the case may be, on such record.
(ii) In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members and Preferred Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Book Value of such property. If the Book Value of any Company property is adjusted pursuant to Section 4.5(b), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. With respect to any Section 704(c) allocations arising out of or attributable to any transactions after the Effective Date (including with respect to any reverse Section 704(c) amounts caused by any book-up in capital accounts), such allocations shall be made using the traditional method specified in Treasury Regulations Section 1.704-3(b); provided, however, that Section 704(c) allocations with respect to the properties which are the subject of the agreements set forth on Schedule V shall be made using the traditional method with curative allocations specified in Treasury Regulations Section 1.704-3(c).
(h) Except as provided in Sections 5.1(g)(i) and 5.1(g)(ii), for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Members and Preferred Holders in the same manner as its correlative item of “book” income, gain, loss, or deduction has been allocated pursuant to this Section 5.1.
Section 5.2 Distributions.
(a) No later than December 15 prior to the beginning of each Company Fiscal Year, the Chief Executive Officer shall present to the Board of Directors for approval an annual distribution policy (an “Annual Distribution Policy”) for such upcoming Fiscal Year; provided, that such annual distribution policy shall provide for the distribution of no less than the Required Distribution Amount. In determining and approving the Annual Distribution Policy, the Chief Executive Officer and the Board of Directors shall consider the Estimated Minimum Distribution Amount for the upcoming Fiscal Year and the Minimum Distribution Amount, if any, remaining to be distributed with respect to the then-current Fiscal Year. Between October and mid-December of each Fiscal Year beginning in 2022, as part of the Annual Budget approval process, the Company will provide the Board of Directors with a draft Annual Distribution Policy for the next Fiscal Year (with the initial draft of such policy to be provided by October 31 of the then-current Fiscal Year). In the event that an Annual Distribution Policy for any such upcoming Company Fiscal Year (i.e., 2023 and thereafter) is not unanimously approved by the Board of Directors, the Annual Distribution Policy for such Company Fiscal Year shall provide for mandatory minimum distributions equal to the greater of (x) the Minimum Distribution Amount and (y) 65% of the budgeted aggregate “funds from operations” for the Company and its Subsidiaries set forth in the applicable Annual Budget for such Company Fiscal Year, subject to quarterly adjustment to give effect to any change to the “outlook” for the Company Fiscal Year (i.e., good faith projections of actual performance against the Annual Budget) for actual “funds from operations”, and also taking into account actual performance to date in such Company Fiscal Year. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Annual Distribution Policy for each of the 2020, 2021 and 2022 Company Fiscal Years shall be to distribute to Members in respect of their Common Units at least the Initial Mandatory Minimum per Common Unit per Company Fiscal Year (subject to pro rata adjustment for partial years) in accordance with Section 5.2(b), and in no event less than the Minimum Distribution Amount for any such Company Fiscal Year. Notwithstanding the foregoing or anything else in this Agreement to the contrary, all distributions in excess of the
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Minimum Distribution Amount shall be limited by the Company to the extent reasonably necessary to retain cash to address exigent circumstances, where the failure to retain such cash, after taking into account the availability of funds from borrowing that would be available at such time on commercially reasonable terms (and in any event not at a rate higher than the lower of (x) four hundred basis points above the 10-year U.S. Treasury bill rate at the time of such borrowing and (y) 8.00%), would be reasonably likely to have a material adverse impact on the Company and its Subsidiaries, taken as a whole (“Distribution Limitation Event”). If the Silver Member believes in good faith that a Distribution Limitation Event has occurred but the Company has not limited distributions accordingly, the Silver Member shall be permitted to submit such disagreement to a Qualified Expert for resolution in accordance with the procedures set forth in Section 6.22(b), applied mutatis mutandis; provided that distributions for any Company Fiscal Year shall be suspended during the pendency of any dispute that is subject to resolution pursuant to Section 6.22(b) but only with respect to any disputed amount (i.e., undisputed amounts shall not be suspended) and in any case there shall be no delay in distributions with respect to any Estimated Minimum Distribution Amount or Minimum Distribution Amount. Subject to the foregoing, in the event that the Estimated Minimum Distribution Amount is determined to be higher or lower than such amount as determined when the Annual Distribution Policy was set (whether pursuant to changed results, asset sales or otherwise), the Annual Distribution Policy shall be appropriately adjusted to reflect such change.
(b) Subject to Section 5.2(a), except with respect to the liquidation of the Company or on liquidation of substantially all of the assets of the Company, which shall be governed by Section 10.5 and subject to the priority set forth in any Preferred Unit Designation, for the term of the Company, a cash distribution shall be made to the Members in respect of their Common Units, in accordance with their respective Percentage Interests, not later than the fifteenth (15) Day of each month (the “Distribution Date”) of each Company Fiscal Year, in an amount equal to one-twelfth (1/12) of the Required Distribution Amount for such Company Fiscal Year.
(c) In the event that the Board of Directors or the Chief Executive Officer determines that the amount of cash actually distributed to Members with respect to a Company Fiscal Year pursuant to Section 5.2(b) was less than the Minimum Distribution Amount for such Company Fiscal Year, then a cash distribution shall be made to the Members, in accordance with their respective Percentage Interests, as soon as practical, but not later than ninety (90) Days following the end of such Company Fiscal Year, in an amount equal to the excess of (1) the Minimum Distribution Amount for such Company Fiscal Year over (2) the amount of cash actually distributed to Members with respect to such Company Fiscal Year pursuant to Section 5.2(b).
(d) All distributions pursuant to this Section 5.2 and Section 10.5 shall be made in accordance with the terms and provisions of this Agreement to the Members (or former Members as provided in the second following sentence) who are such on the applicable Distribution Date. In no event may a Member receive a distribution with respect to a Common Unit that such Member has Exchanged (i.e., the closing of the Exchange with respect to such Unit has occurred) prior to the relevant Distribution Date, other than as set forth in the next sentence. Notwithstanding anything in this Agreement to the contrary, on the Distribution Date immediately following the closing of any Exchange, the relevant Exchanging Members (whether or not still a Member) shall be entitled to receive a prorated distribution with respect to each Common Unit previously Exchanged in such Exchange based on the number of days that have elapsed from the preceding Distribution Date until, and including, the Exchange Date, and the amount to be distributed to Silver OP (or Silver Parent or another Subsidiary of Silver Parent) with respect to a Common Unit that has been issued pursuant to Section 8.4 in respect of such Exchanged Common Unit at the next regularly scheduled Distribution Date shall be correspondingly reduced. Distributions to the Members under this Agreement shall be subject to any restriction imposed by applicable law, and the Company shall refrain from making any distribution hereunder without liability to the extent such distribution would be in violation of any applicable law.
(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make or pay any distributions with respect to any class or series of Preferred Units, except for distributions in accordance with the applicable Preferred Unit Designation relating to such class or series of Preferred Units. Notwithstanding anything to the contrary contained in this Agreement, (i) any Member that receives a distribution in violation of any Preferred Unit Designation (including any preference on distributions contained in any Preferred Unit Designation) shall be obligated to return such distribution to the Company upon delivery of notice to such Member of such violation and (ii) any amounts that a Member does not return as and when required by the foregoing clause (i) shall reduce, on a dollar-for-dollar basis and without duplication, any future distributions to such Member under this Section 5.2 and any amounts to which such Member would otherwise be entitled in connection with any Exchange.
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Section 5.3 Bank Accounts and Other Investments.
Funds of the Company shall be deposited in one (1) or more bank accounts in Responsible Financial Institutions, all as determined in good faith by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. All withdrawals therefrom shall be made upon the signature or signatures of whichever officer or employee of the Company or any of its Subsidiaries as shall be designated in writing from time to time by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. Any checks of the Company may be signed by any officer(s) of the Company designated in writing, from time to time, by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. In addition, funds of the Company may be invested in highly liquid investments pursuant to a customary investment policy approved from time to time by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. Funds of the Company shall not be commingled with the funds of any other Person (other than Subsidiaries of the Company).
Section 5.4 Books of Account.
The Company shall maintain at its principal office complete and accurate books of account and records of its operations showing the assets, liabilities, costs, expenditures, receipts, profits, and losses of the Company, and which books of account and records shall include provision for separate Capital Accounts for the Members and Preferred Holders and shall provide for such other matters and information as may be required by the Act or as the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period shall otherwise determine, together with copies of all documents executed on behalf of the Company. In addition, the Company shall maintain at its principal office a Membership Interest Ledger for Common Units and a Membership Interest Ledger for Preferred Units, which shall be kept current by the Company. Each Member and its representatives, duly authorized in writing, shall have the right to inspect and examine, at all reasonable times, at the principal office of the Company, all such books of account, records, ledgers, and documents.
Section 5.5 Tax Returns.
(a) The Partnership Representative shall determine the methods to be used in the preparation of federal, state, and local income and other tax returns for the Company in connection with all items of income and expense, including, but not limited to, valuation of assets, the methods of depreciation and cost recovery, elections, credits, and tax accounting methods and procedures.
(b) As soon as practicable, but in any event within one hundred twenty (120) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to the Members federal income tax IRS Form Schedule K-1s, or any substitute therefor, with respect to such Company Fiscal Year. As soon as practicable, but in any event within one hundred fifty (150) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to the Members appropriate state and local income tax Schedule K-1s, or any substitute therefor, with respect to such Company Fiscal Year on appropriate forms prescribed. In addition, the Company shall provide to the Silver Member, on a quarterly basis, a report regarding the income projections of the Company and its Subsidiaries and any other information reasonably requested by the Silver Member in order for Silver Parent to comply with its reporting requirements as a Real Estate Investment Trust.
Section 5.6 Accounting and Reports, Etc.
As soon as reasonably practicable, but in any event within forty-five (45) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to each Member, an unaudited annual report of the Company relating to the previous Company Fiscal Year, containing a statement of financial condition as of the year then ended, and statements of operations, cash flow and Company equity for the year then ended, which annual statements shall be prepared in accordance with GAAP. As soon as reasonably practicable, but in any event within seventy-five (75) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to each Member statements of operations, cash flow and Company equity for the year then ended, which annual statements shall be prepared in accordance with GAAP and shall be audited by the Company Accountants. The Company shall also cause to be prepared and transmitted to each Member as soon as reasonably practicable, but in any event within thirty (30) Days after the end of each of the first three (3) quarters of each Company Fiscal Year, a quarterly unaudited report of the Company’s financial condition and statements of operations, cash flow and Company equity relating to the fiscal quarter then just ended, prepared in accordance with GAAP, and statistical
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reporting in a format that is reasonably requested by Silver Parent. The Company shall also cause to be prepared and transmitted to each Member as soon as reasonably practicable, but in any event within twenty (20) Days after the end of each month in each Company Fiscal Year (including any month that is a quarter or year-end), unaudited consolidated balance sheets of the Company and the Subsidiaries as of the end of that month, and unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for that month, prepared in accordance with GAAP. The Company shall further cause to be prepared and transmitted to Silver Parent and, in the case of clauses (iii) and (v), each Member, as soon as reasonably practicable (and the Company shall provide such items on a time frame sufficient for the Company to comply with its obligations under Silver Parent’s bona fide internal policies, the Securities Act, the Exchange Act and the applicable stock exchange rules, and under any other regulations to which Silver Parent or the Company may be subject, in each case as to which policies, laws, rules and regulations Silver Parent has provided such advance notice as is reasonably necessary to enable the Company to prepare and provide such items): (i) such reports or information as are necessary for Silver Parent to fulfill its obligations under the Securities Act, the Exchange Act and the applicable stock exchange rules, and under any other regulations to which Silver Parent or the Company may be subject, which reports or information shall be provided in a format that is reasonably requested by Silver Parent, (ii) such reports or information as are necessary for Silver Parent to determine its qualification as a Real Estate Investment Trust under the REIT Requirements or its liability for a tax as a consequence of its indirect Membership Interest, including Silver Member’s (or Silver OP’s) distributive share of taxable income, in each case, in a manner that will permit Silver Parent to comply with such obligations or make such determinations in a timely fashion, (iii) such reports or information provided by the Company or any of its Subsidiaries to any of their respective lenders (which shall be provided to Silver Parent promptly following their provisions to such lenders), (iv) such reports or information to which the Board of Directors or a member of the Board of Directors would be entitled if the Company were a Delaware corporation and (v) any other reports or information in the possession of the Company or any of its Subsidiaries that Silver Parent or a Member may reasonably request in good faith (including with respect to non-financial reporting metrics, updated financial forecasts, separate reporting for individual properties and customary certifications of the internal control environment from management); provided, that if any report or information that is available to the Company is requested under this Section 5.6 in connection with any approval required or requested of the Board of Directors, in connection with the determination of the Total Equity Value pursuant Exhibit L or in connection with a Deadlock pursuant to Section 6.22, any time period required for such approval or determination shall be tolled until such request is substantially completed. In furtherance of the foregoing, including clause (ii) above, (a) within twenty (20) Days after the end of each calendar quarter, the Company shall provide to the Silver Member (x) written confirmation that the Company has conducted a review of the income, assets and operations of the Company and its Subsidiaries for compliance with, and that the Company and its Subsidiaries have complied with, the REIT Requirements during the applicable quarter and (y) information regarding the Company’s assets, an estimate of Silver Member’s distributive share of taxable income of the Company and such other information reasonably necessary for Silver Parent to determine its compliance with the asset tests set forth in Section 856(c)(4) of the Code and income tests set forth in Sections 856(c)(2) and (3) of the Code (on an actual or pro forma basis) and (b) within fifteen (15) Days before the end of the Company Fiscal Year and by January 7 of each subsequent year, the Company shall provide to Silver Member an estimate of Silver Member’s distributive share of taxable income of the Company, forecasted earnings and profits of the Company, as computed under U.S. income tax principles, and such other information as is reasonably necessary to enable Silver Parent to comply with its IRS Form 1099 and other applicable reporting requirements.
Section 5.7 Company Fiscal Year.
The Company’s fiscal year (and taxable year) shall be the Company Fiscal Year.
VI.

MANAGEMENT.
Section 6.1 Management; Power and Authority and Authorized Actions of the Chief Executive Officer and Board of Directors.
(a) In accordance with Section 18-402 of the Act, management of the Company is vested in the “manager,” and not in the Members or the Preferred Holders. The Board of Directors shall be the sole “manager” of the Company within the meaning of Section 18-402 of the Act, subject to the terms and conditions of this Agreement.
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(b) Except as expressly stated in this Agreement, the Board of Directors shall be authorized and empowered to manage the business and affairs of the Company and shall have the full right, power and authority, on behalf of and in the name of the Company, to carry out any and all objectives and purposes of the Company, to make all decisions of, and to exercise any and all of the powers of the Company and to perform any and all acts and enter into and perform any and all contracts, agreements, and other undertakings which the Board of Directors may deem necessary or advisable in furtherance of the purposes of the Company or incidental thereto. Subject to the express terms of this Agreement (including Section 6.19, and his or her fiduciary duties, to the extent described herein), the Board of Directors hereby irrevocably delegates to the Chief Executive Officer during the Titanium Period the full right, power and authority of the Board of Directors to manage the business and affairs of the Company and to carry out any and all objectives and purposes of the Company, to make all decisions of, and to exercise any and all of the powers of the Company and to perform any and all acts and enter into and perform any and all contracts, agreements and other undertakings. Subject to the terms and conditions of this Agreement (including Section 6.19, and his or her fiduciary duties, to the extent described herein), the Chief Executive Officer during the Titanium Period and the Board of Directors during the Silver Period may employ or engage others (who, if such individuals are employees of the Company or its Subsidiaries, may be designated as “Officers” or “Authorized Signatories”), including one (1) or more Affiliates of a Member, to perform all actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by or with respect to the Company, its business and its properties, in each case as is customary of officers of such type of a Delaware corporation and other than those actions, decisions and the like that are customarily performed only by the Chief Executive Officer of a Delaware corporation, and all such actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like shall be controlling and binding upon the Company; provided, that any Person employed or engaged by the Chief Executive Officer during the Titanium Period or by the Board of Directors during the Silver Period, shall be subject to all of the terms and conditions of this Agreement, and shall have the rights delegated to such Person by the Chief Executive Officer or the Board of Directors, as applicable, all as provided in, and subject to the terms and conditions of, this Agreement. Notwithstanding anything herein to the contrary, during the Titanium Period, any Director shall be permitted to seek approval from the Chief Executive Officer for any Board Fundamental Decision (and, if not approved and timely implemented, from and after January 1, 2021, initiate the deadlock procedures contemplated by Section 6.22 for any Board Fundamental Decision that could be subject to arbitration pursuant to Section 6.22 (any matter so approved, a “Director Initiated Action”), in each case subject to Section 6.22(c)). The Company shall implement the Director Initiated Actions to the extent that the Qualified Expert determines in the written decision that such transaction or action is permissible and such transaction or action is consistent with the other terms of this Agreement.
(c) The power and authority of the Chief Executive Officer during the Titanium Period referred to in this Section 6.1 shall be referred to as the “CEO Delegated Authority”. During the Titanium Period, the Chief Executive Officer shall operate the Company in accordance with the CEO Obligations. Subject to the express terms of this Agreement (including Section 6.19), during the Titanium Period, neither the Board of Directors nor the Silver Member nor any of its Affiliates shall take any action to (i) diminish the CEO Delegated Authority (it being acknowledged and agreed that nothing herein limits or modifies the rights of Directors to exercise the approval rights set forth herein in their sole discretion), or (ii) remove the Chief Executive Officer, in each case except with the prior written consent of Titanium Family Designee; provided that, notwithstanding anything herein to the contrary, each of the Board of Directors and the Silver Member shall (x) retain full discretion to exercise its rights and remedies hereunder, not be precluded from making recommendations to, expressing disagreement with or engaging in discussion or debate with, the Chief Executive Officer or any other Officer, whether or not regarding the CEO Delegated Authority and (y) have the right to remove the Chief Executive Officer solely upon the occurrence of any of the following: (i) the Chief Executive Officer has been convicted by a court of competent jurisdiction of or pleads nolo contendere to (or the procedural equivalent of either in a foreign jurisdiction), either (x) a felony or (y) other substantially similar crime category that has or reasonably could be expected to result in non-de minimis financial or reputational harm to the Company, the Silver Member or Silver Parent, and which conviction or plea has not been reversed or stayed within thirty (30) Days; (ii) the Chief Executive Officer has violated any law, rule or regulation; (iii) the Chief Executive Officer becomes Incapacitated; (iv) the Chief Executive Officer has Willfully Breached any fiduciary duty to the Company or committed Fraud; or (v) the Chief Executive Officer has Willfully Breached the CEO Obligations; provided that in the cases of clauses (ii), (iv) and (v) such violation, breach or Fraud has or reasonably could be expected to result in non-de minimis financial or reputational harm to the Company, the Silver Member or Silver Parent and is not capable of being cured or has not been cured within thirty (30) Days after written notice thereof is given by the Silver Member or the Board of Directors to the Chief Executive Officer (which notice
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must include a reasonably detailed description of such violation, breach or Fraud, such harm and the intention of the Person providing the notice to remove the Chief Executive Officer if such violation, breach or Fraud is not cured within such thirty (30) Day period). For purposes hereof, “Willfully Breached” means a material breach that is a consequence of an intentional action or an intentional failure to act (not mere negligence, gross negligence or recklessness) taken by the Chief Executive Officer.
(d) Notwithstanding anything to the contrary in this Agreement (but subject to Section 11.13), Preferred Holders shall have no voting rights or rights of consent, approval or the like, unless and to the extent specified in the Preferred Unit Designation relating to the applicable class or series of Preferred Units.
(e) For the avoidance of doubt, each Member shall have the right to enforce this Agreement regardless of whether it is the Titanium Period or the Silver Period.
Section 6.2 Number, Qualification and Term of Office of Directors.
Initially, the number of Directors which shall constitute the whole Board of Directors shall be six (6), but may be varied after the date hereof as provided in this Section 6.2. During the Titanium Period, the number of Directors which shall constitute the whole Board of Directors shall be six (6), unless otherwise agreed in writing by the Silver Member and the Titanium Family Designee. During the Silver Period, the number of Directors that shall constitute the whole Board of Directors shall be determined from time to time by the Silver Member. Each Director shall hold office as provided in Section 6.3 through Section 6.5.
Section 6.3 Appointment of Directors.
(a) Directors must be individuals.
(b) During the Titanium Period, Directors shall be appointed as follows: (i) the Silver Member shall have the right to appoint three (3) Directors (any Director appointed by the Silver Member, a “Silver Director”) and (ii) the Titanium Family Designee shall have the right to appoint three (3) Directors (any Director appointed by the Titanium Family Group, a “Titanium Director”); provided, however, that in the event that the size of the Board of Directors is increased or decreased in accordance with Section 6.2 during the Titanium Period, each of the Silver Member and the Titanium Family Group shall be entitled to appoint an equal number of Directors, unless otherwise agreed in writing by the Silver Member and the Titanium Family Designee. A list of the initial Directors is attached as Exhibit J.
(c) During the Silver Period, (i) all Directors shall be appointed by the Silver Member and (ii) for so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least two percent (2%) of the outstanding Common Units, the Titanium Family Group shall have the right to appoint, replace and remove one (1) non-voting board observer (a “Board Observer”) to the Board of Directors. The Titanium Family Group shall be entitled to replace its designated Board Observer at any time from time to time upon notice to the Board of Directors. A Board Observer shall be entitled to attend and speak at all meetings of the Board of Directors or any committees thereof and shall receive all reports, meeting materials, notices and other materials (including draft and final written consents) as and when provided to the Board of Directors; provided, that the Board Observer shall not be entitled to attend or otherwise participate in the applicable portion of any meetings or presentations or to receive the applicable portion of any information if the Chairman reasonably determines in good faith:
(i) that such attendance, participation or information would be reasonably likely to jeopardize, compromise or otherwise waive attorney-client privilege, the work product doctrine or other similar evidentiary privileges or doctrines;
(ii) the applicable portion of any meeting, presentation or information involves the Company’s evaluation, strategy, position or analysis with respect to an adverse claim or potential adverse claim between or among the Company or any of its Affiliates, on the one hand, and Titanium, the Titanium Family Group or any of their respective Affiliates, on the other hand; or
(iii) Titanium, the Titanium Family Group or any of their respective affiliates has an actual or potential conflict of interest due to another investment or proposed investment.
(d) The Titanium Family Group shall cause each individual designated as a Board Observer to, at such time as such individual is designated as a Board Observer, execute a written acknowledgment stating that such individual: (i) has read, agrees to and is familiar with the terms of this Agreement and (ii) shall keep all confidential information that he or she receives in his or her capacity as a Board Observer confidential and not use such information for any purpose other than in furtherance of the Company’s business.
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(e) Each Director (including any additional Director designated to fill a vacancy resulting from an increase in the total number of Directors or from the death, resignation or removal from office of a Director) shall serve until his or her successor is duly appointed and qualified, or until such Director’s death, or until such Director resigns in accordance with Section 6.5 or is removed in accordance with Section 6.4.
Section 6.4 Removal of Directors.
During the Titanium Period, (i) any Silver Director may be removed, with or without cause, at any time, by the Silver Member, by written notice to such Silver Director and the Board of Directors and (ii) any Titanium Director may be removed, with or without cause, at any time, by the Titanium Family Group, by written notice to such Titanium Director and the Board of Directors. During the Silver Period, any Director may be removed, with or without cause, at any time, by the Silver Member, by written notice to any such Director and the Board of Directors. The vacancy in the Board of Directors caused by any such removal shall be filled as provided in Section 6.6. Absent written consent of the Silver Member to the contrary, all Titanium Directors shall be deemed to have resigned as provided in Section 6.5 effective immediately upon the commencement of the Silver Period.
Section 6.5 Director Resignations.
Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Board of Directors. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Board of Directors. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The vacancy in the Board of Directors caused by any such resignation shall be filled as provided in Section 6.6.
Section 6.6 Vacancies.
Any vacancy on the Board of Directors (including any vacancy that results from a newly created directorship resulting from an increase in the authorized number of Directors) shall be filled solely as follows: (i) in the case of a Silver Director vacancy during the Titanium Period or any Director vacancy during the Silver Period, by the Silver Member, by written notice to the Board of Directors and (ii) in the case of a Titanium Director vacancy during the Titanium Period, by the Titanium Family Designee, by written notice to the Board of Directors. For the avoidance of doubt, any increase in the authorized number of Directors during the Titanium Period shall be valid only if each of the Titanium Family Group and the Silver Member have the right to appoint an equal number of Directors.
Section 6.7 Chairman of the Board of Directors; Chief Executive Officer and President.
(a) During the Titanium Period, RST shall be (i) the Chief Executive Officer and President of the Company and (ii) provided he is a member of the Board of Directors, the Chairman of the Board of Directors (“Chairman”); provided that in the event RST ceases to be the Chief Executive Officer, the President of the Company or the Chairman, the Titanium Family Group may appoint as a replacement Chief Executive Officer, President or Chairman, as applicable, either (x) WST or (y) another individual reasonably acceptable to the Silver Member, in each case, so long as the Silver Member would not have the right to remove such appointee pursuant to Section 6.1(c). The Titanium Family Group shall be permitted, during the Titanium Period, to designate (or re-designate) any individual selected pursuant to the previous sentence as either the Chief Executive Officer, President, or Chairman of the Board of Directors, or any combination of the foregoing, in each case, so long as the Silver Member would not have the right to remove any individual so designated (or re-designated) pursuant to Section 6.1(c).
(b) During the Silver Period, the Chairman shall be elected by the Board of Directors annually and the Chief Executive Officer and President of the Company shall be selected by the Board of Directors.
Section 6.8 Board Meetings; Notice.
(a) Regular meetings of the Board of Directors shall be held from time to time at such date and time and at such place as the Board of Directors may designate. Special meetings of the Board of Directors may be called at any time by the Chairman or by the written request of any two (2) Directors who make such request in good faith.
(b) Notice of a meeting of the Board of Directors or any committee thereof shall be given no less than three (3) Business Days before the date of the meeting (or, in the case of exigent circumstances, on twenty-four (24) hours’
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notice) to each Director, either personally, by telephone or by email. Notice of any such meeting need not be given to any Director, however, if waived by such Director in writing or by email or other form of electronic communication, or if such Director shall be present at such meeting.
(c) All Directors shall substantially contemporaneously receive copies of any board books or other presentations or materials (including any request for consent or approval hereunder) that are to be distributed to any Director in its capacity as such (for the avoidance of doubt, other than the Chief Executive Officer or any other Officer in their respective capacities as such) and in any event at least twenty-four (24) hours prior to any meeting (unless waived), subject to such restrictions, requirements and limitations as may be imposed by the Board from time to time in its reasonable discretion with respect to privileged information to the extent related to a dispute with the Members or with respect to information with respect to which the Members or their respective Affiliates has a conflict of interest due to another investment or proposed investment.
Section 6.9 Board Action Without Meeting.
Subject to the terms of this Agreement, any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by (i) during the Titanium Period, all of the members of the Board of Directors or of such committee, as the case may be or (ii) during the Silver Period, a majority of the members of the Board of Directors or of such committee, as the case may be; provided that a verbatim copy of the proposed consent is distributed to each Director (in the case of an action by committee, regardless of whether such Director is on the committee taking such action) at least three (3) Business Days (or, in the case of exigent circumstances, twenty-four (24) hours) in advance. The writing or writings or electronic transmission or transmissions of any action taken by written consent shall be filed with the minutes of proceedings of the Board of Directors or the committee, as applicable.
Section 6.10 Conference Telephone Board Meetings.
Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 6.11 Board Quorum.
At all meetings of the Board of Directors, (i) during the Titanium Period, all of the Directors must be present at a meeting in order to constitute a quorum for the transaction of business and (ii) during the Silver Period, a majority of the Directors must be present at a meeting in order to constitute a quorum for the transaction of business. At all meetings of any committee of the Board of Directors, the presence of (i) during the Titanium Period, all of the members of such committee shall constitute a quorum and (ii) during the Silver Period, a majority of the members of such committee shall constitute a quorum. In the event that any Silver Director is not able to attend a meeting of the Board of Directors or any committee thereof, the Silver Member may, by notice sent prior to the time of such meeting, appoint an alternate to attend such meeting in the stead of a Silver Director, and such alternate shall have all the same rights, privileges and obligations at such meeting, including as to voting, as a Silver Director. In the event that any Titanium Director is not able to attend a meeting of the Board of Directors or any committee thereof, the Titanium Family Group may, by notice sent prior to the time of such meeting, appoint an alternate to attend such meeting in the stead of a Titanium Director, and such alternate shall have all the same rights, privileges and obligations at such meeting, including as to voting, as a Titanium Director. During the Titanium Period, all actions by the Board or a committee must be by unanimous vote in order to constitute an act of the Board or a committee. During the Silver Period, all actions by the Board or a committee must be by majority vote of the Directors present at a meeting where a quorum is present in order to constitute an act of the Board or a committee. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the Directors or members, as the case may be, present thereat (which must include at least one (1) Silver Director and at least one (1) Titanium Director during the Titanium Period) may adjourn the meeting from time to time without further notice other than announcement at the meeting.
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Section 6.12 [Reserved].
Section 6.13 Remuneration of Directors.
Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the Directors shall, as such, receive any stated remuneration for their service as a Director, but the Board of Directors may at any time and from time to time by resolution provide that a customary and reasonable specified sum shall be paid to any Director, payable in cash, either as such Director’s annual remuneration as such Director or member of any special or standing committee of the Board of Directors or as remuneration for such Director’s attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also provide that the Company shall reimburse each Director for any expenses paid by such Director on account of such Director’s attendance at any meeting. Nothing in this Section 6.13 shall be construed to preclude any Director from serving the Company or any of its Affiliates in any other capacity and receiving remuneration therefor.
Section 6.14 Delegation of Authority and Designation of Officers.
(a) Each Officer or Authorized Signatory shall exercise such powers and shall have such duties as may from time to time be assigned or established by the Chief Executive Officer during the Titanium Period or by the Board of Directors during the Silver Period, which powers and duties shall be those customarily held or performed by an officer of a Delaware corporation.
(b) Except as provided in Section 6.14(c), each Officer or Authorized Signatory shall hold office until his or her successor is appointed or until his or her earlier death, disability, resignation or removal. Any number of offices may be held by the same Person.
(c) Any Officer or Authorized Signatory may resign at any time upon written notice to the Company. Any Officer or Authorized Signatory shall serve at the pleasure of the Chief Executive Officer during the Titanium Period and of the Board of Directors during the Silver Period, and may be removed at any time with or without cause, by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer, Authorized Signatory, agent or employee of the Company shall not of itself create contract rights.
Section 6.15 Compensation and Incentive Arrangements.
(a) The material terms of compensation (including base salaries, short-term and long-term incentive compensation, including profit-sharing opportunities and excluding any compensation in the form of equity (or rights to acquire equity) interests of the Company or any of its Subsidiaries), benefits and perquisites (if any) to which each member of the Operating Committee shall be entitled effective upon the completion of the Merger, are set forth in the Total Rewards Policy attached as Exhibit D or another document agreed to in writing by the Silver Member and the Titanium Family Designee. Any increases in any annual rates of base salaries (other than customary cost of living increases), any increases in short-term or long-term incentive threshold, target or maximum opportunities from those set forth in Exhibit D, any increases in profit-sharing opportunities from those set forth in Exhibit D and any discretionary bonus pool proposed to be allocated to members of the Operating Committee shall be presented by the Chief Executive Officer to the Board of Directors for its approval thereof (as a Board Fundamental Decision during the Titanium Period), and shall not be implemented without a Fundamental Decision Approval.
(b) Subject to Section 6.15(a), Section 6.16 or Section 6.19 and without prejudice to the Board of Directors’ right to approve the Annual Budget, during the Titanium Period and except to the extent that the Chief Executive Officer is personally conflicted in connection therewith, the Chief Executive Officer shall have exclusive power and authority with respect to, and the right to cause the Company to establish or undertake, all decisions, actions and other matters (including expenditure of funds in accordance with the Annual Budget or as otherwise permitted under this Agreement) pertaining to the employment, supervision, benefits, perquisites, severance, promotion and discharge of any and all officers and other employees of the Company or any of its Subsidiaries or any other Person in which the Company or a Company Subsidiary owns an ownership interest (including all salaries, bonus (including any discretionary bonuses) and other incentive compensation (including the establishment of any phantom equity or other long-term incentive compensation plans, programs or arrangements, and designations of participants and allocations thereunder), administration costs and other payments, including those arising from unlawful or unfair dismissal, discrimination or other employment-related liability); provided, however, that no compensation shall be payable in the form of equity (or rights to acquire equity) of the Company or any of its Subsidiaries without the prior approval
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of the Board of Directors. In connection with the preparation of each Annual Operating Budget in accordance with Section 6.16, the Chief Executive Officer shall consult with the Board of Directors (or designated compensation committee thereof) in advance of the finalization of the Annual Operating Budget for the given Company Fiscal Year regarding (x) the material terms of, and total proposed pool (both assuming target and maximum performance achievement of any relevant performance metrics, if any) payable under, such short-term and long-term incentive compensation programs to be established for the given Company Fiscal Year, (y) the total proposed increase in annual rates of base salary as a percentage of payroll to be provided for the given Company Fiscal Year and (z) any material employee benefit plans proposed to be adopted in the given Company Fiscal Year, or any material modifications thereto that would reasonably be expected to materially increase the annual cost or expense of such plan to the Company or any Subsidiary of the Company, as applicable.
Section 6.16 Annual Budgets.
(a) On or before December 15 prior to the beginning of each following Company Fiscal Year, an annual capital budget (the “Annual Capital Budget”) and an annual operating budget (the “Annual Operating Budget”) for the Company for such upcoming Company Fiscal Year, which shall reflect a reasonably detailed estimate of the proposed operations (including development) and expenses of the Company for such Company Fiscal Year, and which shall include the proposed Annual Distribution Policy (including the Required Distribution Amount) for such Company Fiscal Year and an annual business plan and leasing plan, shall be submitted by the Chief Executive Officer to the Board of Directors for approval. The Annual Capital Budget and the Annual Operating Budget are each referred to as an “Annual Budget” and are referred to together as the “Annual Budgets,” as applicable. The initial Annual Budgets for the 2020 Company Fiscal Year are attached as Exhibit E and Exhibit F. Between October and mid-December prior to the beginning of each following Fiscal Year, the Company will provide the Board of Directors with regular periodic updates regarding the budget process, including draft Annual Budgets and draft Annual Distribution Policy that is being developed by the Company for the next Fiscal Year (with the initial drafts of such budgets and policies, which shall reflect the same level of detail as final budgets and policies are required by this Agreement to reflect, to be provided by October 31 of the then-current Fiscal Year).
(b) Each member of the Board of Directors shall be required to either approve or disapprove the Annual Budgets no later than thirty (30) Days after the date on which the Chief Executive Officer delivered the proposed Annual Budgets, it being agreed and understood that if any Director fails to expressly approve such Annual Budgets in writing within such thirty (30) Day period, then such failure to approve shall be deemed a disapproval by such Director. If the Board of Directors unanimously approves an Annual Budget as presented, then such Annual Budget shall be deemed to be adopted and approved as an Annual Budget for the applicable Company Fiscal Year. If any such proposed Annual Budget is not approved (or is deemed disapproved) by the Board of Directors, the Chief Executive Officer shall consider in good faith any feedback he or she receives from the Board of Directors and subsequently may (but shall not be required to) resubmit a revised Annual Budget for the Board of Directors’ approval. Each member of the Board of Directors shall be required to either approve or disapprove such revised Annual Budget in accordance with the procedures set forth above no later than fifteen (15) Days after the date on which the Company’s Chief Executive Officer delivers such revised Annual Budget. If the Board of Directors approves a revised Annual Budget as presented, then such Annual Budget shall be deemed to be adopted and approved as an Annual Budget for the applicable Company Fiscal Year. If any Annual Budget or revised Annual Budget is not approved (or is deemed disapproved) by the Board of Directors, then the applicable Annual Budget for the preceding year shall be deemed to be adopted and approved as an Annual Budget for the applicable Company Fiscal Year, with the following being deemed to be adopted and approved as part of such Annual Budget: (i) any increases in expenses with respect to Non-Controllable Items and (ii) percentage increases or decreases to each item therein other than any Non-Controllable Items in an amount equal to the annual percentage increase or decrease, respectively, in the CPI; provided that in no event shall any percentage increase pursuant to this clause (ii) be greater than the greater of (I) 2.5% and (II) the percentage increase in the Company LTM FFO (measured by comparing the Company LTM FFO as of December 31 immediately prior to the Company Fiscal Year to which the to-be-adopted Annual Budget relates to the Company LTM FFO as of one year prior to such date); provided, further, that non-ordinary course expenditures that have not yet been committed pursuant to a prior year’s Annual Budget (e.g., a new development to be initiated in the upcoming Company Fiscal Year or the acquisition of a new property in the upcoming Company Fiscal Year), and tenant improvements, tenant allowances, landlord work and other tenant inducement costs and similar expenses that have not yet been committed pursuant to a prior year’s Annual Budget, and that either (x) are with respect to any lease covering more than twenty thousand (20,000) square feet of gross leasable area or (y) involve more than two million Dollars ($2,000,000) for any lease, will not be deemed adopted and approved (however, and for the avoidance
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of doubt, ordinary course expenditures for property-level repairs and maintenance, to continue projects to the extent previously approved in a prior year’s Annual Budget and other tenant improvements, tenant allowances, landlord work and other tenant inducement costs and similar expenses, in each case, to the extent previously approved in a prior year’s Annual Budget, will be considered to be a part of the deemed approved prior year’s applicable Annual Budget, subject to any limitations and schedules agreed to therewith, and subject to increase as set forth above in this paragraph, and will be deemed permitted in accordance with this paragraph).
(c) The Chief Executive Officer shall have the right, from time to time during each Company Fiscal Year, to submit a proposed amendment to an Annual Budget to the Board of Directors for approval, which amendment shall specify whether (and the extent to which) the changes reflect non-ordinary course expenditures, and any such approved amendment shall be deemed part of the Annual Budgets hereunder. The Board of Directors shall review all proposed amendments to such Annual Budget, and if any such amendment is approved by the Board of Directors, such amendment shall be deemed to be part of the Annual Budget for all purposes of this Agreement.
(d) The Company shall be operated in all material respects in accordance with the Annual Budgets with respect to controllable actions contemplated by the Annual Budget, such as expenditures of funds other than for Non-Controllable Items. For the avoidance of doubt and notwithstanding anything herein to the contrary, (X) Non-Controllable Items and any distributions made by the Company in accordance with Section 5.2 shall not be limited by this Section 6.16(d), and the amount by which any such expenditure or distribution exceeds the amount therefor set forth in the Annual Budgets shall not be counted in determining whether a variance or deviation has occurred and (Y) expenditures made from any contingency or unspecified line item in the Annual Capital Budget available therefor shall not be counted in determining whether a variance or deviation has occurred. For the avoidance of doubt and notwithstanding anything herein to the contrary, neither the Chief Executive Officer nor the Company (I) shall have any obligation to meet or exceed any performance variables, thresholds, goals or results that may be set forth in any Annual Budget or (II) is making, or shall be deemed to have made, any guaranty, representation or warranty of the estimations set forth in any Annual Budget or with respect to the results or quality of performance of any actions that may be contemplated by any Annual Budget.
Section 6.17 Master Services Agreement.
During the Titanium Period, subject to Section 6.19, the Chief Executive Officer is hereby authorized, and during the Silver Period, the Board of Directors is hereby authorized, to employ or engage others, including the Administrative Manager, to manage and perform all activities and services in furtherance of the purposes of the Company, including seeking, acquiring and managing various development opportunities or existing retail centers (or any peripheral property), and all other activities and services in respect of the management, administration, leasing, financing, refinancing, development, improvement, acquisition and disposition of retail centers, development opportunities and peripheral property.
Section 6.18 Member Communications.
Appropriate representatives of the Silver Member and the Titanium Family Group Designee shall endeavor to engage in regular open dialogue to further the interests of the Company.
Section 6.19 Certain Approval Requirements During the Titanium Period.
(a) Notwithstanding anything in this Agreement to the contrary (provided that nothing in this Section 6.19 shall apply to the satisfaction of the Company’s obligations under Section 8.4), during the Titanium Period, the following matters, actions and decisions by, or with respect to, the Company and the Company Subsidiaries (each, a “Board Fundamental Decision”) shall require approval by the Board of Directors (by unanimous vote or written consent of all Directors) (such approval by the Board of Directors, a “Fundamental Decision Approval”), and the Company shall not, and the Company shall cause each Company Subsidiary not to, directly or indirectly, effect, take or make any such Board Fundamental Decision without the Fundamental Decision Approval:
(i) Engaging in (i) any merger, consolidation, joint venture, recapitalization or business combination of the Company or any of its Subsidiaries or a sale of all or substantially all of the assets of the Company and its Subsidiaries, or any comparable transaction with similar effect or (ii) any sale or acquisition or purchase of any assets, land or property, in the case of this clause (ii) for which the Company’s or a Company Subsidiary’s share of the purchase or sale price (or the value of consideration) is more than the Excess Threshold annually in the aggregate (including assumed net debt), other than (x) transactions solely among wholly owned Subsidiaries of
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the Company that remain wholly owned following such transaction or are dissolved or (y) transactions expressly set forth in the Annual Budget; in the event that any such transaction described in this Section 6.19(a)(i) is approved, the Members hereby agree to cooperate in good faith to implement such transactions in a tax-efficient manner;
(ii) Issuing, amending the terms of, or redeeming or repurchasing any equity securities (including securities convertible into equity securities) of the Company (including any Membership Interests) or any of its Subsidiaries (including conducting any public offering or direct listing of equity securities), other than (i) transactions solely with or among wholly owned Subsidiaries of the Company that remain wholly owned following such transaction or are dissolved, (ii) redemptions of Series A Preferred Units in accordance with the applicable Preferred Unit Designation, (iii) redemptions or repurchases of equity securities (including securities convertible into equity securities) of the Company Subsidiaries not costing in excess of the Excess Threshold annually in the aggregate or (iv) pursuant to Section 8.4;
(iii) Making or granting any loans, advances, guarantees or capital contributions to or for the benefit of any Person (other than any wholly owned Subsidiaries of the Company) in excess of the Excess Threshold annually in the aggregate, except (i) as may be expressly set forth in the Annual Budget, (ii) tenant loans or advances in the ordinary course of business or (iii) subject to Section 6.19(a)(xi), guarantees or indemnities for the benefit of joint venture entities in the ordinary course of business;
(iv) Amending, waiving any rights under or otherwise modifying any organizational documents of the Company (including this Agreement and including any change to the Company’s jurisdiction, by merger, consolidation, or in any other fashion or manner) or any of its Subsidiaries, other than amendments or modifications (i) that are ministerial or administrative in nature and are not adverse to any of the Members (which amendments shall be provided to the Board of Directors at least ten (10) Business Days’ prior to the effectiveness thereof), (ii) of organizational documents of wholly owned Company Subsidiaries that remain wholly owned following such amendment or modification or are dissolved, which amendments or modifications and not adverse to any of the Members in any respect or (iii) of organizational documents of any Company Subsidiary to the extent required by lenders in a bona fide and permitted debt financing and are not adverse to any of the Members;
(v) Commencing any voluntary (or consenting to any involuntary) Bankruptcy proceeding in respect of the Company or any of its Subsidiaries seeking liquidation, reorganization, dissolution or Bankruptcy, or otherwise liquidating or dissolving the Company;
(vi) (A) Changing in any material respect any financial accounting method or changing the Company Fiscal Year, other than as required by law, regulation, GAAP or the Company’s auditor or (B) changing the Company’s auditor unless the then-existing auditor resigns or the then-existing auditor engages in gross negligence or willful misconduct;
(vii) Establishing the Annual Budget other than as specified in Section 6.16, or, other than as expressly permitted in Section 6.16(d), deviating in any Company Fiscal Year from actions (as opposed to results) expressly set forth in the then-applicable Annual Budget that are within the control of the Company or any of its Subsidiaries, or making capital or other expenditures in any Company Fiscal Year that exceed the aggregate amount expressly set forth in the Annual Budget by more than the Excess Threshold;
(viii) Entering into any material business or line of business that is materially different than the Titanium Business, discontinuing any material business or line of business within the Titanium Business, or otherwise changing in any material respect the nature of the Titanium Business, in each case other than natural evolution of the Titanium Business;
(ix) Declaring, setting aside, paying or otherwise making any dividends or other distributions by the Company or any of its Subsidiaries, other than: (i) in connection with a liquidating distribution pursuant to Section 10.5(a), (ii) pro rata dividends or distributions by a Subsidiary of the Company to the Company or another Subsidiary of the Company, (iii) distributions required to be made by the organizational documents (including any joint venture or similar agreements) of any non-wholly owned Subsidiary of the Company or (iv) cash distributions required by this Agreement (including the Annual Distribution Policy or as expressly provided in any Preferred Unit Designation), including, for the avoidance of doubt, paying the Required Distribution Amount and Minimum Distribution Amount;
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(x) Other than as expressly set forth in the Annual Budget or as set forth in Exhibit D (or another document agreed to in writing by the Silver Member and the Titanium Family Designee), changing the compensation of the Chief Executive Officer, Chief Operating Officer or any other member of the Operating Committee or adopting or amending any profit sharing arrangements for the Chief Executive Officer, Chief Operating Officer or any other member of the Operating Committee;
(xi) Entering into, terminating, waiving any rights under, amending or engaging in any arrangement, transaction or agreement, written or oral, with or that provides disproportionate benefits to any Member, Officer, Director, any member of the Titanium Family Group, any Family Transferee or any Affiliate of any of the foregoing (other than the Company and its Subsidiaries) or any other Person (not including a widely held publicly traded company) in which any member of the Titanium Family Group or any Family Transferee (or any of their respective Immediate Family members) holds a material interest (any such arrangement, transaction or agreement, an “Affiliate Transaction”), other than engaging in any Permitted Affiliate Transaction, any Exchange or any other action expressly required by this Agreement (including distribution required by this Agreement (including by the Annual Distribution Policy, and including paying the Minimum Distribution Amount and the Required Distribution Amount));
(xii) Commencing, settling or withdrawing from any material Action the resolution of which would: (i) involve a monetary payment by the Company or any Company Subsidiary where the Company’s or a Company Subsidiary’s share is in an amount that exceeds the Excess Threshold annually in the aggregate; (ii) result in the imposition of any materially adverse limitations or restrictions on the Company, a Company Subsidiary, any Member or any Affiliate of any Member; (iii) involve criminal or quasi-criminal liability for the Company or any Company Subsidiary or any Director, Officer or employee in their capacity as such or (iv) include any admission of guilt or wrongdoing by the Company or any Company Subsidiary or any Director or Officer in their capacity as such;
(xiii) Entering into, waiving any material rights under, amending in any material respect, cancelling or terminating (other than if any counterparty is in breach or default beyond applicable notice and cure periods thereunder or otherwise for cause and excluding automatic terminations, terminations by the counterparty or expirations in accordance with the terms thereof) any Material Contract, other than as expressly set forth in the Annual Budget;
(xiv) Taking any actions (including any guarantees or other credit support) that purport to bind Silver Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) or using any name or trade name of Silver Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) in commercial transactions other than factual statements regarding Silver Parent and its Subsidiaries and their direct and indirect ownership in the Company and matters related thereto;
(xv) Incurring, assuming, issuing, selling or amending in any material respect or guarantying any indebtedness for borrowed money or issuing any debt securities in each case where the Company’s or a Company Subsidiary’s share is in excess of ten million Dollars ($10,000,000) annually in aggregate principal amount outstanding at any one time, other than (i) trade payables and equipment leases or solar leases in the ordinary course of business, (ii) indebtedness to refinance or replace any existing indebtedness or the Series A Preferred Units being redeemed (so long as such new indebtedness is on market terms no less favorable to the Company in the aggregate than the terms of the indebtedness being refinanced or the Series A Preferred Units being redeemed, as applicable (other than interest rate, which for the avoidance of doubt shall be no more than a market interest rate) and the principal amount of such new indebtedness does not exceed the principal amount of the indebtedness being refinanced or the liquidation value of the Series A Preferred Units being redeemed, as applicable, plus in any such case, the amount of costs, expenses and fees incurred or to be incurred in connection therewith), (iii) indebtedness to be incurred or modified as expressly set forth in the Annual Budget or (iv) as may be required to distribute the full Required Distribution Amount in accordance with the terms of this Agreement (so long as the debt to be incurred pursuant to this clause (iv) to distribute the full Required Distribution Amount is on commercially reasonable terms (and in any event not at a rate higher than the lower of (x) four hundred basis points above the 10-year U.S. Treasury bill rate at the time of such borrowing and (y) 8.00%)); provided that none of clauses (i) through (iv) of this Section 6.19(a)(xv) shall allow for the issuance of debt securities;
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(xvi) Amending or modifying in any material respect (or in any respect if such amendment or modification prejudices in any material respect the Silver Member) the Company’s policies regarding human resources matters, internal controls over financial reporting, treasury matters, privacy and other compliance matters, including changing (other than immaterial changes) any financial reporting practices (including with respect to the determination of Company FFO), other than as may be required to comply with (i) changes in applicable law or (ii) the Company’s obligations under this Agreement;
(xvii) Entering into any transaction or taking (or failing to take) any action that would result in an indemnification or other payment obligation of the Company pursuant to the agreements set forth on Schedule V; and
(xviii) Agreeing to perform or authorize any of the foregoing restricted actions.
(b) During the Titanium Period, upon request and at the direction of the Silver Member, after consulting in good faith with the Titanium Family Designee, the Company and Company Subsidiaries shall cause some or all of the equity interests of TTC that are held directly by the Company to be transferred to an entity directly or indirectly wholly owned by the Company that is a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to Silver Parent, subject to compliance with the covenant set forth on Schedule VIII and applicable laws (but only so long as TTC remains an indirect wholly owned Subsidiary of the Company).
Section 6.20 Certain Approval Requirements During the Silver Period.
(a) Notwithstanding anything in this Agreement to the contrary, during the Silver Period and only for so long as the Titanium Family Group (together with any Family Transferee) continues to own, collectively, at least twenty five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), the prior written approval of the Titanium Family Designee (such approval, the “Titanium Family Approval”) shall be required to authorize and approve the following matters, actions and decisions by, or with respect to, the Company and the Company Subsidiaries (each, a “Titanium Fundamental Decision”), and the Company shall not, and the Company shall cause each Company Subsidiary not to, directly or indirectly, effect, take or make any such Titanium Fundamental Decision without obtaining the prior written Titanium Family Approval:
(i) Engaging in any merger, recapitalization or business combination of the Company or any of its Subsidiaries or a sale of all or substantially all of the assets of the Company and its Subsidiaries, or any comparable transaction with similar effect, other than (i) transactions solely among wholly owned Subsidiaries of the Company that remain wholly owned following such transaction or are dissolved, (ii) transactions where consideration is allocated in accordance with Sections 10.5(a) (without giving effect to Section 10.5(a)(i)) and 10.5(b) (provided that (A) the Titanium Family Designee is provided with reasonable advance notice of any such sale and its terms and the consideration to be paid, (B) the Titanium Family Group and the Family Transferees are afforded the opportunity, with reasonably adequate advance notice and opportunity to elect to so exchange, to exchange their Common Units for Silver OP Units, on terms reflecting the valuation reflected in such transaction and the then-current value of the Silver OP Units, at the closing of such sale, (C) Silver Parent, Silver OP and the Company use reasonable best efforts to structure such sale in the most tax efficient manner available for the Titanium Family Group without incurring any material cost or diminution in value to Silver Parent, Silver OP or the Company and (D) no later than the later of (1) thirty (30) Days following the closing of any direct or indirect sale or transfer (or deemed sale or transfer) of the properties listed on Schedule II and (2) two (2) Days prior to the due date or dates for Taxes (including estimated Taxes) resulting from such direct or indirect sale or transfer (or deemed sale or transfer), the Company provides full reimbursement to the Titanium Family Group for any Taxes with respect to an amount of gain not to exceed the Protected Gain (including any Taxes in respect of any additional amounts paid with respect to the reimbursement such that the Titanium Family Group is in the same after Tax position as it would have been had the liability so reimbursed not been incurred) imposed on or incurred by, directly or indirectly, any of the members of the Titanium Family Group and any Family Transferee, or any of their beneficiaries, shareholders, members or other owners, or ultimate parent entities, as a result of any such direct or indirect sale or transfer (or deemed sale or transfer) of the properties listed on Schedule II by virtue of being a direct or indirect Member, subject to the Titanium Family Group reasonably cooperating to minimize such Taxes or (iii) recapitalizations of any Subsidiary of the Company that do not cause any adverse Tax consequences to the Titanium Family Group;
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(ii) Changing in any material respect the Annual Distribution Policy; provided that the Annual Distribution Policy may be changed without Titanium Family Approval if the Board of Directors determines in good faith that the Company’s bona fide business purposes require it to retain funds that would otherwise be distributed (provided that, for the avoidance of doubt, no reduction in distributions shall result in annual distributions being less than the Estimated Minimum Distribution Amount or being less than the Initial Mandatory Minimum per Common Unit (subject to Section 5.2(a) and to pro rata adjustment for partial years) in each of the 2020, 2021 and 2022 Company Fiscal Years, except in accordance with Section 5.2(a)); provided further that distributions may be suspended in part during the pendency of any dispute that is subject to resolution pursuant to Section 6.22 but only with respect to any disputed amount (i.e., undisputed amounts shall not be suspended) and in any case there shall be no delay in distributions with respect to any Estimated Minimum Distribution Amount or Minimum Distribution Amount;
(iii) Changing in any material respect any financial accounting method or changing the Company Fiscal Year, other than as required by law, regulation, GAAP or the Company’s auditor and other than as required for Silver Parent to uniformly comply with its own accounting policies;
(iv) Commencing any voluntary (or consenting to any involuntary) Bankruptcy proceeding in respect of the Company or any of its material Subsidiaries seeking liquidation, reorganization, dissolution or Bankruptcy, or otherwise liquidating or dissolving the Company;
(v) Amending, waiving any rights under or otherwise modifying any organizational documents of the Company (including this Agreement and including any change to the Company’s jurisdiction, by merger, consolidation, or in any other fashion or manner) or any of its material Subsidiaries, other than amendments or modifications (i) that are not disproportionately adverse to the Titanium Family Group as compared to the Silver Member, (ii) of organizational documents of wholly owned Subsidiaries of the Company that remain wholly owned following such amendment or modification or are dissolved, (iii) of organizational documents of any Company Subsidiary to the extent required by lenders in a bona fide and permitted debt financing or (iv) subject to Section 6.20(b), of organizational documents of the Company or any material Subsidiary solely to reflect the admission of an additional member and the corresponding reduction in the Percentage Interests of the Members, if any, in connection with the issuance of any Membership Interests or other equity securities that complies with the other terms of this Agreement or the organizational documents of such Subsidiary, as applicable;
(vi) Declaring, paying or otherwise making any non-cash dividends or other non-cash distributions by the Company or any of its Subsidiaries, other than (i) in connection with a liquidating distribution pursuant to Section 10.5(a), (ii) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or (iii) distributions required to be made by the organizational documents (including any joint venture or similar agreements) of any non-wholly owned Subsidiary of the Company;
(vii) Entering into, terminating, waiving any rights under, amending or engaging in any arrangement, transaction or agreement, written or oral, with or that provides disproportionate benefits to any Member, Director or Silver Parent or any Subsidiary or Affiliate thereof (other than the Company and its Subsidiaries), other than any Permitted Affiliate Transaction or any action expressly required by this Agreement (including distribution required by this Agreement (including by the Annual Distribution Policy, and including paying the Minimum Distribution Amount and the Required Distribution Amount));
(viii) Issuing any Membership Interests (or securities convertible into or exercisable for any Membership Interests) other than pursuant to Section 8.4; and
(ix) Agreeing to perform or authorize any of the foregoing restricted actions.
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(b) Notwithstanding anything in this Agreement to the contrary, during the Silver Period and only for so long as the Titanium Family Group (together with any Family Transferee) continues to own, collectively, at least five percent (5%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), the prior written Titanium Family Approval shall be required to authorize and approve the following matters, actions and decisions by, or with respect to, the Company and the Company Subsidiaries (each, a “Titanium Other Fundamental Decision”), and the Company shall not, and the Company shall cause each Company Subsidiary not to, directly or indirectly, effect, take or make any such Titanium Other Fundamental Decision without obtaining the prior written Titanium Family Approval:
(i) Selling, disposing, exchanging or otherwise transferring any of the assets or properties set forth on Schedule II if such sale or other transfer would result in an adverse tax consequence to any member of the Titanium Family Group or any of their respective Affiliates; provided that any such sale or transfer shall be deemed to be permitted if the Company provides full reimbursement to the Titanium Family Group, no later than the later of (A) thirty (30) Days following the closing of such sale or transfer and (B) two (2) Days prior to the due date or dates for Taxes (including estimated Taxes) resulting from such sale or transfer, for any Taxes with respect to an amount of gain not to exceed the Protected Gain (including any Taxes in respect of any additional amounts paid with respect to the reimbursement such that the Titanium Family Group is in the same after Tax position as it would have been had the liability so reimbursed not been incurred) imposed on or incurred by, directly or indirectly, any of the members of the Titanium Family Group and any Family Transferee, or any of their beneficiaries, shareholders, members or other owners, or ultimate parent entities, as a result of any such sale or transfer by virtue of being a direct or indirect Member, subject to the Titanium Family Group reasonably cooperating to minimize such Taxes;
(ii) Amending, waiving any rights under or otherwise modifying any organizational documents of the Company (including this Agreement and including any change to the Company’s jurisdiction, by merger, consolidation, or in any other fashion or manner), other than amendments or modifications (i) that are not disproportionately adverse to the Titanium Family Group as compared to the Silver Member or (ii) in connection with the issuance of any equity securities; and
(iii) Agreeing to perform or authorize any of the foregoing restricted actions.
Section 6.21 Additional Restrictions on Silver Parent and its Non-Company Subsidiaries.
For so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least twenty-five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), unless previously offered to the Company on commercially reasonable terms (which offer must include an affirmative consent of each Silver Director for the Company to accept such offer and for the Company to take any commercially reasonable action to consummate any such transaction), Silver Parent shall not, and shall cause its Subsidiaries (other than the Company and its Subsidiaries) not to, acquire or otherwise redeem (i) any debt or equity securities or other debt obligations of the Company or any of its Subsidiaries or (ii) any interests (including any debt or equity securities) of any joint venture, partnership, limited liability company or similar arrangement to which the Company or any of its Subsidiaries is a party. If the Company does not participate in any of the forgoing transactions for any reason, Silver Parent shall work in good faith with the Company and the Titanium Family Designee to (a) protect the interests of the Company and all of the Members and (b) not take any action that is disproportionally adverse to the Company or any of the Members as compared to Silver Parent and its Subsidiaries (other than the Company or any of its Subsidiaries) or disproportionally beneficial to Silver Parent or any of its Subsidiaries (other than the Company or its Subsidiaries) as compared to the Company and its Subsidiaries, in each case, taking into account the circumstances of the business at such time. Notwithstanding the foregoing, the restrictions in this Section 6.21 shall not apply to Silver Parent and its Subsidiaries in connection with, or during the pendency of, a Bankruptcy or involuntary bankruptcy in a court of competent jurisdiction with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, generate at least one-third (1/3) of the Company’s and its Subsidiaries’ net operating income that is either not contested in good faith by the Company or is not dismissed within one hundred and eighty (180) Days of the applicable filing.
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Section 6.22 Deadlocks.
(a) Subject to Section 6.22(c), from and after January 1, 2021, if a Fundamental Decision Approval is not obtained pursuant to Section 6.19 (or Section 6.15) or a Titanium Family Approval is not obtained pursuant to Section 6.20(a), in each case within twenty-one (21) Days after submission of such matter to the Board of Directors or the Titanium Family Designee, as applicable, then either the Silver Member or the Titanium Family Designee can send written notice thereof to the other (a “Deadlock Notice”), stating that failure to reach agreement on such matter within twenty-one (21) Days after delivery of the Deadlock Notice will give rise to a deadlock with respect thereto (a “Deadlock”); provided, that the Silver Member may not deliver more than two Deadlock Notices in any twelve (12) month period and the Titanium Family Designee may not deliver more than two Deadlock Notices in any twelve (12) month period. As promptly as practicable following the giving of a Deadlock Notice, the chief executive officer of Silver Parent and the Chief Executive Officer (and, at the election of the Titanium Family Designee, a representative of the Titanium Family Group) shall meet to negotiate in good faith in order to try to resolve the deadlock or disagreement over the disputed matter or matters (it being understood that a refusal to meet or negotiate on the part of any Person shall not preclude a Deadlock from occurring). If the representatives pursuant to the preceding sentence are unable to reach agreement on the disputed matter prior to the occurrence of a Deadlock as set forth in this Section 6.22(a), then the Company shall submit such Deadlock, and either the Silver Member or the Titanium Family Designee may cause such Deadlock to be submitted, to binding arbitration before a Qualified Expert under the rules of the American Arbitration Association that are in effect as of the date of this Agreement (or, in the event that the American Arbitration Association will not proceed on that basis, under the rules of the American Arbitration Association then in effect) (the “Rules”) and the procedures set forth in Section 6.22(b) shall be followed. The place of arbitration shall be New York, New York. A judgment on the award or decision rendered by the Qualified Expert may be entered in any court having jurisdiction thereof.
(b) The Rules for “Expedited Procedures” shall apply to a Deadlock only if and to the extent the Silver Member elects in its sole discretion. In the event that the Silver Member or the Titanium Family Designee calls for a determination of a Deadlock in arbitration pursuant to the terms of this Section 6.22, Silver Parent and the Titanium Family Designee shall have a period of ten (10) Business Days from the date of such request to mutually agree on one Qualified Expert. If Silver Parent and the Titanium Family Designee fail to so agree, each of Silver Parent and the Titanium Family Designee shall have an additional ten (10) Business Days to each select a Qualified Expert, and the two Qualified Experts selected shall select, and Silver Parent and the Titanium Family Designee shall request its selected Qualified Expert to select, a single Qualified Expert to be the arbitrator for the Deadlock in question. If either the Silver Member or the Titanium Family Designee fails to make its respective selection of a Qualified Expert within the additional ten (10) Day period provided for above, then the other party’s selection shall be the Qualified Expert to be the arbitrator for the Deadlock in question. If the selected Qualified Experts fail to select a single Qualified Expert within ten (10) Business Days of the selection of the last of them, the Silver Member, the Titanium Family Designee and the Company agree that the Qualified Expert shall be selected by the American Arbitration Association from its panel of arbitrators who reside in New York, New York. The Qualified Expert shall decide the issue submitted to him/her in accordance with and giving equal effect to (i) the language, commercial purpose and restrictions contained in this Agreement and (ii) that which the Qualified Expert reasonably believes, in good faith and using the care that a reasonably prudent person would use, is in the best interests of the Company, recognizing and taking into account the commercial purposes of this Agreement and the arrangement between the Members and their Affiliates, including the equity investments in the Company by the Silver Member (which, for the avoidance of doubt, shall include the consideration paid by the Silver Member and its Affiliates in connection with the Merger) and the Titanium Family Group and the business of Silver Parent and of the Company as each has been historically conducted. Because a prolonged Deadlock may have a serious adverse effect on the Company, the Silver Member and the Titanium Family Designee shall instruct the Qualified Expert to render a decision as quickly as reasonably possible. The Qualified Expert shall decide the dispute based solely on the submissions and evidence provided by the Silver Member and the Titanium Family Designee. The Qualified Expert may, in his or her discretion, upon good cause shown and consistent with the expedited nature of arbitration, order depositions to obtain the testimony of a person or entity that may possess information determined by the Qualified Expert to be relevant and material to the issues to be decided. The Silver Member, the Titanium Family Designee and the Company shall cooperate with one another as promptly as reasonably practicable in the production and discovery of reasonably requested or ordered documents, information or other materials that are relevant to the issues to be decided, and in the submission and presentation of arguments to the Qualified Expert. Nothing in this Section 6.22 shall limit the rights of any Member under this Agreement to obtain or request information from the Company or to use those rights to obtain information or material for use in an arbitration pursuant to this Section 6.22. At a reasonable time in advance of a hearing, the
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Silver Member and the Titanium Family Designee will provide the other with (a) copies of all materials upon which the Silver Member or the Titanium Family Designee, as applicable, will rely or intends to present at the hearing; and (b) a statement of the identity of each witness the Silver Member or the Titanium Family Designee, as applicable, intends to call and the subject matter of the expected testimony. The Qualified Expert shall unilaterally decide the dispute in a written decision which shall be conclusive, final and binding (and which shall designate either the Silver Member or the Titanium Family Designee, at the discretion of the Qualified Expert, as the predominately prevailing party in such dispute), and the Company and its Subsidiaries shall be permitted to engage in any transaction or take any action that was the subject of the dispute to the extent that the Qualified Expert determines in the written decision that such transaction or action is permissible and such transaction or action is consistent with the other terms of this Agreement. The Qualified Expert conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from or otherwise modify such provisions. The Company and the Members and the Titanium Family Designee agree that, with respect to Deadlocks, the ruling of the Qualified Expert shall be final and not be subject to any judicial review. All fees and expenses of the arbitration proceeding, including the fees and expenses of the Qualified Expert, shall be borne by the Company. For purposes of this Section 6.22, the term “Qualified Expert” means a real estate professional in good standing having at least fifteen (15) years of experience in commercial real estate finance and the development, operation and management of commercial shopping malls similar to the commercial shopping malls owned by the Company, and who has served as an arbitrator in at least five (5) American Arbitration Association arbitrations.
(c) Notwithstanding anything to the contrary in this Section 6.22, (I) the Excluded Fundamental Decisions, the Excluded Titanium Fundamental Decisions and the Titanium Other Fundamental Decisions and (II) any matters brought before the Board of Directors prior to January 1, 2021, in each case of clauses (I) and (II), shall not be subject to the Deadlock dispute resolution process set forth in this Section 6.22, and if there is a failure to obtain the requisite approval with respect thereto, such matter(s) shall remain unresolved until the applicable requisite approval is obtained (if at all) as provided herein. The “Excluded Fundamental Decisions” shall mean the Board Fundamental Decisions set forth in clauses (i), (ii), (iv) (with respect to the Company), (v), (ix), (xi) and (xiv) of Section 6.19(a) and, solely to the extent of indebtedness (by borrowing, issuance of debt securities or otherwise) proposed to be incurred in an aggregate principal amount in excess of fifty million Dollars ($50,000,000), clause (xv) of Section 6.19(a) and, solely as they relate to any of the foregoing, clauses (vii) and (xviii) of Section 6.19(a). The “Excluded Titanium Fundamental Decisions” shall mean the Titanium Fundamental Decisions set forth in clauses (i), (iv), (v) (with respect to the Company), (vi) and (vii) of Section 6.20(a) and, solely as it relates to any of the foregoing, clause (ix) of Section 6.20(a).
Section 6.23 REIT Requirements.
(a) At any time that Silver Parent intends to qualify as a Real Estate Investment Trust, the Company shall be operated as if the Company were a Real Estate Investment Trust, and in connection therewith, the Company shall (i) monitor and manage the income and assets of the Company and the Subsidiaries in order for the Company to satisfy all Real Estate Investment Trust qualification requirements, (ii) not cause or permit the Company and the Subsidiaries to engage in any transactions that could reasonably be expected to cause Silver Parent to be subject to federal income tax, including under Section 857(b)(5), Section 857(b)(6), Section 857(b)(7) or Section 4981(a) of the Code, so long as such taxes may be imposed and as such provisions may be amended from time to time, or corresponding provisions of succeeding law, (iii) cause the Company and the Subsidiaries to operate in such a manner and take or omit to take all actions as may be reasonably necessary (including making distributions as provided for herein), so as to permit Silver Parent to continue to qualify as a Real Estate Investment Trust under Sections 856 through 860 of the Code so long as such requirements exist and as such provisions may be amended from time to time, or corresponding provisions of succeeding law and (iv) perform any work and provide the Silver Member with information, in each case, reasonably necessary for Silver Parent to determine its status as a Real Estate Investment Trust (including information set forth in the last sentence of Section 5.6) and monitor its taxable income as a result of its direct or indirect interest in the Company (clauses (i)-(iv), the “REIT Requirements”), each of (ii) and (iii) to at all times be determined (A) as if Silver Parent’s sole asset is its indirect Membership Interest and (B) without regard to the action or inaction of Silver Parent with respect to distributions (by way of dividends or otherwise) and the timing thereof. The Silver Member may cause the Company, at the Company’s expense, to obtain an opinion of tax counsel selected by the Silver Member, regarding the impact of any proposed action (i) in the event that such proposed action would, in the reasonable discretion of the Silver Member, create a material risk that Silver Parent, any Affiliate of Silver Parent that intends to qualify as a Real Estate Investment Trust or the Company would not meet the requirements to qualify as a Real Estate Investment Trust (in the case of the Company, if it were a Real Estate
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Investment Trust), or (ii) on Silver Parent’s exposure to an excise tax under Section 4981(a) of the Code, or a tax under Section 857(b)(6) of the Code, so long as such taxes exist and as such provisions may be amended from time to time or corresponding provisions of succeeding law. Notwithstanding anything herein or on Exhibit I to the contrary, the Company, its Subsidiaries and its Officers shall be deemed to comply with the REIT Requirements and this Section 6.23 to the extent that the Company and its Subsidiaries operate in such a manner or take or omit to take any action (or take any tax position) (x) at the direction of the Silver Member, (y) consistent with the tax opinion described in the immediately foregoing sentence to the extent such opinion concludes that operating in such manner or taking or failing to take any action or tax position is consistent with the applicable Person’s qualification as a Real Estate Investment Trust or (z) otherwise consented to by the Silver Member. Notwithstanding anything in this Agreement to the contrary, at any time that Silver Parent intends to qualify as a Real Estate Investment Trust, neither the Company nor any of its Subsidiaries shall take any of the actions prohibited by Exhibit I without the prior written consent of the Silver Member, such consent not to be unreasonably withheld, delayed or conditioned; provided, that neither the Company nor any of its Subsidiaries shall be restricted from (or required to obtain the prior written consent of the Silver Member before) taking any action pursuant to any binding written arrangement entered into prior to, and effective as of, the Effective Date (provided that this proviso shall not limit the obligations of the Company under Section 6.23(b)); provided, further, that for all applicable purposes of Exhibit I, the Company shall be entitled to rely upon the Silver Parent Related Party Tenant Schedule (as such term is defined in Exhibit I) so long as the Company has complied with the obligations in Section 8 of Exhibit I. At any time that Silver Parent intends to qualify as a Real Estate Investment Trust, the Silver Member shall, in a timely manner, provide the Company and its Officers with all information reasonably requested by the Company for purposes of ascertaining its compliance with this Section 6.23. After the Effective Time, the Company shall cause any entity that is currently a TRS of Titanium to file a joint election with Silver Parent on IRS Form 8875 to be treated as a TRS of Silver Parent. To the extent that any such entity that is not controlled by the Company is not able or willing to make such an election, the Company agrees to transfer its interest in such entity to a Subsidiary of the Company that is treated as a TRS of Silver Parent.
(b) Upon the reasonable request of the Silver Member, after consulting in good faith with the Titanium Family Designee, the Company or any of its Subsidiaries shall (i) cause one or more services provided by the Company or a Subsidiary of the Company pursuant to any binding written arrangement entered into prior to, and effective as of, the Effective Date to be restructured (for example, by performing such services through one or more TRSs that is or are directly or indirectly wholly owned by the Company) or (ii) transfer assets to one or more TRSs that is or are directly or indirectly wholly owned by the Company or such Subsidiary of the Company or (iii) shall take such other action as reasonably necessary, based on written advice of tax counsel (which written advice, for the avoidance of doubt, shall include any advice in e-mail), to satisfy the REIT Requirements.
Section 6.24 Execution of Legal Instruments.
Subject to the terms and conditions of this Agreement (including Section 6.19 and Section 6.20), all legal instruments affecting the Company or Company property need be executed by, and only by, that Person or those Persons designated in writing as Officers or Authorized Signatories by the Chief Executive Officer during the Titanium Period and by the Board of Directors during the Silver Period, and such Officer(s)’s or Authorized Signatory(s)’ signature(s) shall be sufficient to bind the Company and its properties.
Section 6.25 Limited Fiduciary or Implied Duties; Reliance; Indemnity and Reimbursement; Advancement of Expenses and Insurance; Other.
(a) To the fullest extent permitted under Delaware law, notwithstanding anything to the contrary in this Agreement (but without waiving or limiting any express contractual obligation contained in this Agreement), no Director, Officer (including the Chief Executive Officer), Member, Partnership Representative or Designated Individual of the Partnership Representative (in each case, in such capacity) shall owe any fiduciary or other duty to the Company or any Member or any Preferred Holder, in each case, except as expressly set forth below in Section 6.25(b). In furtherance of the foregoing, each Member and each Preferred Holder irrevocably and unconditionally waives, and acknowledges that the other Members and Preferred Holders irrevocably and unconditionally waive, to the fullest extent permitted under Delaware law, any fiduciary or other duty that could be deemed to be owed to any Member or any Preferred Holder or to the Company by it, any Member, any Preferred Holder, any Partnership Representative or any Director or any Officer (including the Chief Executive Officer), except as expressly set forth below in Section 6.25(b) or any of the other express contractual obligations contained in this Agreement.
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(b) Each of the Directors (during the Silver Period, but excluding with respect to (i) the exercise of any approval requirements provided for in this Agreement and (ii) Section 7.2, in each case as to which no such fiduciary duties shall attach), Officers (including the Chief Executive Officer) and Authorized Signatories shall owe to the Company, the Members and the Preferred Holders only those fiduciary duties that would be owed by a director (with respect to a Director) or an officer (with respect to an Officer or Authorized Signatory) of the Company if the Company were a Delaware corporation.
(c) Notwithstanding anything in this Agreement to the contrary, no Director, Officer (including the Chief Executive Officer) or Authorized Signatory shall be liable for monetary damages for breach of fiduciary duty (that is applicable to such Person pursuant to Section 6.25(b)) to the Company or any Member or any Preferred Holder; provided, that the foregoing shall not eliminate or limit the liability of any Director (during the Silver Period, but excluding with respect to (x) the exercise of any approval requirements provided for in this Agreement and (y) Section 7.2, in each case as to which no such fiduciary duties shall attach) or Officer (including the Chief Executive Officer) or Authorized Signatory (i) for any breach of such Director’s or Officer’s or Authorized Signatory’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which such Director, Officer or Authorized Signatory derived an improper personal benefit, in each case, to the extent the same could not be eliminated with respect to a Person with such fiduciary duties (assuming an Officer or Authorized Signatory is deemed to be a director for this purpose) pursuant to Section 102(b)(7) of the Delaware General Corporation Law.
(d) A Director, Officer (including the Chief Executive Officer), Authorized Signatory or Partnership Representative shall be fully protected in relying in good faith upon the records of the Company and its Subsidiaries and upon such information, opinions, reports or statements presented to any of the Company or its Subsidiaries by any Person as to matters such Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of any of the Company or any of its Subsidiaries, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members or Preferred Holders might properly be paid. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.
(e) No Director shall be disqualified from voting on matters as to which such Director or the Member that appointed such Director may have a conflict of interest.
(f) To the fullest extent permitted by Delaware law as the same would apply to a Delaware corporation, the Company shall and does hereby indemnify, defend, and hold harmless each Indemnified Person from any claim, demand, or liability, and from any loss, cost, judgment or expense including attorneys’ fees and court costs, which may be asserted against, imposed upon, or suffered or otherwise incurred by such Indemnified Person by reason of the fact that such Person is or was a Member, an Affiliate of a Member, a Director, Officer (including the Chief Executive Officer), Authorized Signatory, or serves or served at the request of any of the Company or the Board of Directors or any Officer (including the Chief Executive Officer) as a member, manager, partner, director, officer, employee or agent of any other enterprise or by reason of any act performed for or on behalf of the Company, or in furtherance of the Company’s business, if such Indemnified Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and all of its Members and Preferred Holders collectively, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnity under this Section 6.25 shall be provided out of and to the extent of Company assets only, and only with respect to amounts actually and reasonably incurred, and no Member or Preferred Holder shall have any personal liability on account thereof.
(g) Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Action relating to any action or omission in respect of the Company and for which the indemnification above may be applicable shall be paid by the Company promptly upon receipt by it of an undertaking of such Indemnified Person to repay such expenses if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.
(h) The rights provided to any Indemnified Person by this Section 6.25 shall be enforceable against the Company by such Indemnified Person, who shall be presumed to have relied upon it in serving or continuing to serve as a Member, Preferred Holder, Director, Officer (including the Chief Executive Officer), Partnership Representative, Authorized Signatory, member, manager, partner, director, officer, employee or agent as provided above.
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(i) The Company shall purchase and maintain customary insurance, as reasonably determined by the Chief Executive Officer during the Titanium Period and by Board of Directors during the Silver Period, in respect of each Indemnified Person against any liability relating to any act or omission in respect of the Company, whether or not the Company may indemnify such Indemnified Person against such liability under this Agreement.
(j) Notwithstanding anything herein to the contrary, the Company shall not indemnify any Indemnified Person on account of, or otherwise relating to, (x) any breach by such Indemnified Person of this Agreement (but not including a breach of such Indemnified Person’s fiduciary duties to the extent that indemnification for such a breach would be available under this Agreement) or any other agreement between the Company or any of its Subsidiaries, on the one hand, and such Indemnified Person or any Affiliate of such Indemnified Person, on the other hand, in each case as determined by a court of competent jurisdiction or (y) any legal proceeding brought by any Indemnified Person against the Company, its Affiliates or its Members (other than any legal proceeding seeking indemnification to which such Indemnified Person is entitled under this Section 6.25, as determined by a court of competent jurisdiction).
(k) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.25 shall survive the liquidation, dissolution and termination of the Company and the termination or amendment of this Agreement, shall continue as to any Person who has terminated his, her or its relationship with the Company and shall inure to the benefit of such Person’s heirs, executors and administrators and shall, to the extent permitted by the Act, be binding on the Company’s successors and assigns.
(l) No amendment of this Section 6.25 shall impair the rights of any Indemnified Person arising at any time with respect to any acts or omissions occurring prior to such amendment.
(m) The indemnification provided by the foregoing provisions of this Section 6.25 shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others. The Company hereby acknowledges that certain Indemnified Persons may have rights to indemnification, advancement of expenses or insurance provided by Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) (collectively, the “Alternative Indemnitors”). The Company hereby agrees that, as to its indemnification obligations under this Section 6.25, (i) it is the indemnitor of first resort (i.e., its obligations to any such Indemnified Persons are primary and any obligation of the Alternative Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary), (ii) it shall be required to advance the full amount of expenses incurred by such Indemnified Person and shall be liable for the full amount of all such expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Person), without regard to any rights such Indemnified Person may have against the Alternative Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Alternative Indemnitors from any and all claims against the Alternative Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Alternative Indemnitors on behalf of such Indemnified Person with respect to any claim for which any Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Alternative Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person in such regard against the Company. The Company and such Indemnified Person agree that the Alternative Indemnitors are express third party beneficiaries of the terms of this Section 6.25(m).
Section 6.26 Partnership Representative.
(a) For taxable years beginning on or after January 1, 2018, Taubman Ventures Group, LLC is hereby designated as the “partnership representative” under Section 6223(a) of the Code (the “Partnership Representative”); provided that, during the Silver Period, the Silver Member may designate the Partnership Representative. The Partnership Representative shall recommend to the Company, on an annual basis or at such other time as the individual resigns or its designation is revoked, an individual who meets the requirements of Section 6223 of the Code and the Regulations promulgated thereunder to serve as the designated individual (the “Designated Individual”) to act on the Company’s behalf, which recommendation shall be subject to Silver Member’s approval, not to be unreasonably withheld, conditioned or delayed. No Member or Preferred Holder may revoke the authority of the Partnership Representative or of the Designated Individual without the Partnership Representative’s prior written consent. The Partnership Representative shall have full authority to bind the Company in all proceedings with
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the Internal Revenue Service, and each Member and Preferred Holder agrees to be bound by the actions taken by the Partnership Representative as provided in Section 6223(b) of the Code.
(b) Subject to Section 6.26(f), the Partnership Representative shall or shall cause the Company to make the election under Section 6226(a) of the Code (the “Push-Out Election”) to apply the alternative procedure to the Company’s payment of any “imputed underpayment” as determined under Section 6225 of the Code (the “Imputed Underpayment”) and associated interest, adjustments to tax, and penalties arising from a partnership-level adjustment that are imposed on the Company so that they are borne by the Members and Preferred Holders and former Members and former Preferred Holders to whom such Imputed Underpayment relates as determined in good faith by the Partnership Representative. The Partnership Representative is authorized to take any other actions as shall be necessary or appropriate to effectuate and comply with the Push-Out Election. Each Member and Preferred Holder consents to the Push-Out Election and agrees to take any reasonable action reasonably requested by the Partnership Representative to effectuate the Push-Out Election and to furnish the Partnership Representative with any information reasonably necessary to give effect to the Push-Out Election.
(c) In connection with the Push-Out Election, the Partnership Representative shall provide each Member and Preferred Holder or former Member or former Preferred Holder for the reviewed year (as defined in Regulations Section 301.6241-1(a)(8)) (the “Reviewed Year”) a statement as required by Regulations Section 301.6226-2 setting forth the applicability of any penalty, additions to tax, or additional amounts, and the adjustments to which those penalties, additions to tax, or additional amounts relate, and each Member and Preferred Holder for the Reviewed Year (the “Reviewed Year Member”) shall compute any penalties, additions to tax, or additional amounts applicable to it as if each correction amount were an underpayment or understatement for the first affected year (or intervening year). Each Reviewed Year Member or former Reviewed Year Member shall provide the Partnership Representative such reasonable documentation as may be reasonably requested by the Partnership Representative proving payment of the liability pushed out to such Reviewed Year Member pursuant to the Push-Out Election or a further Push-Out Election made by such Reviewed Year Member.
(d) In the event the Company is a direct or indirect member of another partnership or limited liability company (the “Subsidiary Partnership”) that is under audit and makes a Push-Out Election (including the case in which there are successive Push-Out Elections through a chain of Subsidiary Partnerships), then the Partnership Representative shall or shall cause the Company to make a further Push-Out election (the “Further Push-Out Election”) so that the Imputed Underpayment and associated interest, adjustments to tax, and penalties arising from an audit of a Subsidiary Partnership are borne by the Members and Preferred Holders and former Members and former Preferred Holders of the Company to whom such Imputed Underpayment relates as determined by the Partnership Representative. If a Further Push-Out Election is made, the provisions of Section 6.26(b) and Section 6.26(c) shall apply with respect to the Further Push-Out Election.
(e) Subject to Section 6.26(f), if for any reason, including the inability to make an effective Push-Out Election or Further Push-Out Election, the Company is assessed the Imputed Underpayment, associated interest, adjustments to tax, or penalties (all such amounts being referred to as the “Adjustment Liability”), the Company shall effect a modification of the Imputed Underpayment by applying the procedure set forth in Section 6225(c)(2)(B) of the Code and require the Members and Preferred Holders to pay the Adjustment Liability directly to the Internal Revenue Service so that the Adjustment Liability is borne by the Members and Preferred Holders and former Members and former Preferred Holders to whom such Imputed Underpayment relates as determined by the Partnership Representative. The Company shall give written notice to each Reviewed Year Member and former Reviewed Year Member of its share of the Adjustment Liability and the information required for the alternative procedure to filing an “amended return modification” as provided in Regulations Section 301.6225-2(d)(2)(x) (the “Alternative Procedure”), including the mailing date of the notice of proposed partnership adjustment (the “NOPPA”), and each Member and Preferred Holder agrees to follow the Alternative Procedure and to timely pay its share of the Adjustment Liability, if any, directly to the Internal Revenue Service. Each Member and Preferred Holder further agrees to provide the Company the documentation reasonably required by Regulations Section 301.6225-2(c)(2) and (d)(2) (and by any additional Internal Revenue Service guidance provided pursuant to the Proposed Regulations) evidencing its payment to the Internal Revenue Service of its share of the Adjustment Liability not later than sixty (60) Days prior to the due date for the Company’s request for modification of the Imputed Underpayment, which is two hundred seventy (270) Days after the date of the mailing of the NOPPA. If the Member or Preferred Holder is a “Pass-Through Partner” (as defined in Regulations Section 301.6241-1(a)(5)), then such Pass-Through Partner shall (x) require its partners or members to follow the Alternative Procedure and provide such Pass-Through Partner
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with the documentation reasonably required by Regulations Section 301.6225-2(c)(2) and (d)(2) (and by any additional Internal Revenue Service guidance provided pursuant to the Proposed Regulations) supporting the computation and payment of the Adjustment Liability by its partners or members and (y) provide such documentation to the Company not later than sixty (60) Days prior to the due date for the Company’s request for a modification of the Imputed Underpayment. If a Member or Preferred Holder fails to timely submit all required evidence of proper execution of the Alternative Procedure and the payment to the Internal Revenue Service of its share of the Adjustment Liability or of its partners’ or members’ payment of their respective shares of the Adjustment Liability to the Internal Revenue Service, then the Company shall (i) withhold such Member’s or Preferred Holder’s share of the Adjustment Liability, if any, from cash otherwise currently distributable to such Member or Preferred Holder pursuant to this Agreement and (ii) to the extent cash is not distributable to such Member or Preferred Holder for the taxable quarter in which the Adjustment Liability must be paid, but in all events prior to the date on which the Adjustment Liability must be paid, the Failure to Comply Remedies shall apply. In the event the Internal Revenue Service denies the Company’s modification request in whole or in part, then the Company shall give written notice to each Member and Preferred Holder not less than thirty (30) Days prior to the date the Company must make the payment of the Adjustment Liability to the Internal Revenue Service, setting forth each Member’s or Preferred Holder’s share, if any, of the Adjustment Liability and the date on which the Company must make the payment, and each Member and Preferred Holder shall, not later than three (3) Business Days prior to the date the Company must pay the Adjustment Liability to the Internal Revenue Service, make a payment to the Company in readily available funds of such Member’s or Preferred Holder’s share of the Adjustment Liability. If a Member or Preferred Holder fails to timely make such payment to the Company, then the Failure to Comply Remedies shall apply. Notwithstanding anything in this Agreement to the contrary, none of the Members or Preferred Holders shall be required to amend any Tax Return in accordance with Section 6225(c)(2) of the Code (or any similar provisions under state or local law).
(f) Notwithstanding Section 6.26(b), Section 6.26(d) and Section 6.26(e), the Partnership Representative shall decide to make or not to make the Push-Out Election (or the Further Push-Out Election) or elect to follow the Alternative Procedure. If the Company does not elect the Push-Out Election (or the Further Push-Out Election) or the Alternative Procedure, then the Company shall (i) withhold such Member’s or Preferred Holder’s share of the Adjustment Liability, if any, from cash otherwise currently distributable to such Member or Preferred Holder pursuant to this Agreement and (ii) to the extent cash is not distributable to such Member or Preferred Holder for the taxable quarter in which the Adjustment Liability must be paid, but in all events prior to the date on which the Adjustment Liability must be paid, the Failure to Comply Remedies shall apply. If the Subsidiary Partnership does not elect the Push-Out Election (or the Further Push-Out Election), the Alternative Procedure, or if the Internal Revenue Service denies the Subsidiary Partnership’s modification request in whole or in part, then the Company shall give written notice to each Member and Preferred Holder not less than thirty (30) Days prior to the date the Company must make the payment to the Subsidiary Partnership, setting forth each Member’s or Preferred Holder’s share, if any, of the Adjustment Liability and the date on which the Company must make the payment, and each Member and Preferred Holder shall, not later than three (3) Business Days prior to the date the Company must pay the Adjustment Liability to the Subsidiary Partnership, make a payment to the Company in readily available funds of such Member’s or Preferred Holder’s share of the Adjustment Liability; provided, that the Company may, at the reasonable discretion of the Partnership Representative, waive such requirements of the Members and Preferred Holders to pay the Adjustment Liability if the Company’s payment of such Adjustment Liability would have no more than a minimal adverse effect on the Company, the Company’s assets, any Member or any Preferred Holder. If a Member or Preferred Holder fails to timely make such payment to the Company, then the Failure to Comply Remedies shall apply.
(g) In the event a Subsidiary Partnership does not or is unable to make an effective Push-Out Election, is required to pay its Adjustment Liability, and elects to follow the Alternative Procedure, then each Member, Preferred Holder and each Pass-Through Partner shall follow the procedures and timing set forth above in Section 6.26(e) for payment of its share of the Adjustment Liability to the Internal Revenue Service and the provision of the required documentation to the Company. If a Member or Preferred Holder fails to timely submit all required evidence of proper execution of the Alternative Procedure and the payment to the Internal Revenue Service of its share of the Adjustment Liability or of its partners’ or members’ respective shares of the Adjustment Liability to the Internal Revenue Service, then the Failure to Comply Remedies shall apply. Alternatively, if the Subsidiary Partnership does not elect to follow the Alternative Procedure, or if the Internal Revenue Service denies the Subsidiary Partnership’s modification request in whole or in part, then the Company shall give written notice to each Member and Preferred Holder not less than thirty (30) Days prior to the date the Company must make the payment to the Subsidiary Partnership, setting forth each Member’s or Preferred Holder’s share, if any, of the Adjustment Liability and the date
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on which the Company must make the payment, and each Member and Preferred Holder shall, not later than three (3) Business Days prior to the date the Company must pay the Adjustment Liability to the Subsidiary Partnership, make a payment to the Company in readily available funds of such Member’s or Preferred Holder’s share of the Adjustment Liability. If a Member or Preferred Holder fails to timely make such payment to the Company, then the Failure to Comply Remedies shall apply.
(h) For the purpose of determining a Member’s and a Preferred Holder’s Capital Account, any amount of cash otherwise distributable to a Member or Preferred Holder that is retained by the Company pursuant to this Section 6.26 shall be treated as if such cash had been actually distributed to such Member or Preferred Holder pursuant to Section 5.2 or Section 10.5(a), as applicable. Any Adjustment Liability actually remitted or deemed remitted to the Company by a Member or Preferred Holder pursuant to this Section 6.26 shall not increase such Member’s or Preferred Holder’s Capital Account and shall be treated as a reimbursement to the Company by such Member or Preferred Holder of such Member’s or Preferred Holder’s share of the Adjustment Liability paid or to be paid by the Company to the Internal Revenue Service on such Member’s or Preferred Holder’s behalf.
(i) The Partnership Representative shall keep the Board of Directors apprised of the status of any Company audit or court proceeding.
(j) Any and all reasonable out-of-pocket expenses incurred by the Partnership Representative in serving as such shall be at the Company’s expense and shall be paid by the Company, and notwithstanding anything herein to the contrary, the Company shall be permitted to pay any such amounts, including through borrowing for such purpose. Notwithstanding the foregoing, it shall be the responsibility of each Member and Preferred Holder, at its own expense, to employ tax counsel to represent its separate interests. No Member or Preferred Holder shall file a notice with the Internal Revenue Service under Section 6222(c) of the Code in connection with such Member’s or Preferred Holder’s intention to treat an item on such Member’s or Preferred Holder’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return, unless such Member or Preferred Holder has, not less than thirty (30) Days prior to the filing of such notice, provided the Partnership Representative with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Partnership Representative shall reasonably request.
(k) The provisions of this Section 6.26 and a Member’s and Preferred Holder’s obligation to reimburse the Company pursuant to this Section 6.26 shall survive such Member’s and Preferred Holder’s membership in the Company and the dissolution, liquidation, winding up, and termination of the Company, and for purposes of this Section 6.26, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against a Member or Preferred Holder under this Section 6.26, including instituting a lawsuit to collect reimbursement with interest calculated at the Interest Rate. To the extent permitted by applicable law, the provisions contained in this Section 6.26 shall be binding on the Company’s successors and assigns.
(l) The Partnership Representative shall be responsible for representing the Company in all dealings with any state, local, or foreign tax authority and shall have the authority to make all state, local, and foreign tax elections and to settle any state, local, or foreign tax audits.
(m) Notwithstanding the foregoing provisions of this Section 6.26, without the prior written consent of the Silver Member (which consent shall not be unreasonably conditioned, delayed or withheld) for so long as a member of the Titanium Family Group is the Partnership Representative, or without the prior written consent of the Titanium Family Designee (which consent shall not be unreasonably conditioned, delayed or withheld) for so long as the Silver Member designates the Partnership Representative and the Titanium Family Group (together with any Family Transferees) continues to own, collectively, twenty-five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date, the Partnership Representative shall not:
(i) make any tax elections (including the Push-Out Election or the Further Push-Out Election) or decisions, in each case, under the New Partnership Audit Rules, including with respect to any Internal Revenue Service examination of the Company commenced under Section 6231(a) of the Code;
(ii) make any decision to initiate any administrative or judicial proceedings involving the Company under the New Partnership Audit Rules;
(iii) make a request for administrative adjustment under Section 6227 of the Code;
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(iv) file a petition for readjustment under Section 6234 of the Code (including choice of judicial forum) with respect to a final partnership administrative adjustment;
(v) appeal an adverse judicial decision;
(vi) make any decision regarding the compromise, settlement, or dismissal of any of the foregoing proceedings;
(vii) enter into a settlement agreement with the Internal Revenue Service; or
(viii) enter into any material agreement, including a waiver of the statute of limitations, with the Internal Revenue Service;
provided, however, that for so long as the Silver Member designates the Partnership Representative and the Titanium Family Group (together with any Family Transferees) continues to own, collectively, five percent (5%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date, the Partnership Representative shall consult in good faith with the Titanium Family Designee regarding any of the foregoing with respect to a taxable period for which the Titanium Family Group (together with any Family Transferees) owned twenty five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date.
(n) In furtherance of the foregoing provisions of this Section 6.26, the Partnership Representative shall (i) promptly provide the other Members with copies of all material written notices and communications from the Internal Revenue Service, (ii) promptly inform the other Members of the substance of any material oral communication with the Internal Revenue Service, (iii) consult regularly with the other Members and keep them apprised of the status of any audit or court proceeding, (iv) provide the Silver Member with a reasonable opportunity to comment on written submissions to the Internal Revenue Service and shall, in good faith, consider any reasonable comments on such written submissions by the Silver Member and (v) use reasonable best efforts to provide a single representative of the Silver Member the opportunity to participate in all scheduled communications and meetings with the Internal Revenue Service. To the extent applicable, this Section 6.26(n) shall apply mutatis mutandis to other federal, state, local or foreign tax proceeding or audit.
(o) Notwithstanding anything in this Agreement to the contrary, for so long as a member of the Titanium Family Group is the Partnership Representative, the Partnership Representative and Designated Individual shall consult in good faith with, and obtain the consent of (such consent not to be unreasonably withheld, conditioned or delayed), the Silver Member with respect to any and all material tax elections and actions and decisions with respect to taxes (“Tax Actions”), including any Tax Action with respect to the method of allocation of Profits and Losses to Capital Accounts for tax purposes, the maintenance of Capital Accounts, any tax election (excluding any election under the New Partnership Audit Rules or any other tax proceeding or audit), any material change in method of tax accounting and any material position on any tax return (provided, that any Tax Actions pursuant to Section 5.1(d)(iii) shall be deemed to be material).
(p) For so long as the Silver Member designates the Partnership Representative and the Titanium Family Group (together with any Family Transferees) continues to own, collectively, five percent (5%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date, the Partnership Representative shall consult in good faith with the Titanium Family Designee regarding any material change of tax policy or election and any other Tax Action which is disproportionately and materially adverse to the Titanium Family Group taken as a whole.
(q) To the extent applicable, this Section 6.26 shall apply mutatis mutandis to any Subsidiaries of the Company.
Section 6.27 Security with Respect to Tax Loans.
Any Tax Loan made to a Member or Preferred Holder pursuant to this Agreement shall be secured by a security interest in such Member’s or Preferred Holder’s Membership Interest. Each Member or Preferred Holder receiving a Tax Loan hereby grants the Company or an Affiliate of the Company, as the case may be (each, a “Lender”), a security interest in its interest in the Company, including a security interest in all distributions such Member or Preferred Holder may be entitled to receive under this Agreement and any and all rights to consent under this Agreement. The Lender is hereby authorized to prepare and file a UCC-1 statement covering such Member’s or Preferred Holder’s Membership Interest and reflecting the security interest granted to the Lender. A Member or Preferred Holder receiving a Tax Loan hereby agrees to cooperate with the Lender and execute and deliver, or cause to be executed and delivered, all such promissory notes, security agreements, financing statements, transfer powers,
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proxies, instruments, and documents and take such other action as the Lender may reasonably request from time to time to carry out the provisions of this Section 6.27. Each Member or Preferred Holder receiving a Tax Loan grants the Lender an irrevocable power of attorney to execute any and all such documents and instruments on such Member’s or Preferred Holder’s behalf in the event such Member or Preferred Holder fails to timely execute and deliver any of the foregoing. The power of attorney hereby granted is coupled with an interest and shall survive the granting Member’s or Preferred Holder’s death or disability.
Section 6.28 Certain Actions.
(a) Notwithstanding anything to the contrary in this Agreement, if Silver Parent is required by a Governmental Entity to sell all or a substantial portion of, otherwise divest all or a substantial portion of, or agree to any other Regulatory Concession that would have a material adverse effect on, the property described on Schedule VI as the “Restricted Property” as a result of an Action arising from or otherwise relating to the transactions contemplated by the Merger Agreement, and if selling all or a substantial portion of, otherwise divesting all or a substantial portion of, or subjecting to a Regulatory Concession, the property described on Schedule VI as the “Applicable Company Property” would result in such Governmental Entity not requiring a sale of all or a substantial portion of, divestiture of all or a substantial portion of or applicable Regulatory Concession with respect to, the Restricted Property, then, and only in such case and subject to compliance with the provisions of Section 6.28(c), the Silver Directors shall have the authority to cause the Company and any Company Subsidiary to sell or divest all or a substantial portion of the Applicable Company Property, or to subject the Applicable Company Property to a Regulatory Concession, and to manage, control and settle all decisions and actions of the Company and its Subsidiaries with respect thereto, so long as the Company receives all of the net proceeds from such sale, divestiture or Regulatory Concession (if any) and such net proceeds are distributed to the Members in accordance with Sections 10.5(a) (without giving effect to Section 10.5(a)(i)) and 10.5(b).
(b) In addition, and notwithstanding anything to the contrary in this Agreement, if Silver Parent or the Company is required by a Governmental Entity to sell or otherwise divest any property of either Silver Parent or the Company or any of their respective Subsidiaries, or to subject any such property to a Regulatory Concession, in each case other than the Applicable Company Property (but without derogation of the provisions of Section 6.28(a) as to the Applicable Company Property) or the property described on Schedule VI as the “Section 6.28(b) Property”, as a result of an Action arising from the transactions contemplated by the Merger Agreement, then, and only in such case and subject to compliance with the provisions of Section 6.28(c), the Silver Directors shall have the authority to cause the Company and any Company Subsidiary to sell or divest any such property, or to subject such property to a Regulatory Concession, and to manage, control and settle all decisions and actions of the Company and its Subsidiaries with respect thereto, so long as the Company receives all of the net proceeds from such sale, divestiture or Regulatory Concession (if any) and such net proceeds are distributed to the Members in accordance with Sections 10.5(a) (without giving effect to Section 10.5(a)(i)) and 10.5(b), but provided that any such action by Silver Parent and the Silver Directors shall be taken upon, and only upon, the condition that Silver Parent shall have reasonably made the decision to sell or divest such property, or to subject such property to a Regulatory Concession, in good faith and taking into account the best interests of the Company and of Silver Parent.
(c) With respect to any Action commenced by a Governmental Entity that has authority to enforce any Regulatory Law (as defined in the Merger Agreement) arising from or otherwise relating to the transactions contemplated by the Merger Agreement, each of Silver Parent and the Titanium Family Designee shall (i) consult and cooperate in good faith with each other in connection with (1) any inquiry or Action relating to the transactions contemplated by the Merger Agreement, including any inquiry or Action initiated by a Governmental Entity and (2) any filing, analysis, appearance, presentation, memorandum, brief, argument, response to questions or information or document requests from any Governmental Entity, and any opinion or proposal made or submitted in connection with any such inquiry or Action and (ii) keep each other informed as promptly as practicable of any communication received from, or given to, any Governmental Entity in connection with any inquiry or Action relating to the transactions contemplated by the Merger Agreement, or if such party acquires knowledge, or otherwise becomes aware of any such inquiry or Action. Except as may be prohibited by any Governmental Entity or by Applicable Law, each of Silver Parent and the Titanium Family Designee shall permit the other party to (A) have reasonable access to, and be consulted in connection with, any document, opinion or proposal made or submitted to any Governmental Entity in connection with any Action relating to the transactions contemplated by the Merger Agreement, (B) review prior to submission drafts of any proposed filing with or submission to (including any response to questions from) any Governmental Entity relating to any such Action and (C) participate at or in each meeting, conference or
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telephone call with a representative of a Governmental Entity relating to any such Action. Notwithstanding anything to the contrary herein, and without limiting any of the consent or approval requirements contained in this Agreement, solely with respect to any Action commenced by a Governmental Entity that has authority to enforce any Regulatory Law arising from or otherwise relating to the transactions contemplated by the Merger Agreement, Silver Parent shall, following consultation with the Titanium Family Designee in accordance with the preceding sentence, and subject to Sections 6.28(a) and (b), (x) direct, devise and implement the strategy for obtaining any necessary approval of, or for responding to any request from, or any inquiry or Action by (including directing the timing, nature and substance of all such responses) any Governmental Entity that has authority to enforce any Regulatory Law, (y) have the right to lead all meetings and communications (including any negotiations) with any Governmental Entity that has authority to enforce any Regulatory Law and (z) control the defense and settlement of any inquiry or Action brought by or before any Governmental Entity that has authority to enforce any Regulatory Law.
(d) Notwithstanding anything to the contrary in this Agreement, if consent from any third party is required under the Company’s or its Subsidiaries’ mortgage debt in connection with the transactions contemplated by the Merger Agreement but not obtained prior to the Effective Date and such mortgage debt has not otherwise been refinanced by the Company or a Subsidiary of the Company, then, if the Silver Member so elects, the Company or its applicable Subsidiary shall refinance such mortgage debt with indebtedness from Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) on substantially similar terms to be reasonably negotiated and agreed, with the costs of such refinancing (including “breakage” costs) borne by the Company.
(e) Notwithstanding anything to the contrary in this Agreement, from and after the effectiveness of this Agreement, the Company and its Subsidiaries shall not bring any claims under the Merger Agreement other than pursuant to Article I or Article II thereof.
Section 6.29 Company Reimbursements.
(a) Within thirty (30) Days of the date hereof, the Company shall pay, by wire transfer in immediately available funds, to an account or accounts designated in writing by Silver Parent, on a dollar-for-dollar basis, without duplication, (i) the amount of Transaction Expenses that were paid or incurred by Titanium or any of its Subsidiaries (other than the Company or any of its Subsidiaries) at or prior to the Partnership Merger Effective Time (as defined in the Merger Agreement) and (ii) any amount (including legal fees, expert fees, court costs, and other expenses) paid or incurred by Silver Parent, Titanium or any of their respective Subsidiaries (other than the Company or any of its Subsidiaries) prior to the Partnership Merger Effective Time in connection with prosecuting, defending, settling or otherwise resolving or attempting to resolve any Action arising from or otherwise relating to the transactions contemplated by the Merger Agreement.
(b) From time to time following the Partnership Merger Effective Time, promptly following request therefor by Silver Parent, the Company shall pay, by wire transfer in immediately available funds, to an account or accounts designated in writing by Silver Parent, on a dollar-for-dollar basis, any amount (including legal fees, expert fees, court costs, and other expenses) paid or incurred by Silver Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) at or from and after the Partnership Merger Effective Time in connection with prosecuting, defending, settling or otherwise resolving or attempting to resolve any Action arising from or otherwise relating to the transactions contemplated by the Merger Agreement (including as contemplated by Section 6.28).
(c) Promptly following the payment by the Company of any liability in connection with the termination of employment or service (or in connection with any “single trigger” vesting pursuant to the 2018 Plan as described in the OpComm Waiver) of any member of the Operating Committee identified in Exhibit N, in each case, that would not have been incurred had such member executed and delivered an OpComm Waiver (an “OpComm Liability”), the Titanium Family Group shall pay, by wire transfer of immediately available funds, to the Company an amount equal to the quotient of (x) the excess of (A) the product of such OpComm Liability multiplied by fifty percent (50%) over (B) the product of such OpComm Liability multiplied by the Percentage Interest of the Titanium Family Group and its Family Transferees at such time divided by (y) 1 minus the Percentage Interest of the Titanium Family Group and its Family Transferees at such time. In lieu of the foregoing payment, the Titanium Family Designee may elect, by written notice to the Silver Member, to reduce the distributions that would otherwise be payable to the Titanium Family Group pursuant to Section 5.2 by the amount of such payment, on a dollar-for-dollar basis (in which case, for the avoidance of doubt, any distributions to the Silver Member or its Affiliates would not be so reduced), with such reduction applied to each distribution following the date that such payment otherwise would have been required to be made under this Section 6.29(c) until fully offset. An “OpComm Waiver” means a waiver in substantially the form attached hereto as Exhibit N.
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Section 6.30 Transfer of Titanium Name.
Within one (1) year following the date on which no Common Units are owned by any member of the Titanium Family Group or any Family Transferee (the “Name Transfer Date”), the Company shall, and Silver and Silver OP shall cause the Company to: (a) transfer any and all of the Company’s title, right and interest in and to the “Taubman” name, to the extent any such rights exist as of the Name Transfer Date, to a designee selected in writing by the Titanium Family Designee and (b) take all actions necessary to change its legal, registered, assumed, trade and “doing business as” name, as applicable, to a name not containing “Taubman”. For the avoidance of doubt, following the Name Transfer Date, neither Silver nor any of its Subsidiaries (including the Company and its Subsidiaries) shall use the “Taubman” name as a legal, registered, assumed, trade or “doing business as” name. Notwithstanding the foregoing, it is understood and agreed that the Company, Silver and each of its Subsidiaries shall be permitted to use the “Taubman” name (i) for fair use purposes or in a factual matter, (ii) in connection with litigation or legal proceedings or (iii) to refer to or describe the history of the Company.
VII.

COMPANY BUSINESS AND STRATEGY;
BUSINESS OPPORTUNITIES; COMPANY POLICIES.
Section 7.1 General Acknowledgement.
Subject to Sections 7.2 and 7.3 and the fiduciary duties of the Directors, Officers and Authorized Signatories, to the extent provided for herein, the Members acknowledge and agree that each of them and their respective constituents and Affiliates (and Directors appointed by any of them) may have interests in other present or future ventures, of whatever nature, including real estate, and further including ventures that are competitive with the Company and that, notwithstanding their status as a Member in the Company or as a Director, a Member and their respective constituents and Affiliates (and Directors appointed by any of them) shall be entitled to obtain or continue their respective individual participation in all such ventures without (i) accounting to the Company or the other Members for any profits with respect thereto, (ii) any obligation to advise the other Members of business opportunities for the Company which may come to its or its constituents’ or Affiliates’ attention as a result of its or its Affiliates’ or constituents’ participation in such other ventures or in the Company and (iii) being subject to any claims whatsoever on account of such participation.
Section 7.2 Company Business and Strategy and Business Opportunities.
(a) Notwithstanding Section 7.1, so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least fifty percent (50%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), (i) Silver Parent and the Silver Member agree that any business opportunity or venture of any kind (including owning, financing, acquiring, leasing promoting, developing, improving, operating, managing and servicing real property) first identified by the Company, its Subsidiaries, the Chief Executive Officer or any other Officer and presented to the Board of Directors prior to Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) identifying such opportunity or venture other than through the Board of Directors, the Company or its Subsidiaries, shall (subject to this Section 7.2(a)) belong solely to the Company and (ii) without the written consent of the Titanium Family Designee, Silver Parent and the Silver Member and their respective Affiliates (other than the Company and its Subsidiaries) shall not pursue, agree to or implement any such opportunities or ventures. In the event that either (x) there is any disagreement between the Titanium Family Designee, on the one hand, and Silver Parent or the Silver Member, on the other hand, regarding whether such business opportunity or venture was first identified by the Company, its Subsidiaries, the Chief Executive Officer or any other Officer and presented to the Board of Directors prior to Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) identifying such opportunity or venture other than through the Board of Directors, the Company or its Subsidiaries or (y) the Silver Directors reasonably believe that such opportunity or venture reasonably and logically should be pursued by Silver Parent and its Subsidiaries (other than the Company and its Subsidiaries) (including due to there being a bona fide auction for such opportunity or venture), notwithstanding the prior sentence, the Silver Directors and the Titanium Directors shall negotiate in good faith in order to try to resolve such disagreement or determine whether such conditions have been satisfied and should prevail. If such Directors are unable to reach a mutually acceptable resolution within fifteen (15)
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Days of the occurrence of such disagreement or foregoing conditions being invoked, then the parties shall submit such dispute, and the Titanium Family Designee or Silver Parent or the Silver Member may cause such dispute to be submitted, to binding arbitration in accordance with the provisions of, and procedures set forth in, Section 6.22.
(b) If Silver Parent implements changes to its own policies regarding human resources matters, internal controls over financial reporting, treasury matters and other compliance matters that are contrary to comparable policies of the Company, and if the failure to apply such policies to the Company would reasonably be expected to prejudice Silver Parent or any of its Subsidiaries (for instance, by making it more difficult for Silver Parent to comply with its own legal or other obligations as a public company) other than to a de minimis extent, the Company shall seek to implement such changes to its own comparable policies, taking into account the business and culture of the Company.
Section 7.3 Non-Compete.
(a) For so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least two percent (2%) of the outstanding Common Units, and for a one (1)-year period thereafter, neither RST nor WST nor any other individual Immediate Family member of RST or WST that serves or has served after the Effective Date as a Director, Officer or other senior employee of the Company or any Subsidiary of the Company (collectively, the “Non-Compete Subject Persons”) shall, directly or indirectly, other than in his or her capacity as a Director, Officer, Authorized Signatory, Member or employee or agent of the Company (in each case, for the benefit of the Company) or in his or her capacity as a director, officer, manager, employee or agent of any of the Company’s Subsidiaries (in each case, for the benefit of such Subsidiary), engage in or operate any business that is directly or indirectly competitive with the Titanium Business (as the Titanium Business has been conducted prior to or during the Titanium Period) or own any equity interest in, or manage or operate, any entity that engages in any business that is directly or indirectly competitive with the Titanium Business (as the Titanium Business has been conducted prior to or during the Titanium Period) (a “Competing Activity” or “Competing Activities”) in each case in any geographical area. Notwithstanding the foregoing, a Competing Activity shall not include, and the first sentence of this Section 7.3(a) shall not apply to, any business or activities set forth on Schedule III.
(b) Notwithstanding the foregoing, Section 7.3(a) shall not prohibit or otherwise apply to any of the following activities and matters incidental thereto:
(i) acquisitions of, or the holding of, equity interests in any Person representing five percent (5%) or less during the Titanium Period or ten percent (10%) or less during the Silver Period of the total equity value and voting power of such Person on a passive basis (except that the foregoing percentage threshold may be exceeded solely as a result of the pro rata purchase or redemption by an issuer of its own securities); or
(ii) acquisitions of, or the holding of, a direct or indirect interest (including a Controlling interest) in any Person that is not “principally engaged in the business of Competing Activities” (as that expression is defined below), whether directly or through one (1) or more of its Affiliates. For the purposes of this Section 7.3(b), a Person will be deemed to be “principally engaged in the business of Competing Activities” only if either (x) fifteen percent (15%) or more of the operating revenues of such Person and its consolidated Subsidiaries for the most recent twelve (12) month period ended before the date of determination were revenues derived from one (1) or more Competing Activities or (y) five hundred million Dollars ($500,000,000) or more of the operating revenues of such Person and its Subsidiaries (whether or not consolidated) for the most recent twelve (12) month period ended before the date of determination were revenues derived from one (1) or more Competing Activities.
(c) In the event that the Company, any Officer or any member of the Titanium Family Group identifies any business opportunity or venture of any kind (including owning, acquiring, promoting, developing, improving, operating, managing and servicing real property) in the People’s Republic of China (“New China Business”), the Company or the Titanium Family Group, as applicable, shall present such New China Business to the Board of Directors to authorize the Company to consummate and engage in such New China Business. A determination by the Board of Directors with respect to such New China Business shall be made within thirty (30) Days of such New China Business being presented to the Board of Directors with such detail as is reasonably necessary for the Board of Directors to make such determination. In the event that the New China Business is not authorized by all of the Silver Directors, then, notwithstanding anything to the contrary in Section 7.3(a), RST, WST and each member of their Immediate Families (or entities in which they hold any interest) shall be permitted to consummate and engage in and operate such New China Business solely within China (so long as such activities do not disrupt the day-to-day
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activities of the Chief Executive Officer with respect to the Company in any material respect) and the Company shall provide such management and development services (which, for the avoidance of doubt, shall not include the provision of financing) with respect to such New China Business as are approved by the Silver Directors (such approval shall not be unreasonably withheld, conditioned or delayed), in each case on standard prevailing market terms.
VIII.

TRANSFERS OF MEMBERSHIP INTERESTS;
EXCHANGE RIGHTS; REGISTRATION RIGHTS.
Section 8.1 Transfers.
(a) No Member or Preferred Holder may, directly or indirectly, Transfer all or any portion of its Membership Interest or, if such Member or Preferred Holder is an entity, permit a direct or indirect Transfer of an interest in such Member or Preferred Holder, to any Person, except as specifically permitted in this Article VIII or as may be mutually agreed in writing by the Silver Member and the Titanium Family Designee. Any purported Transfer in violation of this Article VIII shall be null and void and ineffective for all purposes, and shall not bind the Company.
(b) Notwithstanding Section 8.1(a) but otherwise subject to this Agreement, a Member may, directly or indirectly, Transfer all or any portion of its Membership Interest (but not less than one (1) Unit of Membership Interest) (and a Person who holds a direct or indirect ownership interest in a Member may Transfer all or any portion of such Person’s ownership interest) to any other Member, to an entity consisting of or owned entirely by one (1) or more of the foregoing Persons, to a wholly owned Subsidiary of such Member, to the Company, to any Family Transferee or, in the case of the Silver Member, to any wholly owned Subsidiary of Silver Parent or Silver OP. A Transfer described in this Section 8.1(b) is referred to as a “Permitted Affiliate Transfer” and a transferee of such a Permitted Affiliate Transfer is referred to as a “Permitted Transferee”. Notwithstanding anything herein to the contrary, if at any time following a Permitted Affiliate Transfer the Permitted Transferee in such Permitted Affiliate Transfer ceases to qualify as a Permitted Transferee, then all Membership Interests then held by such Permitted Transferee (and all interest and rights related thereto) will, without any further action required by such Permitted Transferee, be automatically Transferred back to the transferor of such Membership Interests, and such former Permitted Transferee and the transferor shall take such action as the Company deems appropriate to document and effect such Transfer. In addition to the foregoing and notwithstanding anything herein to the contrary (including Section 8.1(a)), Transfers of ownership interests in Silver Parent or Silver OP or any change in a trustee of any trust that is a Member or of any trust that holds a direct or indirect interest in any Member may be made without restriction by the terms of this Agreement.
(c) Notwithstanding Section 8.1(a), the Silver Member (or any of its Affiliates) may Transfer any Membership Interests following the earlier of (x) the seventh (7th) anniversary of the date of this Agreement or (y) the last day of the Titanium Period. Notwithstanding anything herein to the contrary, if none of Silver Parent or any its Subsidiaries hold any Common Units or if no Silver Parent equity securities are listed for trading on a national securities exchange, the Exchanging Members’ rights to receive any consideration other than cash pursuant to Section 8.4 shall be deemed modified such that such right shall, thereafter, only represent the right to receive cash in an amount that is determined in accordance with Section 8.4.
(d) Notwithstanding Section 8.1(a), subject to applicable law, each of the Members and any Person holding a direct or indirect ownership interest in a Member shall be permitted to mortgage, hypothecate, or pledge any of its Membership Interests or such ownership interests in respect of one (1) or more bona fide purpose (margin) or bona fide non-purpose loans (each, a “Permitted Loan”). Any Permitted Loan entered into by a Member or any of the foregoing Persons shall be with one (1) or more Responsible Financial Institutions (or any other financial institution reasonably acceptable to the Silver Member) and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer any such Membership Interests or such ownership interests mortgaged, hypothecated or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate or transferee of the foregoing forecloses on Membership Interests that constitute collateral for any Permitted Loan, (I) no lender, creditor, agent or trustee on their behalf or affiliate or transferee of any of the foregoing (other than, for the avoidance of doubt, any Member)
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shall be entitled to any rights (other than the rights set forth in Section 8.4 and Section 8.5 as though such Person was part of the Titanium Family Group (or the Titanium Family Designee) with respect to such Membership Interests, the rights to receive the distributions, return of contributions and allocations with respect to such Membership Interest and the rights under Section 11.12) hereunder, (II) such Membership Interests shall be deemed Transferred to such lender, creditor, agent, trustee, affiliate or transferee (as applicable) for all purposes hereunder and (III) such lender, creditor, agent, trustee, affiliate or transferee (as applicable) shall be deemed the owner of such Membership Interests.
(e) If requested by a Member, the Company and the other Members shall reasonably cooperate with such Member with respect to obtaining any Permitted Loan, including entering into customary agreements with lenders to facilitate such Permitted Loans; provided, however, that in each case such cooperation does not require the Company or any cooperating Member to incur any material expense or liability or provide any guarantee or other credit support (and the Company and its Subsidiaries shall not be permitted to incur any such expense or liability or provide any such guarantee or other credit support without the approval of the Board of Directors).
Section 8.2 General Provisions Regarding Transfers.
(a) Upon any Transfer by a Member of all of its Common Units, that Member shall cease to be a Member under this Agreement. Upon any Transfer by a Preferred Holder of all of its Preferred Units, that Preferred Holder shall cease to be a Preferred Holder under this Agreement.
(b) Notwithstanding any other provision of this Agreement:
(i) No Transfer of Membership Interests by any Member or Preferred Holder will be permitted, unless the transferee in such Transfer (if not already a Member or Preferred Holder) executes an Adoption Agreement consenting to becoming a Member or Preferred Holder and to be bound by all provisions of this Agreement that the transferor is subject to. Upon such execution, the Company shall cause Schedule I to be amended to add such transferee as a Member or Preferred Holder hereunder;
(ii) No Transfer shall be permitted if such Transfer would (A) cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code and Regulations Section 1.7704-1, (B) cause the Company to be classified other than as a partnership for federal income tax purposes, (C) cause all or any portion of the assets of the Company to constitute as plan assets as defined in the Plan Asset Regulation under ERISA, or (D) cause the Company to be required to register the Membership Interests under the Exchange Act, the Securities Act or the securities laws of any non-U.S. jurisdiction;
(iii) The Transfer of a Membership Interest in accordance with this Article VIII shall entitle the transferee only to receive the distributions, return of contributions and allocations with respect to such Membership Interest and not to any other rights of a Member, except as provided in Section 8.1(d) and Section 11.12 and except that Permitted Transferees in Permitted Affiliate Transfers and transferees of the Silver Member (or any of its Affiliates) in Transfers pursuant to Section 8.1(c) shall have and be entitled to exercise all other rights with respect to such Membership Interest. For the avoidance of doubt, any and all transferees shall be bound by the provisions of this Agreement;
(iv) The transferor and transferee of any Member’s or Preferred Holder’s Membership Interest shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including any transfer taxes and attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s or Preferred Holder’s Membership Interest, whether or not consummated. The transferee of any Membership Interest shall be treated as having made all of the capital contributions made by, and received all of the allocations and distributions received by, the transferor of such Membership Interest in respect of such Interest.
(v) The Transfer of a Member’s Membership Interest in accordance with this Article VIII shall only become valid following delivery of written notice thereof to the Company and the Board of Directors.
Section 8.3 Issuance of Additional Interests in the Company.
At any time after the Effective Date, subject to the terms of this Agreement (including Section 6.19 and Section 6.20), the Company may, upon unanimous approval of the Board of Directors, cause the Company to issue additional Membership Interests (herein referred to as an “Additional Interest”) in the Company to, and admit as a member in the Company (or as a Preferred Holder), any Person in exchange for the contribution to the Company by such Person of development or other venture opportunities, interests in development or other venture opportunities,
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regional shopping center developments, interests in regional shopping center developments, cash, cash equivalents or other assets. Subject to the terms of this Agreement (including Section 6.19 and Section 6.20), the Board of Directors shall be authorized on behalf of each of the Members to amend this Agreement solely to reflect the admission of an additional member and the corresponding reduction in the Percentage Interests of the Members, if any.
Section 8.4 Exchange Rights.
(a) Terms of Exchange Right.
(i) Upon the terms and subject to the conditions set forth in this Section 8.4 and the last sentence of Section 8.1(c), at any time, and from time to time, following the expiration of the Lockout Period, subject to obtaining the prior written consent of the Titanium Family Designee, the Titanium Family Group and any Family Transferees shall have the right to transfer to the Company any or all Common Units owned by the Titanium Family Group (or any Family Transferee), but, with respect to any Exchange, no less than a number of Common Units equal to ten percent (10%) of the Common Units owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Common Units) (unless all of the Common Units owned by the Titanium Family Group and any Family Transferees are being Exchanged, in which case the foregoing limitation shall not apply), in exchange for, at the election of the Titanium Family Designee, (x) a number of Silver OP Units, (y) cash, or (z) a mix of Silver OP Units and cash, in each case, determined pursuant to this Section 8.4, which the Company shall pay to such Exchanging Member(s) in respect of such transfer. Notwithstanding anything herein to the contrary, if and only if the Titanium Family Group and any Family Transferees submit an Exchange Notice for a Total Titanium Exchange, Silver OP shall have the option to modify the Per Unit Consideration Election set forth therein to make the Silver Cash Consideration Percentage equal to 50% and the Silver OP Unit Consideration Percentage equal to 50% (for example, if the Exchanging Members elect, pursuant to such Exchange Notice, to receive cash as consideration for all of such Exchange and Silver OP exercises its option to modify such election as set forth in this sentence, the Exchanging Members shall receive 50% of the consideration for such Exchange in cash and 50% of the consideration for such Exchange in Silver OP Units); provided that the Titanium Family Designee shall only be permitted to elect to receive Silver OP Units, and the Silver Member shall only be permitted to modify the Per Unit Consideration Election, in each case if the Silver OP Units to be received in such Exchange are redeemable or exchangeable for Equity Shares on a one-for-one basis and the Equity Shares are then listed for trading on a national securities exchange.
(ii) Upon the terms and subject to the conditions set forth in this Section 8.4 and the last sentence of Section 8.1(c), by delivering written notice (a “Call Exchange Notice”) (which notice may not be revoked once delivered) to the Titanium Family Designee during (x) the ninety (90) day period immediately following the date on which a Qualified Expert issues a written decision (the “Triggering Decision”) in which the Silver Member is designated by such Qualified Expert as the predominately prevailing party with respect to any Deadlock where the Deadlock Notice was delivered after January 1, 2021 (and provided that a Call Exchange Notice may only be delivered pursuant to this clause (x) if (A) a Qualified Expert has also, within the eighteen (18) month period immediately preceding the date the Deadlock Notice was delivered with respect to the Triggering Decision, issued a written decision (the “Prior Decision”) in which the Silver Member is designated by such Qualified Expert as the predominately prevailing party with respect to a different Deadlock where the Deadlock Notice was delivered after January 1, 2021 and (B) at least one of the Triggering Decision or the Prior Decision was a decision with respect to a Deadlock where the Deadlock Notice was delivered by the Titanium Family Designee) or (y) the period from and after the first date on which the Titanium Family Group and the Family Transferees hold no Common Units, the Silver Member shall have the right (the “Silver Call Right”) to cause the Titanium Family Group, any Family Transferees and all other Members (other than the Silver Member) to transfer to the Company all Common Units owned by them (in which case all such Common Units shall be deemed to be Exchanged Units and the Titanium Family Group, Family Transferees and such other Members shall be deemed to be the Exchanging Members), in exchange for, at the election of the Silver Member, (x) a number of Silver OP Units, (y) cash, or (z) a mix of Silver OP Units and cash, in each case, determined pursuant to this Section 8.4, which the Company shall pay to such Exchanging Member(s) in respect of such transfer; provided, that the Titanium Family Designee shall have the option to modify the Per Unit Consideration Election set forth in the Call Exchange Notice (by delivering written notice of such modification to the Silver Member
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within thirty (30) days of the delivery of the Call Exchange Notice) to make the Silver Cash Consideration Percentage equal to 50% and the Silver OP Unit Consideration Percentage equal to 50% (for example, if the Silver Member elects, pursuant to such Call Exchange Notice, to pay cash as consideration for all of such Exchange and the Titanium Family Designee exercises its option to modify such election as set forth in this sentence, the Exchanging Members shall receive 50% of the consideration for such Exchange in cash and 50% of the consideration for such Exchange in Silver OP Units); provided, further, that the Silver Member shall only be permitted to elect to deliver Silver OP Units, and the Titanium Family Designee shall only be permitted to modify the Per Unit Consideration Election, in each case if the Silver OP Units to be received in such Exchange are redeemable or exchangeable for Equity Shares on a one-for-one basis and the Equity Shares are then listed for trading on a national securities exchange.
(iii) On or prior to each Exchange Date, Silver Parent and Silver OP shall contribute or cause to be contributed to the Company, as a capital contribution, sufficient Silver OP Units or cash to satisfy all of the Company’s obligations set forth in this Section 8.4, and the Company shall provide as consideration for such contribution a number of Common Units equal to the number of Common Units subject to the applicable Exchange in respect of which such contribution was made; provided that, in the case of an election to receive Silver OP Units, Silver OP may, in its discretion, on or before the Exchange Date, by so notifying the Exchanging Member in writing no later than the Exchange Date, elect to purchase the Common Units being Exchanged by such Exchanging Member from the Exchanging Member in exchange for Silver OP Units in the amount of the Per Unit Consideration Election for each Common Unit, and if Silver OP so elects, the Company no longer has any obligations pursuant to this Section 8.4 with respect to such Exchange. The parties hereto acknowledge and agree that any Exchange for Silver OP Units shall be treated as a contribution by the Exchanging Member of Common Units to Silver OP in exchange for Silver OP Units within the meaning of Section 721 of the Code.
(b) Delivery of Exchange Notices. Subject to Section 8.4(c), the Titanium Family Designee may deliver written notice (which notice may be revoked at any time (other than an Exchange Notice with respect to a Total Titanium Exchange, as described in the last sentence of Section 8.4(c))) to the Company (copying Silver Parent and Silver OP) (an “Exchange Notice”): (i) specifying (A) the name of the member(s) of the Titanium Family Group or Family Transferee(s) (if any) participating in the Exchange (each, an “Exchanging Member”), (B) the number of Exchangeable Units to be exchanged by each such Exchanging Member (the “Exchanged Units”) and (C) the Exchanging Members’ selection of the type of Per Unit Consideration Election to be received for each Exchangeable Unit (for the avoidance of doubt, such Per Unit Consideration Election may be in the form of Silver OP Units, cash or a combination thereof and shall be the same for each Exchanged Unit subject to the same Exchange Notice) and (ii) containing representations and warranties by each such Exchanging Member that (A) such Person is the legal owner of the applicable Exchanged Units and that upon the transfer of the applicable Exchanged Units to the Company, all right, title and interest in such Exchanged Units will vest in the Company, free and clear of all liens, (B) the documentation related to the Exchange is duly authorized, executed and delivered by such Person, (C) all consents and approvals required by such Person’s governing documents, if any, to consummate the transactions contemplated by such Exchange Notice have been obtained or will be obtained prior to the applicable Exchange Date, (D) the documentation related to the Exchange is legal, valid and binding on such Person and is enforceable in accordance with its terms and (E) solely to the extent Silver OP Units are to be provided in such Exchange, other customary representations and warranties reasonably requested by Silver Parent to confirm that an exception from registration for the Silver OP Units being issued is available. For the avoidance of doubt, any portion of the Exchangeable Units whose Exchange is being requested by such Exchange Notice but are not exchanged due to exceeding the limitations set forth in Section 8.4(c), may be submitted on a new Exchange Notice at a subsequent date on which such portion of the Exchangeable Units whose Exchange is being requested no longer exceed such limitations. Notwithstanding anything herein to the contrary, no Exchange Notice shall be valid unless accompanied by the written consent of the Titanium Family Designee that such Exchange Notice may be submitted. The Titanium Family Designee may not deliver an Exchange Notice following its delivery of an Exchange Notice for a Total Titanium Exchange or the delivery by the Silver Member of a Call Exchange Notice.
(c) Limitations on Exchanges. Except as otherwise agreed in writing by Silver Parent and an Exchanging Member and except as provided in the last sentence of this Section 8.4(c) with respect to a Total Titanium Exchange, Exchanging Members shall not be permitted to Exchange a number of Exchangeable Units pursuant to this Agreement in excess of the amount determined as set forth under the heading “Amount” in the table below (which amount is expressed as a percentage of the Common Units owned by the Titanium Family Group as of the
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Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Common Units)). If any Exchange Notice is revoked, then no subsequent Exchange Notice may be submitted until the expiration of a one-year period following the delivery of the Exchange Notice that was revoked.
Period	Amount
At any time following the two (2)-year anniversary of the Effective Date	Up to 20%
At any time following the three (3)-year anniversary of the Effective Date	Up to 40% (inclusive of any prior Exchanges)
At any time following the four (4)-year anniversary of the Effective Date	Up to 60% (inclusive of any prior Exchanges)
At any time following the five (5)-year anniversary of the Effective Date	Up to 80% (inclusive of any prior Exchanges)
At any time following the six (6)-year anniversary of the Effective Date	Up to 100% (inclusive of any prior Exchanges)
Notwithstanding the foregoing but subject to Section 8.4(f)(v), from the two (2)-year anniversary of the Effective Date until the three (3)-year anniversary of the Effective Date (i.e., between 24-36 months after the Effective Date), the Titanium Family Designee may submit an Exchange Notice (which Exchange Notice shall be irrevocable) with respect to 100% of the Common Units owned by the Titanium Family Group and the Family Transferees (such an Exchange, a “Total Titanium Exchange”).
(d) Exchange of Units. On the Exchange Date, the Company (or, if applicable, Silver OP) shall deliver to each Exchanging Member the Per Unit Consideration Election for each Common Unit being Exchanged by such Exchanging Member as provided herein and each Exchanging Member shall deliver to Silver OP (or its designee) all of its Common Units being Exchanged, free and clear of all liens.
(e) Determination of Total Equity Value. For purposes of calculating the Exchange Price, the “Total Equity Value” shall be determined, as of any Exchange Notice Date, in accordance with the provisions of Exhibit L.
(f) Closing Procedures; Other Provisions.
(i) Exchange Date. Subject to Section 8.4(g) and Section 8.4(f)(v), the closing of any Exchange shall occur, and the Exchanging Members, the Company, Silver Parent and Silver OP shall cause the closing of any Exchange to occur, as soon as reasonably practicable after the relevant Exchange Notice Date (but not to be fewer than ten (10) Days or to exceed thirty (30) Days following the Exchange Notice Date) (the date on which the closing of any such Exchange occurs, the “Exchange Date”); provided that, in the event that either the FFO Valuation or the Fair Market Value has not been finally determined by such date, then the closing of the Exchange (and the Exchange Date) shall occur within five (5) Business Days following the final determination of both the FFO Valuation and the Fair Market Value. Notwithstanding the foregoing or anything else herein to the contrary, but subject to the other provisions of this Section 8.4 regarding the rescission of Exchange Notices, an Exchanging Member shall have the right, in its sole discretion, to rescind any Exchange Notice (other than an Exchange Notice with respect to a Total Titanium Exchange, as described in the last sentence of Section 8.4(c), which may not be rescinded) prior to the closing of the applicable Exchange and not consummate the closing of such Exchange, even after any Total Equity Value has been finally determined.
(ii) Location. On the Exchange Date, the Exchanging Member(s), the Company, Silver Parent and Silver OP shall effect the closing (an “Exchange Closing”) of the transactions contemplated by this Section 8.4 at the offices of the Company in the manner set forth in this Section 8.4(f) or at such other time, at such other place and in such other manner as the Titanium Family Designee, Silver Parent and Silver OP, shall mutually agree in writing.
(iii) Closing Deliveries. At the Exchange Closing, payment of the Per Unit Consideration Election shall be accompanied by customary instruments of transfer and assignment with respect to each Common Unit being Exchanged (which shall include, with respect to any Exchange pursuant to a Call Exchange Notice, representations and warranties by each such Exchanging Member that (A) such Person is the legal owner of the applicable Exchanged Units and that upon the transfer of the applicable Exchanged Units to the Company, all right, title and interest in such Exchanged Units will vest in the Company, free and clear of all liens, (B) the
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documentation related to the Exchange is duly authorized, executed and delivered by such Person, (C) all consents and approvals required by such Person’s governing documents, if any, to consummate the transactions contemplated by such Exchange Notice have been obtained or will be obtained prior to the applicable Exchange Date, (D) the documentation related to the Exchange is legal, valid and binding on such Person and is enforceable in accordance with its terms and (E) solely to the extent Silver OP Units are to be provided in such Exchange, other customary representations and warranties reasonably requested by Silver Parent to confirm that an exception from registration for the Silver OP Units being issued is available) and any applicable Silver OP Units and, if applicable, to the extent that such Common Units or Silver OP Units are certificated, a certificate or certificates evidencing such Common Units or Silver OP Units registered in the name of the Exchanging Member(s); provided that if Silver OP Units constitute a portion of the Per Unit Consideration Election, each Exchanging Member shall deliver an executed copy of (x) a joinder to the Silver OP Partnership Agreement to Silver OP, which joinder shall follow Silver OP’s customary form and (y) a voting agreement in the form attached hereto as Exhibit M.
(iv) Term of Exchange Rights. The rights of the parties with respect to Exchanges pursuant to this Section 8.4 (the “Exchange Rights”) shall remain in effect, subject to the terms of this Agreement, throughout the existence of the Company, subject to the last sentence of Section 8.1(c). Notwithstanding anything in this Agreement to the contrary, none of the provisions of Section 8.2(b) shall restrict or apply to any Exchange.
(v) Total Titanium Exchange. Notwithstanding anything in this Agreement to the contrary, in the case of a Total Titanium Exchange, the Silver Member may elect to modify the timing, and only the timing, of such Total Titanium Exchange so that only fifty percent (50%) of the Common Units subject to such Total Titanium Exchange will be Exchanged at the Exchange Closing (the “Initial Total Titanium Exchange Closing”) and the remaining fifty percent (50%) of such Common Units will be Exchanged one Day prior to the one-year anniversary of the Initial Total Titanium Exchange Closing (or earlier, at the Silver Member’s election, on ten (10) Days’ prior written notice to the Titanium Family Designee) (the “Second Total Titanium Exchange Closing”), with the provisions of Section 8.4(a)(iii), Section 8.4(d), Section 8.4(g) and this Section 8.4(f) (other than Section 8.4(f)(i)) applying to the Second Total Titanium Exchange Closing mutatis mutandis. The Common Units Exchanged at the Second Total Titanium Exchange Closing will be entitled to the same Per Unit Consideration Election as the Common Units Exchanged at the Initial Total Titanium Exchange Closing. By way of example and for the avoidance of doubt, if the Per Unit Consideration Election paid at the Initial Total Titanium Exchange Closing is $10 in cash and 2 Silver OP Units, the Per Unit Consideration Election paid at the Second Total Titanium Exchange Closing will be $10 in cash and 2 Silver OP Units. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, during the period until they are Exchanged at the Second Total Titanium Exchange Closing, the Common Units that have not yet been Exchanged pursuant to this Section 8.4(f)(v) shall continue to be outstanding Common Units for all purposes of this Agreement, including with respect to receiving distributions, which shall be distributed to each Member during such period at the rate contemplated by the Annual Distribution Policy in effect immediately prior to the Initial Total Titanium Exchange Closing, without giving effect to any Distribution Limitation Event.
(g) Cooperation; Consents. Each of the Company, the Exchanging Members, Silver Parent and Silver OP shall cooperate and use its reasonable best efforts to effect and consummate, in accordance with this Agreement, any Exchange, including to obtain any necessary third party consents and regulatory approvals, in connection with or as a result of any Exchange (it being understood and agreed that no such consent shall be a condition to the closing of any Exchange); provided that, notwithstanding anything to the contrary in this Section 8.4, if the Company, any Exchanging Member, Silver Parent or Silver OP is prohibited by law (including by reason of an injunction), the consequence of violation of which would be other than de minimis to Silver Parent, any of its Subsidiaries or any of their respective directors, officers or employees, from consummating any Exchange until approval is obtained, or any applicable waiting period under the HSR Act (as defined in the Merger Agreement) expires, the Company, any Exchanging Member, Silver Parent and Silver OP shall not be required to consummate such Exchange until the date that is five (5) Business Days after such approval is obtained or expiration occurs, as applicable.
Section 8.5 Registration Rights.
(a) For so long as Silver Parent has any equity securities listed for trading on a national securities exchange, Silver Parent agrees that, upon the request of the Titanium Family Designee, made at any time following delivery of an Exchange Notice, Silver Parent shall, solely to the extent permitted by applicable law, if it has not already done so, within ninety (90) Days thereafter file a “shelf” registration statement or a prospectus supplement to an existing
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“automatic shelf” registration statement, on an appropriate form pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC (such registration statement, a “Shelf Registration”) and in compliance with applicable securities laws, with respect to the sale of Registrable Securities (as defined below) by the Shelf Rights Holders, the sale of which is reasonably expected to result in aggregate gross proceeds of not less than ten million Dollars ($10,000,000), in brokerage or dealer transactions or block sales through an underwriter or underwriters or any other transactions that may or may not involve an underwritten public offering. Silver Parent shall have the Shelf Registration declared effective as soon as practicable after such filing and, for so long as Silver Parent has any equity securities listed on a national securities exchange, shall use reasonable best efforts to keep such Shelf Registration continuously effective following the date on which such Shelf Registration is declared effective for so long as any Registrable Securities are outstanding. For so long as Silver Parent has equity securities listed on a national securities exchange, Silver Parent further agrees, if necessary, to supplement (including with any free writing prospectus) or make amendments to the Shelf Registration, if required by the registration form used by Silver Parent for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder. With respect to any Shelf Registration, or any supplement or amendment thereto, Silver Parent shall (i) furnish to the Titanium Family Designee copies of all documents proposed to be filed at least three (3) Business Days prior to it being used or filed with the SEC in accordance with this Section 8.5 and (ii) give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by the Titanium Family Designee and its advisors (including legal counsel), subject to the Titanium Family Group providing customary representations and warranties regarding the accuracy of any information provided by it regarding the Titanium Family Group; provided that Silver Parent shall include in such documents any such comments that are necessary to correct an untrue statement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing regarding a Shelf Rights Holder, its beneficial ownership of equity in Silver Parent, its distribution plans and similar related information. For so long as Silver Parent has equity securities listed for trading on a national securities exchange, Silver Parent also shall use reasonable best efforts to list such Registrable Securities on any exchange on which the Equity Shares are trading at the time of such Shelf Registration (if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange) to the extent required. Notwithstanding the foregoing, if Silver Parent determines in good faith that it would be disadvantageous in any material respect to Silver Parent and its stockholders for any such Shelf Registration to be amended or supplemented, Silver Parent may defer such amending or supplementing of such Shelf Registration for not more than ninety (90) Days (and not more than a total of one hundred and twenty (120) Days in any twelve (12) month period) and in such event the Shelf Rights Holder shall be required to discontinue disposition of any Registrable Securities covered by such Shelf Registration during such period. Silver Parent shall use commercially reasonable efforts to cooperate with a Shelf Rights Holder in respect of any sale of Registrable Securities pursuant to the Shelf Registration, including using commercially reasonable efforts to enter into customary underwriting or other agreements in connection therewith and request its auditors to provide customary comfort letters and legal advisors to provide customary legal opinions in connection therewith.
(b) The securities entitled to the benefits of this Section 8.5 are the Equity Shares that may be issued from time to time upon the exchange or redemption of Silver OP Units that have been received in an Exchange pursuant to Section 8.4 (the “Registrable Securities”) but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security. For the purposes of this Agreement, a security that was at one time a Registrable Security shall cease to be a Registrable Security when (i) such security has been effectively registered under the Securities Act, and either (A) the registration statement with respect thereto has remained continuously effective for one hundred eighty (180) Days or (B) such security has been disposed of pursuant to such registration statement, (ii) such security is or can be immediately sold to the public in reliance on Rule 144 (or any similar provision then in force) under the Securities Act without any restriction or limitation, or (iii) such security has ceased to be outstanding or owned by a Shelf Rights Holder.
(c) Silver Parent shall pay all expenses incident to the Shelf Registration, including (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration, filing and listing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and disbursements of Silver Parent’s independent public accountants and counsel and (v) all fees and expenses of any special experts retained by Silver Parent in connection with the Shelf Registration pursuant to the terms of this Section 8.5, regardless of whether such Shelf Registration becomes effective, unless such Shelf
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Registration fails to become effective as a result of the fault of the Shelf Rights Holders; provided, however, that Silver Parent shall not pay the costs and expenses of any Shelf Rights Holder relating to brokerage or dealer fees, transfer taxes or the fees or expenses of any counsel’s accountants or other representatives retained by the Shelf Rights Holders.
IX.

WITHHOLDING AND DOCUMENTATION.
Section 9.1 Withholding.
If any local, state, federal, or foreign law or regulation requires the Company to withhold tax attributable to allocations of Profits or items of the foregoing or distributions to a Member or Preferred Holder (all such amounts being herein referred to collectively as the “Withholding Tax”), (i) any Withholding Tax shall be withheld from cash otherwise currently distributable to such Member or Preferred Holder pursuant to Section 5.2 or Section 10.5(a) and (ii) to the extent cash is not distributable to such Member or Preferred Holder within the taxable period as to which such withholding is required (i.e., quarterly, semi-annually, or annually), such Member or Preferred Holder shall make a payment to the Company in readily available funds within ten (10) Days after written notice from the Company of such Member’s or Preferred Holder’s Withholding Tax. In the event a Member or Preferred Holder fails to timely remit the Withholding Tax, the Failure to Comply Remedies shall apply.
For the purpose of determining a Member’s or Preferred Holder’s Capital Account, any amount of cash otherwise distributable to a Member or Preferred Holder that is retained by the Company pursuant to this Section 9.1 shall be treated as if such cash had been actually distributed to such Member or Preferred Holder and remitted to the Company. Any amount remitted to the Company for payment of a Tax Loan made by the Company (or its Affiliate) shall be treated as a payment to the Company (or its Affiliate) as a lender and from the Member or Preferred Holder as a borrower. Any amount of cash deemed remitted or actually remitted to the Company by a Member or Preferred Holder pursuant to this Section 9.1 shall not constitute a capital contribution and shall not increase a Member’s or Preferred Holder’s Capital Account.
The provisions of this Section 9.1 shall survive a Member’s membership in the Company, a Preferred Holder’s ownership of Preferred Units and the dissolution, liquidation, winding up, and termination of the Company, and for purposes of this Section 9.1, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against a Member or Preferred Holder under this Section 9.1, including instituting a lawsuit to collect such reimbursement with interest calculated at the Interest Rate. To the extent permitted by applicable law, the provisions of this Section 9.1 shall be binding on the Company’s successors and assigns.
Section 9.2 Documentation.
Each Member and Preferred Holder agrees to furnish the Company with any representations, forms, or information, including an updated Internal Revenue Service Form W-9 or Form W-8BEN or equivalent certificate, as applicable, as shall reasonably be requested by the Company from time to time (i) to assist the Company in determining the extent of, and in fulfilling, its withholding, reporting, or other tax obligations, including any obligations under the Foreign Account Tax Compliance Act or equivalent law of any other jurisdiction, (ii) as will permit distributions or allocations of income made to or by the Company to be made without withholding or at a reduced rate of withholding, (iii) to reduce the amount of tax borne by the Company, or (iv) that is necessary to ensure compliance with any laws or regulations applicable to the Company or its business, including the laws of any foreign jurisdiction affecting the ability of the Company to claim the benefit of an income tax treaty with such jurisdiction. Each Member and Preferred Holder (A) represents and warrants to the Company that such information and forms furnished by such Person are and at all times shall be true, correct, and complete and (B) agrees to promptly update any such information or forms (x) if at any time such Person becomes aware that such previously provided information or forms are no longer true, correct, and complete or (y) if requested to do so by the Company.
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X.

DISSOLUTION OF THE COMPANY,
WINDING UP, AND LIQUIDATION.
Section 10.1 No Dissolution.
The Company shall not be dissolved by the withdrawal of any Member or the admission of additional Members in accordance with the terms of this Agreement.
Section 10.2 Events Causing Dissolution.
(a) The Company shall be dissolved upon and its affairs shall be wound up upon the earliest to occur of the following events:
(i) the unanimous written agreement of all of the Members;
(ii) to the extent permitted by this Agreement, the sale or other disposition of all or substantially all of the assets of the Company, in which case the Company shall dissolve upon the expiration of any possible indemnification obligations resulting from a sale of its assets; or
(iii) dissolution required under the Act.
(b) Except as set forth in Section 10.2(a), dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs and the assets of the Company have been distributed as provided in Section 10.3.
Section 10.3 Bankruptcy of a Member.
The occurrence of any event described in Section 18-304 of the Act shall not in and of itself cause such Member to cease to be a member of the Company.
Section 10.4 Winding Up.
(a) Subject to Section 18-803(a) of the Act, in the event of the dissolution of the Company pursuant to Section 10.2, the Company’s affairs shall be wound up by a liquidating agent of the Company selected by the Board of Directors (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about businesses similar to those of the Company and has substantial experience in the purchase and sale of businesses. The costs of winding up shall be borne by the Company.
(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, exercise reasonable discretion to (unless such discretion is otherwise limited by this Article X) prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell any of the Company’s Subsidiaries, discharge or make reasonable provision for the Company’s liabilities, and distribute, subject to the terms of any Preferred Unit Designation, to the Members in accordance with Section 10.5 and without imposing any liability on the Liquidating Agent, all without affecting the liability of Members and without imposing any liability on the Liquidating Agent.
(c) Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.
(d) A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation; provided, however, that the Liquidating Agent shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. As promptly as possible after dissolution and again after final liquidation, the Liquidating Agent shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware in accordance with clause (e) below.
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(e) Upon the completion of the winding up of the Company, any Director or the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.
Section 10.5 Distribution of Assets.
(a) As soon as practicable upon dissolution of the Company, subject to the terms of any Preferred Unit Designation, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):
(i) first, to creditors of the Company, including Members and Preferred Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions under Article V; and
(ii) second, to the Members and Preferred Holders in accordance with and in proportion to the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, allocations and adjustments for all periods.
(b) It is the intention of the parties that final Capital Account balances of the Members and Preferred Holders in respect of their Membership Interests will permit liquidating distributions to be made (after the satisfaction of the liabilities, debts and obligations of the Company to creditors pursuant to Section 10.5(a)(i)) pro rata in accordance with their respective Percentage Interests and, in the case of Preferred Holders, in accordance with the economic entitlement of the Preferred Units. The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member and Preferred Holder in respect of its Membership Interest immediately prior to the distribution of the Company’s assets pursuant to this Section 10.5(b) (after the satisfaction of the liabilities, debts and obligations of the Company to creditors pursuant to Section 10.5(a)(i)) being equal to the amount that would be distributable to such Member in accordance with its Percentage Interest and, in the case of Preferred Holders, in accordance with the economic entitlement of the Preferred Units. The Company is authorized, to the extent possible, to make appropriate adjustments to the allocation of items of income, gain, loss and deduction as necessary to cause the amount of each Member’s and Preferred Holder’s Capital Account in respect of its Membership Interest immediately prior to the distribution of the Company’s assets pursuant to this Section 10.5 (after the satisfaction of the obligations of the Company to creditors pursuant to Section 10.5(a)(i)) to equal the amount that would be distributable to such Member in respect of its Membership Interest in accordance with its Percentage Interest and, in the case of Preferred Holders, in accordance with the economic entitlement of their Preferred Units.
(c) Notwithstanding anything to the contrary contained in this Agreement, if any Member which, by written notice to the Company, in its sole discretion, elects to be bound by this Section 10.5(c) shall have a negative balance in its Capital Account upon liquidation of the Company or upon liquidation of its Membership Interest, after giving effect to the allocation of all Profits, Losses, gain or loss and items of the foregoing under Section 5.1 and all distributions to the Members pursuant to Section 5.2 in each case for all Company Fiscal Years through and including the Company Fiscal Year of such liquidation, such Member shall be obligated to make an additional capital contribution to the Company by the end of the Company Fiscal Year of liquidation (or, if later, within ninety (90) Days after the date of such liquidation), in an amount sufficient to eliminate the negative balance in its Capital Account. For purposes of this Section 10.5(c), “liquidation” shall be as defined in Regulations Section 1.704-1(b)(2)(ii)(g).
(d) In connection with a liquidation of a Member’s or Preferred Holder’s interest in the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) that is not in connection with a liquidation of the Company, distributions to such Member or Preferred Holder shall be made in accordance with the requirements of Regulations Section 1.704-1(b)(2)(ii)(b)(2).
Section 10.6 Cancellation of Certificates.
All documents and records of the Company, including all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Silver Member upon dissolution of the Company. The Silver Member shall retain such documents and records for a period of not less than seven (7) years and shall afford access to such documents and records to each Member (or former Member), except and to the extent that the Silver Member believes, in its reasonable good faith judgment, that doing so would (i) result in the loss of attorney-client, work product or other
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privilege, (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of the Silver Member or its Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such contract to which the Silver Member or any of its Subsidiaries is a party or (iii) breach, contravene or violate any applicable law; provided, further, that the Silver Member shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing.
Section 10.7 Disposition of Documents and Records.
After the affairs of the Company have been wound up, the property and assets of the Company have been liquidated, and the proceeds thereof have been applied and distributed as provided in Section 10.4(a) and the Company has been terminated, appropriate Persons shall, if required by law, execute and file an assumed or fictitious name certificate (or a similar writing) to effect the cancellation, of record, of the certificate(s) of Members or Preferred Holders of the Company (or similar writing), and the Membership Interest Certificates.
XI.

MISCELLANEOUS.
Section 11.1 Notices.
(a) Any and all notices, approvals, directions, consents, offers, demands, waivers, claims, elections, and other communications (herein sometimes referred to collectively as the “Communications” and individually as a “Communication”) required or permitted under this Agreement shall be deemed adequately given only if in writing and in compliance with Sections 11.1(b) and (c), below.
(b) All Communications to be sent hereunder shall be deemed to have been given: (a) if delivered by hand (with delivery receipt required), (b) if sent by email transmission (confirmation of receipt requested), (c) if mailed by certified mail, return receipt requested, postage prepaid or (d) if sent by Federal Express or similar nationally recognized expedited overnight commercial carrier or courier. Such Communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):
If to the Company:	[COMPANY ADDRESS]
Email: [EMAIL ADDRESS]
Attention: [TITLE OF OFFICER TO RECEIVE NOTICES]

with a copy to:	[COMPANY LAW FIRM AND ADDRESS]
Email: [EMAIL ADDRESS]
Attention: [ATTORNEY NAME]

and

each of the Silver Member and the Titanium Family Designee, at its respective mailing address or email address, as set forth on Schedule I.

If to a Member:	To such Member's respective mailing address or email address, as set forth on Schedule I.
(c) All Communications shall be deemed to have been properly given or served: (i) if delivered by hand or mailed, on the date of receipt or date of refusal to accept shown on the delivery receipt or return receipt, (ii) if delivered by Federal Express or similar nationally recognized expedited overnight commercial carrier or courier, on the date that is one (1) Business Day after the date upon which the same shall have been delivered to Federal Express or similar nationally recognized expedited overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid; provided that the same is actually received (or refused) by the recipient in the ordinary course and (iii) if sent by email, on the date such email is sent; provided that either (x) receipt is confirmed or (y) notice is given
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by alternative means in accordance with this Section 11.1 on the next Business Day. The time to respond to any Communication given pursuant to this Agreement shall run from the date of receipt or confirmed delivery, as applicable.
(d) By giving to the Board of Directors written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change the Person to receive Communications and their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.
Section 11.2 Applicable Law.
This Agreement shall be governed by and construed in accordance with, the laws (other than the law governing choice of law) of the State of Delaware. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence. Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware) any and all claims, demands, Actions arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such claim, demand, action, suit or proceeding may be heard and determined in such court. Each party hereto hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.1.
Section 11.3 WAIVER OF JURY TRIAL.
EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).
Section 11.4 Entire Agreement.
This Agreement (including the Exhibits and Schedules hereto) and that certain letter agreement regarding operating and capex budgets, dated as of February 9, 2020, by and among the Company, Silver and RST, contain the entire agreement among the parties hereto relative to the Company. In the event of a conflict between this Agreement and a Preferred Unit Designation, the Preferred Unit Designation shall control.
Section 11.5 Word Meanings; Gender.
The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and words of similar import refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any agreement, instrument or applicable law defined or referred to herein means such agreement, instrument or applicable law as from time to time amended, modified or supplemented, in each case, in accordance with its terms and this Agreement and unless otherwise specifically indicated. Any references herein to Sections 856 through 860 or Section 4981 of the Code shall, in each case, mean such provisions as may be amended from time to time, or corresponding provisions of succeeding law.
Section 11.6 Section Titles.
Section titles and other headings, the table of contents and index of defined terms, are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.
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Section 11.7 Waiver.
No consent or waiver, express or implied, by a party hereto to or of any breach or default by any other party hereto in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of a party to object to any act or failure to act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.
Section 11.8 Separability of Provisions.
Every provision of this Agreement is intended to be severable to the extent that its absence does not materially alter the rights, duties and obligations of the parties or materially affect related provisions of this Agreement. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity in a manner that most closely approximates the original intent of the parties hereto. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties hereto.
Section 11.9 Binding Agreement.
Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective heirs, executors, personal representatives, successors, and assigns; provided that the rights granted hereunder may only be transferred in accordance with Article VIII.
Section 11.10 Equitable Remedies.
Except as otherwise provided in this Agreement, the rights and remedies of the parties hereto hereunder shall not be mutually exclusive, i.e., the exercise of a right or remedy under any given provision hereof shall not preclude or impair exercise of any other right or remedy hereunder. Each of the parties hereto confirms that damages at law may not always be an adequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.
Section 11.11 Partition.
No Member or Preferred Holder nor any successor-in-interest to a Member or Preferred Holder shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member and each Preferred Holder, on behalf of itself and its successors and assigns, hereby waives any such right. It is the intention of the Members and Preferred Holder that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members, the Preferred Holders and their successors-in-interest to Transfer any interest in the Company shall be subject to the limitations and restrictions set forth in this Agreement.
Section 11.12 Amendment.
(a) This Agreement and the Certificate of Formation may not be amended or modified at any time (whether by merger, consolidation or otherwise), other than, subject to Section 6.19, Section 6.20 and Section 11.12(b), by an instrument unanimously approved by the Board of Directors and signed by each Director.
(b) Notwithstanding Section 11.12(a), (i) the prior written consent of a Member shall be required for an amendment of this Agreement if such amendment would adversely and materially affect the rights or obligations of such Member and (ii) the prior written consent of RST and WST shall be required for any amendment of (A) this Agreement if such amendment adversely affects the rights or obligations of such Person or (B) Section 6.30.
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(c) For the avoidance of doubt, Preferred Holders shall have no voting, approval or consent rights under this Section 11.12, except as may be expressly specified in the Preferred Unit Designation related to such class or series of Preferred Units.
Section 11.13 No Third-Party Rights Created Hereby.
The provisions of this Agreement are solely for the purpose of defining the rights and obligations of the Members, Preferred Holders, Silver Parent and Silver OP, and the interests of the Members and Preferred Holders, inter se; and no other person, firm, or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise in and to the rights, powers, titles, and provisions of this Agreement; provided, that (i) the Preferred Holders shall be intended third party beneficiaries of Section 5.2(e), (ii) the Indemnified Persons shall be intended third party beneficiaries of Section 6.25, (iii) any Affiliate of the Company that is a Lender shall be intended third party beneficiaries of Section 6.27 and (iv) the Alternative Indemnitors shall be intended third party beneficiaries of Section 6.25(m), in each case of clauses (i) through (iv), with full rights of enforcement (including pursuant to Section 11.10).
Section 11.14 Agreement in Counterparts.
This Agreement may be executed in two (2) or more counterparts, all of which as so executed shall constitute one (1) Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart; provided, however, that no provision of this Agreement shall become effective and binding, unless and until all parties hereto have duly executed this Agreement, at which time this Agreement shall then become effective and binding as of the date first above written.
Section 11.15 Attorneys-In-Fact.
Any Member or Preferred Holder may execute a document or instrument or take any action required or permitted to be executed or taken under the terms of this Agreement by and through an attorney-in-fact duly appointed for such purpose (or for purposes including such purpose) under the terms of a written power of attorney (including any power of attorney granted herein).
Section 11.16 Execution by Trustee.
Any trustee executing this Agreement in such capacity shall be considered as executing this Agreement solely in his capacity as a trustee of the trust of which he is a trustee, and such trustee shall have no personal liability hereunder except to the extent such trustee is otherwise party to this Agreement.
Section 11.17 Lost Membership Interest Certificates.
In the event that any Membership Interest Certificate shall be lost, stolen, or destroyed, the Chief Executive Officer or the Board of Directors may authorize the issuance of a substitute Membership Interest Certificate in place of the Membership Interest Certificate so lost, stolen, or destroyed. In each such case, the applicant for a substitute Membership Interest Certificate shall furnish to the Chief Executive Officer or the Board of Directors evidence to its satisfaction of the loss, theft, or destruction of such Membership Interest Certificate and of the ownership thereof, and also such security or indemnity as the Chief Executive Officer or the Board of Directors may reasonably require.
Section 11.18 Actions by Titanium Family Group.
Subject to the express terms of this Agreement, the Titanium Family Group shall appoint, one (1) individual (the “Titanium Family Designee”) to perform all actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by or to or with respect to the Titanium Family Group and any of its Permitted Transferees (including to receive any notices contemplated by this Agreement), and all such actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, deliveries, selections, and the like shall be controlling and binding upon each member of the Titanium Family Group and each of their respective Permitted Transferees. The approval or removal of the Titanium Family Designee shall require approval or consent in a writing that is executed by members of the Titanium Family Group that own in excess of fifty percent (50%) of the Membership Interests that
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are then owned by the Titanium Family Group. Silver Parent, Silver OP and the Silver Member (and any of their respective Affiliates) shall be entitled to rely on any action or decision of the Titanium Family Designee. Written notice shall be provided to the Silver Member in advance of any appointment or removal of a Titanium Family Designee.
Section 11.19 Release.
Effective as of the date hereof, each member of the Titanium Family Group and RST and WST, in each case, for themselves and their respective Affiliates (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Releasors has, might have or might assert now or in the future (but only to the extent arising out of acts or omissions occurring on or prior to the date hereof), against Titanium, the Company or the Company Subsidiaries or any of their respective Subsidiaries, successors, assigns, officers, directors, managers, partners and employees (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken on or prior to the date hereof; provided, however, that nothing contained in this Section 11.19 shall release, waive, discharge, relinquish or otherwise affect (a) any obligations, rights or claims under any agreements entered into after the date of the Merger Agreement not in violation of the Merger Agreement or this Agreement, (b) the rights, claims, liabilities or obligations of any party to the extent arising out of, based upon or resulting from this Agreement, the Merger Agreement or any other agreement entered into by a Releasee in connection with the transactions contemplated by the Merger Agreement or this Agreement, (c) any rights, claims, liabilities or obligations to the extent arising out of, based upon or resulting from a Releasor’s employment with a Releasee with respect to any compensation (including the Option Deferral Agreement, as modified by the Merger Agreement and this Agreement), employee welfare, employee retirement, benefits (including 401k plans), perquisite arrangements or other similar entitlements, (d) any indemnification, advancement or reimbursement obligations of a Releasee to a Releasor under any agreements, bylaws, certificates of incorporation, operating agreements, limited partnership agreements, limited liability company agreements or any other organizational documents of such entities or federal, state or local law (in the case of such advance or reimbursement obligations, subject to receipt of an undertaking to repay the applicable expenses if it shall ultimately be determined that indemnification was not available) relating to (I) any circumstances, as to which a Releasor has not received notice of or has not been made aware of, or as to which Releasor does not know or should not reasonably have known could give rise to such indemnification, advancement or reimbursement obligations, in each case as of the date of the Merger Agreement, or which were disclosed pursuant to the Merger Agreement, or (II) the Merger Agreement or the transactions contemplated thereby or hereby, (e) any rights a Releasor may have as an insured under any director’s and officer’s liability insurance policy now or previously in force, (f) any contractual rights, claims, liabilities or obligations of any party under any of the agreements listed on Exhibit G or Schedule III, excluding indemnification and similar matters as to circumstances known or which should reasonably have been known by a Releasor as of the date of the Merger Agreement, and excluding those arising out of, based upon or resulting from a breach or other failure to comply with any such agreement or (g) any ordinary course contractual rights, claims, liabilities or obligations to the extent arising out of, based upon or resulting from ordinary course commercial transactions or arrangements in effect as of immediately following the Closing and disclosed publicly and filed with the SEC prior to the date of the Merger Agreement or disclosed pursuant to the Merger Agreement, other than those arising out of, based upon or resulting from a breach or other failure to comply with any such agreement.
Each Releasor shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Releasee based upon any matter released pursuant to this Section 11.19. The foregoing release extends to any and all claims released pursuant to this Section 11.19 of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or Liabilities whatsoever, in law or equity, in each case to the extent released pursuant to this Section 11.19. The Releasors (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code (as now amended and as hereafter amended) which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME
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OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Releasors (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Releasors (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.
[Signature Pages Follow]
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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Members and other parties named below effective as of the date first written above.
MEMBERS:

SILVER MERGER SUB 1, LLC, a Delaware limited liability company

By:
Name:
Title:

[TITANIUM FAMILY GROUP MEMBERS], a [[•]]

By:
Name:
Title:

OTHER PARTIES:

SIMON PROPERTY GROUP, INC., a Delaware corporation

By:
Name:
Title:

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By:
Name:
Title:

TAUBMAN VENTURES GROUP, LLC, SOLELY IN
ITS CAPACITY AS PARTNERSHIP
REPRESENTATIVE

By:
Name:
Title:
[Signature page to TRG Joint Venture Operating Agreement]
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SOLELY WITH RESPECT TO HIS OBLIGATIONS UNDER SECTION 7.3 AND, TO THE EXTENT HE IS SERVING AS CHIEF EXECUTIVE OFFICER, HIS CEO OBLIGATIONS:

ROBERT S. TAUBMAN

SOLELY WITH RESPECT TO HIS OBLIGATIONS UNDER SECTION 7.3 AND, TO THE EXTENT HE IS SERVING AS CHIEF EXECUTIVE OFFICER, HIS CEO OBLIGATIONS:

WILLIAM S. TAUBMAN
[Signature page to TRG Joint Venture Operating Agreement]
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Annex B
Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, NY 10112
February 9, 2020
Special Committee of the Board of Directors
Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304-2324
Dear Members of the Special Committee of the Board of Directors:
We understand that Taubman Centers, Inc., a Michigan corporation (“Company”), Simon Property Group, Inc, a Delaware corporation (“Buyer”), Simon Property Group, L.P., a Delaware limited partnership (“Simon OP”), Simon Merger Sub 1, a Delaware corporation and a direct wholly owned subsidiary of Simon OP (“Simon Merger Sub 1”), Simon Merger Sub 2, a Delaware corporation and a direct wholly owned subsidiary of Simon Merger Sub 1 (“Simon Merger Sub 2”), and The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“Taubman OP”), propose to enter into an Agreement and Plan of Merger, dated as of February 9, 2020 (the “Agreement”). Pursuant to the Agreement, Company will be merged with and into Simon Merger Sub 1 (the “Transaction”) and (i) each outstanding share of the common stock, par value $0.01 per share, of Company (“Common Stock”), other than shares of Common Stock held by Company as treasury stock, by any direct or indirect wholly owned subsidiary of Company or by any of Buyer, Simon OP, Simon Merger Sub 1 and Simon Merger Sub 2 or by any direct or indirect wholly owned subsidiary of any of the foregoing, in each case, immediately prior to the Effective Time (such holders, together with the members of the Taubman Family collectively, “Excluded Holders”), will be converted into the right to receive $52.50 in cash (the “Consideration”) and (ii) each outstanding share of the series B preferred stock, par value $0.001 per share, of Company will be converted into the right to receive an amount of cash equal to the Consideration divided by 14,000 (the “Preferred Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Company;
(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;
(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

The Special Committee of the Board of Directors
Taubman Centers, Inc.
February 9, 2020

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vii)	Reviewed historical stock prices and trading volumes of Common Stock; and
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Common Stock may trade at any time subsequent to the announcement of the Transaction. While Lazard notes that the Agreement contains a go-shop provision pursuant to which potential third parties will be contacted following the announcement of the Transaction, we were not in connection with this engagement directed to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction; the Preferred Consideration; the voting agreement to be entered into by certain holders of Common Stock, Preferred Stock and units in Taubman OP; the merger of Simon Merger Sub 2 and Taubman OP (including the option of holders of units of Taubman OP to elect to receive the Consideration or units of Silver OP); the conversion of the surviving entity of the Simon Merger Sub 2 and

The Special Committee of the Board of Directors
Taubman Centers, Inc.
February 9, 2020

Taubman OP merger, or any other agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee of the Board of Directors of Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Buyer and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
The opinion expressed herein is for the benefit of the Special Committee of the Board of Directors of Company (in its capacity as such) and Company's other independent directors (in their capacities as such) in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.
Very truly yours,
LAZARD FRERES & CO. LLC

By:	/s/ Matthew J. Lustig
Matthew J. Lustig Managing Director

Annex C
EXECUTION VERSION
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of February 9, 2020, is made by and among Simon Property Group, Inc., a Delaware corporation (the “Parent”), and each of the Persons listed on Exhibit A hereto (each, a “Holder” and, collectively, the “Holders”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Silver Merger Sub 1, LLC, a Delaware limited liability company (“Silver Merger Sub 1”), Silver Merger Sub 2, LLC, a Delaware limited liability company (“Silver Merger Sub 2”), Simon Property Group, L.P., a Delaware limited partnership (“Silver OP”), Taubman Centers, Inc., a Michigan corporation (“Titanium”), and The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“Titanium OP”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides for the merger of Silver Merger Sub 2 with and into Titanium OP, with Titanium OP continuing as the surviving entity (the “Partnership Merger”), as well as for the merger of Titanium with and into Silver Merger Sub 1, with Silver Merger Sub 1 continuing as the surviving entity (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as of the date hereof, each Holder is the beneficial owner and/or record holder of the shares of Titanium Common Stock and/or Titanium Series B Preferred Stock set forth opposite such Holder’s name on Exhibit A hereto (together with any additional shares of Titanium Common Stock or Titanium Series B Preferred Stock owned (record or beneficial) or acquired after the date hereof by any Holder, the “Subject Shares”);
WHEREAS, as of the date hereof, each Holder is the beneficial owner and/or record holder of the Titanium OP Units set forth opposite such Holder’s name on Exhibit A hereto (together with any additional Titanium OP Units owned (record or beneficial) or acquired by any Holder after the date hereof, the “Subject OP Units” and, together with the Subject Shares, the “Subject Interests”); and
WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, and in consideration for Parent, Silver Merger Sub 1 and Silver Merger Sub 2 to enter into the Merger Agreement, Parent has required that the Holders agree, and the Holders have agreed, to enter into this Agreement, regarding their respective Subject Interests.
NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
SECTION 1.Voting Agreement.
1.1 Titanium Shareholders Meeting. Each Holder hereby irrevocably and unconditionally agrees that, from the date of this Agreement until the earlier of (i) the Closing and (ii) the date of the termination of this Agreement in accordance with Section 10 (the “Voting Period”) at any meeting of the Titanium Shareholders (“Titanium Shareholders Meeting”), however called, and at every adjournment or postponement thereof, or in any action by written consent of the shareholders of Titanium, each Holder shall, or shall cause the holder of record of such Holder’s Subject Interests on any applicable record date to, in each case to the fullest extent that the Subject Interests are entitled to vote thereon or consent thereto, appear (in person or by proxy) at such Titanium Shareholders Meeting (or any adjournment or postponement thereof), and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) all the Subject Shares:
(a) in favor of or, if any action is to be taken by written consent in lieu of a Titanium Shareholders Meeting, deliver to Titanium a duly executed affirmative written consent in favor of (to the extent applicable), (i) the approval and adoption of the Merger Agreement and the Transactions (including the Merger), and (ii) any other proposal in respect of which the vote or written consent of Titanium’s stockholders is requested that could reasonably be expected to facilitate the Transactions (including the Merger) (including any proposal to adjourn, recess or postpone the Titanium Shareholders Meeting to solicit additional proxies in favor of the approval and adoption of the Merger Agreement and the Transactions if there are not sufficient votes to approve and adopt the Merger Agreement and the Transactions on the date on which such Titanium Shareholders Meeting is held); and
(b) against, and not provide any written consent for, (i) the adoption or approval of any Acquisition Proposal and (ii) any other proposal in respect of which the vote or written consent or other approval of Titanium Shareholders is requested that could reasonably be expected to impede, materially interfere with, materially delay or prevent the consummation of the Transactions (including the Merger).
1.2 Consent of Partners of Titanium OP. Each Holder hereby irrevocably and unconditionally agrees that, during the Voting Period, at any meeting of the partners of Titanium OP, however called, and at every adjournment or postponement thereof, or in any action by written consent of the partners of Titanium OP, each Holder shall vote (or cause to be voted) all the Subject OP Units:
(a) in favor of (i) the approval and adoption of the Merger Agreement and the Transactions (including the Partnership Merger, the LLC Conversion and the appointment of Surviving Titanium as Managing General Partner of Surviving Titanium following the Merger and any amendments to the Titanium OP Agreement that may be necessary to permit the consummation of the Merger or the LLC Conversion in accordance with the Merger Agreement (such actions, the “OP Modifications”)) and (ii) any other proposal or action in respect of which the vote or written consent of holders of Titanium OP’s Units (or any subset thereof) is requested that could reasonably be expected to facilitate the consummation of the Transactions (including the Partnership Merger, the LLC Conversion and the OP Modifications); and
(b) against (i) any Acquisition Proposal and (ii) any other proposal or action in respect of which the vote, consent or other approval of the partners of Titanium OP is requested that could reasonably be expected to impede, materially interfere with, materially delay or prevent the consummation of the Transactions (including the Partnership Merger, the LLC Conversion and the OP Modifications).
1.3 Other Voting. Each Holder shall vote in its sole discretion on all issues other than those specified in Section 1.1 and Section 1.2.
1.4 No Limitations on Actions. Notwithstanding anything to the contrary herein, Parent expressly acknowledges that each Holder is entering into this Agreement solely in its capacity as the beneficial owner and/or record holder of their respective Subject Interests and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of any Holder, or any affiliate, partner, trustee, beneficiary, settlor, employee or designee of any Holder or any of its affiliates (collectively, the “Holder Affiliates”) in its capacity, if applicable, as a member of the Titanium Board or any committee thereof, and Parent shall not, directly or indirectly, assert any claim that any action taken by any Holder or any of the Holder Affiliates solely in its capacity as a member of the Titanium Board or any committee thereof or as a managing or general partner of Titanium OP violates this Agreement. Each Holder and Parent hereby further acknowledge and agree that this Agreement shall not be deemed to create beneficial ownership (for any purpose, including as defined herein, and including as defined in the Titanium Charter) rights of any Holder over any Subject Interests beneficially owned by any other Holder, and each Holder is entering into this Agreement solely with respect its own Subject Interests.
SECTION 2. Transfer of Interests.
2.1 Transfers. Each Holder covenants and agrees that, until the end of the Voting Period, each Holder will not (a) subject to Section 2.2, directly or indirectly sell, assign, transfer (including by merger or by operation of law), encumber, pledge, grant a participation in, participate in any tender or exchange offer, assign or otherwise dispose of, whether by liquidation, dissolution, dividend, distribution or otherwise (“Transfer”), any Subject Interests or the beneficial ownership thereof, (b) deposit any Subject Interests into a voting trust or enter into a voting agreement or arrangement with respect to any Subject Interests or the beneficial ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Subject Interests or the beneficial ownership thereof, except, in each case under clause (a), clause (b) and clause (c) of this sentence, to a Permitted Transferee; provided, that, notwithstanding the foregoing, in no event shall a Holder permit during the Voting Period any Transfer (as defined in the Titanium Charter) that would result in the conversion of any shares of Titanium Series B Preferred Stock into shares of Titanium Common Stock pursuant to Section 2(c)(ii)(f) of the

Titanium Charter; provided, further, that, and notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict or limit any Holder exercising any rights under the Second Amended and Restated Continuing Offer of Titanium, effective as of May 16, 2000. As used herein, a “Permitted Transferee” shall mean a Person that before such action proposed under Section 2.1(a), Section 2.1(b) or Section 2.1(c), is (i) a Holder, (ii) a member of such Holder’s Immediate Family, (iii) a Family Trust with respect to such Holder, (iv) an entity consisting of or owned entirely by one or more of the foregoing persons, or (v) otherwise an affiliate of the Holder who, in each case, upon such Transfer, becomes a party to this Agreement (if not already a party to this Agreement) and agrees in writing, in form and substance to the reasonable satisfaction of Parent, to be bound as a Holder under this Agreement. A Permitted Transferee shall also mean a Person (1) to whom Subject Interests are Transferred for estate planning purposes, (2) who is a charitable institution to which Subject Interests are Transferred for philanthropic purposes, (3) to whom Subject Interests are Transferred pursuant to any trust or will of a Holder, or by the laws of intestate succession, (4) to whom Subject Interests are Transferred pursuant to a qualified domestic relations order or as required by a divorce settlement, or (5) to whom Subject Interests are Transferred solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the vesting of any restricted shares or other equity awards or the conversion of any convertible securities, in each case of Titanium or Titanium OP; provided that, upon such Transfer to a Permitted Transferee under clause (1) and clause (2) of this sentence, such Person shall become a party to this Agreement (if not already a party to this Agreement) and shall agree in writing, in form and substance to the reasonable satisfaction of Parent, to be bound as a Holder under this Agreement.
2.2 Permitted Transactions. Notwithstanding anything in this Agreement to the contrary, each Holder or Permitted Transferee may enter into any contract, option, swap or other agreement or arrangement, grant a participation in, and pledge and encumber the Subject Interests thereunder, in connection with any bona fide lending or hedging transaction or arrangement (a “Permitted Transaction”); provided, that such Holder retains the right to vote or consent to, or cause to be voted or consented to, all Subject Interests as provided in Section 1 during the term of such Permitted Transaction or the Pledgee in such Permitted Transaction assumes all obligations of such Holder or Permitted Transferee hereunder (it being understood and agreed that, notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict any Pledgee from exercising any remedies (including a foreclosure) with respect to such Permitted Transaction, but only for so long as such Pledge assumes all obligations of such Holder or Permitted Transferee hereunder in connection therewith).
SECTION 3. Representations and Warranties of the Holder. Each Holder hereby represents, jointly and severally, as follows:
3.1 Organization. Each Holder is either (a) a natural person or (b) a limited liability company, general or limited partnership or trust, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.
3.2 Subject Interests. Other than the Subject Interests, each Holder does not hold or control any other equity interests possessing voting rights in or with respect to Titanium or Titanium OP. Each Holder has, and will have during the Voting Period, either sole or shared voting power (including the sole right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to the Holder set forth in this Agreement, in each case, over all of the Subject Interests owned by the Holder. Except as otherwise permitted by this Agreement, each Holder holds all of its Subject Interests, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote such Subject Interests, except as may exist by reason of this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law.
3.3 Authority Relative to this Agreement. Each Holder has all requisite power and authority (in the case of each Holder that is not an individual) or capacity (in the case of each Holder that is an individual) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Holder that is not an individual, the execution and delivery of this Agreement by such Holder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action on behalf of such Holder. This Agreement has been duly and validly executed and delivered by each Holder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of each

Holder, enforceable against each Holder in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
3.4 No Conflict. None of the execution, delivery or performance of this Agreement by any Holder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any applicable law or Order applicable to any Holder, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of any Holder to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of the execution, delivery or performance of this Agreement by any Holder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents or instruments of any Holder. None of the execution, delivery or performance of this Agreement by any Holder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or result in the creation of an encumbrance on any of the Subject Interests, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Holder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4. Representations and Warranties of Parent. Parent hereby represents and warrants as follows:
4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.
4.2 Authority Relative to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Holders, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any applicable law or Order, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Silver Charter, the Silver By-laws or the organizational or governing documents of Silver Merger Sub 1, Silver Merger Sub 2 or any Parent Subsidiary. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or result in the creation of an encumbrance on any of the Subject Interests, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 5. Termination and Release of Cash Tender Agreement and Continuing Offer. Each Holder hereby releases Titanium, effective as of the Partnership Effective Time, of all of its obligations under the Continuing Offer and the Cash Tender Agreement, and acknowledges that such Holder and its Affiliates shall, following the Partnership Merger Effective Time, have no further rights thereunder. Further, effective as of the Partnership Merger Effective

Time, each Holder shall, shall cause its Affiliates to, and shall cooperate with Titanium and Titanium OP in order to, cause the Cash Tender Agreement to be terminated without any further obligation of Titanium or Titanium OP or any consideration payable to the Holders or their Affiliates in connection with such termination.
SECTION 6. Sunvalley Management Agreements.
6.1 Subject to the occurrence of and effective as of immediately prior to the Effective Time, each Holder agrees that it shall take all legally permissible actions to cause Taubman Sunvalley Associates Limited Partnership (“TSLAP”) and A.T. Sunvalley Associates Limited Partnership (“ATSALP”), as the Non-Managing Partners of Sunvalley Associates (“SA”), under the Amended and Restated Partnership Agreement of SA, dated as of May 14, 2002, as amended (the “SA JV Agreement”), the sole Member of Sunvalley Shopping Center LLC (“SSC”), to (a) consent to SSC’s execution and delivery of the proposed amendment, attached as Annex V to Schedule 6.14(a) of the Merger Agreement, to that certain Management Agreement by and between SSC and The Taubman Company LLC (“TTC”), dated as of March 8, 1990, as amended, (b) to cause TSLAP and ATSALP to execute and deliver the proposed amendment, attached as Annex IV to Schedule 6.14(a) of the Merger Agreement, to the SA JV Agreement, and (c) to cause TSLAP and ATSALP to execute and deliver the proposed waiver, attached as Annex II to Schedule 6.14(a) of the Merger Agreement, to the SA JV Agreement.
6.2 Subject to the occurrence of and effective as of immediately prior to the Effective Time, each Holder agrees that it shall take all legally permissible actions to cause Taubman-SV LLC (“TSV”), as the Non-Managing Member of Taubman Land Associates LLC (“TLA”), under the Operating Agreement of TLA, dated as of October 20, 2006, as amended (the “TLA JV Agreement”) to (a) consent to TLA’s execution and delivery of the proposed amendment, attached as Annex VI to Schedule 6.14(a) of the Merger Agreement, to that certain Management Agreement by and between TLA and TTC, dated as of October 31, 2006, as amended, (b) to cause TSV to execute and deliver the proposed amendment, attached as Annex III to Schedule 6.14(a) of the Merger Agreement, to the TLA JV Agreement, (c) to cause TSV to execute and deliver the proposed waiver, attached as Annex I to Schedule 6.14(a) of the Merger Agreement, to the TLA JV Agreement.
SECTION 7. Joint Venture Operating Agreement. Each Holder that retains an interest in Titanium OP after giving effect to the Partnership Merger agrees to deliver to Silver in connection with the Closing a valid, executed signature page to the Reorganized Titanium Operating Company Operating Agreement.
SECTION 8. Schedule 13E-3. Each Holder shall furnish all information concerning such Holder and its Affiliates (other than Titanium and its Subsidiaries) to Silver and Titanium, and provide such other assistance, as may be reasonably requested by Silver or Titanium to be included in the transaction statement on Schedule 13E-3 under the Exchange Act relating to the Transactions, if any (“Schedule 13E-3”) and shall otherwise assist and cooperate with Silver and Titanium in the preparation of the Schedule 13E-3 and the resolution of any comments to the Schedule 13E-3 received from the SEC. Each Holder shall promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent such information shall have become false or misleading in any material respect. Titanium or Silver shall notify each Holder promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Schedule 13E-3, to the extent related to such Holder and shall supply such Holder with copies of all written correspondence between Titanium and Silver or any of their Representatives, on the one hand, and the SEC, on the other hand, to the extent related to such Holder, with respect to the Schedule 13E-3. Each Holder shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments to the extent related to such Holder received from the SEC concerning the Schedule 13E-3 and to resolve such comments with the SEC.
SECTION 9. Additional Agreements.
9.1 Additional Interests. In the event of a share dividend or distribution, or any change in the shares of Titanium Common Stock, Titanium Series B Preferred Stock or in the Titanium OP Units by reason of any share and/or unit dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any shares of Titanium Common Stock, Titanium Series B Preferred Stock or in Titanium OP Units, or any other acquisition of (or acquisition of control of) shares of Titanium Common Stock, Titanium Series B Preferred Stock or Titanium OP Units after the date hereof, the term “Subject Interests” shall be deemed to refer to and include such shares and/or units as well as all such share and/or unit dividends and distributions and any securities into which or for which any or all of the Subject Interests may be changed or exchanged or which are received in such transaction.

9.2 Documentation and Information. Each Holder consents to and hereby authorizes Parent and Titanium to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity in connection with the Transactions, and any press release or other disclosure document that Parent or Titanium reasonably determines to be necessary in connection with the Merger and any other Transactions contemplated by the Merger Agreement, each Holder’s identity and ownership of the Subject Interests, the existence of this Agreement and the nature of each Holder’s commitments and obligations under this Agreement, and each Holder acknowledges that Parent and Titanium may file this Agreement or a form hereof with the SEC or with any other Governmental Entity. Each Holder agrees to promptly give Parent and Titanium any information it may reasonably require for the preparation of any such disclosure documents, and each Holder agrees to promptly notify Parent and Titanium of any required corrections with respect to any written information supplied by such Holder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
SECTION 10. Termination. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate, without any notice or other action by any Person, upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) the Titanium Family Representative providing written notice to Parent that it is terminating this Agreement on behalf of the Holders at any time following (i) a Titanium Board Recommendation Change, or (ii) the occurrence of (or the making or granting of) any amendment, waiver, modification or other change to any provision of the Merger Agreement (including any exhibits, annexes or schedules thereto) that (A) decreases the amount or changes the form of the Merger Consideration or (B) is otherwise adverse in any material respect to the Holders or to the Titanium Shareholders; provided that (x) if the Merger is consummated, Section 5 and Section 6 shall survive any termination or expiration of this Agreement and (y) any such termination shall not relieve any party from liability for any willful and material breach of its obligations hereunder prior to such termination.
SECTION 11. Miscellaneous.
11.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.
11.2 Entire Agreement; No Third Party Beneficiaries.
(a) This Agreement, together with the Merger Agreement, and any exhibits, annexes or schedules hereto or thereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that, if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control.
(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except as set forth in the last sentence of Section 11.4(a), nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies, obligations or liabilities under or by reason of this Agreement.
11.3 Assignment. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other party and the Titanium Special Committee, except as provided by Section 2 of this Agreement.
11.4 Amendment; No Waiver.
(a) This Agreement may only be amended with the written consent of (i) Parent and (ii) the Titanium Family Representative (acting on behalf of each of the Holders). Notwithstanding anything to the contrary contained in this Agreement, (I) any amendment or modification of this Agreement, (II) any extension or waiver of any provision of this Agreement by any of the parties and (III) any consent or approval to be given or made by any of the parties under or relating to this Agreement (other than as expressly required or contemplated by this Agreement) shall, in each such case, require the prior written consent of Titanium (following approval by the Titanium Special Committee), and no party shall take any such action without obtaining such written consent of Titanium (following approval by the Titanium Special Committee); provided that this sentence shall not apply to or in any manner restrict any termination of this Agreement in accordance with Section 10. Each of Titanium and the Titanium Special Committee is an express third party beneficiary of Section 11.3, this Section 11.4, Section 11.8 and Section 11.9.

(b) Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (i) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, and (ii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.
11.5 Titanium Family Representative.
(a) Robert S. Taubman is hereby constituted and appointed as representative, agent and attorney-in-fact for and on behalf of each of the Holders and shall be the “Titanium Family Representative” for all purposes under the Merger Agreement, this Agreement and such ancillary or related agreements or undertakings made on behalf of the Titanium Family as the Titanium Family Representative determines are necessary or advisable in connection with the transactions contemplated by the Merger Agreement (the “Ancillary Agreements”). Without limiting the generality of the foregoing, each Holder agrees that the Titanium Family Representative has full power and authority, on behalf of each Holder and his, her or its successors and assigns, to (i) interpret the terms and provisions of the Merger Agreement, this Agreement, the Ancillary Agreements and the documents to be executed and delivered by the Holders in connection herewith and therewith, (ii) execute and deliver and receive deliveries of the Ancillary Agreements and all other agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the Merger Agreement and this Agreement, which Ancillary Agreements and other agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents shall be legally binding on the Holders, as applicable, (iii) terminate this Agreement on behalf of the Holders pursuant to and in accordance with Section 10 of this Agreement, (iv) act as the Titanium Family Representative for the purposes of Section 2.02(d), Section 8.06 or any other section of the Merger Agreement, (v) receive service of process on behalf of the Holders in connection with any claims under the Merger Agreement, the Ancillary Agreements or this Agreement, (vi) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and comply with orders of courts with respect to such claims, and take all actions necessary or appropriate in the judgement of the Titanium Family Representative for the accomplishment of the foregoing, in connection with the Merger Agreement, the Ancillary Agreements and this Agreement and the transactions contemplated thereby and hereby, (vii) give and receive notices and communications, and (viii) take all actions necessary or appropriate in the judgment of the Titanium Family Representative on behalf of the Holders in connection with the Merger Agreement, the Ancillary Agreements or this Agreement and the transactions contemplated thereby and hereby. Notwithstanding the foregoing, in no event shall the Titanium Family Representative be deemed to have, or to have acquired, beneficial ownership (for any purpose, including as defined herein, and including as defined in the Titanium Charter) of any Subject Interests as a result of this Agreement, including this Section 11.5.
(b) All decisions, actions and consents of the Titanium Family Representative will be binding upon each Holder. The Titanium Family Representative will not be liable for any act done or omitted under the Merger Agreement, the Ancillary Agreements or this Agreement as the Titanium Family Representative except in the case of bad faith. Parent agrees that the Titanium Family Representative, acting in such capacity, shall not be personally liable for of any obligations to be performed by the Holders and that neither Silver nor its Affiliates shall have any right or claim against the Titanium Family Representative, personally, or to the assets of the Titanium Family Representative, for any act or omission of the Titanium Family Representative acting in that capacity or as a result of any act or omission by the Holders. In performing any of its duties under the Merger Agreement, the Ancillary Agreements, this Agreement or any agreements or documents executed and delivered in connection herewith or therewith, the Titanium Family Representative will not be liable to the Holders for any losses that any Person may incur as a result of any act, or failure to act, by the Titanium Family Representative under the Merger Agreement, the Ancillary Agreements, this Agreement or any agreements or documents executed and delivered in connection herewith or therewith, and the Titanium Family Representative will be indemnified and held harmless by the Holders for all losses, except to the extent that the actions or omissions of the Titanium Family Representative were taken or omitted in bad faith. The limitation of liability provisions of this Section 11.5(b) will survive the termination of the Merger Agreement, the Ancillary Agreements and of this Agreement.
(c) The Silver Parties shall be entitled to deal solely with the Titanium Family Representative on all matters relating to the Holders with respect to the Merger Agreement, the Ancillary Agreements and this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by the Titanium Family Representative, and on any other action taken or purported to be taken under this Agreement, the Ancillary Agreements or the Merger Agreement on behalf of any Holder by the Titanium Family Representative, as being fully binding upon such Person. Notices or communications given or made under this Agreement, the Ancillary Agreements or the Merger Agreement (except with respect to the Letters of Transmittal, Certificates and any notices or communications required to be given or made to the holders of Subject Interests under Applicable Law) to or from the Titanium Family Representative shall constitute notice to or from each of the Holder. Any decision or action by the Titanium Family Representative hereunder or under the Merger Agreement or the Ancillary Agreements on behalf of the Holders shall constitute a decision or action of all Holders and shall be final, binding and conclusive upon each such Person. No Holder shall have the right to object to, dissent from, protest or otherwise contest the same.
11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 11.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
11.7 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, or, if by e-mail, upon written confirmation of receipt, (b) on the first (1st) Business Day following the date of delivery if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Parent:

Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204
Phone:	317-636-1600
Attn:	Steven E. Fivel
E-mail:	sfivel@simon.com
with copies (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Phone:	312-876-7700
Attn:	Mark D. Gerstein
Julian T. Kleindorfer
E-mail:	mark.gerstein@lw.com
julian.kleindorfer@lw.com

and to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Phone:	212-373-3000
Attn:	Robert B. Schumer
Michael Vogel
E-mail:	rschumer@paulweiss.com
mvogel@paulweiss.com
if to any of the Holders:

c/o Titanium Family Representative
Taubman Ventures Management
200 East Long Lake Road, Suite 180
Bloomfield Hills, MI 48304
Phone:	248-258-7303
Attn:	Robert S. Taubman
E-mail:	rtaubman@taubmgmt.com
with a copy (which shall not constitute notice) to:

Honigman LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, MI 48304
Phone:	248-566-8300
Attn:	Joseph Aviv
Michael S. Ben
E-mail:	javiv@honigman.com
mben@honigman.com
11.8  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the Transactions, or the actions of the parties in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Michigan (without giving effect to choice of law principles thereof).
(b) Each of the parties (i) irrevocably consents to submit itself to the exclusive jurisdiction of the state and federal courts in the State of Michigan (such courts, collectively, the “Michigan Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Michigan Court, and (iii) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the Transactions in any court other than a Michigan Court. Each of the parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR ANY HOLDER UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(c).
11.9  Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
11.10  Interpretation. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or applicable law defined or referred to herein means such agreement, instrument or applicable law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
11.11  Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
11.12  Certain Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 11.12.
(a) “beneficial ownership” means, with respect to any securities, the ownership of such security by any “beneficial owner” as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.
(b) “Immediate Family” means, with respect to a Person, (i) such Person’s spouse (former or then- current), (ii) such Person’s parents and grandparents, and (iii) ascendants and descendants (natural or adoptive, of the whole or half blood) of such Person’s parents or of the parents of such Person’s spouse (former or then-current).
(c) “Family Trust” means, with respect to an individual, a trust for the benefit of such individual or for the benefit of any member or members of such individual’s Immediate Family or for the benefit of such individual and any member or members of such individual’s Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one (1) or more of the beneficiaries (but not the sole beneficiary) of the trust includes a Person or Persons, other than a member of such individual’s Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust, which distribution may be made of something other than Subject Interests and/or includes an organization or organizations exempt from federal income taxes pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code, shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual’s Immediate Family, a responsible financial institution, an attorney that is a member of the Bar of any State in the United States, and/or an individual or individuals approved by the Parent.
(d) “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
(e) “Pledgee” means any lender who has made a loan to a Holder or any Permitted Transferee or any affiliate thereof and to whom either a Holder, any Permitted Transferee or affiliate thereof has pledged their direct or indirect interests in any Subject Interests as security for such loan.
[Rest of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
SIMON PROPERTY GROUP, INC., a Delaware corporation

By:	/s/ David Simon
	Name:	David Simon
	Title:	Chairman of the Board, Chief Executive Officer and President
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
R & W-TRG LLC, a Michigan limited liability company

By:	/s/ Robert S. Taubman
Robert S. Taubman, Manager

/s/ William S. Taubman
William S. Taubman, Manager
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
/s/ Robert S. Taubman
Robert S. Taubman, as Trustee of the Robert S. Taubman Revocable Trust under Agreement dated August 9, 1982, as amended
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
/s/ William S. Taubman
William S. Taubman, as Trustee of the William S. Taubman Revocable Trust under Agreement dated June 10, 1993, as amended
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
/s/ Robert S. Taubman
Robert S. Taubman, as Trustee of the Family Trust created under the Julia Reyes Taubman Trust Agreement dated 10/7/2015
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
TAUBMAN VENTURES GROUP LLC, a Michigan limited liability company

By:	All of the Voting Common Members:

ESTATE OF A. ALFRED TAUBMAN

	By:	/s/ Gayle Taubman Kalisman
Gayle Taubman Kalisman, Personal Representative

/s/ Robert S. Taubman
Robert S. Taubman, Personal Representative

/s/ William S. Taubman
William S. Taubman, Personal Representative

RST SUB-TRAP, LLC, a Delaware limited liability company

	By:	/s/ Robert S. Taubman
Robert S. Taubman, Managing Member

WST SUB-TRAP, LLC, a Delaware limited liability company

	By:	/s/ William S. Taubman
William S. Taubman, Managing Member

GTK SUB-TRAP, LLC, a Delaware limited liability company

	By:	/s/ Gayle Taubman Kalisman
Gayle Taubman Kalisman, Managing Member
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
A. ALFRED TAUBMAN RESTATED REVOCABLE TRUST, AS AMENDED AND RESTATED IN ITS ENTIRETY BY INSTRUMENT DATED DECEMBER 2, 2014

By:	/s/ Gayle Taubman Kalisman
Gayle Taubman Kalisman, Trustee

/s/ Robert S. Taubman
Robert S. Taubman, Trustee

/s/ William S. Taubman
William S. Taubman, Trustee
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
RSTCO, LLC, a Delaware limited liability company

By:	/s/ Robert S. Taubman
Robert S. Taubman, Manager
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
WSTCO, LLC, a Delaware limited liability company

By:	/s/ William S. Taubman
William S. Taubman, Manager
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
/s/ Gayle Taubman Kalisman
Gayle Taubman Kalisman, as Trustee of the Gayle Taubman Kalisman Revocable Trust under Agreement dated March 22, 1981, as amended
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
TG PARTNERS, LLC, a Delaware limited liability company

By:	TG Michigan, Inc., a Michigan corporation

Its:	Manager Member

	By:	/s/ Robert S. Taubman
Robert S. Taubman, President
[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.
TF ASSOCIATES, LLC, a Michigan limited liability company

By Its Members:

/s/ Gayle Taubman Kalisman

Gayle Taubman Kalisman, as Trustee of the GTK 2017 Philip Taubman Kalisman Grantor Retained Annuity Trust under Agreement dated November 6, 2017 and the GTK 2017 Jason Taubman Kalisman Grantor Retained Annuity Trust under Agreement dated November 6, 2017

/s/ Robert S. Taubman

Robert S. Taubman, as Trustee of the RST 2017 Alexander Taubman Grantor Retained Annuity Trust under Agreement dated November 6, 2017, the RST 2017 Ghislaine Taubman Grantor Retained Annuity Trust under Agreement dated November 6, 2017, the RST 2017 Sebastian Taubman Grantor Retained Annuity Trust under Agreement dated November 6, 2017, and the RST 2017 Theodore Taubman Grantor Retained Annuity Trust under Agreement dated November 6, 2017

/s/ William S. Taubman

William S. Taubman, as Trustee of the WST 2017 Oliver Taubman Grantor Retained Annuity Trust under Agreement dated November 6, 2017, and the WST 2017 Abigail Taubman Grantor Retained Annuity Trust under Agreement dated November 6, 2017

[Signature Page to Voting Agreement]

EXHIBIT A
Holder	Number of Subject Shares of Titanium Common Stock Owned (Record or Beneficial)	Number of Subject Shares of Titanium Series B Preferred Stock Owned (Record or Beneficial)	Number of Subject Units of Titanium OP Units Owned (Record or Beneficial)
R & W-TRG LLC	711,504	1,338,496	1,338,496
Robert S. Taubman Revocable Trust under Agreement dated August 9, 1982, as amended	267,395	38,314	38,314
William S. Taubman Revocable Trust under Agreement dated June 10, 1993, as amended	43,032	25,036	25,036
Family Trust created under the Julia Reyes Taubman Trust Agreement dated October 7, 2015	42,880	0	0
Taubman Ventures Group LLC	186,837	22,311,442	22,311,442
A. Alfred Taubman Restated Revocable Trust, as amended and restated in its entirety by Instrument dated December 2, 2014	100	0	0
RSTCO, LLC	265,246	0	0
WSTCO, LLC	203,588	0	0
Gayle Taubman Kalisman Revocable Trust under Agreement dated March 22, 1981, as amended	0	239	239
TG Partners, LLC	0	5,000	5,000
TF ASSOCIATES, LLC	0	472,650	472,650

Taubman

TAUBMAN CENTERS, INC.
200 EAST LONG LAKE RD.
SUITE 300
BLOOMFIELD HILLS, MI 48304-2324

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [ ], 2020 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on [ ], 2020 for registered common and Series B Preferred shareholders. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [ ], 2020 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on [ ], 2020 for registered common and Series B Preferred shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D09527-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TAUBMAN CENTERS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

NOTE: If any other matters are properly presented for consideration at the special meeting or at any adjournment or postponement thereof, the holders of the proxies will have discretion to vote on these matters in accordance with their judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D09528-TBD

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
TAUBMAN CENTERS, INC.
SPECIAL MEETING OF SHAREHOLDERS – [TBD], 2020

The undersigned appoints each of Simon J. Leopold and Chris B. Heaphy, and each or any of them, as proxies, each with full power of substitution, to represent the undersigned at the Special Meeting of Shareholders of Taubman Centers, Inc. on [TBD] and at any adjournment or postponement thereof, and to vote at such meeting the shares of Common Stock and Series B Preferred Stock of Taubman Centers, Inc. that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the special meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.

This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the "401(k) Plan"). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on [TBD], 2020 the 401(k) Plan's Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.

Regardless of whether you plan to attend the special meeting, you can be sure the shares held in your account are represented at the meeting by promptly returning your proxy in the enclosed envelope or by voting via the Internet or telephone as described on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the proxy card is signed and dated, the shares will be voted “FOR’ Proposals 1, 2 and 3 as described in the Proxy Statement. The holders of the proxies are authorized to vote in accordance with their judgment upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side